As filed with the Securities and Exchange Commission on September 3, 2025

Registration No. 333-287271

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

___________________

AMENDMENT NO. 4
TO
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

___________________

TERRA INNOVATUM GLOBAL S.R.L.
(Exact Name of Registrant as Specified in Its Charter)

___________________

Italy	4911	N/A
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

For Co-Registrants, see “Co-Registrants Table” on the following page.

Via Matteo Trenta 117
Lucca, Italy 55100
Telephone: +39 0583 55797
(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

___________________

Copies to:

Steven B. Stokdyk, Esq. Latham & Watkins LLP 10250 Constellation Blvd., Suite 1100 Los Angeles, CA 90067 (424) 653-5500	Michel van Agt Loyens & Loeff N.V. Parnassusweg 300 1081 LC Amsterdam The Netherlands +31 20 578 57 85	Mitchell Nussbaum, Esq. Tahra Wright, Esq. Loeb & Loeb LLP 345 Park Avenue New York, NY 10154 (212) 407-4000

___________________

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement is declared effective and all other conditions to the business combination described in the enclosed proxy statement/prospectus have been satisfied or waived.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company”, and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-l(d) (Cross-Border Third-Party Tender Offer) ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

CO-REGISTRANT TABLE

___________________

Terra Innovatum s.r.l.
(Exact Name of Registrant as Specified in Its Charter)

___________________

Italy	4911	N/A
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Via Matteo Trenta 117
Lucca, Italy 55100
Telephone: +39 0583 55797
(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

CO-REGISTRANT TABLE

___________________

GSR III Acquisition Corp.
(Exact Name of Registrant as Specified in Its Charter)

___________________

Cayman Islands	6770	N/A
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

5900 Balcones Drive, Suite 100
Austin, TX 78731
United States of America
Telephone: (914) 369-4400
(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

PRELIMINARY — SUBJECT TO COMPLETION, DATED SEPTEMBER 3, 2025

PROXY STATEMENT FOR EXTRAORDINARY GENERAL MEETING OF
GSR III ACQUISITION CORP.
(A CAYMAN ISLANDS EXEMPTED COMPANY)

and

PROSPECTUS FOR UP TO 80,241,571 ORDINARY SHARES AND 8,040 PREFERRED SHARES OF
TERRA INNOVATUM GLOBAL S.R.L.

GSR III Acquisition Corp.
5900 Balcones Drive, Suite 100
Austin, TX 78731

Dear GSR III Acquisition Corp. Shareholder:

You are cordially invited to attend an extraordinary general meeting of GSR III Acquisition Corp., a Cayman Islands exempted company (“GSR III”), which will be held on September            , 2025 at            , Eastern Time, at the offices of Latham & Watkins LLP located at 10250 Constellation Blvd., Suite 1100, Los Angeles, CA 90067 and via a virtual meeting, or at such other time, on such other date and at such other place to which the meeting may be adjourned (the “General Meeting”). The accompanying proxy statement/prospectus related to the General Meeting is dated September            , 2025, and is expected to be first mailed or otherwise delivered to GSR III shareholders on or about September            , 2025.

On April 21, 2025, GSR III and Terra Innovatum s.r.l., an Italian limited liability company (Italian Società a responsabilità limitata) (“Terra Innovatum”) entered into a business combination agreement (as it may be amended from time to time, the “Business Combination Agreement”), contemplating several transactions and reorganizations in connection with which GSR III will become a wholly owned subsidiary of, Terra Innovatum Global N.V., a Dutch public limited liability company (naamloze vennootschap) (“PubCo”).

At the General Meeting, GSR III shareholders will be asked to consider and vote upon: (i) a proposal, as an ordinary resolution, to adopt and approve the Business Combination Agreement, a copy of which is attached to the accompanying proxy statement/prospectus as Annex A, and the transactions contemplated thereby (the “Business Combination Proposal” or “Proposal No. 1”), (ii) a proposal, as a special resolution to authorize and approve the Merger and the Plan of Merger (each as defined below) between GSR III and a Cayman Island entity formed as a direct wholly owned subsidiary of PubCo (“Terra MergerCo”) in the form tabled at the General Meeting, which will be in the form attached to the accompanying proxy statement/prospectus as Annex B (the “Plan of Merger”) (the “Merger Proposal” or “Proposal No. 2”), (iii) a proposal to approve the PubCo Equity Incentive Plan, in the form attached to the accompanying proxy statement/prospectus as Annex G (the “Incentive Plan Proposal” or “Proposal No. 3”); and (iv) a proposal to adjourn the General Meeting to a later date or time as may be necessary (the “Adjournment Proposal” or “Proposal No. 4”). The GSR III Board unanimously approved the Business Combination Agreement and determined that the Business Combination and Plan of Merger are advisable, fair to, and in the best interests of, GSR III and its shareholders. There are no arrangements, agreements or understanding between the Sponsor, GSR III or its officers, directors or affiliates with respect to determining whether to proceed with a de-SPAC transaction.

As further described in the accompanying proxy statement/prospectus, subject to the terms and conditions of the Business Combination Agreement, upon consummation of the Business Combination, among other things:

•        Terra Innovatum will cause to be formed an Italian limited liability company (Italian Società a responsabilità limitata) with the same quotaholders in the same ownership percentages as Terra Innovatum (“New TopCo”);

•        Following the formation of New TopCo, Terra Innovatum will effectuate a restructuring whereby the Terra Innovatum Quotaholders will contribute 100% of their respective quotas in the capital of Terra Innovatum to New TopCo;

•        As a result of the Contribution, Terra Innovatum will become a wholly owned subsidiary of New TopCo;

•        Following the Contribution, New TopCo will convert into a Dutch public limited liability company (naamloze vennootschap) (“Conversion”), for the purpose of participating in the Transactions and becoming the holding company for Terra Innovatum and Terra MergerCo (as defined below) (the Contribution and the Conversion collectively, the “Terra Pre-Closing Restructuring,” and such reorganization plan, the “Terra Pre-Closing Restructuring Plan”);

•        New TopCo will establish, Terra MergerCo, a Cayman Island subsidiary as a direct wholly owned subsidiary of New TopCo; and

•        As part of the business combination, Terra MergerCo will merge with and into GSR III (the “Merger”), with GSR III as the surviving company in the merger and, after giving effect to the Merger and the related share exchange, GSR III will become a wholly owned Subsidiary of PubCo and each issued and outstanding GSR III Ordinary Share will be exchanged into one PubCo Ordinary Share.

Additionally, in connection with their entry into the Business Combination Agreement, GSR III and Terra Innovatum entered into a letter agreement with GSR III Sponsor LLC, an Delaware limited liability company (the “Sponsor”) and certain shareholders of GSR III, including the current independent directors of GSR III (together with the Sponsor, the “GSR III Initial Shareholders”) pursuant to which, among other things, each GSR III Initial Shareholder has agreed to (a) vote in favor of all the transaction proposals (including the Merger) to be voted upon at the General Meeting, including the approval of the Business Combination Agreement and the transactions contemplated thereby and (b) waive any adjustment to the conversion ratio set forth in the governing documents of GSR III or any other anti-dilution or similar protections with respect to the Class B Shares, in each case, on the terms and subject to the conditions set forth therein.

In addition to the Business Combination Proposal, GSR III shareholders are being asked to consider and vote on a proposal, as an ordinary resolution, to postpone or adjourn the General Meeting to a later date or dates (A) in order to solicit additional proxies for the purpose of obtaining GSR III shareholder approval of the transaction proposals to be voted upon at the General Meeting, (B) if as of the time for which the General Meeting is scheduled, there are insufficient GSR III Class A Ordinary Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the General Meeting, (C) to allow reasonable time for the filing or mailing of any supplemental or amended disclosures that GSR III has determined, based on the advice of outside legal counsel, is reasonably likely to be required under applicable law and for such supplemental or amended disclosure to be disseminated and reviewed by the GSR III shareholders prior to the General Meeting, (D) if GSR III shareholders redeem an amount of GSR III Class A Ordinary Shares such that the condition to closing that the GSR III Available Cash be equal to or greater than $25,000,000 will not be satisfied, or (E) as otherwise deemed necessary by the chairman of the General Meeting in his sole discretion (the “Adjournment Proposal” or “Proposal No. 4”). Each of these proposals is more fully described in the accompanying proxy statement/prospectus, which each shareholder is urged to read carefully. In connection with its approval of the Business Combination Agreement, the GSR III Board obtained a fairness opinion from EntrepreneurShares LLC. (“ERShares”), dated April 7, 2025, which provides that, as of that date and based on and subject to the assumptions, qualifications and other matters set forth therein, the consideration to be paid to the shareholders of GSR III in the Merger is fair, from a financial point of view, to GSR III and the holders of GSR III Class A Ordinary Shares.

The GSR III Class A Ordinary Shares, GSR III Public Units and GSR III Rights (each term as defined in the accompanying proxy statement/prospectus) are currently listed on the Nasdaq stock market (“Nasdaq”) under the symbols “GSRT,” “GSRTU” and “GSRTR,” respectively. Upon the Closing, the GSR III securities will be delisted from Nasdaq. PubCo intends to apply to list the PubCo Ordinary Shares (as defined in the accompanying proxy statement/prospectus) on Nasdaq under the symbols “NKLR,” upon the Closing. We cannot assure you that the PubCo Ordinary Shares will be approved for listing on Nasdaq.

Investing in PubCo’s securities involves a high degree of risk. See “Risk Factors” beginning on page 23 of the accompanying proxy statement/prospectus for a discussion of information that should be considered in connection with an investment in PubCo’s securities.

With respect to GSR III and the holders of the GSR III Class A Ordinary Shares, the accompanying proxy statement/prospectus serves as a:

•        proxy statement for the General Meeting, at which GSR III shareholders will vote on, among other things, a proposal to adopt the Business Combination Agreement and approve the Business Combination, the Merger and the Plan of Merger; and

•        prospectus for the PubCo Ordinary Shares that GSR III shareholders will receive in the Business Combination.

Pursuant to GSR III’s amended and restated memorandum and articles of association, GSR III is providing its public shareholders with the opportunity to redeem, upon the Closing, GSR III Class A Ordinary Shares then held by them for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the Closing) in the Trust Account that holds the proceeds (including interest accrued thereon, which shall be net of taxes payable) of the GSR III IPO and certain of the proceeds of the sale of the GSR III Private Placement Units (as defined in the accompanying proxy statement/prospectus). Redemptions referred to herein shall take effect as repurchases under GSR III’s amended and restated memorandum and articles of association. The per-share amount that GSR III will distribute to shareholders who properly redeem their GSR III Class A Ordinary Shares will not be reduced by the aggregate deferred underwriting commission of approximately $9.2 million that GSR III will pay to the underwriters of the GSR III IPO (as defined in the accompanying proxy statement/prospectus) upon consummation of the Business Combination or any transaction expenses incurred in connection with the Business Combination. For illustrative purposes, based on the fair value of marketable securities held in the Trust Account of approximately $236 million as of June 30, 2025, the estimated per Class A Share redemption price would have been approximately $10.27. The redemption rights include the requirement that any beneficial owner on whose behalf a redemption right is being exercised must identify himself, herself or itself in writing and provide his, her or its legal name, phone number and address to Continental Stock Transfer & Trust Company (the “Transfer Agent”) in order to validly redeem his, her or its shares. Public shareholders may elect to redeem their shares regardless of whether they vote “for” or “against” the Business Combination Proposal. A public shareholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 15% of the GSR III Class A Ordinary Shares sold in the GSR III IPO, without GSR III’s prior consent. GSR III has no specified maximum redemption threshold under its amended and restated memorandum and articles of association, other than the aforementioned 15% threshold. Each redemption of GSR III Class A Ordinary Shares by GSR III’s public shareholders will reduce the amount in the Trust Account. The Business Combination Agreement provides that GSR III’s and the Terra Entities obligation to consummate the Business Combination is conditioned on the balance in the Trust Account (net of the Cash Redemption Amount), together with any transaction financing (if any) and less transaction expenses being equal to or greater than $25,000,000.

The conditions to closing in the Business Combination Agreement are for the sole benefit of the parties thereto and may be waived by such parties. If, as a result of redemptions of GSR III Class A Ordinary Shares by GSR III’s public shareholders, the GSR III Available Cash is not met or is not waived, then Terra Innovatum may elect not to consummate the Business Combination. In addition, in no event will GSR III redeem its GSR III Class A Ordinary Shares in an amount that would cause its net tangible assets to be less than $5,000,001, as provided in the GSR III amended and restated memorandum and articles of association and as required as a closing condition to each party’s obligation to consummate the Business Combination under the terms of the Business Combination Agreement. Holders of outstanding GSR III Rights do not have redemption rights in connection with the Business Combination. Unless otherwise specified, the information in the accompanying proxy statement/prospectus assumes that none of GSR III’s public shareholders exercise their redemption rights with respect to their GSR III Class A Ordinary Shares.

The following table illustrates the estimated ownership levels in PubCo immediately following the consummation of the Business Combination under redemption scenarios, excluding the potential dilutive effects of (i) the additional shares for Terra Innovatum Global Quotaholders and PAC upon conversion of PubCo’s Preferred Shares and (ii) the potentially issuable additional shares for PAC and Bridge Loan lenders underlying the warrants to be issued at Closing in all scenarios below:

	Assuming No Redemptions Into Cash			Assuming 50% Redemptions Into Cash			Assuming Maximum Redemptions Into Cash
	Shares		% Ownership	Shares		% Ownership	Shares		% Ownership
PubCo Ordinary Shares held by Terra Innovatum Global Quotaholders(1)	47,500,000		58.7%	47,500,000		68.3%	47,500,000		77.4%
PubCo Ordinary Shares held by GSR III public shareholders	26,285,714	(2)	32.4%	14,785,714	(3)	21.3%	6,679,350	(4)	10.9%
PubCo Ordinary Shares held by Sponsor and related parties of Sponsor(5)	6,232,857		7.7%	6,232,857		9.0%	6,232,857		10.1%
PubCo Ordinary Shares held by unrelated third parties(6)	995,599		1.2%	995,599		1.4%	995,599		1.6%
Total PubCo Ordinary Shares	81,014,170		100.0%	69,514,170		100.0%	61,407,806		100.0%

____________

(1)      Consists of PubCo Ordinary Shares issued to legacy Terra Innovatum Global Quotaholders upon the effective time of the Closing, which, pursuant to the Business Combination Agreement is equal to the (a) Common Conversion Ratio of 475,000, multiplied by (b) 100 quotas, for a total number of PubCo Ordinary Shares issued to legacy Terra Innovatum Global Quotaholders of 47,500,000 in both the No Redemption Scenario and Maximum Redemption Scenario, respectively.

(2)      Consists of, in the No Redemption Scenario, (i) 23,000,000 GSR III Class A Ordinary Shares subject to possible redemption which GSR III public shareholders elected not to redeem in connection with the Closing and (ii) 3,285,714 GSR III Public Rights, each of which will convert, on a one-for-one basis, into GSR III Class A Ordinary Shares immediately prior to the Closing. These GSR III Ordinary Shares will convert on a one-for-one basis into PubCo Ordinary Shares upon the Closing.

(3)      Consists of, in the 50% Redemption Scenario, (i) 11,500,000 GSR III Class A Ordinary Shares subject to possible redemption which GSR III public shareholders elected not to redeem in connection with the Closing and (ii) 3,285,714 GSR III Public Rights, each of which will convert, on a one-for-one basis, into GSR III Class A Ordinary Shares immediately prior to the Closing. These GSR III Ordinary Shares will convert on a one-for-one basis into PubCo Ordinary Shares upon the Closing.

(4)      Consists of, in the Maximum Redemption Scenario, (i) 3,393,636 GSR III Class A Ordinary Shares subject to possible redemption. This scenario assumes that 19,606,364 GSR III Class A Ordinary Shares are redeemed. The Maximum Redemption Scenario reflects the redemption of the maximum number of GSR III Class A Ordinary Shares subject to possible redemption that can be redeemed while allowing both the minimum net tangible assets and GSR III Available Cash conditions pursuant to the Business Combination Agreement to be met. (ii) 3,285,714 GSR III Public Rights, each of which will convert, on a one-for-one basis, into GSR III Class A Ordinary Shares immediately prior to the Closing. These GSR III Ordinary Shares will convert on a one-for-one basis into PubCo Ordinary Shares upon the Closing.

(5)      Consists of 6,232,857 GSR III Ordinary Shares issued and outstanding immediately prior to the Closing which will convert on a one-for-one basis into PubCo Ordinary Shares upon the Closing. The 6,232,857 GSR III Ordinary Shares consists of (i) 5,495,000 GSR III Class B Ordinary Shares held by Sponsor which represents 5,495,000 issued and outstanding GSR III Class B Ordinary Shares held by Sponsor at the Closing, including 549,500 Vesting Sponsor Shares, subject to the vesting conditions pursuant to the Business Combination Agreement as the Sponsor will retain voting power with respect to the Vesting Sponsor Shares, (ii) 384,428 and 38,072 GSR III Class A Ordinary Shares held by Sponsor and related parties of Sponsor, respectively, (iii) 255,000 issued and outstanding GSR III Class B Ordinary Shares held by related parties of Sponsor, (iv) 54,918 and 5,439 Private Placement Rights held by Sponsor and related parties of Sponsor, respectively, which will convert on a one-for-one-basis into GSR III Class A Ordinary Shares immediately prior to the Closing.

(6)      Consists of (i) 223,000 PubCo Ordinary Shares issued to PAC as a success fee upon the Closing and (ii) 772,599 PubCo Ordinary Shares issued from conversion of the Bridge Loans upon the Closing of the Business Combination.

The table below reflects the same assumptions as described above but include the impact on potential dilution from (i) the additional shares for Terra Innovatum Global Quotaholders and PAC upon conversion of PubCo’s Preferred Shares, (ii) the potentially issuable additional shares for PAC and Bridge Loan lenders underlying the warrants to be issued at Closing, (iii) potentially issuable PubCo Ordinary Shares to independent contractors underlying stock options and restricted stock, and (iv) potentially issuable PubCo Ordinary Shares underlying the equity awards authorized under the Equity Incentive Plan, in all scenarios below:

	Assuming No Redemptions Into Cash			Assuming 50% Redemptions Into Cash			Assuming Maximum Redemptions Into Cash
	Shares		% Ownership	Shares		% Ownership	Shares		% Ownership
PubCo Ordinary Shares and potentially issuable PubCo Ordinary shares held by Terra Innovatum Global Quotaholders(1)	127,500,000		73.6%	127,500,000		79.4%	127,500,000		84.1%
PubCo Ordinary Shares held by GSR III public shareholders	26,285,714	(2)	15.1%	14,785,714	(3)	9.2%	6,679,350	(4)	4.4%
PubCo Ordinary Shares and potentially issuable PubCo Ordinary Shares held by Sponsor and related parties of Sponsor(5)	6,232,857		3.6%	6,232,857		3.9%	6,232,857		4.1%
PubCo Ordinary Shares and potentially issuable PubCo Ordinary Shares held by unrelated third parties(6)	5,117,393		3.0%	5,117,393		3.2%	5,117,393		3.4%
Potentially issuable PubCo Ordinary Shares underlying Equity Incentive Plan awards(7)	8,101,417		4.7%	6,951,417		4.3%	6,140,781		4.0%
Total PubCo Ordinary Shares	173,237,381		100.0%	160,587,381		100.0%	151,670,381		100.0%

____________

(1)      Consists of PubCo Ordinary Shares issued to legacy Terra Innovatum Global Quotaholders upon the effective time of the Closing, which, pursuant to the Business Combination Agreement is equal to the (a) Common Conversion Ratio of 475,000, multiplied by (b) 100 quotas, for a total number of PubCo Ordinary Shares issued to legacy Terra Innovatum Global Quotaholders of 47,500,000 in both the No Redemption Scenario and Maximum Redemption Scenario respectively,

(ii) 80,000,000 contingently issuable PubCo Ordinary Shares. Upon the effective time of the Merger, legacy Terra Innovatum Global Quotaholders will be issued 8,000 PubCo Preferred Shares, which will be classified as an equity linked instrument and not an outstanding share. These shares will mandatorily convert into shares of PubCo Ordinary Shares in four tranches subsequent to the Closing, subject to PubCo meeting certain contingencies, at a conversion ratio of 10,000 PubCo Ordinary Shares per PubCo Preferred Share.

(2)      Consists of, in the No Redemption Scenario, (i) 23,000,000 GSR III Class A Ordinary Shares subject to possible redemption which GSR III public shareholders elected not to redeem in connection with the Closing and (ii) 3,285,714 GSR III Public Rights, each of which will convert, on a one-for-one basis, into GSR III Class A Ordinary Shares immediately prior to the Closing. These GSR III Ordinary Shares will convert on a one-for-one basis into PubCo Ordinary Shares upon the Closing.

(3)      Consists of, in the 50% Redemption Scenario, (i) 11,500,000 GSR III Class A Ordinary Shares subject to possible redemption which GSR III public shareholders elected not to redeem in connection with the Business Combination and (ii) 3,285,714 GSR III Public Rights, each of which will convert, on a one-for-one basis, into GSR III Class A Ordinary Shares immediately prior to the Closing. These GSR III Ordinary Shares will convert on a one-for-one basis into PubCo Ordinary Shares upon the Closing.

(4)      Consists of, in the Maximum Redemption Scenario, (i) 3,393,636 GSR III Class A Ordinary Shares subject to possible redemption. This scenario assumes that 19,606,364 GSR III Class A Ordinary Shares are redeemed. The Maximum Redemption Scenario reflects the redemption of the maximum number of GSR III Class A Ordinary Shares subject to possible redemption that can be redeemed while allowing both the minimum net tangible assets and GSR III Available Cash conditions pursuant to the Business Combination Agreement to be met. (ii) 3,285,714 GSR III Public Rights, each of which will convert, on a one-for-one basis, into GSR III Class A Ordinary Shares immediately prior to the Closing. These GSR III Ordinary Shares will convert on a one-for-one basis into PubCo Ordinary Shares upon the Closing.

(5)      Consists of 6,232,857 GSR III Ordinary Shares issued and outstanding immediately prior to the Closing which will convert on a one-for-one basis into PubCo Ordinary Shares upon the Closing. The 6,232,857 GSR III Ordinary Shares consists of (i) 5,495,000 GSR III Class B Ordinary Shares held by Sponsor which represents 5,495,000 issued and outstanding GSR III Class B Ordinary Shares held by Sponsor at the Closing, including 549,500 Vesting Sponsor Shares, which are contingently issuable to Sponsor in the form of 549,500 PubCo Ordinary Shares subsequent to the Closing, subject to meeting certain contingencies, (ii) 384,428 and 38,072 GSR III Class A Ordinary Shares held by Sponsor and related parties of Sponsor, respectively, (iii) 255,000 issued and outstanding GSR III Class B Ordinary Shares held by related parties of Sponsor, (iv) 54,918 and 5,439 Private Placement Rights held by Sponsor and related parties of Sponsor, respectively, which will convert on a one-for-one-basis into GSR III Class A Ordinary Shares immediately prior to the Closing.

(6)      Consists of (i) 223,000 PubCo Ordinary Shares issued to PAC as a success fee upon the Closing, (ii) 1,000,000 shares of PubCo Ordinary Shares potentially issuable to PAC upon the exercise of a warrant issued on the Closing, and (iii) 400,000 contingently issuable PubCo Ordinary Shares. Upon the effective time of the Merger, PAC will be issued 40 PubCo Preferred Shares, which will be classified as an equity linked instrument and not an outstanding share. These shares will mandatorily convert into shares of PubCo Ordinary Shares in four tranches subsequent to the Closing, subject to PubCo meeting certain contingencies, at a conversion ratio of 10,000 PubCo Ordinary Shares per PubCo Preferred Share. (iv) 772,599 PubCo Ordinary Shares issued from conversion of the Bridge Loans upon the Closing of the Business Combination, (v) 1,473,794 PubCo Ordinary Shares potentially issuable to the Bridge Loan lenders upon the exercise of warrants issued on the Closing of the Business Combination, (vi) 1,068,000 PubCo Ordinary Shares potentially issuable to an independent contractor of Terra Innovatum upon exercise of options, and (vii) 180,000 PubCo Ordinary Shares potentially issuable to an independent contractor of Terra Innovatum underlying restricted stock.

(7)      Consists of an estimate of potentially issuable PubCo Ordinary Shares underlying the authorized awards for issuance to non-employee directors, officers, employees, and non-employee consultants of Terra Innovatum Global under the Equity Incentive Plan. The precise number of PubCo Ordinary Shares authorized under the Equity Incentive Plan will be determined at Closing.

The GSR III Initial Shareholders have agreed to waive their redemption rights with respect to any GSR III Class B Ordinary Shares they may hold (the “Founder Shares”) in connection with the consummation of the Business Combination, and the Founder Shares will be excluded from the pro rata calculation used to determine the per-share redemption price. Currently, the GSR III Initial Shareholders own 20% of the issued and outstanding GSR III Class A Ordinary Shares, including all of the Founder Shares. The GSR III Initial Shareholders, and the other directors and officers of GSR III have agreed to vote any GSR III Class A Ordinary Shares owned by them in favor of the Business Combination and the transactions contemplated thereby. Sponsor shall not Transfer any of its PubCo Ordinary Shares (“Sponsor Lock-Up Shares”) during the period commencing after the Closing Date (the “Lock-Up Period”); provided that, (i) 25% of the Sponsor Lock-Up Shares shall be released upon the earlier of the PubCo Trading Price being greater than $12.00 or PubCo issuing its first quarterly earnings release that occurs at least 120 days after the Closing, (ii) an additional 25% of the Sponsor Lock-Up Shares shall be released upon the earlier of the PubCo Trading Price being greater than $14.00 or PubCo issuing its second quarterly earnings release that occurs at least 120 days after the Closing, (iii) a further 25% of the Sponsor Lock-Up Shares shall be released upon the earlier of the PubCo Trading Price being greater than $16.00 or PubCo issuing its third quarterly earnings release that occurs at least 120 days after the Closing and (iv) all the remaining Sponsor Lock-Up Shares shall be released upon the earlier of the PubCo Trading Price being greater than $18.00 or PubCo issuing its fourth quarterly earnings release that occurs at least 120 days after the Closing (the foregoing restrictions, the “Lock-Up”).

Financing Transactions

In May and June 2025, Terra Innovatum issued eleven convertible Bridge Loans for gross cash proceeds of $5.0 million, net of $100.0 thousand in debt issuance costs, resulting in a net cash inflow of $4.9 million. Additionally, in connection with the Bridge Loans, as amended in August 2025, Terra Innovatum committed to issue to the Bridge Loan Lenders following the business combination (i) warrants to purchase at an exercise price of $11.50 per share the number of PubCo Ordinary Shares equal to 100% of the number of PubCo Ordinary Shares into which the applicable Bridge Loan will convert into at Closing and (ii) warrants to purchase at an exercise price of $15.00 per share the number of PubCo Ordinary Shares equal to 100% of the number of PubCo Ordinary Shares into which the applicable Bridge Loan will convert into at Closing. Liability classified warrants were issued with certain terms dependent on whether a specified funding threshold is met, exercisable for 376,908 PubCo Ordinary Shares. Further, equity classified warrants were issued, which are exercisable for 583,886 PubCo Ordinary Shares at $11.50 or $15.00 per share will be issued upon Closing to certain lenders.

In July 2025, three lenders committed that they would loan us $130,000, in the aggregate, to be evidenced by unsecured debt note subscription agreements. On August 29, 2025, we entered into the three unsecured debt note subscription agreements (the “August 2025 Bridge Loans”) with the lenders generating aggregate total gross proceeds of $130,000. In accordance with the terms of the agreements, the August 2025 Bridge Loans bear interest at a fixed annual rate of 15%, PIK and calculated on the outstanding principal balance. The August 2025 Bridge Loans mature one year from their respective issuance dates and are subject to mandatory early redemption upon the consummation of a qualifying business combination, such as the Merger. In such an event, all accrued and unaccrued interest becomes immediately due and payable on the 30th day following the completion of the qualifying transaction.

We have also entered into three letter agreements to convert the August 2025 Bridge Loans into ordinary shares of Terra Innovatum Global if the Merger is completed (the “August 2025 Bridge Loan Conversion”). If the August 2025 Bridge Loan Conversion happens at the time of the Merger, the shares will be priced at $7.00 each. If the Merger does not occur by April 30, 2026, the August 2025 Bridge Loan Conversion price will instead be based on a valuation of $100,000,000 divided by the fully diluted equity of Terra. If the Merger is successful, the shares will be issued by Terra Innovatum Global; if not, they will be issued by Terra or its parent company. If the Merger is completed, Terra is released from its obligations, and Terra Innovatum Global assumes them. If the Merger is not completed, the lenders are also entitled to a liquidation preference for shares received upon conversion, the lender is also entitled to a liquidation preference, receiving either 150% of the conversion price or a pro rata share of the liquidation proceeds, whichever is greater.

Following the closing of the Merger, the lenders will be issued (i) warrants to purchase at an exercise price of $11.50 per share the number of PubCo Ordinary Shares equal to 100% of the number of PubCo Ordinary Shares into which the applicable August 2025 Bridge Loan will convert into at Closing and (ii) warrants to purchase at an exercise price of $15.00 per share the number of PubCo Ordinary Shares equal to 100% of the number of PubCo Ordinary Shares into which the applicable August 2025 Bridge Loan will convert into at Closing.

Compensation to be Received by the Sponsor, its Affiliates and Promoters at Closing

At Closing, pursuant to the Business Combination Agreement, the following shall be received by the Sponsor and its affiliates and promoters:

•        PubCo will repay to Sponsor, on GSR III’s behalf, all outstanding loans or other obligations, none of which were outstanding as of June 30, 2025; and

•        GSR III has agreed to make a payment in the amount of $9.2 million to SPAC Advisory Partners, LLC (“SPAC Advisory”), an affiliate of the Sponsor and some of our directors and officers.

In addition, Sponsor and its members hold 5,750,000 Founder Shares and will hold 5,750,000 PubCo Ordinary Shares issued following the Closing. Thirteen institutional investors and one accredited individual investor (collectively, the “Sponsor Members”) (none of which are affiliated with any member of our management, Sponsor or any other investor), have purchased membership interests equal to an aggregate of 3,252,645 Founder Shares, which will be transferred to such holders at Closing.

Conflicts of Interest

Since the Sponsor, its affiliates and the other Initial Shareholders have interests that are different, or in addition to (and which may conflict with), the interests of the other holders of GSR III Ordinary Shares, a conflict of interest may exist in determining whether the Business Combination with Terra Innovatum is appropriate. Such interests include that the Sponsor, its affiliates and the other Initial Shareholders, will lose their entire investment in GSR III if GSR III does not complete a business combination. When you consider the recommendation of the Board in favor of the approval of the Business Combination Proposal, you should keep in mind that the Sponsor, its affiliates and the other Initial Shareholders, have interests in such proposal that are different from, or in addition to (which may conflict with), those of GSR III’s shareholders generally.

These conflicts of interest include, among other things, the interests listed below:

•        Our sponsor and some of our directors and officers are officers, partners or affiliates of SPAC Advisory, who is entitled to a deferred underwriting fee of $9.2 million in connection with the GSR III initial public offering;

•        the fact that Sponsor and the other Initial Shareholders beneficially own 5,750,000 Founder Shares as of the date hereof, representing approximately 20% of the voting power of GSR III Ordinary Shares, and Sponsor and the other Initial Shareholders are required by a letter agreement to vote those shares in favor of the Business Combination;

•        the fact that the Sponsor and the other Initial Shareholders paid an aggregate of $25,000 for 5,750,000 Founder Shares and such securities will have a significantly higher value at the time of the Business Combination with an aggregate market value of approximately $59.6 million, based on the closing price of the GSR III Class A Ordinary Shares of $10.37 on the Nasdaq Stock Market LLC on August 25, 2025);

•        the fact that given the differential in the purchase price that the Sponsor and the other Initial Shareholders paid for the Founder Shares as compared to the price of the GSR III Public Units sold in the GSR IIII initial public offering, the Sponsor and the other Initial Shareholders may earn a positive rate of return on their investment even if the PubCo Ordinary Shares trade below the price initially paid for the GSR III Public Units in the IPO and the Public Shareholders experience a negative rate of return following the completion of the Business Combination;

•        the fact that the Sponsor and GSR III Initial Shareholders purchased 422,500 GSR III Private Placement Units for $4,225,000 in a private placement that occurred simultaneously with the consummation of the IPO, which, upon exercise, the shares underlying the Private Placement Units will have a significantly higher value at the time of the Business Combination with an aggregate market value of approximately $43.8 million, based on the closing price of the GSR III Class A Ordinary Shares of $10.37 on the Nasdaq Stock Market LLC on August 25, 2025;

•        the fact that the Sponsor and the other Initial Stockholders will lose their entire investment in GSR III and will not be reimbursed for any out-of-pocket expenses if an initial business combination is not consummated by May 8, 2026 (or August 7, 2026 at the discretion of the Sponsor) or, if such period is extended, within such extended period;

•        the fact that GSR III’s officers and directors are not required to, and will not, commit their full time to GSR III’s affairs, which may result in a conflict of interest in allocating their time between GSR III’s operations and the proposed Business Combination and their other businesses, on the other hand. In addition, certain of GSR III’s officers and directors presently have, and any of them in the future may have additional, fiduciary and contractual duties to other entities, and therefore could have conflicts of interest in determining whether to present such business combination opportunity to such entity, subject to their fiduciary duties under Cayman Islands law. GSR III does not believe that duties have had any material impact on the identification of companies that may be appropriate acquisition targets;

•        the fact that Sponsor and the other Initial Shareholders have entered into a registration rights agreement, pursuant to which they have registration rights to require PubCo to register a sale of any of its securities held by them;

•        the continued indemnification of GSR III’s directors and officers and the continuation of GSR III’s directors’ and officers’ liability insurance after the Business Combination; and

•        the fact that GSR III may be entitled to distribute or pay over funds held by GSR III outside the Trust Account to the Sponsor or any of its affiliates prior to Closing.

In addition to the foregoing, the directors and executive officers of Terra Innovatum, have interests that are different from (and which may conflict with) the interests of GSR III’s shareholders generally.

These conflicts of interest include, among other things, the interests listed below:

•        the fact that the current executive officers will become executive officers of PubCo and will enter into employment agreements at Closing with one of the Terra Entities;

•        the fact that if the Business Combination fails, Terra Innovatum will lose an opportunity to become a publicly listed company, along with the associated benefits such as improved liquidity, brand visibility, and access to broader investor pools;

•        the fact that the Business Combination aligns with Terra Innovatum’s long-term vision for expansion, and failure to complete the Business Combination could significantly delay or impair its ability to commercialize the SOLO;

•        the fact that the executive officers are also significant shareholders of Terra Innovatum and therefore, stand to benefit from the increased valuation following consummation of the Business Combination;

•        The fact that the executive officers will still continue to control the company post-Business Combination which may allow them to make decisions that benefit their personal interests, which may not always align with those of unaffiliated shareholders;

GSR III is providing the accompanying proxy statement/prospectus and accompanying proxy card to its shareholders in connection with the solicitation of proxies to be voted at the General Meeting and at any adjournments or postponements of the General Meeting. Information about the General Meeting, the Business Combination and other related business to be considered by the GSR III shareholders at the General Meeting is included in the accompanying proxy statement/prospectus. Whether or not you plan to attend the General Meeting, all GSR III shareholders are urged to read carefully and in their entirety the accompanying proxy statement/prospectus, including the Annexes thereto and the accompanying financial statements of Terra Innovatum, PubCo and GSR III. In particular, you are urged to read carefully the section entitled “Risk Factors” beginning on page 23 of the accompanying proxy statement/prospectus.

After careful consideration, the GSR III Board has approved the Business Combination Agreement and the Business Combination, and recommends that GSR III shareholders vote “FOR” adoption of the Business Combination Agreement and approval of the Business Combination, the Merger and the Plan of Merger, and “FOR” all other proposals presented to the GSR III shareholders in the accompanying proxy statement/prospectus. When you consider the GSR III Board’s recommendation of these proposals, you should keep in mind that certain GSR III directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. Please see the section entitled “The Business Combination — Interests of Certain Persons in the Business Combination” in the accompanying proxy statement/prospectus for additional information.

The approval of each of the Business Combination Proposal and the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being, where a quorum is present, the affirmative vote of the holders of at least a majority of the issued ordinary shares who are present in person or represented by proxy and entitled to vote thereon and who vote at the General Meeting. The approval of the Merger Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of at least a two-thirds majority of the issued ordinary shares who are present in person or represented by proxy and entitled to vote thereon and who vote at the General Meeting. The Business Combination is not structured so that approval of at least a majority of unaffiliated public shareholders of GSR III is required.

Your vote is very important. Whether or not you plan to attend the General Meeting, please vote as soon as possible by following the instructions in the accompanying proxy statement/prospectus to ensure that your shares are represented at the General Meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the General Meeting. The transactions contemplated by the Business Combination Agreement will be consummated only if the Business Combination Proposal is approved at the General Meeting. The Closing is conditioned upon the approval of the Business Combination Proposal and the Merger Proposal. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in the accompanying proxy statement/prospectus.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted “FOR” each of the proposals presented at the General Meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the General Meeting in person, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the General Meeting. If you are a shareholder of record and you attend the General Meeting and wish to vote in person, you may withdraw your proxy at that time and vote in person.

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND THAT GSR III REDEEM YOUR SHARES FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO THE TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE INITIALLY SCHEDULED VOTE AT THE GENERAL MEETING. THE REDEMPTION RIGHTS INCLUDE THE REQUIREMENT THAT ANY BENEFICIAL OWNER ON WHOSE BEHALF A REDEMPTION RIGHT IS BEING EXERCISED MUST IDENTIFY HIMSELF, HERSELF OR ITSELF IN WRITING AND PROVIDE HIS, HER OR ITS LEGAL NAME, PHONE NUMBER AND ADDRESS TO THE TRANSFER AGENT IN ORDER TO VALIDLY REDEEM HIS, HER OR ITS SHARES. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.

On behalf of the GSR III Board, I would like to thank you for your support of GSR III and look forward to a successful completion of the Business Combination.

Sincerely,

Gus Garcia
Co-Chief Executive Officer

September , 2025

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

NOTICE OF EXTRAORDINARY GENERAL MEETING
OF GSR III ACQUISITION CORP.
TO BE HELD SEPTEMBER            , 2025

To the Shareholders of GSR III Acquisition Corp.:

NOTICE IS HEREBY GIVEN that an extraordinary general meeting of GSR III Acquisition Corp., a Cayman Islands exempted company (“GSR III”), which will be held on September            , 2025 at            , Eastern Time, at the offices of Latham & Watkins LLP located at 10250 Constellation Blvd., Suite 1100, Los Angeles, CA 90067 and via a virtual meeting, or at such other time, on such other date and at such other place to which the meeting may be adjourned (the “General Meeting”).

You are cordially invited to attend the General Meeting to conduct the following items of business and/or consider, and if thought fit, approve the following resolutions:

(1)    Business Combination Proposal — RESOLVED, as an ordinary resolution, that, assuming the Merger Proposal is authorized, approved and confirmed, the Business Combination Agreement, dated as of April 21, 2025 (as it may be amended from time to time), a copy of which is attached to the accompanying proxy statement/prospectus as Annex A, by and among GSR III, Terra Innovatum s.r.l., an Italian limited liability company (Italian Società a responsabilità limitata) (“Terra Innovatum”) and the consummation of the transactions and reorganizations contemplated thereby (collectively, the “Business Combination”) be authorized, approved and confirmed in all respects.

(2)     Merger Proposal — RESOLVED, as a special resolution, that, assuming the Business Combination Proposal is authorized, approved and confirmed, the Plan of Merger in the form tabled to the Extraordinary General Meeting (a draft of which is attached to the accompanying proxy statement/prospectus as Annex B), pursuant to which (i) Terra Innovatum will cause to be formed an Italian limited liability company (Italian Società a responsabilità limitata) with the same quotaholders in the same ownership percentages as Terra Innovatum (“New TopCo”), (ii) Terra Innovatum will effectuate a restructuring whereby the Terra Innovatum Quotaholders will contribute 100% of their respective quotas in the capital of Terra Innovatum to New TopCo, (iii) Terra Innovatum will become a wholly owned subsidiary of New TopCo, (iv) New TopCo will convert into a Dutch public limited liability company (naamloze vennootschap) (“PubCo”), (v) New TopCo will establish a Cayman Island subsidiary (“Terra MergerCo”) as a direct wholly owned subsidiary of New TopCo (vi) and Terra MergerCo will merge with and into GSR III (the “Merger”), with GSR III as the surviving company in the merger and, after giving effect to the Merger and the related share exchange, GSR III will become a wholly owned Subsidiary of New TopCo (New TopCo as publicly traded company hereby referred to as “PubCo”) and each issued and outstanding GSR III Ordinary Share will be exchanged into one PubCo Ordinary Share, so that all the rights and obligations of GSR III will be assumed by PubCo by virtue of such merger pursuant to the Companies Act (As Revised) of the Cayman Islands, and the consummation of the merger and the remaining transactions contemplated thereby, be authorized, approved and confirmed in all respects; and GSR III be authorized to enter into the Plan of Merger.

(3)    Incentive Plan Proposal — RESOLVED, as an ordinary resolution, the Equity Incentive Plan in the form attached to the accompanying proxy statement/prospectus as Annex G.

(4)    Adjournment Proposal — RESOLVED, as an ordinary resolution, to adjourn the General Meeting to a later date or dates (A) in order to solicit additional proxies for the purpose of obtaining GSR III shareholder approval of the transaction proposals to be voted upon at the General Meeting, (B) if as of the time for which the General Meeting is scheduled, there are insufficient Class A ordinary shares of GSR III and Class B ordinary shares of GSR III represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the General Meeting, (C) to allow reasonable time for the filing or mailing of any supplemental or amended disclosures that GSR III has determined, based on the advice of outside legal counsel, is reasonably likely to be required under applicable law and for such supplemental or amended disclosure to be disseminated and reviewed by the GSR III shareholders prior to the Extraordinary General Meeting, (D) if GSR III shareholders elect to redeem an amount of Class A ordinary shares of GSR III such that the condition to the parties’ obligation to consummate the Business Combination that the amount of cash available in GSR III’s trust account (net of the aggregate amount of cash required to satisfy any exercise by GSR III shareholders of their right to have GSR III redeem their Class A ordinary shares in connection with the Business Combination), together with any transaction financing and less transaction expenses, be at least equal to $25,000,000 is not satisfied, or (E) as otherwise determined by the Chairman of the General Meeting in his sole discretion.

The above matters are more fully described in the accompanying proxy statement/prospectus, which also includes, as Annex A, a copy of the Business Combination Agreement and as Annex B, a copy of the Plan of Merger. You are urged to read carefully and in their entirety the accompanying proxy statement/prospectus, including the Annexes thereto and accompanying financial statements of Terra Innovatum, PubCo and GSR III.

The record date for the General Meeting for GSR III shareholders is August 19, 2025. Only GSR III shareholders at the close of business on that date may vote at the General Meeting or any adjournment thereof. GSR III shareholders are entitled to one vote on each proposal presented at the General Meeting for each GSR III Ordinary Share held on the date of the General Meeting.

Pursuant to GSR III’s amended and restated memorandum and articles of association, GSR III is providing its public shareholders with the opportunity to redeem, upon the Closing, GSR III Class A Ordinary Shares then held by them for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the Closing) in the Trust Account that holds the proceeds (including interest accrued thereon, which shall be net of taxes payable) of the GSR III IPO and certain of the proceeds of the sale of the GSR III Private Placement Units (as defined in the accompanying proxy statement/prospectus). Redemptions referred to herein shall take effect as repurchases under GSR III’s amended and restated memorandum and articles of association. The per-share amount that GSR III will distribute to shareholders who properly redeem their GSR III Class A Ordinary Shares will not be reduced by the aggregate deferred underwriting commission of approximately $9.2 million that PubCo will pay to the underwriters of the GSR III IPO (as defined in the accompanying proxy statement/prospectus) upon consummation of the Business Combination or any transaction expenses incurred in connection with the Business Combination. For illustrative purposes, based on the fair value of marketable securities held in the Trust Account of approximately $236 million as of June 30, 2025, the estimated per Class A Share redemption price would have been approximately $10.27. The redemption rights include the requirement that any beneficial owner on whose behalf a redemption right is being exercised must identify himself, herself or itself in writing as a beneficial holder and provide his, her or its legal name, phone number and address to Continental Stock Transfer & Trust Company in order to validly redeem his, her or its shares. Public shareholders may elect to redeem their shares even if they vote “for” or “against” the Business Combination Proposal or do not vote at all. A public shareholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 15% of the GSR III Class A Ordinary Shares sold in the GSR III IPO, without GSR III’s prior consent. GSR III has no specified maximum redemption threshold under its amended and restated memorandum and articles of association, other than the aforementioned 15% threshold. Each redemption of GSR III Class A Ordinary Shares by GSR III’s public shareholders will reduce the amount in the Trust Account. The Business Combination Agreement provides that Terra Innovatum obligation to consummate the Business Combination is conditioned on the amount of cash in the Trust Account (net of the Cash Redemption Amount) being at least equal to $25,000,000.

The Closing is conditioned upon the approval of the Business Combination Proposal and the Merger Proposal. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in the accompanying proxy statement/prospectus.

The approval of each of the Business Combination Proposal and the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being, where a quorum is present, the affirmative vote of the holders of at least a majority of the issued ordinary shares who are present in person or represented by proxy and entitled to vote thereon and who vote at the General Meeting. The approval of the Merger Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of at least a two-thirds majority of the issued ordinary shares who are present in person or represented by proxy and entitled to vote thereon and who vote at the General Meeting. The Business Combination is not structured so that approval of at least a majority of unaffiliated public shareholders of GSR III is required. See “The Business Combination — Interests of Certain Persons in the Business Combination” for additional information. The GSR III Board recommends that you vote “FOR” each of these proposals.

By Order of the Board of Directors
	By:	/s/
Gus Garcia
Co-Chief Executive Officer and Director
New York, New York

September , 2025

i

ANNEXES

ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information about GSR III from other documents that are not included in or delivered with this proxy statement/prospectus. This information is available for you to review at the public reference room of the U.S. Securities and Exchange Commission, or SEC, located at 100 F Street, N.E., Washington, D.C. 20549, and through the SEC’s website at www.sec.gov.

You may request copies of this proxy statement/prospectus or other publicly available information concerning GSR III through the website maintained by the SEC at http://www.sec.gov. In addition, the documents filed by GSR III may be obtained free of charge by written request to GSR III Acquisition Corp. at 5900 Balcones Drive, Suite 100, Austin TX 78731.

In order for GSR III’s shareholders to receive timely delivery of the documents in advance of the Extraordinary General Meeting of GSR III to be held on September    , 2025, you must request the information no later than September    , 2025, five business days prior to the date of the Extraordinary General Meeting.

You also may obtain additional proxy cards and other information related to the proxy solicitation by contacting the appropriate contact listed above. You will not be charged for any of these documents that you request.

TRADEMARKS

This document contains references to trademarks and service marks belonging to GSR III, Terra Innovatum and other entities. Solely for convenience, trademarks and trade names referred to in this proxy statement/prospectus may appear without the® or TM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. GSR III does not intend its use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of it by, any other companies.

SELECTED DEFINITIONS

Unless otherwise stated or unless the context otherwise requires, the terms “we,” “us,” “our” and “GSR III” refer to GSR III Acquisition Corp., and the terms “Terra Innovatum,” “combined company” and “post-combination company” refer to PubCo and its subsidiaries following the consummation of the Business Combination.

Unless otherwise stated in this proxy statement/prospectus or the context otherwise requires, references to:

“Acquisition Proposal” means, as to any Person, other than the Transactions and other than the acquisition or disposition of equipment or other tangible personal property in the ordinary course of business, any offer or proposal relating to: (a) any acquisition or purchase, direct or indirect, of (i) 15% or more of the consolidated assets of such Person and its Subsidiaries or (ii) 15% or more of any class of equity or voting securities of (x) such Person or (y) one or more Subsidiaries of such Person holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of such Person and its Subsidiaries; (b) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Person beneficially owning 15% or more of any class of equity or voting securities of (i) such Person or (ii) one or more Subsidiaries of such Person holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of such Person and its Subsidiaries; or (c) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving (i) such Person or (ii) one or more Subsidiaries of such Person holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of such Person and its Subsidiaries.

“Action” means any claim, action, suit, charge, audit, examination, assessment, arbitration, mediation or inquiry, or any proceeding or investigation, by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, whether through one or more intermediaries or otherwise. The term “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Alternative Business Combination Proposal” means any offer, inquiry, proposal or indication of interest (whether written or oral, binding or non-binding, and other than an offer, inquiry, proposal or indication of interest with respect to the Transactions), relating to a Business Combination.

“Anti-Bribery Laws” means the anti-bribery provisions of the Foreign Corrupt Practices Act of 1977 and all other applicable anti-corruption and bribery Laws.

“Antitrust Laws” means the United States Sherman Antitrust Act of 1890, the United States Clayton Act of 1914, the HSR Act, the United States Federal Trade Commission Act of 1914, and all other domestic and foreign Laws, including foreign merger control and other competition Laws, issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Business Combination” means the series of transactions contemplated by the Business Combination Agreement.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or in the Cayman Islands are authorized or required by Law to close.

“CFR” means the Code of Federal Regulations.

“Change of Control” means the occurrence, in a single transaction or as the result of a series of related transactions, of one or more of the following events: (a) a merger, consolidation, reorganization or similar business combination transaction involving PubCo in which the holders of all of the outstanding equity securities in PubCo immediately prior to the consummation of such transaction do not directly or indirectly (including through Affiliates) own beneficially or of record immediately upon the consummation of such transaction outstanding

v

equity securities that represent a majority of the combined outstanding voting securities of the surviving entity in such transaction or of a parent of the surviving entity in such transaction; (b) a transaction (or series of related transactions) in which a majority of PubCo’s voting securities are transferred to any Person, or any two or more Persons acting as a group, and all Affiliates of such Person or Persons (each, a “Group”); or (c) the consummation of the sale of all or substantially all of the assets of PubCo and its Subsidiaries (including Terra Innovatum), taken as a whole, to any Group, other than such a sale to a Group in which the equityholders of PubCo, directly or indirectly (including through Affiliates), beneficially or of record, own a majority of the combined voting securities.

“Closing” means, upon the terms and subject to the conditions set forth in this Agreement, the closing of the transactions contemplated by Section 2.2(h).

“Closing Date” means date on which the Closing shall occur.

“Common Conversion Ratio” means 475,000 (i.e., the Per Quota Common Conversion Amount divided by $10.00).

“Companies Act” means the Companies Act of the Cayman Islands, as amended and or restated from time to time.

“Contracts” means any contracts, agreements, subcontracts, leases, commitments and undertakings, whether written or oral.

“Deferred Underwriting Commissions” means approximately $9,200,000 of deferred underwriting commissions being held in the Trust Account.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory is the subject of any Sanction.

“Dollars” or “$” means lawful money of the United States.

“Environmental Laws” means any and all Laws relating to the protection of the environment or natural resources, pollution or worker health or safety, including as it relates to Hazardous Materials exposure.

“Event” has the meaning specified in the definition of Terra Material Adverse Effect.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” means Continental Stock Transfer & Trust Company or any other bank or trust company selected by GSR III and reasonably acceptable to Terra Innovatum.

“FSAR” means Final Safety Analysis Report as defined in 10 CFR 50.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Governing Documents” means the legal agreements and instruments by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a corporation are its certificate of incorporation and by-laws, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership, the “Governing Documents” of a limited liability company are its operating agreement and certificate of formation and the “Governing Documents” of an exempted company are its memorandum and articles of association as amended and or restated from time to time.

“Governmental Authority” means any federal, national, state, provincial, territorial or municipal government, or any political subdivision of such government, and any agency, commission, department, board, bureau, official, minister, arbitral body (public or private), tribunal or court, whether national, state, provincial, local, foreign or multinational, exercising executive, legislative, judicial, regulatory or administrative functions of a nation, state, province or municipal government, or any political subdivision of such authority, including any authority having governmental or quasi-governmental powers, domestic or foreign.

“Governmental Order” means any order, judgment, injunction, decision, decree, writ, stipulation, determination, directive or award, in each case, entered or issued by or with any Governmental Authority.

“GSR III Available Cash” means, in respect of GSR III, an amount equal to the (a) cash available in the Trust Account, minus (b) any amounts required to satisfy the GSR III Share Redemption Amount, plus (c) any available proceeds from any Transaction Financing, minus (d) any unpaid GSR III Transaction Expenses payable in cash as of the Closing, minus (e) the amount of outstanding Terra Transaction Expenses payable in cash in accordance with the Business Combination Agreement; provided, that, for purposes of calculating the GSR III Available Cash, the Terra Transaction Expenses shall not exceed $4,000,000.

“GSR III Class A Ordinary Shares” means Class A ordinary shares of GSR III, par value $0.0001 per share.

“GSR III Class B Ordinary Shares” means Class B ordinary shares of GSR III, par value $0.0001 per share.

“GSR III Governing Documents” means the amended and restated memorandum and articles of association of GSR III, effective as of the date hereof;

“GSR III Material Adverse Effect” means any Event that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (i) the business, results of operations or financial condition of GSR III, taken as a whole or (ii) the ability of GSR III to consummate the Transactions; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “GSR III Material Adverse Effect”: (a) any change in applicable Laws or GAAP or any interpretation of such Laws or GAAP following the Execution Date, (b) any change in economic, political, business or financial market conditions generally, (c) the taking of any action expressly required to be taken under this Agreement, (d) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), pandemic, acts of nature or change in climate, or any declaration of a national emergency by any Governmental Authority, (e) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions, or social conditions, (f) the consummation and effects of any GSR III Share Redemptions, (g) any Events generally applicable to the industries or markets in which GSR III operates, (h) any action taken by, or at the request of, or with the express consent of the Terra Entities; provided, that in the case of each of clauses (a), (b), (d), (e) and (g), any such Event to the extent it disproportionately affects GSR III relative to other participants in the industries in which such Persons operate shall not be excluded from the determination of whether there has been, or would reasonably be expected to be, a GSR III Material Adverse Effect. Notwithstanding the foregoing, with respect to GSR III, the amount of the GSR III Share Redemptions or the failure to obtain the GSR III Shareholder Approval shall not be deemed to be a GSR III Material Adverse Effect.

“GSR III Private Placement Rights” means the rights of GSR III, with each whole right entitling the holder to receive one GSR III Class A Ordinary Share upon the consummation of the Business Combination, which were issued and sold to holders as fractional rights included in GSR III Private Placement Units in a private placement that closed simultaneously with GSR III’s initial public offering.

“GSR III Private Placement Units” means the units comprised of one GSR III Class A Ordinary Share and one-seventh of one whole right to receive one GSR III Class A Ordinary Share in connection with the consummation of the Business Combination issued and sold in a private placement simultaneously with GSR III’s initial public offering.

“GSR III Public Rights” means the rights of GSR III, with each whole right entitling the holder to receive one GSR III Class A Ordinary Share upon the consummation of the Business Combination, which were issued and sold to holders as fractional rights included in GSR III Units in GSR III’s initial public offering.

“GSR III Public Units” means the units comprised of one GSR III Class A Ordinary Share and one-seventh of one whole right to receive one GSR III Class A Ordinary Share upon the consummation of the Business Combination issued and sold to holders in GSR III’s initial public offering.

“GSR III Rights” means GSR III Public Rights and GSR III Private Placement Rights.

“GSR III Rights Agent” means Continental Stock Transfer & Trust Company, a New York corporation.

“GSR III Rights Agreement” means the Rights Agreement, dated as November 7, 2024, by and between GSR III and the GSR III Rights Agent, in respect of the GSR III Rights.

“GSR III Share Redemption Amount” means the aggregate amount payable from the Trust Account with respect to all GSR III Share Redemptions.

“GSR III Share Redemptions” means the election of an eligible (as determined in accordance with the GSR III Governing Documents) holder of shares of GSR III Class A Ordinary Shares to have GSR III repurchase the shares of GSR III Class A Ordinary Share held by such holder at a per-share price, payable in cash, equal to a pro rata share of the aggregate amount on deposit in the Trust Account (including any interest earned on the funds held in the Trust Account and not previously released to GSR III to pay taxes) (as determined in accordance with the GSR III Governing Documents) in connection with the Transaction Proposals.

“GSR III Shareholder Approval” means the approval, at the GSR III Shareholders’ Meeting where a quorum is present, (a) in the case of the Business Combination Proposal, by an ordinary resolution in accordance with GSR III’s amended and restated articles of association requiring the affirmative vote of at least a simple majority of the votes cast by the holders of the issued GSR III Class A Ordinary Shares entitled to vote thereon and who attend, whether in person or by proxy, at the GSR III Shareholders’ Meeting (or any adjournment thereof), (b) in the case of the Merger Proposal, by a special resolution in accordance with GSR III’s amended and restated articles of association requiring the affirmative vote of at least two-thirds majority of the votes cast by the holders of the issued GSR III Class A Ordinary Shares entitled to vote thereon and who attend, whether in person or by proxy, at the GSR III Shareholders’ Meeting (or any adjournment thereof) and (c) the adoption and approval of any other proposals as either the SEC or Nasdaq (or the respective staff members thereof) may indicate are necessary in its comments to the Registration Statement or in correspondence related thereto, and of any other proposals reasonably agreed by GSR III and the Terra Entities as necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements.

“GSR III Shareholders” means the shareholders of GSR III prior to the Merger Effective Time.

“GSR III Transaction Expenses” means any reasonable and documented out-of-pocket fees and expenses paid or payable by GSR III or any of its Subsidiaries or any of their respective Affiliates (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the Transactions, including (a) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, (b) any and all filing fees payable by GSR III or any of its Subsidiaries to the Governmental Authorities in connection with the Transactions, and (c) Deferred Underwriting Commissions.

“GSR III Units” means GSR III Public Units and GSR III Private Placement Units.

“Hazardous Materials” means any material, substance, chemical, contaminant, pollutant or waste for which liability or standards of conduct may be imposed, or that is listed, classified or regulated pursuant to Environmental Laws, including petroleum or petroleum products, asbestos or asbestos-containing materials, mold, lead, radioactive materials, polychlorinated biphenyls, or per- or polyfluoroalkyl substances.

“Indebtedness” means, with respect to any Person, (a) all indebtedness for borrowed money, including accrued interest, (b) capitalized lease obligations under GAAP, (c) letters of credit, bank guarantees, bankers’ acceptances and other similar instruments, (d) obligations evidenced by bonds, debentures, notes and similar instruments, (e) interest rate protection agreements and currency obligation swaps, hedges or similar arrangements, (f) all obligations to pay the deferred and unpaid purchase price of property, goods, services and equipment which have been delivered, including “earn outs” and “seller notes”, and (g) all breakage costs, prepayment or early termination premiums, penalties, or other fees or expenses payable as a result of the Transactions in respect of any of the items in the foregoing clauses (a) through (g), and (h) all Indebtedness of another Person referred to in clauses (a) through (g) above guaranteed directly or indirectly, jointly or severally, by such Person.

“Intellectual Property” means: (a) patents, patent applications and continuations, continuations-in-part, extensions, divisions, reissues, reexaminations of such intellectual property, and patent disclosures, industrial designs, and other intellectual property rights in inventions (whether or not patentable or reduced to practice); (b) trademarks, service marks, trade dress, trade names, logos, internet domain names, social media handles, and other indicia of source or origin, together with the goodwill associated with any of the foregoing; (c) intellectual property rights in works of authorship, data and databases, as well as copyrights and mask works; (d) intellectual property rights in or to Software and other technology (including source code and object code); (e) trade secrets and other intellectual property rights in Proprietary Information; (f) registrations, issuances, and applications for any of the foregoing; and (g) all other intellectual property rights in any jurisdiction throughout the world.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“IRS” means the Internal Revenue Service.

“IT Systems” means computers, Software, hardware, servers, workstations, routers, hubs, switches, data communications lines, firmware, networks and all other information technology equipment owned, leased or licensed by the Terra Entities and used in their business.

“Italian Civil Code” means the Italian civil code, as approved by the Royal Decree, dated March 16, 1942, no. 262, as subsequently amended and supplemented.

“Key Employees” means Alessandro Petruzzi, Marco Cherubini, Cesare Frepoli, Massimo Morichi, Giordano Morichi and Guillaume Moyen.

“Law” means any statute, law, common law, ordinance, rule, regulation, code or Governmental Order, in each case, of any Governmental Authority.

“Leased Real Property” means all real property leased, licensed, subleased or otherwise used or occupied by any of the Terra Entities.

“Lien” means all liens, judgments, charges, easements, servitudes, mortgages, deeds of trust, pledges, hypothecations, encumbrances, security interests, options, licenses, leases, subleases, restrictions, title retention devices (including the interest of a seller or lessor under any conditional sale agreement or capital lease, or any financing lease having substantially the same economic effect as any of the foregoing), collateral assignments, claims or other encumbrances of any kind whether consensual, statutory or otherwise, and whether filed, recorded or perfected under applicable Law (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset, but in any event excluding restrictions under applicable securities Laws).

“NEI” means Nuclear Energy Institute.

“NEI Guidance” means the NEI 18-06, Rev. 0., “Guidelines for Development of a Regulatory Engagement Plan.”

“NRC” means the U.S. Nuclear Regulatory Commission.

“OFAC” means the U.S. Office of Foreign Assets Control.

“Open Source Software” means any Software that is distributed as “free software,” “open source software,” “shareware”, including under the GNU General Public License, GNU Lesser General Public License, GNU Affero General Public License, Mozilla Public License, BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License, the Sun Industry Standards License, and the Apache License, or any other license for Software that meets the “Open Source Definition” promulgated by the Open Source Initiative.

“Owned Intellectual Property” means all Intellectual Property owned by the Terra Entities.

“PAC” means Park Avenue Capital and its affiliate, Moonshot Warehouse Ltd., financial advisor to Terra Innovatum.

“Per Quota Common Conversion Amount” means USD $4,750,000 (i.e. $475,000,000 divided by 100 quotas).

“Permitted Liens” means (a) mechanic’s, materialmen’s and similar Liens arising in the ordinary course of business with respect to any amounts (i) not yet due and payable or which are being contested in good faith through (if then appropriate) appropriate proceedings and (ii) for which adequate accruals or reserves have been established in accordance with GAAP, (b) Liens for Taxes (i) not yet due and payable or which are being contested in good faith through appropriate proceedings and (ii) for which adequate accruals or reserves have been established in accordance with GAAP, (c) defects or imperfections of title, easements, encroachments, covenants, rights-of-way, conditions, matters that would be apparent from a physical inspection of such real property, restrictions and other similar charges or encumbrances that do not materially interfere with the present use of the Leased Real Property, (d) with respect to any Leased Real Property (i) the interests and rights of the respective lessors with respect to any Leased Real Property, including any statutory landlord liens and any Lien thereon, (ii) any Lien permitted under the Real Property Lease, and (iii) any Liens encumbering the real property of which the Leased Real Property is a part, (e) zoning, building, entitlement and other land use and environmental regulations promulgated by any Governmental Authority that do not materially interfere with the current use of the Leased Real Property, (f) non-exclusive licenses of Intellectual Property entered into in the ordinary course of business, (g) ordinary course purchase money Liens and Liens securing rental payments under operating or capital lease arrangements for amounts not yet due or payable, (h) other Liens arising in the ordinary course of business and not incurred in connection with the borrowing of money and on a basis consistent with past practice in connection with workers’ compensation, unemployment insurance or other types of social security and (i) all other Liens that would not, individually or in the aggregate, reasonably be expected to result in a Terra Material Adverse Effect.

“Person” means any individual, firm, corporation, partnership, limited liability company, exempted company, incorporated or unincorporated association, joint venture, joint stock company, bank, trust company, trust or other entity, whether or not a legal entity, Governmental Authority or any department, agency or political subdivision of such Governmental Authority.

“Personal Data” means any information which identifies or could reasonably be used to identify, whether alone or in combination with other information, a natural Person, or other information that constitutes “personal information” or “personal data” under applicable Privacy Laws.

“Pre-Closing GSR III Holders” means the holders of GSR III Class A Ordinary Shares at any time prior to the Merger Effective Time, as applicable and as the context requires.

“Preferred/Ordinary Conversion Ratio” means for each PubCo Preferred Share, 10,000 PubCo Ordinary Shares (i.e., the amount obtained by dividing the par value of the PubCo Preferred Shares (EUR 100.00) by the par value of the PubCo Ordinary Shares (EUR 0.01)).

“Preferred Conversion Ratio” means 80 (i.e. 8,000 PubCo Preferred Shares divided by 100 quotas).

“Privacy Agreements” means all Personal Data and privacy related policies (e.g., privacy and data security policies, acceptable use policies, terms of service, etc., including all Privacy Policies) and other Contracts to which any Terra Entity is a party whereby such Terra Entity makes commitments to a third party regarding the processing of Personal Data.

“Privacy Laws” means all Laws concerning or otherwise applicable to data security, data privacy and cyber security, including Federal Trade Commission Act; the Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003; the Children’s Online Privacy Protection Act; the California Consumer Privacy Act of 2018; the Computer Fraud and Abuse Act; the Electronic Communications Privacy Act; the Family Educational Rights and Privacy Act; and all other similar international, federal, state, provincial, and local Laws, and in each case, the rules implemented under such Laws.

“Privacy Policy” means an externally facing policy of any Terra Entity in connection with the collection of information provided by or on behalf of individuals that is labelled as a “Privacy Policy,” is reached on a web site by a link that includes the label “Privacy” or that is a written policy or disclosure that describes how Personal Data will be held, used, processed or disclosed.

“Pro Rata Portion” means, with respect to each Terra Innovatum Quotaholder, the percentage set forth in the Business Combination Agreement.

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“Proceeding” means any lawsuit, litigation, action, audit, examination, opposition, claim, complaint, charge, proceeding, inquiry, suit or arbitration (in each case, whether civil, criminal or administrative and whether public or private) pending by or before or otherwise involving any Governmental Authority.

“Proprietary Information” means all trade secrets and all other confidential or proprietary information, including confidential or proprietary know-how, inventions, methodologies, processes, techniques, research and development information, specifications, algorithms, financial, technical, marketing and business data, sales, pricing and cost information, customer information and supplier lists.

“PSAR” means Preliminary Safety Analysis Report as referenced in 10 CFR 50.

“PubCo” means, from and after the consummation of Conversion, Terra Innovatum Global (or any other name without objections), a Dutch public limited liability company (naamloze vennootschap), as organized under the laws of The Netherlands and treated as a tax resident of Italy for tax purposes.

“PubCo Articles of Association” means the articles of association of PubCo, to be effective ultimately as of the Closing, an unofficial English translation of which is attached hereto as Annex E.

“PubCo Preferred Shares” means convertible preferred shares in the capital of PubCo, par value EUR 100.00 per share, having the terms set forth in PubCo’s Governing Documents.

“PubCo Ordinary Shares” means ordinary shares in the capital of PubCo, par value EUR 0.01 per share.

“Registration Rights Agreement” means that certain Registration Rights by and between GSR III, Sponsor, Terra Innovatum and certain other parties.

“Related Party” means any of the current or former directors, officers, employees, managers, members, or equityholders (both indirect and direct) (or any child or spouse of any such Person) of any Terra Entity.

“Related Party Transaction” means all agreements or contracts between any Terra Entity and/or any of its Subsidiaries, on the one hand, and any Related Party, on the other hand, or any payment between or among such parties other than (a) loans and other extensions of credit to officers and employees of the Terra Entities for travel, business or relocation expenses or other employment-related purposes made in the ordinary course of business, (b) the Terra Benefit Plans and (c) commercial transactions entered into in the ordinary course of business on arms’ length terms for the use of services provided by the Terra Entities.

“Sanctions” means any sanction administered or enforced by the United States government (including OFAC), the Government of Canada, the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Shareholder Agreement” means the agreement, in form and substance reasonably acceptable to GSR III, entered into, prior to or concurrent with Closing, by and among the shareholders of PubCo and PubCo relating to the shareholders’ rights and obligations pursuant to their shareholdings in PubCo.

“Software” means computer programs and software, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, emulation and simulation reports, test vectors and software development tools and databases, together with all documentation related thereto.

“SOLO” means the SOLO micro-modular nuclear reactor.

“SOLO Test Reactor” means the First-Of-A-Kind (FOAK) demonstrative prototype of the SOLO reactor, developed and operated by Terra Innovatum, which is designed, constructed, and operated solely for testing, research, training, and development purposes. The SOLO Non Power Reactor shall be classified as a “Testing Facility” and licensed as a non-power production or utilization facility under a Class 104(c) license pursuant to 10 CFR 50.21(c) of the U.S. Nuclear Regulatory Commission regulations.

“Subsidiary” means, with respect to a Person, a corporation, general or limited partnership, limited liability company, joint venture, partnership or other entity of which a majority of the economic interests or the voting interests is owned, directly or indirectly, by such Person.

“Tax Return” means any return, form, election, declaration, report, statement, information statement or other document filed or required to be filed with any Governmental Authority with respect to Taxes, including any claims for refunds of Taxes, any information returns and any amendments or supplements of any of the foregoing.

“Taxes” means all federal, state, provincial, local, foreign or other taxes imposed by any Governmental Authority (or other imposts, assessments, fees, levies, customs, import duties or charges, in each case, in the nature of a tax), including all income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, alternative or add-on minimum, or estimated taxes, and including any interest, penalty, or addition to such Taxes.

“Terra Global” means Terra Innovatum Global s.r.l.

“Terra Entity Interests” means all of the outstanding equity interests of the Terra Entities.

“Terra Innovatum” means Terra Innovatum s.r.l.

“Terra Material Adverse Effect” means any event, series of events, condition, state of facts, development, change, circumstance, occurrence or effect (collectively, “Events”) that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (i) the business, results of operations or financial condition of the Terra Entities, taken as a whole or (ii) the ability of the Terra Entities to consummate the Transactions; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Terra Material Adverse Effect”: (a) any change in applicable Laws or GAAP or any interpretation of such Laws or GAAP following the Execution Date, (b) any change in interest rates or economic, political, business or financial market conditions generally (c) the taking of any action expressly required by or permitted to be taken under this Agreement, (d) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), pandemic, acts of nature or change in climate, or any declaration of a national emergency by any Governmental Authority, (e) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions, or social conditions, (f) any failure in and of itself of the Terra Entities or any of their respective Subsidiaries to meet any projections or forecasts, provided that the exception in this clause (f) shall not prevent or otherwise affect a determination that any change, effect or development underlying such change has resulted in or contributed to a Terra Material Adverse Effect, (g) any Events generally applicable to the industries or markets in which the Terra Entities or any of their respective Subsidiaries operate, (h) any action taken by, or at the request of, or with the express consent of GSR III; provided, that in the case of each of clauses (a), (b), (d), (e) and (g), any such Event to the extent it disproportionately affects the Terra Entities or any of their respective Subsidiaries relative to other participants in the industries in which such Persons operate shall not be excluded from the determination of whether there has been, or would reasonably be expected to be, a Terra Material Adverse Effect.

“Terra Innovatum Quotaholders” means quotaholders of Terra Innovatum as immediately prior to the Contribution.

“Terra Transaction Expenses” means any reasonable and documented out-of-pocket fees and expenses paid or payable by the Terra Entities or any of their respective Subsidiaries or any of their respective Affiliates (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the Transactions, including (a) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, (b) change-in-control payments, transaction bonuses, retention payments, severance or similar compensatory payments pursuant to any written arrangements entered into prior to the Closing, payable by the Terra Entities or any of their Subsidiaries to any current or former employee, independent contractor, officer, director or other individual service provider of the Terra Entities or any of their Subsidiaries as a result of the Transactions (whether alone or together with any other event), but excluding, for the avoidance of doubt, any such payments that arise from employment-related actions taken by GSR III, the Terra Entities or any of their respective Subsidiaries or Affiliates following the Closing and (c) any and all filing fees payable by the Terra Entities or any of their Subsidiaries or any of their Affiliates to Governmental Authorities in connection with the Transactions.

“Trading Days” means, with respect to the PubCo Ordinary Share, days on which trades in respect of the PubCo Ordinary Share may be made on Nasdaq or any similar system of automated dissemination of quotations of securities prices.

“Transactions” means, collectively, the Merger, any Transaction Financing, the GSR III Share Redemption, the Terra Pre-Closing Restructuring, and each of the other transactions contemplated by this Agreement and the Ancillary Agreements.

“VWAP” means, for any security as of any date(s), the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc. If the VWAP cannot be calculated for such security on such date(s) on any of the foregoing bases, the VWAP of such security on such date(s) shall be the fair market value per share on such date(s) as reasonably determined by a nationally recognized independent investment banking firm mutually agreed between GSR III and Terra Innovatum.

Unless otherwise stated in this proxy statement/prospectus or the context otherwise requires, all references in this proxy statement/prospectus to Class A ordinary shares, shares of PubCo Ordinary Shares or rights include such securities underlying the units.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus contains forward-looking statements. Forward-looking statements provide the respective current expectations or forecasts of future events of Terra Innovatum and GSR III. Forward-looking statements include statements about Terra Innovatum’s and GSR III’s respective expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. Words or phrases such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “objective,” “ongoing,” “plan,” “potential,” “predict,” “project,” “should,” “will” and “would,” or similar words or phrases, or the negatives of those words or phrases, may identify forward-looking statements, but the absence of these words does not necessarily mean that a statement is not forward-looking. Examples of forward-looking statements in this proxy statement/prospectus include, but are not limited to, statements regarding Terra Innovatum’s disclosure concerning Terra Innovatum’s operations, cash flows, financial position and dividend policy.

Forward-looking statements appear in a number of places in this proxy statement/prospectus including, without limitation, in the sections titled “Terra Innovatum’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “GSR III’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business of GSR III and Certain Information About GSR III” and “Business of Terra Innovatum and Certain Information About Terra Innovatum.” Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements. The risks and uncertainties include, but are not limited to:

•        Terra Innovatum’s ability to meet expectations related to its products, technologies and services and its ability to attract and retain revenue-generating customers and execute on its growth plans;

•        the inability of the parties to successfully or timely consummate the Business Combination, including the risk that any required regulatory approvals are not obtained, are delayed or are subject to unanticipated conditions that could adversely affect Terra Innovatum or the expected benefits of the Business Combination, if not obtained;

•        the failure to realize the anticipated benefits of the Business Combination;

•        the ability of GSR III prior to the Business Combination, and PubCo following the Business Combination, to maintain the listing of GSR III’s securities on Nasdaq;

•        costs related to the Business Combination;

•        the failure to satisfy the conditions to the consummation of the Business Combination, including the approval of the definitive the Business Combination Agreement by the shareholders of GSR III;

•        Terra Innovatum’s estimated unit economics, including assumptions around revenue, costs and deployment schedule;

•        the outcome of any legal proceedings that may be instituted against GSR III or Terra Innovatum related to the Business Combination;

•        the attraction and retention of qualified directors, officers, employees and key personnel of GSR III and Terra Innovatum prior to the Business Combination, and PubCo following the Business Combination;

•        the impact from future regulatory, judicial, and legislative changes in Terra Innovatum’s industry;

•        other factors discussed elsewhere in this proxy statement/prospectus and in the section in “Risk Factors.”

Actual results could differ materially from those anticipated in forward-looking statements for many reasons, including the factors described in “Risk Factors” in this proxy statement/prospectus. Accordingly, you should not rely on such forward-looking statements, which speak only as of the date of this proxy statement/prospectus. Terra Innovatum and GSR III undertake no obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events. You should, however, review the factors and risks Terra Innovatum describes in the reports it will file from time to time with the SEC after the date of this proxy statement/prospectus.

In addition, statements that “Terra Innovatum believes” or “GSR III believes” and similar statements reflect Terra Innovatum’s and GSR III’s respective beliefs and opinions on the relevant subject. These statements are based on information available to them as of the date of this proxy statement/prospectus, and while Terra Innovatum and GSR III respectively believe that such information provides a reasonable basis for these statements, that information may be limited or incomplete. Terra Innovatum’s and GSR III’s statements should not be read to indicate that they have respectively conducted an exhaustive inquiry into, or review of, all relevant information.

Although Terra Innovatum and GSR III respectively believe the expectations reflected in the forward-looking statements were reasonable at the time made, they cannot guarantee future results, level of activity, performance or achievements. Moreover, neither Terra Innovatum, nor GSR III nor any other person assumes responsibility for the accuracy or completeness of such forward-looking statements. You should carefully consider the cautionary statements contained or referred to in this section in connection with the forward looking statements contained in this proxy statement/prospectus and any subsequent written or oral forward-looking statements that may be issued by Terra Innovatum, GSR III or persons acting on their behalf.

ENFORCEMENT OF CIVIL LIABILITIES

Enforcement of Civil Liabilities against PubCo

Following the Terra Pre-Closing Restructuring, PubCo will be a public limited liability company (naamloze vennootschap, or N.V.) organized under the laws of the Netherlands with its corporate seat (statutaire zetel) in Amsterdam, the Netherlands. Although PubCo has not elected to be treated as a foreign private issuer, a majority of its directors and executive officer named in this proxy statement/prospectus, reside outside of the United States. All or a substantial portion of the assets of such individuals and of PubCo are located outside of the United States. Certain disputes between, among others, our (former) directors and us must be exclusively submitted to Dutch courts. As a result, investors in our ordinary shares may have difficulty enforcing their rights.

The United States and the Netherlands do not currently have a treaty providing for reciprocal recognition and enforcement of judgments, other than arbitration awards, in civil and commercial matters. Accordingly, a final judgment for the payment of money rendered by U.S. courts based on civil liability, whether or not predicated solely upon the U.S. federal securities laws, would not be directly enforceable in the Netherlands. However, if the party in whose favor such final judgment is rendered brings a new suit in a competent court in the Netherlands, that party may submit to the Dutch court the final judgment that has been rendered in the United States. A judgment by a federal or state court in the United States against us will neither be recognized nor enforced by a Dutch court but such judgment may serve as evidence in a similar action in a Dutch court. Additionally, based on Dutch Supreme Court case law, a Dutch court will generally grant the same judgment without a review of the merits of the underlying claim if that judgment: (1) resulted from legal proceedings compatible with Dutch notions of due process; (2) does not contravene public policy of the Netherlands; (3) was a decision of a court that has accepted its judgment on internationally accepted principles of private international law; and (5) is not incompatible with (a) a prior judgment of a Dutch court rendered in a dispute between the same parties, or (b) a prior judgment of a foreign court rendered in a dispute between the same parties, concerning the same subject matter and based on the same cause of action, provided that the prior judgment qualifies for recognition in the Netherlands.

Under Dutch law, in the event that a third party is liable to PubCo, only PubCo itself can bring civil action against that party. The individual shareholders do not have the right to bring an action on behalf of PubCo. Only in the event that the cause for the liability of a third party to PubCo also constitutes a tortious act directly against a shareholder, that shareholder does have an individual right of action against such third party in its own name. The Dutch Civil Code does provide for the possibility to initiate such actions collectively. A foundation or an association whose objective is to protect the rights of a group of persons having similar interests can act as a class representative and has standing to commence proceedings if certain criteria are met. All members of the class who are residents of the Netherlands and who did not opt out will in principle be bound to the outcome of the case. Unless otherwise ordered by a competent court, residents of other countries must in principle actively opt in in order to be able to benefit from the class action. If a settlement is reached, a Dutch court may declare the settlement agreement binding upon the relevant class, subject to an opt-out choice. An individual injured party may also itself institute a civil claim for damages. Even though Dutch law does not provide for derivative suits, directors and officers can still be subject to liability under U.S. securities laws.

Subject to the foregoing and service of process in accordance with applicable treaties, investors may be able to enforce in the Netherlands judgments in civil and commercial matters obtained from U.S. federal or state courts. We believe that U.S. investors may originate actions in a court of competent jurisdiction in the Netherlands. There is doubt as to whether a Dutch court would impose civil liability on us, the members of our board of directors, our officers or certain experts named herein in an original action predicated solely upon the U.S. federal securities laws brought in a court of competent jurisdiction in the Netherlands against us or such members, officers or experts, respectively.

Enforcement of Civil Liabilities against GSR III

Because GSR III is currently incorporated under the laws of the Cayman Islands, you may face difficulties in protecting your interests and your ability to protect your rights in U.S. federal courts may be limited. For example, it may be difficult for investors to effect service of process within the United States upon GSR III’s directors or executive officers, or enforce judgments obtained in the U.S. courts against GSR III’s directors or officers.

GSR III’s corporate affairs are governed by the amended and restated memorandum and articles of association, the Cayman Islands Companies Act and the common law of the Cayman Islands. GSR III’s directors’ fiduciary duties and the rights of shareholders to take action against the directors under the laws of the Cayman Islands are to a large extent governed by the common law of the Cayman Islands, which is derived in part from relatively limited judicial precedent in the Cayman Islands as well as from English common law, the decisions of whose courts are of persuasive authority, but are not binding on a court in the Cayman Islands. The rights of GSR III’s shareholders and the fiduciary responsibilities of directors under Cayman Islands law are different from what they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a different body of securities laws as compared to the United States, and certain states, such as Delaware, may have more fully developed and judicially interpreted bodies of corporate law. In addition, Cayman Islands companies may not have standing to initiate a shareholders derivative action in a federal court of the United States.

The courts of the Cayman Islands are unlikely (i) to recognize or enforce against GSR III judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state and (ii) in original actions brought in the Cayman Islands, to impose liabilities against GSR III predicated upon the civil liability provisions of the federal securities laws of the United States or any state, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

GSR III shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of GSR III or controlling shareholders than they would as public shareholders of a United States company.

QUESTIONS AND ANSWERS ABOUT THE BUSINESS COMBINATION
AND THE GENERAL MEETING

The questions and answers below highlight selected information from this proxy statement/prospectus and only briefly address some commonly asked questions about the General Meeting and the proposals to be presented at the General Meeting, including with respect to the proposed Business Combination. The following questions and answers do not include all the information that may be important to GSR III shareholders. Shareholders are urged to read carefully this entire proxy statement/prospectus, including the Annexes and the other documents referred to herein, to fully understand the proposed Business Combination and the voting procedures for the General Meeting, which will be held on September    , 2025 at            , Eastern Time at the offices of Latham & Watkins LLP located at 10250 Constellation Blvd., Suite 1100, Los Angeles, CA 90067 and via a virtual meeting, or at such other time, on such other date and at such other place to which the meeting may be adjourned.

Q.     Why am I receiving this proxy statement/prospectus?

A.      GSR III Shareholders are being asked to consider and vote upon (i) a proposal to adopt the Business Combination Agreement and approve the transactions contemplated thereby, including the Business Combination, the Merger and the Plan of Merger, among other proposals.

In accordance with the terms and subject to the conditions of the Business Combination Agreement, among other things:

•        Terra Innovatum will cause to be formed an Italian limited liability company (Italian Società a responsabilità limitata) with the same quotaholders in the same ownership percentages as Terra Innovatum;

•        Following the formation of New TopCo, Terra Innovatum will effectuate a restructuring whereby the Terra Innovatum Quotaholders will contribute 100% of their respective quotas in the capital of Terra Innovatum to New TopCo;

•        As a result of the Contribution, Terra Innovatum will become a wholly owned subsidiary of New TopCo;

•        Following the Contribution, New TopCo will convert into a Dutch public limited liability company (naamloze vennootschap), for the purpose of participating in the Transactions and becoming the holding company for Terra Innovatum and Terra MergerCo (as defined below) (the Contribution and the Conversion collectively, the “Terra Pre-Closing Restructuring,” and such reorganization plan, the “Terra Pre-Closing Restructuring Plan”);

•        New TopCo will establish a Cayman Island subsidiary as a direct wholly owned subsidiary of New TopCo; and

•        As part of the Business Combination, Terra MergerCo will merge with and into GSR III, with GSR III as the surviving company in the Merger and, after giving effect to the Merger and the related share exchange, GSR III will become a wholly owned Subsidiary of New TopCo (New TopCo as publicly traded company hereby referred to as “PubCo”) and each issued and outstanding GSR III Ordinary Share will be exchanged into one PubCo Ordinary Share.

A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A, and you are urged to read the Business Combination Agreement in its entirety.

This proxy statement/prospectus and its Annexes contain important information about the proposed Business Combination, the Merger and the other matters to be acted upon at the General Meeting. You should read this proxy statement/prospectus and the Annexes attached hereto carefully and in their entirety.

Your vote is important. You are encouraged to submit your proxy as soon as possible after carefully reviewing this proxy statement/prospectus and the Annexes attached hereto.

Q.     When and where is the General Meeting?

A.     The General Meeting will be held on September    , 2025 at            , Eastern Time, at the offices of Latham & Watkins LLP located at 10250 Constellation Blvd., Suite 1100, Los Angeles, CA 90067 and via a virtual meeting, or at such other time, on such other date and at such other place to which the meeting may be adjourned.

Q.     How do I attend the virtual General Meeting?

A.     If you are a registered shareholder, you will receive a proxy card from the Transfer Agent. The form contains instructions on how to attend the virtual General Meeting including the URL address, along with your control number. You will need your control number for access. If you do not have your control number, contact the Transfer Agent at spacredemptions@continentalstock.com.

You can pre-register to attend the virtual General Meeting starting September    , 2025 at            , Eastern Time (five business days prior to the meeting date). Enter the URL address into your browser            , enter your control number, name and email address. Once you pre-register you can vote or enter questions in the chat box. At the start of the General Meeting you will need to log in again using your control number and will also be prompted to enter your control number if you vote during the General Meeting.

Shareholders who hold their investments through a bank or broker, will need to contact the Transfer Agent to receive a control number. If you plan to vote at the General Meeting you will need to have a legal proxy from your bank or broker or if you would like to join and not vote, the Transfer Agent will issue you a guest control number with proof of ownership. Either way you must contact the Transfer Agent for specific instructions on how to receive the control number. The Transfer Agent can be contacted at the number or email address above. Please allow up to 72 hours prior to the meeting for processing your control number. If you do not have access to Internet, you can listen only to the meeting by dialing 1 800-450-7155 (or 1 857-999-9155 if you are located outside the United States and Canada (standard rates apply)) and when prompted enter the pin number 1974083#. Please note that you will not be able to vote or ask questions at the General Meeting if you choose to participate telephonically.

Q.     What are the specific proposals on which I am being asked to vote at the General Meeting?

A.     GSR III shareholders are being asked to approve the following four proposals at the General Meeting:

(i)     Business Combination Proposal — to consider and vote upon a proposal by ordinary resolution that the Business Combination Agreement (a draft of which is attached to the accompanying proxy statement/prospectus as Annex A) and the consummation of the transactions contemplated thereby be authorized, approved and confirmed in all respects (Proposal No. 1).

(ii)    Merger Proposal — to consider and vote upon a proposal by special resolution that the Plan of Merger in the form tabled to the General Meeting (a draft of which is attached to the accompanying proxy statement/prospectus as Annex B) pursuant to which Terra Innovatum will cause to be formed New TopCo, (ii) Terra Innovatum will effectuate the Contribution, (iii) Terra Innovatum will become a wholly owned subsidiary of New TopCo, (iv) New TopCo will convert into PubCo, (v) New TopCo will establish Terra MergerCo as a direct wholly owned subsidiary of New TopCo (vi) and Terra MergerCo will effectuate the Merger with GSR III as the surviving company in the merger and, after giving effect to the Merger and the related share exchange, GSR III will become a wholly owned Subsidiary of New TopCo (New TopCo as publicly traded company hereby referred to as “PubCo”) and each issued and outstanding GSR III Ordinary Share will be exchanged into one PubCo Ordinary Share, so that all the rights and obligations of GSR III will be assumed by PubCo by virtue of such merger pursuant to the Companies Act (As Revised) of the Cayman Islands, and the consummation of the merger and the remaining transactions contemplated thereby, be authorized, approved and confirmed in all respects; and GSR III be authorized to enter into the Plan of Merger. (Proposal No. 2).

(iii)   Incentive Plan Proposal — to consider and vote upon a proposal by __________ resolution to approve the Equity Incentive Plan. (Proposal No. 3).

(iv)   Adjournment Proposal — to consider and vote upon a proposal by ordinary resolution to adjourn the General Meeting to a later date or dates (A) in order to solicit additional proxies for the purpose of obtaining GSR III shareholder approval of the transaction proposals to be voted upon at the General Meeting, (B) if as of the time for which the General Meeting is scheduled, there are insufficient GSR III Class A Ordinary Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the General Meeting, (C) to allow reasonable time for the filing or mailing of any supplemental or amended disclosures that GSR III has determined, based on the advice of outside legal counsel, is reasonably likely to be required under applicable law and for such supplemental or amended disclosure to be disseminated and reviewed by the GSR III shareholders prior to the General Meeting (D) if GSR III shareholders redeem an amount of GSR III Class A Ordinary Shares such that the GSR III Available Cash Condition is not satisfied (Proposal No. 4), or (E) at the discretion of the Chairman of the General Meeting.

Q.     Are the proposals conditioned on one another?

A.     The Closing is conditioned upon the approval of the Business Combination Proposal and the Merger Proposal. The Business Combination Proposal and the Merger Proposal are conditioned upon the approval of each other. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus.

It is important for you to note that in the event the Business Combination Proposal or the Merger Proposal does not receive the requisite vote for approval, then GSR III will not consummate the Business Combination.

If GSR III does not consummate the Business Combination and fails to complete an initial business combination by May 8, 2026 (or August 7, 2026 at the discretion of the Sponsor), GSR III will be required to dissolve and liquidate the Trust Account by returning the then remaining funds in such Trust Account to its public shareholders.

Q.     Why is GSR III proposing the Business Combination?

A.     GSR III is a blank check company, which was incorporated as a Cayman Islands exempted company on May 10, 2023. It was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more target businesses. Although GSR III may pursue an acquisition opportunity in any business, industry, sector or geographical region for purposes of consummating an initial business combination, GSR III has focused on industry sectors that can benefit from its management team’s established global relationships and operating experience. GSR III’s management team brings together extensive and invaluable expertise driven by a focus on SPAC transactions, both from the perspective of a target company as well as that of a SPAC sponsor. GSR III’s team has significant hands-on experience working with private companies in preparing for and executing an initial public offering, and working closely with these companies to continue their transformation into scaled businesses with attractive performance metrics, which we believe would help create value in the public markets:

GSR III’s acquisition selection process leverages its management team’s and its advisors’ network of potential transaction sources, ranging from industry executives, private owners and entrepreneurs, private equity professionals and our extensive network of advisors and consultants across various sectors.

Consistent with its strategy, GSR III identified the following general criteria and guidelines that it believes are important in evaluating potential target businesses. GSR III sought to acquire companies with one or more of the following core attributes:

•        provide visibility into financials, including a path to sustained long-term profitability and attractive cash flow dynamics;

•        enjoy leading positions in their markets with sustainable competitive advantages and barriers to market entry;

•        have potential to grow both organically and through acquisitions;

•        have an experienced and capable management team;

•        address issues related to environmental, social, and governance concerns; and

•        would benefit uniquely from GSR III’s capabilities.

Based on its due diligence investigations of Terra Innovatum and the industry in which it operates, including the financial and other information provided by Terra Innovatum in the course of negotiations, GSR III believes that Terra Innovatum meets the criteria and guidelines listed above. Please see the section entitled “The Business Combination — GSR III Board’s Reasons for Approval of the Business Combination” for additional information.

Q.     Why is GSR III providing shareholders with the opportunity to vote on the Business Combination?

A.     The approval of the Business Combination is required under the GSR III amended and restated memorandum and articles of association, and the Merger requires the approval of GSR III shareholders under Cayman Islands law. In addition, such approvals are also conditions to the Closing under the Business Combination Agreement. Additionally, under its amended and restated memorandum and articles of association, GSR III must provide all public holders of GSR III Class A Ordinary Shares with the opportunity to have their public shares redeemed upon the consummation of its initial business combination either in conjunction with a tender offer or in conjunction with a shareholder vote. For business and other reasons, GSR III has elected to provide its shareholders with the opportunity to have their public shares redeemed in connection with a shareholder vote rather than a tender offer. The redemption rights include the requirement that a holder must identify himself, herself or itself in writing as a beneficial holder and provide his, her or its legal name, phone number and address to the Transfer Agent in order to validly redeem his, her or its shares. Therefore, GSR III is seeking to obtain the approval of its shareholders of the Business Combination and also allow its public shareholders to effectuate redemptions of their GSR III Class A Ordinary Shares in connection with the Closing in accordance with the GSR III amended and restated memorandum and articles of association.

Q.     What is Terra Innovatum?

A.     Terra Innovatum was incorporated under the laws of Italy on September 23, 2021 (“Inception”) and is headquartered in Lucca, Italy. Terra Innovatum is a nuclear energy company developing smaller, cheaper, and safer advanced clean energy solutions. Terra Innovatum’s flagship product, the SOLO Micro-Modular Nuclear Reactor, is designed to operate continuously at full power for 15 years without refueling, with the potential for a core swap to extend the operational cycle up to 45 years. Its modular design aims to achieve maximum energy efficiency while significantly reducing the levelized cost of energy (LCOE). Terra Innovatum is committed to delivering carbon-free energy solutions and aims to achieve commercial deployment of the SOLO Micro-Modular Nuclear Reactor by 2028 to address the growing global demand for sustainable and reliable energy. For further information, see “Business of Terra Innovatum and Certain Information About Terra Innovatum.”

Q.     Is Terra Innovatum a foreign private issuer?

A.     Terra Innovatum meets the definition of a foreign private issuer under the federal securities laws as it is foreign entity and, prior to the filing of the registration statement of which this proxy statement/prospectus forms a part, more than 50% of its outstanding shares were held of record by individuals who were not residents of the United States. Terra Innovatum has elected as it is permitted to under the federal securities laws to comply with the more stringent disclosure requirements applicable to domestic issuers. It is not anticipated that it will continue to meet the foreign private issuer definition as of the next measurement date which will be June 30, 2026. If it continues to be a foreign private issuer, its current intention is to continue to comply with the domestic issuer filing requirements.

Q.     What will happen in the Business Combination?

A.     To effect the Business Combination, among other things, Terra Innovatum, GSR III and their respective Affiliates will effect or cause to be effected (in each case as applicable) (i) the Terra Pre-Closing Restructuring and (ii) the Merger. As a result of the Business Combination, PubCo will become the ultimate parent company of GSR III. Please see the section entitled “The Business Combination” for additional information.

Q.     Following the Business Combination, will GSR III’s securities continue to trade on a stock exchange?

A.     No. GSR III anticipates that, upon consummation of the Business Combination, the GSR III Public Units will automatically separate into their component parts, the GSR III Class A Ordinary Shares and GSR III Rights, and will be delisted from Nasdaq and GSR III will be deregistered under the Exchange Act. However, PubCo intends to apply to list the PubCo Ordinary Shares on Nasdaq under the symbols “NKLR” following the Closing.

Q.     Is the Business Combination the first step in a “going private” transaction?

A.     No. GSR III does not intend for the Business Combination to be the first step in a “going private” transaction. One of the primary purposes of the Business Combination is to provide a platform for Terra Innovatum to access the U.S. public markets.

Q.     Will the management of Terra Innovatum change in the Business Combination?

A.      The current executive officers of Terra Innovatum are Alessandro Petruzzi, Chief Executive Officer, Cesare Frepoli, Chief Operating Officer, Marco Cherubini, Chief Technical Officer, Massimo Morichi, Chief Strategy Officer, Guillaume Moyen, Chief Financial Officer and Giordano Morichi, Chief Business Development Officer. These individuals are intended to continue to serve as Terra Innovatum’s executive officers upon the Closing.

Upon the Closing, PubCo will be governed through a single-tiered board of directors comprised of nine members, with each director subject to annual re-election and appointed for a term ending at the close of the first annual general meeting following his or her appointment.

Please see the section entitled “Board of Directors and Senior Management of PubCo After the Business Combination — Senior Management of Terra Innovatum” for additional information.

Q.     What will GSR III shareholders receive in the Business Combination?

A.     Upon consummation of the Merger, each Class A Share and each Class B Share will be exchanged for one Ordinary Share through Continental Stock Transfer & Trust Company acting as exchange agent for the benefit and account of the former holders of the GSR III Class A Ordinary Shares and GSR III Class B Ordinary Shares. The as-exchanged Class B Shares will be subject to the Vesting Conditions (as defined below) whereby 90% of the Exchanged Shares would continue to be held by their respective holders free and clear following the Closing and 10% of the Vesting Shares would be subject to vesting conditions until the satisfaction of the relevant vesting conditions or lapse of the prescribed period of time. See the section entitled “Shares Eligible for Future Sale — Vesting Sponsor Shares.”

Q.     What will GSR III unitholders receive in the Business Combination?

A.     Immediately prior to consummation of the Business Combination, the GSR III Public Units will automatically separate into their component parts, and holders of GSR III Public Units will receive one Class A Share and one seventh of one GSR Right.

Q.     What will Terra Innovatum quotaholders receive in the Business Combination?

A.      Upon the effective time of the Merger, legacy Terra Innovatum Quotaholders will be issued 8,000 PubCo Preferred Shares, which will be classified as an equity linked instrument and not an outstanding share. These shares will mandatorily convert into shares of PubCo Ordinary Shares in four tranches subsequent to the Closing, subject to PubCo meeting certain contingencies, at a conversion ratio of 10,000 PubCo Ordinary Shares per PubCo Preferred Share. Specifically, the PubCo Preferred Shares will convert in the following circumstances:

•        An amount equal to 25% of the aggregate PubCo Preferred Shares will convert if at any time during the five-year period following the Closing (the “First Conversion Period”), (A) the volume weighted average price (“VWAP”) of the PubCo Ordinary Shares for any five Trading Days within any 20 Trading Days period (“PubCo Trading Price”) is greater than $12.00, or (B) upon the submittal and docketing of at least 10 of the planned Pre-Application Topical Reports following the NEI Guidance has occurred, whichever occurs earlier.

•        An amount equal to 25% of the aggregate PubCo Preferred Shares will convert if at any time during the First Conversion Period, (A) the PubCo Trading Price is greater than $14.00, or (B) upon NRC docketing of the SOLO Construction Permit Application, pursuant to 10 CFR Part 50, whichever occurs earlier.

•        An amount equal to 25% of the aggregate PubCo Preferred Shares will convert, if at any time during the seven-year period following the Closing (the “Second Conversion Period”), and together with the First Conversion Period, the “Conversion Period”, (A) the PubCo Trading Price is greater than $16.00, or (B) upon acceptance and docketing of the SOLO Test Reactor Construction Permit in compliance with the requirements of the Atomic Energy Act of 1954 as set forth in 10 CFR, whichever occurs earlier.

•        An amount equal to 25% of PubCo Preferred Shares will convert, if at any time during the Second Conversion Period, (A) the PubCo Trading Price is greater than $18.00, or (B) upon issuance of an operating license of SOLO Test Reactor pursuant 10 CFR Part 50, whichever occurs earlier.

•        If, prior to the end of the applicable Conversion Period, the applicable share price triggers have not been achieved, and PubCo enters into a definitive agreement that would result in a Change of Control transaction, and (A) the price per share of PubCo Ordinary Shares payable to the shareholders of PubCo in such Change of Control transaction (the “Change of Control Offer Price”) is at least $5.00 per share, then as of immediately prior to the closing of such Change of Control transaction, (x) the applicable share price triggers that have not been achieved shall be deemed to have been satisfied, and (y) the PubCo Preferred Shares shall convert into PubCo Ordinary Shares at the Preferred/Ordinary Conversion Ratio described above as if such Change of Control Offer Price constituted the applicable share price trigger pursuant to the Business Combination Agreement; or (B) if the Change of Control Offer Price is less than $5.00 per share but greater than $2.50 per share, then as of immediately prior to the closing of such Change of Control transaction, half of the PubCo Preferred Shares that have not yet converted shall convert into PubCo Ordinary Shares at the Preferred/Ordinary Conversion Ratio.

•        Any PubCo Preferred Share that is not converted into PubCo Ordinary Shares during the applicable Conversion Period will remain outstanding, provided that any PubCo Preferred Share that is not converted within 20 years of issuance shall be transferred to PubCo and subsequently cancelled by PubCo for no consideration (om niet).

Q.     Will the PubCo Preferred Shares have voting rights?

         Under Dutch law, the PubCo Ordinary Shares will have the same voting rights as the other PubCo Ordinary Shares even before the PubCo Preferred Shares convert. The holders of the PubCo Preferred Shares have agreed pursuant to a written agreement to waive all voting rights for these shares prior to conversion to the extent permitted by Dutch law. They have further agreed to grant the Chief Executive Officer a proxy to vote all such shares on all matters for which voting rights cannot be waived. The Chief Executive Officer will vote such shares in the same proportion as all other PubCo Ordinary Shares are voted so as to have no impact on the result of any proposal put before shareholders. Under Dutch law, the votes underlying each Preferred Share may be apportioned so as to facilitate this proportionate voting.

Q.     What equity stake will the current shareholders of GSR III and the current quotaholders of Terra Innovatum hold in PubCo immediately after the Closing?

A.     It is anticipated that, following the Closing, in a no redemption scenario: (i) GSR III’s public shareholders will own approximately 32.4% of the outstanding PubCo Ordinary Shares; (ii) the Sponsor and related parties will own approximately 7.7% of the outstanding PubCo Ordinary Shares; (iii) the Terra Innovatum Global Quotaholders will own approximately 58.7% of the outstanding PubCo Ordinary Shares; and (iv) unrelated third parties will own approximately 1.2% of the outstanding PubCo Ordinary Shares.

The following table illustrates the estimated ownership levels in PubCo immediately following the consummation of the Business Combination under redemption scenarios, excluding the potential dilutive effects of (i) the additional shares for Terra Innovatum Global Quotaholders and PAC upon conversion of PubCo’s Preferred Shares and (ii) the potentially issuable additional shares for PAC and Bridge Loan lenders underlying the warrants to be issued at Closing in all scenarios:

	Assuming No Redemptions Into Cash			Assuming 50% Redemptions Into Cash			Assuming Maximum Redemptions Into Cash
	Shares		% Ownership	Shares		% Ownership	Shares		% Ownership
PubCo Ordinary Shares held by Terra Innovatum Global Quotaholders(1)	47,500,000		58.7%	47,500,000		68.3%	47,500,000		77.4%
PubCo Ordinary Shares held by GSR III public shareholders	26,285,714	(2)	32.4%	14,785,714	(3)	21.3%	6,679,350	(4)	10.9%
PubCo Ordinary Shares held by Sponsor and related parties of Sponsor(5)	6,232,857		7.7%	6,232,857		9.0%	6,232,857		10.1%
PubCo Ordinary Shares held by unrelated third parties(6)	995,599		1.2%	995,599		1.4%	995,599		1.6%
Total PubCo Ordinary Shares	81,014,170		100.0%	69,514,170		100.0%	61,407,806		100.0%

____________

(1)      Consists of PubCo Ordinary Shares issued to legacy Terra Innovatum Global Quotaholders upon the effective time of the Closing, which, pursuant to the Business Combination Agreement is equal to the (a) Common Conversion Ratio of 475,000, multiplied by (b) 100 quotas, for a total number of PubCo Ordinary Shares issued to legacy Terra Innovatum Global Quotaholders of 47,500,000 in both the No Redemption Scenario and Maximum Redemption Scenario respectively.

(2)      Consists of, in the No Redemption Scenario, (i) 23,000,000 GSR III Class A Ordinary Shares subject to possible redemption which GSR III public shareholders elected not to redeem in connection with the Closing and (ii) 3,285,714 GSR III Public Rights, each of which will convert, on a one-for-one basis, into GSR III Class A Ordinary Shares immediately prior to the Closing. These GSR III Ordinary Shares will convert on a one-for-one basis into PubCo Ordinary Shares upon the Closing.

(3)      Consists of, in the 50% Redemption Scenario, (i) 11,500,000 GSR III Class A Ordinary Shares subject to possible redemption which GSR III public shareholders elected not to redeem in connection with the Closing and (ii) 3,285,714 GSR III Public Rights, each of which will convert, on a one-for-one basis, into GSR III Class A Ordinary Shares immediately prior to the Closing. These GSR III Ordinary Shares will convert on a one-for-one basis into PubCo Ordinary Shares upon the Closing.

(4)      Consists of, in the Maximum Redemption Scenario, (i) 3,393,636 GSR III Class A Ordinary Shares subject to possible redemption. This scenario assumes that 19,606,364 GSR III Class A Ordinary Shares are redeemed. The Maximum Redemption Scenario reflects the redemption of the maximum number of GSR III Class A Ordinary Shares subject to possible redemption that can be redeemed while allowing both the minimum net tangible assets and GSR III Available Cash conditions pursuant to the Business Combination Agreement to be met. (ii) 3,285,714 GSR III Public Rights, each of which will convert, on a one-for-one basis, into GSR III Class A Ordinary Shares immediately prior to the Closing. These GSR III Ordinary Shares will convert on a one-for-one basis into PubCo Ordinary Shares upon the Closing.

(5)      Consists of 6,232,857 GSR III Ordinary Shares issued and outstanding immediately prior to the Closing which will convert on a one-for-one basis into PubCo Ordinary Shares upon the Closing. The 6,232,857 GSR III Ordinary Shares consists of (i) 5,495,000 GSR III Class B Ordinary Shares held by Sponsor which represents 5,495,000 issued and outstanding GSR III Class B Ordinary Shares held by Sponsor at the Closing, including 549,500 Vesting Sponsor Shares, subject to the vesting conditions pursuant to the Business Combination Agreement as the Sponsor will retain voting power with respect to the Vesting Sponsor Shares, (ii) 384,428 and 38,072 GSR III Class A Ordinary Shares held by Sponsor and related parties of Sponsor, respectively, (iii) 255,000 issued and outstanding GSR III Class B Ordinary Shares held by related parties of Sponsor, (iv) 54,918 and 5,439 Private Placement Rights held by Sponsor and related parties of Sponsor, respectively, which will convert on a one-for-one-basis into GSR III Class A Ordinary Shares immediately prior to the Closing.

(6)      Consists of (i) 223,000 PubCo Ordinary Shares issued to PAC as a success fee upon the Closing and (ii) 772,599 PubCo Ordinary Shares issued from conversion of the Bridge Loans upon the Closing of the Business Combination.

The table below reflects the same assumptions as described above but includes the impact on potential dilution from (i) the additional shares for Terra Innovatum Global Quotaholders and PAC upon conversion of PubCo’s Preferred Shares, (ii) the potentially issuable additional shares for PAC and Bridge Loan lenders underlying the warrants to be issued at Closing, (iii) potentially issuable PubCo Ordinary Shares to independent contractors underlying stock options and restricted stock, and (iv) potentially issuable PubCo Ordinary Shares underlying the equity awards authorized under the Equity Incentive Plan, in all scenarios below:

	Assuming No Redemptions Into Cash			Assuming 50% Redemptions Into Cash			Assuming Maximum Redemptions Into Cash
	Shares		% Ownership	Shares		% Ownership	Shares		% Ownership
PubCo Ordinary Shares and potentially issuable PubCo Ordinary Shares held by Terra Innovatum Global Quotaholders(1)	127,500,000		73.6%	127,500,000		79.4%	127,500,000		88.4%
PubCo Ordinary Shares held by GSR III public shareholders	26,285,714	(2)	15.1%	14,785,714	(3)	9.2%	6,679,350	(4)	4.4%
PubCo Ordinary Shares and potentially issuable PubCo Ordinary Shares held by Sponsor and related parties of Sponsor(5)	6,232,857		3.6%	6,232,857		3.9%	6,232,857		4.1%
PubCo Ordinary Shares and potentially issuable PubCo Ordinary Shares held by unrelated third parties(6)	5,117,393		3.0%	5,117,393		3.2%	5,117,393		3.4%
Potentially issuable PubCo Ordinary Shares underlying Equity Incentive Plan awards(7)	8,101,417		4.7%	6,951,417		4.3%	6,140,781		4.0%
Total PubCo Ordinary Shares	173,237,381		100.0%	160,587,381		100.0%	151,670,381		100.0%

____________

(1)      Consists of PubCo Ordinary Shares issued to legacy Terra Innovatum Global Quotaholders upon the effective time of the Closing, which, pursuant to the Business Combination Agreement is equal to the (a) Common Conversion Ratio of 475,000, multiplied by (b) 100 quotas, for a total number of PubCo Ordinary Shares issued to legacy Terra Innovatum Global Quotaholders of 47,500,000 in both the No Redemption Scenario and Maximum Redemption Scenario respectively, (ii) 80,000,000 contingently issuable PubCo Ordinary Shares. Upon the effective time of the Merger, legacy Terra Innovatum Global Quotaholders will be issued 8,000 PubCo Preferred Shares, which will be classified as an equity linked instrument and not an outstanding share. These shares will mandatorily convert into shares of PubCo Ordinary Shares in four tranches subsequent to the Closing, subject to PubCo meeting certain contingencies, at a conversion ratio of 10,000 PubCo Ordinary Shares per PubCo Preferred Share.

(2)      Consists of, in the No Redemption Scenario, (i) 23,000,000 GSR III Class A Ordinary Shares subject to possible redemption which GSR III public shareholders elected not to redeem in connection with the Closing and (ii) 3,285,714 GSR III Public Rights, each of which will convert, on a one-for-one basis, into GSR III Class A Ordinary Shares immediately prior to the Closing. These GSR III Ordinary Shares will convert on a one-for-one basis into PubCo Ordinary Shares upon the Closing.

(3)      Consists of, in the 50% Redemption Scenario, (i) 11,500,000 GSR III Class A Ordinary Shares subject to possible redemption which GSR III public shareholders elected not to redeem in connection with the Business Combination and (ii) 3,285,714 GSR III Public Rights, each of which will convert, on a one-for-one basis, into GSR III Class A Ordinary Shares immediately prior to the Closing. These GSR III Ordinary Shares will convert on a one-for-one basis into PubCo Ordinary Shares upon the Closing.

(4)      Consists of, in the Maximum Redemption Scenario, (i) 3,393,636 GSR III Class A Ordinary Shares subject to possible redemption. This scenario assumes that 19,606,364 GSR III Class A Ordinary Shares are redeemed. The Maximum Redemption Scenario reflects the redemption of the maximum number of GSR III Class A Ordinary Shares subject to possible redemption that can be redeemed while allowing both the minimum net tangible assets and GSR III Available Cash conditions pursuant to the Business Combination Agreement to be met. (ii) 3,285,714 GSR III Public Rights, each of which will convert, on a one-for-one basis, into GSR III Class A Ordinary Shares immediately prior to the Closing. These GSR III Ordinary Shares will convert on a one-for-one basis into PubCo Ordinary Shares upon the Closing.

(5)     Consists of 6,232,857 GSR III Ordinary Shares issued and outstanding immediately prior to the Closing which will convert on a one-for-one basis into PubCo Ordinary Shares upon the Closing. The 6,232,857 GSR III Ordinary Shares consists of (i) 5,495,000 GSR III Class B Ordinary Shares held by Sponsor which represents 5,495,000 issued and outstanding GSR III

Class B Ordinary Shares held by Sponsor at the Closing, including 549,500 Vesting Sponsor Shares, which are contingently issuable to Sponsor in the form of 549,500 PubCo Ordinary Shares subsequent to the Closing, subject to meeting certain contingencies, (ii) 384,428 and 38,072 GSR III Class A Ordinary Shares held by Sponsor and related parties of Sponsor, respectively, (iii) 255,000 issued and outstanding GSR III Class B Ordinary Shares held by related parties of Sponsor, (iv) 54,918 and 5,439 Private Placement Rights held by Sponsor and related parties of Sponsor, respectively, which will convert on a one-for-one-basis into GSR III Class A Ordinary Shares immediately prior to the Closing.

(6)      Consists of (i) 223,000 PubCo Ordinary Shares issued to PAC as a success fee upon the Closing, (ii) 1,000,000 shares of PubCo Ordinary Shares potentially issuable to PAC upon the exercise of a warrant issued on the Closing, and (iii) 400,000 contingently issuable PubCo Ordinary Shares. Upon the effective time of the Merger, PAC will be issued 40 PubCo Preferred Shares, which will be classified as an equity linked instrument and not an outstanding share. These shares will mandatorily convert into shares of PubCo Ordinary Shares in four tranches subsequent to the Closing, subject to PubCo meeting certain contingencies, at a conversion ratio of 10,000 PubCo Ordinary Shares per PubCo Preferred Share. (iv) 772,599 PubCo Ordinary Shares issued from conversion of the Bridge Loans upon the Closing of the Business Combination, (v) 1,473,794 PubCo Ordinary Shares potentially issuable to the Bridge Loan lenders upon the exercise of warrants issued on the Closing of the Business Combination, (vi) 1,068,000 PubCo Ordinary Shares potentially issuable to an independent contractor of Terra Innovatum upon exercise of options, and (vii) 180,000 PubCo Ordinary Shares potentially issuable to an independent contractor of Terra Innovatum underlying restricted stock.

(7)      Consists of an estimate of potentially issuable PubCo Ordinary Shares underlying the authorized awards for issuance to non-employee directors, officers, employees, and non-employee consultants of Terra Innovatum Global under the Equity Incentive Plan. The precise number of PubCo Ordinary Shares authorized under the Equity Incentive Plan will be determined at Closing.

Shareholders will experience additional dilution to the extent PubCo issues additional shares of PubCo Ordinary Shares after the Closing.

For more information, please see the sections entitled “Beneficial Ownership” and “Unaudited Pro Forma Condensed Combined Financial Information.”

Q.     Why is GSR III proposing the Adjournment Proposal?

A.     GSR III is proposing the Adjournment Proposal to allow the GSR III Board to adjourn the General Meeting to a later date or dates (A) in order to solicit additional proxies for the purpose of obtaining GSR III shareholder approval of the transaction proposals to be voted upon at the General Meeting, (B) if as of the time for which the General Meeting is scheduled, there are insufficient GSR III Class A Ordinary Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the General Meeting, (C) to allow reasonable time for the filing or mailing of any supplemental or amended disclosures that GSR III has determined, based on the advice of outside legal counsel, is reasonably likely to be required under applicable law and for such supplemental or amended disclosure to be disseminated and reviewed by the GSR III shareholders prior to the General Meeting, (D) if GSR III shareholders seek to redeem an amount of GSR III Class A Ordinary Shares such that the GSR III Available Cash Condition is not satisfied (Proposal No. 4), or (E) as otherwise deemed necessary by the Chairman of the General Meeting in his sole discretion.

Q.     What happens if I sell my GSR III Class A Ordinary Shares before the General Meeting?

A.     The record date for the General Meeting is earlier than the date that the Business Combination is expected to be completed. If you transfer your GSR III Class A Ordinary Shares after the record date but before the General Meeting, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the General Meeting. However, you will not be able to redeem those shares for a pro rata portion of the proceeds held in the Trust Account because you will no longer be able to deliver them for cancellation upon consummation of the Business Combination. If you transfer your GSR III Class A Ordinary Shares prior to the record date you will have no right to vote those shares at the General Meeting or seek redemption of your GSR III Class A Ordinary Shares.

Q.     What vote is required to approve the proposals presented at the General Meeting?

A.     The approval of each of the Business Combination Proposal and the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being, where a quorum is present the affirmative vote of the holders of at least a majority of the issued GSR III Class A Ordinary Shares who are present in person or represented by proxy and entitled to vote thereon and who vote at the General Meeting.

The approval of the Merger Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of at least a two-thirds majority of the issued GSR III Class A Ordinary Shares who are present in person or represented by proxy and entitled to vote thereon and who vote at the General Meeting.

The Business Combination is not structured so that approval of at least a majority of unaffiliated public shareholders of GSR III is required.

Accordingly, a GSR III shareholder’s failure to vote by proxy or to vote in person at the General Meeting will not be counted towards the number of GSR III Class A Ordinary Shares required to validly establish a quorum, and if a valid quorum is otherwise established, such failure to vote will have no effect on the outcome of any vote on the Business Combination Proposal, Merger Proposal, Incentive Plan Proposal or Adjournment Proposal. Broker non-votes will not be counted in connection with the determination of whether a valid quorum is established, and will have no effect on the Business Combination Proposal, Merger Proposal, Incentive Plan Proposal or Adjournment Proposal. Abstentions will be considered present for the purposes of establishing a quorum but, as a matter of Cayman Islands law, will not constitute a vote cast at the General Meeting and therefore will have no effect on the approval of each of the Business Combination Proposal, Adjournment Proposal, and Merger Proposal. However, the Nasdaq requires that for the Business Combination Proposal, Merger Proposal, Incentive Plan Proposal or Adjournment Proposal to be approved, there must be more votes cast in favor of the proposal than the aggregate of votes against such proposal plus abstentions. Broker non-votes do not count as votes cast. Therefore, in order to maintain compliance with this Nasdaq requirement, abstentions will count as a vote “AGAINST” each of the Business Combination Proposal, Adjournment Proposal and Merger Proposal.

Q.     May I seek statutory appraisal rights or dissenter rights with respect to my GSR III shares?

A.     The Cayman Islands Companies Act prescribes when shareholder appraisal rights are available and sets limitations on such rights. For additional information, see the section titled “Proposal 1 — The Business Combination Proposal — Appraisal and Dissenters’ Rights.

Q.     What happens if the Business Combination Proposal or the Merger Proposal is not approved?

A.     If either the Business Combination Proposal or the Merger Proposal is not approved, either Terra Innovatum or GSR III will be entitled to terminate the Business Combination Agreement and the Business Combination will not be consummated. If GSR III does not consummate a business combination by May 8, 2026 (or August 7, 2026 at the discretion of the Sponsor), GSR III will be required to dissolve and liquidate the Trust Account.

Q.     How many votes do I have at the General Meeting?

A.     GSR III shareholders are entitled to one vote on each proposal presented at the General Meeting for each GSR III Ordinary Share held of record as of the close of business on August 19, 2025, the record date for the General Meeting. As of the close of business on the record date, there were 23,422,500 outstanding GSR III Class A Ordinary Shares.

Q.     What constitutes a quorum at the General Meeting?

A.     One or more shareholders who together hold a majority of the issued and outstanding GSR III Class A Ordinary Shares entitled to vote at the General Meeting must be present, in person or represented by proxy, at the General Meeting to constitute a quorum and in order to conduct business at the General Meeting. Broker non-votes will not be counted as present for the purpose of determining a quorum. Abstentions will be considered present for the purposes of establishing a quorum. The GSR III Initial Shareholders, who own 20% of the issued and outstanding GSR III Class A Ordinary Shares as of the record date, will count towards this quorum. As a result, as of the record date, in addition to the shares of the GSR III Initial Shareholders, an additional 30% of the GSR III Class A Ordinary Shares, plus one GSR III Ordinary Share, held by public shareholders would be required to be present at the General Meeting to achieve a quorum. In the absence of a quorum, the chairman of the General Meeting has power to adjourn the General Meeting.

Q.     How will the GSR III Initial Shareholders and GSR III’s other current directors and officers vote?

A.     Prior to the GSR III IPO, GSR III entered into a letter agreement with the GSR III Initial Shareholders and each of its other directors and officers, pursuant to which each agreed to vote any GSR III Class A Ordinary Shares owned by it in favor of an initial business combination. This agreement applies to the GSR III Initial

Shareholders, including the Sponsor, as it relates to the Founder Shares and the requirement to vote all of the Founder Shares in favor of the Business Combination Proposal and for all other proposals presented to GSR III shareholders in this proxy statement/prospectus. The GSR III Initial Shareholders further entered into the Sponsor Support Agreement with GSR III and Terra Innovatum with respect to the Business Combination, whereby the GSR III Initial Shareholders agreed to vote any GSR III Class A Ordinary Shares owned by them in favor of the Business Combination. As of the record date, the GSR III Initial Shareholders and the other current directors and officers own 5,750,000 Founder Shares, representing 20% of the GSR III Class A Ordinary Shares then outstanding and entitled to vote at the General Meeting. As a result, as of the record date, in addition to the shares of the GSR III Initial Shareholders, in addition to the shares of the GSR III Initial Shareholders, an additional 30% of the GSR III Class A Ordinary Shares, plus one GSR III Ordinary Share, held by public shareholders would be required to vote in favor of the Business Combination Proposal and the Merger Proposal.

The Business Combination is not structured so that approval of at least a majority of unaffiliated public shareholders of GSR III is required.

Q.     What interests do the GSR III Initial Shareholders and GSR III’s other current officers and directors have in the Business Combination?

A.     The GSR III Initial Shareholders and GSR III’s other current officers and directors have interests in the Business Combination that are different from or in addition to (and which may conflict with) your interests. You should take these interests into account in deciding whether to approve the Business Combination Proposal.

These interests include, among others: the fact that the Sponsor and GSR III’s directors have agreed not to redeem any GSR III Class A Ordinary Shares held by them in connection with a shareholder vote to approve a proposed initial business combination; the fact that the Sponsor and GSR III’s officers and directors will lose or waive certain rights (and the Sponsor may incur into certain liabilities) if GSR III fails to complete an initial business combination by May 8, 2026 (or August 7, 2026 at the discretion of the Sponsor); the directors’ and officers’ liability insurance that Terra Innovatum will be required to maintain under the Business Combination Agreement; the fact that, pursuant to the Business Combination Agreement, the Sponsor will have certain governance rights in respect of Terra Innovatum; and the appointment of Rex Jackson as an initial member of the PubCo Board following the Closing.

Sponsor Group Ownership of GSR III Prior to Closing

	Securities held by Sponsor Group	Sponsor Cost at GSR III’s initial public offering ($)
GSR III Class A Ordinary Shares	—	—
Private Placement Units	422,500	$4,225,000
Founder Shares	5,750,000	$25,000
Total	6,172,500	$4,250,000

Sponsor Group Ownership of PubCo Following the Closing

	Securities held by Sponsor Group Prior to Closing	Value per Security ($)	Total Value ($)
PubCo Ordinary Shares Issued to Holders of Founder Shares	6,232,857	$10.37	$64,634,727
Total	6,232,857		$64,634,727

In addition, the Sponsor, GSR III’s executive officers and directors, and any of their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on GSR III’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. GSR III’s audit committee reviews on a quarterly basis all payments that were made to the Sponsor,

GSR III’s executive officers or directors, or GSR III’s or their affiliates. Any such payments prior to an initial business combination are made using funds held outside the Trust Account. Other than quarterly audit committee review of such reimbursements, GSR III does not have any additional controls in place governing GSR III’s reimbursement payments to GSR III’s directors and executive officers for their out-of-pocket expenses incurred in connection with GSR III’s activities on GSR III’s behalf in connection with identifying and consummating an initial business combination. Other than these payments and reimbursements, no compensation of any kind, including finder’s and consulting fees, is paid by GSR III to the Sponsor, GSR III’s executive officers and directors, or any of their respective affiliates, prior to completion of its initial business combination. As of the date of this proxy statement/prospectus, no out-of-pocket expenses have been incurred by GSR III’s executive officers and directors and there are no outstanding out-of-pocket expenses for which GSR III’s executive officers or directors are awaiting reimbursement.

See “The Business Combination — Interests of Certain Persons in the Business Combination” for a more detailed discussion of how the GSR III Initial Shareholders and GSR III’s other current officers and directors have interests in the merger that are different from, or in addition to, the interests of the GSR III public shareholders generally.

Such interests may influence the GSR III Board in making its recommendation that you vote in favor of the approval of the Business Combination.

Q.     Did the GSR III Board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?

A.     Yes. The GSR III Board obtained a fairness opinion from ERShares, dated April 7, 2025, which provides that, as of that date and based on and subject to the assumptions, qualifications and other matters set forth therein, the consideration to be paid to shareholders of GSR III in the Merger is fair, from a financial point of view, to the holders of GSR III Class A Ordinary Shares. For a description of the opinion issued by ERShares to the GSR III Board, please see “The Business Combination — Opinion of GSR III’s Financial Advisor.”

Q.     What happens if I vote against the Business Combination Proposal?

A.     If you vote against the Business Combination Proposal but the Business Combination Proposal still obtains the affirmative vote of holders of at least a majority of GSR III Class A Ordinary Shares that are entitled to vote and are voted at the General Meeting, then the Business Combination Proposal will be approved and, assuming the approval of the Merger Proposal, and the satisfaction or waiver of the other conditions to Closing, the Business Combination will be consummated in accordance with the terms of the Business Combination Agreement.

If you vote against the Business Combination Proposal and the Business Combination Proposal does not obtain the affirmative vote of holders of at least a majority of GSR III Class A Ordinary Shares that are entitled to vote and are voted at the General Meeting, then the Business Combination Proposal will fail and GSR III will not consummate the Business Combination. If GSR III does not consummate the Business Combination, it may continue to try to complete a business combination with a different target business until May 8, 2026. If GSR III fails to complete an initial business combination by May 8, 2026 (or August 7, 2026 at the discretion of the Sponsor), then it will be required to dissolve and liquidate the Trust Account by returning the then-remaining funds in such account to its public shareholders.

Q.     Do I have redemption rights?

A.     If you are a holder of GSR III Class A Ordinary Shares, you may redeem your public shares for cash at the applicable redemption price per share equal to the quotient obtained by dividing (i) the aggregate amount on deposit in the Trust Account as of two business days prior to the Closing, including interest (which interest shall be net of taxes payable), by (ii) the total number of then-outstanding public shares; provided that GSR III will not redeem any GSR III Class A Ordinary Shares issued in the GSR III IPO to the extent that such redemption would result in GSR III having net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) of less than $5,000,001. A public shareholder, together with any of his, her or its affiliates or any other person with whom he, she or it is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 15% of the GSR III Class A Ordinary Shares sold in the GSR III IPO, without GSR III’s prior consent. Holders of outstanding GSR III Rights do not have redemption rights in connection with the Business Combination. The GSR III Initial Shareholders and GSR III’s other current officers and directors have agreed to waive their redemption rights with respect to any GSR III Class A Ordinary Shares they may hold in connection with the consummation of the Business Combination, and the Founder Shares will be excluded from the pro rata calculation used to determine the per-share redemption price. For illustrative purposes, based on the fair value of marketable securities held in the Trust Account of approximately $236 million as of June 30, 2025, the estimated per Class A Share redemption price would have been approximately $10.27. Additionally, GSR III Class A Ordinary Shares properly tendered for redemption will only be redeemed if the Business Combination is consummated; otherwise holders of such shares will only be entitled to a pro rata portion of the Trust Account (including interest but net of taxes payable) in connection with the liquidation of the Trust Account, unless GSR III completes an alternative business combination prior to May 8, 2026.

Q.     Can the GSR III Initial Shareholders redeem their Founder Shares in connection with consummation of the Business Combination?

A.     No. The GSR III Initial Shareholders and GSR III’s other current officers and directors have agreed, for no additional consideration, to waive their redemption rights with respect to their Founder Shares and any public shares they may hold in connection with the consummation of the Business Combination.

Q.     Is there a limit on the number of shares I may redeem?

A.     Yes. A public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), may not redeem GSR III Class A Ordinary Shares in excess of an aggregate of 15% of the shares sold in the GSR III IPO, without GSR III’s consent. Accordingly, all GSR III Class A Ordinary Shares in excess of 15% of GSR III Class A Ordinary Shares sold in the GSR III IPO owned by a holder will not be redeemed for cash without GSR III’s consent. On the other hand, a public shareholder who holds less than 15% of the public shares may redeem all of the public shares held by such shareholder for cash.

Class B Shares cannot be redeemed.

In no event is your ability to vote all of your shares (including those shares held by you in excess of 15% of the shares sold in the GSR III IPO) for or against the Business Combination restricted.

GSR III has no specified maximum redemption threshold under its amended and restated memorandum and articles of association, other than the aforementioned 15% threshold. Each redemption of GSR III Class A Ordinary Shares by GSR III public shareholders will reduce the amount in the Trust Account, which held marketable securities with a fair value of approximately $231 million as of December 31, 2024. The Business Combination Agreement provides that each of the parties’ obligation to consummate the Business Combination is conditioned on the amount of cash in the Trust Account (net of the Cash Redemption Amount), together with any transaction financing, but minus transaction expenses being equal to or greater than $25,000,000. If, as a result of redemptions of GSR III Class A Ordinary Shares by GSR III’s public shareholders, such condition is not met or is not waived, then either party may elect to not consummate the Business Combination. In addition, in no event will GSR III redeem its GSR III Class A Ordinary Shares in an amount that would cause its net tangible assets to be less than $5,000,001, as provided in the GSR III amended and restated memorandum and articles of association and as required as a Closing condition to each party’s obligation to consummate the Business Combination under the terms of the Business Combination Agreement.

Q.     Will how I vote affect my ability to exercise redemption rights?

A.     No. You may exercise your redemption rights whether you vote your GSR III Class A Ordinary Shares for or against, or whether you abstain from voting on, the Business Combination Proposal or any other proposal described by this proxy statement/prospectus. As a result, the Business Combination Agreement can be approved by shareholders who will redeem their shares and no longer remain shareholders, leaving shareholders who choose not to redeem their shares holding shares in a company with a potentially less-liquid trading market, fewer shareholders, potentially less cash and the potential inability to meet the listing standards of Nasdaq.

Q.     How do I exercise my redemption rights?

A.     In order to exercise your redemption rights, you must (i) if you hold GSR III Public Units, separate the underlying GSR III Class A Ordinary Shares and GSR III Rights, and (ii) prior to             , on September    , 2025 (two business days before the initial date of the General Meeting), tender your shares physically or electronically and identify yourself in writing as a beneficial holder and provide your legal name, phone number and address to the Transfer Agent in order to validly redeem your shares and submit a request in writing that GSR III redeem your GSR III Class A Ordinary Shares for cash to the Transfer Agent at the following address:

Continental Stock Transfer & Trust Company
One State Street Plaza, 30th Floor
New York, NY 10004
Attention: SPAC Redemption Team
Email: spacredemptions@continentalstock.com

You do not have to be a record date holder in order to exercise your redemption rights. GSR III shareholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the Transfer Agent and time to effect delivery. It is GSR III’s understanding that GSR III shareholders should generally allot at least two weeks to obtain physical certificates from the Transfer Agent. However, GSR III does not have any control over this process and it may take longer than two weeks. GSR III shareholders who hold their shares in “street name” will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically.

GSR III shareholders seeking to exercise their redemption rights, whether they are registered holders or hold their shares in “street name” are required to either tender their certificates to the Transfer Agent prior to the date set forth in this proxy statement/prospectus, or up to two business days prior to the vote on the Business Combination Proposal at the General Meeting, or to deliver their shares to the Transfer Agent electronically using Depository Trust Company’s Deposit/Withdrawal At Custodian (DWAC) system, at such shareholder’s option. The requirement for physical or electronic delivery prior to the General Meeting ensures that a redeeming shareholder’s election to redeem is irrevocable once the Business Combination is approved.

Any request for redemption, once made by a holder of public shares, may not be withdrawn once submitted to GSR III unless the GSR III Board determines (in its sole discretion) to permit the withdrawal of such redemption request (which it may do in whole or in part). If you delivered your shares for redemption to the Transfer Agent and decide within the required timeframe not to exercise your redemption rights, you may request that the Transfer Agent return the shares (physically or electronically). The redemption rights include the requirement that a holder must identify himself, herself or itself in writing as a beneficial holder and provide his, her or its legal name, phone number and address to the Transfer Agent in order to validly redeem his, her or its shares. You may make such request by contacting the Transfer Agent at the phone number or address listed under the question “Who can help answer my questions?” below.

If you hold GSR III Public Units registered in your own name, you must deliver the certificate for such GSR III Public Units to the Transfer Agent with written instructions to separate such GSR III Public Units into GSR III Class A Ordinary Shares and GSR III Rights. This must be completed far enough in advance to permit the mailing of the public share certificates back to you so that you may then exercise your redemption rights upon the separation of the public shares from the GSR III Public Units.

If a broker, dealer, commercial bank, trust company or other nominee holds your GSR III Public Units, you must instruct such nominee to separate your GSR III Public Units. Your nominee must send written instructions by facsimile to the Transfer Agent. Such written instructions must include the number of GSR III Public Units to be split and the nominee holding such GSR III Public Units. Your nominee must also initiate electronically, using Depository Trust Company’s DWAC system, a withdrawal of the relevant units and a deposit of an equal number of GSR III Class A Ordinary Shares and GSR III Rights. This must be completed far enough in advance to permit your nominee to exercise your redemption rights upon the separation of the public shares from the GSR III Public Units. While this is typically done electronically on the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your GSR III Public Units to be separated in a timely manner, you will likely not be able to exercise your redemption rights.

There is a nominal cost associated with the above-referenced tendering process and the act of certificating the shares or delivering them through the DWAC system. The Transfer Agent will typically charge a tendering broker fee and it is in the broker’s discretion whether or not to pass this cost on to the redeeming shareholder. However, this fee would be incurred regardless of whether or not shareholders seeking to exercise redemption rights are required to tender their shares, as the need to deliver shares is a requirement to exercising redemption rights, regardless of the timing of when such delivery must be effectuated.

Q.     What are the U.S. federal income tax consequences of exercising my redemption rights?

A.     The receipt of cash by a holder of GSR III Class A Ordinary Shares in redemption of such shares will be a taxable transaction for U.S. federal income tax purposes in the case of a U.S. holder (as defined herein) and could be a taxable event for U.S. federal income tax purposes in the case of a Non-U.S. holder (as defined herein). Please see the section in this proxy statement/prospectus entitled “Material U.S. Federal Income Tax Considerations — U.S. holders — Redemption of GSR III Class A Ordinary Shares” for additional information. All holders considering the exercise of their redemption rights should consult with, and rely solely upon, their own tax advisors with respect to the U.S. federal income tax consequences of exercising such redemption rights.

Q.     What are the material U.S. federal income tax consequences of the Business Combination to the U.S. holders and non-U.S. holders (each as defined herein) of GSR III Class A Ordinary Shares?

A.     The receipt of cash by a holder of GSR III Class A Ordinary Shares in redemption of such shares will be a taxable transaction for U.S. federal income tax purposes in the case of a U.S. holder (as defined herein) and could be a taxable event for U.S. federal income tax purposes in the case of a Non-U.S. holder (as defined herein). Please see the section in this proxy statement/prospectus entitled “Material U.S. Federal Income Tax Considerations — U.S. holders — Redemption of GSR III Class A Ordinary Shares” for additional information. All holders considering the exercise of their redemption rights should consult with, and rely solely upon, their own tax advisors with respect to the U.S. federal income tax consequences of exercising such redemption rights.

The tax consequences of the Business Combination are complex and will depend on your particular circumstances. For a more complete discussion of the U.S. federal income tax considerations of the Business Combination, see the section entitled “Material Tax Considerations — United States Federal Income Tax Considerations to U.S. Holders — Tax Consequences of the Merger to U.S. Holders.” If you are a U.S. holder exchanging GSR III Class A Ordinary Shares in the Business Combination, you are urged to consult your tax advisor to determine the tax consequences thereof.

Q.     Do I have appraisal rights or dissenters’ rights if I object to the proposed Business Combination?

A.     The Cayman Islands Companies Act prescribes when shareholder appraisal rights are available and sets limitations on such rights. GSR III shareholders will have appraisal rights and dissenter’s rights under Section 238 and 239 of Cayman Islands Companies Act. Where such rights are available, shareholders are entitled to receive fair value for their shares. However, regardless of whether such rights are or are not available, the GSR III public shareholders are still entitled to exercise the rights of redemption as set out herein, and the GSR III Board has determined that the redemption proceeds payable to shareholders who exercise such redemption rights represent the fair value of those shares.

Section 238. (1) of the Cayman Islands Companies Act provides that a member of a constituent company incorporated thereunder shall be entitled to payment of the fair value of that person’s shares upon dissenting from a merger or consolidation.

Section 239. (1) of the Cayman Islands Companies Act provides that no rights under section 238 of the Cayman Islands Companies Act shall be available in respect of the shares of any class for which an open market exists on a recognised stock exchange or recognised interdealer quotation system at the expiry date of the period allowed for written notice of an election to dissent under section 238(5) of the Cayman Islands Companies Act, provided that such section shall not apply if the holders thereof are required by the terms of a plan of merger or consolidation pursuant to section 233 or 237 of the Cayman Islands Companies Act to accept for such shares anything except: (a) shares of a surviving or consolidated company, or depository receipts in respect thereof; (b) shares of any other company, or depository receipts in respect thereof, which shares or depository receipts at the effective date of the merger or consolidation, are either listed on a national securities exchange or designated as a national market system security on a recognised interdealer quotation system or held of record by more than two thousand holders; (c) cash in lieu of fractional shares or fractional depository receipts described in paragraphs (a) and (b); or (d) any combination of the shares, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in paragraphs (a), (b) and (c).

GSR III shareholders who are considering exercising dissenter’s rights are advised to consult appropriate legal counsel.

Q.     What happens to the funds held in the Trust Account upon consummation of the Business Combination?

A.     If the Business Combination is consummated, the funds held in the Trust Account, will be used to: (i) pay GSR III public shareholders who properly exercise their redemption rights; (ii) pay approximately $9.2 million in deferred underwriting commissions to the underwriters of the GSR III IPO; and (iii) pay or cause to be paid certain other fees, costs and expenses (including regulatory fees, legal fees, accounting fees, printer fees and other professional fees) that were incurred by GSR III and Terra Innovatum in connection with the Business Combination pursuant to the terms of the Business Combination Agreement. Any remaining funds will be used by PubCo for general corporate purposes.

The following table illustrates the Deferred Underwriting Commission at each redemption level below:

	Assuming No Redemptions Into Cash	Assuming 50% Redemptions Into Cash	Assuming Maximum Redemptions Into Cash
Deferred Underwriting Commission	$9,200,000	$9,200,000	$9,200,000
Remaining cash held in Trust Account following redemptions(1)	$238,688,901	$119,344,451	$35,218,400
Deferred Underwriting Commission as a percentage of cash left in the Trust Account following redemptions	3.9%	7.7%	26.1%

____________

(1)      Uses an assumed redemption price of $10.38, determined as the sum of (i) $236.3 million balance of investments held in Trust Account on GSR III’s historical balance sheet as of June 30, 2025, plus (ii) $2.4 million actual and expected dividends on investments held in Trust Account subsequent to June 30, 2025 through the estimated Closing Date, divided by 23,000,000 GSR III Class A Ordinary Shares subject to possible redemption outstanding immediately prior to the Business Combination.

Q.     What conditions must be satisfied to complete the Business Combination?

A.     There are a number of Closing conditions in the Business Combination Agreement, including the approval by GSR III shareholders of the Business Combination Proposal and the Merger Proposal and the GSR III Available Cash Condition. For a summary of the conditions that must be satisfied or waived prior to completion of the Business Combination, please see the section entitled “The Business Combination Agreement and Ancillary Documents — Conditions to Closing of the Business Combination.”

Q.     What happens if the Business Combination Agreement is terminated or the Business Combination is not consummated?

A.     There are certain circumstances under which the Business Combination Agreement may be terminated. Please see the section entitled “The Business Combination Agreement and Ancillary Documents” for information regarding the parties’ specific termination rights.

If GSR III does not consummate the Business Combination, it may continue to try to complete a business combination with a different target business until May 8, 2026 (or August 7, 2026 at the discretion of the Sponsor). If GSR III fails to complete an initial business combination by May 8, 2026 (or August 7, 2026 at the discretion of the Sponsor), then GSR III will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the GSR III Class A Ordinary Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable, and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding GSR III Class A Ordinary Shares, which redemption will completely extinguish GSR III public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of GSR III’s remaining shareholders and the GSR III Board, liquidate and dissolve, subject in each case to GSR III’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the initial public offering price per unit in the GSR III IPO. Please see the section entitled “Risk Factors — Risks Related to the Business Combination and GSR III” for additional information.

Holders of Founder Shares have waived any right to any liquidation distribution with respect to such shares. In addition, there will be no redemption rights or liquidating distributions with respect to the GSR III Rights, which will expire worthless if GSR III fails to complete an initial business combination by May 8, 2026 (or August 7, 2026 at the discretion of the Sponsor).

Q.     When is the Business Combination expected to be completed?

A.     The Closing is expected to take place following the satisfaction or waiver of the conditions described below in the subsection entitled “The Business Combination Agreement and Ancillary Documents — Conditions to Closing of the Business Combination.” The closing is expected to occur in the fourth quarter of 2025. The Business Combination Agreement may be terminated by GSR III or Terra Innovatum if the Closing has not occurred by December 31, 2025 (unless such date is extended by mutual agreement of GSR III and Terra Innovatum).

For a description of the conditions to the completion of the Business Combination, see the section entitled “The Business Combination Agreement and Ancillary Documents — Conditions to Closing of the Business Combination.”

Q.     What do I need to do now?

A.     You are urged to read carefully and consider the information contained in this proxy statement/prospectus, including the Annexes hereto, and to consider how the Business Combination will affect you as a shareholder. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.

Q.     How do I vote?

A.     If you were a holder of record of GSR III Class A Ordinary Shares on August 19, 2025, the record date for the General Meeting, you may vote with respect to the proposals in person or virtually at the General Meeting, or by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Voting by Mail.    By signing the proxy card and returning it in the enclosed prepaid and addressed envelope, you are authorizing the individuals named on the proxy card to vote your shares at the General Meeting in the manner you indicate. You are encouraged to sign and return the proxy card even if you plan to attend the General Meeting so that your shares will be voted if you are unable to attend the General Meeting. If you receive more than one proxy card, it is an indication that your shares are held in multiple accounts. Please sign and return all proxy cards to ensure that all of your shares are voted. Votes submitted by mail must be received by            , on September    , 2025.

Voting in Person at the Meeting.    If you attend the General Meeting and plan to vote in person, you will be provided with a ballot at the General Meeting. If your shares are registered directly in your name, you are considered the shareholder of record and you have the right to vote in person at the General Meeting. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should follow the instructions provided by your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares or, if you wish to attend the

General Meeting and vote in person, you will need to bring to the General Meeting a legal proxy from your broker, bank or nominee authorizing you to vote these shares. For additional information, please see the section entitled “General Meeting of GSR III Shareholders.”

Voting Electronically.    You may attend, vote and examine the list of shareholders entitled to vote at the General Meeting by visiting https://www.cstproxy.com/gsriii/2025 and entering the control number found on your proxy card, voting instruction form or notice included in the proxy materials.

Q.     What will happen if I abstain from voting or fail to vote at the General Meeting?

A.     At the General Meeting, a properly executed proxy marked “ABSTAIN” with respect to a particular proposal will be considered present for the purposes of establishing a quorum but, as a matter of Cayman Islands law, will not constitute a vote cast at the General Meeting and therefore will have no effect on the approval of each of the Business Combination Proposal, Adjournment Proposal and Merger Proposal. However, the Nasdaq requires that for the Business Combination Proposal, Merger Proposal, Incentive Plan Proposal or Adjournment Proposal to be approved, there must be more votes cast in favor of the proposal than the aggregate of votes against such proposal plus abstentions. Broker non-votes do not count as votes cast. Therefore, in order to maintain compliance with this Nasdaq requirement, abstentions will count as a vote “AGAINST” each of the Business Combination Proposal, Adjournment Proposal and Merger Proposal.

Q.     What will happen if I sign and return my proxy card without indicating how I wish to vote?

A.     Signed and dated proxies received by GSR III without an indication of how the shareholder intends to vote on a proposal will be voted “FOR” each proposal presented to the shareholders. The proxyholders may use their discretion to vote on any other matters which properly come before the General Meeting.

Q.     If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A.     No. Under the rules of various national and regional securities exchanges, your broker, bank, or nominee cannot vote your shares with respect to non-routine matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank, or nominee. GSR III believes that all of the proposals presented to the shareholders at this General Meeting will be considered non-routine and, therefore, your broker, bank, or nominee cannot vote your shares without your instruction on any of the proposals presented at the General Meeting. If you do not provide instructions with your proxy card, your broker, bank, or other nominee may deliver a proxy card expressly indicating that it is NOT voting your shares. This indication that a broker, bank, or nominee is not voting your shares is referred to as a “broker non-vote.” Broker non-votes will not be counted for the purposes of determining the existence of a quorum or for purposes of determining the number of votes cast at the General Meeting. Your broker, bank or other nominee can vote your shares only if you provide instructions on how to vote. You should instruct your broker, bank or other nominee to vote your shares in accordance with directions you provide.

Q.     May I change my vote after I have mailed my signed proxy card?

A.     Yes. You may change your vote by sending a later-dated, signed proxy card to GSR III at the following address: GSR III Acquisition Corp., 5900 Balcones Drive, Suite 100, Austin, TX 78731, so that it is received by GSR III prior to the General Meeting or attend the General Meeting in person and vote. You also may revoke your proxy by sending a notice of revocation to GSR III, which must be received by GSR II prior to the General Meeting.

Q.     What should I do if I receive more than one set of voting materials?

A.     You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast your vote with respect to all of your shares.

Q.     Who will solicit and pay the cost of soliciting proxies for the General Meeting?

A.     GSR III will pay the cost of soliciting proxies for the General Meeting. GSR III has engaged to assist in the solicitation of proxies for the General Meeting. GSR III has agreed to pay Sodali & Co. (“Sodali”) a fee of $75,000, plus disbursements, and will reimburse Sodali for its reasonable out-of-pocket expenses and indemnify Sodali and its affiliates against certain claims, liabilities, losses, damages and expenses. GSR III will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of GSR III Class A Ordinary Shares for their expenses in forwarding soliciting materials to beneficial owners of GSR III Class A Ordinary Shares and in obtaining voting instructions from those owners. The directors, officers and employees of GSR III may also solicit proxies by telephone, by facsimile, by mail, on the Internet, in person or virtually. They will not be paid any additional amounts for soliciting proxies.

Q.     Who can help answer my questions?

A.     If you have questions about the proposals or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card you should contact GSR III’s proxy solicitor:

Individuals call toll-free: (800) 662-5200
Banks and brokers call: (203) 658-9400
Email: GSRT@investor.sodali.com

To obtain timely delivery, GSR III shareholders must request the materials no later than September    , 2025, or five business days prior to the General Meeting.

You may also obtain additional information about GSR III from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.”

If you intend to seek redemption of your public shares, you will need to send a letter demanding redemption and deliver your GSR III Class A Ordinary Shares (either physically or electronically) to the Transfer Agent prior to the General Meeting in accordance with the procedures detailed under the question “How do I exercise my redemption rights?” If you have questions regarding the certification of your position or delivery of your public shares, please contact the Transfer Agent:

Continental Stock Transfer & Trust Company
One State Street Plaza, 30th Floor
New York, NY 10004
Attention: SPAC Redemption Team
Email: spacredemptions@continentalstock.com

SUMMARY

This summary highlights selected information contained in this proxy statement/prospectus and does not contain all of the information that may be important to you. You should read carefully and in their entirety this proxy statement/prospectus, including the Annexes and accompanying financial statements of GSR III and Terra Innovatum, to fully understand the proposed Business Combination (as described below) before voting on the proposals to be considered at the General Meeting (as described below). Please see the section entitled “Where You Can Find More Information.”

Parties to the Business Combination

Terra Innovatum

Terra Innovatum, Srl. (“Terra Innovatum” or the “Company”) was incorporated under the laws of Italy on September 23, 2021 (“Inception”) and is headquartered in Lucca, Italy. Terra Innovatum is a leading micro modular nuclear solutions company that aims to deliver reliable, low-cost and zero-carbon power wherever energy demand is present through its first-of-a-kind reactor SOLO. SOLO is compact yet extremely powerful with one unit generating 1MWe of power, while designed with the strictest safety characteristics and the ability to run 24/7 without the need to refuel for 15 years. Its modular design aims to achieve maximum energy efficiency while significantly reducing the levelized cost of energy (LCOE). SOLO is built using off-the-shelf components and widely available fuel, low-enriched uranium (“LEU”), which de-risks its regulatory and commercial pathway. Terra Innovatum aims to commercially deploy SOLO by 2028 to address the growing global demand for sustainable and reliable energy. For additional information, see “Business of Terra Innovatum and Certain Information about Terra Innovatum” beginning on page 154.

Terra Innovatum’s headquarters are located at Via Matteo, Trenta 117, Lucca, Italy 55100 and its telephone number is +39 0583 55797.

GSR III

GSR III is a blank check company, which was incorporated as a Cayman Islands exempted company on May 10, 2023. It was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.

The registration statement for the GSR III IPO was declared effective on November 7, 2024. On November 8, 2024, the Company consummated the Initial Public Offering of 23,000,000 Units including 3,000,000 additional public units as the underwriters’ over-allotment option was exercised in full at $10.00 per Unit, generating gross proceeds of $230,000,000.

Simultaneously with the consummation of the Initial Public Offering and the sale of the Units, GSR III consummated the Private Placement of 422,500 Private Placement Units (including 7,500 additional Private Placement Units as the underwriters’ over-allotment option was exercised in full) to the Sponsor, at a price of $10.00 per Private Placement Unit, generating total proceeds of $4,225,000. Out of the aggregate amount of $4,225,000, the amount of $4,040,000 from the sale of the Private Placement Units are added to the net proceeds from the Initial Public Offering held in the Trust Account and the balance of $185,000 is receivable from the Sponsor. The proceeds received from the sale of the Private Placement Units held in the Trust Account was used partially to pay some general and administrative expenses.

Upon the closing of the GSR III IPO and the private placement, an aggregate approximately of $231 million was deposited in the Trust Account and is invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less or in money market fund meeting the conditions of paragraphs (d)(1), (d)(2), (d)(3) and (d)(4) of Rule 2a-7 of the Investment Company Act, as determined by GSR III, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account.

The GSR III Class A Ordinary Shares, GSR III Public Units and GSR III Rights are currently listed on the Nasdaq under the symbols “GSRT,” “GSRTU” and “GSRTR,” respectively.

Foreign Private Issuer Status

As of the date of this proxy statement/prospectus, Terra Innovatum meets the definition of a “foreign private issuer” under the federal securities laws but has opted to file the registration statement on Form S-4 and otherwise comply with the disclosure obligations applicable to domestic issuers which are more stringent than those applicable to foreign private issuers. Foreign private issuers must re-evaluate their status as of the last day of the second fiscal quarter which will be June 30, 2026 in the case of Terra Innovatum. Whether it continues to meet the definition of a foreign private issuer at that date or any subsequent measurement date will depend upon the percentage of its shares held of record by non US residents or the degree of business contacts it has outside of the United States. For example, if a majority of its executive officers or board members are not residents of the United States, it may meet the definition even if more than 50% of its shares are held by US residents. Even if it meets the definition of a foreign private issuer, its current intention is to continue report in accordance with the domestic issuer regime. If this intention changes and Terra Innovatum qualifies as a foreign private issuer, it would be permitted to follow the reduced disclosure requirements applicable to foreign private issuers and would be exempt from certain provisions of the U.S. securities rules and regulations applicable to U.S. domestic issuers such as the rules regulating solicitation of proxies and certain insider reporting and short-swing profit rules. In addition, it would be permitted to follow the corporate governance practices of its home country, the Netherlands, in lieu of the corporate governance standards of Nasdaq applicable to U.S. domestic companies. As a result, Terra Innovatum’s shareholders would not have the same protection afforded to shareholders of U.S. domestic companies that are subject to Nasdaq corporate governance requirements. See “Risk Factors — If we continue to be a foreign private issuer and elect to comply with the foreign private issuer filing requirements rather than those applicable to domestic issuers, we would not be subject to certain U.S. securities law disclosure requirements that apply to a domestic U.S. issuer, which may limit the information publicly available to our shareholders.”

The Business Combination

On April 21, 2025, GSR III and Terra Innovatum entered into the Business Combination Agreement, which provides for, among other things, the following transactions:

•        Terra Innovatum will cause to be formed New TopCo with the same quotaholders in the same ownership percentages as Terra Innovatum;

•        Following the formation of New TopCo, Terra Innovatum will effectuate the Contribution;

•        As a result of the Contribution, Terra Innovatum will become a wholly owned subsidiary of New TopCo;

•        Following the Contribution, New TopCo will effectuate the Conversion, for the purpose of participating in the Transactions and becoming the holding company for Terra Innovatum and Terra MergerCo;

•        New TopCo will establish Terra MergerCo as a direct wholly owned subsidiary of New TopCo; and

•        As part of the business combination, Terra MergerCo will merge with and into GSR III (the “Merger”), with GSR III as the surviving company in the merger and, after giving effect to the Merger and the related share exchange, GSR III will become a wholly owned Subsidiary of New TopCo (New TopCo as publicly traded company hereby referred to as “PubCo”) and each issued and outstanding GSR III Ordinary Share will be exchanged into one PubCo Ordinary Share.

The diagram below illustrates PubCo’s corporate structure as of the date of this proxy statement/prospectus following consummation of Business Combination assuming no redemption of the GSR III Class A Ordinary Shares:

For more information about the Business Combination, please see the sections entitled “The Business Combination” and “The Business Combination Agreement and Ancillary Documents.” A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A.

Conditions to Closing of the Business Combination

The obligations of both parties to the Business Combination Agreement to consummate the Business Combination, are subject to the satisfaction, or written waiver by the party having the right thereto, at or prior to the Closing of the following conditions:

•        the GSR III Shareholder Approval, Terra MergerCo shareholder approval and PubCo shareholder approval shall have been obtained;

•        there must not be in effect any order or law issued by any court of competent jurisdiction or other governmental entity of competent jurisdiction or other legal restraint or prohibition enjoining or prohibiting the consummation of the Conversion or the Terra Pre-Closing Restructuring Plan;

•        all approvals, consents and all waiting other periods, or extensions of the foregoing under the specified laws shall have been obtained or have expired or been terminated, and any agreement with the Federal Trade Commission, Department of Justice or other applicable Governmental Authority not to consummate the Transactions under any Antitrust Laws shall have expired or been terminated;

•        the Terra Pre-Closing Restructuring shall have been consummated in all material respects in accordance with the Terra Pre-Closing Restructuring Plan;

•        GSR Available Cash shall be no less than $25,000,000 as of immediately prior to Closing;

•        the registration statement of which this proxy statement/prospectus forms a part must have become effective in accordance with the provisions of the Securities Act, no stop order must have been issued by the SEC and remain in effect with respect to the registration statement, and no proceeding seeking such a stop order must have been threatened or initiated by the SEC and remain pending;

•        after giving effect to the Conversion and the Merger, GSR III must have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining immediately after the Effective Time; and

•        the PubCo Ordinary Shares issuable in accordance with the Business Combination Agreement, must have been approved for listing on the Nasdaq, subject only to official notice of issuance.

The obligations of GSR III to consummate the Business Combination are subject to the following additional conditions:

•        the representations and warranties of the Terra Entities set forth in the Business Combination Agreement shall be true and correct in accordance with the standards specified in the Business Combination Agreement;

•        the Terra Entities having complied with each of their covenants in all material respects set forth in the Business Combination Agreement;

•        there shall not have been any Terra Material Adverse Effect;

•        a Terra Entity shall have entered into employment agreements with the Key Employees;

•        the governing documents of PubCo to govern its affairs post-closing shall be in form and substance that is reasonably acceptable to GSR III; and

•        the receipt of customary closing documents.

The obligations of the Terra Entities to consummate the Business Combination are subject to the following additional conditions:

•        the representations and warranties of GSR III set forth in the Business Combination Agreement shall be true and correct in accordance with the standards specified in the Business Combination Agreement;

•        GSR III having complied with each of its covenants in all material respects as set forth in the Business Combination Agreement;

•        there shall not have been any GSR III Material Adverse Effect; and

•        the receipt of customary closing documents

The obligations of the parties to the Business Combination Agreement to consummate the Business Combination are subject to additional conditions, as described more fully in the section entitled “The Business Combination Agreement and Ancillary Documents — Conditions to Closing of the Business Combination.”

Effect of the Business Combination on Existing GSR III Equity

Subject to the terms and conditions of the Business Combination Agreement, the Business Combination will result in, among other things, the following:

•        each issued and outstanding GSR III Ordinary Share will be exchanged into one PubCo Ordinary Share;

•        each Founder Share will be exchanged for one PubCo Ordinary Share;

•        each GSR III Unit that is outstanding immediately prior to the Merger Effective Time shall automatically separate into their component parts; and

•        each whole GSR III Right that is outstanding immediately prior to the Merger Effective Time shall automatically convert into one GSR III Class A Ordinary Share.

Ancillary Documents

This section describes certain additional agreements entered into or to be entered into in connection with the Business Combination. For additional information, see “The Business Combination Agreement and Ancillary Documents — Ancillary Documents.”

Registration Rights Agreement

At the Closing, Sponsor and Terra Innovatum, among others, and GSR III will amend and restate the Registration Rights Agreement, dated as of November 7, 2024, by and between GSR III and Sponsor, pursuant to which, among other things, PubCo will agree to use commercially reasonable efforts to file a registration statement for a shelf registration on Form S-1 or Form S-3 within 60 days following Closing and the Holders will be granted certain customary registration rights with respect to the securities of PubCo.

For additional information, see “The Business Combination Agreement and Ancillary Documents — Ancillary Documents — Registration Rights Agreement.”

Lock-Up Agreements

Concurrently with the Closing, the Terra Quotaholders, the Sponsor, and certain other shareholders will enter into the Lock-Up Agreements with PubCo. For additional information, see “The Business Combination Agreement and Ancillary Documents — Ancillary Documents — Lock-Up Agreements.”

Sponsor Support Agreement

Concurrently with the execution of the Business Combination Agreement, the Sponsor, GSR III and Terra Innovatum entered into a sponsor support agreement, pursuant to which the Sponsor agrees, among other things, (i) to vote at any meeting of GSR III’s shareholders, and in any action by written consent of GSR III’s shareholders, all of its GSR III equity securities in favor of the adoption and approval of the Business Combination Agreement, the transactions contemplated thereby, and the other approvals contemplated to be sought with respect thereto; (ii) be bound by certain other covenants and agreements related to the Business Combination and (iii) be bound by certain transfer restrictions with respect to such securities and on the terms and subject to the conditions set forth in the Sponsor Support Agreement.

GSR III Board’s Reasons for Approval of the Business Combination

In evaluating the transaction with Terra Innovatum, the GSR III Board consulted with GSR III’s management and legal counsel as well as financial and other advisors, and the GSR III Board considered and evaluated several factors. The GSR III Board also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination. For a description of such factors, see “The Business Combination Agreement — GSR III Board’s Reasons for Approval of the Business Combination.”

The factors considered by the GSR III Board included:

•        Public research on the energy industry and its prospects, a review of Terra Innovatum’s historical financial performance including unit economics and other relevant financial and operating metrics;

•        Extensive conference call meetings with Terra Innovatum’s management team and representatives regarding operations, company products and services, intellectual property, key customers, suppliers, end market industries, total available market and growth prospects, among other customary due diligence matters;

•        Review of Terra Innovatum’s material business contracts, corporate books and records, government regulations and filings, intellectual property and information technology and certain other legal and environmental due diligence;

•        A fairness opinion provided by ERShares; and

•        Financial and accounting due diligence.

The GSR III Board also considered that certain of the officers and directors of GSR III may have interests in the Business Combination as individuals that are in addition to, and that may be different from, the interests of GSR III’s shareholders (see “— Interests of Certain Persons in the Business Combination” below). GSR III’s independent directors reviewed and considered these interests during the negotiation of the Business Combination and in evaluating and approving, as members of the GSR III Board, the Business Combination Agreement and the transactions contemplated therein, including the Business Combination.

The GSR III Board concluded that the potential benefits that it expected GSR III and its shareholders to achieve as a result of the Business Combination outweighed the potentially negative factors associated with the Business Combination. Accordingly, the GSR III Board determined that the Business Combination Agreement, the Business Combination and the Plan of Merger, were advisable, fair to, and in the best interests of, GSR III and its shareholders.

For more information about the GSR III Board’s decision-making process concerning the Business Combination, please see the section entitled “The Business Combination — GSR III Board’s Reasons for Approval of the Business Combination.”

The General Meeting of GSR III Shareholders

Date, Time and Place of General Meeting

The General Meeting of GSR III shareholders will be held on September     , 2025 at         Eastern Time at the offices of Latham & Watkins LLP located at 10250 Constellation Blvd., Suite 1100, Los Angeles, CA 90067 and via a virtual meeting, or at such other time, on such other date and at such other place to which the meeting may be adjourned.

Proposals

At the General Meeting, GSR III shareholders will be asked to consider and vote on:

(1)    Business Combination Proposal — to consider and vote upon a proposal by ordinary resolution that the Business Combination Agreement (a draft of which is attached to the accompanying proxy statement/prospectus as Annex A) and the consummation of the transactions contemplated thereby be authorized, approved and confirmed in all respects (Proposal No. 1).

(2)    Merger Proposal — to consider and vote upon a proposal by special resolution that the Plan of Merger in the form tabled to the General Meeting (a draft of which is attached to the accompanying proxy statement/prospectus as Annex B) pursuant to which (i) Terra Innovatum will cause to be formed New TopCo, (ii) Terra Innovatum will effectuate the Contribution, (iii) Terra Innovatum will become a wholly owned subsidiary of New TopCo, (iv) New TopCo will convert into PubCo, (v) New TopCo will establish Terra MergerCo as a direct wholly owned subsidiary of New TopCo (vi) and Terra MergerCo will effectuate the Merger with GSR III as the surviving company in the merger and, after giving effect to the Merger and the related share exchange, GSR III will become a wholly owned Subsidiary of New TopCo (New TopCo as publicly traded company hereby referred to as “PubCo”) and each issued and outstanding GSR III Ordinary Share will be exchanged into one PubCo Ordinary Share, so that all the rights and obligations of GSR III will be assumed by PubCo by virtue of such merger pursuant to the Companies Act (As Revised) of the Cayman Islands, and the consummation of the merger and the remaining transactions contemplated thereby, be authorized, approved and confirmed in all respects; and GSR III be authorized to enter into the Plan of Merger. (Proposal No. 2).

(3)    Adjournment Proposal — to consider and vote upon a proposal by ordinary resolution to adjourn the General Meeting to a later date or dates (A) in order to solicit additional proxies for the purpose of obtaining GSR III shareholder approval of the transaction proposals to be voted upon at the General Meeting, (B) if as of the time for which the General Meeting is scheduled, there are insufficient GSR III Class A Ordinary Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the General Meeting, (C) to allow reasonable time for the filing or mailing of any supplemental or amended disclosures that GSR III has determined, based on the advice of outside legal counsel, is reasonably likely to be required under applicable law and for such supplemental or amended disclosure to be disseminated and reviewed by the GSR III shareholders prior to the General Meeting, (D) if GSR III shareholders redeem an amount of GSR III Class A Ordinary Shares such that the GSR III Available Cash Condition is not satisfied, or (E) at the discretion of the Chairman in his sole discretion (Proposal No. 4).

Please see the sections entitled “Proposal No. 1 — The Business Combination Proposal,” “Proposal No. 2 — The Merger Proposal, ” “Proposal No. 3 — The Incentive Plan Proposal” and “Proposal No. 4 — The Adjournment Proposal.”

Voting Power; Record Date

As a shareholder of GSR III, you have a right to vote on certain matters affecting GSR III. The proposals that will be presented at the General Meeting and upon which you are being asked to vote are summarized above and fully set forth in this proxy statement/prospectus. If you are a shareholder you will be entitled to vote or direct votes to be cast at the General Meeting if you owned GSR III Class A Ordinary Shares at the close of business on August 19, 2025, which is the record date for the General Meeting. You are entitled to one vote for each GSR III Ordinary Share that you owned as of the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the record date, there were 29,172,500 GSR III Ordinary Shares outstanding, of which 23,422,500 are public shares and 5,750,000 are Founder Shares held by the GSR III Initial Shareholders.

Vote of the GSR III Initial Shareholders and GSR III’s Other Directors and Officers

Prior to the GSR III IPO, GSR III entered into a letter agreement with the GSR III Initial Shareholders and the other current directors and officers of GSR III, pursuant to which each agreed to vote any GSR III Class A Ordinary Shares owned by them in favor of an initial business combination. This agreement applies to the GSR III Initial Shareholders, including Sponsor, as it relates to the Founder Shares and the requirement to vote all of the Founder Shares in favor of the Business Combination Proposal and for all other proposals presented to GSR III shareholders in this proxy statement/prospectus. The GSR III Initial Shareholders further entered into the Sponsor Support Agreement with GSR III and Terra Innovatum with respect to the Business Combination, whereby the GSR III Initial Shareholders agreed to vote any GSR III Class A Ordinary Shares owned by them in favor of the Business Combination. As of the record date, the GSR III Initial Shareholders own 5,750,000 Founder Shares, representing 20% of the GSR III Class A Ordinary Shares then outstanding and entitled to vote at the General Meeting.

The GSR III Initial Shareholders and the other current directors and officers of GSR III have, for no additional consideration, waived any redemption rights, including with respect to GSR III Class A Ordinary Shares purchased in the GSR III IPO or in the aftermarket, in connection with the Business Combination. The Founder Shares held by the GSR III Initial Shareholders have no redemption rights upon the liquidation of GSR III and will be worthless if no business combination is effected by GSR III by May 8, 2026 (or August 7, 2026 at the discretion of the Sponsor). However, the Sponsor and the current directors and officers are entitled to redemption rights upon the liquidation of GSR III with respect to any GSR III Class A Ordinary Shares they may own.

Quorum and Required Vote for Proposals at the General Meeting

One or more shareholders who together hold a majority of the issued and outstanding GSR III Class A Ordinary Shares entitled to vote at the General Meeting must be present, in person or represented by proxy, at the General Meeting to constitute a quorum and in order to conduct business at the General Meeting. Broker non-votes will not be counted as present for the purpose of determining a quorum. Abstentions will be considered present for the purposes of establishing a quorum. The GSR III Initial Shareholders, who own 20% of the issued and outstanding GSR III Class A Ordinary Shares as of the record date, will count towards this quorum. As a result, as of the record date, in addition to the shares of the GSR III Initial Shareholders, an additional 30% GSR III Class A Ordinary Shares held by public shareholders would be required to achieve a quorum. In the absence of a quorum, the chairman of the General Meeting has power to adjourn the General Meeting.

The approval of each of the Business Combination Proposal and the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being, where a quorum is present, the affirmative vote of the holders of at least a majority of the issued GSR III Class A Ordinary Shares who are present in person or represented by proxy and entitled to vote thereon and who vote at the General Meeting. The approval of the Merger Proposal requires a special resolution under Cayman Islands law, being, where a quorum is present, the affirmative vote of the holders of at least a two-thirds majority of the issued GSR III Class A Ordinary Shares who are present in person or represented by proxy and entitled to vote thereon and who vote at the General Meeting. Accordingly, an GSR III shareholder’s failure to vote by proxy or to vote in person at the General Meeting will not be counted towards the number of GSR III Class A Ordinary Shares required to validly establish a quorum, and if a valid quorum is otherwise established, such failure to vote will have no effect on the outcome of any vote on the Business Combination Proposal, Merger Proposal, Incentive Plan Proposal or Adjournment Proposal. Broker non-votes will not be counted in connection with the determination of whether a valid quorum is established, and will have no effect on the Business Combination Proposal, Merger Proposal, Incentive Plan Proposal or Adjournment Proposal. Abstentions will be considered present for the purposes of establishing a quorum but, as a matter of Cayman Islands law, will not constitute a vote cast at the General Meeting and therefore will have no effect on the approval of each of the Business Combination Proposal, Merger Proposal, Incentive Plan Proposal and Adjournment Proposal. However, the Nasdaq requires that for the Business Combination Proposal, Merger Proposal, Incentive Plan Proposal or Adjournment Proposal to be approved, there must be more votes cast in favor of the proposal than the aggregate of votes against such proposal plus abstentions. Broker non-votes do not count as votes cast. Therefore, in order to maintain compliance with this Nasdaq requirement, abstentions will count as a vote “AGAINST” each of the Business Combination Proposal, Merger Proposal, Incentive Plan Proposal and Adjournment Proposal.

The Closing is conditioned upon the approval of the Business Combination Proposal and the Merger Proposal. The Business Combination Proposal and the Merger Proposal are conditioned upon the approval of each other. The Incentive Equity Plan is conditioned upon the approval of the Business Combination Proposal and the Merger Proposal. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus.

It is important for you to note that, in the event that the Business Combination Proposal or the Merger Proposal does not receive the requisite vote for approval, then GSR III will not consummate the Business Combination. If GSR III does not consummate the Business Combination and fails to complete an initial business combination May 8, 2026 (or August 7, 2026 at the discretion of the Sponsor), GSR III will be required to dissolve and liquidate the Trust Account by returning the then remaining funds in such account to the public shareholders.

Recommendation to GSR III Shareholders

The GSR III Board believes that each of the Business Combination Proposal, Merger Proposal, Incentive Plan Proposal and Adjournment Proposal to be presented at the General Meeting is in the best interests of GSR III and its shareholders and unanimously recommends that its shareholders vote “FOR” each of the proposals.

Interests of Certain Persons in the Business Combination

In considering the recommendation of the GSR III Board to vote in favor of approval of the Business Combination Proposal and the Merger Proposal, GSR III shareholders should be aware that aside from their interests as shareholders, the Sponsor and GSR III’s other current officers and directors have interests in the Business Combination and the Merger that are different from, or in addition to, those of other GSR III shareholders generally. The GSR III Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Business Combination and the Merger, and in recommending to GSR III shareholders that they approve the Business Combination Proposal and the Merger Proposal. GSR III shareholders should take these interests into account in deciding whether to approve the Business Combination Proposal and the Merger Proposal.

These interests include, among other things, the interests listed below:

•        the fact that the Sponsor and GSR III’s directors have agreed not to redeem any GSR III Class A Ordinary Shares held by them in connection with a shareholder vote to approve a proposed initial business combination, including the Business Combination;

•        the fact that the Sponsor paid an aggregate of $25,000 for the 5,750,000 Founder Shares currently owned by the Sponsor and the Other Class B Shareholders and such securities will have a significantly higher value upon the consummation of the Business Combination;

•        the fact that the Sponsor paid an aggregate of $4,225,000 for 422,500 GSR III Private Placement Units, each consisting of one Class A share and one-seventh of one GSR III Right;

Sponsor Group Ownership of GSR III Prior to Closing

	Securities held by Sponsor Group	Sponsor Cost at GSR III’s initial public offering ($)
GSR III Class A Ordinary Shares	—	—
Private Placement Units	422,500	$4,225,000
Founder Shares	5,750,000	$25,000
Total	6,172,500	$4,250,000

Sponsor Group Ownership of PubCo Upon the Closing

	Securities held by Sponsor Group Prior to Closing	Value per Security ($)		Total Value ($)
PubCo Ordinary Shares Issued to Holders of Founder Shares	6,232,857		$10.49	$65,382,669.93
Total	6,232,857	$		$65,382,669.93

In addition to the foregoing, the directors and executive officers of Terra Innovatum, have interests that are different from (and which may conflict with) the interests of GSR III’s shareholders generally.

These conflicts of interest include, among other things, the interests listed below:

•        the fact that the current executive officers will become executive officers of PubCo and will enter into employment agreements at Closing with one of the Terra Entities;

•        the fact that if the Business Combination fails, Terra Innovatum will lose an opportunity to become a publicly listed company, along with the associated benefits such as improved liquidity, brand visibility, and access to broader investor pools;

•        the fact that the Business Combination aligns with Terra Innovatum’s long-term vision for expansion, and failure to complete the Business Combination could significantly delay or impair its ability to commercialize the SOLO;

•        the fact that the executive officers are also significant shareholders of Terra Innovatum and therefore, stand to benefit from the increased valuation following consummation of the Business Combination;

•        The fact that the executive officers will still continue to control the company post-Business Combination which may allow them to make decisions that benefit their personal interests, which may not always align with those of unaffiliated shareholders;

In addition, certain persons who are expected to become PubCo directors after the completion of the Business Combination may have interests in the Business Combination that are different from, or in addition to, the interests of the GSR III shareholders. See “The Business Combination — Interests of Certain Persons in the Business Combination” for additional information.

Compensation to the Sponsor, its Affiliates and Promoters in Connection with the Business Combination

The following table sets forth the terms and amount of compensation to be received by the Sponsor, its affiliates and promoters in connection with the Business Combination:

Recipient	Terms/Manner of Compensation/Securities	Value of Compensation/Securities (if applicable)
Sponsor	PubCo will repay to Sponsor, on GSR III’s behalf, all outstanding loans or other obligations, none of which were outstanding as of June 30, 2025	$0 (as of June 30, 2025)
Affiliate	PubCo has agreed to make a payment in the amount of $9.2 million to SPAC Advisory Partners, LLC (“SPAC Advisory”), an affiliate of the Sponsor and some of our directors and officers.	$9,200,000
Sponsor	Sponsor and its members hold 5,750,000 founder shares and will hold 5,750,000 PubCo Ordinary Shares issued following the Closing.	Aggregate market value of approximately 59.6 million, based on the closing price of the Common Stock of $10.37 on the Nasdaq Stock Market LLC on August 25, 2025);
Sponsor	The Sponsor Members have purchased membership interests equal to an aggregate of 3,252,645 Founder Shares, which will be transferred to such holders at Closing.	Aggregate market value of approximately $33.7 million, based on the closing price of the Common Stock of $10.37 on the Nasdaq Stock Market LLC on August 25, 2025);

None of the compensation and securities to be issued that are described above has resulted or will result in the material dilution of the equity interests of non-redeeming GSR III Shareholders.

Restrictions on Sales of GSR III Securities

The following table identifies the material terms of any agreement, arrangement or understanding regarding restrictions on whether and when the Sponsor and its affiliates may sell securities of GSR III, including the dates on which the restrictions may expire; the natural persons and entities subject to such restrictions; any exceptions to such restrictions; and any terms that would result in an earlier expiration of such restrictions:

Agreement, Arrangement or Understanding	Restrictions	Expiration Date	Natural Persons and Entities Subject	Exceptions
Sponsor Support Agreement	Agreement by Sponsor and GSR III not to transfer, assign or sell any founder shares or private placement shares. Agreement also subjects 10% of the founder shares to vesting conditions.	Subject to the Vesting conditions described in the Business Combination Agreement.	Gus Garcia, Lewis Silberman, Anantha Ramamurti, as managing members of the Sponsor.	Transfers, assignments or sales to certain permitted transferees. Any permitted transferees would be subject to the same restrictions and other agreements with respect to any founder shares.
Letter Agreement	Agreement by Sponsor and GSR III’s initial directors and officers not to transfer, assign or sell any founder shares or private placement shares.

For the founder shares, the earlier to occur of: (A) one year after the completion of GSR III’s initial business combination; and (B) subsequent to GSR III’s initial business combination (x) if the last reported sale price of the GSR III Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share dividends, rights issuances, consolidations, reorganizations, recapitalizations and other similar transactions) for any 20 trading days within any 30-trading day period commencing at least 150 days after GSR III’s initial business combination or (y) the date on which GSR III completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of the GSR III public shareholders having the right to exchange their GSR III ordinary shares for cash,

			GSR III’s initial directors and officers.	Transfers, assignments or sales to certain permitted transferees

There are no limitations other than set forth above to the circumstances or arrangements under which the Sponsor, its affiliates, or promoters, would indirectly transfer ownership of GSR III through transfers of Sponsor’s membership interests.

Redemption Rights

Pursuant to GSR III’s amended and restated memorandum and articles of association, holders of GSR III Class A Ordinary Shares may elect to have their shares redeemed for cash at the applicable redemption price per share calculated in accordance with GSR III’s amended and restated memorandum and articles of association. As of June 30, 2025, this would have amounted to approximately $10.27 per share. If a holder of GSR III Class A Ordinary Shares exercises his, her or its redemption rights, then such holder will be exchanging his, her or its GSR III Class A Ordinary Shares for cash and will not own shares of PubCo upon the Closing. Such a holder will be entitled to receive cash for his, her or its public shares only if he, she or it properly demands redemption and delivers his, her or its shares (either physically or electronically) to the Transfer Agent in accordance with the procedures described herein. Notwithstanding the foregoing, a holder of the public shares, together with any affiliate of his, her or it or any other person with whom he, she or it is acting in concert or as a “group” (as defined in Section 13 of the Exchange Act) will be restricted from seeking redemption rights with respect to more than 15% of the GSR III Class A Ordinary Shares included in the GSR III Public Units sold in the GSR III IPO, without GSR III’s prior consent. Accordingly, all public shares in excess of the 15% threshold beneficially owned by a public shareholder or group will not be redeemed without GSR III’s consent.

GSR III has no specified maximum redemption threshold under its amended and restated memorandum and articles of association, other than the aforementioned 15% threshold. Each redemption of GSR III Class A Ordinary Shares by GSR III public shareholders will reduce the amount in the Trust Account, which held marketable securities with a fair value of approximately $231 million as of December 31, 2024. The Business Combination Agreement provides that Terra Innovatum’s obligation to consummate the Business Combination is conditioned on the amount of cash in the Trust Account (net of the Cash Redemption Amount) being equal to or greater than $25,000,000. The conditions to Closing in the Business Combination Agreement are for the sole benefit of the parties thereto and may be waived by such parties. If, as a result of redemptions of GSR III Class A Ordinary Shares by GSR III’s public shareholders, the GSR III Available Cash Condition is not met or is not waived, then Terra Innovatum may elect not to consummate the Business Combination. In addition, in no event will GSR III redeem its GSR III Class A Ordinary Shares in an amount that would cause its net tangible assets to be less than $5,000,001, as provided in the GSR III amended and restated memorandum and articles of association and as required as a Closing condition to each party’s obligation to consummate the Business Combination under the terms of the Business Combination Agreement. GSR III shareholders who wish to redeem their public shares for cash must refer to and follow the procedures set forth in the section entitled “General Meeting of GSR III Shareholders — Redemption Rights” in order to properly redeem their public shares.

The GSR III Initial Shareholders and the other current directors and officers of GSR III have waived any redemption rights, including with respect to GSR III Class A Ordinary Shares purchased in the GSR III IPO or in the aftermarket, in connection with Business Combination. The Founder Shares held by the GSR III Initial Shareholders have no redemption rights upon the liquidation of GSR III and will be worthless if no business combination is effected by GSR III by May 8, 2026 (or August 7, 2026 at the discretion of the Sponsor). However, the GSR III Initial Shareholders and the other current directors and officers of GSR III are entitled to redemption rights upon the liquidation of GSR III with respect to any public shares they may own.

Certain Information Relating to Terra Innovatum

Listing of Ordinary Shares on Nasdaq

Terra Innovatum is currently a privately held company and its shares are not currently traded on a stock exchange. PubCo intends to apply to list the PubCo Ordinary Shares on Nasdaq under the symbols “NKLR,” upon the Closing. We cannot assure you that the PubCo Ordinary Shares will be approved for listing on Nasdaq.

Delisting of GSR III Securities and Deregistration of GSR III

GSR III and Terra Innovatum anticipate that, following consummation of the Business Combination, the GSR III Class A Ordinary Shares, GSR III Public Units and GSR III Rights will be delisted from Nasdaq, and GSR III will terminate its registration under the Exchange Act.

Material U.S. Federal Income Tax Considerations

For a detailed discussion of certain U.S. federal income tax consequences of the Business Combination, see the sections titled “Material U.S. Federal Income Tax Considerations” in this proxy statement/prospectus.

Dilution

Dilution per share to the original investors in GSR III is determined by subtracting the net tangible book value per share, as adjusted, from the IPO price per share paid by the original investors in GSR III as set forth under the redemption scenarios below:

(in thousands, except share and per share amounts)	Assuming No Redemptions Into Cash	Assuming 50% Redemptions Into Cash	Assuming Maximum Redemptions Into Cash
GSR III historical net tangible book value as of June 30, 2025	$227,164	$227,164	$227,164
GSR III historical Ordinary Shares issued and outstanding as of June 30, 2025	29,172,500	29,172,500	29,172,500
GSR III historical net tangible book value per share	$7.79	$7.79	$7.79
GSR III net tangible book value, as adjusted(1)	$222,422	$103,078	$18,951
GSR III Ordinary Shares issued and outstanding, as adjusted(1)	32,518,571	21,018,571	12,912,207
GSR III net tangible book value per share, as adjusted	$6.84	$4.90	$1.47
Decrease in net tangible book value per share attributable to GSR III's shareholders	$(0.95)	$(2.88)	$(6.32)
GSR III initial public offering price per share	$10.00	$10.00	$10.00
Dilution per share to GSR III public shareholders	$(3.16)	$(5.10)	$(8.53)

___________

(1)     Net tangible book deficit, as adjusted, depicts the amount of net assets that the SPAC will contribute to the post-combination entity, while excluding the effect of the consummation of the de-SPAC transaction itself. GSR III Ordinary Shares issued and outstanding, as adjusted, depicts the number of GSR III Class A Ordinary Shares that the SPAC will contribute to the post-combination entity, while excluding the effect of the consummation of the de-SPAC transaction itself. The historical GSR III net tangible book value and the historical GSR III Ordinary Shares issued and outstanding as of June 30, 2025 have been adjusted for: (A) the assumed redemptions in the 50% Redemption Scenario and Maximum Redemption Scenario of GSR III Class A Ordinary Shares subject to possible redemption, (B) material probable or consummated transactions other than the consummation of the de-SPAC transaction itself, and (C) other material effects of the de-SPAC transaction on the historical GSR III net tangible book value but excluding the de-SPAC transaction itself. Net tangible book value, as adjusted, and GSR III Ordinary Shares issued and outstanding, as adjusted, are calculated as follows (in thousands, except for share data):

(in thousands, except share and per share amounts)	Assuming No Redemptions Into Cash	Assuming 50% Redemptions Into Cash	Assuming Maximum Redemptions Into Cash
Numerator:
GSR III historical net tangible book value as of June 30, 2025(1)	$227,164	$227,164	$227,164
Adjustments to numerator:
Less: Cash payment for redemptions of GSR III Class A Ordinary Shares subject to possible redemption(2)	—	(119,344)	(203,471)
Less: Sponsor additional shares(3)	(5,469)	(5,469)	(5,469)
Less: Expected and actual transaction and other costs incurred subsequent to June 30, 2025(4)	(1,689)	(1,689)	(1,689)
Plus: Expected and actual dividend income earned on investments held in Trust Account subsequent to June 30, 2025	2,416	2,416	2,416
Total adjustments to numerator	(4,742)	(124,086)	(208,213)
GSR III net tangible book value, as adjusted	$222,422	$103,078	$18,951
Denominator:
Sponsor shares	5,879,428	5,879,428	5,879,428
Related parties of Sponsor shares	293,072	293,072	293,072
GSR III public shareholder shares	23,000,000	23,000,000	23,000,000
GSR III Ordinary Shares issued and outstanding as of June 30, 2025	29,172,500	29,172,500	29,172,500
Adjustments to denominator:
Additional redemptions of GSR III public shareholders(2)	—	(11,500,000)	(19,606,364)
Conversion of GSR III Private Placement Rights held by Sponsor(5)	54,918	54,918	54,918
Conversion of GSR III Private Placement Rights held by related parties of Sponsor(5)	5,439	5,439	5,439
Conversion of GSR III Public Rights(5)	3,285,714	3,285,714	3,285,714
Total adjustments to denominator:	3,346,071	(8,153,929)	(16,260,293)
Sponsor shares	5,934,346	5,934,346	5,934,346
Related parties of Sponsor shares	298,511	298,511	298,511
GSR III public shareholder shares	26,285,714	14,785,714	6,679,350
GSR III Ordinary Shares issued and outstanding, as adjusted	32,518,571	21,018,571	12,912,207

____________

(1)      GSR III’s historical net tangible book value is calculated as GSR III’s total historical tangible assets less total historical liabilities as of June 30, 2025.

(2)      Represents, in the Maximum Redemption Scenario, a decrease in net tangible book value in the amount of $203.5 million assuming that 19,606,364 GSR III Class A Ordinary Shares are redeemed, subject to the minimum net tangible asset and GSR III Available Cash conditions, resulting in an aggregate cash payment of approximately $203.5 million out of the Trust Account based on an assumed redemption price of $10.38 per share. Further, in the 50% Redemption Scenario, represents a decrease in net tangible book value in the amount of $119.3 million assuming that 11,500,000 GSR III Class A Ordinary Shares are redeemed, subject to the minimum net tangible asset and GSR III Available Cash conditions, resulting in an aggregate cash payment of approximately $119.3 million out of the Trust Account based on an assumed redemption price of $10.38 per share.

(3)     Represents a decrease in net tangible book value, resulting from the recognition of the Sponsor’s Share-settled contingent liability upon the Closing of the Business Combination. 549,500 GSR III Class B Ordinary Shares held by the Sponsor immediately prior to the Closing (the Vesting Sponsor Shares), which convert into shares of PubCo Ordinary Shares on a one-for-one basis at the Closing, will immediately, upon the Closing of the Business Combination, become subject to certain vesting or forfeiture conditions. The vesting will be triggered contingent upon various milestones being met subsequent to the Closing of the Business Combination. This adjustment represents a decrease to the numerator from recognizing a Share-settled contingent liability in the amount of $5.5 million. There is no adjustment to the denominator as the Sponsor will retain voting power with respect to the Vesting Sponsor Shares.

(4)      Expected and actual transaction and other costs is inclusive of (i) a decrease to net tangible book value for expected and actual GSR III transaction and other costs to be incurred subsequent to June 30, 2025 and paid on or before the Closing Date of $1.4 million, and (ii) a decrease in net tangible book value in the amount of $300.0 thousand for the expected payment of the premium of directors’ and officers’ tail insurance policy on the Closing Date.

(5)      GSR III Public and Private Placement Rights will convert on a one-for-one-basis into GSR III Class A Ordinary Shares immediately prior to the Closing.

The tables below present the dilutive impact on non-redeeming shareholders from the material financing transactions that have occurred in connection with the planned de-SPAC transaction:

(in thousands, except share and per share amounts)	Assuming No Redemptions Into Cash	Assuming 50% Redemptions Into Cash	Assuming Maximum Redemptions Into Cash
GSR III historical net tangible book value as of June 30, 2025	$227,164	$227,164	$227,164
GSR III historical Ordinary Shares issued and outstanding as of June 30, 2025	29,172,500	29,172,500	29,172,500
GSR III historical net tangible book value per share	$7.79	$7.79	$7.79
GSR III net tangible book value, as adjusted for material financing transactions(1)	$229,988	$110,644	$26,517
GSR III Ordinary Shares issued and outstanding, as adjusted for material financing transactions(1)	29,945,099	18,445,099	10,338,735
GSR III net tangible book value per share, as adjusted for material financing transactions	$7.68	$6.00	$2.56
Decrease in net tangible book value per share attributable to GSR III’s shareholders	$(0.11)	$(1.79)	$(5.22)
GSR III initial public offering price per share	$10.00	$10.00	$10.00
Dilution per share to GSR III public shareholders	$(2.32)	$(4.00)	$(7.44)

____________

(1)      Net tangible book deficit, as adjusted for material financing transactions, reflects the net tangible book value of GSR III after giving effect to the Bridge Loans, while excluding the impact of the consummation of the de-SPAC transaction itself. GSR III Ordinary Shares issued and outstanding, as adjusted for material financing transactions, reflects the number of shares of common stock outstanding after giving effect to the adjustments described below, while excluding the impact of the consummation of the de-SPAC transaction itself. The historical GSR III net tangible book value and the historical GSR III Ordinary Shares issued and outstanding as of June 30, 2025 have been adjusted for: (A) the assumed redemptions in the Maximum Redemption Scenario of GSR III Class A Ordinary Shares subject to possible redemption, (B) material probable or consummated transactions other than the consummation of the de-SPAC transaction itself, including the Bridge Loans, and (C) other material effects of the de-SPAC transaction on the historical GSR III net tangible book value, excluding the de-SPAC transaction itself. Net tangible book value, as adjusted for material financing transactions, and GSR III Ordinary Shares issued and outstanding, as adjusted for material financing transactions, are calculated as follows (in thousands, except for share data).

(in thousands, except share and per share amounts)	Assuming No Redemptions Into Cash	Assuming 50% Redemptions Into Cash	Assuming Maximum Redemptions Into Cash
Numerator:
GSR III historical net tangible book value as of June 30, 2025(1)	$227,164	$227,164	$227,164
Adjustments to numerator:
Less: Cash payment for redemptions of GSR III Class A Ordinary Shares subject to possible redemption(2)	—	(119,344)	(203,471)
Plus: Bridge Loan issuance(3)	78	78	78
Less: Reflect Bridge Loan interest incurred and amortization of debt issuance costs(4)	(585)	(585)	(585)
Plus: Reflect conversion of the aggregate principal and accrued interest on the Bridge Loans at Closing(5)	3,331	3,331	3,331
Total adjustments to numerator	2,824	(116,520)	(200,647)
GSR III net tangible book value, as adjusted for material financing transactions	$229,988	$110,644	$26,517
Denominator:
Sponsor shares	5,879,428	5,879,428	5,879,428
Related parties of Sponsor shares	293,072	293,072	293,072
GSR III public shareholder shares	23,000,000	23,000,000	23,000,000
GSR III Ordinary Shares issued and outstanding as of June 30, 2025	29,172,500	29,172,500	29,172,500
Adjustments to denominator:
Additional redemptions of GSR III public shareholders(2)	—	(11,500,000)	(19,606,364)
Conversion of Bridge Loans at Closing(5)	772,599	772,599	772,599
Total adjustments to denominator(6):	772,599	(10,727,401)	(18,833,765)
Sponsor shares	5,879,428	5,879,428	5,879,428
Related parties of Sponsor shares	293,072	293,072	293,072
GSR III public shareholder shares	23,000,000	11,500,000	3,393,636
Unrelated third parties shares	772,599	772,599	772,599
GSR III Ordinary Shares issued and outstanding, as adjusted for material financing transactions	29,945,099	18,445,099	10,338,735

____________

(1)      GSR III’s historical net tangible book value is calculated as GSR III’s total historical tangible assets less total historical liabilities as of June 30, 2025.

(2)      Represents, in the Maximum Redemption Scenario, a decrease in net tangible book value in the amount of $203.5 million assuming that 19,606,364 GSR III Class A Ordinary Shares are redeemed, subject to the minimum net tangible asset and GSR III Available Cash conditions, resulting in an aggregate cash payment of approximately $203.5 million out of the Trust Account based on an assumed redemption price of $10.38 per share. Further, in the 50% Redemption Scenario, represents a decrease in net tangible book value in the amount of $119.3 million assuming that 11,500,000 GSR III Class A Ordinary Shares are redeemed, subject to the minimum net tangible asset and GSR III Available Cash conditions, resulting in an aggregate cash payment of approximately $119.3 million out of the Trust Account based on an assumed redemption price of $10.38 per share.

(3)      Subsequent to June 30, 2025, Terra Innovatum issued three convertible Bridge Loans for gross cash proceeds of $130.0 thousand. In connection with the Bridge Loans, Terra Innovatum committed to issuing to the holders of the Bridge Loans two sets of warrants exercisable for PubCo Ordinary Shares at an exercise price of $11.50 per share and $15.00 per share, respectively. The warrants will be issued upon the Closing and the number of shares underlying the warrants is based on a specified fixed percentages of 100% of the shares into which the Bridge Loans convert. The proceeds of the Bridge Loan were allocated in the amount of $78.4 thousand to the equity classified warrants and $51.6 thousand to the Bridge Loans. The impact to net tangible book value as a result of the issuance of the Bridge Loans, and warrants was an increase of $78.4 thousand.

(4)      Represents a decrease in net tangible book value in the amount of $585.2 thousand as a result of interest and amortization of debt issuance costs in connection with the Bridge Loans.

(5)      Represents an increase in net tangible book value in the amount of $3.3 million as a result of the conversion of the aggregate principal and accrued interest of the Bridge Loans at the Closing. Upon conversion, 772,599 shares of PubCo Ordinary Shares will be issued to holders of the Bridge Loans.

(6)      The table presented above does not include the potential dilutive impact of 1,473,794 PubCo Ordinary Shares potentially issuable to third parties upon the exercise of warrants to be issued upon the Closing of the Business Combination to certain Bridge Loan lenders. Such warrants, in aggregate, are exercisable for up to 1,473,794 ordinary shares of PubCo at a subscription price of either $11.50 or $15.00 per share. These warrants are exercisable for either 36 or 48 months from the closing of the Merger.

The following table illustrates what the valuation of PubCo would need to equal in order for non-redeeming shareholders’ interest per share to equal the $10.00 price per share for GSR III’s IPO under each redemption scenario below:

	Assuming No Redemptions Into Cash	Assuming 50% Redemptions Into Cash	Assuming Maximum Redemptions Into Cash
PubCo Ordinary Shares held by Terra Innovatum Global Quotaholders	47,500,000	47,500,000	47,500,000
PubCo Ordinary Shares held by GSR III public shareholders	26,285,714	14,785,714	6,679,350
PubCo Ordinary Shares held by Sponsor and related parties of Sponsor	6,232,857	6,232,857	6,232,857
PubCo Ordinary Shares held by unrelated third parties	995,599	995,599	995,599
Total PubCo Ordinary Shares outstanding upon Closing of the Business Combination	81,014,170	69,514,170	61,407,806
GSR III IPO price	$10.00	$10.00	$10.00
Value of PubCo upon Closing of the Business Combination	$810,141,700	$695,141,700	$614,078,060

The following table illustrates potential sources of additional dilution under each scenario that may occur:

	Assuming No Redemptions Into Cash	Assuming 50% Redemptions Into Cash	Assuming Maximum Redemptions Into Cash
Terra Innovatum Global Quotaholder additional shares(1)	80,000,000	80,000,000	80,000,000
PAC warrant(2)	1,000,000	1,000,000	1,000,000
PAC additional shares(3)	400,000	400,000	400,000
Bridge Loan warrant(4)	1,473,794	1,473,794	1,473,794
Terra Innovatum independent contractor options(5)	1,068,000	1,068,000	1,068,000
Terra Innovatum independent contractor restricted stock(6)	180,000	180,000	180,000
Awards authorized under Equity Incentive Plan(7)	8,101,417	6,951,417	6,140,781
Total potentially dilutive PubCo Ordinary Shares	92,223,211	91,073,211	90,262,575

____________

(1)      Upon the effective time of the Merger, legacy Terra Innovatum Global Quotaholders will be issued 8,000 PubCo Preferred Shares, which will be classified as an equity linked instrument and not an outstanding share. These shares will mandatorily convert into shares of PubCo Ordinary Shares in four tranches subsequent to the Closing, subject to PubCo meeting certain contingencies, at a conversion ratio of 10,000 PubCo Ordinary Shares per PubCo Preferred Share. This results in potential dilution in the amount of PubCo Ordinary Shares of 80,000,000.

(2)      Represents 1,000,000 shares of PubCo Ordinary Shares potentially issuable to PAC upon the exercise of a warrant issued on the Closing of the Business Combination

(3)      Upon the effective time of the Merger, PAC will be issued 40 PubCo Preferred Shares, which will be classified as an equity linked instrument and not an outstanding share. These shares will mandatorily convert into shares of PubCo Ordinary Shares in four tranches subsequent to the Closing, subject to PubCo meeting certain contingencies, at a conversion ratio of 10,000 PubCo Ordinary Shares per PubCo Preferred Share. This results in potential dilution in the amount of 400,000 PubCo Ordinary Shares.

(4)      Represents 1,473,794 PubCo Ordinary Shares potentially issuable to third parties upon the exercise of warrants to be issued upon the Closing of the Business Combination to certain Bridge Loan lenders.

(5)      Represents 1,068,000 PubCo Ordinary Shares potentially issuable to an independent contractor of Terra Innovatum upon exercise of options.

(6)      Represents 180,000 PubCo Ordinary Shares potentially issuable to an independent contractor of Terra Innovatum underlying restricted stock.

(7)      Represents an estimate of potentially issuable PubCo Ordinary Shares underlying the authorized awards for issuance to non-employee directors, officers, employees, and non-employee consultants of Terra Innovatum Global under the Equity Incentive Plan. The precise number of PubCo Ordinary Shares authorized under the Equity Incentive Plan will be determined at Closing.

Shareholders will experience additional dilution to the extent PubCo issues additional shares of PubCo Ordinary Shares after the Closing.

The No Redemption Scenario presented above assumes that no additional holders of GSR III Class A Ordinary Shares subject to possible redemption exercise their right to have their shares redeemed for their pro rata share of the Trust Account. The Maximum Redemption Scenario presented above assumes that 19,606,364 GSR III Class A Ordinary Shares subject to possible redemption are redeemed, resulting in an aggregate cash payment of approximately $203.5 million out of the Trust Account based on an assumed redemption price of $10.38 per share. GSR III cannot predict how many of the GSR III shareholders will exercise their right to have their GSR III Public Shares redeemed for cash. As a result, the redemption amount and the number of public shares redeemed in connection with the Business Combination may differ from the amounts presented in the tables above.

Appraisal Rights

The Cayman Islands Companies Act prescribes when shareholder appraisal rights are available and sets limitations on such rights. Where such rights are available, shareholders are entitled to receive fair value for their shares. However, regardless of whether such rights are or are not available, shareholders are still entitled to exercise the rights of redemption as set out herein, and the GSR III Board has determined that the redemption proceeds payable to shareholders who exercise such redemption rights represents the fair value of those shares. GSR III shareholders will have appraisal rights and dissenter’s rights under Section 238 and 239 of Cayman Islands Companies Act.

Section 238. (1) of the Cayman Islands Companies Act provides that a member of a constituent company incorporated thereunder shall be entitled to payment of the fair value of that person’s shares upon dissenting from a merger or consolidation.

Section 239. (1) of the Cayman Islands Companies Act provides that no rights under section 238 of the Cayman Islands Companies Act shall be available in respect of the shares of any class for which an open market exists on a recognised stock exchange or recognised interdealer quotation system at the expiry date of the period allowed for written notice of an election to dissent under section 238(5) of the Cayman Islands Companies Act, provided that such section shall not apply if the holders thereof are required by the terms of a plan of merger or consolidation pursuant to section 233 or 237 of the Cayman Islands Companies Act to accept for such shares anything except: (a) shares of a surviving or consolidated company, or depository receipts in respect thereof; (b) shares of any other company, or depository receipts in respect thereof, which shares or depository receipts at the effective date of the merger or consolidation, are either listed on a national securities exchange or designated as a national market system security on a recognised interdealer quotation system or held of record by more than two thousand holders; (c) cash in lieu of fractional shares or fractional depository receipts described in paragraphs (a) and (b); or (d) any combination of the shares, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in paragraphs (a), (b) and (c).

GSR III shareholders who are considering exercising dissenter’s rights are advised to consult appropriate legal counsel.

Proxy Solicitation

Proxies may be solicited by mail, via telephone or via e-mail or other electronic correspondence. GSR III has engaged Sodali to assist in the solicitation of proxies.

If an GSR III shareholder grants a proxy, such shareholder may still vote its shares in person if it revokes its proxy before the General Meeting. An GSR III shareholder may also change its vote by submitting a later-dated proxy, as described in the section entitled “General Meeting of GSR III Shareholders — Revoking Your Proxy.”

Risk Factor Summary

The Terra Innovatum business and the Business Combination are subject to numerous risks. In evaluating the proposals set forth in this proxy statement/prospectus, you should carefully read this proxy statement/prospectus, including the annexes, and especially consider the factors discussed in the section entitled “Risk Factors.” The occurrence of one or more of the events or the circumstances described in the section titled “Risk Factors,” alone or in combination with other events or circumstances, may adversely affect Terra Innovatum’s and GSR III’s ability to complete or realize the anticipated benefits of the Business Combination, and may have a material adverse effect on the business, cash flows, financial condition or results of operations of Terra Innovatum. These risks include the following:

Risks Related to Terra Innovatum Business Following the Business Combination:

•        We have incurred losses and have not generated any revenue since our inception. We anticipate that we will continue to incur losses, and expect that we will not generate revenue, for the foreseeable future.

•        Our limited operating history makes it difficult to evaluate our future prospects and the risks and challenges we may encounter.

•        We have not yet commercialized or sold the SOLO or any other micro modular reactor (“MMR”), and there is no guarantee that we will be able to do so.

•        If we fail to manage our growth effectively, we may be unable to execute our business plan, and our business, results of operations, and financial condition could be harmed.

•        Competition from existing or new companies could cause us to experience downward pressure on prices, fewer customer orders, reduced margins, the inability to take advantage of new business opportunities, and the loss of market share.

•        We and our customers operate in a politically sensitive environment, and the public perception of nuclear energy can affect our customers and us.

•        Our operations involve the use, transportation and disposal of toxic, hazardous and/or radioactive materials and could result in liability without regard to fault or negligence.

•        We are subject to information technology and cyber security threats which could have adverse effects, including regulatory effects, on our business and results of operations.

•        We rely on a limited number of suppliers for certain materials and supplied components, some of which are highly specialized and are being designed for first-of-a-kind or sole use in the SOLO. We and our third-party vendors may not be able to obtain sufficient materials or supplied components to meet our manufacturing and operating needs, or obtain such materials on favorable terms or at expected costs.

•        There is substantial doubt about our ability to continue as a going concern, and we may require additional future funding whether or not the Transactions are completed.

•        We may need to defend ourselves against intellectual property infringement claims, which may be time-consuming and could cause it to incur substantial fees and costs.

•        Terra Innovatum’s management has limited experience in operating a public company.

Risks Relating to Compliance with Law, Government Regulation and Litigation:

•        Our business is subject to the policies, priorities, regulations, mandates of multiple governmental entities and may be negatively or positively impacted by any change thereto.

•        Uncertain global macro-economic and political conditions could materially adversely affect our results of operations and financial condition.

•        We could be subject to stringent export and import control laws and regulations depending on the jurisdictions in which we will operate. Unfavorable changes in these laws and regulations, our failure to secure timely required authorizations under these laws and regulations, or our failure to comply with these laws and regulations could have a material adverse effect on our business, financial condition and results of operations.

•        We are part of the nuclear power industry, which is highly regulated. Our MMR designs similarly differ from reactors currently in operation, including with respect to potential industrial uses. As a result, the regulatory licensing and approval process for our nuclear power plants may be delayed and made more costly.

•        Even if the SOLO is licensed in the United States, we must still obtain approvals on a country-by-country basis to deploy these reactor technologies, which approvals may be delayed or denied or which may require modification to our design.

•        Our customers could incur substantial costs as a result of violations of, or liabilities under, environmental laws.

Risks Relating to Terra Innovatum’s Capital Resources:

•        Our business requires substantial investment.

•        We may experience a disproportionately higher impact from inflation and rising costs.

•        Our indebtedness could expose us to risks that could adversely affect our business, financial condition and results of operations.

•        Our financial results may vary significantly from quarter to quarter.

Risks Related to the Business Combination and GSR III:

•        The Sponsor has agreed to vote in favor of the Business Combination, regardless of how GSR III’s public shareholders vote.

•        We may be forced to close the Business Combination even if we determined it is no longer in our shareholders’ best interest.

•        GSR III and Terra Innovatum will incur significant transaction and transition costs in connection with the Business Combination.

•        We have a specified maximum redemption threshold. This redemption threshold may make it more difficult for us to complete the Business Combination as contemplated.

•        Certain insiders may elect to purchase shares from public shareholders prior to the consummation of the Business Combination, which may influence the vote on the Business Combination and reduce the public “float” of our securities.

•        The Merger may be a taxable transaction for U.S. federal income tax purposes to U.S. holders of GSR III Class A Ordinary Shares.

SELECTED HISTORICAL FINANCIAL INFORMATION AND OPERATING DATA OF TERRA INNOVATUM GLOBAL AND TERRA INNOVATUM

The following selected financial data for the years ended December 31, 2024 and 2023 and balance sheet data as of December 31, 2024 and 2023 have been derived from Terra Innovatum Srl’s audited financial statements included elsewhere in this proxy statement/prospectus. The summary financial data as of June 30, 2025 and the six months ended June 30, 2025 and 2024 are derived from Terra Innovatum Global Srl’s unaudited condensed financial statements included elsewhere in this proxy statement/prospectus.

Historical results are not necessarily indicative of results we expect in future periods. The data presented below should be read in conjunction with, and are qualified in their entirety by reference to, “Terra Innovatum Global’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the notes thereto included elsewhere in this joint registration statement.

Statement of Operations Data:	Six Months Ended June 30, 2025	Six Months Ended June 30, 2024
General and administrative	$3,519,728	$5,011
Loss from operations	$(3,608,382)	$(42,424)
Net (loss) income	$(2,593,180)	$19,857
Balance Sheet Data:	As of June 30, 2025	As of December 31, 2024
Total current assets	$4,952,945	$133,013
Total assets	$4,952,945	$133,013
Total liabilities	$6,472,725	$165,152
Accumulated deficit	$(2,630,042)	$(36,862)
Statement of Operations Data:	Year Ended December 31, 2024	Year Ended December 31, 2023
General and administrative	$77,567	$2,358
Loss from operations	$(152,303)	$(43,702)
Net loss	$(33,581)	$(4,472)
Balance Sheet Data:	As of December 31, 2024	As of December 31, 2023
Total current assets	$133,013	$11,874
Total assets	$133,013	$11,874
Total liabilities	$165,152	$11,878
Accumulated deficit	$(36,862)	$(3,281)

SELECTED FINANCIAL DATA OF GSR III

The following summary historical financial data of GSR III as of and for the year ended December 31, 2024 have been derived from GSR III’s audited financial statements included elsewhere in this joint registration statement. The summary financial data as of June 30, 2025 and for the three and six months ended June 30, 2025 and 2024 are derived from the unaudited condensed financial statements included elsewhere in this proxy statement/prospectus.

Historical results are not necessarily indicative of results we expect in future periods. The data presented below should be read in conjunction with, and are qualified in their entirety by reference to, “GSR III Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the notes thereto included elsewhere in this joint registration statement.

Statement of Operations Data:	For the six months ended June 30, 2025	Year ended December 31, 2024
General and administrative expenses	$1,795,337	$462,814
Loss from operations	$(1,795,337)	$(462,814)
Net income	$3,065,850	$949,295
Basic and diluted weighted average ordinary shares outstanding, redeemable ordinary shares	23,000,000	3,330,601
Basic and diluted net income per share, redeemable ordinary shares	$0.11	$0.10
Basic and diluted weighted average ordinary shares outstanding, non-redeemable ordinary shares	6,172,500	5,811,182
Basic and diluted net income per share, non-redeemable ordinary shares	$0.11	$0.10
Balance Sheet Data:	As of June 30, 2025	As of December 31, 2024
Total current assets	$962,166	$1,935,878
Total assets	$237,235,415	$233,347,974
Total liabilities	$10,071,120	$9,249,529
Class A ordinary shares, $0.0001 par value; 23,000,000 shares subject to possible redemption at $10.27 per share as of June 30, 2025 ($10.06 as of December 31, 2024)	$236,273,249	$231,412,096
Total Shareholders’ Deficit	$(9,108,954)	$(7,313,651)
Statement of Cash Flows Data:	For the six months June 30, 2025	Year ended December 31, 2024
Net cash used in operating activities	$(924,906)	$(553,615)
Net cash used in investing activities	$—	$(230,000,000)
Net cash provided by financing activities	$—	$232,340,648

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The summary unaudited pro forma condensed combined financial information has been derived from, and should be read in conjunction with, the more detailed unaudited pro forma condensed combined financial information appearing elsewhere in this joint proxy statement/prospectus and the accompanying notes in the section titled “Unaudited Pro Forma Condensed Combined Financial Information.” The summary unaudited pro forma condensed combined financial information has been presented for informational purposes only and is not necessarily indicative of what PubCo’s financial position or results of operations would have been had the Business Combination and the other events described in the section of this joint proxy/prospectus titled, “Unaudited Pro Forma Condensed Combined Financial Information” occurred as of the dates indicated. The summary unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of PubCo.

The following summary unaudited pro forma condensed combined financial information is being provided to assist you in your analysis of the financial aspects of the Business Combination and the other events described in the section of this joint proxy/prospectus titled, “Unaudited Pro Forma Condensed Combined Financial Information.” The summary unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption by GSR III’s public shareholders of shares of GSR III Class A Ordinary Shares subject to possible redemption redeemed for their pro rata share of the Trust Account.

•        No Redemption Scenario:    This scenario assumes that no holders of GSR III Class A Ordinary Shares subject to possible redemption exercise their right to have their GSR III Class A Ordinary Shares redeemed for their pro rata share of the Trust Account.

•        Maximum Redemption Scenario:    This scenario assumes that 19,606,364 GSR III Class A Ordinary Shares are redeemed, resulting in an aggregate cash payment of approximately $203.5 million out of the Trust Account based on an assumed redemption price of $10.38 per share based on an aggregate amount of the funds held in the Trust Account of approximately $238.7 million. The Business Combination Agreement includes as conditions to the Closing that, at the Closing, GSR III will have (A) at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act), and (B) will meet the $25.0 million GSR III Available Cash condition as defined in the Business Combination Agreement. The Maximum Redemption Scenario reflects the redemption of the maximum number of GSR III Class A Ordinary Shares subject to possible redemption that can be redeemed while allowing both the minimum net tangible assets and GSR III Available Cash conditions to be met. The Maximum Redemption Scenario includes all adjustments contained in the No Redemption Scenario and presents additional adjustments to reflect the effect of the Maximum Redemption Scenario.

If the actual facts are different than the assumptions described herein and within the section of this joint proxy statement/prospectus titled, “Unaudited Pro Forma Condensed Combined Financial Information” then the amounts and shares outstanding reported herein could differ from what is presented within this joint proxy statement/prospectus and the differences could be material.

(In thousands, except per share and weighted-average share data)	Pro Forma Combined (Assuming No Redemptions Into Cash)	Pro Forma Combined (Assuming Maximum Redemptions Into Cash)
Summary Unaudited Pro Forma Condensed Combined Statement of Operations for the Six Months Ended June 30, 2025
Net loss	$(4,349)	$(4,349)
Basic and diluted net income per share, GSR III redeemable ordinary shares	80,464,670	60,858,306
GSR III basic and diluted weighted average ordinary shares outstanding, non-redeemable ordinary shares	$(0.05)	$(0.07)
Summary Unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 2025
Total assets	$225,295	$21,824
Total liabilities	$807,600	$807,600
Total shareholders' deficit	$(582,305)	$(785,776)

RISK FACTORS

You should carefully review and consider the following risk factors, together with all of the other information contained in this proxy statement/prospectus, including the financial statements and notes to the financial statements included herein and the matters addressed in the section entitled “Cautionary Note Regarding Forward-Looking Statements,” in evaluating the Business Combination and the proposals to be voted on at the General Meeting. Certain of the following risk factors apply to the business and operations of Terra Innovatum and will also apply to its business and operations following the completion of the Business Combination. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may adversely affect the ability to complete or realize the anticipated benefits of the Business Combination, and may have a material adverse effect on the business, cash flows, financial condition and results of operations of PubCo following the Business Combination. The risks discussed below may not prove to be exhaustive and are based on certain assumptions made by Terra Innovatum and GSR III which later may prove to be incorrect or incomplete. You are encouraged to perform you own investigation with respect to the businesses of Terra Innovatum and GSR III. Terra Innovatum and GSR III may face additional risks and uncertainties that are not presently known to such entity, or that are currently deemed immaterial, which may also impair their business or financial condition.

Risks Related to Terra Innovatum’s Business Following the Business Combination

Upon the Closing, New Terra Innovatum will be a holding company with no direct operations that relies on dividends, distributions, loans and other payments, advances and transfers of funds from Terra Innovatum OpCo to pay dividends, pay expenses and meet its other obligations. Accordingly, New Terra Innovatum’s shareholders will be subject to all of the risks of Terra Innovatum’s business upon the Closing.

Throughout this section, unless otherwise noted, “Terra Innovatum,” “we,” “us” or “our” refers to Terra Innovatum s.r.l. and its consolidated subsidiaries prior to the Closing and New Terra Innovatum after the Closing.

Risks Relating to Terra Innovatum’s Business

We have incurred losses and have not generated any revenue since our inception. We anticipate that we will continue to incur losses, and expect that we will not generate revenue, for the foreseeable future.

Since inception, we have incurred significant operating losses, and have an accumulated deficit of $2,630,042 as of June 30, 2025 and negative operating cash flow in the first six months of 2025 and 2024. We expect that operating losses and negative cash flows will increase in the coming years because of additional costs and expenses related to our research and development (which we refer to herein as R&D), business development activities and our status as a publicly traded company. To date, we have not generated any revenue. We do not expect to generate any revenue unless and until we are able to commercialize our reactors and/or other lines of business. As we have incurred losses and experienced negative operating cash flows since our inception, and accordingly we have undertaken equity financing from investors to satisfy our funding needs; however, we may not raise adequate funding to offset our expenses and losses. Moreover, we may encounter unforeseen expenses, difficulties, complications, delays, and other unknown factors that may adversely affect our business. The magnitude of our future net losses will depend, in part, on the rate of future growth of our expenses and our ability to generate and grow revenue. We cannot predict the outcome of the actions to generate liquidity to fund our operations, whether such actions would generate the expected liquidity to fund our operations as currently planned or whether the costs of such actions will be available on reasonable terms or at all. Our continued solvency is dependent upon our ability to obtain additional working capital to complete our reactor development, to successfully market our reactors and to achieve commerciality for our reactors. Our prior losses and expected future losses have had and may continue to have adverse effects on our stockholders’ equity (deficit) and working capital and may lead to the failure of our business.

Our limited operating history makes it difficult to evaluate our future prospects and the risks and challenges we may encounter.

We have a limited operating history in a rapidly evolving industry. The markets for nuclear reactor design, nuclear reactor production, nuclear fuel design, nuclear fuel supply, and services related to any or all of the foregoing business may not continue to develop in a manner that we expect or that otherwise would be favorable to our business. As a result of our limited operating history and ongoing changes in our new and evolving industry, including evolving demand for our products and services and the potential development of technologies that may prove more efficient or effective for our intended use cases, our ability to forecast our future results of operations and plan for future growth is limited and subject to uncertainties. We have encountered and expect to continue to encounter risks and uncertainties frequently experienced by companies in rapidly evolving industries, such as the risks and uncertainties described in this proxy statement/prospectus. Accordingly, we may be unable to prepare accurate internal financial forecasts or replace anticipated revenue that we do not receive as a result of delays, changed circumstances, or changed market conditions arising from these factors, and our results of operations in future reporting periods may be below the expectations of investors or analysts. If we do not address these risks successfully, our results of operations could differ materially from our estimates or the expectations of investors or analysts, causing our business to suffer and our ordinary shares price to decline.

We have not yet commercialized or sold the SOLO or any other micro modular reactor (“MMR”), and there is no guarantee that we will be able to do so.

After we develop and obtain regulatory approval, the planned initial deployment of the SOLO is subject to Terra Innovatum reaching binding agreements for its scope of supply with potential customers. If no customer enters into such binding agreements with us, our initial deployment of the SOLO and ongoing services associated with such deployment could be significantly delayed. This could have a material adverse effect on our business and financial condition. To date, the various memoranda of understanding that we have entered into with potential purchasers are non-binding and largely contingent upon successful site characterization studies — including for the First Of A Kind site, governing body approvals and regulatory approvals, and may not result in binding agreements for the purchase of our products or services. The potential purchasers may also elect to terminate or pursue other alternative transactions.

If we fail to manage our growth effectively, we may be unable to execute our business plan, and our business, results of operations, and financial condition could be harmed.

In order to achieve future revenue growth, we must finalize our reactor design, receive regulatory approvals, and continue to develop and market new products and services to traditional and non-traditional end-users. We intend to expand our operations as we develop and deploy our products and services in the future, and will need to hire and retain additional personnel, upgrade our existing operational management and financial and reporting systems, and improve our business processes and controls. Our future expansion will include:

•        hiring and training new personnel;

•        completing the designs, licensing, construction, and commissioning of SOLO;

•        finalizing our reactor design and developing new technologies and services (e.g., training, maintenance, procurement);

•        optimizing applications of our reactors to serve both traditional utility and electric power customers and a broad base of non-traditional industrial customers interested in utilizing the efficient high-temperature heat produced by our design;

•        controlling expenses and investments in anticipation of expanded operations and rising costs;

•        upgrading the existing operational management and financial reporting systems and team to comply with requirements as a public company; and

•        implementing and enhancing administrative infrastructure, systems and processes.

If our operations continue to grow as planned, of which there can be no assurance, we will need to expand our sales and marketing, research and development, customer and commercial strategy, products and services, supply, and manufacturing functions. These efforts will require us to invest significant financial and other resources, including in industries and sales channels in which we have limited experience to date. We will also need to develop and implement our manufacturing and operational systems and processes, and there is no guarantee that we will be able to scale the business as currently planned or within the planned timeframe. The continued expansion of our business will require manufacturing and operational facilities, as well as space for administrative support, and there is no guarantee that we will be able to find suitable locations for such facilities.

Our growth will increase the strain on our resources, and we could experience operating difficulties, including difficulties in hiring and training employees, finding manufacturing capacity to produce our MMRs and related equipment, delays in production, challenges in scaling-up fuel and component fabrication capacity and difficulty sourcing adequate raw material, such as graphite, for our reactors. These difficulties may divert the attention of management and key employees and impact financial and operational results. If we are unable to drive commensurate growth, these costs, which include headcount and capital assets, could result in decreased margins, which could have a material adverse effect on our business, financial condition and results of operations.

There is limited operating experience for reactors of this type, configuration and scale, which may result in greater than expected construction and material costs, maintenance requirements, operating expense or delivery timing.

Our MMR design will be actively managed through design reviews, prototyping, involvement of external partners and application of industry lessons. However, we could still fail to identify manufacturing, material and construction issues early enough to avoid negative effects on production, fabrication, construction or ultimate performance of our MMRs and related technologies, or we may encounter unexpected regulatory issues. Where these issues arise at such later stages of deployment, deployment could be subject to greater costs or be significantly delayed, which could materially and adversely affect our business.

The market for MMRs generating electric power and high-temperature heat is not yet established and may not achieve the growth potential we expect or may grow more slowly than expected.

The market for MMRs, and particularly for MMRs utilizing advanced nuclear technologies such as those employed in the SOLO, has not yet been established. MMRs utilizing advanced nuclear technologies have limited operational history and have not been proven at scale. Estimates for the total addressable market and our expectations, inclusive of recent updates, with regards to certain unit economics are based on a number of internal and third-party estimates, including our potential contracted revenue, the number of potential customers who have expressed interest in our MMRs, assumed prices and production and regulatory costs for our MMRs, our ability to develop logistical and operational processes, assumptions regarding our technology and general market conditions. However, our assumptions and the data underlying our estimates may not be correct and the conditions supporting our assumptions or estimates may change at any time, reducing the predictive accuracy of these underlying factors. As a result, our expected performance as indicated by the illustrative unit economics provided in this proxy statement/prospectus, our estimates of the annual total addressable market and serviceable addressable market for our services, as well as the expected growth rate for the total addressable market and serviceable addressable market for our services, may prove to be incorrect.

We may not attract customers to our MMR technology as quickly as we expect, or at all, and acquiring customers may be more expensive than we currently anticipate.

MMRs and advanced nuclear technologies are relatively new and unproven and may be more costly than alternatives. Accordingly, adoption of our technology, or MMRs and advanced nuclear technologies generally, among our potential customers may progress more slowly than we anticipate or it may be more expensive to bring potential customers into our pipeline. Any delay or failure to attract potential customers to our reactors or MMR technology may have a material and adverse impact on our business and financial condition.

Our cost estimates are highly sensitive to broader economic factors, and our ability to control or manage our costs may be limited.

Capital and operating costs for the deployment of a first-of-a-kind reactor such as the SOLO are difficult to project, inherently variable and are subject to significant change based on a variety of factors, including site specific factors, customer off-take requirements, regulatory oversight, operating agreements, supply chain availability, inflation and other factors. Opportunities for cost reductions with subsequent deployments are similarly uncertain. To the extent cost reductions are not achieved within the expected timeframe or magnitude, the SOLO may not be cost competitive with alternative technologies, which could materially and adversely affect our expected revenues, gross margins and on the other information included in the Unit Economics Information.

Competition from existing or new companies could cause us to experience downward pressure on prices, fewer customer orders, reduced margins, the inability to take advantage of new business opportunities, and the loss of market share.

We operate in highly competitive markets and are subject to competition based upon product design, performance, pricing, quality, and services, from competing nuclear suppliers as well as from alternative means of producing electricity and/or heat. There are a number of advanced reactor designs, and some advanced reactor projects, under development in the United States. Many of these designs are involved in pre-application review with the NRC. Our advanced design, projected product design performance, engineering expertise, and quality control have been important factors in our growth; nonetheless other companies providing competing technologies could capture customers or market share from us, which could have a material adverse effect on our business or financial condition.

For sales and/or deployments outside of jurisdictions with highly-developed nuclear regulatory frameworks, some of our foreign competitors currently benefit from, and others may benefit in the future from, permissive regulatory and licensing regimes and/or from protective measures by their home countries where governments are providing financial support, including significant investments in the development of new technologies.

We believe our ability to compete successfully in designing, engineering and manufacturing our products and services at attractive costs to customers does and will depend on a number of factors, which may change in the future due to increased competition, our ability to meet our customers’ needs and the frequency and availability of our offerings. If we are unable to compete successfully, our business, financial condition and results of operations would be adversely affected.

Technological changes could render our technology and products uncompetitive or obsolete, which could prevent us from achieving market share and sales.

Our failure to refine or advance our MMR technologies could cause our reactor technology to become uncompetitive or obsolete, which could prevent us from achieving market share and sales. We may need to invest significant financial resources in research and product development to keep pace with technological advances in the industry and to compete in the future; we may be unable to secure such financing. A variety of competing alternative technologies may be in development by other companies that could result in lower manufacturing or operating costs and/or higher performance than those expected for our technology. Our development efforts may be rendered obsolete by the technological advances of others, and other technologies may prove more advantageous for commercialization.

Changes in the availability and cost of electricity, natural gas and other forms of energy are subject to volatile market conditions that could adversely affect our business.

The prices for and availability of electricity, oil and other energy resources are subject to volatile market conditions. We do not control these market conditions, which are, moreover, often affected by political and economic factors beyond our control. Decreases in energy prices, or changes in nuclear energy costs relative to other forms of energy, may adversely affect our business. To the extent that these uncertainties cause suppliers and customers to be more cost sensitive or to adjust their business plans and operations, decreased energy prices may have an adverse effect on our results of operations and financial condition.

The cost of electricity generated from nuclear sources may not be cost competitive with other electricity generation sources in some markets, which could materially and adversely affect our business.

Many U.S. electricity markets price electric energy, capacity, and/or ancillary services on a competitive basis, with market prices subject to substantial fluctuations. Other markets remain heavily regulated by state or local utility regulatory authorities, with power purchase decisions by electric utilities subject to various competitiveness or prudence tests. As a result of competitive pressures, some electricity markets experience low marginal energy prices at certain times due to a combination of subsidized generating resources, competitors with low-cost or no-cost fuel sources, or market-design features that create incentives for certain attributes or deliver revenue in unpredictable ways over time, and Terra Innovatum may not be able to compete in these markets unless the benefits of the low-carbon, reliable and/or resilient energy generation provided by the SOLO is sufficiently valued. Even in markets that price reliable capacity on a long-term basis, there is no guarantee that our customers’ SOLO units will be sufficiently low-cost so as to clear auction-style capacity markets, and clearing in any one year is no guarantee of clearing in successive years. Moreover, our SOLO reactor will likely serve a specific market segment of smaller distributed generation, remote application or industrial customers, who may have lower cost power/heat alternatives available to them, especially in the near-term.

Given the relatively lower electricity prices and higher availability of power in the United States when compared to many international markets, the risk may be greater with respect to business in the United States. Regardless of jurisdiction, however, failure of our MMRs to provide competitively price electricity or heat could materially and adversely affect our business.

We and our customers operate in a politically sensitive environment, and the public perception of nuclear energy can affect our customers and us.

Successful execution of our business model is dependent upon public support for nuclear power in the United States and other countries. The risks associated with uses of radioactive materials by our customers in future deployments of our MMR designs, and the public perception of those risks, can affect our business. Opposition by third parties can delay or prevent the licensing and construction of new nuclear power facilities and in some cases can limit the operation of nuclear reactors. Adverse public reaction to developments in the use of nuclear power could directly affect our customers and indirectly affect our business. In the past, adverse public reaction, increased regulatory scrutiny and related litigation have contributed to extended licensing and construction periods for new nuclear reactors, sometimes delaying construction schedules by decades or more, or even shutting down operations at already-constructed reactors.

Accidents involving nuclear power facilities, including but not limited to events similar to any of the Three Mile Island, Chernobyl or Fukushima Daiichi nuclear accidents, or terrorist acts or other high profile events involving radioactive materials, could materially and adversely affect the public perception of the safety of nuclear energy, our customers and the markets in which we operate and potentially decrease demand for nuclear energy or facilities, increase regulatory requirements and costs or result in liabilities or claims that could materially and adversely affect our business.

Historical nuclear accidents and fears of a new nuclear accident can hinder widespread acceptance of nuclear power. Nuclear power faces strong opposition from certain individuals and organizations both in the United States and abroad. With respect to public perceptions, the accident that occurred at the Fukushima nuclear power plant in Japan in 2011 increased public opposition to nuclear power in some countries, resulting in a slowdown in, or, in some cases, a complete halt to new construction of nuclear power plants, an early shut down of existing power plants and a dampening of the favorable regulatory climate needed to introduce new nuclear technologies. As a result of the Fukushima accident, some countries that were considering launching new domestic nuclear power programs delayed or cancelled the preparatory activities they were planning to undertake as part of such programs. If a high-visibility or high-consequence nuclear accident, including the loss or mishandling of nuclear materials, or other event, such as a terrorist attack involving a nuclear facility, occurs, public opposition to nuclear power may increase dramatically, regulatory requirements and costs could become more onerous or prohibitory, and customer demand for the SOLO could suffer, which could materially and adversely affect our business and operations.

The direct and indirect impact on us and our customers from severe weather and other effects of climate change and the economic impacts of the transition to non-carbon based energy, could adversely affect our financial condition, operating results, and cash flows.

Our operations and properties, and those of our customers, may in the future be adversely impacted by flooding, wildfires, high winds, drought and other effects of severe weather conditions that may be caused or exacerbated by climate change. These events can force our customers to suspend operations at impacted properties and may result in significant damage to such properties. Even if these events do not directly impact us or our customers they may indirectly impact us and our customers through increased insurance, energy or other costs. In addition, although the ongoing transition to non-carbon based energy is creating significant opportunities for us and our customers, the transition also presents certain risks, including macroeconomic risks related to higher energy costs and energy shortages, among other things. These direct and indirect impacts from climate change could adversely affect our financial condition, operating results, supply chain and cash flows.

Our operations involve the use, transportation and disposal of toxic, hazardous and/or radioactive materials and could result in liability without regard to fault or negligence.

Our operations involve the use, transportation, and disposal of toxic, hazardous and radioactive materials. A release of these materials could pose a health risk to humans, plants and animals or the environment. If an accident were to occur, its severity would depend on the volume and location of the release and the speed of corrective action taken by emergency response personnel, as well as other factors beyond our control, such as weather and wind conditions.

While we do not currently own any property in the United States, if, in the future we do, under federal, state and local laws and regulations, a current or former owner or operator of real property may be liable for costs to remediate contamination resulting from the presence or release of hazardous substances, wastes or petroleum products. These costs could be substantial and liability under such laws is strict and may attach whether or not the owner or operator knew of or caused such contamination. Moreover, the presence of contamination may expose us to third-party claims for property damage or bodily injury, subject our properties to liens in favor of the government for damages and cleanup costs, impose restrictions on the manner in which we use our properties, and materially adversely affect our ability to sell, lease, insure, or develop our properties. We also may be liable for costs of remediating third-party disposal sites to which we arranged for the disposal or treatment of hazardous substances without regard to whether such disposal occurred in compliance with environmental laws. These matters could have an adverse effect on our financial condition.

Additionally, we may be responsible for decontamination or decommissioning of facilities where we conduct, or previously conducted, operations. Activities of our contractors, suppliers or other counterparties similarly may involve toxic, hazardous, and radioactive materials and we may be liable contractually, or under applicable law, to contribute to remedy damages or other costs arising from such activities, including the decontamination or decommission of third-party facilities.

In the United States, the nuclear liability law codified at 42 U.S.C. 2210 (along with subsequent amendments, the “Price-Anderson Act”) and applicable NRC regulations and corresponding insurance requirements channel liability to the nuclear operator of a nuclear power plant for third-party offsite damages caused by a nuclear incident or a precautionary evacuation due to a possible or actual nuclear incident. U.S. law is substantially similar in effect to global nuclear liability regimes wherein operators are subject to robust financial protection regimes, such as required insurance policies or government indemnification, to cover the operator’s financial risk in the event of a nuclear incident that gives rise to third-party offsite liability. If, however, an incident or precautionary evacuation is not covered under such a nuclear liability regime, we could be financially liable for damages arising from such incident or evacuation, which could have an adverse effect on our results of operations and financial condition.

The Price-Anderson Act does not, however, cover on-site loss or damage to property due to a nuclear incident. Rather, the NRC, like many nuclear regulators around the world, requires nuclear operators to maintain on-site property damage insurance. If an incident resulting in onsite property damage is not otherwise covered by the mandatory insurance policy maintained at the facility, then we could be potentially liable for damages arising from such incident, which could have an adverse effect on our results of operations and financial condition.

In our contracts, we seek to protect ourselves from liability, but there is no assurance that such contractual limitations on liability will be effective in all cases or in all jurisdictions. The costs of defending against a claim arising out of a nuclear incident or precautionary evacuation not otherwise covered by insurance, and any damages awarded as a result of such claim, could adversely affect our results of operations and financial condition.

Unresolved spent nuclear fuel storage and disposal issues and associated costs could have a significant negative impact on Terra Innovatum’s business operations if potential SOLO customers view the risks associated with these issues and costs as unacceptably high.

The Nuclear Waste Policy Act of 1982 requires the DOE to provide for the permanent disposal of spent nuclear fuel (“SNF”) and associated high-level nuclear waste (“HLW”). In 1987, Congress amended the Nuclear Waste Policy Act to identify Yucca Mountain, in Nevada, as the only site that the DOE could consider for a permanent repository. The DOE has since cancelled this project, but under the federal law, is required to construct storage facilities for, and to dispose of, all SNF and other HLW generated by domestic nuclear reactors. Interim storage requires the construction and maintenance of NRC licensed SNF/ HLW storage facilities. While the costs of developing and maintaining these interim storage facilities can have a significant effect on the costs associated with waste storage and disposal for nuclear reactors, including Terra Innovatum’s reactors, these costs could themselves be impacted by the timing of the opening of a disposal facility, as well as any possible future changes to the interim storage or transportation requirements for SNF and other forms of HLW, and the extent to which operators are able to continue to successfully sue DOE for costs incurred as a result of its continued failure to provide for permanent disposal.

There are currently two consolidated interim storage (“CIS”) facilities under development in the United States for the interim storage of SNF/HLW. One facility has received an NRC license for construction and operation, and the other facility is in the final stages of its NRC licensing review. It is possible that SNF/HLW generated at an Terra Innovatum reactor could be stored at one of these CIS facilities; however, it is also possible that these CIS facilities are never built or become operational, or are unable to store such waste from an Terra Innovatum reactor, in which case, the waste would need to be stored onsite or at another interim SNF storage facility until another disposal option became available, such as a U.S. government determined permanent national repository or other government storage facility.

The establishment of a national repository for the storage and/or permanent disposal of SNF, such as the one previously considered at Yucca Mountain, Nevada, the timing of such a facility’s opening and the ability of such a facility to accept waste from an Terra Innovatum reactor, and any related regulatory action, could impact the costs associated with our SOLO customers’ storage and/or disposal of SNF/HLW. Likewise, the establishment of a CIS for the storage of SNF/HLW, the timing of such a facility’s opening and being able to accept waste from an Terra Innovatum reactor, and any related regulatory action, could impact our customers’ costs associated with storage of SNF/HLW. These waste storage issues, and changes to the current waste disposal practices or changes to reactor operators’ ability to recover storage costs from DOE through litigation, could be material to Terra Innovatum’s operations if potential customers view waste disposal as problematic, detrimental or a negative factor when considering an investment in an Terra Innovatum reactor.

Unsatisfactory safety performance or security incidents at our facilities — or any nuclear facility around the world — could have a material adverse effect on our business, financial condition and results of operations.

We design and will manufacture highly sophisticated MMRs that depend on complex technology. We also work cooperatively with our suppliers, subcontractors, venture partners and other parties. Failures, disruptions or compromises to our or our third parties’ systems or facilities may be caused by natural disasters, accidents, power disruptions, telecommunications failures, acts of terrorism or war, computer viruses, bugs or vulnerabilities, physical or electronic break-ins, human error, targeted cyberattacks, other intentional conduct, or similar events or incidents. While we have built operational processes to ensure that the design, manufacture, performance and servicing of our MMRs meet rigorous safety standards and performance goals, there can be no assurance that we will not experience operational or process failures or other problems, including through manufacturing or design defects, failure of third-party safeguards, mishandling or process failures, natural disasters, cyber attacks, or other intentional acts, that could result in potential safety risks. There can be no assurance that our preparations, or those of third parties, will be able to prevent any such incidents.

Any actual or perceived safety issues may result in significant reputational harm to our businesses, in addition to tort liability, maintenance, increased safety infrastructure and other costs that may arise. Such issues with our MMRs, facilities, or customer safety could result in delaying or cancelling delivery of MMRs to our customers, increased regulation or other systemic consequences. Our inability to meet our safety standards or address adverse publicity affecting our reputation as a result of accidents, mechanical failures, damages to customer property or medical complications could have a material adverse effect on our business, financial condition and results of operation.

In the nuclear industry, an accident or incident involving the mishandling of nuclear materials at any nuclear facility in the world can have an impact on other nuclear facilities around the world in terms of public acceptance, political pressures, and regulatory requirements and scrutiny. For example, the March 2011 accident at the Fukushima Daiichi plant in Japan resulted in millions of dollars in additional regulatory reviews and requirements for U.S. nuclear power plants. If a safety incident occurs at any nuclear facility in the world, it could delay licensing and/or drive up costs to license or own our MMRs and negatively impact our business or financial condition.

We are subject to information technology and cyber security threats which could have adverse effects, including regulatory effects, on our business and results of operations.

We are increasingly dependent upon information technology systems, infrastructure and data to operate our business. In the ordinary course of business, we collect, store and transmit confidential information (including but not limited to intellectual property, proprietary business information and personal information). It is critical that we do so in a secure manner to maintain the confidentiality and integrity of such confidential information. We also have outsourced elements of our operations to third parties, and as a result we manage a number of third-party contractors who have access to our confidential information.

Despite the implementation of security measures, given their size and complexity and the increasing amounts of confidential information that they maintain, our internal information technology systems and those of our contractors and consultants are potentially vulnerable to breakdown or other damage or interruption from service interruptions, system malfunction, natural disasters, terrorism, war and telecommunication and electrical failures, as well as security breaches from inadvertent or intentional actions by our employees, contractors, consultants, business partners, and/or other third parties, or from cyber-attacks by malicious third parties (including the deployment of harmful malware, ransomware, denial-of-service attacks, social engineering and other means to affect service reliability and threaten the confidentiality, integrity and availability of information), which may compromise our system infrastructure or lead to data leakage. As part of our regular review of potential risks, we analyze emerging cyber security threats to us and our contractors, consultants, business partners and other third parties as well as our plans and strategies to address them. Our board of directors, which has oversight responsibility for cyber security risks, is regularly briefed by management on such analyses. Additionally, our board of directors is responsible for overseeing the adequacy of management’s conduct of threat environment and vulnerability assessments, management of cyber incidents, pursuit of projects to strengthen internal cyber security and the cyber security of our suppliers and other service providers, work with the company’s privacy and legal teams, coordination with the company’s operations teams to evaluate the cyber security implications of our products and offerings, and coordination of efforts to monitor, detect, and prevent future cyber threats. In addition, the audit committee of the board of directors annually reviews our risk profile with respect to cybersecurity matters. To the extent that any disruption or security breach were to result in a loss of, or damage to, our data or applications, or inappropriate disclosure of confidential or proprietary information, we could incur liability and reputational damage and the further development and commercialization of our products could be delayed.

While we have not experienced any such system failure, accident or security breach to date, we cannot assure you that our data protection efforts and our investment in information technology will prevent significant breakdowns, data leakages, breaches in our systems or other cyber incidents that could have a material adverse effect upon our reputation, business, operations or financial condition. For example, we maintain databases comprised of our SOLO nuclear design technical engineering information and operations information, which have been and will continue to be used to design the SOLO reactors and will be utilized in “digital twin” construction and operations environments to allow for highly efficient construction and operations of these designs. If this database were to be lost or compromised, our ability to efficiently deploy and operate our reactors could be significantly impaired.

Furthermore, significant disruptions of our internal information technology systems or security breaches could result in the loss, misappropriation, and/or unauthorized access, use, or disclosure of, or the prevention of access to, confidential information (including, but not limited to, intellectual property, proprietary business information, and personal information), which could result in financial, legal, business, and reputational harm to us. For example, any such event that leads to unauthorized access, use, or disclosure of personal information, including personal information related to our employees, could harm our reputation directly, compel us to comply with federal and/or state breach notification laws and foreign law equivalents, subject us to mandatory corrective action, and otherwise subject us to liability under laws and regulations that protect the privacy and security of personal information, which could result in significant legal and financial exposure and reputational damages that could potentially have an adverse effect on our business.

Our supply base may not be able to scale to the production levels necessary to meet sales projections.

We do not have manufacturing assets and will rely on third party manufacturers and construction firms to build SOLO, fuel fabrication facilities and associated equipment. While we are working to secure and manage sufficient third-party manufacturing capabilities and facilities, these capabilities and the facilities involve risks including timeline, cost, and financing risk and even if successfully developed, might not be available for our earliest SOLO deployments. Moreover, we are dependent on future supplier capability to meet production demands attendant to our forecasts. If our supply chain cannot meet the schedule demands of the market, our projected sales revenues could be materially impacted.

We rely on a limited number of suppliers for certain materials and supplied components, some of which are highly specialized and are being designed for first-of-a-kind or sole use in the SOLO. We and our third-party vendors may not be able to obtain sufficient materials or supplied components to meet our manufacturing and operating needs, or obtain such materials on favorable terms or at expected costs.

We rely on a limited number of suppliers for certain raw materials and supplied components. We may not be able to obtain sufficient raw materials or supplied components to meet our manufacturing and operating needs, or obtain such materials on favorable terms or at expected costs, which could impair our ability to fulfill our orders in a timely manner or increase our costs of production.

We do not directly manufacture any of the components of our MMRs. Our ability to manufacture our MMRs is dependent upon sufficient availability of raw materials and supplied components, including many highly technical components that are still under design, are being designed for first-of-a-kind or sole use in the SOLO and have not yet been qualified for use, are only produced by a limited number of suppliers and may be particularly susceptible to cost increases, supply chain disruptions or inflationary pressures. Any supply chain disruption incurred by our third-party suppliers or degradation in the quality and processes of our manufacturer partners, may result in delays, cost overruns or impairments to the development of our reactors.

Certain materials, such as the graphite used to line our reactor cores, is currently produced in limited number and available predominantly from a number of vendors inside and outside of the United States (e.g., Italy, Germany and Japan). Our current reliance on multi-layered international supply chains to secure raw materials and supplied components exposes us to volatility in the prices and availability of these materials, and may result in our being susceptible to changes in geopolitical relationships. We may not be able to obtain a sufficient supply of raw materials or supplied components, on favorable terms or at all, which could result in delays in, or the inability to, manufacture our MMRs or result in increased costs.

Additionally, the imposition of tariffs and impacts of inflation on raw materials or supplied components for our reactors could have a material adverse effect on our operations. Prolonged disruptions in the supply of any of our key raw materials or components, difficulty qualifying new sources of supply, implementing use of replacement materials or new sources of supply or any volatility in prices could have a material adverse effect on our ability to operate in a cost-efficient, timely manner. Such prolonged disruptions could also cause us to experience cancellations or delays of scheduled launches, customer cancellations or reductions in our prices and margins, any of which could harm our business, financial condition and results of operations.

We depend on key executives and management to execute our business plan and conduct our operations. A departure of key personnel could have a material adverse effect on our business.

Our success depends, in significant part, on the continued services of our senior management team and on our ability to attract, motivate, develop and retain a sufficient number of other highly skilled personnel, including engineers, manufacturing and quality assurance, finance, marketing and sales personnel. Our senior management team has extensive experience in the energy and manufacturing industries, and we believe that their depth of experience is instrumental to our continued success. The loss of any one or more members of our senior management team, for any reason, including resignation or retirement, could impair our ability to execute our business strategy and have a material adverse effect on our business and financial condition if we are unable to successfully attract and retain qualified and highly skilled replacement personnel.

Our business plan requires us to attract and retain qualified personnel including personnel with highly technical expertise. Were we not to be able to successfully recruit and retain experienced and qualified personnel, it could have a material adverse effect on our business.

Our future success depends in part on our ability to contract with, hire, integrate, and retain highly competent nuclear reactor and fuels focused engineers and scientists, and other qualified personnel. Competition for the limited number of these skilled professionals is intense. If we are unable to adequately anticipate our needs for certain key competencies and implement human resource solutions to recruit or improve these competencies, our business, results of operations and financial condition would suffer. If we are unable to recruit and retain highly skilled personnel, especially personnel with sufficient technical expertise to develop our reactors and fuel, we may experience delays, increased costs and reputational harm.

There is substantial doubt about our ability to continue as a going concern, and we may require additional future funding whether or not the Transactions are completed.

Based on our recurring losses and expectations to incur significant expenses and negative cash flows until at least 2028, management has identified substantial doubt about Terra Innovatum’s ability to continue as a going concern. If we are unable to continue as a going concern, we may be forced to liquidate our assets and the values we receive for our assets in liquidation or dissolution could be significantly lower than the values reflected in our financial statements.

To date, we have not generated any material revenue, while we have substantial overhead expenses. We do not expect to generate meaningful revenue unless and until we are able to finalize development of and commercialize SOLO and related services, and we may not be able to do so on our anticipated timetable, if at all. We expect our expenses and capital expenditures to increase in connection with our ongoing activities, including developing and advancing SOLO and other products and services, obtaining NRC design certification approval for SOLO and completing our manufacturing preparation and trials. In addition, upon the completion of the Transactions, we expect to incur additional costs associated with operating as a public company. Certain costs are not reasonably estimable at this time and we may require additional funding and our projections anticipate certain customer-sourced income that is not guaranteed.

We may also seek to raise capital through private or public equity or debt financings or through other sources of financing. Adequate additional funding may not be available to us on acceptable terms or at all. Our failure to raise capital as and when needed could have a negative impact on our financial condition and our ability to pursue our business strategies. If we raise additional funds by issuing equity securities, our shareholders will experience dilution. If we raise additional capital through debt financing, we may be subject to covenants that restrict our operations including limitations on our ability to incur liens or additional debt, pay dividends, repurchase our securities, make certain investments, and engage in certain merger, consolidation or asset sale transactions. Any debt financing or additional equity that we raise may contain terms that are not favorable to us or our stockholders and members. If the needed financing is not available, or if the terms of financing are less desirable than we expect, we may be required to delay, scale back or terminate some or all of our research and development programs.

We rely heavily on our intellectual property portfolio. Our ability to protect our patents and other intellectual property rights may be challenged and is not guaranteed. If we are unable to protect our intellectual property rights, our business and competitive position may be harmed.

We may not be able to prevent unauthorized use of our intellectual property, which could harm our business and competitive position. We rely upon a combination of the intellectual property protections afforded by patents, trademarks/service marks, copyrights and trade secret laws in the United States and other jurisdictions, as well as commercial agreements such as confidentiality agreements, and license agreements to establish, maintain and enforce rights associated with our MMRs and related proprietary technologies. These measures are aimed at preventing third parties from using, practicing, selling, manufacturing, or otherwise commercially exploiting our MMRs and related technologies, which would erode our competitive position in our market. Our success depends in large part on our ability to obtain and enforce patent protection for our MMRs, as well as our ability to operate without infringing or violating the proprietary rights of others. We either own or have significant license rights to certain intellectual property applicable to our MMRs, including patent rights and pending patent applications on the same, and we will continue to file patent applications claiming new technologies directed to our MMRs in the United States and in other jurisdictions based on several factors including, but not limited to, commercial viability. Monitoring unauthorized use of our intellectual property rights is difficult and costly, and the steps we have taken or will take to prevent misappropriation may not be sufficient.

As noted above, we also rely upon unpatented trade secret protection, unpatented know-how and continuing technological innovation to develop and help maintain our business and competitive position. We seek to protect our proprietary technology, in part, by entering into confidentiality agreements with our suppliers, subcontractors, venture partners, employees and consultants, and other third parties. However, we may not be able to prevent the unauthorized disclosure or use of information which we consider to be confidential, our technical know-how or other trade secrets by the parties to these agreements, despite the existence generally of confidentiality provisions and other contractual restrictions. If any of the suppliers, subcontractors, venture partners, employees and consultants, and other third parties who are parties to these agreements breaches or violates the terms of any of these agreements, we may not have adequate remedies for any such breach or violation, and we could lose our trade secrets as a result. It is also possible that our trade secrets, know-how or other proprietary information could be obtained by third parties as a result of breaches of our physical or electronic security systems. Even where remedies are available, enforcing a claim that a party illegally disclosed or misappropriated our trade secrets is expensive and time consuming, and the outcome is unpredictable. Courts outside the United States are sometimes less willing to protect trade secrets. Additionally, despite our efforts to protect our proprietary technology, our trade secrets could otherwise become known or be independently discovered by our competitors. If any of our trade secrets were to be lawfully obtained or independently developed by a competitor or other third party, we would have no right to prevent them, or those to whom they communicate, from using that technology or information to compete with us.

The patent position of our nuclear power reactors is not a guarantee of protection or rights. During the patent prosecution process, a patent office may require us or our licensors to narrow the scope of the claims of our or our licensors’ pending and future patent applications. This may limit the scope of patent protection and our or our licensors’ ability to assert patent infringement if the patent is subsequently issued. In some cases, a patent may not issue if we or our licensors are unable to overcome rejections from a patent office. By pursuing patent rights by filing a patent, we or our licensors may lose trade secrets that would have otherwise been protected had a patent not been sought and third parties may be able to exploit such published information in our patent application. Additionally, even if we obtain a patent in one jurisdiction (e.g., the United States), we cannot guarantee that we will obtain a corresponding patent in another jurisdiction (e.g., Italy) as patent laws differ from jurisdiction to jurisdiction. Additionally, maintaining and enforcing patent rights can involve complex legal and factual questions and may be subject to litigation in some cases. For example, third parties may challenge the validity of our or our licensors’ patents based on prior art at a tribunal such as the Patent Trial and Appeal Board at the U.S. Patent and Trademark Office and in a federal court. Because we cannot assure that all of the potentially relevant prior art relating to our patents and patent applications has been found, third parties may prevail in invalidating a patent or preventing a patent application from being issued as a patent. If we or our licensors are able to maintain valid patents or prevail in patent challenges instituted by third parties, we or our licensors may still bear the risk of third parties “designing around” our technologies to avoid an intellectual property infringement claim.

Our patent applications may not result in issued patents, which may have a material adverse effect on our ability to prevent others from commercially exploiting products similar to ours. The status of patents involves complex legal and factual questions and the breadth of claims allowed is uncertain. As a result, we cannot be certain that the patent applications that we file will result in patents being issued, or that our patents and any patents that may be issued to us will afford protection against competitors with similar technology. Numerous patents, published pending patent applications and unpublished pending patent applications owned by others exist in the fields in which we have developed and are developing our technology. In addition to the risk of infringing those patents, those patents may also be used as a basis to invalidate our patents or prevent our patent applications from issuing as patents. Our patents may also be challenged as invalid under other prior art and/or be challenged as unenforceable. Furthermore, patent applications filed in foreign countries are subject to laws, rules and procedures that differ from those of the United States, and thus we cannot be certain that foreign patent applications related to issued U.S. patents will be issued.

Even if our patent applications succeed and we are issued patents in accordance with those applications, it is still uncertain whether these patents will be contested, circumvented, invalidated or limited in scope in the future. The rights granted under any issued patents may not provide us with meaningful protection or competitive advantages, and some foreign countries provide significantly less effective patent enforcement than in the United States. In addition, the claims of any patents that issue from our patent applications may not be broad enough to prevent others from developing technologies that are similar or that achieve results similar to ours. The intellectual property rights of others could also bar us from licensing and exploiting any patents that issue from our pending patent applications. In addition, patents issued to us may be infringed or designed around by others and others may obtain patents that we need to license or design around, either of which would increase costs and may adversely affect our business, prospects, financial condition and operating results.

We currently enjoy only limited geographical protection with respect to certain issued patents and may not be able to protect our intellectual property rights throughout the world.

We do not have worldwide patent rights for our MMRs and related proprietary technologies because there is no such thing as worldwide or “international patent rights.” Accordingly, we may not be able to protect our intellectual property rights in certain jurisdictions and their legal systems. Filing, prosecuting and defending patents on our MMRs worldwide can pose several challenges. First, procuring patent rights in multiple jurisdictions would be cost prohibitive because individual patent offices in different jurisdictions will have to examine each patent application separately. Therefore, costs such as examination fees, translation fees and attorneys’ fees are considered. Once a patent is registered, we or our licensors will also have the continued obligation of paying maintenance fees periodically to avoid patents from becoming abandoned or lapsed. Second, the breadth of claims in patents may vary from jurisdiction to jurisdiction. For instance, certain patent offices may require narrower claims, resulting in patent rights that are less extensive. Further, as noted above, we may not be able to obtain patents in some jurisdictions even if we obtain patents in other jurisdictions. Accordingly, our competitors may operate in countries where we do not have patent protection and can freely use our technologies and discoveries in such countries to the extent such technologies and discoveries are publicly known or disclosed in countries where we do have patent protection or pending patent applications.

Many countries have compulsory licensing laws under which a patent owner may be compelled to grant licenses to third parties. Many countries also limit the enforceability of patents against government agencies or government contractors. In these countries, the patent owner may have limited remedies, which could materially diminish the value of such patent. If we or any of our licensors are forced to grant a license to third parties with respect to any patents relevant to our business, our competitive position may be impaired, and our business and financial condition may be adversely affected.

We may need to defend ourselves against intellectual property infringement claims, which may be time-consuming and could cause it to incur substantial fees and costs.

Companies, organizations or individuals, including our existing and future competitors, may hold or obtain patents, trademarks/service marks or other intellectual property rights that would prevent, limit or interfere with our ability to develop our intellectual property and make, use, develop, import, offer to sell or sell our MMRs and related technology, which could make it more difficult for us to operate our company. From time to time, we may receive inquiries from holders of patents or trademarks/service marks inquiring whether we are infringing their proprietary rights and/or seek court declarations that they do not infringe our intellectual property rights. Companies holding patents or other intellectual property rights similar to our technology may bring proceedings alleging infringement of such rights or otherwise asserting their rights and seeking licenses. In addition, if we are determined to have infringed a third party’s intellectual property rights, we may be required to do among other things, one or more of the following: (i) cease selling, incorporating or using MMRs that incorporate the challenged intellectual property; (ii) pay substantial damages; (iii) pay for and obtain a license from the holder of the infringed intellectual property right, which may not be available on reasonable terms or at all; or (iv) redesign part or all of our technology. In the event of a successful claim of infringement against us and our failure or inability to obtain a license to the infringed technology, our business, prospects, operating results and financial condition could be materially adversely affected. In addition, any litigation or claims, whether or not valid, could result in substantial costs and diversion of resources and management’s focus and attention.

We also license patents and other intellectual property from third parties, and we may face claims that the use of this intellectual property infringes the rights of other third parties. In such cases, we may seek indemnification from the licensors under our license contracts with those licensors or other damages. However, our rights to indemnification or damages may be unavailable or insufficient to cover our costs and losses, depending on our use of the technology, whether we choose to retain control over conduct of the litigation, and other factors.

We may not identify relevant third-party patents or may incorrectly interpret the relevance, scope or expiration of a third-party patent, which might adversely affect our ability to develop and market our MMRs.

We cannot guarantee that any of our patent searches or analyses, including the identification of relevant patents, the scope of patent claims or the expiration of relevant patents, are complete or thorough because there may be hundreds of thousands of relevant patents worldwide. We also cannot be certain that we have identified each and every third-party patent and pending application in the United States and abroad that is relevant to or necessary for the commercialization of our MMRs in any jurisdiction. The scope of a patent claim is generally determined by an interpretation of the law, the written disclosure in a patent, and the patent’s prosecution history. Our interpretation of the relevance or the scope of a patent or a pending application may be incorrect or not accepted by a court of competent jurisdiction. Our determination of the expiration date of any patent in the United States or abroad that we consider relevant may be incorrect or inaccurate. Our failure to identify and correctly interpret relevant patents may negatively impact our ability to develop and market our MMRs.

There are several circumstances under which a patent application may not be published and accessible to us or our licensors. For example, patent applications in the United States and many foreign jurisdictions are typically not published until 18 months after filing, but some patent applications in the United States may be maintained in secrecy until the patents are issued. Publications in the scientific literature also often lag behind actual discoveries. Therefore, we cannot be certain that others have not filed patent applications for technology covered by our issued patents or our pending applications, or that we were the first to invent the technology or to file a patent application covering the technology. Our competitors may have filed, and may in the future file, patent applications covering our MMRs or technology similar to ours without us knowing. Any such patent application may have priority over our patent applications or patents, which could require us to procure rights to issued patents covering such technologies in order to avoid infringement claims.

We may be subject to claims of ownership and other rights to our patents and other intellectual property by third parties.

We may be subject to claims that former employees, collaborators, or other third parties have an interest in our patents or other intellectual property as an owner, a joint owner, a licensee, an inventor, or a co-inventor. In the latter two cases, the failure to name the proper inventors on a patent application can result in the patents issuing thereon being unenforceable. Inventorship disputes may arise from conflicting views regarding the contributions of different individuals named as inventors, the effects of foreign laws where foreign nationals are involved in the development of the subject matter of the patent, conflicting obligations of third parties involved in developing our patented technology or as a result of questions regarding co-ownership of potential joint inventions. Litigation may be necessary to resolve these and other claims challenging inventorship and ownership. Alternatively, or additionally, we may enter into agreements to clarify the scope of our rights in such intellectual property. If we fail in defending any such claims, in addition to paying monetary damages, we may lose exclusive ownership of, or right to use or license valuable intellectual property. Such an outcome could have a material adverse effect on our business. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and other employees.

Terra Innovatum’s management has limited experience in operating a public company.

Terra Innovatum’s executive officers have limited experience in the management of a publicly traded company. Terra Innovatum’s management team may not successfully or effectively manage its transition to a public company that will be subject to significant regulatory oversight and reporting obligations under federal securities laws. Their limited experience in dealing with the increasingly complex laws pertaining to public companies could be a disadvantage in that it is likely that an increasing amount of their time may be devoted to these activities which will result in less time being devoted to the management and growth of New Terra Innovatum. Terra Innovatum may not have adequate personnel with the appropriate level of knowledge, experience, and training in the accounting policies, practices or internal controls over financial reporting required of public companies in the United States. The development and implementation of the standards and controls necessary for New Terra Innovatum to achieve the level of accounting standards required of a public company in the United States may require costs greater than expected. It is possible that New Terra Innovatum will be required to expand its employee base and hire additional employees to support its operations as a public company which will increase its operating costs in future periods.

Risks Relating to Compliance with Law, Government Regulation and Litigation

A pandemic, epidemic or outbreak of an infectious disease in the United States or worldwide, including the outbreak of a novel strain of coronavirus (“COVID-19”), could adversely impact our business operations and our financial results.

If a pandemic, epidemic, or outbreak of an infectious disease, including the resurgence of COVID-19 or the outbreak of a novel strain of COVID-19, or other public health crisis were to affect our markets, facilities or our customers, our business could be adversely affected. The global spread of COVID-19 has disrupted certain aspects of our operations, including the ability of certain of our employees to collaborate in-person, and may adversely impact our business operations and financial results, including our ability to execute on our business strategy and goals. Specifically, the continued spread of COVID-19, the potential future spread of other infectious diseases and related precautionary measures may result in delays or disruptions in our supply chain, delays in the launch or execution of certain of our customers’ projects and a decrease of our operational efficiency in the development of our systems, products, technologies and services. We continue to take measures within our facilities to ensure the health and safety of our employees. These measures include rearranging facilities and work schedules to follow social distancing protocols and undertaking regular and thorough disinfecting of surfaces and tools. However, there can be no assurance that these measures will prevent disruptions due to COVID-19 or other infectious diseases within our workforce. These measures have also resulted in the reduction of operational efficiency within our impacted workforce, and we expect they will continue to do so.

The COVID-19 pandemic has also resulted in, and other infectious diseases could result in, significant disruption and volatility of global financial markets. This disruption and volatility may adversely impact our ability to access capital. In the future, this could negatively affect our liquidity and capital resources. Given the rapid and evolving nature of the impact of the virus, responsive measures taken by governmental authorities and the continued uncertainty about its impact on society and the global economy, we cannot predict the extent to which it will affect our operations, particularly if these impacts persist or worsen over an extended period of time. To the extent COVID-19 adversely affects our business operations and financial results, it may also have the effect of heightening many of the other risks described in this “Risk Factors” section.

Our business is subject to the policies, priorities, regulations, mandates of multiple governmental entities and may be negatively or positively impacted by any change thereto.

We are subject to a wide variety of laws and regulations relating to various aspects of our business, including with respect to use and possession of radioactive materials; design, manufacture, operations, marketing and export of nuclear technologies; employment and labor; tax; data security of the operational and information technology we use; health and safety; zoning and environmental issues. Laws and regulations at the foreign, federal, state and local levels frequently change and are often interpreted in different ways, especially in relation to new and emerging industries, and we cannot always reasonably predict the impact from, or the ultimate cost of compliance with, current or future regulatory or administrative changes. While we monitor these developments and devote a significant amount of management’s time and external resources towards compliance with these laws, regulations and guidelines, we cannot guarantee that these measures will be satisfactory to regulators or other third parties, such as our customers, who are also subject to extensive governmental regulation. Our efforts to comply with new and changing laws and regulations may result in increased general and administrative expenses and a diversion of management time and attention. Moreover, changes in law, the imposition of new or additional regulations or the enactment of any new or more stringent legislation that impacts our business could require us to change the way we operate and could have a material adverse effect on our sales, profitability, cash flows, financial condition, and lead to regulatory delays that could impact our ability to obtain licenses, certificates, authorizations, permits, approvals, and/or certifications from regulatory agencies (collectively referred to herein as “regulatory approvals”).

Our MMRs are subject to regulations in all jurisdictions related to nuclear safety, environmental, and financial qualification. Regulatory approvals, such as construction permits and operating licenses issued by the NRC, are necessary for our customers to construct and operate our MMRs. Our plans to deploy MMRs rely on timely receipt of such regulatory approvals in the jurisdictions in which we seek to do business. Such regulatory approval processes may be subject to change, can be technically challenging to address, may result in the imposition of conditions that impact the financial viability of our MMR products, and may also provide opportunities for third parties to lodge objections or seek more stringent requirements for our products.

Lastly, all of our facilities are subject to regulations regarding human health and safety, wastewater, stormwater, air emissions and storage of materials like petroleum. If we fail to comply with these laws and regulations, we could be subject to fines or penalties from local, state, and federal regulators.

Uncertain global macro-economic and political conditions could materially adversely affect our results of operations and financial condition.

Our results of operations are materially affected by economic and political conditions in the United States and internationally, including inflation, deflation, interest rates, availability of capital, energy and commodity prices, trade laws and the effects of governmental initiatives to manage economic conditions. Current or potential customers may delay or decrease spending on our products and services as their business and budgets are impacted by economic conditions. The inability of current and potential customers to pay us for our products and services may adversely affect our earnings and cash flows.

Ongoing global supply chain disruptions have increasingly affected both the availability and cost of raw materials, component manufacturing and deliveries. These disruptions may result in delays in equipment deliveries and cost escalations that could adversely affect our business.

We could be subject to stringent export and import control laws and regulations depending on the jurisdictions in which we will operate. Unfavorable changes in these laws and regulations, our failure to secure timely required authorizations under these laws and regulations, or our failure to comply with these laws and regulations could have a material adverse effect on our business, financial condition and results of operations.

If and when required, the inability to secure and maintain required export licenses or authorizations could negatively impact our ability to compete successfully or market our MMR technology for commercial applications. If we were unable to obtain authorization to export our technology, hardware, code or technical assistance, we would experience a limited market for our technology, which would provide a competitive edge to international suppliers of MMRs. In both cases, these restrictions could lead to an adverse impact on our ability to sell our commercial technology. Similarly, if we were unable to secure export authorization, we may need to implement design changes to our MMRs to address issues with our domestic supplier chain, which may increase costs or result in delays in delivery of new plants and subsequent additional MMRs when ordered.

Failure to comply with export control laws and regulations could expose us to civil or criminal penalties, fines, investigations, more onerous compliance requirements, and loss of export privileges. Any changes in export control regulations may restrict our operations.

Changes in international trade policies, tariffs and treaties affecting imports and exports may have a material adverse effect on our performance or business prospects.

There have recently been significant changes to international trade policies and tariffs affecting imports and exports. Any significant increases in tariffs on raw materials or supplied components for our reactors could negatively affect our performance or business prospects.

Recently, the U.S. has implemented a range of new tariffs and increases to existing tariffs. In response to the tariffs announced by the U.S., other countries have imposed, are considering imposing, and may in the future impose new or increased tariffs on certain exports from the United States. There is currently significant uncertainty about the future relationship between the United States and other countries with respect to trade policies, taxes, government regulations and tariffs. and we cannot predict whether, and to what extent, current tariffs will continue or trade policies will change in the future.

We are part of the nuclear power industry, which is highly regulated. Our MMR designs similarly differ from reactors currently in operation, including with respect to potential industrial uses. As a result, the regulatory licensing and approval process for our nuclear power plants may be delayed and made more costly.

The nuclear power industry is highly regulated. All entities that operate nuclear power facilities, fabricate nuclear fuel and transport nuclear materials in the United States are subject to the jurisdiction of the NRC (except for those facilities and applications separately regulated by the DOE), and entities performing the same activities in other countries are subject to regulation by the NRC’s counterparts around the world. Our MMR designs differ in some respects from the reactors used today at commercial nuclear power facilities. These differences could result in more prolonged and extensive review by the NRC and its counterparts around the world that could cause reactor development program delays and delays in commercialization

Our reactor development timeline relies on the relevant nuclear regulator to accept and approve technical information and documentation about our reactor designs in the course of any design-specific licensing, certification, approval or similar process, or in the course of facility-specific licensing. There is a risk that regulators may require additional information regarding the reactor’s behavior or performance that necessitates additional, unplanned analytical and/or experimental work which could cause schedule delays and require more research and development funding.

These key materials and components may also be particularly vulnerable to inflationary pressures and cost increases.

The equipment, components, and materials used in a nuclear power plant are subject to a heightened level of manufacturing and quality assurance scrutiny, in compliance with NRC regulations, applicable codes and nuclear industry standards. Moreover, it is critical to demonstrate in facility design and development that the materials used in the facility that will be exposed to radiation will perform in accordance with necessary design parameters. The heightened manufacturing and quality assurance requirements and regulatory oversight limit the number of potential suppliers from whom we can procure many types of equipment, components, and materials used in our reactors, as well as the types of facilities where we can test certain materials. These suppliers and the key materials and essential components may be particularly vulnerable to price increases, as a result of supply and demand dynamics, inflation and other price pressures. As a result, supplier delays, unexpected performance testing results, issues in the manufacturing process or procuring necessary materials, international procurement needs, regulatory compliance issues, component qualification issues or delays, increases in costs as a result of inflation or otherwise, and geopolitical considerations can all impact our ability to perform necessary R&D, assist a customer in licensing a reactor, construct and assist customers in operating a Terra Innovatum reactor design. This could impact our project timelines and costs, as well as affect potential customer interest in our reactors.

The public has the ability to intervene in licensing proceedings before the NRC for a reactor.

Under the Atomic Energy Act and the implementing NRC regulations, members of the public, state, or tribal governments may request a public hearing opposing the issuance of any NRC permit or license, or challenging portions of the license or permit application or of the NRC’s review. Certain NRC actions also include provision for a mandatory administrative hearing regardless of whether any contentions are submitted in conjunction with the action. These hearing processes may delay or prevent the issuance of required regulatory approvals (e.g., permits or licenses) for a customer’s MMR.

The SOLO designs have not yet been approved or licensed for use at any site by the NRC, and approval or licensing of these designs is not guaranteed.

Terra Innovatum submitted its regulatory engagement plan to the NRC in January 2025. Notwithstanding these actions, the SOLO designs have yet been licensed, certified or approved by the NRC, and no currently operating NRC-regulated reactor uses technology we use in SOLO.

If the NRC disagrees with our, or our customers’, licensing approach or the technical bases supporting the nuclear safety and environmental impact evaluations, the construction and operating license application processes could take longer than currently expected, or a license may not be granted at all, which could materially and adversely affect our business. Further, the NRC could impose conditions in a license that are not acceptable to us or our customers, which could materially and adversely affect our business. Any delays, conditions or unexpected requirements may increase costs for us or our customers and may result in uncertainty regarding the ability to deploy our technology in a predictable way, which may adversely impact our competitiveness.

Even if the SOLO is licensed in the United States, we must still obtain approvals on a country-by-country basis to deploy these reactor technologies, which approvals may be delayed or denied or which may require modification to our design.

Even if the SOLO is licensed, certified and/or approved in the United States, if we are to deploy our technology in other countries, we must first obtain regulatory approvals for our technology in those countries. The regulatory framework to obtain approvals is complex, varies from country to country, and may involve authorities on a sub-national or local level. Timelines are likely to be longer for initial deployments of our technology in any jurisdiction, as regulatory agencies may not be familiar with our technology and how it differs from the technology used in legacy nuclear power facilities. Moreover, other countries’ approval processes may differ markedly from the NRC process, or they may require that we alter aspects of our design before providing approval. Denial or delay in approvals abroad could materially and adversely affect our business outside of the United States.

Our customers could incur substantial costs as a result of violations of, or liabilities under, environmental laws.

The operations and properties of our customers are subject to a variety of federal, state, local and foreign environmental, health and safety laws and regulations governing, among other things, air emissions, wastewater discharges, management and disposal of hazardous, non-hazardous and radioactive materials and waste and remediation of releases of hazardous materials. Although Terra Innovatum’s business is to design and sell technology rather than to construct and own or operate power plants, we must design our technology so it complies with such laws and regulations. Compliance with environmental requirements could require our customers to incur significant expenditures or result in significant restrictions on their operations, and the failure to comply with such laws and regulations, including failing to obtain any necessary permits, could result in substantial fines or enforcement actions, including regulatory or judicial orders enjoining or curtailing operations or requiring our customers to conduct or fund remedial or corrective measures, install pollution control equipment or perform other actions. More vigorous enforcement by regulatory agencies, the future enactment of more stringent laws, regulations or permit requirements, including relating to climate change, or other unanticipated events may arise in the future and adversely impact the market for our products or demand for our products from our customers, which could materially and adversely affect our business, financial condition and results of operations.

Our MMRs may not qualify as low-emissions or emissions-free pursuant to regulatory or incentive frameworks that consider emissions on a lifecycle basis or that otherwise account for fuel-cycle emissions or energy consumption.

While our MMRs generate no air emissions during operations, including no so-called greenhouse gases, our MMRs may nonetheless not qualify as providers of emissions-free, carbon-free, low-carbon or similar generating resources under emissions-limitation schemes that assess emissions on a lifecycle basis or that otherwise consider emissions from energy consumed in our fuel cycle. The failure of our MMRs to qualify for inclusion in emissions reduction or climate change related emissions control schemes, or emissions-based incentive programs may result in higher costs or lower revenues for us or our customers, and may adversely impact the demand for our products from our customers, which could materially and adversely affect our business, financial condition and results of operations.

We may become involved in litigation that may materially adversely affect us.

From time to time, we may become involved in various legal proceedings relating to matters incidental to the ordinary course of our business, including intellectual property, commercial, product liability, employment, class action, whistleblower and other litigation and claims, and governmental and other regulatory investigations and proceedings. Such matters can be time-consuming, divert management’s attention and resources from the operation of our business and cause us to incur significant expenses or liability or require us to change our business practices. Because of the potential risks, expenses and uncertainties of litigation, from time to time, we may settle disputes, even where we believe that we have meritorious claims or defenses. Because litigation is inherently unpredictable, we cannot assure you that the results of any of these actions will not have a material adverse effect on our business.

New Terra Innovatum’s failure to timely and effectively implement controls and procedures required by Section 404(a) of the Sarbanes-Oxley Act that will be applicable to it after the Business Combination is consummated could negatively impact its business.

Terra Innovatum is currently not subject to Section 404 of the Sarbanes-Oxley Act. However, upon the consummation of the Business Combination, New Terra Innovatum will be required to provide management’s attestation on internal controls. The standards required for a public company under Section 404(a) of the Sarbanes-Oxley Act are significantly more stringent than those required of Terra Innovatum as a privately held company. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that will be applicable after the Business Combination. If New Terra Innovatum management is unable to conclude that we have effective internal control over financial reporting, or to certify the effectiveness of such controls, and our independent registered public accounting firm cannot render an unqualified opinion on management’s assessment and the effectiveness of our internal control over financial reporting at such time as it is required to do so, and material weaknesses in our internal control over financial reporting are identified, we could be subject to regulatory scrutiny, a loss of public and investor confidence, and to litigation from investors and shareholders, which could have a material adverse effect on our business and our stock price. In addition, if we do not maintain adequate financial and management personnel, processes and controls, we may not be able to manage our business effectively or accurately report our financial performance on a timely basis, which could cause a decline in our ordinary shares price and adversely affect our business, financial condition and results of operations. Failure to comply with the Sarbanes-Oxley Act could potentially subject us to sanctions or investigations by the SEC, the exchange upon which our securities are listed or other regulatory authorities, which would require additional financial and management resources.

Risk Relating to Tax Matters Applicable to Terra Innovatum

Changes in tax, tariff or fiscal policies could adversely affect demand for our products.

Imposition of any additional taxes and levies on our products could adversely affect the demand for our products and our results of operations. Changes in corporate and other taxation policies as well as changes in export and other incentives given by various governments, or import or tariff policies, could also adversely affect our results of operations. Considerable uncertainty surrounds the introduction and scope of tariffs by countries around the world, as well as the potential for trade actions, and the imposition of tariffs and trade restrictions as a result of international trade disputes or changes in trade policies may adversely affect our sales and profitability. The occurrence of any the above may have a material adverse effect on our business, results of operations and financial condition.

Changes to taxation or the interpretation or application of tax laws could have an adverse impact on our results of operations and financial condition.

Our business is expected to be subject to various taxes in different jurisdictions (mainly Italy), which include, among others, the Italian corporate income tax (“IRES”), regional trade tax (“IRAP”), value added tax (“VAT”), excise duty, registration tax and other indirect taxes.

We are exposed to the risk that our overall tax burden may increase in the future.

Changes in tax laws or regulations, or in the position of the relevant Italian and non-Italian authorities regarding the application, administration or interpretation of these laws or regulations, particularly if applied retrospectively, could have a material adverse effect on our business, results of operations and financial condition.

In addition, tax laws are complex and subject to subjective valuations and interpretive decisions. The tax authorities may not agree with our interpretations of, or the positions we have taken or intend to take on, tax laws applicable to our ordinary activities and extraordinary transactions. In case of challenges by the tax authorities to our interpretations, we could face long tax proceedings that could result in the payment of additional tax and penalties, with potential material adverse effects on our business, results of operations and financial condition.

We intend to be treated exclusively as a resident of the Republic of Italy for tax purposes, but Dutch or other tax authorities may seek to treat us as a tax resident of another jurisdiction as a result of which we could be subject to increased and/or different taxes.

Following the Conversion into a Dutch limited liability company (naamloze vennootschap), which is expected to occur immediately prior to the Closing, we intend to continue being resident for fiscal purposes exclusively in the Republic of Italy. Indeed, we intend to maintain management and organizational structure in such a manner that (i) our place of effective management would be in Italy and we should be regarded as a tax resident of Italy for Italian domestic law purposes; (ii) we should be considered to be exclusively tax resident in Italy for purposes of the applicable tax treaties, including the Convention between the Kingdom of the Netherlands and the Republic of Italy for the avoidance of double taxation and the prevention of fiscal evasion with respect to taxes on income and on capital (the “Italy-Netherlands Tax Treaty”); and (iii) we should not be regarded as a tax resident of any jurisdiction other than Italy, either for purposes of the domestic tax laws of such jurisdiction or for the purposes of any applicable tax treaty.

However, the determination of our tax residency depends primarily upon our place of effective management, which is largely a question of fact, based on all relevant circumstances.

Therefore, no assurance can be given regarding the final determination of our tax residency by tax authorities. In addition, changes to applicable laws and income tax treaties or interpretations thereof and changes to applicable facts and circumstances (e.g., a change of board members or the place where board meetings take place), may have a bearing on the determination of our tax residency and the consequent tax treatment.

If the competent tax authorities of a jurisdiction other than Italy, including the Netherlands, take the position that we should be treated as (exclusively) tax resident of that jurisdiction for purposes of an applicable tax treaty, we would be subject to corporation tax and all distributions made by us to our shareholders would be subject to any applicable dividend withholding tax in such other jurisdiction(s) as well as in Italy.

To resolve any dual tax residency issue, we may have access to a mutual agreement procedure and/or dispute resolution mechanisms under an applicable tax treaty and the dispute resolution mechanism under the EU Arbitration Directive (if it is an EU jurisdiction), or we could submit our case for judicial review by the relevant courts.

These procedures would require substantial time, costs and efforts, and it is not certain that double taxation issues can be resolved in all circumstances.

Risks Relating to Terra Innovatum’s Capital Resources

Our business requires substantial investment.

At the time of the Business Combination, the aggregate capital anticipated to be held by us will not be sufficient to finance the total capital required for the business plan. To the extent we have significant redemptions in connection with this Business Combination or are unable to raise the level of capital we contemplate as part of the Business Combination, we will be required to make significant adjustments to our business plans in light of our available capital resources. For example, we will have to reduce future costs, which could materially impact our business plan, including potentially requiring us not to not pursue some of our other strategic objectives and/or limit the resources available to further develop our design, sales and manufacturing efforts.

In order to fulfill our business plan, we will require additional funding. To the extent we require such additional investor funding in the future, such funding may be dilutive to our investors and no assurances can be provided as to terms of any such funding. Any such funding and the associated terms will be highly dependent upon market conditions and the progress of our business at the time we seek such funding. The terms of any financing that we pursue may be less favorable than previously anticipated and could become even less favorable depending on the amount of funds we may require.

Our business is capital intensive. We expect that significant additional capital will be needed in the future to continue our planned operations, including commercialization efforts, expanded research and development activities and costs associated with operating a public company. To raise capital, we may enter into financing arrangements that may be costly or impose certain restrictive covenants or otherwise restrict our ability to seek additional leverage or financing. We may also seek to sell ordinary shares, convertible securities or other equity securities in one or more transactions at prices and in a manner we determine from time to time. If we sell ordinary shares, convertible securities or other equity securities, investors may be materially diluted by subsequent sales. Such sales may also result in material dilution to our existing shareholders, and new investors could gain rights, preferences and privileges senior to the holders of our ordinary shares. Pursuant to the New Terra Innovatum Incentive Plan, which will become effective upon the Closing, our board is authorized to grant compensatory equity awards to our employees, directors and consultants. If the number of shares reserved under our New Terra Innovatum Incentive Plan is increased pursuant to the terms of the New Terra Innovatum Incentive Plan, our shareholders may experience additional dilution, which could cause our stock price to fall. Any of the above events could significantly harm our business, prospects, financial condition and results of operations and cause the price of our ordinary shares to decline.

Our corporate expenditures, including our corporate level expenses, are subject to numerous risks and uncertainties.

Our current and future operating expenses are uncertain and impacted by various factors outside of our control, including rising costs and other impacts of inflation, evolving regulatory requirements, raw material availability, global conflicts, global supply chain challenges and component manufacturing and testing uncertainties, among other factors. Accordingly, it is possible that our overall expenses and related outspend could be higher than the levels we currently estimate, and any increases could have a material adverse effect on our business, financial condition and results of operations.

We may experience a disproportionately higher impact from inflation and rising costs.

Recently, inflation has increased. Inflation has resulted in, and may continue to result in, higher interest rates and capital costs, higher shipping costs, higher material costs, supply shortages, increased costs of labor and other similar effects. Although the impact of material cost, labor, or other inflationary or economically driven factors will impact the entire nuclear and energy transition industry (including renewable sources of electricity, like solar and wind), the relative impact may not be the same across the industry, and the particular effects within the industry will depend on a number of factors, including material use, design, structure of supply agreements, project management and others, which could result in significant changes to the competitiveness of our technology and our ability to sell SOLO reactors, which could have a material adverse effect on our business, financial condition and results of operations.

If we incur indebtedness in the future, we could be exposed to risks that could adversely affect our business, financial condition and results of operations.

In the future, we may incur additional indebtedness. Our indebtedness could have significant negative consequences for our security holders, business, results of operations and financial condition by, among other things:

•        increasing our vulnerability to adverse economic and industry conditions;

•        limiting our ability to obtain additional financing;

•        requiring the dedication of a substantial portion of our cash flow from operations to service our indebtedness, which will reduce the amount of cash available for other purposes;

•        limiting our flexibility to plan for, or react to, changes in our business; and

•        placing us at a possible competitive disadvantage with competitors that are less leveraged than us or have better access to capital.

Our business may not generate sufficient funds, and we may otherwise be unable to maintain sufficient cash reserves, to pay any additional indebtedness that we may incur. Any future indebtedness that we may incur may contain financial and other restrictive covenants that will limit our ability to operate our business, raise capital or make payments under our indebtedness. If we fail to comply with such covenants or to make payments under any of our indebtedness when due, then we would be in default under that indebtedness, which could, in turn, result in that indebtedness becoming immediately payable in full and cross-default or cross-acceleration under our other indebtedness and other liabilities.

Our actual operating results may differ significantly from our guidance.

From time to time, we may release guidance in our quarterly earnings releases, quarterly earnings conference calls, or otherwise once we are a public company, regarding our future performance that represents our management’s estimates as of the date of release. This guidance, which includes forward-looking statements, will be based on projections prepared by our management. These projections are not expected to be prepared with a view toward compliance with published guidelines of the American Institute of Certified Public Accountants, and neither our registered public accountants nor any other independent expert or outside party is expected to comply or examine the projections. Accordingly, no such person is expected to express any opinion or any other form of assurance with respect to the projections.

Projections are based upon a number of assumptions and estimates that, while presented with numerical specificity, are inherently subject to significant business, economic, and competitive uncertainties and contingencies, many of which are beyond our control, and are based upon specific assumptions with respect to future business decisions, some of which will change. Any material change to the assumptions or estimates underlying the projections management prepares, or any material overruns or other unexpected increase in costs, could have a material adverse effect on the projections and the guidance on which it is based. The rapidly evolving market in which we operate may make it difficult to evaluate our current business and our future prospects, including our ability to plan for and model future growth. We intend to state possible outcomes as high and low ranges which are intended to provide a sensitivity analysis as variables are changed. However, actual results will vary from our guidance and the variations may be material. The principal reason that we release guidance is to provide a basis for our management to discuss our business outlook as of the date of release with analysts and investors. We do not accept any responsibility for any projections or reports published by any such persons. Investors are urged not to rely upon our guidance in making an investment decision regarding our ordinary shares.

Any failure to successfully implement our operating strategy or the occurrence of any of the events or circumstances set forth in this “Risk Factors” section could result in our actual operating results being different from our guidance, and the differences may be adverse and material.

Our financial results may vary significantly from quarter to quarter.

We expect our revenue and operating results to vary from quarter to quarter. We may incur significant operating expenses during the start-up and early stages of contracts and may not be able to recognize corresponding revenue in that same quarter. We may also incur additional expenses when contracts are terminated or expire and are not renewed. We may also incur additional expenses when companies are newly acquired.

Additional factors that may cause our financial results to fluctuate from quarter to quarter include those addressed elsewhere in this “Risk Factors” section and the following factors, among others:

•        the terms of customer contracts that affect the timing of revenue recognition;

•        variability in demand for our services and solutions;

•        commencement, completion or termination of contracts during any particular quarter;

•        timing of award or performance incentive fee notices;

•        timing of significant bid and proposal costs;

•        the costs of remediating unknown defects, errors or performance problems of our product offerings;

•        restrictions on and delays related to the export of nuclear articles and services;

•        costs related to government inquiries;

•        strategic decisions by us or our competitors, such as acquisitions, divestitures, spin-offs and joint ventures;

•        strategic investments or changes in business strategy;

•        changes in the extent to which we use subcontractors;

•        seasonal fluctuations in our staff utilization rates;

•        changes in our effective tax rate, including changes in our judgment as to the necessity of the valuation allowance recorded against our deferred tax assets; and

•        the length of sales cycles.

Significant fluctuations in our operating results for a particular quarter could cause us to fall out of compliance with the financial covenants related to our debt, which if not waived, could restrict our access to capital and cause us to take extreme measures to pay down the debt, if any.

If we experience significant fluctuations in our operating results and rate of growth and fail to meet revenue and earnings expectations, our stock price may fall rapidly and without advance notice.

Due to our limited operating history, our unproven and evolving business model and the unpredictability of our emerging industry, we may not be able to accurately forecast our rate of growth. We base our current and future expense levels and our investment plans on estimates of future revenue and future rate of growth. Our expenses and investments are, to a large extent, not fixed and we expect that these expenses will increase in the future. We may not be able to adjust our spending quickly enough if our revenue falls short of our expectations.

Our results of operations depend on both the growth of demand for the products and services we are going to offer in future and the general economic and business conditions throughout the world. A softening of demand for our products and services for any reason will harm our operating results. Terrorist attacks, armed hostilities and wars in the past created, and may in the future create economic and business uncertainty that may also adversely affect our results of operations.

Our revenue and operating results may also fluctuate due to other factors, including:

•        our ability of the design, developing, manufacturing and sales of smaller, cheaper, and safer advanced clean energy solutions, including nuclear reactors.

•        assumptions relating to the size of the market for our nuclear reactors.

•        unanticipated regulations of nuclear energy that add barriers to our business and have a negative effect on our operations.

•        our estimates of expenses, future revenue, capital requirements and our needs for, or ability to obtain, additional financing.

•        new product and service introductions by our competitors.

•        technical difficulties or interruptions in our service.

•        general economic conditions in our geographic markets.

•        additional investment in our service or operations.

•        regulatory compliance costs.

As a result of these and other factors, we expect that our operating results may fluctuate significantly on a quarterly basis. We believe that period-to period comparisons of our operating results may not be meaningful, and you should not rely upon them as an indication of future performance.

Changes in our accounting estimates and assumptions could negatively affect our financial position and results of operations.

We prepare our financial statements in accordance with U.S. GAAP. These accounting principles require us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of our financial statements. We are also required to make certain judgments that affect the reported amounts of revenues and expenses during each reporting period. We periodically evaluate our estimates and assumptions including, but not limited to, those relating to business acquisitions, revenue recognition, recoverability of assets including customer receivables, contingencies, valuation of financial instruments, stock-based compensation and income taxes. We base our estimates on historical experience and various assumptions that we believe to be reasonable based on specific circumstances. These assumptions and estimates involve the exercise of judgment and discretion, which may evolve over time in light of operational experience, regulatory direction, developments in accounting principles and other factors. Actual results could differ from these estimates as a result of changes in circumstances, assumptions, policies or developments in the business, which could materially affect our financial statements.

Our ability to pay dividends may be limited and the level of future dividends is subject to change.

We do not expect to pay dividends for the foreseeable future. Payment of dividends on our shares in the future will be subject to business conditions, financial conditions, earnings, cash balances, commitments, strategic plans and other factors that the Board of Directors may deem relevant at the time it recommends approval of the dividend. Any dividend policy, once adopted, will be subject to change based on changes in statutory requirements, market trends, strategic developments, capital requirements and a number of other factors. In addition, under the Articles of Association and Dutch law, dividends may be declared on the Ordinary Shares only if the amount of equity exceeds the paid up and called up capital plus the reserves that have to be maintained pursuant to Dutch law or the Articles of Association. Further, even if we are permitted under the Articles of Association and Dutch law to pay cash dividends on our shares, we may not have sufficient cash to pay dividends in cash on our shares. We will be a holding company and our operations will be carried out through our subsidiaries. As a result, our ability to pay dividends will primarily depend on the ability of our subsidiaries to generate earnings and to provide us with the necessary financial resources.

It may be difficult to enforce U.S. judgments against us.

Following the Business Combination, we will be a company incorporated under the laws of the Netherlands, and a substantial portion of our assets will be outside of the United States. Most of our directors and senior management will be resident outside the United States, and all or a substantial portion of our respective assets may be located outside the United States. As a result, it may be difficult for U.S. investors to effect service of process within the United States upon these persons. It may also be difficult for U.S. investors to enforce within the United States judgments predicated upon the civil liability provisions of the securities laws of the United States or any state thereof. In addition, there is uncertainty as to whether the courts outside the United States would recognize or enforce judgments of U.S. courts obtained against us or our directors and officers predicated upon the civil liability provisions of the securities laws of the United States or any state thereof. Therefore, it may be difficult to enforce U.S. judgments against us, our directors and officers and independent auditors.

Fluctuations in Foreign Currency Exchange Rates and Withholding Taxes May Adversely Affect Our Results of Operations and Cash Flows

The financial statements included in this registration statement are presented in U.S. dollars, while a substantial portion of Terra Innovatum Global S.r.l.’s revenues, expenses and capital expenditures are denominated in euros. Accordingly, we are exposed to fluctuations in the euro/U.S. dollar exchange rate, which may have a material adverse effect on our results of operations and cash flows. For example, a strengthening of the U.S. dollar against the euro would reduce the reported U.S. dollar value of our euro-denominated revenues and assets, while a weakening of the U.S. dollar would increase the U.S. dollar value of our euro-denominated expenses and liabilities. Although we may enter into hedging arrangements to partially mitigate foreign currency risk, such transactions may not fully offset adverse movements, may entail significant costs and may expose us to additional risks, including counterparty credit risk and accounting volatility.

In addition, under Italian law, payments of dividends and interest by our Italian subsidiaries to U.S. or other non-Italian shareholders may be subject to withholding taxes at rates up to 26% unless reduced by an applicable tax treaty. Such withholding could reduce the net amount of cash available for distribution to our shareholders, adversely impact the attractiveness of our ordinary shares to certain investors and, in certain circumstances, require us to incur additional costs to secure treaty relief or obtain tax indemnities. Any changes in Italian or U.S. withholding tax rates, amendments to existing treaties or interpretations by tax authorities could further increase our tax burden and reduce the value of your investment.

Risks Related to the Business Combination and GSR III

Unless the context otherwise requires, all references in this subsection to the “Company,” “we,” “us” or “our” refer to GSR III prior to the consummation of the Business Combination.

The Sponsor has agreed to vote in favor of the Business Combination, regardless of how GSR III’s public shareholders vote.

The Sponsor and each director and officer of GSR III have agreed to, among other things, vote in favor of the Business Combination Agreement and the transactions contemplated thereby, in the case of the Sponsor, subject also to the terms and conditions contemplated by the Sponsor Support Agreement. As of the date of this proxy statement/prospectus, the Sponsor owns 20% of GSR III’s issued and outstanding GSR III Ordinary Shares. The Business Combination is not structured so that approval of at least a majority of unaffiliated public shareholders of GSR III is required.

We may be forced to close the Business Combination even if we determined it is no longer in our shareholders’ best interest.

Our public shareholders are protected from a material adverse event of Terra Innovatum arising between the date of the Business Combination Agreement and the Closing primarily by the right to redeem their public shares for a pro rata portion of the funds held in the trust account, calculated as of two business days prior to the vote at the extraordinary general meeting. Accordingly, if a material adverse event were to occur after approval of the Condition Precedent Proposals at the extraordinary general meeting, we may be forced to close the Business Combination even if we determine it is no longer in our shareholders’ best interest to do so (as a result of such material adverse event) which could have a significant negative impact on our business, financial condition or results of operations.

Additionally, if we do not obtain shareholder approval at the extraordinary general meeting, Terra Innovatum can obligate us to hold additional extraordinary general meetings to vote on the Proposals until the earlier of such shareholder approval being obtained and December 31, 2025. This could limit our ability to seek an alternative business combination that our shareholders may prefer after such initial vote.

Since the Sponsor and GSR III’s directors and officers have interests that are different, or in addition to (and which may conflict with), the interests of our shareholders, a conflict of interest may have existed in determining whether the Business Combination with Terra Innovatum is appropriate as our initial business combination. Such interests include that Sponsor will lose its entire investment in us if our business combination is not completed.

When you consider the recommendation of GSR III’s board of directors in favor of approval of the Business Combination Proposal, you should keep in mind that the Sponsor and GSR III’s directors and officers have interests in such proposal that are different from, or in addition to, those of GSR III shareholders and warrant holders generally. These interests include, among other things, the interests listed below:

•        Prior to GSR III’s initial public offering, the Sponsor purchased 5,750,000 GSR III Class B ordinary shares for an aggregate purchase price of $25,000, or approximately $0.005 per share. As a result of the significantly lower investment per share of our Sponsor as compared with the investment per share of our public shareholders, a transaction which results in an increase in the value of the investment of the Sponsor may result in a decrease in the value of the investment of our public shareholders. In addition, if GSR III does not consummate a business combination by May 8, 2026 (or August 7, 2026 at the discretion of the Sponsor), it would cease all operations except for the purpose of winding up, redeeming all of the outstanding public shares for cash and, subject to the approval of its remaining shareholders and its board of directors, liquidating and dissolving, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In such event, the 5,000,000 GSR III Class B ordinary shares owned by the Sponsor would be worthless because following the redemption of the public shares, GSR III would likely have few, if any, net assets and because the Sponsor and GSR III’s directors and officers have agreed to waive their respective rights to liquidating distributions from the trust account in respect of any GSR III Class A ordinary shares and GSR III Class B ordinary shares held by it or them, as applicable, if GSR III fails to complete a business combination within the required period.

•        GSR III’s directors and executive officers, also have a direct or indirect economic interest in such 5,750,000 GSR III Class B ordinary shares owned by the Sponsor. The 5,750,000 PubCo Ordinary Shares into which the 5,750,000 GSR III Class B ordinary shares held by the Sponsor will automatically convert in connection with the Business Combination, if unrestricted and freely tradable, would have had an aggregate market value of $59.6 million based upon the closing price of $10.37 per public share on Nasdaq on August 25, 2025, the most recent practicable date prior to the date of this proxy statement/prospectus. However, given that such PubCo Ordinary Shares will be subject to certain restrictions, including those described elsewhere in this proxy statement/prospectus, GSR III believes such shares have less value.

•        GSR III’s existing directors and officers will be eligible for continued indemnification and continued coverage under GSR III’s directors’ and officers’ liability insurance after the Business Combination and pursuant to the Business Combination Agreement.

•        In order to protect the amounts held in GSR III’s trust account, the Sponsor has agreed that it will be liable to GSR III if and to the extent any claims by a third party for services rendered or products sold to GSR III, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the trust account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the trust account as of the date of the liquidation of the trust account, due to reductions in value of the trust assets, less taxes payable, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the trust account and except as to any claims under the indemnity of the underwriters of GSR III’s initial public offering against certain liabilities, including liabilities under the Securities Act.

•        GSR III’s officers and directors and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them related to identifying, investigating, negotiating and completing an initial business combination. However, if GSR III fails to consummate a business combination by May 8, 2026 (or August 7, 2026 at the discretion of the Sponsor), they will not have any claim against the trust account for reimbursement. Accordingly, GSR III may not be able to reimburse these expenses if the Business Combination or another business combination is not completed by such date.

•        Pursuant to the Registration Rights Agreement, the Sponsor, certain members of Terra Innovatum and the will have customary registration rights, including demand and piggy-back rights, subject to cooperation and cut-back provisions with respect to the PubCo Ordinary Shares held by such parties upon the Closing.

The existence of financial and personal interests of one or more of GSR III’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of GSR III and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, GSR III’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “— Interests of GSR III’s Directors and Officers in the Business Combination” for a further discussion of these considerations.

The personal and financial interests of the Sponsor as well as GSR III’s directors and officers may have influenced their motivation in identifying and selecting Terra Innovatum as a business combination target, completing an initial business combination with Terra Innovatum and influencing the operation of the business following the initial business combination. In considering the recommendations of GSR III’s board of directors to vote for the proposals, its shareholders should consider these interests.

The exercise of GSR III’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in GSR III’s shareholders’ best interest.

In the period leading up to the Closing, events may occur that, pursuant to the Business Combination Agreement, would require GSR III to agree to amend the Business Combination Agreement, to consent to certain actions taken by Terra Innovatum or to waive rights that GSR III is entitled to under the Business Combination Agreement. Such events could arise because of changes in the course of Terra Innovatum’s business or a request by

Terra Innovatum to undertake actions that would otherwise be prohibited by the terms of the Business Combination Agreement. In any of such circumstances, it would be at GSR III’s discretion, acting through its board of directors, to grant its consent or waive those rights. The existence of financial and personal interests of one or more of the directors described in the preceding risk factors (and described elsewhere in this proxy statement/prospectus) may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is best for GSR III and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, GSR III does not believe there will be any changes or waivers that GSR III’s directors and executive officers would be likely to make after shareholder approval of the BCA Proposal has been obtained. While certain changes could be made without further shareholder approval, GSR III will circulate a new or amended proxy statement/prospectus and resolicit GSR III’s shareholders if changes to the terms of the transaction that would have a material impact on its shareholders are required prior to the vote on the BCA Proposal.

GSR III and Terra Innovatum will incur significant transaction and transition costs in connection with the Business Combination.

GSR III and Terra Innovatum have both incurred and expect to incur significant, non-recurring costs in connection with consummating the Business Combination and operating as a public company upon the Closing. GSR III and Terra Innovatum may also incur additional costs to retain key employees. Certain transaction costs incurred in connection with the Business Combination Agreement (including the Business Combination), including all legal, accounting, consulting, investment banking and other fees, expenses and costs, will be paid by PubCo upon the Closing.

The announcement of the proposed Business Combination could disrupt Terra Innovatum’s relationships with its customers, suppliers, business partners and others, as well as its operating results and business generally.

Whether or not the Business Combination and related transactions are ultimately consummated, as a result of uncertainty related to the proposed transactions, risks relating to the impact of the announcement of the Business Combination on Terra Innovatum’s business include the following:

•        its employees may experience uncertainty about their future roles, which might adversely affect PubCo’s ability to retain and hire key personnel and other employees;

•        customers, suppliers, business partners and other parties with which Terra Innovatum maintains business relationships may experience uncertainty about its future and seek alternative relationships with third parties, seek to alter their business relationships with Terra Innovatum or fail to extend an existing relationship with PubCo; and

•        Terra Innovatum has expended and will continue to expend significant costs, fees and expenses for professional services and transaction costs in connection with the proposed Business Combination.

If any of the aforementioned risks were to materialize, they could lead to significant costs which may impact Terra Innovatum and, in the future, PubCo’s results of operations and cash available to fund its business.

Subsequent to the consummation of the Business Combination, PubCo may be exposed to unknown or contingent liabilities and may be required to subsequently take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition, results of operations and its share price, which could cause you to lose some or all of your investment.

We cannot assure you that the due diligence conducted in relation to Terra Innovatum has identified all material issues or risks associated with Terra Innovatum, its business or the industry in which it competes. Furthermore, we cannot assure you that factors outside of Terra Innovatum’s and our control will not later arise. As a result of these factors, we may be exposed to liabilities and incur additional costs and expenses and we may be forced to later write-down or write-off assets, restructure our operations, or incur impairment or other charges that could result in our reporting losses. Even if our due diligence has identified certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. If any of these risks materialize, this could have a material adverse effect on our financial condition and results of operations and could contribute to negative market perceptions about our securities or PubCo. Additionally, we have no indemnification rights against the Terra Innovatum Stockholders under the Business Combination Agreement and all of the purchase price consideration will be delivered at the Closing.

Accordingly, any shareholders of GSR III who choose to remain PubCo stockholders following the Business Combination could suffer a reduction in the value of their shares. Such shareholders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by our directors or officers of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that the registration statement or proxy statement/prospectus relating to the Business Combination contained an actionable material misstatement or material omission.

The historical financial results of Terra Innovatum and unaudited pro forma financial information included elsewhere in this proxy statement/prospectus may not be indicative of what PubCo’s actual financial position or results of operations would have been.

The historical financial results of Terra Innovatum included in this proxy statement/prospectus do not reflect the financial condition, results of operations or cash flows they would have achieved as a standalone public company during the periods presented or those PubCo will achieve in the future.

This is primarily the result of the following factors: (i) PubCo will incur additional ongoing costs as a result of the Business Combination, including costs related to public company reporting, investor relations and compliance with the Sarbanes-Oxley Act; and (ii) PubCo’s capital structure will be different from that reflected in Terra Innovatum’s historical financial statements. PubCo’s financial condition and future results of operations could be materially different from amounts reflected in its historical financial statements included elsewhere in this proxy statement/prospectus, so it may be difficult for investors to compare PubCo’s future results to historical results or to evaluate its relative performance or trends in its business.

Similarly, the unaudited pro forma financial information in this proxy statement/prospectus is presented for illustrative purposes only and has been prepared based on a number of assumptions including, but not limited to, GSR III being treated as the “acquired” company for financial reporting purposes in the Business Combination, the total debt obligations and the cash and cash equivalents of Terra Innovatum on the Closing Date and the number of GSR III Class A ordinary shares that are redeemed in connection with the Business Combination. Accordingly, such pro forma financial information may not be indicative of PubCo’s future operating or financial performance and PubCo’s actual financial condition and results of operations may vary materially from PubCo’s pro forma results of operations and balance sheet contained elsewhere in this proxy statement/prospectus, including as a result of such assumptions not being accurate. See “Unaudited Pro Forma Condensed Combined Financial Information.”

Following the consummation of the Business Combination, PubCo’s only significant asset will be its ownership interest in Terra Innovatum and such ownership may not be sufficient to satisfy our financial obligations.

Upon the Closing, PubCo will have no direct operations and no significant assets other than its ownership of Terra Innovatum and of GSR III. GSR III and our shareholders, the Terra Innovatum quotaholders, and directors and officers of Terra Innovatum and its affiliates will become shareholders of PubCo. We will depend on Terra Innovatum for distributions, loans and other payments to generate the funds necessary to meet our financial obligations, including our expenses as a publicly traded company and to pay any dividends with respect to PubCo Ordinary Shares. The financial condition and operating requirements of Terra Innovatum may limit our ability to obtain cash from Terra Innovatum. The earnings from, or other available assets of, Terra Innovatum may not be sufficient to pay dividends or make distributions or loans to enable us to pay any dividends on PubCo Ordinary Shares or satisfy our other financial obligations.

This lack of diversification may subject us to numerous economic, competitive and regulatory risks, any or all of which may have a substantial adverse impact upon the particular industry in which we may operate subsequent to our Business Combination.

We have a specified maximum redemption threshold. This redemption threshold may make it more difficult for us to complete the Business Combination as contemplated.

The Business Combination Agreement provides that the parties’ obligation to consummate the Business Combination is conditioned on, among other things, that as of the Closing, the GSR III Available Cash Condition is satisfied.

If such condition is not met, and such condition is not or cannot be waived under the terms of the Business Combination Agreement, then the Business Combination Agreement could terminate and the proposed Business Combination may not be consummated. The Business Combination Agreement also contains a mutual condition that GSR III as of the Closing, GSR III shall have net tangible assets of at least $5,000,001. This is also a requirement under GSR III Organizational Documents.

There can be no assurance that any of the parties would waive the GSR III Available Cash Condition. Furthermore, as provided in the GSR III Organization Documents, in no event will we redeem our public shares in an amount that would cause our net tangible assets to be less than $5,000,001. If such conditions are not met, and such conditions are not or cannot be waived under the terms of the Business Combination Agreement, then the Business Combination Agreement could terminate and the proposed Business Combination may not be consummated.

If such conditions are waived and the Business Combination is consummated with less than the GSR III Available Cash Condition in the trust account, the cash held by PubCo and its subsidiaries (including Terra Innovatum) in the aggregate, after the Closing may not be sufficient to allow us to operate and pay our bills as they become due. Furthermore, our affiliates are not obligated to make loans to us in the future (other than our Sponsor’s commitment to provide us loans in order to finance transaction costs in connection with a business combination). The additional exercise of redemption rights with respect to a large number of our public shareholders may make us unable to take such actions as may be desirable in order to optimize the capital structure of PubCo after consummation of the Business Combination and we may not be able to raise additional financing from unaffiliated parties necessary to fund our expenses and liabilities after the Closing. Any such event in the future may negatively impact the analysis regarding our ability to continue as a going concern at such time.

If GSR III is deemed to be an investment company under the Investment Company Act, it may be required to institute burdensome compliance requirements and its activities may be restricted, which may make it difficult for GSR III to complete its initial business combination.

If GSR III is deemed to be an investment company under the Investment Company Act, its activities may be restricted, including:

•        restrictions on the nature of its investments; and

•        restrictions on the issuance of securities, each of which may make it difficult to complete its initial business combination.

In addition, GSR III may have imposed upon it burdensome requirements, including:

•        registration as an investment company;

•        adoption of a specific form of corporate structure; and

•        reporting, record keeping, voting, proxy and disclosure requirements and other rules and regulations.

In order not to be regulated as an investment company under the Investment Company Act, unless GSR III can qualify for an exclusion, GSR III must ensure that we are engaged primarily in a business other than investing, reinvesting or trading of securities and that its activities do not include investing, reinvesting, owning, holding or trading “investment securities” constituting more than 40% of its assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis. GSR III’s business will be to identify and complete a business combination and thereafter to operate the post-transaction business or assets for the long term. GSR III does not plan to buy businesses or assets with a view to resale or profit from their resale. GSR III does not plan to buy unrelated businesses or assets or to be a passive investor.

GSR III does not believe that its anticipated principal activities will subject it to the Investment Company Act. To this end, the proceeds held in the trust account will be invested only in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act which invest only in direct U.S. government treasury obligations. To mitigate the risk that GSR III might be deemed to be an investment company for purposes of the Investment Company Act, which risk increases the longer that GSR III holds investments in the trust account, GSR III may, at any time (and will no later than 15 months (or up to 18 months with extensions) from the closing of this offering) instruct the trustee to liquidate the investments held in the trust account and instead to hold the funds in the trust account in cash or in an interest bearing demand deposit account.

Pursuant to the trust agreement, the trustee is not permitted to invest in other securities or assets. By restricting the investment of the proceeds to these instruments, and by having a business plan targeted at acquiring and growing businesses for the long term (rather than on buying and selling businesses in the manner of a merchant bank or private equity fund), GSR III intends to avoid being deemed an “investment company” within the meaning of the Investment Company Act. The IPO of GSR III was not intended for persons who are seeking a return on investments in government securities or investment securities. The trust account is intended as a holding place for funds pending the earliest to occur of: (i) the completion of its initial business combination; (ii) the redemption of any public shares properly submitted in connection with a stockholder vote to amend its amended and restated certificate of incorporation (A) to modify the substance or timing of its obligation to offer redemption rights in connection with any proposed initial business combination or certain amendments to its amended and restated certificate of incorporation prior thereto or to redeem 100% of its public shares if GSR III does not complete its initial business combination within the completion window; or (B) with respect to any other material provision relating to stockholders’ rights or pre-initial business combination activity; or (iii) absent an initial business combination within the completion window, from the closing of this offering, its return of the funds held in the trust account to its public stockholders as part of its redemption of the public shares.

On January 24, 2024, the SEC issued final rules (the “2024 SPAC Rules”), effective as of 125 days following the publication of the 2024 SPAC Rules in the Federal Register. The 2024 SPAC Rules, among other items, could impact the extent to which SPACs could become subject to regulation under the Investment Company Act. The 2024 SPAC Rules may materially adversely affect its business, including its ability to negotiate and complete, and the costs associated with, its initial business combination, and results of operations.

If GSR III were deemed to be an unregistered investment company for purposes of the Investment Company Act, compliance with these additional regulatory burdens would require additional expenses for which GSR III has not allotted funds and could increase the costs and time needed to complete a business combination or impair its ability to complete a business combination. If GSR III has not completed its initial business combination within the required time period, and as a result wind down its operations, investors will lose the investment opportunity in the target business and any price appreciation in the combined company, its public stockholders may receive only approximately $10.00 per share, or less in certain circumstances, on the liquidation of its trust account and its public warrants and public rights will expire worthless. If its facts and circumstances change over time, we will update its disclosure to reflect how those changes impact the risk of being considered as operating an unregistered investment company.

Certain insiders may elect to purchase shares from public shareholders prior to the consummation of the Business Combination, which may influence the vote on the Business Combination and reduce the public “float” of our securities.

At any time at or prior to the Business Combination, during a period when they are not then aware of any material nonpublic information regarding GSR III or its securities and subject to applicable securities laws, the GSR III Initial Shareholders, Terra Innovatum and/or their respective directors, officers, advisors or Affiliates may purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares or vote their public shares in favor of the Condition Precedent Proposals. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record or beneficial holder of Class A Shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the GSR III Initial Shareholders, Terra Innovatum and/or their respective directors, officers, advisors or Affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that (i) the Business Combination Proposal and Adjournment Proposal are approved by the affirmative vote of at least a majority of the votes cast by the holders of the issued Class A Shares present in person or represented by proxy at the General Meeting and entitled to vote on such matter, (ii) the Merger Proposal is approved by the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued Class A Shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter, (iii) otherwise limit the number of public shares electing to redeem and (iv) GSR III’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) be at least $5,000,001 after giving effect to the Conversion, the Merger and Terra Pre-Closing Restructuring. There is currently no agreement, plan or intention to enter into any such transaction. To the extent that any public shares are purchased such purchases will be in compliance with all of the requirements set forth in Tender Offers and Schedules Compliance and Disclosure Interpretations Question 166.01 promulgated by the SEC, including that such public shares will not be voted.

Entering into any such arrangements may have a depressive effect on the price of the Class A Shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he, she or it owns, either at or prior to the Business Combination.

If third parties bring claims against us, the proceeds held in the trust account could be reduced and the per share redemption amount received by shareholders may be less than $10.00 per share (which was the offering price per unit in GSR III’s initial public offering).

Our placing of funds in the trust account may not protect those funds from third-party claims against us. Although we will seek to have all vendors, service providers, prospective target businesses and other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the trust account, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the trust account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against our assets, including the funds held in the trust account. If any third party refuses to execute an agreement waiving such claims to the monies held in the trust account, our management will consider whether competitive alternatives are reasonably available to us and will only enter into an agreement with such third party if management believes that such third party’s engagement would be in the best interests of the company under the circumstances.

Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the trust account for any reason. Upon redemption of our public shares, if we have not completed our business combination within the required time period, or upon the exercise of a redemption right in connection with our business combination, we will be required to provide for payment of claims of creditors that were not waived that may be brought against us within the 10 years following redemption. Accordingly, the per share redemption amount received by public shareholders could be less than the $10.00 per public share initially held in the trust account, due to claims of such creditors.

The Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party for services rendered or products sold to us, or a prospective target business with which we have entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the trust account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the trust account as of the date of the liquidation of the trust account, due to reductions in value of the trust assets, less taxes payable, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the trust account and except as to any claims under our indemnity of the underwriters of our initial public offering against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third party claims. We have not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believe that the Sponsor’s only assets are securities of our company. The Sponsor may not have sufficient funds available to satisfy those obligations. We have not asked the Sponsor to reserve for such obligations, and therefore, no funds are currently set aside to cover any such obligations. As a result, if any such claims were successfully made against the trust account, the funds available for our business combination and redemptions could be reduced to less than $10.00 per public share. In such event, we may not be able to complete our business combination, and you would receive such lesser amount per share in connection with any redemption of your public shares. None of our directors or officers will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

If, after we distribute the proceeds in the trust account to our public shareholders, GSR III files a winding-up or bankruptcy petition or an involuntary winding-up or bankruptcy petition is filed against us that is not dismissed, a bankruptcy court may seek to recover such proceeds, and we and our board of directors may be exposed to claims of punitive damages.

If, after we distribute the proceeds in the trust account to our public shareholders, we file a winding-up or bankruptcy petition or an involuntary winding-up or bankruptcy petition is filed against us that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or insolvency laws as a voidable performance. As a result, a liquidator could seek to recover all amounts received by our shareholders. In addition, our board of directors may be viewed as having breached its fiduciary duty to our creditors or having acted in bad faith, thereby exposing it and us to claims of punitive damages, by paying public shareholders from the trust account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.

If, before distributing the proceeds in the trust account to our public shareholders, we file a winding-up or bankruptcy petition or an involuntary winding-up or bankruptcy petition is filed against us that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of our shareholders and the per share amount that would otherwise be received by our shareholders in connection with our liquidation may be reduced.

If, before distributing the proceeds in the trust account to our public shareholders, we file a winding-up or bankruptcy petition or an involuntary winding-up or bankruptcy petition is filed against us that is not dismissed, the proceeds held in the trust account could be subject to applicable insolvency law, and may be included in our liquidation estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any liquidation claims deplete the trust account, the per share amount that would otherwise be received by our shareholders in connection with our liquidation may be reduced.

Our shareholders may be held liable for claims by third parties against us to the extent of distributions received by them upon redemption of their shares.

If we are forced to enter into an insolvent liquidation, any distributions received by shareholders could be viewed as an unlawful payment if it was proved that immediately following the date on which the distribution was made, we were unable to pay our debts as they fall due in the ordinary course of business. As a result, a liquidator could seek to recover all amounts received by our shareholders. Furthermore, our directors may be viewed as having breached their fiduciary duties to us or our creditors or may have acted in bad faith, and thereby exposing themselves and our company to claims, by paying public shareholders from the trust account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons. We and our directors and officers who knowingly and willfully authorized or permitted any distribution to be paid out of our share premium account while we were unable to pay our debts as they fall due in the ordinary course of business would be guilty of an offence and may be liable to a fine of $18,293 and to imprisonment for five years in the Cayman Islands.

The issuance of additional ordinary shares will significantly dilute the equity interests of existing holders of GSR III securities and may adversely affect prevailing market prices for our public shares.

There can be no assurance that the shares of PubCo Ordinary Shares that will be issued in connection with the Business Combination will be approved for listing on Nasdaq upon the Closing, or that PubCo will be able to comply with the continued listing rules of Nasdaq.

GSR III’s units, public shares and rights are currently listed on Nasdaq. The continued eligibility for listing of PubCo’s securities may depend on, among other things, the number of our shares that are redeemed. If, after the Business Combination, Nasdaq delists the shares of PubCo Ordinary Shares from trading on its exchange for failure to meet its listing rules, PubCo and its shareholders could face significant material adverse consequences including:

•        a limited availability of market quotations for our securities;

•        reduced liquidity for our securities;

•        a determination that PubCo Ordinary Shares is a “penny stock” which will require brokers trading in shares of PubCo Ordinary Shares to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities;

•        a limited amount of news and analyst coverage; and

•        a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” The PubCo Ordinary Shares are covered securities. Although the states are preempted from regulating the sale of our securities, the federal statute does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case. While we are not aware of a state, other than the state of Idaho, having used these powers to prohibit or restrict the sale of securities issued by blank check companies, certain state securities regulators view blank check companies unfavorably and might use these powers, or threaten to use these powers, to hinder the sale of securities of blank check companies in their states. Further, if PubCo’s securities were no longer listed on Nasdaq, such securities would not qualify as covered securities and PubCo would be subject to regulation in each state in which it offers its securities.

The Merger may be a taxable transaction for U.S. federal income tax purposes to U.S. holders of GSR III Class A Ordinary Shares.

In the opinion of Latham & Watkins LLP, counsel to GSR III, the Terra Pre-Closing Restructuring and the Merger, taken together with other relevant transactions, should qualify as exchanges described in Section 351 of the Code for U.S. federal income tax purposes, subject to the assumptions, qualifications and limitations described herein and in the opinion included as Exhibit 8.1 hereto. If the Merger so qualifies, a U.S. holder (as defined in the section entitled “Material U.S. Federal Income Tax Considerations”) generally should not recognize any gain or loss for U.S. federal income tax purposes on the receipt of PubCo Ordinary Shares in exchange for GSR III Class A Ordinary Shares, subject to Section 367(a) of the Code and the PFIC rules. However, because the provisions of Section 351 of the Code are complex and qualification thereunder could be adversely affected by events or actions that occur following the Business Combination that are beyond the control of GSR III or PubCo, the qualification of the Merger for tax deferral under Section 351 of the Code is not free from doubt. For example, if more than 20% of the PubCo Ordinary Shares are subject to an arrangement or agreement to be sold or disposed of at the time of their issuance in the Business Combination, one of the requirements for Section 351 treatment may not be satisfied. If the Merger does not qualify for tax-deferred treatment under Section 351 of the Code, or if the Merger fails to qualify for tax-deferred treatment as a result of the application of Section 367(a) Code or the PFIC rules, the Merger would be a taxable transaction to U.S. holders of GSR III Class A Ordinary Shares.

For a more complete discussion of the U.S. federal income tax considerations of the Merger, including Section 367(a) of the Code and the PFIC rules, see the section entitled “Material U.S. Federal Income Tax Considerations — U.S. holders.”

The PFIC status of GSR III and/or PubCo could result in adverse U.S. federal income tax consequences to U.S. holders.

In general, a non-U.S. corporation is a PFIC for U.S. federal income tax purposes for any taxable year in which (i) 50% or more of the average value of its assets (generally determined on the basis of a weighted quarterly average) consists of assets that produce, or are held for the production of, passive income, or (ii) 75% or more of its gross income consists of passive income. Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. Cash and cash equivalents generally are passive assets. For purposes of the PFIC rules, a non-U.S. corporation that owns, directly or indirectly, at least 25% by value of the stock of another corporation is treated as if it held its proportionate share of the assets of the other corporation and received directly its proportionate share of the income of the other corporation.

Because GSR III is a blank check company with no current active business (as determined for purposes of the PFIC rules), GSR III believes that it is likely a PFIC for its current taxable year. The rules dealing with mergers of PFICs are complex and subject to potentially adverse U.S. federal income tax consequences. All U.S. holders are urged to consult their tax advisors concerning the consequences to them of the PFIC rules in the context of the Merger. See “Material U.S. Federal Income Tax Considerations — U.S. holders — Passive Foreign Investment Company Rules” for more detail regarding the U.S. federal income tax consequences related to the application of the PFIC rules to the Merger.

Following the Business Combination, the annual PFIC income and asset tests in respect of PubCo will be applied based on the assets and activities of the combined business. Based on the expected composition of PubCo’s gross assets and income and the manner in which PubCo expects to operate its business in future years, PubCo does not expect to be classified as a PFIC for U.S. federal income tax purposes for PubCo’s current taxable year or in the foreseeable future. However, changes in the composition of PubCo’s income or composition of PubCo’s assets may cause PubCo to be or become a PFIC for the current or subsequent taxable years. Whether PubCo is treated as a PFIC for U.S. federal income tax purposes is a factual determination that must be made annually at the close of each taxable year and, thus, is subject to significant uncertainty.

If PubCo is treated as a PFIC for any taxable year, or portion thereof, that is included in the holding period of a U.S. holder, such U.S. holder may be subject to certain adverse U.S. federal income tax consequences and may be subject to additional reporting requirements. For a further discussion, see “Material U.S. Federal Income Tax Considerations.” U.S. holders are strongly encouraged to consult their own advisors regarding the potential application of these rules to the ownership of PubCo Ordinary Shares.

If a U.S. person is treated as owning at least 10% of the stock of PubCo, such person may be subject to adverse U.S. federal income tax consequences.

If a U.S. holder is treated as owning (directly, indirectly or constructively) at least 10% of the value or voting power of the stock of PubCo, such holder may be treated as a “United States shareholder” with respect to each of PubCo and its direct and indirect subsidiaries (the “PubCo Group”) that is a “controlled foreign corporation,” (a “CFC”), for U.S. federal income tax purposes. A non-U.S. corporation is considered a CFC if more than 50% of (1) the total combined voting power of all classes of stock of such corporation entitled to vote, or (2) the total value of the stock of such corporation is owned, or is considered as owned by applying certain constructive ownership rules, by United States shareholders on any day during the taxable year of such non-U.S. corporation. If the PubCo Group includes one or more U.S. subsidiaries, certain of PubCo’s non-U.S. subsidiaries could be treated as CFCs regardless of whether PubCo is treated as a CFC. Immediately following the consummation of the Business Combination, the PubCo Group will include a U.S. subsidiary.

If PubCo or any of its non-U.S. subsidiaries is a CFC, 10% “United States shareholders” will be subject to adverse income inclusion and reporting requirements with respect to such CFC. No assurance can be provided that PubCo will assist holders in determining whether it or any of its non-U.S. subsidiaries is treated as a CFC or whether any holder is treated as a United States shareholder with respect to any of such CFCs or furnish to any holder information that may be necessary to comply with reporting and tax payment obligations with respect to such CFCs.

Additional Risks Related to Ownership of PubCo Ordinary Shares Following the Business Combination and PubCo Operating as a Public Company

PubCo does not intend to pay cash dividends for the foreseeable future.

Following the Business Combination, PubCo currently intends to retain its future earnings, if any, to finance the further development and expansion of its business and does not intend to pay cash dividends in the foreseeable future. Any future determination to pay dividends will be dependent, among other things, upon PubCo’s depend on its financial condition, results of operations, capital requirements, restrictions contained in future agreements and financing instruments, business prospects as well as compliance with PubCo Articles of Association and Dutch law.

If we continue to be a foreign private issuer and elect to comply with the foreign private issuer filing requirements rather than those applicable to domestic issuers, we would not be subject to certain U.S. securities law disclosure requirements that apply to a domestic U.S. issuer, which may limit the information publicly available to our shareholders.

As of the date of this proxy statement/prospectus, Terra Innovatum meets the definition of a foreign private issuer but has elected to comply with the domestic filer reporting requirements. Foreign private issuers must confirm their status as such as of the last day of their second fiscal quarter. It is possible that as of June 30, 2026 and any subsequent measurement date, Terra Innovatum will continue to meet the definition of a foreign private issuer and be entitled to follow the reporting requirements applicable to foreign private issuers which are less rigorous than those applicable to domestic issuers. While Terra Innovatum’s current intention is to continue to comply with the domestic issuer requirements, should this intention change, Terra Innovatum would be exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, including: (i) the rules under the Exchange Act requiring the filing of quarterly reports on Form 10-Q or current reports on Form 8-K with the SEC; (ii) the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act; (iii) the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and (iv) the selective disclosure rules by issuers of material non-public information under Regulation FD.

If Terra Innovatum chose to do so, it be required to file an annual report on Form 20-F within four months of the end of each fiscal year. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information Terra Innovatum would be required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. Accordingly, after the Business Combination, if you continue to hold Terra Innovatum’ss securities, you may receive less or different information about it than you currently receive about GSR III or that you would receive about a U.S. domestic public company.

If Terra Innovatum opted to follow the foreign private issuer reporting requirements, it would be permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from the Nasdaq listing standards; these practices may afford less protection to shareholders than they would enjoy if Terra Innovatum complied fully with the Nasdaq listing standards.

Terra Innovatum has applied to list its securities on Nasdaq. Upon listing, Terra Innovatum will be subject to the Nasdaq corporate governance listing standards. However, the Nasdaq rules will permit a foreign private issuer to follow the corporate governance practices of its home country if Terra Innovatum decided to follow the requirements applicable to foreign private issuers. Certain corporate governance practices in the Netherlands, which is Terra Innovatum’s home country, may differ significantly from the Nasdaq corporate governance listing standards. For instance, Terra Innovatum would not be required to:

•        have a majority of the board be independent (although all of the members of the audit committee must be independent under the Exchange Act);

•        have a compensation committee or a nominations or corporate governance committee consisting entirely of independent directors; or

•        have regularly scheduled executive sessions with only independent directors each year.

As a result, if Terra Innovatum opted to rely on the “foreign private issuer” exemptions, Terra Innovatum’s shareholders would be afforded less protection than they otherwise would enjoy under the Nasdaq corporate governance listing standards applicable to U.S. domestic issuers.

If analysts do not publish research about PubCo’s business or if they publish inaccurate or unfavorable research, PubCo’s stock price and trading volume could decline.

The trading market for the ordinary shares of PubCo will depend in part on the research and reports that analysts publish about its business. PubCo does not have any control over these analysts. If one or more of the analysts who cover PubCo downgrade its ordinary shares or publish inaccurate or unfavorable research about its business, the price of its ordinary shares would likely decline. If few analysts cover PubCo, demand for its ordinary shares could decrease and its ordinary shares price and trading volume may decline. Similar results may occur if one or more of these analysts stop covering PubCo in the future or fail to publish reports on it regularly.

PubCo may be subject to securities litigation, which is expensive and could divert management attention.

The market price of PubCo Ordinary Shares may be volatile and, in the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation.

PubCo may be the target of this type of litigation in the future. Securities litigation against PubCo could result in substantial costs and divert management’s attention from other business concerns, which could seriously harm its business.

Future resales of PubCo Ordinary Shares after the consummation of the Business Combination may cause the market price of PubCo’s securities to drop significantly, even if PubCo’s business is doing well.

Pursuant to the Registration Rights Agreement, after the consummation of the Business Combination and subject to certain exceptions, the Sponsor and the Terra Innovatum Quotaholders will be contractually restricted from selling or transferring any of its ordinary shares. Such restrictions begin at Closing and end on (i) for the Lock-up Shares held by the Terra Innovatum Quotaholders (the “Terra Lock-Up Shares”) and (ii) for the Sponsor Lock-Up Shares, (i) 25% of the Terra Lock-Up Shares and Sponsor Lock-Up Shares shall be released upon the earlier of the PubCo Trading Price being greater than $12.00 or PubCo issuing its first quarterly earnings release that occurs at least 120 days after the Closing, (ii) an additional 25% of the Terra Lock-Up Shares and Sponsor Lock-Up Shares shall be released upon the earlier of the PubCo Trading Price being greater than $14.00 or PubCo issuing its second quarterly earnings release that occurs at least 120 days after the Closing, (iii) a further 25% of the Terra Lock-Up Shares and Sponsor Lock-Up Shares shall be released upon the earlier of the PubCo Trading Price being greater than $16.00 or PubCo issuing its third quarterly earnings release that occurs at least 120 days after the Closing and (iv) all the remaining Terra Lock-Up Shares and Sponsor Lock-Up Shares shall be released upon the earlier of the PubCo Trading Price being greater than $18.00 or PubCo issuing its fourth quarterly earnings release that occurs at least 120 days after the Closing.

The shares held by Sponsor and the Terra Innovatum Quotaholders may be sold after the expiration of the applicable lock-up period under the Registration Rights Agreement and Proposed Bylaws. As restrictions on resale end and registration statements (filed after the Closing to provide for the resale of such shares from time to time) are available for use, the sale or possibility of sale of these shares could have the effect of increasing the volatility in PubCo’s share price or the market price of PubCo ordinary shares could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.

The obligations associated with being a public company will involve significant expenses and will require significant resources and management attention, which may divert from PubCo’s business operations.

As a public company, PubCo will become subject to the reporting requirements of the Exchange Act and the Sarbanes-Oxley Act. The Exchange Act requires the filing of annual, quarterly and current reports with respect to a public company’s business and financial condition. The Sarbanes-Oxley Act requires, among other things, that a public company establish and maintain effective internal control over financial reporting. As a result, PubCo will incur significant legal, accounting and other expenses that Terra Innovatum did not previously incur. PubCo’s entire management team and many of its other employees will need to devote substantial time to compliance, and may not effectively or efficiently manage its transition into a public company.

These rules and regulations will result in PubCo incurring substantial legal and financial compliance costs and will make some activities more time-consuming and costly. For example, these rules and regulations will likely make it more difficult and more expensive for PubCo to obtain director and officer liability insurance, and it may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be difficult for PubCo to attract and retain qualified people to serve on its board of directors, its board committees or as executive officers.

We are currently an emerging growth company and a smaller reporting company within the meaning of the Securities Act, and to the extent we have taken advantage of certain exemptions from disclosure requirements available to emerging growth companies or smaller reporting companies, this could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies.

We are currently an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. As a result, our shareholders may not have access to certain information they may deem important. We cannot predict whether investors will find our securities less attractive because we will rely on these exemptions. If some investors find our securities less attractive as a result of our reliance on these exemptions, the trading prices of our securities may be lower than they otherwise would be, there may be a less active trading market for our securities and the trading prices of our securities may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company, which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accountant standards used.

Once we lose our “emerging growth company” status, we will no longer be able to take advantage of certain exemptions from reporting, and we will also be required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act. We will incur additional expenses in connection with such compliance and our management will need to devote additional time and effort to implement and comply with such requirements.

PRICE RANGE OF SECURITIES AND DIVIDENDS

GSR III

GSR III Class A Ordinary Shares, GSR III Public Units and GSR III Rights are currently listed on Nasdaq under the symbols “GSRT,” “GSRTU” and “GSRTR,” respectively. The GSR III Public Units will automatically separate into their component securities upon consummation of the Business Combination and, as a result, will no longer trade as an independent security. Upon the Closing, PubCo Ordinary Shares will be listed on Nasdaq under the symbols “NKLR.”

The closing price of the GSR III Public Units, GSR III Class A Ordinary Shares and GSR III Rights on April 18, 2025, the last trading day before announcement of the execution of the Business Combination Agreement, was $10.22, $10.04 and $1.38, respectively.

Holders of the GSR III Public Units, GSR III Class A Ordinary Shares and GSR III Rights should obtain current market quotations for their securities. The market price of GSR III’s securities could vary at any time before the Business Combination.

Holders

As of the date of this proxy statement/prospectus there was one holder of record of GSR III Public Units, one holder of record of GSR III Class A Ordinary Shares, four holders of record of Class B Shares and two holders of record of GSR III Rights (one of whom was a public holder). The number of holders of record does not include a substantially greater number of “street name” holders or beneficial holders whose GSR III Public Units, GSR III Class A Ordinary Shares and GSR III Rights are held of record by banks, brokers and other financial institutions.

Dividends

GSR III has not paid any cash dividends on the GSR III Class A Ordinary Shares to date and does not intend to pay cash dividends prior to the completion of the Business Combination. Assuming the Business Combination is consummated, the payment of cash dividends in the future will be dependent, among other things, upon PubCo’s revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the Business Combination, as well as compliance with the PubCo Articles of Association and Dutch law. The payment of any dividends following the Conversion will be subject to the relevant provisions of the Terra Innovatum Articles of Association. See also “Description of Terra Innovatum Securities — Dividends and Other Distributions.” The ability of Terra Innovatum to declare dividends may also be limited by the terms of financing or other agreements entered into by Terra Innovatum from time to time.

PubCo

Historical market price information for PubCo Ordinary Shares is not provided because there is no public market for Ordinary Shares. See “Terra Innovatum’s Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

GENERAL MEETING OF GSR III SHAREHOLDERS

GSR III is furnishing this proxy statement/prospectus to GSR III shareholders as part of the solicitation of proxies by the GSR III Board for use at the General Meeting of GSR III Shareholders to be held on September     , 2025, and at any adjournment or postponement thereof. This proxy statement/prospectus contains important information regarding the General Meeting, the proposals on which you are being asked to vote and information you may find useful in determining how to vote and voting procedures.

This proxy statement/prospectus is being first mailed on or about September     , 2025 to all shareholders of record of GSR III as of August 19, 2025, the record date for the General Meeting. All shareholders of record who owned GSR III Class A Ordinary Shares at the close of business on the record date are entitled to receive notice of, attend and vote at the General Meeting. On the record date, there were 29,172,500 GSR III Ordinary Shares outstanding, of which 23,422,500 are public shares and 5,750,000 are Founder Shares held by the GSR III Initial Shareholders.

Date, Time and Place of General Meeting

The General Meeting will be held on September    , 2025 at            , Eastern Time, at the offices of Latham & Watkins LLP located at 10250 Constellation Blvd., Suite 1100, Los Angeles, CA 90067 and via a virtual meeting, or at such other time, on such other date and at such other place to which the meeting may be adjourned.

Proposals at the General Meeting

At the General Meeting, GSR III shareholders will vote on the following four proposals:

(1)    Business Combination Proposal — to consider and vote upon a proposal by ordinary resolution that the Business Combination Agreement (a draft of which is attached to the accompanying proxy statement/prospectus as Annex A) and the consummation of the transactions contemplated thereby be authorized, approved and confirmed in all respects (Proposal No. 1).

(2)    Merger Proposal — to consider and vote upon a proposal by special resolution that the Plan of Merger in the form tabled to the General Meeting (a draft of which is attached to the accompanying proxy statement/prospectus as Annex B) pursuant to which (i) Terra Innovatum will cause to be formed New TopCo, (ii) Terra Innovatum will effectuate the Contribution, (iii) Terra Innovatum will become a wholly owned subsidiary of New TopCo, (iv) New TopCo will convert into PubCo, (v) New TopCo will establish Terra MergerCo as a direct wholly owned subsidiary of New TopCo (vi) and Terra MergerCo will effectuate the Merger with GSR III as the surviving company in the merger and, after giving effect to the Merger and the related share exchange, GSR III will become a wholly owned Subsidiary of New TopCo (New TopCo as publicly traded company hereby referred to as “PubCo”) and each issued and outstanding GSR III Ordinary Share will be exchanged into one PubCo Ordinary Share, so that all the rights and obligations of GSR III will be assumed by PubCo by virtue of such merger pursuant to the Companies Act (As Revised) of the Cayman Islands, and the consummation of the merger and the remaining transactions contemplated thereby, be authorized, approved and confirmed in all respects; and GSR III be authorized to enter into the Plan of Merger. (Proposal No. 2).

(3)    Incentive Plan Proposal — to consider and vote upon approval of the Equity Incentive Plan. (Proposal No. 3).

(4)    Adjournment Proposal — to consider and vote upon a proposal by ordinary resolution to adjourn the General Meeting to a later date or dates (A) in order to solicit additional proxies for the purpose of obtaining GSR III shareholder approval of the transaction proposals to be voted upon at the General Meeting, (B) if as of the time for which the General Meeting is scheduled, there are insufficient GSR III Class A Ordinary Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the General Meeting, (C) to allow reasonable time for the filing or mailing of any supplemental or amended disclosures that GSR III has determined, based on the advice of outside legal counsel, is reasonably likely to be required under applicable law and for such supplemental or amended disclosure to be disseminated and reviewed by the GSR III shareholders prior to the General Meeting, (D) if GSR III shareholders redeem an amount of GSR III Class A Ordinary Shares such that the GSR III Available Cash Condition is not satisfied, or (E) as otherwise deemed necessary by the Chairman of the General Meeting in his sole discretion (Proposal No. 4).

THE GSR III BOARD RECOMMENDS THAT YOU VOTE “FOR” EACH OF THESE PROPOSALS.

Voting Power; Record Date

As a shareholder of GSR III, you have a right to vote on certain matters affecting GSR III. The proposals that will be presented at the General Meeting and upon which you are being asked to vote are summarized above and fully set forth in this proxy statement/prospectus. If you are a shareholder, you will be entitled to vote or direct votes to be cast at the General Meeting if you owned GSR III Class A Ordinary Shares at the close of business on August 19, 2025, which is the record date for the General Meeting. You are entitled to one vote for each GSR III Ordinary Share that you owned as of the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the record date, there were 29,172,500 GSR III A Ordinary Shares outstanding, of which 23,422,500 are public shares and 5,750,000 are Founder Shares held by the GSR III Initial Shareholders.

Vote of the GSR III Initial Shareholders and GSR III’s Other Directors and Officers

Prior to the GSR III IPO, GSR III entered into a letter agreement with the GSR III Initial Shareholders and the other current directors and officers of GSR III, pursuant to which each agreed to vote any GSR III Class A Ordinary Shares owned by them in favor of an initial business combination. This agreement applies to the GSR III Initial Shareholders, including Sponsor, as it relates to the Founder Shares and the requirement to vote all of the Founder Shares in favor of the Business Combination Proposal and for all other proposals presented to GSR III shareholders in this proxy statement/prospectus. As of the record date, the GSR III Initial Shareholders own 5,750,000 Founder Shares, representing 20% of the GSR III Class A Ordinary Shares then outstanding and entitled to vote at the General Meeting.

The GSR III Initial Shareholders and the other current directors and officers of GSR III have waived any redemption rights, including with respect to GSR III Class A Ordinary Shares purchased in the GSR III IPO or in the aftermarket, in connection with Business Combination. The Founder Shares held by the GSR III Initial Shareholders have no redemption rights upon the liquidation of GSR III and will be worthless if no business combination is effected by GSR III by May 8, 2026 (or August 7, 2026 at the discretion of the Sponsor). However, the GSR III Initial Shareholders and the other current directors and officers of GSR III are entitled to redemption rights upon the liquidation of GSR III with respect to any public shares they may own.

The GSR III Initial Shareholders and the other current directors and officers of GSR III have, for no additional consideration, waived any redemption rights, including with respect to GSR III Class A Ordinary Shares purchased in the GSR III IPO or in the aftermarket, in connection with the Business Combination. The Founder Shares held by the GSR III Initial Shareholders have no redemption rights upon the liquidation of GSR III and will be worthless if no business combination is effected by GSR III by May 8, 2026 (or August 7, 2026 at the discretion of the Sponsor). However, the Sponsor and the current directors and officers are entitled to redemption rights upon the liquidation of GSR III with respect to any GSR III Class A Ordinary Shares they may own. The Business Combination is not structured so that approval of at least a majority of unaffiliated public shareholders of GSR III is required.

Quorum and Required Vote for Proposals for the General Meeting

One or more shareholders who together hold a majority of the issued and outstanding GSR III Class A Ordinary Shares entitled to vote at the General Meeting must be present, in person or represented by proxy, at the General Meeting to constitute a quorum and in order to conduct business at the General Meeting. Broker non-votes will not be counted as present for the purpose of determining a quorum. Abstentions will be considered present for the purposes of establishing a quorum. The GSR III Initial Shareholders, who own 20% of the issued and outstanding GSR III Class A Ordinary Shares as of the record date, will count towards this quorum. As a result, as of the record date, in addition to the shares of the GSR III Initial Shareholders, an additional GSR III Class A Ordinary Shares held by public shareholders would be required to achieve a quorum. In the absence of a quorum, the chairman of the General Meeting has power to adjourn the General Meeting. The approval of each of the Business Combination Proposal and the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being, where a quorum is present the affirmative vote of the holders of at least a majority of the issued GSR III Class A Ordinary Shares who are present in person or represented by proxy and entitled to vote thereon and who vote at the General Meeting. The approval of the Merger Proposal requires a special resolution under Cayman Islands law, being, where a quorum is present, the affirmative vote of the holders of at least a two-thirds majority of the issued GSR III Class A Ordinary Shares who are present in person or represented by proxy and entitled to vote thereon and who vote at the General Meeting. Accordingly, an GSR III shareholder’s failure to vote by proxy or to vote in person at the General Meeting will not be counted towards the number of GSR III Class A Ordinary Shares required to validly establish a quorum, and if a valid quorum is otherwise established, such failure to vote will have no effect on the outcome of any vote on the Business Combination Proposal, Merger Proposal, Incentive Plan Proposal or Adjournment Proposal. Broker non-votes will not be counted in connection with the determination of whether a valid quorum is established, and will have no effect on the Business Combination Proposal, Merger Proposal, Incentive Plan Proposal or Adjournment Proposal. Abstentions will be considered present for the purposes of establishing a quorum but, as a matter of Cayman Islands law, will not constitute a vote cast at the General Meeting and therefore will have no effect on the approval of each of the Business Combination Proposal, Merger Proposal, Incentive Plan Proposal and Adjournment Proposal. However, Nasdaq requires that for the Business Combination Proposal, Merger Proposal, Incentive Plan Proposal or Adjournment Proposal to be approved, there must be more votes cast in favor of the proposal than the aggregate of votes against such proposal plus abstentions. Broker non-votes do not count as votes cast. Therefore, in order to maintain compliance with this Nasdaq requirement, abstentions will count as a vote “AGAINST” each of the Business Combination Proposal, Merger Proposal, Incentive Plan Proposal and Adjournment Proposal.

The Closing is conditioned upon the approval of the Business Combination Proposal and the Merger Proposal. The Business Combination Proposal and the Merger Proposal are conditioned upon the approval of each other. The Incentive Plan Proposal is conditioned upon approval of the Business Combination Proposal and the Merger Proposal. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus.

It is important for you to note that, in the event that the Business Combination Proposal or the Merger Proposal does not receive the requisite vote for approval, then GSR III will not consummate the Business Combination. If GSR III does not consummate the Business Combination and fails to complete an initial business combination by May 8, 2026 (or August 7, 2026 at the discretion of the Sponsor), GSR III will be required to dissolve and liquidate the Trust Account by returning the then remaining funds in such account to the public shareholders.

Recommendation to GSR III Shareholders

The GSR III Board believes that each of the Business Combination Proposal, Merger Proposal, Incentive Plan Proposal and Adjournment Proposal to be presented at the General Meeting is in the best interests of GSR III and its shareholders and unanimously recommends that its shareholders vote “FOR” each of the proposals.

When you consider the recommendation of the GSR III Board in favor of approval of the Business Combination Proposal and the Merger Proposal, you should keep in mind that Sponsor and certain members of the GSR III Board and officers of GSR III have interests in the Business Combination and the Merger that are different from or in addition to (or which may conflict with) your interests as a shareholder. Shareholders should take these interests into account in deciding whether to approve the proposals presented at the General Meeting, including the Business Combination Proposal and the Merger Proposal. These interests include, among other things:

•        the fact that the Sponsor and GSR III’s directors have agreed not to redeem any GSR III Class A Ordinary Shares held by them in connection with a shareholder vote to approve a proposed initial business combination, including the Business Combination;

•        the fact that the Sponsor paid an aggregate of $25,000 for the 5,750,000 Founder Shares currently owned by the Sponsor and the Other Class B Shareholders and such securities will have a significantly higher value upon the consummation of the Business Combination;

•        the fact that the Sponsor paid an aggregate of $4,225,000 for 422,500 GSR III Private Placement Units, each consisting of one Class A share and one-seventh of one GSR III Right;

Sponsor Group Ownership of GSR III Prior to Closing

	Securities held by Sponsor Group	Sponsor Cost at GSR III’s initial public offering ($)
GSR III Class A Ordinary Shares	—	—
Private Placement Units	422,500	$4,225,000
Founder Shares	5,750,000	$25,000
Total	6,172,500	$4,250,000

Sponsor Group Ownership of PubCo Upon the Closing

	Securities held by Sponsor Group Prior to Closing	Value per Security ($)		Total Value ($)
PubCo Ordinary Shares Issued to Holders of Founder Shares	6,232,857		$10.49	$65,382,669.93
Total	6,232,857	$		$65,382,669.93

•        the fact that the Sponsor, executive officers and directors, or any of their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on GSR III’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. GSR III’s audit committee reviews on a quarterly basis all payments that were made to the Sponsor, GSR III’s executive officers or directors, or GSR III’s or their affiliates. Any such payments prior to an initial business combination are made using funds held outside the Trust Account. Other than quarterly audit committee review of such reimbursements, GSR III does not have any additional controls in place governing GSR III’s reimbursement payments to GSR III’s directors and executive officers for their out-of-pocket expenses incurred in connection with GSR III’s activities on GSR III’s behalf in connection with identifying and consummating an initial business combination. Other than these payments and reimbursements, no compensation of any kind, including finder’s and consulting fees, is paid by GSR III to Sponsor, GSR III’s executive officers and directors, or any of their respective affiliates, prior to completion of its initial business combination. As of the date of this proxy statement/prospectus, no out-of-pocket expenses have been incurred by GSR III’s executive officers and directors and there are no outstanding out-of-pocket expenses for which GSR III’s executive officers or directors are awaiting reimbursement;

•        the fact that the Sponsor, the Other Class B Shareholders and GSR III’s other current officers and directors have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares held by them if GSR III fails to complete an initial business combination by May 8, 2026 (or August 7, 2026 at the discretion of the Sponsor);

•        the fact that the Registration Rights Agreement will be entered into by, among others, the Sponsor and certain shareholders;

•        the fact that, pursuant to the Business Combination Agreement, the Sponsor will have certain governance rights in respect of PubCo that will be set forth in PubCo’s Articles of Association and in the Shareholders Agreement, as described in “Description of PubCo Securities — Board of Directors — Nomination and Appointment” and “The Business Combination Agreement and Ancillary Documents — Ancillary Documents — Shareholders Agreement.”

•        the right of the Sponsor and the Other Class B Shareholders to hold PubCo Ordinary Shares following the Business Combination, subject to the terms and conditions of the Sponsor Lock-Up Agreement;

•        the fact that the Business Combination Agreement provides for the continued indemnification of GSR III’s existing directors and officers and the members of GSR III’s advisory board and requires PubCo to purchase, at or prior to Closing, and maintain in effect for a period of six (6) years after the Closing Date, a “tail” policy providing directors’ and officers’ liability insurance coverage for certain GSR III’s directors and officers after the Business Combination;

•        the fact that the Sponsor will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders rather than liquidate;

•        the Sponsor and its affiliates can earn a positive rate of return on their investment, even if other GSR III shareholders experience a negative rate of return in the post-business combination company;

•        the fact that the Sponsor and GSR III’s officers and directors will lose their investment in GSR III and will not be reimbursed for any out-of-pocket expenses incurred by them on GSR III’s behalf incident to identifying, investigating and consummating an initial business combination if an initial business combination is not consummated by May 8, 2026 (or August 7, 2026 at the discretion of the Sponsor);

•        the fact that if the Trust Account is liquidated, including in the event GSR III is unable to complete an initial business combination within the required time period, the Sponsor has agreed to indemnify GSR III to ensure that the proceeds in the Trust Account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which GSR III has entered into an acquisition agreement or claims of any third party for services rendered or products sold to GSR III, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account; and

•        the fact that, at the option of the Sponsor, any amounts outstanding under any loan made by the Sponsor or any of its Affiliates to GSR III in an aggregate amount of up to $1,500,000 may be converted into private placement units at a price of $10.00 per unit in connection with the consummation of the Business Combination, and such amounts (including amounts due under the outstanding promissory notes) will likely be written off if an initial business combination is not consummated by May 8, 2026 (or August 7, 2026 at the discretion of the Sponsor).

Broker Non-Votes and Abstentions

In general, if your shares are held in “street name” and you do not instruct your broker, bank or other nominee on a timely basis on how to vote your shares, your broker, bank or other nominee, in its sole discretion, may either leave your shares unvoted or vote your shares on routine matters, but not on any non-routine matters. None of the proposals at the General Meeting are routine matters. As such, without your voting instructions, your brokerage firm cannot vote your shares on any proposal to be voted on at the General Meeting. You should instruct your broker, bank or other nominee to vote your shares in accordance with directions you provide. If you do not provide instructions with your proxy card, your broker, bank, or other nominee may deliver a proxy card expressly indicating that it is NOT voting your shares. This indication that a broker, bank, or nominee is not voting your shares is referred to as a “broker non-vote.” Broker non-votes will not be considered present for the purposes of establishing a quorum, and will have no effect on the Business Combination Proposal, Merger Proposal, Incentive Plan Proposal or Adjournment Proposal.

Abstentions will be considered present for the purposes of establishing a quorum but, as a matter of Cayman Islands law, will not constitute a vote cast at the General Meeting and therefore will have no effect on the approval of each of the Business Combination Proposal, Merger Proposal, Incentive Plan Proposal and Adjournment Proposal. However, Nasdaq requires that for the Business Combination Proposal, Merger Proposal, Incentive Plan Proposal or Adjournment Proposal to be approved, there must be more votes cast in favor of the proposal than the aggregate of votes against such proposal plus abstentions. Broker non-votes do not count as votes cast. Therefore, in order to maintain compliance with this Nasdaq requirement, abstentions will count as a vote “AGAINST” each of the Business Combination Proposal, Merger Proposal, Incentive Plan Proposal and Adjournment Proposal.

Voting Your Shares — Shareholders of Record

GSR III shareholders may vote by mail or in person at the General Meeting. GSR III recommends that you submit your proxy even if you plan to attend the General Meeting. Each GSR III Ordinary Share that you own in your name entitles you to one vote on each of the proposals for the General Meeting.

If your shares registered directly in your name, you are considered, with respect to those shares, the “shareholder of record.” If your shares are held in a stock brokerage account or by a bank or other nominee or intermediary, you are considered the beneficial owner of shares held in “street name” and are considered a “non-record (beneficial) shareholder.”

Voting by Mail.    You can vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. By signing the proxy card and returning it in the enclosed prepaid and addressed envelope, you are authorizing the individuals named on the proxy card to vote your shares at the General Meeting in the manner you indicate. If you receive more than one proxy card, it is an indication that your shares are held in multiple accounts. Please sign and return all proxy cards to ensure that all of your shares are voted. If you sign and return the proxy card but do not give instructions on how to vote your shares, your GSR III Class A Ordinary Shares will be voted as recommended by the GSR III Board. The GSR III Board recommends voting “FOR” the Business Combination Proposal, “FOR” the Merger Proposal, “FOR” the Incentive Plan Proposal and “FOR” the Adjournment Proposal. Votes submitted by mail must be received by 5:00 p.m., Eastern Time, on September        , 2025.

Voting in Person at the Meeting.    If you attend the General Meeting and plan to vote in person, you will be provided with a ballot at the General Meeting. Please see “— Attending the General Meeting” below for more details.

Voting Your Shares — Beneficial Owners

If your shares are held in an account at a brokerage firm, bank or other nominee, then you are the beneficial owner of shares held in “street name” and this proxy statement/prospectus is being sent to you by that broker, bank or other nominee. The broker, bank or other nominee holding your account is considered to be the shareholder of record for purposes of voting at the General Meeting. As a beneficial owner, you have the right to direct your broker, bank or other nominee regarding how to vote the shares in your account by following the instructions that the broker, bank or other nominee provides you along with this proxy statement/prospectus. Your broker, bank or other nominee may have an earlier deadline by which you must provide instructions to it as to how to vote your shares. As a beneficial owner, if you wish to vote at the General Meeting, you will need to bring to the General Meeting a legal proxy from your broker, bank or other nominee authorizing you to vote those shares. Please see “— Attending the General Meeting” below for more details.

Attending the General Meeting

Only GSR III shareholders on the record date or their legal proxy holders may attend the General Meeting. To be admitted to the General Meeting, you will need a form of photo identification and valid proof of ownership of GSR III Class A Ordinary Shares or a valid legal proxy. If you have a legal proxy from a shareholder of record, you must bring a form of photo identification and the legal proxy to the General Meeting. If you have a legal proxy from a “street name” shareholder, you must bring a form of photo identification, a legal proxy from the record holder (that is, the bank, broker or other holder of record) to the “street name” shareholder that is assignable, and the legal proxy from the “street name” shareholder to you. Shareholders may appoint only one proxy holder to attend on their behalf.

Revoking Your Proxy

If you give a proxy, you may revoke it at any time before the General Meeting or at the General Meeting by doing any one of the following:

•        you may send another proxy card with a later date;

•        you may notify GSR III in writing to GSR III, 5900 Balcones Drive, Suite 100, Austin TX 78731 before the General Meeting that you have revoked your proxy; or

•        you may attend the General Meeting, revoke your proxy, and vote in person, as indicated above.

If your shares are held in “street name” or are in a margin or similar account, you should contact your broker for information on how to change or revoke your voting instructions.

No Additional Matters

The General Meeting has been called only to consider the approval of the Business Combination Proposal, Merger Proposal, Incentive Plan Proposal and Adjournment Proposal. Under the GSR III amended and restated memorandum and articles of association, other than procedural matters incident to the conduct of the General Meeting, no other matters may be considered at the General Meeting if they are not included in this proxy statement/prospectus and the notice of the General Meeting.

Who Can Answer Your Questions About Voting

If you are a shareholder and have any questions about how to vote or direct a vote in respect of your GSR III Class A Ordinary Shares, you may call Sodali, GSR III’s proxy solicitor, at (800) 662-5200 (toll-free), or banks and brokerage firms, can call (203) 658-9400.

Redemption Rights

Pursuant to GSR III’s amended and restated memorandum and articles of association, any holders GSR III Class A Ordinary Shares may demand that such shares be redeemed in exchange for a pro rata share of the aggregate amount on deposit in the Trust Account, less taxes payable, calculated as of two business days prior to the Closing. If demand is properly made and the Business Combination is consummated, these shares, immediately prior to the Business Combination, will cease to be outstanding and will represent only the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account (calculated as of two business days prior to the Closing, less taxes payable). For illustrative purposes, based on the fair value of marketable securities held in the Trust Account of approximately $236 million as of June 30, 2025, the estimated per share redemption price would have been approximately $10.27.

In order to exercise your redemption rights, you must:

•        if you hold GSR III Public Units, separate the underlying GSR III Class A Ordinary Shares and GSR III Rights;

•        prior to 5:00 p.m., Eastern Time, on September        , 2025 (two business days before the initially scheduled General Meeting), identify yourself in writing as a beneficial holder and provide your legal name, phone number and address to the Transfer Agent in order to validly redeem your shares and tender your shares physically or electronically and submit a request in writing that GSR III redeem your public shares for cash to Continental Stock Transfer & Trust Company, the Transfer Agent, at the following address:

Continental Stock Transfer & Trust Company
One State Street Plaza, 30th Floor
New York, NY 10004
Attention: SPAC Redemption Team
Email: spacredemptions@continentalstock.com

and

•        deliver your public shares either physically or electronically through Depository Trust Company’s DWAC system to the Transfer Agent at least two business days before the initially scheduled General Meeting. Shareholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the Transfer Agent and time to effect delivery. Shareholders should generally allot at least two weeks to obtain physical certificates from the Transfer Agent. However, it may take longer than two weeks. Shareholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically. If you do not submit a written request and deliver your public shares as described above, your shares will not be redeemed.

You do not have to be a record date holder in order to exercise your redemption rights. Shareholders seeking to exercise their redemption rights, whether they are registered holders or hold their shares in “street name” are required to either tender their certificates to the Transfer Agent prior to the date set forth in this proxy statement/prospectus, or up to two business days prior to the initially scheduled vote on the Business Combination Proposal at the General Meeting, or to deliver their shares to the Transfer Agent electronically using Depository Trust Company’s DWAC system, at such shareholder’s option. The requirement for physical or electronic delivery prior to the General Meeting ensures that a redeeming shareholder’s election to redeem is irrevocable once the Business Combination is approved.

Holders of outstanding GSR III Public Units must separate the underlying GSR III Class A Ordinary Shares and GSR III Rights prior to exercising redemption rights with respect to the GSR III Class A Ordinary Shares.

If you hold GSR III Public Units registered in your own name, you must deliver the certificate for such units to the Transfer Agent with written instructions to separate such units into GSR III Class A Ordinary Shares and GSR III Rights. This must be completed far enough in advance to permit the mailing of the public share certificates back to you so that you may then exercise your redemption rights upon the separation of the GSR III Class A Ordinary Shares from the GSR III Public Units.

If a broker, dealer, commercial bank, trust company or other nominee holds your GSR III Public Units, you must instruct such nominee to separate your units. Your nominee must send written instructions by facsimile to the Transfer Agent. Such written instructions must include the number of units to be split and the nominee holding such units. Your nominee must also initiate electronically, using Depository Trust Company’s DWAC system, a withdrawal of the relevant units and a deposit of an equal number of GSR III Class A Ordinary Shares and GSR III Rights. This must be completed far enough in advance to permit your nominee to exercise your redemption rights upon the separation of the public shares from the GSR III Public Units. While this is typically done electronically on the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your GSR III Public Units to be separated in a timely manner, you will likely not be able to exercise your redemption rights.

Each redemption of GSR III Class A Ordinary Shares by GSR III’s public shareholders will reduce the amount in the Trust Account, which held marketable securities with a fair value of approximately $231 million as of December 31, 2024. The conditions to closing in the Business Combination Agreement are for the sole benefit of the parties thereto and may be waived by such parties. If, as a result of redemptions of GSR III Class A Ordinary Shares by GSR III’s public shareholders, the GSR III Available Cash Condition is not met or is not waived, then Terra Innovatum may elect not to consummate the Business Combination. In addition, in no event will GSR III redeem its GSR III Class A Ordinary Shares in an amount that would cause its net tangible assets to be less than $5,000,001, as provided in the GSR III amended and restated memorandum and articles of association and as required as a closing condition to each party’s obligation to consummate the Business Combination under the terms of the Business Combination Agreement.

A public shareholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 15% of the outstanding GSR III Class A Ordinary Shares, without GSR III’s prior consent. GSR III has no specified maximum redemption threshold under its amended and restated memorandum and articles of association, other than the aforementioned 15% threshold. Each redemption of GSR III Class A Ordinary Shares by GSR III’s public shareholders will reduce the amount in the Trust Account.

Prior to exercising redemption rights, GSR III shareholders should verify the market price of the GSR III Class A Ordinary Shares, as shareholders may receive higher proceeds from the sale of their GSR III Class A Ordinary Shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. There is no assurance that you will be able to sell your GSR III Class A Ordinary Shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in the GSR III Class A Ordinary Shares when you wish to sell your shares.

If you exercise your redemption rights, your GSR III Class A Ordinary Shares will cease to be outstanding immediately prior to the Business Combination and will only represent the right to receive a pro rata share of the aggregate amount then on deposit in the Trust Account.

You will no longer own those shares and you will not receive any Ordinary Shares in the Business Combination. You will have no right to participate in, or have any interest in, the future growth of PubCo, if any. You will be entitled to receive cash for your GSR III Class A Ordinary Shares only if you properly and timely demand redemption.

If the Business Combination is not approved and GSR III does not consummate an initial business combination by May 8, 2026 (or August 7, 2026 at the discretion of the Sponsor), GSR III will be required to dissolve and liquidate the Trust Account by returning the then remaining funds in such account to the public shareholders and all of GSR III’s Rights will expire worthless.

The Cayman Islands Companies Act prescribes when shareholder appraisal rights are available and sets limitations on such rights. Where such rights are available, shareholders are entitled to receive fair value for their shares. However, regardless of whether such rights are or are not available, shareholders are still entitled to exercise the rights of redemption as set out herein, and the GSR III Board has determined that the redemption proceeds payable to shareholders who exercise such redemption rights represents the fair value of those shares. GSR III shareholders will have appraisal rights and dissenter’s rights under Section 238 and 239 of Cayman Islands Companies Act.

Section 238. (1) of the Cayman Islands Companies Act provides that a member of a constituent company incorporated thereunder shall be entitled to payment of the fair value of that person’s shares upon dissenting from a merger or consolidation.

Section 239. (1) of the Cayman Islands Companies Act provides that no rights under section 238 of the Cayman Islands Companies Act shall be available in respect of the shares of any class for which an open market exists on a recognised stock exchange or recognised interdealer quotation system at the expiry date of the period allowed for written notice of an election to dissent under section 238(5) of the Cayman Islands Companies Act, provided that such section shall not apply if the holders thereof are required by the terms of a plan of merger or consolidation pursuant to section 233 or 237 of the Cayman Islands Companies Act to accept for such shares anything except: (a) shares of a surviving or consolidated company, or depository receipts in respect thereof; (b) shares of any other company, or depository receipts in respect thereof, which shares or depository receipts at the effective date of the merger or consolidation, are either listed on a national securities exchange or designated as a national market system security on a recognised interdealer quotation system or held of record by more than two thousand holders; (c) cash in lieu of fractional shares or fractional depository receipts described in paragraphs (a) and (b); or (d) any combination of the shares, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in paragraphs (a), (b) and (c).

GSR III shareholders who are considering exercising dissenter’s rights are advised to consult appropriate legal counsel.

Proxy Solicitation Costs

GSR III is soliciting proxies on behalf of the GSR III Board. This proxy solicitation is being made by mail, but also may be made by telephone or in person. GSR III has engaged Sodali to assist in the solicitation of proxies for the General Meeting. GSR III and its directors, officers and employees may also solicit proxies in person. GSR III will ask banks, brokers and other institutions, nominees and fiduciaries to forward this proxy statement/prospectus and the related proxy materials to their principals and to obtain their authority to execute proxies and voting instructions.

GSR III will bear the entire cost of the proxy solicitation, including the preparation, assembly, printing, mailing and distribution of this proxy statement/prospectus and the related proxy materials. GSR III will pay Sodali a fee of $75,000, plus disbursements, reimburse Sodali for its reasonable out-of-pocket expenses and indemnify Sodali and its affiliates against certain claims, liabilities, losses, damages and expenses for its services as GSR III’s proxy solicitor. GSR III will reimburse brokerage firms and other custodians for their reasonable out-of-pocket expenses for forwarding this proxy statement/prospectus and the related proxy materials to GSR III shareholders. Directors, officers and employees of GSR III who solicit proxies will not be paid any additional compensation for soliciting.

THE BUSINESS COMBINATION

This discussion of the Business Combination is qualified in its entirety by reference to the Business Combination Agreement, a copy of which is included in this proxy statement/prospectus as Appendix A. You should read the Business Combination Agreement in its entirety because it, and not this prospectus, is the legal document that governs the Business Combination.

Background of the Business Combination

GSR III is a blank check company incorporated under the laws of the Cayman Islands as an exempted company with limited liability on May 12, 2023 for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The business combination is the result of an extensive search for a potential transaction, whereby GSR III evaluated potential targets utilizing GSR III’s strong self-origination capabilities and underwriting capabilities, as well as the global network of our Sponsor, GSR III’s management team, and members of the GSR III Board. The terms of the Business Combination are the result of extensive negotiations among the representatives of GSR III and Terra Innovatum. The following is a brief discussion of the background of these negotiations and the resulting terms of the business combination.

On November 8, 2024, GSR III completed its initial public offering. Prior to the consummation of the GSR III IPO, neither GSR III, nor anyone on its behalf, contacted any prospective target business or held any substantive discussions, formal or otherwise, with respect to a transaction with GSR III. After the GSR III IPO, GSR III commenced an active search for prospective businesses and assets to acquire with one or more of the following core attributes:

•        provide visibility into financials, including a path to sustained long-term profitability and attractive cash flow dynamics;

•        enjoy leading positions in their markets with sustainable competitive advantages and barriers to market entry;

•        have potential to grow both organically and through acquisitions;

•        have an experienced and capable management team;

•        address issues related to environmental, social, and governance concerns; and

•        would benefit uniquely from GSR III’s capabilities.

In addition, GSR III looked for acquisition targets that were positioned, operationally and financially, to be successful as a public company. GSR III further looked for those transactions that it believed, if entered into, would be well-received by the public markets and would benefit from being a publicly-held entity, particularly with respect to access to capital for both organic growth and for use in acquisitions.

GSR III’s selection process leveraged its Sponsor’s, management teams and members of the Board’s network of industry, venture capital sponsor and private equity sponsor relationships as well as relationships with management teams of public and private companies, investment bankers, attorneys and accountants. Representatives of GSR III were also contacted by additional potential targets that it had not previously identified through its search process. GSR III identified over 30 potentially attractive business combination opportunities through its active search process and leveraging the sourcing channels described above. Until agreeing to enter into exclusive negotiations with Terra Innovatum, GSR III conducted due diligence to varying degrees on such prospective businesses and assets, including a review of such businesses’ business model, competitive landscape, management and certain financial information, in each case, to the extent available. GSR III reviewed opportunities on a rolling basis and entered into non-disclosure agreements on a selective basis, entering into less than 10 such agreements prior to the agreement with Terra Innovatum. Prior to GSR III entering into a non-binding letter of intent with Terra Innovatum, and more specifically prior to the exclusivity clause contained in such letter of intent coming into effect, no target evaluated was deemed to appropriately fit GSR III’s criteria.

Other than Terra Innovatum, the potential targets that GSR III considered in greater detail included: (i) an online marketplace company; (ii) a renewable hydrogen company; (iii) a solar cells technology company; (iv) a real estate holding company; (v) an electric vehicle company; (vi) a telecom operator; and (vii) an online consumer products company.

Over the course of its initial discussions with Terra Innovatum, GSR III determined that Terra Innovatum was a strong target business due to its: (i) substantial total addressable market with the ability to decarbonize both energy and industrial end markets; (ii) pioneering modular design that results in increased safety, scalability and flexible use cases; (iii) highly-experienced management team; (iv) proprietary nuclear reactor design with patent filed that allowed for the use of LEU in a micro-reactor; (v) targeted commercialization date of 2028, well in advance of most competitors; and (vi) capex-light business model with attractive cash flow potential. These factors aligned with GSR III’s investment criteria. See the section of this proxy statement/prospectus entitled “The Business Combination Proposal — The GSR III Board’s Reasons for the Approval of the Business Combination” for a further discussion of the GSR III Board’s considerations.

The following chronology summarizes the key meetings and events that led to the execution of the LOI (as defined below) and Business Combination Agreement and other ancillary agreements with Terra Innovatum, but it does not purport to catalogue every conversation among representatives of GSR III, Terra Innovatum and their respective advisors.

On November 14, 2024, representatives of PAC, which at the time were informally working with Terra Innovatum and would subsequently enter into a formal agreement to serve as Terra Innovatum’s financial advisor, reached out to GSR III to speak about various SPAC merger candidates, including Terra Innovatum. GSR III learned that Terra Innovatum was looking for a de-SPAC transaction to gain access to public markets to diversify its funding sources and to use Terra Innovatum’s stock as an acquisition currency for potential opportunistic acquisitions in the future. Terra Innovatum opted to pursue de-SPAC transaction in lieu of a traditional initial public offering given the prevalence of de-SPAC transactions in the nuclear reactor sector.

On November 21, 2024, GSR III held an introductory meeting over Zoom with Terra Innovatum and PAC. During the meeting, representatives of Terra Innovatum presented on Terra Innovatum’s history, management team and business opportunities. In the evening, following the Zoom meeting, a representative of GSR III met in person with a subset of the Terra Innovatum team in New York. Subsequent to the meetings, GSR III sent an executed non-disclosure agreement to Terra Innovatum.

On November 23, 2024, GSR III and Terra Innovatum agreed to a follow-up meeting on November 27, 2024, where Terra Innovatum would continue its discussion of the Terra Innovatum business and Terra Innovatum’s positioning in the market relative to competitors, while GSR III would present to Terra Innovatum what a SPAC transaction would entail from a process, timeline and capitalization perspective.

On November 24, 2024, representatives of Terra Innovatum requested to representatives of GSR III that, during the upcoming call, GSR III include a discussion of potential valuation, funding scenarios and governance. Representatives of Terra Innovatum also requested that representatives of GSR III consider a valuation of $1.1 billion.

On November 26, 2024, Terra Innovatum provided GSR III access to information in a data room.

On November 27, 2024, GSR III, Terra Innovatum and PAC held a follow-up meeting over Zoom to continue discussing Terra Innovatum’s business, as well as GSR III presenting to Terra Innovatum what a SPAC transaction would entail. GSR III indicated it would need to perform a valuation analysis that was primarily based on a comparison to the three existing public SMR companies, and that GSR III would also require a fairness opinion from an independent third-party valuation firm before entering into a formal transaction with Terra Innovatum.

On November 29, 2024, Terra Innovatum sent the counter-signed NDA to GSR III, as well as a list of questions that Terra Innovatum asked GSR III, including clarification on fees and expenses, as well as the impact of various potential fundraising strategies.

On December 2, 2024, GSR III held a call with PAC to discuss various due diligence topics and expected process. On the same day, GSR III also held a follow-up call with Terra Innovatum to continue discussing Terra Innovatum’s business, technology and key differentiators vs other SMR companies

On December 3, 2024, GSR III held a call with PAC to discuss various due diligence topics and expected process.

On December 6, 2024, GSR III held a follow-up call with PAC to continue diligence discussions.

On December 10, 2024 and December 11, 2024, GSR III and Terra Innovatum held two detailed calls on the competitive landscape of SMR companies and how Terra Innovatum compared to various SMR companies, including reactor sizes, reactor power outputs, types of coolant used, type of fuel used, expected commercialization date, funding raised to date, number of employees, disclosed safety and safeguard measures, management experience, method of assembly and numerous other factors.

On December 12, 2024, GSR III and PAC held a call to preview GSR III’s thoughts on Terra Innovatum’s valuation. GSR III proposed a valuation comprised of 45 million shares to Terra Innovatum at closing and an additional 75 million shares that would be issued at various stock prices and/or milestones, which balanced several advantages that Terra Innovatum had relative to the existing public SMR companies that would support a premium valuation for Terra Innovatum, including but not limited to Terra Innovatum’s expected commercialization date and ability to utilize LEU fuel, while also recognizing the latest and average trading values as of that time of the three public SMR companies. GSR III arrived at Terra Innovatum’s upfront valuation of $450 million (or 45 million shares) and an additional 75 million shares by having the upfront consideration be proximate to where Nano Nuclear Energy Inc.’s median, historical market cap was at the time, while at the same time recognizing, through the use of the additional shares, the significant upside potential for the company relative to where Nuscale Power Corporation and Oklo Inc’s median, historical market caps were at the time.

SMR Companies	Ticker	Initial Trading Date	End Date	Median Market Cap ($M)
Nuscale Power Corporation	SMR	5/2/2022	12/10/2024	$2,103
Oklo Inc	OKLO	5/10/2024	12/10/2024	$1,101
Nano Nuclear Energy Inc.	NNE	5/7/2024	12/10/2024	$442

On December 16, 2024, PAC called GSR III to convey preliminary feedback from Terra Innovatum on GSR III’s valuation preview, namely that Terra Innovatum could likely accept a valuation comprised of 47.5 million shares to Terra Innovatum at closing and an additional 80mm shares at specific milestones, as well as the deferral of some of GSR III’s founder economics.

Also on December 16, 2024, GSR III held a Board meeting to discuss Terra Innovatum as a potential target and to receive approval for the entry into a non-binding letter of intent (the “LOI”) with Terra Innovatum, which the Board unanimously approved.

Between December 17, 2025 to December 23, 2024, GSR III shared various drafts of the LOI with PAC, which included 47.5 million shares to Terra Innovatum at closing, 75 million shares at specific milestones and a deferral of 10% of sponsor’s founder shares, and held several calls to discuss and agree to various other terms within the LOI, including the specific operating milestones that would trigger the issuance of additional shares.

On December 18, 2024, GSR III retained Allison Macfarlane, former head of the NRC under the presidential administration of Barack Obama, as a consultant. Ms. Macfarlane was retained to conduct technical review of Terra Innovatum’s nuclear technology, and she was not involved to negotiate the LOI and other transaction terms with Terra Innovatum and PAC. For Ms. Macfarlane’s service GSR III agreed to pay a $25,000 consultation fee. The payment was not contingent on her ultimate assessment of Terra Innovatum’s technology.

On December 24, 2024, GSR III and Terra Innovatum executed the LOI, which included a 60-day exclusivity clause that would go into effect upon GSR III retaining legal counsel for the business combination, as well as GSR III independently confirming with Terra Innovatum’s accountants and auditors a defined timeline for the completion of financials and the auditing of those financials.

Between January 9 and February 26, 2025, representatives from GSR III, Terra Innovatum and PAC arranged and hosted virtual meetings with several investment banks and research analysts to discuss trends in SMR sector and potential investors.

Between February 10, 2025 and February 13, 2025, representatives of GSR III met with Terra Innovatum in Italy for a site visit of Terra Innovatum’s facilities, as well as meetings with two of Terra Innovatum’s potential supply chain partners.

On February 13, 2025, all of the conditions were met for exclusivity in the LOI, which started a 60-day exclusivity period.

On February 17, 2025, GSR III, Terra Innovatum, PAC and their advisors began conducting bi-weekly calls to discuss the transaction.

On February 17, 2025, and continuing for several weeks thereafter, the respective parties of GSR III, Terra Innovatum, and PAC arranged and hosted virtual meetings with prospective investors. Between February 17, 2025 and the date of the Business Combination Agreement, GSR III scheduled meetings with eight potential investors. Representatives of Terra Innovatum attended meetings with five of those investors.

Between February 25, 2025 and the signing date of Business Combination Agreement on April 21, 2025, representatives from GSR III, Terra Innovatum and PAC held drafting sessions for the investor presentation, which was filed as a part of Form 8-K on April 22, 2025.

Between March 5, 2025 and March 17, 2025, representatives of GSR III, Terra Innovatum, and PAC had virtual meetings with several potential site owners for Terra Innovatum’s test reactor.

On March 7, 2025, Latham & Watkins LLP (“Latham”) shared an initial draft of the Business Combination Agreement with Loeb & Loeb LLP (“Loeb”) to review with Terra Innovatum.

On March 13, 2025, GSR III and EntrepreneurShares LLC (“ERShares”) signed an engagement letter for ERShares to deliver a fairness opinion for the transaction.

Between March 20, 2025 and March 31, 2025, representatives of GSR III, Terra Innovatum, PAC, Latham, Loeb, Chiomenti Studio Legale (“Chiomenti”), and Loyens & Loeff N.V. (“Loyens”) had multiple virtual meetings to finalize the transaction structure.

On March 26, 2025, representatives of GSR III, Terra Innovatum, PAC, and ERShares had a virtual management presentation as a part of due diligence for ERShare to prepare fairness opinion.

On March 28, 2025, Loeb shared comments to the Business Combination Agreement with Latham, which, among other things, included certain changes to (i) the structure of the transaction and (ii) the representations and warranties.

On April 4, 2025, Latham shared comments to the Business Combination Agreement with Loeb, which, among other things, included certain changes to (i) the merger mechanics, (ii) the structure of the transaction, (iii) the representations and warranties, (iv) tax matters provisions, (v) the interim operating covenants, (vi) the closing deliverables, and (vii) Dutch and Cayman Islands legal matters.

On April 7, 2025 and April 8, 2025, representatives from GSR III, Terra Innovatum, and PAC had virtual meetings with several service providers to discuss potential engagement as an investor relations and public relations advisor.

On April 8, 2025, GSR III board of directors held a virtual meeting in which representatives of GSR III, Latham and ERShare were also in attendance by invitation of the GSR III board of directors. At the GSR III board meeting, the GSR III management team presented the detailed transaction structure and findings from due diligence. Also, representatives of ERShare reviewed with the GSR III board of directors its financial analysis of the merger consideration to be paid by GSR III in the transaction and delivered to the GSR III board of directors its opinion to the effect that, as of such date and based upon and subject to the qualifications, limitations and assumptions stated in its opinion, the merger consideration to be paid by GSR III in the transaction pursuant to the Business Combination Agreement was fair, from a financial point of view, to GSR III and the unaffiliated stockholders. Thereafter, representatives of Latham reviewed with the GSR III board of directors the structure and terms of the business combination, including the Business Combination Agreement and other definitive agreements. The GSR III board of directors concluded that the potential business combination with Terra Innovatum was the best potential business combination for GSR III based on its evaluation of GSR III and other potential acquisition targets. After discussion and upon a motion duly made and seconded, the GSR III board of directors unanimously authorized management to finalize the terms of the Business Combination Agreement and each of the Sponsor Support Agreement and Registration Rights Agreement.

On April 8, 2025, Loeb shared comments to the Business Combination Agreement with Latham, which, among other things, included certain changes and/or revisions to (i) the merger mechanics, (ii) the structure of the transaction, (iii) the Change of Control Offer Price, (iv) the representations and warranties, (v) to tax matters provisions, and (vi) to Italian legal matters.

On April 9, 2025, representatives of GSR III, Terra Innovatum, PAC, Latham, and Loeb had a virtual due diligence session to discuss corporate/litigation, intellectual property, employee benefits and labor, regulatory matters, real estate, and tax, among others.

On April 9, 2025, Latham shared initial drafts of the Sponsor Support Agreement and the Registration Rights Agreement with Loeb.

On April 9, 2025, representatives of GSR III, Terra Innovatum, Latham, and Loeb meant to discuss diligence matters relating to Terra Innovatum.

On April 10, 2025, representatives of GSR III and Latham had a virtual call to discuss remaining topics in Business Combination Agreements and other Related Agreements.

On April 10, 2025, Latham shared a revised draft of the Business Combination Agreement as well as incremental drafts of the Sponsor Support Agreement and Registration Rights Agreement. Among other things, the primary changes to the Business Combination Agreement included certain changes to the representations and warranties, pre-closing covenants of the parties, and the closing conditions regarding the Governing Documents of PubCo.

On April 11, 2025, Loeb shared a revised draft of the Sponsor Support Agreement, which, among other things, included certain changes relating to the Change of Control Offer Price and the lock-up provisions related to the Sponsor.

Between April 11, 2025 and April 15, 2025, representatives of GSR III, Terra Innovatum, PAC, Latham, Loeb, Chiomenti, Loyens, and Corporate Financial Group, Inc. (“CFGI”) had several virtual meetings to finalize the structure of an additional shares to be vested to the existing Terra Innovatum shareholders

On April 11, 2025, Terra Innovatum and Alliance Advisors (“Alliance”) signed an engagement letter on investor relations and public relations agreement.

On April 14, 2025, representatives of GSR III, Terra Innovatum, PAC and Alliance had a virtual kick-off meeting to strategize PR efforts post the transaction announcement.

On April 14, 2025, Loeb shared comments to the Registration Rights Agreement with Latham, which, among other things, removed provisions related to “block trades”.

On April 16, 2025, Loeb shared comments to the Business Combination Agreement with Latham, which, among other things, included certain changes to the structure of the transactions, the parties pre-closing covenants, and Italian law considerations.

On April 18, 2025, Latham shared revised drafts of the Business Combination Agreement, Sponsor Support Agreement and the Registration Rights Agreement with Loeb. Among other things, the primary changes to the Business Combination Agreement included revisions to the structure of the transactions and related closing conditions.

On April 19, 2025, Loeb shared revised drafts of the Business Combination Agreement and Sponsor Support Agreement with Latham. Among other things, the primary changes to the Business Combination Agreement included (i) certain changes relating to certain pre-closing covenants of Terra Innovatum and (ii) certain changes relating to the conditions to closing.

On April 21, 2025, Loeb shared a revised draft of the Business Combination Agreement.

On April 21, 2025, the GSR III board of directors approved the Business Combination Agreement, Sponsor Support Agreement and Registration Rights Agreement, and the parties executed the Business Combination Agreement and the Sponsor Support Agreement.

On April 28, 2025, GSR III signed an engagement letter to appoint The Benchmark Company LLC to serve as a non-exclusive placement agent for a private placement of securities.

Following the execution of the Business Combination Agreement, on April 22, 2025 and before the stock market opened in the United States, GSR III and Terra Innovatum issued a joint press release announcing the execution of the Business Combination Agreement. Shortly thereafter, GSR III filed with the SEC a Current Report on Form 8-K announcing the execution of the Business Combination Agreement.

GSR III Board’s Reasons for Approval of the Business Combination

In evaluating the transaction with Terra Innovatum, the GSR III Board consulted with its management, advisors and legal counsel as well as financial and other consultants, and considered and evaluated several factors. In particular, the GSR III Board considered the following positive factors, although not weighted or in any order of significance, in deciding to approve the Business Combination Proposal:

•        Growth Prospects.    Terra Innovatum operates in the energy industry, which the GSR III Board believes is an attractive industry with strong growth prospects.

•        Transaction Proceeds.    Depending on the extent of redemptions by GSR III’s public shareholders and on the final amount of the expenses incurred in connection with the Business Combination, the Business Combination is expected to provide up to approximately $230 million of gross proceeds to Terra Innovatum.

•        Due Diligence.    The GSR III Board reviewed and discussed in detail the results of the due diligence examination of Terra Innovatum conducted by GSR III’s management team and GSR III’s financial, legal and regulatory advisors, including virtual meetings with the management team and advisors of Terra Innovatum regarding Terra Innovatum’s business and business plan, operations and prospects (please refer to the section titled “Certain Unaudited Terra Innovatum Prospective Financial Information”), valuation analyses (please refer to the section titled “— Opinion of GSR III’s Financial Advisor”), review of material contracts (including Terra Innovatum’s strategic alliances) and other material matters, as well general financial, technical, legal, regulatory and accounting due diligence.

•        Financial Condition.    The GSR III Board reviewed factors such as Terra Innovatum’s historical financial results, outlook and business and financial plans.

In reviewing these factors, the GSR III Board believed that Terra Innovatum was well-positioned in its industry for potential strong future growth and therefore was likely to be positively viewed by public investors.

•        Fairness Opinion.    The opinion of ERShares, dated April 7, 2025, to the GSR III Board to the effect that, as of that date and subject to the assumptions, qualifications and limiting conditions therein, the Transaction Consideration to be received by the holders of the GSR III Class A Ordinary Shares in the Business Combination is fair to such holders from a financial point of view, as more fully described below in the section titled “ — Opinion of GSR III’s Financial Advisor.”

•        Reasonableness of Consideration.    Following a review of the financial data provided to GSR III and the due diligence of Terra Innovatum’s business conducted by GSR III’s management and GSR III’s advisors, and taking into account the opinion received from ERShares, the GSR III Board determined that the aggregate consideration to be paid in the Business Combination was reasonable.

•        Post-Closing Economic Interest in Terra Innovatum.    If the Business Combination is consummated, GSR III shareholders (other than GSR III shareholders that sought redemption of their GSR III Class A Ordinary Shares) would have a meaningful economic interest in Terra Innovatum and as a result would have a continuing opportunity to benefit from the success of Terra Innovatum upon the Closing.

•        Management Team.     The GSR III Board believes that Terra Innovatum has a strong management team and that the senior management of Terra Innovatum, led by Mr. Petruzzi, intend to remain with Terra Innovatum in the capacity of officers or directors, which is expected to provide important continuity in advancing Terra Innovatum’s strategic and growth goals.

•        Lock-Up.    The fact that the Governing Documents of PubCo will restrict transfer, assignment and sale of the Lock-Up Shares held by Terra Innovatum and, subject to certain exceptions, the Terra Lock-Up Shares will be released from such restrictions as follows: provided that, (i) 25% of the Terra Lock-Up Shares shall be released upon the earlier of the PubCo Trading Price being greater than $12.00 or PubCo issuing its first quarterly earnings release that occurs at least 120 days after the Closing, (ii) an additional 25% of the Terra Lock-Up Shares shall be released upon the earlier of the PubCo Trading Price being greater than $14.00 or PubCo issuing its second quarterly earnings release that occurs at least 120 days after the Closing, (iii) a further 25% of the Terra Lock-Up Shares shall be released upon the earlier of the PubCo Trading Price being greater than $16.00 or PubCo issuing its third quarterly earnings release that occurs at least 120 days after the Closing and (iv) all the remaining Terra Lock-Up Shares shall be released upon the earlier of the PubCo Trading Price being greater than $18.00 or PubCo issuing its fourth quarterly earnings release that occurs at least 120 days after the Closing.

•        Post-Business Combination Corporate Governance.    The fact that the Sponsor will have certain post-closing corporate governance rights in Terra Innovatum, including the right to nominate two directors to the PubCo board of directors, as further described in “Description of PubCo Securities — Board of Directors — Nomination and Appointment.”

•        Negotiated Transaction.    The financial and other terms of the Business Combination Agreement and the fact that such terms and conditions were the product of arm’s length negotiations between GSR III and Terra Innovatum.

The GSR III Board also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination, including, but not limited to, the following:

•        Macroeconomic Risks.    The risk that the future financial performance of PubCo may not meet the GSR III Board’s expectations due to factors in PubCo’s control or out of its control.

•        Redemption Risk.    The potential that a significant number of GSR III’s shareholders elect to redeem their shares prior to the consummation of the Business Combination and pursuant to the GSR III amended and restated memorandum and articles of association.

•        Execution Risk.    The potential risks and costs to GSR III if the Business Combination is not completed.

•        Exclusivity.    The fact that the Business Combination Agreement includes an exclusivity provision that prohibits GSR III from soliciting other business combination proposals, as further discussed in “The Business Combination Agreement and Ancillary Documents — Covenants of the Parties — Covenants of GSR III.”

•        Stockholder Vote.    The risk that GSR III’s shareholders may fail to provide the votes necessary to approve and effect the Business Combination.

•        Closing Conditions.    The completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within GSR III’s control.

•        Listing Risks.    The challenges associated with preparing Terra Innovatum, a privately held entity, for the applicable disclosure, controls and listing requirements to which Terra Innovatum will be subject as a publicly traded company on Nasdaq.

•        Litigation.    The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination;

•        Fees and Expenses.    The expected fees and expenses associated with the Business Combination, some of which would be payable regardless of whether the Business Combination is ultimately consummated.

•        GSR III Shareholders Receiving a Minority Position in Terra Innovatum.    The fact that current GSR III shareholders will hold a minority interest in Terra Innovatum, which will limit or preclude the ability of GSR III’s current shareholders to influence corporate matters, including any future potential change in control or other material transaction.

•        Other Risks.    Various other risks associated with the Business Combination, the business of GSR III and the business of Terra Innovatum described under the section entitled “Risk Factors.”

In addition to considering the factors described above, the GSR III Board also considered that the GSR III Initial Shareholders, including GSR III’s directors and executive officers have interests in the Business Combination as individuals that are in addition to, and that may be different from, the interests of GSR III’s shareholders (see “The Business Combination — Interests of Certain Persons in the Business Combination” below). GSR III’s independent directors reviewed and considered these interests during the negotiation of the Business Combination and in evaluating and approving, as members of the GSR III Board, the Business Combination Agreement and the transactions contemplated therein, including the Business Combination.

The GSR III Board concluded that the potential benefits that it expected GSR III and its shareholders to achieve as a result of the Business Combination outweighed the potentially negative factors associated with the Business Combination. Accordingly, the GSR III Board determined that the Business Combination Agreement and the Business Combination (including the Merger), were advisable, fair to, and in the best interests of, GSR III and its shareholders. To GSR III’s knowledge, no conflicts under the corporate opportunities doctrine impacted the search process or the selection of the acquisition target, or will materially affect GSR III’s ability to complete a Business Combination.

The majority of the directors of GSR III have not retained an unaffiliated representative to act solely on behalf of unaffiliated security holders for purposes of negotiating the terms of Business Combination Agreement and/or preparing a report concerning the approval of the de-SPAC transaction.

This explanation of the GSR III Board’s reasons for approval of the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements.”

Terra Innovatum’s Reasons for the Business Combination

Over the past 6 – 12 months, Terra Innovatum carefully evaluated the rapidly shifting landscape of the global energy and capital markets. The parties determined that a business combination through a de-SPAC transaction represented the most efficient and strategically aligned path to achieve Terra Innovatum’s commercialization goals and long-term mission. The decision to pursue this route was influenced by several converging macroeconomic, geopolitical, and technological trends. Global conflicts and geopolitical instability have caused significant disruptions to traditional energy supplies, driving energy prices higher and triggering an urgent global search for clean, scalable alternatives. At the same time, the exponential growth in data processing, driven in part by artificial intelligence, has drastically increased global energy demand, with the U.S. Energy Information Administration forecasting a 50% rise by 2050. Large tech companies like Amazon and Google have begun allocating capital into nuclear solutions such as small and micro-modular reactors (SMRs/MMRs), signaling a clear market shift toward nuclear as a viable long-term energy solution.

In parallel, capital markets have responded with a resurgence of nuclear-related investments. In early 2025, assets held in nuclear ETFs surpassed those in all other energy categories combined. Prominent investors, including Bill Gates, have announced their intention to publicly commit billions to nuclear innovation, and SPAC activity in the sector has intensified — with investments between public and private sector over $1 billion allocated to nuclear-focused transactions in the past year alone. SPACs have re-emerged as a suitable vehicle for advanced energy companies like Terra Innovatum seeking both capital and strategic visibility to scale and commercialize breakthrough technologies.

While Terra Innovatum did consider a public listing through a traditional IPO, it determined that the SPAC route offered a more compelling and strategic path forward. Most notably, the de-SPAC process allows for an expedited timeline to public listing, increased transaction certainty amid evolving capital markets, and stronger market positioning — leveraging Terra Innovatum’s advanced nuclear technology and its potential to emerge as a leader in the next generation of clean energy solutions in respect to other peers. Importantly, this approach mirrors the successful public listings of other advanced nuclear companies such as NuScale, Oklo, and X-Energy, all of which have completed de-SPAC transactions resulting in multi-billion-dollar valuations and heightened investor interest in the sector.

The opportunity to partner with GSR III was another key driver. GSR III brings a highly experienced team with deep capital markets and SPAC expertise, having advised on 23 business combinations as advisors, and completed 2 business combinations as principals for GSR II Acquisition Corp. and Graf Acquisition Corp. IV, since 2020. This partnership offers Terra Innovatum not only capital access but also strategic advisory support as it transitions into its next phase of growth. The structure — anchored by a $475 million equity valuation and a shareholder-friendly framework — was intentionally designed to promote long-term investor alignment and maximize value creation.

Terra’s technology readiness was a key factor in the decision to pursue a SPAC transaction. Since its founding in 2018 and initial funding in 2021, Terra Innovatum has achieved meaningful progress toward commercialization, positioning itself ahead of many competitors still in early-stage R&D. Terra Innovatum’s reactor platform has been purposefully designed with specifications that materially de-risk both its business model and regulatory pathway. These include the use of already licensed fuel (LEU), reliance on commercially available off-the-shelf components, and a fully modular architecture with no requirement for an emergency planning zone. Together, these features significantly reduce technical and supply chain risks, while also enabling streamlined regulatory approvals and scalable, factory-based production and deployment — propelled by the capital brought in part by the public listing.

As a result, Terra Innovatum is uniquely positioned to accelerate its go-to-market strategy and manufacturing readiness in a sector where long development timelines are the norm. The timing of the transaction aligns with Terra Innovatum’s technology readiness, operational maturity, favorable industry framework, political frameworks, capital markets, and the intensifying global demand for zero-carbon, reliable, and secure energy solutions. Becoming a publicly listed company through a de-SPAC not only will likely provide the necessary capital to scale operations but also unlocks visibility in the U.S. capital markets, enhances brand credibility, and strengthens Terra Innovatum’s ability to attract strategic partners, institutional investors, and future customers — all in service of achieving its goal of commercial deployment by 2028.

Benefits and Detriments of the Business Combination

Stakeholder	Benefits	Detriments
GSR III	Failure to complete a business combination would result in GSR III and the Trust Account being liquidated. The Business Combination would create value for GSR III and its shareholders.

GSR III could potentially have found a target that may have a more optimal risk/return profile than Terra Innovatum. In this case, GSR III, its shareholders and affiliates would stand to benefit more than in the Business Combination with Terra Innovatum.

Sponsor and Other Initial Shareholders

Failure to complete a business combination would result in GSR III and the Trust Account being liquidated, and the Sponsor’s investment in shares of GSR III Ordinary Shares and GSR III Private Placement Units would be worthless. The Business Combination would create value for the Sponsor and its affiliates.

GSR III could potentially have found a target that may have a more optimal risk/return profile than Terra Innovatum. In this case, GSR III, its shareholders (including the Sponsor) and affiliates would stand to benefit more than in the Business Combination with Terra Innovatum.

Stakeholder	Benefits	Detriments
Unaffiliated Shareholders of GSR III

Failure to complete a business combination would result in GSR III and the Trust Account being liquidated, in which case GSR III public shareholders would receive their pro rata portion of the Trust Account. If the market was to recognize the valuation and potential of the PubCo, the stock price may increase from the Trust Account amount per share of approximately $10.27 as of June 30, 2025.

For non-redeeming GSR III public shareholders, there is a risk that the market will not support the valuation of the PubCo either as a result of a general market downturn or risks specific to the PubCo. In this case, the stock price may be reasonably expected to trade below the Trust Account amount per share of approximately $10.37 as of August 25, 2025. If this scenario were to materialize, the GSR III public shareholders would have been better off redeeming their GSR III Public Shares than holding their GSR III Public Shares following the Closing.

Terra Innovatum

The Business Combination represents the opportunity for Terra Innovatum to become a publicly traded company while maintaining Terra Innovatum’s mission. Becoming a publicly traded company as a result of the Business Combination would provide the PubCo with enhanced access to capital to facilitate its growth, as well as greater liquidity to Terra Innovatum’s shareholders. Becoming a public company could increase Terra Innovatum’s profile and visibility. SPAC sponsors are expected to bring access to networks which could help accelerating the company’s growth. The Business Combination is conditioned on the receipt of approval for listing on Nasdaq of the shares of PubCo Ordinary Shares to be issued in connection with the Business Combination.

The potential detriments to Terra Innovatum and its affiliates are the increased costs and difficulty of operating as a public company and the dilution of their ownership stake in Terra Innovatum as a result of the Business Combination.

Interests of Certain Persons in the Business Combination

When you consider the recommendation of the GSR III Board to vote in favor of the Business Combination Proposal and Merger Proposal, GSR III shareholders should keep in mind that the GSR III Initial Shareholders, including GSR III’s directors and executive officers, have interests in such proposals that are different from, or in addition to, those of the other GSR III shareholders generally. GSR III shareholders should take these interests into account in deciding whether to approve the Business Combination Proposal and Merger Proposal.

These interests include, among other things, the interests listed below:

•        the fact that the Sponsor and GSR III’s directors have agreed not to redeem any Founder Shares held by them in connection with a shareholder vote to approve a proposed initial business combination, including the Business Combination;

•        the fact that the Sponsor paid an aggregate of $25,000 for the 5,750,000 Founder Shares currently owned by the Sponsor and the Other Class B Shareholders and such securities will have a significantly higher value upon the consummation of the Business Combination; and

•        the fact that the Sponsor purchased 422,500 GSR III Private Placement Units for $4,225,000. Each Private Placement Unit entitles the holder thereof to one Class A ordinary share and one-seventh of one right to receive one Class A ordinary share upon the consummation of the business combination;

Sponsor Group Ownership of GSR III Prior to Closing

	Securities held by Sponsor Group	Sponsor Cost at GSR III’s initial public offering ($)
GSR III Class A Ordinary Shares	—	—
Private Placement Units	422,500	$4,225,000
Founder Shares	5,750,000	$25,000
Total		$4,250,000

Sponsor Group Ownership of PubCo Upon the Closing

	Securities held by Sponsor Group Prior to Closing	Value per Security ($)		Total Value ($)
PubCo Ordinary Shares Issued to Holders of Founder Shares	6,232,857		$10.49	$65,382,669.93
Total	6,232,857	$		$65,382,669.93

The GSR III Initial Shareholders have, pursuant to the Sponsor Support Agreement, agreed to, among other things, vote all of their GSR III Class A Ordinary Shares in favor of the proposals being presented at the General Meeting and waive their redemption rights with respect to such GSR III Class A Ordinary Shares in connection with the consummation of the Business Combination. Such GSR III Class A Ordinary Shares will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of this proxy statement/prospectus, GSR III’s initial shareholders own approximately 20% of the issued and outstanding GSR III Class A Ordinary Shares. See the section entitled “The Business Combination Agreement and Ancillary Documents — Sponsor Support Agreement” for more information related to the Sponsor Support Agreement.

At any time at or prior to the Business Combination, during a period when they are not then aware of any material nonpublic information regarding GSR III or its securities and subject to applicable securities laws, the GSR III Initial Shareholders, Terra Innovatum and/or their respective directors, officers, advisors or Affiliates may purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares or vote their public shares in favor of the Condition Precedent Proposals. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record or beneficial holder of GSR III Class A Ordinary Shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the GSR III Initial Shareholders, Terra Innovatum and/or their respective directors, officers, advisors or Affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that (i) the Business Combination Proposal and Adjournment Proposal are approved by the affirmative vote of at least a majority of the votes cast by the holders of the issued GSR III Class A Ordinary Shares present in person or represented by proxy at the General Meeting and entitled to vote on such matter, (ii) the Merger Proposal is approved by the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued GSR III Class A Ordinary Shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter, (iii) otherwise limit the number of public shares electing to redeem and (iv) GSR III’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) be at least $5,000,001 after giving effect to the Conversion, the Merger and Terra Pre-Closing Restructuring.

Entering into any such arrangements may have a depressive effect on the price of the GSR III Class A Ordinary Shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he, she or it owns, either at or prior to the Business Combination.

If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the General Meeting and would likely increase the chances that such proposals would be approved. GSR III will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be tabled at the General Meeting or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

In addition, certain persons who are expected to be PubCo Directors after the completion of the Business Combination may have interests in the Business Combination that are different from, or in addition to, the interests of the GSR III shareholders. These interests include the following:

•        the fact that the current executive officers of Terra Innovatum will become directors of PubCo and will enter into employment agreements at Closing with one of the Terra Entities;

•        the fact that the directors are also significant shareholders of Terra Innovatum and therefore, stand to benefit from the increased valuation following consummation of the Business Combination;

•        The fact that the directors will still continue to control the company post-Business Combination which may allow them to make decisions that benefit their personal interests, which may not always align with those of unaffiliated shareholders;

Redemption Rights

Pursuant to GSR III’s amended and restated memorandum and articles of association, holders of GSR III Class A Ordinary Shares may elect to have their shares redeemed for cash at the applicable redemption price per share calculated in accordance with GSR III’s amended and restated memorandum and articles of association. As of December 31, 2024, this would have amounted to approximately $10.17 per share. If a holder of GSR III Class A Ordinary Shares exercises his, her or its redemption rights, then such holder will be exchanging his, her or its GSR III Class A Ordinary Shares for cash and will not own shares of PubCo upon the Closing. Such a holder will be entitled to receive cash for his, her or its public shares only if he, she or it properly demands redemption and delivers his, her or its shares (either physically or electronically) to the Transfer Agent in accordance with the procedures described herein. Notwithstanding the foregoing, a holder of the public shares, together with any affiliate of his, her or it or any other person with whom he, she or it is acting in concert or as a “group” (as defined in Section 13 of the Exchange Act) will be restricted from seeking redemption rights with respect to more than 15% of the GSR III Class A Ordinary Shares included in the GSR III Public Units sold in the GSR III IPO. Accordingly, all public shares in excess of the 15% threshold beneficially owned by a public shareholder or group will not be redeemed for cash.

GSR III has no specified maximum redemption threshold under its amended and restated memorandum and articles of association, other than the aforementioned 15% threshold. Each redemption of GSR III Class A Ordinary Shares by GSR III public shareholders will reduce the amount in the Trust Account, which held marketable securities with a fair value of approximately $236 million as of June 30, 2025. The Business Combination Agreement provides that Terra Innovatum’s obligation to consummate the Business Combination is conditioned on the amount of cash in the Trust Account (net of the Cash Redemption Amount) being equal to or greater than $25,000,000. The conditions to closing in the Business Combination Agreement are for the sole benefit of the parties thereto and may be waived by such parties. If, as a result of redemptions of GSR III Class A Ordinary Shares by GSR III’s public shareholders, the GSR III Available Cash Condition is not met or is not waived, then Terra Innovatum may elect not to consummate the Business Combination. In addition, in no event will GSR III redeem its GSR III Class A Ordinary Shares in an amount that would cause its net tangible assets to be less than $5,000,001, as provided in the GSR III amended and restated memorandum and articles of association and as required as a closing condition to each party’s obligation to consummate the Business Combination under the terms of the Business Combination Agreement. GSR III shareholders who wish to redeem their public shares for cash must refer to and follow the procedures set forth in the section entitled “General Meeting of GSR III Shareholders — Redemption Rights” in order to properly redeem their public shares.

Sources and Uses of Funds for the Business Combination

The following tables summarize the sources and uses for funding the Business Combination assuming a Closing Date of September 30, 2025, (i) in the No Redemption Scenario (ii) 50% Redemption Scenario, and (iii) in the Maximum Redemption Scenario. The 50% Redemption Scenario and Maximum Redemption Scenario are based on an assumed redemption price of $10.38 per share based on an aggregate amount of funds held in the Trust Account of approximately $238.7 million on the estimated Closing Date. The actual per share redemption price will be equal to the pro rata portion of the Trust Account calculated as of two business days prior to the consummation of the Business Combination.

	Sources
(in millions)	Assuming No Redemptions Into Cash		Assuming 50% Redemptions Into Cash		Assuming Maximum Redemptions Into Cash
Terra Innovatum Global Quotaholders(1)	$475.0		$475.0		$475.0
Funds held in Trust Account	238.7	(2)	119.4	(3)	35.2	(4)
Total Sources	$713.7		$594.4		$510.2

____________

(1)      This amount is the aggregate value of PubCo Ordinary Shares issued to legacy Terra Innovatum Global Quotaholders pursuant to the Business Combination Agreement. The value represents the number of PubCo Ordinary Shares issued to Terra Innovatum Global Quotaholders in the amount of 47,500,000, at a per share value of $10.00.

(2)      Represents the amount of investments held in Trust Account as of the estimated Closing Date in the No Redemption Scenario.

(3)      Represents the amount of investments held in Trust Account, in the 50% Redemption Scenario, as of the estimated Closing Date, assuming that 11,500,000 shares of GSR III Class A Ordinary Shares subject to redemption are redeemed for cash at an assumed redemption price of $10.38 per share from the Trust Account. Refer to the section titled, “Unaudited Pro Forma Condensed Combined Financial Information” for additional details regarding the maximum possible redemptions that can occur.

(4)      Represents the amount of investments held in Trust Account, in the Maximum Redemption Scenario, as of the estimated Closing Date, assuming that 19,606,364 shares of GSR III Class A Ordinary Shares subject to redemption are redeemed for cash at an assumed redemption price of $10.38 per share from the Trust Account. Refer to the section titled, “Unaudited Pro Forma Condensed Combined Financial Information” for additional details regarding the maximum possible redemptions that can occur.

	Uses
(in millions)	Assuming No Redemptions Into Cash	Assuming 50% Redemptions Into Cash	Assuming Maximum Redemptions Into Cash
Terra Innovatum Global Quotaholders(1)	$475.0	$475.0	$475.0
Cash to balance sheet	219.7	100.4	16.2
Transaction costs(2)	19.0	19.0	19.0
Total Uses	$713.7	$594.4	$510.2

____________

(1)      This amount is the aggregate value of PubCo Ordinary Shares issued to legacy Terra Innovatum Global Quotaholders pursuant to the Business Combination Agreement. The value represents the number of PubCo Ordinary Shares issued to Terra Innovatum Global Quotaholders in the amount of 47,500,000, at a per share value of $10.00.

(2)     This amount includes the assumed payment on the Closing Date of the following transaction related costs, (i) payment of a deferred underwriting fee in the amount of $9.2 million, (ii) $7.1 million of advisory, legal and other professional fees incurred by Terra Innovatum, (iii) $2.1 million of advisory and other professional fees incurred by GSR III, (iv) a $300.0 thousand premium for a directors’ and officers’ tail insurance policy covering directors and officers coming from GSR III, and (v) a $300.0 thousand premium for a directors’ and officers’ insurance policy covering directors and officers coming from Terra Innovatum.

Accounting Treatment of the Business Combination

In connection with the Terra Pre-Closing Restructuring, each issued and outstanding quota of New TopCo will be converted into PubCo Ordinary Shares at the Common Conversion Ratio. Subsequent to the Terra Pre-Closing Restructuring, GSR III will merge into Terra MergerCo with GSR III surviving and becoming a wholly owned subsidiary of PubCo. As a result of the merger, GSR III’s issued and outstanding shares will be converted into PubCo Ordinary Shares on a one-for-one basis. PubCo’s acquisition of GSR III will be accounted for as a recapitalization by/via an asset acquisition in accordance with ASC 805-50, as GSR III does not meet the ASC 805 definition of a business.

The consideration transferred to the GSR III shareholders to effect the asset acquisition consists of PubCo Ordinary Shares and contingently issuable PubCo Ordinary Shares. As GSR III is comprised primarily of monetary assets (Cash and Investments held in Trust Account), the fair value of the aforementioned consideration transferred is deemed equivalent to GSR III’s net assets. As the consideration transferred is deemed equivalent to the net assets acquired, the net assets of GSR III will be stated at their carrying values, which are deemed to be stated at their respective fair values, and no goodwill (or gain or loss) will be recognized.

The conversion of New TopCo’s issued and outstanding quotas into PubCo Ordinary Shares, which will be effected in connection with the aforementioned asset acquisition (a recapitalization by/via asset acquisition), will be accounted for as a recapitalization in accordance with U.S. GAAP. GSR III will be treated as the “acquired” company for accounting purposes and PubCo will be treated as the legal and accounting acquirer.

PubCo, which is controlled by legacy Terra Innovatum Global Quotaholders, has been determined to be the accounting acquirer based on the following:

•        Under all redemption scenarios, legacy Terra Innovatum Global Quotaholders will have a majority of the voting interest in PubCo, with between 58.7% and 77.4% of the voting power held by legacy Terra Innovatum Global Quotaholders depending on the redemption scenario.

•        All of the senior management of PubCo will come from the senior management of Terra Innovatum.

•        Terra Innovatum will appoint a majority of the directors to the board of directors of PubCo.

•        The intended strategy of PubCo will be to continue to focus on Terra Innovatum’s core service offerings.

Appraisal Rights

The Cayman Islands Companies Act prescribes when shareholder appraisal rights are available and sets limitations on such rights. Where such rights are available, shareholders are entitled to receive fair value for their shares. However, regardless of whether such rights are or are not available, shareholders are still entitled to exercise the rights of redemption as set out herein, and the GSR III board of directors has determined that the redemption proceeds payable to shareholders who exercise such redemption rights represents the fair value of those shares. GSR III shareholders will have appraisal rights under the Cayman Islands Companies Act.

Section 238. (1) of the Cayman Islands Companies Act provides that a member of a constituent company incorporated thereunder shall be entitled to payment of the fair value of that person’s shares upon dissenting from a merger or consolidation.

Section 239. (1) of the Cayman Islands Companies Act provides that no rights under section 238 of the Cayman Islands Companies Act shall be available in respect of the shares of any class for which an open market exists on a recognised stock exchange or recognised interdealer quotation system at the expiry date of the period allowed for written notice of an election to dissent under section 238(5) of the Cayman Islands Companies Act, provided that such section shall not apply if the holders thereof are required by the terms of a plan of merger or consolidation pursuant to section 233 or 237 of the Cayman Islands Companies Act to accept for such shares anything except: (a) shares of a surviving or consolidated company, or depository receipts in respect thereof; (b) shares of any other company, or depository receipts in respect thereof, which shares or depository receipts at the effective date of the merger or consolidation, are either listed on a national securities exchange or designated as a national market system security on a recognised interdealer quotation system or held of record by more than two thousand holders; (c) cash in lieu of fractional shares or fractional depository receipts described in paragraphs (a) and (b); or (d) any combination of the shares, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in paragraphs (a), (b) and (c).

GSR III shareholders who are considering exercising dissenter’s rights are advised to consult appropriate legal counsel.

Certain Unaudited Terra Innovatum Prospective Financial Information

In connection with its consideration of the Business Combination, including the Transactions, Terra Innovatum provided its internally-derived unit economic calculations (the “Unit Economics”) related to a 1 MWe SOLO nuclear reactor to (i) GSR III for use as a component of its overall evaluation of Terra Innovatum, and (ii) to the Terra Innovatum’s advisors in connection with its evaluation of the Transactions. The Unit Economics are being included in this proxy statement/prospectus because the Unit Economics were provided to the GSR III board of directors for their evaluations of the Transactions.

The Unit Economics are included in this proxy statement/prospectus solely to provide GSR III’s shareholders and Terra Innovatum’s shareholders access to information made available in connection with the consideration by the GSR III board of directors of the Transactions. The Unit Economics should not be viewed as a projection or forecast of Terra Innovatum’s overall financial performance, as such analysis relates exclusively to a 1 MWe SOLO nuclear reactor and not to the entire Terra Innovatum business model. Furthermore, the Unit Economics do not take into account any circumstances or events occurring after the date on which such Unit Economics were prepared, which was April 8, 2025.

The Unit Economics were prepared in good faith by Terra Innovatum’s management team and are based on its management’s reasonable estimates and assumptions with respect to the expected performance of a 1 MWe SOLO nuclear reactor at the time the Unit Economics were prepared and speak only as of that time. As such, the Unit Economics do not reflect any updates since the time such Unit Economics were delivered to the GSR III board of directors.

The Unit Economics reflect numerous estimates and assumptions with respect to matters specific to Terra Innovatum’s business, the 1 MWe SOLO nuclear reactor, and general matters, including estimates and assumptions with respect to industry-wide business, economic, regulatory, market and financial conditions and other future events, all of which are difficult to predict and many of which are beyond Terra Innovatum’s and GSR III’s control. In particular, the cost estimates shown in the Unit Economics were based on Terra Innovatum’s April 2025 estimates. Moreover, the Unit Economics are not subject to any escalation or discounting. The time at which the assumptions underlying the Unit Economics will be realized, if at all, is highly uncertain. As a result, there can be no assurance that the Unit Economics will be realized.

Because the Unit Economics cover multiple years, such information by its nature becomes less predictive with each successive year. These Unit Economics are subjective in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. The Unit Economics have been prepared solely by Terra Innovatum, have not been reviewed or verified by independent third parties and do not reflect cost quotes from potential vendors. Information provided in the Unit Economics constitutes forward-looking statements that are inherently subject to significant uncertainties and contingencies, many of which are beyond Terra Innovatum’s and GSR III’s control. The various risks and uncertainties include those set forth in the section entitled “Risk Factors” beginning on page 23 of the proxy statement/prospectus.

The Unit Economics included in this proxy statement/prospectus have been prepared by, and are the responsibility of, Terra Innovatum’s management. Neither the independent registered public accounting firms of Terra Innovatum or GSR III, nor any other registered public accounting firms, have compiled, examined or performed any procedures with respect to the Unit Economics contained in the proxy statement/prospectus, nor have they expressed any opinion or any other form of assurance on such information or their accuracy or achievability, and the independent registered public accounting firms of Terra Innovatum and GSR III assume no responsibility for, and disclaim any involvement with, the Unit Economics. Further, to that end, the report of MaloneBailey, LLP included in the financial statements in this proxy statement/prospectus relates to the historical financial statements of Terra Innovatum. It does not extend to the Unit Economics and should not be read to do so.

Nonetheless, a summary of the Unit Economics is provided in this proxy statement/prospectus because the Unit Economics were made available to the GSR III board of directors. The inclusion of the Unit Economics in this proxy statement/prospectus should not be regarded as an indication that GSR III, the GSR III board of directors, Terra Innovatum, the Terra Innovatum board of directors, or their respective affiliates, advisors or other representatives considered, or now considers, such Unit Economics necessarily to be predictive of actual future results or to support or fail to support your decision whether to vote for or against the business combination proposal. For more information, see the risk factor in the section entitled “Risk Factors” beginning on page 23 of the proxy statement/prospectus. No person has made or makes any representation or warranty to any GSR III shareholder regarding the information included in the Unit Economics. The Unit Economics are not fact and are not necessarily indicative of future results. Readers of this proxy statement/prospectus are cautioned not to place undue reliance on this information.

The Unit Economics are not included in this proxy statement/prospectus in order to induce any GSR III shareholders to vote in favor of any of the proposals at the special meeting.

GSR III urges you to review the financial statements of Terra Innovatum included in this proxy statement/prospectus, as well as the financial information in the section of this proxy statement/prospectus entitled “Unaudited Pro Forma Condensed Combined Financial Information” and to not rely on any single financial measure.

Terra Innovatum uses certain financial measures in its Unit Economics that are not prepared in accordance with GAAP as supplemental measures to evaluate operational performance. While Terra Innovatum believes that non-GAAP financial measures provide useful supplemental information, there are limitations associated with the use of non-GAAP financial measures. Non-GAAP financial measures are not prepared in accordance with GAAP, are not reported by all of Terra Innovatum’s competitors and may not be directly comparable to similarly titled measures of Terra Innovatum’s competitors. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in accordance with GAAP. Financial measures included in the Unit Economics provided to a board of directors or financial advisor in connection with a business combination transaction are excluded from the definition of “non-GAAP financial measures” under the rules of the SEC, and therefore the Unit Economics are not subject to SEC rules regarding disclosures of non-GAAP financial measures, which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure. Accordingly, no reconciliation of the financial measures included in the Unit Economics was prepared, and therefore none have been provided in this proxy statement/prospectus. The definitions of the non-GAAP measures included in the Unit Economics may not align with those underlying the non-GAAP measures presented in “Terra Innovatum’s Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The key assumptions for the expected nth-of-a-kind (“NOAK”) unit economics of the 1 MWe SOLO nuclear reactor include:

•        Expected Life of SOLO.    Each SOLO will have a 45-year design life.

•        Sale of SOLO.    Each SOLO is expected to be sold to customers for an initial cost of $17.5 million.

•        Service Revenue.    Customers will be charged an annual maintenance fee of $100,000 for each SOLO.

•        Non-Fuel Costs.    The non-fuel costs for, including capital costs, balance of plant, contingency and transportation costs, are expected to be $8.0 million.

•        Fuel Costs:

•        Each SOLO will require an initial fuel load costing approximately $3.5 million.

•        Each SOLO will require a refueling load every 15 years over the 45-year plant design life, with each refueling load costing approximately $3.5 million, and non-fuel costs associated with the refueling costing $2.5 million.

•        Operating Costs:    For each SOLO, Terra Innovatum will incur annual maintenance expenses of $50,000.

•        Deployment Assumption:    These NOAK unit economics are assumed at the one-thousandth unit produced.

Forecast of SOLO 1 MWe Illustrative Unit Economics (First 15 years)(1)

($ are in millions)

$17.5
$1.5
$19.0
$3.5
$8.0
$0.8
$6.7
Sale of SOLO
Service Revenue
Total Revenue
Fuel Cost
Other SOLO Costs
Service Cost
Unit-Level Cashflow

____________

(1)      The unit economics of the 1 MWe SOLO nuclear reactor are presented as of April 2025, and future periods are not adjusted for inflation. The unit economics of the 1 MWe SOLO nuclear reactor provided herein are for illustrative purposes only. Actual operating costs and revenues of the 1 MWe SOLO nuclear reactor are subject to change based upon how Terra Innovatum’s business develops and such changes may be significant and differ materially from those estimates provided herein. The unit economics of the 1 MWe SOLO nuclear reactor assume all regulatory approvals have been obtained on expected timelines. The regulatory process, including necessary NRC approvals and licensing, is a lengthy, complex process and projected timelines could vary materially from the actual time necessary to obtain all the required approvals.

In addition to the Unit Economics depicted above, Terra Innovatum also provided to GSR III an illustrative schedule, which was the best estimate of a modest ramp-up of sales of Terra Innovatum’s standard 1 MWe SOLO nuclear reactors over a ten-year period. The illustrative schedule included target deployment estimates beginning in Year 0. In Year 1, the number of 1 MWe SOLO nuclear reactors expected to reach deployment is 4. In Year 2, the number expected to reach deployment is 10. In Year 3, the number expected to reach deployment is 50. In Year 4, the number expected to reach deployment is 150. In Year 5, the number expected to reach deployment is 1,000. In Year 6, the number expected to reach deployment is 4,800. In Year 7, the number expected to reach deployment is 10,000. The material assumptions underlying the estimated timeline for deployment are as follows:

Sales Projections

Basis of Projections: Production-Limited Growth

Our sales projections are fundamentally based on our production and operational ramp-up capabilities, rather than being constrained by market demand. Extensive market analysis, including primary discussions with potential customers and secondary research, indicates a total addressable market in excess of 1.5 million reactors worldwide. For example, in its 2024 report on the status of renewable energy, the International Energy Agency estimates that 5.5TW of new renewable energy production will be needed and installed by 2030, this corresponds to a total addressable market of 5.5M reactors. This substantial demand effectively means our growth trajectory in the foreseeable future will be dictated by our ability to manufacture, deliver, and commission our reactors.

Year 1: Initial Market Seeding

For the first year of operations, we project the sale and deployment of four reactors. This initial forecast is grounded in substantive discussions with potential early-adopter clients. While we have received significant interest from a broad range of customers, we also recognize a common reluctance to be the first to adopt a new technology. Therefore, our projection is conservatively based on securing contracts with one or two pioneering customers who are prepared to lead the market. This initial phase is critical for establishing operational proofs of concept and reference installations.

Years 2-4: Supplier-Driven Growth Phase

For the three years following the initial seeding year, we project a rapid and sustained growth in production, with an estimated annual increase of 2 to 3 times the prior year’s production. This growth rate is not determined by demand, but by the operational ramp-up capabilities that our key suppliers communicated to us, based on their increasing proficiency, expansion of their skilled workforce, and manufacturing efficiencies over time.

Year 5: Step-Change in Production Capacity

A significant inflection in our production capacity is projected for Year 5, with output expected to reach 1,000 reactors. This step-change is predicated on the strategic expansion of our suppliers’ manufacturing infrastructure. To scale beyond the 150-200 annual reactor production level, our suppliers have indicated that they must undertake significant capital investments in new factories, supply chains, and logistical capabilities.

Based on our discussions, key suppliers have indicated their willingness to commit to these investments following our first successful year of operations. These expansion projects have an estimated lead time of three years to become fully operational. Therefore, capital commitments made after Year 1 will result in newly expanded capacity coming online in time for Year 5.

Thereafter, projected deployment numbers again reflect the continued operational ramp of our key suppliers.

The number of reactors which could be sold over the years was assessed based on an evaluation of the demand in different sectors in the countries in which the reactor could be sold. Terra Innovatum performed customer interviews and secondary research to assess the total addressable market and the total serviceable market over the coming years. Customers interviewed notably included US and European mid to large companies operating in the logistics and storage sector, port operations sector, pulp and paper manufacturing sector, food manufacturing sector, digital and computing infrastructure providers sector (data center developers and operators, crypto mining), mining sector and electricity generation, transmission, and distribution sector. Secondary research included the review of reports on energy markets, electricity transmission and distribution, SMRs and MMRs applications. from international, regional and country level institutions including but not limited to the International Energy Agency, the International Atomic energy Agency, the US Department of Energy, the US Department of Defense, EU institutions (and more specifically Euratom), the Canadian Nuclear Laboratories, the Japan Atomic Energy Agency, the UK Department of Energy and Climate Change, the French Alternative Energies and Atomic Energy Commission (“Commissariat à l’énergie atomique et aux énergies alternatives”). Secondary research also included the inputs of private and public company data including the public information released by companies operating notably in the large reactors design, construction, deployment and operation sector, in the SMR and MMR sector, in the energy generation transmission and distribution sector and in the uranium fuel cycle products and services sectors (mining, conversion, enrichment, fabrication and assembly, recycling, logistics). Secondary research also included a detailed market analysis per application and per sector allowing us to derive estimated number of SOLO required per customer depending on their sector of activity and technology maturity. The secondary research consisted notably in defining the serviceable markets based on the possibility to deploy and the speed of deployment depending on the international, regional and local regulatory and commercial environments. The assessment of the serviceable market allowed to quantify across various dimensions (sectors, sub-sectors and geographies) the number of reactors we could also consider selling and deploy. Sensitivities were also applied to factor the level of acceptance of the nuclear industry at large and of SMRs/MMRs in different countries and different sectors. The logistical aspects associated with the distribution, deployment and commissioning of SOLOs were also factored to define the ability to deploy SOLOs during the first years of operations in the different markets considered. Secondary research also assessed the commercial viability of SOLO compared to current and projected energy prices, deriving the markets, in terms of geography and sectors, where SOLO reactors can be competitive compared to current energy providers from the grid or alternative known SMR/MMR solutions. These market analysis has allowed to evaluate the conservative number of units which would need to be produced, delivered and commissioned after commercial licensing. These market analyses also allowed us to evaluate the number of commercial contracts customers could reasonably be expected to sign before and after the licensing process tentative completion. The analysis of the supply chain and early engagement with suppliers led to identify long lead time items which would need to be ordered several months before the reactor assembly. These analysis allowed to evaluate what would be the conservative production ramp-up Terra Innovatum and its contracted manufacturers would be able to achieve. Based on the current discussions with potential contract manufacturers in US and in Europe, we expect to have an annual capacity for 400 SOLOs. It is estimated to take approximately 2 years to increase the capacity to 800 – 1,000 units which could require co-investment. The schedule was provided to GSR III in the fourth quarter of 2024 to begin evaluating future orders with suppliers of key components that have long lead-times.

The target deliveries included in the illustrative schedule assumed that regulatory permitting approvals have been obtained to permit construction and operation of the facilities. However, the regulatory permitting process, including necessary NRC approvals and licensing, is a lengthy, complex process and projected timelines could vary materially from the actual time necessary to obtain all required approvals. While there is some possibility of an expedited approval process for fast reactor technology, there is presently no clear path for expedited permitting. See the risk factors in the section entitled “Risk Factors” beginning on page 23 of this proxy statement/prospectus.

Conflicts of Interest

Potential investors should be aware of the following potential conflicts of interest:

•        GSR III’s officers and directors are not required to, and will not, commit their full time to GSR III’s affairs, which may result in a conflict of interest in allocating their time between GSR III’s operations and GSR III’s search for a business combination and their other businesses and commitments. GSR III does not intend to have any full-time employees prior to the completion of its initial business combination. Each of GSR III’s officers is engaged in several other business endeavors for which he may be entitled to substantial compensation, and GSR III’s officers are not obligated to contribute any specific number of hours per week to GSR III’s affairs;

•        the GSR III Initial Shareholders purchased Founder Shares and the Sponsor purchased GSR III Private Placement Units in connection with GSR III’s initial public offering. The GSR III Initial Shareholders have agreed to waive their redemption rights with respect to any Founder Shares and GSR III Class A Ordinary Shares held by them in connection with the completion of GSR III’s initial business combination. Additionally, the GSR III Initial Shareholders have agreed to waive their rights to liquidating distributions from the trust account with respect to any founder shares held by them if GSR III fails to complete our initial business combination within the required time period. Furthermore, the GSR III Initial Shareholders have agreed not to transfer, assign or sell any of their Founder Shares and any GSR III Class A Ordinary Shares issued upon conversion thereof; provided that, (i) 25% of the Sponsor Lock-Up Shares shall be released upon the earlier of the PubCo Trading Price being greater than $12.00 or PubCo issuing its first quarterly earnings release that occurs at least 120 days after the Closing, (ii) an additional 25% of the Sponsor Lock-Up Shares shall be released upon the earlier of the PubCo Trading Price being greater than $14.00 or PubCo issuing its second quarterly earnings release that occurs at least 120 days after the Closing, (iii) a further 25% of the Sponsor Lock-Up Shares shall be released upon the earlier of the PubCo Trading Price being greater than $16.00 or PubCo issuing its third quarterly earnings release that occurs at least 120 days after the Closing and (iv) all the remaining Sponsor Lock-Up Shares shall be released upon the earlier of the PubCo Trading Price being greater than $18.00 or PubCo issuing its fourth quarterly earnings release that occurs at least 120 days after the Closing.

•        GSR III’s officers have an interest in SPAC Advisory Partners, which is entitled to a deferred underwriting fee of $9.2 million in connection with the Business Combination.

In addition to the foregoing, the directors and executive officers of Terra Innovatum, have interests that are different from (and which may conflict with) the interests of GSR III’s shareholders generally.

These conflicts of interest include, among other things, the interests listed below:

•        the fact that the current executive officers will become executive officers of PubCo and will enter into employment agreements at Closing with one of the Terra Entities;

•        the fact that if the Business Combination fails, Terra Innovatum will lose an opportunity to become a publicly listed company, along with the associated benefits such as improved liquidity, brand visibility, and access to broader investor pools;

•        the fact that the Business Combination aligns with Terra Innovatum’s long-term vision for expansion, and failure to complete the Business Combination could significantly delay or impair its ability to commercialize the SOLO;

•        the fact that the executive officers are also significant shareholders of Terra Innovatum and therefore, stand to benefit from the increased valuation following consummation of the Business Combination;

•        The fact that the executive officers will still continue to control the company post-Business Combination which may allow them to make decisions that benefit their personal interests, which may not always align with those of unaffiliated shareholders.

Under Cayman Islands law, directors and officers owe the following fiduciary duties:

(i)     duty to act in good faith in what the director or officer believes to be in the best interests of the company as a whole;

(ii)    duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose;

(iii)   directors should not improperly fetter the exercise of future discretion;

(iv)   duty to exercise powers fairly as between different sections of shareholders;

(v)    duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests; and

(vi)   duty to exercise independent judgment.

In addition to the above, directors also owe a duty of care which is not fiduciary in nature. This duty has been defined as a requirement to act as a reasonably diligent person having both the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and the general knowledge skill and experience of that director.

As set out above, directors have a duty not to put themselves in a position of conflict and this includes a duty not to engage in self-dealing, or to otherwise benefit as a result of their position. However, in some instances what would otherwise be a breach of this duty can be forgiven and/or authorized in advance by the shareholders provided that there is full disclosure by the directors. This can be done by way of permission granted in the memorandum and articles of association or alternatively by shareholder approval at general meetings.

Each of GSR III’s officers, directors and advisors has, and any of them in the future may have additional, fiduciary or contractual obligations to another entity pursuant to which such officer or director is or will be required to present a business combination opportunity to such entity. Accordingly, if any of GSR III’s officers, directors or advisors becomes aware of a business combination opportunity which is suitable for an entity to which he or she has then-current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such business combination opportunity to such entity, subject to their fiduciary duties under Cayman

Islands law. GSR III’s amended and restated memorandum and articles of association provide that it renounces its interest in any corporate opportunity offered to any director, officer or advisor unless such opportunity is expressly offered to such person solely in his or her capacity as a director, officer or advisor of the company and it is an opportunity that GSR III is able to complete on a reasonable basis. In addition, neither of the Sponsor or GSR III’s advisors owe any fiduciary duty towards GSR III, irrespective of whether or not any of such entities or individuals have any legal or contractual obligations towards other parties. GSR III does not believe, however, that the fiduciary duties or contractual obligations of its officers, directors or advisors will materially affect its ability to complete an initial business combination.

The following table summarizes the other relevant pre-existing fiduciary or contractual obligations of GSR III’s officers and directors:

Individual	Entity	Entity’s Business	Affiliation
Gus Garcia	SPAC Advisory Partners, LLC	Financial advisory firm focused on the special purpose acquisition company market	Co-Founder, Partner
	Kingswood Capital Partners LLC	FINRA registered broker dealer	Registered Representative
Lewis Silberman	SPAC Advisory Partners, LLC	Financial advisory firm focused on the special purpose acquisition company market	Co-Founder, Partner
	Chain Bridge I	Special purpose acquisition company	Board Member
	Kingswood Capital Partners LLC	FINRA registered broker dealer	Registered Representative
Anantha Ramamurti	SPAC Advisory Partners, LLC	Financial advisory firm focused on the special purpose acquisition company market	Co-Founder, Partner
	Kingswood Capital Partners LLC	FINRA registered broker dealer	Registered Representative
Yuya Orime	SPAC Advisory Partners, LLC	Financial advisory firm focused on the special purpose acquisition company market	Senior Vice President
	Kingswood Capital Partners LLC	FINRA registered broker dealer	Registered Representative
Jonathan Cole	Movida Hotel Group and Onera Escapes	Hospitality company	Founder, Chief Executive Officer
	Onera Opportunity Fund I	Fund focused on real estate investments	Partner
Susie Kuan	Captiva Advisory, Inc	Financial advisory firm focused on initial public offerings and other transactions.	Principal, Co-Founder
Jody Sitkoski	GIS Renewable Energy Colombia SAS	Energy company	Chief Executive Officer, President

Individual	Entity	Entity’s Business	Affiliation
	DD Dannar Corp.	Manufacturing company	Director

In connection with the vote required for any business combination, all of GSR III’s Initial Shareholders, and all of GSR III’s officers and directors, have agreed to vote their respective Founder Shares in favor of any proposed business combination. In addition, they have agreed to waive their respective rights to participate in any liquidation distribution with respect to any GSR III Class A Ordinary Shares acquired by them prior to GSR III’s initial public offering.

Opinion of GSR III’s Financial Advisor

GSR III retained ERShares to render an opinion to the GSR III board of directors as to the fairness, from a financial point of view to GSR III and to the shareholders of GSR III (other than the Sponsor or any of its affiliates) of the Transaction Consideration (as defined below) to be issued or paid to such shareholders in the Business Combination. For the purposes of this section, “Transaction Consideration” means the PubCo Class A Ordinary Shares to be issued in exchange for the GSR III Class A Ordinary Shares at the Merger Effective Time.

GSR III selected ERShares to provide a fairness opinion based on ERShares’ qualifications, experience and reputation.

ERShares delivered its oral opinion to the GSR III board of directors, subsequently confirmed in writing on April 08, 2025 (the “Opinion”), which sets forth, among other things, the procedures followed, assumptions made, matters considered, and qualifications and limitations on the scope of review undertaken in rendering the Opinion, which is attached to this proxy statement/prospectus as Annex E and is hereby incorporated by reference. The Opinion confirmed that, as of April 07, 2025, the Transaction Consideration to be issued or paid to the shareholders of GSR III is fair from a financial point of view to GSR III and the shareholders of GSR III, other than the Sponsor and any of its affiliates. The opinion was subsequently re-affirmed on April 21, 2025 prior to the execution of the Business Combination Agreement (“BCA”). The Opinion does not constitute a recommendation to the relevant directors and officers of GSR III or to any other persons in respect of the Business Combination, including as to how any holders of SPAC Class A Ordinary Shares should vote or act in respect of the Business Combination.

In connection with its analyses in rendering the Opinion, ERShares, among other things:

•        Reviewed the financial terms and conditions of the proposed Business Combination set forth in the draft Business Combination Agreement circulated on April 10, 2025;

•        Reviewed certain operating and financial information, that were provided to ERShares by management of the Company;

•        Reviewed certain guideline public companies and precedent transactions which ERShares viewed as having attributes similar to the Company;

•        Reviewed other publicly available industry information (i.e., various equity analyst reports, macroeconomic reports, and public information about guideline companies), available from databases such as S&P Capital IQ (“CapIQ”); and

•        Engaged in confirmatory discussions with GSR III and the Company regarding the Company’s business and key assumptions and risks associated with the Company’s business plans.

For purposes of its analysis and the Opinion, ERShares assumed and relied upon the accuracy and completeness of the financial and other publicly available information, and all of the information supplied or otherwise made available to, discussed with or reviewed by ERShares, without any independent verification of such information (and assumed no responsibility or liability for any independent verification of such information) and further relied upon the assurances of GSR III management that they were not aware of any facts or circumstances that would make such information provided to ERShares inaccurate or misleading.

For purposes of its analysis and the Opinion, ERShares assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the Business Combination Agreement were true and correct, that each party would perform all of the covenants and agreements required to be performed by it under the Business Combination Agreement and that all conditions to the consummation of the Business Combination would be satisfied without waiver or modification thereof. ERShares further assumed, in all respects material to its analysis, that all governmental, regulatory, or other consents, approvals or releases necessary for the consummation of the Business Combination would be obtained without any delay, limitation, restriction or condition that would have an adverse effect on the consummation of the Business Combination or reduce the contemplated benefits to the holders of SPAC Class A Ordinary Shares.

ERShares did not, in connection with the Opinion, conduct any physical inspection of properties or facilities associated with the Company. The Opinion is necessarily based upon information made available to ERShares as of April 7, 2025, and financial, economic, market, and other conditions as they existed and as could be evaluated as of that date and does not reflect any subsequent developments. ERShares does not have any obligation to update, revise or reaffirm the Opinion.

ERShares was not asked to opine on, and the Opinion does not express any views on, (i) any other terms of the Business Combination (except as expressly addressed herein), (ii) GSR III’s underlying business decision to proceed with or effect the Business Combination, (iii) the merits of the Business Combination relative to any alternative transaction or business strategy that may be available to GSR III, (iv) the amount or nature of the compensation to any officer, director or employee, or any class of such persons, relative to the compensation to be received by the holders of any class of securities, creditors or other constituencies of GSR III or the Company in the Business Combination, or relative to or in comparison with the Transaction Consideration paid to shareholders of GSR III, (v) the fairness of the Business Combination to any particular group or class of securities, creditors, or other constituencies of GSR III, other than those set forth in the Opinion or (vi) the solvency, creditworthiness or fair value of the Company or any other participant in the Business Combination under any applicable laws relating to bankruptcy, insolvency or similar matters.

Set forth below is a summary of the material financial analyses carried out by ERShares, in connection with ERShares rendering the Opinion. The following summary, however, does not purport to be a complete description of the analyses performed by ERShares. The order of the analyses described, and the results of these analyses do not represent relative importance or weight given to these analyses by ERShares. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data that existed on or before April 7, 2025, and is not necessarily indicative of current market conditions.

Summary of ERShares’ Financial Analysis of Company

Market Method

The primary method ERShares used as the basis for the fairness opinion assessment was a Market Method, which relied on a combination of (a) a Guideline Publicly Traded Companies Analysis (“GPC Analysis”), and (b) a Guideline Transaction Analysis (“GTM Analysis”).

Guideline Publicly Traded Companies Analysis

The GPC Analysis is a market indicator used to value a business. ERShares reviewed and analyzed publicly available data on CapIQ about companies that were considered to have attributes similar to the Company. There are no guideline public companies that are directly comparable to Company’s future prospective business. ERShares selected a group of 2 guideline public companies that it considered to have attributes similar to the Company (“GPC Guideline Companies,” collectively, the “Guideline Companies Group”) to use for purposes of the GPC Analysis.

ERShares utilized the platform and analytical tools of CapIQ’s public company database (the “database,” unless otherwise indicated, as accessed as of April 07, 2025 (the “Access Date”)), to assist with the identification of GPC Guideline Companies and to obtain certain publicly available information about those companies. Of the total number of companies with securities listed on a U.S. national securities exchange (“Public Companies”) included in the database, ERShares selected the 2 GPC Guideline Companies.

The GPC Guideline Companies are as follows:

•        Nano Nuclear Energy Inc. and Oklo, Inc.

•        Worldwide Presence: Of the total number of companies included in the database, ERShares selected a group of 72,052 Public Companies with securities listed on various national exchanges globally in order to incorporate in the GPC Guideline Companies with operations and foci outside as well as inside of Italy (the “Worldwide Presence Category”).

•        All Energy: Within the companies in the Worldwide Presence Category, ERShares narrowed its search to approximately 1,812 Public Companies that fall within the Global Industry Classification Standards classifications developed by S&P, Dow Jones Indices and MSCI, as of the Access Date (“GICS”) general “Energy” classification (the “Energy Category”).

•        Specific Energy Category: ERShares’ search was further narrowed to approximately 614 companies within the Energy Category, which ERShares considered to have attributes or potential similarities to the Company.

•        Electric Power Generation by Nuclear Fuel Category: ERShares’ search was further narrowed to approximately 53 companies within the Specific Energy Category, which ERShares considered to have focused attributes or potential focused similarities to the Company.

•        US Exchanges: Among the companies within the Electric Power Generation by Nuclear Fuels Category, ERShares focused on 13 companies that were listed on US exchanges, which ERShares considered relevant to the Company given its intent to list on a US Exchange.

•        No Revenues: Among the companies within the Electric Power Generation by Nuclear Fuel Category and listed on US exchanges, ERShares chose the 2 companies that had no revenues, which ERShares considered most relevant to the Company given its current operations.

For each of the Comparable Companies identified above, a valuation range of $0.9 Billion to $3.1 Billion was determined for Terra Innovatum’s consolidated potential future business, based on the Minimum and Maximum Market Capitalization of the 2 companies identified above. The Market Capitalization of the 2 Companies derived, were reflected in the most recent public filings made by the Comparable Companies and data made available by CapitalIQ as of the date of valuation.

Based on the derived valuation range of approximately $0.9 Billion to $3.1 Million, the transaction based on a pre-money total enterprise value of $475 Million fell below the derived valuation range and was deemed to be fair from a financial point of view under this methodology.

Guideline Transaction Analysis

The GTM Analysis is a market method examining comparable transactions based on ERShares’ review and analysis of publicly available data (sourced through the subscription database Pitchbook) about initial public offerings, reverse mergers, early stage and late stage investments. Within these guidelines, the following factors were considered in determining the appropriateness of transactions for inclusion in the GTM Analysis carried out by ERShares: (i) sector, (ii) business status (iii) deal type (iv) deal status (v) deal date and (vi) Revenues. Utilizing the criteria set forth above, ERShares identified 10 guideline transactions (the “GTM Guideline Transactions” and collectively, the “Guideline Transactions Group”) that ERShares considered relevant for comparative purposes, though, as described below, none of the selected transactions has characteristics identical to the proposed Business Combination or involves businesses that are identical to the Company. The categories of transactions used by ERShares as criteria for inclusion in the Guideline Transactions Group can be summarized as follows, based on information accessed by ERShares through Pitchbook on April 07, 2025:

The GTM Guideline Transactions are as follows:

• Zeno (Alternative Energy Equipment) • Rolls-Royce SMR • Radiant (Alternative Energy Equipment) • Nano Nuclear Energy (NAS: NNE) • CORE POWER	• Newcleo • NuScale Power (NYS: SMR) • Naarea • Ultra Safe Nuclear • Oklo (NYS: OKLO)

•        Energy Sector:    ERShares focused on transactions involving companies falling in the Pitchbook Industries and Verticals Energy Sector, specifically in the Energy Equipment and Exploration, Production and Refining industry group, which it considered most likely to encompass companies that have similarities to the Company in terms of operation characteristics and trajectories.

•        Revenues under $5M:    Among transactions falling into the Energy category, ERShares selected transactions involving privately owned companies generating revenues under $5M. ERShares considered these types of transactions to be similar to the proposed Business Combination, given the similarities these companies had to the business line of the Company.

•        IPO Transactions:    Among transactions falling into the Energy category, ERShares selected transactions resulting in a previously privately owned company becoming a public company through an initial public offering (generally involving a first time offering of shares of a company stock to the public). ERShares considered these types of transactions to be similar to the proposed Business Combination, given the similarities these companies had to the business line of the Company.

•        Reverse Merger:    Among transactions falling into the Energy category, ERShares selected transactions resulting in a previously privately owned company being merged into a public shell through a reverse merger. ERShares considered these types of transactions to be similar to the proposed Business Combination, given the similarities these companies had to the business line of the Company.

•        Early-Stage and Late-Stage Investments:    Among transactions falling into the Energy category, ERShares selected transactions resulting in an investment in a privately owned company being an investment in the early stages or late stages of the company. ERShares considered these types of transactions to be similar to the proposed Business Combination, given the similarities these companies had to the Business Line of the Company.

•        Completed Transactions after 2020:    Among transactions falling into the Healthcare category, ERShares selected transactions completed after 2020 involving formerly privately owned companies. ERShares considered these types of transactions to be similar to the proposed Business Combination, given the similarities in the market conditions in which these transactions were completed.

•        Business Status — Product Development:    Among transactions falling into the Energy category, ERShares selected transactions involving privately owned companies that were having a Business Status of Product Development. ERShares considered these types of transactions to be similar to the proposed Business Combination, given the similarities these companies had to the business line of the Company.

For each of the Comparable transactions identified above, a valuation range of $339 Million to $654 Million was determined for Terra Innovatum’s consolidated potential future business, based on the Mean and Median Market pre-money enterprise valuation of the 10 companies identified above. The pre-money enterprise valuation of the 10 Companies derived, were reflected in public filings made by the companies involved in the GTM Guideline Transactions and data made available by Pitchbook as of the date of valuation.

Based on the derived valuation range of approximately $339 Million to $654 Million, the transaction based on a pre-money total enterprise value of $475 Million fell within the derived valuation range and was deemed to be fair from a financial point of view under this methodology.

Miscellaneous

The foregoing summary of certain financial analyses does not purport to be a complete description of the analyses or data presented by ERShares and is qualified in its entirety by reference to the full text of the Opinion, which is as attached as Annex E to this proxy statement/prospectus. In connection with the evaluation of the Transaction Consideration, ERShares performed a variety of financial and comparative analyses for the purpose of rendering the Opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary descriptions. Selecting portions of the analyses or of the summary described above, without considering the analyses as a whole, could create an incomplete view of the processes underlying the Opinion. In arriving at its fairness determination, ERShares considered the results of all the analyses and did not draw, in isolation, conclusions from or with regard to any one analysis or factor considered by it for purposes of the Opinion. Rather, ERShares made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all the analyses. In addition, ERShares may have given certain analyses and factors more or less weight than others and may have deemed certain assumptions more or less probable than others. As a result, the range of valuations resulting from any particular analysis or combination of analyses described above should not be taken to be the view of ERShares with respect to the actual value of the potential future value of Company. Further, ERShares’ analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies used, including judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of GSR III, the Company or their respective officers, managers and advisors.

GSR III retained ERShares to render an opinion to the GSR III board of directors as to the fairness, from a financial point of view to GSR III and to the shareholders of GSR III (other than the Sponsor or any of its affiliates) of the Transaction Consideration to be issued or paid to such shareholders in the Business Combination. These analyses do not purport to be appraisals or to necessarily reflect the prices at which the business or securities actually may be sold. The results, information and estimates contained in these analyses are not intended to be, and should not be interpreted or construed as, indicative of actual future results, which may be significantly more or less favorable than those suggested by such estimates. Furthermore, ERShares’ analysis is dependent entirely on information, that was provided to ERShares by the Company, without independent verification by ERShares. Illustrative information, business plans, prospects and other information that was used in, and the results derived from, ERShares’ analyses are inherently subject to substantial uncertainty, and ERShares assumes no responsibility if future results are materially different from those forecasted in such estimates.

As compensation for ERShares’ service in connection with the rendering the Opinion to the GSR III board of directors, GSR III agreed to pay ERShares a fee of $75,000. $15,000 of the fee was paid upon commencement of the engagement and $60,000 of the fee was paid upon delivery of the oral opinion.

MATERIAL TAX CONSIDERATIONS

Material U.S. Federal Income Tax Considerations

This section describes the material U.S. federal income tax consequences to a U.S. holder and Non-U.S. holder (each as defined below) of GSR III Class A Ordinary Shares (i) of electing to have their GSR III Class A Ordinary Shares redeemed for cash if the Business Combination is completed, (ii) of participating in the Business Combination, and (iii) of the ownership and disposition of PubCo Ordinary Shares acquired pursuant to the Merger (collectively, the “Transactions”).

This discussion deals only with holders that hold their GSR III Class A Ordinary Shares and will hold the PubCo Ordinary Shares as capital assets within the meaning of Section 1221 of the Code (as defined herein) and does not cover all aspects of U.S. federal income taxation that may be relevant to, or the actual tax effect that any of the matters described herein will have on, investors participating in the Transactions (including consequences under the alternative minimum tax or net investment income tax), and does not address state, local, non-U.S. or other tax laws (such as estate or gift tax laws). This discussion also does not address tax considerations applicable to investors that own or will own (directly, indirectly or by attribution) 5% or more of Terra Innovatum quotas, GSR III Class A Ordinary Shares or PubCo Ordinary Shares by vote or value (except as specifically addressed herein), nor does this section discuss all of the U.S. federal income tax considerations that may be relevant to certain types of investors subject to special treatment under the U.S. federal income tax laws (such as the sponsor and its affiliates, financial institutions, insurance companies, individual retirement accounts and other tax-deferred accounts, tax-exempt organizations, dealers in securities or currencies, investors that hold GSR III Class A Ordinary Shares or will hold PubCo Ordinary Shares as part of straddles, hedging transactions or conversion transactions for U.S. federal income tax purposes, persons that received GSR III Class A Ordinary Shares or will receive PubCo Ordinary Shares as compensation for services, persons that have ceased to be U.S. citizens or lawful permanent residents of the United States, investors holding the GSR III Class A Ordinary Shares or that will hold PubCo Ordinary Shares in connection with a trade or business conducted outside of the United States, U.S. citizens or lawful permanent residents living abroad, passive foreign investment companies, controlled foreign corporations or U.S. holders whose functional currency is not the U.S. dollar).

As used herein, the term “U.S. holder” means a beneficial owner of GSR III Class A Ordinary Shares or PubCo Ordinary Shares that is, for U.S. federal income tax purposes, (i) an individual citizen or resident of the United States, (ii) a corporation created or organized under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income tax without regard to its source or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or the trust has validly elected to be treated as a domestic trust for U.S. federal income tax purposes.

As used herein, the term “Non-U.S. holder” means a beneficial owner of GSR III Class A Ordinary Shares, Terra Innovatum quotas or PubCo Ordinary Shares that is neither a U.S. holder (as defined above) nor a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes.

The U.S. federal income tax treatment of a partner in an entity or arrangement treated as a partnership for U.S. federal income tax purposes and that holds GSR III Class A Ordinary Shares or will hold PubCo Ordinary Shares will depend on the status of the partner and the activities of the partnership. Entities or arrangements treated as partnerships for U.S. federal income tax purposes should consult their tax advisers concerning the U.S. federal income tax consequences to them and their partners of participating in the Transactions and the ownership and disposition of PubCo Ordinary Shares.

This discussion is based on the tax laws of the United States, including the Code, its legislative history, existing and proposed regulations thereunder, published rulings and court decisions, all as of the date hereof and all subject to change at any time, possibly with retroactive effect.

ALL HOLDERS OF GSR III Class A Ordinary Shares SHOULD CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE TRANSACTIONS AND CONSIDERATIONS RELATING TO THE OWNERSHIP AND DISPOSITION OF NEW PUBCO Securities, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL, NON-U.S. AND OTHER TAX LAWS AND POSSIBLE CHANGES IN TAX LAW.

Tax Considerations for GSR III

GSR III should not recognize any gain or loss for U.S. federal income tax purposes as a result of the Merger.

Tax Considerations for U.S. holders

The Business Combination

Intended Tax Treatment

This discussion is subject to the discussions under “— Section 367(a)” and “— Passive Foreign Investment Company Rules” below.

In the opinion of Latham & Watkins LLP, counsel to GSR III, the Terra Pre-Closing Restructuring and the Merger, taken together with other relevant transactions, should qualify as exchanges described in Section 351 of the Code for U.S. federal income tax purposes, subject to the assumptions, qualifications and limitations described herein and in the opinion included as Exhibit 8.1 hereto. An opinion of counsel is not binding on the IRS or any court, and there can be no assurance that the IRS or any court will agree with this position. Neither GSR III nor PubCo intends to seek a ruling from the U.S. Internal Revenue Service (the “IRS”) regarding the characterization of the Transactions for U.S. federal income tax purposes. There can be no assurance that the IRS will not disagree with or challenge the intended characterization of the Transactions for U.S. federal income tax purposes.

However, because the provisions of Section 351 of the Code are complex and qualification as a non-recognition transaction thereunder could be adversely affected by events or actions that occur following the Business Combination that are beyond GSR III’s and Pubco’s control, the qualification of the Merger for tax deferral under Section 351 of the Code is not free from doubt . For example, if 20% or more of the PubCo Ordinary Shares were subject to an arrangement or agreement to be sold or disposed of at the time of issuance in the Business Combination, one of the requirements for Section 351 treatment would be violated. Neither GSR III nor PubCo expects that any of the PubCo Ordinary Shares issued in the Business Combination that will be subject to contractual restrictions on transfer will be subject to an arrangement or agreement by its owner to sell or dispose of such shares upon the issuance of those shares in the Business Combination.

It is unclear whether the Merger, in addition to qualifying as an exchange described in Section 351 of the Code, will also qualify as a “reorganization” under Section 368 of the Code. There are many requirements that must be satisfied in order for the Merger to qualify as a “reorganization” under Section 368 of the Code, some of which are based upon factual determinations and others are fundamental to corporate reorganizations. For example, it is unclear as a matter of law whether an entity that may not have a historic business, such as GSR III, can satisfy the “continuity of business enterprise” requirement under Section 368 of the Code. In addition, reorganization treatment could be adversely affected by events or actions that occur prior to or at the time of the Merger, some of which are outside the control of GSR III. For example, the requirements for reorganization treatment could be affected by the magnitude of redemptions of GSR III Class A Ordinary Shares that occur in connection with the Merger. There can be no assurance that the Merger qualifies as a reorganization under Section 368 of the Code and because of the significant degree of uncertainty regarding whether the Merger can qualify as a reorganization under Section 368 of the Code, counsel is unable to opine as to whether it does, and it may be prudent for investors to assume that it will not. U.S. holders should consult their tax advisers regarding the potential qualification of the Merger as a reorganization for U.S. federal income tax purposes.

The remainder of this discussion assumes that the Terra Pre-Closing Restructuring and the Merger, taken together with other relevant transactions, should qualify as exchanges described in Section 351 of the Code. U.S. holders should consult their tax advisers regarding the characterization of the Transactions for U.S. federal income tax purposes.

U.S. holders exchanging GSR III Class A Ordinary Shares for PubCo Ordinary Shares

A U.S. holder that exchanges GSR III Class A Ordinary Shares in the Merger for PubCo Ordinary Shares generally should not recognize any gain or loss on such exchange. In such case, the aggregate adjusted tax basis of the PubCo Ordinary Shares received in the Merger by a U.S. holder should be equal to the adjusted tax basis of GSR III Class A Ordinary Shares surrendered in the Merger in exchange therefor. The holding period of the PubCo Ordinary Shares should include the holding period of GSR III Class A Ordinary Shares surrendered in the Merger in exchange therefor.

Section 367(a)

This discussion is subject to the discussion under “— Passive Foreign Investment Company Rules” below.

Section 367(a) of the Code and the Treasury Regulations promulgated thereunder impose certain additional requirements for qualifying under Sections 351 or Section 368 of the Code with respect to transactions where a U.S. person transfers stock or securities to a non-U.S. corporation in exchange for stock or securities in a non-U.S. corporation. U.S. holders of GSR III Class A Ordinary Shares will be deemed to transfer shares of such stock to PubCo in exchange for PubCo Ordinary Shares, so that these requirements will apply.

Under applicable Treasury Regulations under Section 367(a) of the Code, a U.S. holder who owns (directly, indirectly, or by attribution) 5% or more of the total voting power or total value of the stock of PubCo immediately after the completion of the Merger will be required to recognize gain (but not loss) as a result of the Merger unless the U.S. holder enters into a “gain recognition agreement” (as defined in the Treasury Regulations) with the IRS. All U.S. holders are urged to consult their own tax advisors regarding the decision to file a gain recognition agreement and the procedures to be followed in connection with such a filing.

U.S. Federal Income Tax Consequences of the Business Combination to Terra Quotaholders Excluded

Terra Innovatum does not have any U.S. holders who hold less than 5% Terra Innovatum quotas by vote or value. Given that Terra Innovatum is a non-U.S. entity with no U.S. holders who hold less than 5% Terra Innovatum quotas by vote or value, and given that this discussion does not address tax considerations applicable to investors that own (directly, indirectly or by attribution) 5% or more of Terra Innovatum quotas, Terra Innovatum has excluded discussions on the “U.S. Federal Income Tax Consequences of the Business Combination to Terra Quotaholders.” Moreover, as Terra Innovatum is a non-U.S. entity Terra Innovatum and is not subject to U.S. federal income taxes, such discussions are irrelevant to Terra Innovatum.

Redemption of GSR III Class A Ordinary Shares

This discussion is subject to the discussion under “— Passive Foreign Investment Company Rules” below.

In the event that a U.S. holder of GSR III Class A Ordinary Shares exercises such holder’s right to have such holder’s GSR III Class A Ordinary Shares redeemed pursuant to the redemption provisions described herein, the treatment of the transaction for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale of such stock pursuant to Section 302 of the Code or whether the U.S. holder will be treated as receiving a corporate distribution. Whether that redemption qualifies for sale treatment will depend largely on the total number of GSR III Class A Ordinary Shares treated as held by the U.S. holder (including any stock constructively owned by the U.S. holder as a result of, among other things, owning rights) relative to all of GSR III Class A Ordinary Shares both before and after the redemption. The redemption of stock generally will be treated as a sale of the stock (rather than as a corporate distribution) if the redemption is “substantially disproportionate” with respect to the U.S. holder, results in a “complete termination” of the U.S. holder’s interest in GSR III or is “not essentially equivalent to a dividend” with respect to the U.S. holder. These tests are explained more fully below.

In determining whether any of the foregoing tests are satisfied, a U.S. holder takes into account not only stock actually owned by the U.S. holder, but also GSR III Class A Ordinary Shares that are constructively owned by such U.S. holder. A U.S. holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the U.S. holder has an interest or that have an interest in such U.S. holder, as well as any stock the U.S. holder has a right to acquire by exercise of an option, which generally would include ordinary shares that could be acquired pursuant to the exercise of the GSR III Public Rights. In order to meet the substantially disproportionate test, the percentage of GSR III’s outstanding voting shares actually and constructively owned by the U.S. holder immediately following the redemption of GSR III Class A Ordinary Shares must, among other requirements, be less than 80% of the percentage of GSR III’s outstanding voting shares actually and constructively owned by the U.S. holder immediately before the redemption. There will be a complete termination of a U.S. holder’s interest if either all GSR III Class A Ordinary Shares actually and constructively owned by the U.S. holder are redeemed or all GSR III Class A Ordinary Shares actually owned by the U.S. holder are redeemed and the U.S. holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the U.S. holder does not constructively own any other stock. The redemption of GSR III Class A Ordinary Shares will not be essentially equivalent to a dividend if a U.S. holder’s redemption results in a “meaningful reduction” of the U.S. holder’s proportionate interest in GSR III. Whether the redemption will result in a meaningful reduction in a U.S. holder’s proportionate interest in GSR III will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” A U.S. holder should consult with its own tax advisors as to the tax consequences of redemption.

If the redemption qualifies as a sale of stock by the U.S. holder under Section 302 of the Code, the U.S. holder generally will be required to recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received and the tax basis of GSR III Class A Ordinary Shares redeemed. Such gain or loss should be treated as capital gain or loss if such shares were held as a capital asset on the date of the redemption. A U.S. holder’s tax basis in such holder’s GSR III Class A Ordinary Shares generally will equal the cost of such shares. If the redemption does not qualify as a sale of stock under Section 302 of the Code, then the U.S. holder will be treated as receiving a distribution on its remaining GSR III Class A Ordinary Shares. Such distribution generally will constitute a dividend for U.S. federal income tax purposes to the extent paid from GSR III’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of GSR III’s current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in such U.S. holder’s GSR III Class A Ordinary Shares. Any remaining excess will be treated as gain realized on the sale or other disposition of GSR III Class A Ordinary Shares. However, GSR III does not maintain calculations of its earnings and profits in accordance with U.S. federal income tax accounting principles. U.S. holders should therefore assume that any distribution by GSR III with respect to GSR III Class A Ordinary Shares will be reported as ordinary dividend income. U.S. holders should consult their own tax advisors with respect to the appropriate U.S. federal income tax treatment of any distribution received from GSR III.

Passive Foreign Investment Company Rules

In General

A non-U.S. corporation, such as GSR III, will be a passive foreign investment company (“PFIC”) for U.S. federal income tax purposes in any taxable year in which, after applying relevant look-through rules with respect to the income and assets of its subsidiaries, either (i) 75% or more of its gross income is passive income, or (ii) 50% or more of the value of its assets (generally based on the quarterly average of the value of its assets during such year) is attributable to assets, including cash, that produce passive income or are held for the production of passive income. Passive income generally includes dividends, interest, certain royalties and rents, annuities, net gains from the sale or exchange of property producing such income and net foreign currency gains. The determination of whether a foreign corporation is a PFIC is made annually. Pursuant to a “startup exception,” a foreign corporation will not be a PFIC for the first taxable year the foreign corporation has gross income (the “startup year”) if (1) no predecessor of the foreign corporation was a PFIC; (2) the foreign corporation satisfies the IRS that it will not be a PFIC for either of the first two taxable years following the startup year; and (3) the foreign corporation is not in fact a PFIC for either of those years.

Because GSR III is a blank check company, with no current active business, based upon the composition of its income and assets, and taking into account the structure of the Business Combination, GSR III is not expected to be eligible for the startup exception, and thus GSR III is expected to be a PFIC for the taxable years ending in 2024 and 2025.

If GSR III were a PFIC in any year during which a U.S. holder owns GSR III Class A Ordinary Shares, subject to the discussion below regarding the mark-to-market or qualified electing fund (“QEF”) elections, a U.S. holder generally will be subject to special rules (regardless of whether GSR III continues to be a PFIC) with respect to (i) any “excess distribution” (generally, any distributions received by a U.S. holder on its GSR III Class A Ordinary Shares in a taxable year that are greater than 125% of the average annual distributions received by the U.S. holder in the three preceding taxable years or, if shorter, the U.S. holder’s holding period for GSR III Class A Ordinary Shares) and (ii) any gain realized on the sale or other disposition of GSR III Class A Ordinary Shares. Under these rules (a) the excess distribution or gain will be allocated ratably over the U.S. holder’s holding period, (b) the amount allocated to the current taxable year and any taxable year prior to the first taxable year in which GSR III is a PFIC will be taxed as ordinary income, and (c) the amount allocated to each of the other taxable years will be subject to tax at the highest rate of tax in effect for the applicable class of taxpayer for that year and an interest charge for the deemed deferral benefit will be imposed with respect to the resulting tax attributable to each such other taxable year.

The impact of the PFIC rules (including the “excess distribution” rules, as discussed above) on a U.S. holder of GSR III Class A Ordinary Shares will depend on whether the U.S. holder has made (i) a timely and effective QEF election for the taxable year that is the first year in the U.S. holder’s holding period of GSR III Class A Ordinary Shares during which GSR III was classified as a PFIC or, if in a later taxable year, the U.S. holder made a QEF election together with a deemed sale election, or (ii) a mark-to-market election under Section 1296 of the Code. If a QEF or mark-to-market election has been made, the electing U.S. holder generally will not be subject to the excess distribution regime discussed above and the tax consequences should be as set forth above under the caption headings “— The Business Combination” and “— Redemption of GSR III Class A Ordinary Shares.”

A U.S. holder that owns (or is deemed to own) shares in a PFIC during any taxable year of the U.S. holder generally is also required to file an IRS Form 8621 (whether or not a QEF or mark-to-market election is or has been made) with such U.S. holder’s U.S. federal income tax return and provide such other information as may be required by the U.S. Treasury Department. Failure to file IRS Form 8621 for each applicable taxable year may result in substantial penalties and result in the U.S. holder’s taxable years being open to audit by the IRS until such Form is properly filed.

Effect of the PFIC Rules on the Merger

Taxation of U.S. holders Making a Timely QEF Election.    If the U.S. holder has made a timely and effective QEF election for the taxable year that is the first year in the U.S. holder’s holding period of GSR III Class A Ordinary Shares during which GSR III was classified as a PFIC or, if in a later taxable year, the U.S. holder made a QEF election together with a deemed sale election, the electing U.S. holder generally will not be subject to the excess distribution regime discussed above in “— Passive Foreign Investment Company Rules — In general” and the tax consequences generally should be as set forth above under the caption headings “— The Business Combination.”

Taxation of U.S. holders Making a Mark-to-Market Election.    If the U.S. holder makes a valid mark-to-market election for the first taxable year of the U.S. holder in which the U.S. holder holds (or is deemed to hold) GSR III Class A Ordinary Shares and for which GSR III is classified as a PFIC, such holder generally will not be subject to the excess distribution regime discussed above in “— Passive Foreign Investment Company Rules — In general” and the tax consequences generally should be as set forth above under the caption headings “— The Business Combination,” provided however that any gain recognized on the disposition of GSR III Class A Ordinary Shares will be treated as ordinary income.

Taxation of U.S. holders Not Making a Timely QEF or Mark-to-Market Election.    Section 1291(f) of the Code requires that, to the extent provided in Treasury Regulations, a U.S. person who disposes of stock of a PFIC recognizes gain notwithstanding any other provision of the Code. No final Treasury Regulations are currently in effect under Section 1291(f). However, proposed Treasury Regulations under Section 1291(f) have been promulgated and may be applied with a retroactive effective date. If finalized in their current form, those regulations would generally require taxable gain recognition to U.S. holders of GSR III Class A Ordinary Shares as a result of the Merger if GSR III is classified as a PFIC at any time during such U.S. holder’s holding period for such ordinary shares.

If the proposed Treasury Regulations are adopted in their final form, the tax consequences should be as set forth above in “— Passive Foreign Investment Company Rules — In general.” However, because the proposed Treasury Regulations have not yet been adopted in final form, they are not currently effective and there is no assurance they will be finally adopted in the form and with the effective date proposed. Nevertheless, the IRS has announced that taxpayers may apply reasonable interpretations of Code provisions applicable to PFICs and that it considers the rules set forth in the proposed Treasury Regulations to be reasonable interpretations of those Code provisions. If the proposed Treasury Regulations are not adopted in the form and with the effective date proposed, the determination of whether gain should be recognized on the Merger should be as set forth above under the caption heading “— The Business Combination.”

Application of the PFIC Rules to a Redemption of GSR III Class A Ordinary Shares

The impact of the PFIC rules on a U.S. holder of GSR III Class A Ordinary Shares that elects to redeem its GSR III Class A Ordinary Shares will depend on whether the U.S. holder has made (i) a timely and effective QEF election for the taxable year that is the first year in the U.S. holder’s holding period of GSR III Class A Ordinary Shares during which GSR III was classified as a PFIC or, if in a later taxable year, the U.S. holder made a QEF election together with a deemed sale election, or (ii) a timely and a valid mark-to-market election for the first taxable year of the U.S. holder in which the U.S. holder holds (or is deemed to hold) GSR III Class A Ordinary Shares and for which GSR III is classified as a PFIC. If such a QEF or mark-to-market election has been made, the electing U.S. holder generally will not be subject to the excess distribution regime discussed above in “— Passive Foreign Investment Company Rules — In general” and the tax consequences should be as set forth above under the caption heading “— Redemption of GSR III Class A Ordinary Shares,” otherwise the tax consequences should be as set forth above under the heading “— Passive Foreign Investment Company Rules — In general.”

The rules dealing with PFICs and with the QEF, deemed sale, and mark-to-market elections are very complex and are affected by various factors. Accordingly, U.S. holders of GSR III Class A Ordinary Shares should consult their own tax advisors concerning the application of the PFIC rules to their GSR III Class A Ordinary under their particular circumstances.

Ownership of PubCo Ordinary Shares

Distributions on PubCo Ordinary Shares

This discussion is subject to the discussion under “— Passive Foreign Investment Company Rules” below.

Distributions on PubCo Ordinary Shares generally will be taxable as dividends for U.S. federal income tax purposes to the extent paid from PubCo’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of PubCo’s current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in its PubCo Ordinary Shares. Any remaining excess will be treated as gain realized on the sale or other disposition of the PubCo Ordinary Shares and will be treated as described below under the heading “Sale, Exchange or Other Taxable Disposition of PubCo Ordinary Shares.” The amount of any such distribution will include any amounts withheld by PubCo (or another applicable withholding agent), which, as described below under the heading “Material Dutch Tax Considerations — PubCo Ordinary Shares” and “— Material Italian Tax Considerations — PubCo Ordinary Shares,” is expected to be in respect of Italian, and not Dutch, taxes. PubCo does not expect to calculate earnings and profits in accordance with U.S. federal income tax principles, and accordingly, U.S. holders should expect to generally treat distributions on Ordinary Shares as dividends. Any amount treated as dividend income will be treated as foreign-source dividend income. Amounts treated as dividends that PubCo pays to a U.S. holder that is a taxable corporation generally will be taxed at regular rates and will not qualify for the dividends received deduction generally allowed to domestic corporations in respect of dividends received from other domestic corporations. With respect to non-corporate U.S. holders, subject to certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), dividends generally will be eligible for treatment as “qualified dividend income” and taxed at the lower applicable long-term capital gains rate only if: (i) PubCo Ordinary Shares are readily tradable on an established securities market in the United States or PubCo is eligible for benefits under an applicable tax treaty with the United States; (ii) PubCo is not treated as a PFIC with respect to such U.S. holder at the time the dividend was paid or in the preceding year; and (iii) certain holding period requirements are met. PubCo Ordinary Shares are intended to be listed on Nasdaq, so the first of these requirements is expected to be met. There can be no assurance, however, that PubCo Ordinary Shares will be approved for listing on Nasdaq or considered readily tradable on an established securities market in later years. The amount of any dividend distribution paid in Euros will be the U.S. dollar amount calculated by reference to the exchange rate in effect on the date of actual or constructive receipt, regardless of whether the payment is in fact converted into U.S. dollars at that time. A U.S. holder may have foreign currency gain or loss if the dividend is converted into U.S. dollars after the date of receipt. Subject to certain conditions and limitations, withholding taxes, if any, on dividends paid by PubCo, including Italian withholding taxes, may be treated as foreign taxes eligible for credit against a U.S. holder’s U.S. federal income tax liability under the U.S. foreign tax credit rules. For purposes of calculating the U.S. foreign tax credit, dividends paid on PubCo

Ordinary Shares will generally be treated as income from sources outside the United States and will generally constitute passive category income. The rules governing the U.S. foreign tax credit are complex. U.S. holders should consult their tax advisors regarding the availability of the U.S. foreign tax credit under particular circumstances.

Sale, Exchange, or Other Taxable Disposition of PubCo Ordinary Shares

Subject to the discussion below under “— Passive Foreign Investment Company Rules,” a U.S. holder generally will recognize gain or loss on any sale, exchange, redemption or other taxable disposition of PubCo Ordinary Shares in an amount equal to the difference between (i) the amount realized on the disposition and (ii) such U.S. holder’s adjusted tax basis in such shares. Any gain or loss recognized by a U.S. holder on a taxable disposition of PubCo Ordinary Shares generally will be capital gain or loss and will be long-term capital gain or loss if the holder’s holding period in such shares exceeds one year at the time of the disposition. Preferential tax rates may apply to long-term capital gains of non-corporate U.S. holders (including individuals). The deductibility of capital losses is subject to limitations. Any gain or loss recognized by a U.S. holder on the sale or exchange of PubCo Ordinary Shares generally will be treated as U.S. source gain or loss. Therefore, a U.S. holder may have insufficient foreign source income to utilize foreign tax credits attributable to any Italian12 withholding tax imposed on a sale, exchange, redemption or other taxable disposition. U.S. holders should consult their tax advisors as to the availability of and limitations on any foreign tax credit attributable to Italian withholding tax.

Passive Foreign Investment Company Rules

A non-U.S. corporation, such as PubCo, will be a PFIC for U.S. federal income tax purposes in any taxable year in which, after applying relevant look-through rules with respect to the income and assets of its subsidiaries, either (i) 75% or more of its gross income is passive income, or (ii) 50% or more of the value of its assets in any taxable year (generally based on the quarterly average of the value of its assets during such year) is attributable to assets, including cash, that produce passive income or are held for the production of passive income. Passive income generally includes dividends, interest, certain royalties and rents, annuities, net gains from the sale or exchange of property producing such income and net foreign currency gains.

Based on the expected composition of PubCo’s gross assets and income and the manner in which PubCo expects to operate its business in future years, PubCo does not expect to be classified as a PFIC for U.S. federal income tax purposes for PubCo’s current taxable year or in the foreseeable future. Whether PubCo is a PFIC is a factual determination made annually, and PubCo’s status could change depending, among other things, upon changes in the composition and relative value of its gross receipts and assets, which may be determined by reference to the price of PubCo Ordinary Shares (which could fluctuate significantly).

If PubCo were a PFIC in any year during which a U.S. holder owns PubCo Ordinary Shares, subject to the discussion below regarding the mark-to-market or QEF elections, a U.S. holder generally will be subject to special rules (regardless of whether PubCo continues to be a PFIC) with respect to (i) any “excess distribution” (generally, any distributions received by a U.S. holder on its PubCo Ordinary Shares in a taxable year that are greater than 125% of the average annual distributions received by the U.S. holder in the three preceding taxable years or, if shorter, the U.S. holder’s holding period for the PubCo Ordinary Shares) and (ii) any gain realized on the sale or other disposition of PubCo Ordinary Shares. Under these rules (a) the excess distribution or gain will be allocated ratably over the U.S. holder’s holding period, (b) the amount allocated to the current taxable year and any taxable year prior to the first taxable year in which PubCo is a PFIC will be taxed as ordinary income, and (c) the amount allocated to each of the other taxable years will be subject to tax at the highest rate of tax in effect for the applicable class of taxpayer for that year and an interest charge for the deemed deferral benefit will be imposed with respect to the resulting tax attributable to each such other taxable year.

A U.S. holder may be able to avoid some of the adverse impacts of the PFIC rules described above by electing to mark the PubCo Ordinary Shares to market annually. The election is available only if the PubCo Ordinary Shares are considered “marketable stock,” which generally includes stock that is regularly traded in more than de minimis quantities on a qualifying exchange. If a U.S. holder makes the mark-to-market election, any gain from marking the PubCo Ordinary Shares to market or from disposing of them would be ordinary income. Any loss from marking the PubCo Ordinary Shares to market would be recognized only to the extent of unreversed gains previously included in income. Loss from marking the PubCo Ordinary Shares to market would be ordinary, but loss on disposing of them would be capital loss except to the extent of mark-to-market gains previously included in income. It is expected that

PubCo Ordinary Shares, which are expected to be listed on Nasdaq, will qualify as marketable shares for the PFIC rules purposes. No assurance can be given that the PubCo Ordinary Shares will be approved for listing on Nasdaq or traded in sufficient frequency and quantity to be considered “marketable stock.” A valid mark-to-market election cannot be revoked without the consent of the IRS unless the PubCo Ordinary Shares cease to be marketable stock.

If PubCo determines it is a PFIC for any taxable year, upon written request, PubCo will endeavor to provide U.S. holders with the information that would be necessary to make a QEF election with respect to the PubCo Ordinary Shares.

A U.S. holder that owns (or is deemed to own) shares in a PFIC during any taxable year of the U.S. holder generally is required to file an IRS Form 8621 (whether or not a QEF or mark-to-market election is or has been made) with such U.S. holder’s U.S. federal income tax return and provide such other information as may be required by the U.S. Treasury Department. Failure to file IRS Form 8621 for each applicable taxable year may result in substantial penalties and result in the U.S. holder’s taxable years being open to audit by the IRS until such Forms are properly filed.

U.S. holders should consult their own tax advisors concerning the PubCo’s possible PFIC status and the consequences to them, including potential reporting requirements, if PubCo were classified as a PFIC for any taxable year.

Tax Considerations for Non-U.S. holders

The Business Combination

A Non-U.S. holder will not be subject to U.S. federal income tax on the exchange of such Non-U.S. holder’s GSR III Class A Ordinary Shares unless (i) the gain is effectively connected with the Non-U.S. holder’s conduct of a trade or business in the United States, and if required by an applicable tax treaty, is attributable to a permanent establishment maintained by the Non-U.S. holder in the United States or (ii) the Non-U.S. holder is a non-resident alien individual present in the United States for 183 days or more during the taxable year in which the Business Combination takes place and certain other requirements are met.

Ownership of PubCo Ordinary Shares

A Non-U.S. holder of PubCo Ordinary Shares will not be subject to U.S. federal income tax or, subject to the discussion below under “— Information Reporting and Backup Withholding,” U.S. federal withholding on any dividends received on PubCo Ordinary Shares or any gain recognized on a sale or other disposition of PubCo Ordinary Shares (including, any distribution to the extent it exceeds the adjusted basis in the Non-U.S. holder’s PubCo Ordinary Shares) unless the dividend or gain is effectively connected with the Non-U.S. holder’s conduct of a trade or business in the United States, and if required by an applicable tax treaty, is attributable to a permanent establishment maintained by the Non-U.S. holder in the United States. In addition, special rules may apply to a Non-U.S. holder that is an individual present in the United States for 183 days or more during the taxable year of the sale or disposition, and certain other requirements are met. Such holders should consult their own tax advisors regarding the U.S. federal income tax consequences of the sale or disposition of PubCo Ordinary Shares.

Dividends and gains that are effectively connected with a Non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base in the United States) generally will be subject to U.S. federal income tax at the same U.S. federal income tax rates applicable to a U.S. holder and, in the case of a Non-U.S. holder that is a corporation for U.S. federal income tax purposes, also may be subject to an additional branch profits tax.

Information Reporting and Backup Withholding

Information reporting requirements may apply to cash received in redemption of GSR III Class A Ordinary Shares, dividends received by U.S. holders of PubCo Ordinary Shares, and the proceeds received on the disposition of PubCo Ordinary Shares effected within the United States (and, in certain cases, outside the United States), in each case other than U.S. holders that are exempt recipients (such as corporations). Backup withholding may apply to such amounts if the U.S. holder fails to provide an accurate taxpayer identification number (generally on an IRS Form W-9 provided to the paying agent of the U.S. holder’s broker) or is otherwise subject to backup withholding.

Any redemptions treated as dividend payments with respect to GSR III Class A Ordinary Shares and PubCo Ordinary Shares and proceeds from the sale, exchange, redemption or other disposition of PubCo Ordinary Shares may be subject to information reporting to the IRS and possible U.S. backup withholding. Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against the U.S. holder’s U.S. federal income tax liability, and a U.S. holder may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for a refund with the IRS and furnishing any required information. U.S. holders should consult their tax advisors regarding these rules and any other reporting obligations that may apply to the ownership or disposition of PubCo shares, including reporting obligations related to the holding of certain foreign financial assets and reporting obligations related to transactions described in Section 351 of the Code.

Information returns may be filed with the IRS in connection with, and Non-U.S. holders may be subject to backup withholding on amounts received in respect of their GSR III Class A Ordinary Shares or their PubCo Ordinary Shares, unless the Non-U.S. holder furnishes to the applicable withholding agent the required certification as to its non-U.S. status, such as by providing a valid IRS Form W-8BEN, IRS Form W-8BEN-E or IRS Form W-8ECI, as applicable, or the Non-U.S. holder otherwise establishes an exemption. Dividends paid with respect to PubCo Ordinary Shares and proceeds from the sale or other disposition of PubCo Ordinary Shares received in the United States by a Non-U.S. holder through certain U.S.-related financial intermediaries may be subject to information reporting and backup withholding unless such Non-U.S. holder provides proof of an applicable exemption or complies with certain certification procedures described above, and otherwise complies with the applicable requirements of the backup withholding rules.

Material Cayman Islands Tax Considerations

Cayman Islands Taxation

The following is a discussion on certain Cayman Islands income tax consequences of an investment in shares of a Cayman Islands company. The discussion is a general summary of present law, which is subject to prospective and retroactive change. It is not intended as tax advice, does not consider any investor’s particular circumstances, and does not consider tax consequences other than those arising under Cayman Islands law.

Under Existing Cayman Islands Laws

Payments of dividends and capital in respect of GSR III Class A Ordinary Shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of interest and principal or a dividend or capital to any holder of GSR III Class A Ordinary Shares, as the case may be, nor will gains derived from the disposal of the GSR III Class A Ordinary Shares be subject to Cayman Islands income or corporate tax. The Cayman Islands currently has no income, corporate or capital gains tax and no estate duty, inheritance tax or gift tax.

No stamp duty is payable in respect to the issue of shares or on an instrument of transfer in respect of a Class A Share. However, an instrument of transfer in respect of GSR III Shares, is stampable if executed in or brought into the Cayman Islands.

GSR III has been incorporated under the laws of the Cayman Islands as an exempted company with limited liability and, as such, has obtained an undertaking from the Financial Secretary of the Cayman Islands in the following form:

The Tax Concessions Law

Undertaking as to Tax Concessions

In accordance with the Tax Concessions Law the following undertaking is hereby given to GSR III:

(a)     that no Law which is hereafter enacted in the Islands imposing any tax to be levied on profits, income, gains or appreciations shall apply to GSR III or its operations; and

(b)    in addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax shall be payable:

(i)     on or in respect of the shares, debentures or other obligations of GSR III; or

(ii)    by way of the withholding in whole or part, of any relevant payment as defined in the Tax Concessions Law.

These concessions shall be for a period of TWENTY years from the 10th day of         , 2025.

Material Dutch Tax Considerations — PubCo Ordinary Shares

Taxation in the Netherlands

The information set out below is a general summary of and solely addresses the principal material Dutch tax consequences in connection with the acquisition, ownership and transfer of (i) the PubCo Ordinary Shares and it does not purport to describe every aspect of taxation that may be relevant to a particular holder. This summary does not describe any Dutch tax considerations or consequences arising from the Dutch Minimum Tax Act 2024 (the Dutch implementation of Council Directive (EU) 2022/2523 of 14 December 2022 on ensuring a global minimum level of taxation for multinational enterprise groups and large-scale domestic groups in the EU) which may be relevant for a particular holder. Tax matters are complex, and the tax consequences of the Issuance to a particular holder of PubCo Ordinary Shares will depend in part on such holder’s circumstances. Accordingly, a holder is urged to consult his own tax advisor for a full understanding of the tax consequences of the Offer to him, including the applicability and effect of Dutch tax laws.

Where in this summary English terms and expressions are used to refer to Dutch concepts, the meaning to be attributed to such terms and expressions shall be the meaning to be attributed to the equivalent Dutch concepts under Dutch tax law. Where in this summary the terms “the Netherlands” and “Dutch” are used, these refer solely to the European part of the Kingdom of the Netherlands. This summary assumes that PubCo is organised, and that its business will be conducted, in the manner outlined in this Prospectus. A change to such organisational structure or to the manner in which PubCo conducts its business may invalidate the contents of this summary, which will not be updated to reflect any such change.

This summary is based on the tax law of the Netherlands (unpublished case law not included) as it stands at the date of this Prospectus. The tax law upon which this summary is based, is subject to changes, possibly with retroactive effect. Any such change may invalidate the contents of this summary, which will not be updated to reflect such change. The summary does not address any tax consequences arising in any jurisdiction other than the Netherlands.

This summary assumes that PubCo is organized and that its business will be conducted such that PubCo is considered to be tax resident in Italy solely, including for purposes of the tax treaty as concluded between the Netherlands and Italy.

The summary in this Dutch taxation paragraph does not address the Dutch tax consequences for a holder of PubCo Ordinary Shares who:

(i)     is a person who may be deemed an owner of PubCo Ordinary Shares for Dutch tax purposes pursuant to specific statutory attribution rules in Dutch tax law;

(ii)    is, although in principle subject to Dutch corporation tax, in whole or in part, specifically exempt from that tax in connection with income from PubCo Ordinary Shares

(iii)   is an investment institution as defined in the Dutch Corporation Tax Act 1969;

(iv)   is an entity that, although in principle subject to Dutch corporation tax, is fully or partly exempt from Dutch corporation tax;

(v)    owns PubCo Ordinary Shares in connection with a membership of a management board or a supervisory board, an employment relationship, a deemed employment relationship or management role;

(vi)   has a substantial interest in PubCo or a deemed substantial interest in Pubco for Dutch tax purposes. Generally, a person holds a substantial interest if (a) such person — either alone or, in the case of an individual, together with his partner or any of his relatives by blood or by marriage in the direct line (including foster-children) or of those of his partner for Dutch tax purposes — owns or is deemed to own, directly or indirectly, 5% or more of the shares or of any class of shares of PubCo, or rights to acquire, directly or indirectly, such an interest in the shares of PubCo or profit participating certificates relating to 5% or more of the annual profits or to 5% or more of the liquidation proceeds of PubCo, or (b) such person’s shares, rights to acquire shares or profit participating certificates in PubCo are held by him following the application of a non-recognition provision; or

(vii)  is for Dutch tax purposes taxable as a corporate entity and resident of Aruba, Curaçao or Sint Maarten.

Withholding Taxes

PubCo has been incorporated as an Italian limited liability company (Società a responsabilità limitata or Srl). An Srl has legal personality under Italian law. The legal personality is recognized under Dutch tax law. By a deed of cross-border conversion dated          the legal form of Srl, while retaining its legal personality has been converted into a Dutch public limited liability company (naamloze vennootschap, or N.V.) under Dutch law. The legal conversion into a Dutch N.V. does not in itself result in PubCo being regarded a tax resident of the Netherlands for purposes of the 1965 Dutch Dividend Withholding Tax or the 2021 Dutch Conditional Withholding Tax Act. As long as PubCo remains a tax resident to Italy solely, distributions of profits by PubCo are as such not subject to Dutch dividend withholding tax nor Dutch conditional withholding tax

Taxes on Income and Capital Gains

Resident holders of PubCo Ordinary Shares

A holder of PubCo Ordinary Shares who is resident or deemed to be resident in the Netherlands for Dutch tax purposes is fully subject to Dutch income tax if he is an individual or fully subject to Dutch corporation tax if it is a corporate entity, or an entity, including an association, a partnership and a mutual fund, taxable as a corporate entity, as described in the summary below.

Individuals deriving profits or deemed to be deriving profits from an enterprise

Any benefits derived or deemed to be derived from or in connection with PubCo Ordinary Shares that are attributable to an enterprise from which an individual derives profits, whether as an entrepreneur or pursuant to a co-entitlement to the net value of an enterprise, other than as a shareholder, are generally subject to Dutch income tax at progressive rates up to 49.5%.

Individuals deriving benefits from miscellaneous activities

Any benefits derived or deemed to be derived from or in connection with PubCo Ordinary Shares that constitute benefits from miscellaneous activities by an individual are generally subject to Dutch income tax at progressive rates up to 49.5%.

An individual may, inter alia, derive, or be deemed to derive, benefits from or in connection with PubCo Ordinary Shares that are taxable as benefits from miscellaneous activities if his investment activities go beyond regular active portfolio management.

Other individuals

If a holder of PubCo Ordinary Shares is an individual whose situation has not been discussed before in this section “Dutch taxation — Taxes on income and capital gains — Resident holders of PubCo Ordinary Shares”, the value of his PubCo Ordinary Shares forms part of the yield basis for purposes of tax on benefits from savings and investments. A deemed benefit, which is calculated on the basis of a holder’s actual bank savings plus his actual other investments (including the value of his PubCo Ordinary Shares, minus his actual liabilities whilst taking into account a deemed benefit for each of these categories, is taxed at the rate of 36%. For the year 2025, the estimated deemed benefit rate for actual bank savings is 1.44%, the deemed benefit rate for actual other investments is 5.88%

and the estimated deemed benefit rate for actual liabilities is 2.62%. The estimated deemed return percentages will be confirmed later. Actual benefits derived from or in connection with his PubCo Ordinary Shares are not subject to Dutch income tax.

The Dutch Supreme Court has ruled that the regime as set out hereinabove is incompatible with the European Convention on Human Rights as well as the First Protocol to this Convention in cases where the deemed benefit is higher than the actual nominal return on the assets and liabilities, which includes unrealised changes in value of such assets and liabilities. In these cases, the Dutch Supreme Court has ruled that restoration rights must be granted to such holder of PubCo Ordinary Shares. The Dutch legislator has announced the introduction of new legislation to eliminate the incompatibilities referred to above. Holders of PubCo Ordinary Shares that are taxed in this manner with respect to their PubCo Ordinary Shares are therefore recommended to consult a professional tax adviser.

Corporate entities

Any benefits derived or deemed to be derived from or in connection with PubCo Ordinary Shares that are held by a corporate entity, or an entity, including an association, a partnership and a mutual fund, taxable as a corporate entity, are generally subject to Dutch corporation tax.

General

A holder of PubCo Ordinary Shares will not be deemed to be resident in the Netherlands for Dutch tax purposes by reason only of the execution and/or enforcement of the documents relating to the issue of PubCo Ordinary Shares or the performance by PubCo of its obligations under such documents or under the PubCo Ordinary Shares.

Non-resident holders of PubCo Ordinary Shares

Individuals

If a holder of PubCo Ordinary Shares is an individual who is neither resident nor deemed to be resident in the Netherlands for purposes of Dutch income tax, he will not be subject to Dutch income tax in respect of any benefits derived or deemed to be derived from or in connection with PubCo Ordinary Shares, except if:

(i)     he derives profits from an enterprise, whether as an entrepreneur or pursuant to a co-entitlement to the net value of such enterprise, other than as a shareholder, and such enterprise is carried on, in whole or in part, through a permanent establishment or a permanent representative in the Netherlands, and his PubCo Ordinary Shares are attributable to such permanent establishment or permanent representative; or

(ii)    he derives benefits or is deemed to derive benefits from or in connection with PubCo Ordinary Shares that are taxable as benefits from miscellaneous activities performed in the Netherlands;

Corporate entities

If a holder of PubCo Ordinary Shares is a corporate entity, or an entity including an association, a partnership and a mutual fund, taxable as a corporate entity, which is neither resident, nor deemed to be resident in the Netherlands for purposes of Dutch corporation tax, it will not be subject to Dutch corporation tax in respect of any benefits derived or deemed to be derived from or in connection with PubCo Ordinary Shares, except if:

(i)     it derives profits from an enterprise directly which is carried on, in whole or in part, through a permanent establishment or a permanent representative in the Netherlands, and to which permanent establishment or permanent representative its PubCo Ordinary Shares are attributable; or

(ii)    it derives profits pursuant to a co-entitlement to the net value of an enterprise which is managed in the Netherlands, other than as a holder of securities, and to which enterprise its PubCo Ordinary Shares are attributable.

General

If a holder of PubCo Ordinary Shares is neither resident nor deemed to be resident in the Netherlands, such holder will for Dutch tax purposes not carry on or be deemed to carry on an enterprise, in whole or in part, through a permanent establishment or a permanent representative in the Netherlands by reason only of the execution and/or enforcement of the documents relating to the issue of PubCo Ordinary Shares or the performance by PubCo of its obligations under such documents or under the PubCo Ordinary Shares.

Gift and Inheritance Taxes

No Dutch gift tax or Dutch inheritance tax will arise with respect to an acquisition or deemed acquisition of PubCo Ordinary Shares by way of gift by, or upon the death of, a holder of PubCo Ordinary Shares who is neither resident nor deemed to be resident in the Netherlands for purposes of Dutch gift tax or Dutch inheritance tax except if, in the event of a gift whilst not being a resident nor being a deemed resident in the Netherlands for purposes of Dutch gift tax or Dutch inheritance tax, the holder of PubCo Ordinary Shares becomes a resident or a deemed resident in the Netherlands and dies within 180 days after the date of the gift.

For purposes of Dutch gift tax and Dutch inheritance tax, a gift of PubCo Ordinary Shares made under a condition precedent is deemed to be made at the time the condition precedent is satisfied.

Registration taxes and duties

No Dutch registration tax, stamp duty or any other similar tax or duty, other than court fees, will be payable in the Netherlands by a holder of PubCo Ordinary Shares in connection with the acquisition, ownership and transfer of the PubCo Ordinary Shares.

Material Italian Tax Considerations — PubCo Ordinary Shares

Taxation in Italy

The information set out below is a general summary of the material Italian tax consequences connected with the acquisition, ownership and transfer of the PubCo Ordinary Shares.

This summary does not purport to be a comprehensive description of every aspect of Italian taxation that may be relevant in the hands of a particular holder of the PubCo Ordinary Shares, who may be subject to special treatment under the applicable law, nor does this summary intend to be applicable in all respects to all categories of holders of the Ordinary Shares. For purposes of Italian tax law, a holder of the PubCo Ordinary Shares may include an individual or entity who does not have the legal title to the PubCo Ordinary Shares, but to whom or to which nevertheless the PubCo Ordinary Shares or the income therefrom are attributed based on specific statutory provisions or on the basis of such individual or entity having an interest in the PubCo Ordinary Shares or the income therefrom.

This summary assumes that the Ordinary Shares will be listed on a regulated market, qualified as such for Italian tax purposes. This summary also assumes that PubCo is organized and that its business will be conducted such that PubCo is considered to be tax resident in Italy for purposes of the tax treaty as concluded between the Netherlands and Italy. A change to the organizational structure or to the manner in which PubCo conducts its business may invalidate the contents of this section, which will not be updated to reflect any such change.

This summary is based upon the tax laws of the Republic of Italy and upon the case law/practice (unpublished case law/practice is not included) as it stands at the date of this prospectus. The law upon which this description is based is subject to change, potentially with retroactive effect. Any such change may invalidate the contents of this description, which will not be updated to reflect this change. The summary does not address the tax consequences arising in any jurisdiction other than Italy.

As this is a general summary, holders of the PubCo Ordinary Shares, should consult their own tax advisers as to the Italian or other tax consequences connected with the acquisition, ownership and transfer of the PubCo Ordinary Shares, including, in particular, the application to their particular situations of the tax considerations discussed below.

For purposes of this section, the following terms have the meaning defined below:

•        “CITA”:    Presidential Decree No. 917 of December 22, 1986 (the Consolidated Income Tax Act);

•        “EEA State”:    a State that is party to the European Economic Area Agreement;

•        “Finance Act 2017”:    Law No. 232 of December 11, 2016;

•        “Finance Act 2019”:    Law No. 145 of December 30, 2018;

•        “Finance Act 2021”:    Law No. 178 of December 30, 2020;

•        “IRES”:    Italian corporate income tax;

•        “IRAP”:    Regional Tax on productive activities;

•        “Italian White List”:    the list of Countries and territories allowing a satisfactory exchange of information with Italy (i) currently included in the Italian Ministerial Decree of September 4, 1996, as subsequently amended and supplemented or (ii) once effective in any other decree or regulation that will be issued in the future to provide the list of such countries and territories (and that will replace Ministerial Decree of September 4, 1996), including any Country or territory that will be deemed listed therein for the purpose of any interim rule;

•        “Non-Qualified Holdings”:    holdings of the Ordinary Shares and any other rights or securities through which Ordinary Shares may be acquired, other than Qualified Holdings;

•        “Qualified Holdings”:    holdings of the Ordinary Shares and any other rights or securities through which the Ordinary Shares may be acquired, that represent, in case of shares listed on regulated markets, either (i) more than 2% of the overall voting rights exercisable at ordinary shareholders’ meetings or (ii) an interest in PubCo’s issued and outstanding capital exceeding 5%; and

•        “Transfer of Qualified Holdings”:    transfers of the Ordinary Shares and any other rights or securities through which the Ordinary Shares may be acquired, that exceed, over a period of 12 (twelve) months, the threshold for qualifying as Qualified Holdings. The twelve-month period starts from the date when the shares, securities and the rights owned represent a percentage of voting rights or interest in PubCo’s capital that exceeds the aforesaid thresholds. In case of rights or securities through which the Ordinary Shares may be acquired, the percentage of voting rights or interest in PubCo’s capital potentially attributable to the holding of such rights and securities is taken into account.

Taxation of Dividends

The tax regime summarized in this subsection “— Taxation of Dividends” applies only to classes of holders of the Ordinary Shares and, if applicable, of the that are described here below.

Dividends paid by PubCo are subject to the tax regime generally applicable to dividends paid by companies that are resident for tax purposes in the Republic of Italy. As mentioned, this subsection only describes the tax regime applicable to dividends paid out of profits that PubCo has realized as of fiscal year 2022.

TAXATION OF HOLDERS OF ORDINARY SHARES TAX RESIDENT IN ITALY

Individuals not engaged in business activity

Under Decree No. 600 of September 29, 1973 (Decree 600), dividends paid to Italian resident individuals who hold the Ordinary Shares neither in connection with a business activity nor in the context of the discretionary investment portfolio regime (risparmio gestito) as defined in subparagraph (A)(ii) below are subject to 26% tax withheld at source in Italy. In this case, the holders are not required to report the dividends in their income tax returns.

Subject to certain conditions (including a minimum holding period requirement) and limitations, dividends paid by PubCo may be exempt from any income taxation (including from the 26% tax withheld at source) if the Ordinary Shares do not represent a Qualified Holding and are included in a long-term savings account (piano di risparmio a lungo termine) that meets all the requirements set forth under Italian tax law.

Individuals not engaged in business activity and holding the Ordinary Shares under the “risparmio gestito” regime

Dividends paid to Italian resident individuals who do not hold the Ordinary Shares in connection with a business activity are not subject to any tax withheld at source in Italy if (a) the holder has entrusted the management of the shares to an authorized intermediary under a discretionary asset management contract, and (b) the holder has elected for the discretionary investment portfolio regime (risparmio gestito) under Article 7 of Legislative Decree No. 461 of November 21, 1997 (Decree 461). In this case, the dividends are included in the annual accrued management result (risultato maturato annuo di gestione), which is subjected to a 26% substitute tax. The 26% substitute tax is applied by the authorized intermediary entrusted with the management and the dividends shall not be reported in the income tax return of the resident individual shareholder.

Sole Proprietors

Dividends paid to Italian resident individuals who hold the Ordinary Shares in connection with a business activity (Sole Proprietors) are not subject to any tax withheld at source in Italy, provided that, in this case, the holders declare at the time of receipt that the profits collected are from holdings connected with their business activity. In this case, dividends must be reported in the income tax return, but only 58.14% of such dividends are included in the holder’s overall business income taxable in Italy.

Partnerships (Italian “società in nome collettivo,” “società in accomandita semplice,” “società semplice” and similar Italian partnerships as referred to in Article 5 CITA)

No Italian tax is withheld at source on dividends paid to Italian business partnerships (such as Italian società in nome collettivo, società in accomandita semplice and similar partnerships as referred to in Article 5 CITA). Only 58.14% of such dividends is included in the overall business income to be reported by the business partnership.

If it is instead a non-business partnership (società semplice), based on Article 32-quarter of Law Decree No. 124 of October 26, 2019, as subsequently amended and supplemented, dividends are deemed to be received on a tax transparency basis by the partners and are subject to tax under the tax regime applicable to the relevant partner (i.e., as if they were directly paid to each partner).

Companies and other business entities referred to in Article 73(1)(a)-(b) CITA

No Italian tax is withheld at source on dividends paid to Italian resident companies and other Italian resident business entities as referred to in Article 73(1)(a)-(b) CITA, including, among others, corporations (società per azioni), partnerships limited by shares (società in accomandita per azioni), limited liability companies (società a responsabilità limitata) and public and private entities whose sole or primary purpose is to carry out business activities. Only 5% of such dividends are included in the overall business income subject to IRES, unless the Ordinary Shares are financial assets held for trading by holders that apply IAS/IFRS international accounting standards. In this latter case, the full amount of the dividends is included in the holder’s overall business income subject to IRES.

For some types of companies and under certain conditions, dividends are also partially included in the net value of production, which is subject to IRAP.

Non-Business Entities Referred to in Article 73(1)(c) CITA

No Italian tax is withheld at source on dividends paid to Italian resident non-business entities referred to in Article 73(1)(c) CITA (including Italian resident trusts that do not carry out a business activity), except for Italian undertakings for collective investment (OICR). The dividends are fully included in the holder’s overall income subject to IRES.

For social security entities pursuant to Legislative Decree No. 509 of June 30, 1994 and Legislative Decree No. 103 of February 10, 1996, subject to certain conditions (including minimum holding period requirement) and limitations, dividends and other income from the Ordinary Shares that do not represent a Qualified Holding may be excluded from the taxable base if the social security entity earmarks the Ordinary Shares as eligible investment under Article 1(89) of Finance Act 2017 (as subsequently amended) to the extent, however, that investment in the Ordinary Shares (and other qualifying shares or units in undertakings for collective investment investing mainly in qualifying shares) represent no more than 10% of the gross asset value of the social security entity of the previous year.

According to Article 1(44 – 46) of Finance Act 2021, 50% of the dividends paid to non-business entities referred to in Article 73(1)(c) CITA will be excluded from their IRES taxable base provided that they: (i) exclusively or mainly carry out any of the qualifying non-profit activities listed in Article 1(45) of Finance Act 2021 and (ii) earmark the related tax savings to a non-distributable reserve and use these resources to finance these non-profit activities.

Investment Funds, SICAVs and SICAFs

Dividends received by Italian investment funds and Italian investment companies with variable or fixed capital (“SICAVs” and “SICAFs”), other than real estate investment funds/SICAVs/SICAFs, are not subject to any withholding tax or substitute tax provided that (i) they are established in Italy and (ii) the investment fund, SICAV, SICAF or their manager is subject to the supervision of a regulatory authority. These dividends are included in the results of the investment fund, SICAVs or SICAFs, which are not subject to tax at the level of the investment fund, SICAV or SICAF, but a withholding tax at 26% rate may apply, in certain circumstances, to distributions made in favor of certain categories of unitholders or shareholders of the investment fund, SICAV or SICAF.

Real estate Investment Funds and Real Estate SICAFs

Dividends received by Italian-resident real estate investment funds established pursuant to Article 37 of Legislative Decree No. 58 of 24 February 1998, as amended and supplemented, or pursuant to Article 14-bis of Law No. 86 of 25 January 1994 (“Real Estate Investment Funds”), and by Italian real estate SICAFs (“Real Estate SICAFs”) are not subject to any withholding or substitute tax at the level of the Real Estate Investment Funds or Real Estate SICAFs, but a withholding tax of 26% may apply, in certain circumstances to distributions made in favor of certain categories of investors. In certain cases, a tax transparency regime may apply in respect of certain categories of investors owning more than 5% of the Italian Real Estate Investment Fund’s or Real Estate SICAF’s units or shares.

TAXATION OF HOLDERS OF ORDINARY SHARES NOT TAX RESIDENT IN ITALY

Non-resident persons holding the Ordinary Shares through a permanent establishment in Italy

No Italian tax is withheld at source on dividends paid to non-resident persons that hold the Ordinary Shares through a permanent establishment in Italy to which the Ordinary Shares are effectively connected. Only 5% of the dividends are included in the overall income subject to IRES, unless the Ordinary Shares are financial assets held for trading by holders that apply IAS/IFRS international accounting. In this latter case, the full amount of the dividends is included in the overall business income subject to IRES. If the Ordinary Shares are held by a non-resident Sole Proprietor through a permanent establishment in Italy to which the Ordinary Shares are effectively connected, only 58.14% of the dividends is included in the overall income subject to personal income tax.

For some types of businesses and under certain conditions, dividends are also partially included in the net value of production, which is subject to IRAP.

Non-Resident Persons that Do Not Hold the Ordinary Shares through a Permanent Establishment in Italy

A 26% tax withheld at source generally applies on dividends paid to non-resident persons that do not have a permanent establishment in Italy to which the Ordinary Shares are effectively connected.

Subject to a specific application that must be submitted to the Italian tax authorities under the terms and conditions provided by law, non-resident holders are entitled to relief (in the form of a refund), which cannot be greater than 11/26 (eleven twenty-sixths) of the tax levied in Italy, if they can demonstrate that they have paid final tax abroad on the same profits. Holders who may be eligible for the relief should consult with their own independent tax advisors to determine whether they are eligible for, and how to obtain, the tax refund.

As an alternative to the relief described above, persons resident in Countries that have a double tax treaty in force with Italy may request that the withholding tax on dividends be levied at the (reduced) rate provided under the applicable tax treaty, provided that the non-resident person promptly submits proper documentation.

The domestic withholding tax rate on dividends is 1.2% (and not 26%) if the recipients and beneficial owners of the dividends of Ordinary Shares are companies or entities that are (a) resident for tax purposes in an EU Member State or in an EEA State that is included in the Italian White List and (b) subject to corporate income tax in such State. These companies and entities are not entitled to the relief described above.

The domestic withholding tax rate on dividends is 11% (and not 26%) if the recipients and beneficial owners of the dividends on the Ordinary Shares are pension funds that are set up in an EU Member States or an EEA State included in the Italian White List.

No Italian tax is withheld at source on dividends paid to (i) foreign undertakings for collective investment that comply with Directive 2009/65/EC, or (ii) foreign undertakings for collective investment that do not fall within the scope of Directive 2009/65/EC but whose asset manager is subject to regulatory supervision according to Directive 2011/61/EU, provided that in both case (i) and (ii) the foreign undertaking for collective investment is organized under the laws of an EU Member State or an EEA State that is included in the White List.

Under Article 27-bis of Decree 600, which implemented in Italy the Directive 435/90/EEC of July 23, 1990, then recast in EU Directive 2011/96 of November 30, 2011 (the “Parent-Subsidiary Directive”), a company is entitled to a full refund of the withholding tax levied on the dividends if it (a) has one of the legal forms provided for in the appendix to the Parent-Subsidiary Directive, (b) is resident for tax purposes in an EU Member State without being considered to be resident outside the EU according to a double tax treaty signed with a non-EU country, (c) is subject in the country of residence to one of the taxes indicated in the appendix to the Parent Subsidiary Directive with no possibility of benefiting from optional or exemption regimes that have no territorial or time limitations, and (d) directly holds Ordinary Shares that represent an interest in the issued and outstanding capital of PubCo of no less than 10% for an uninterrupted period of at least one year. If these conditions are met, and as an alternative to submitting a refund request after the dividend distribution, the non-resident company may request that no tax is levied at the time the dividends are paid, provided that (x) the 1-year holding period under condition (d) above has already run and (y) the non-resident company promptly submits proper documentation. EU resident companies that are controlled directly or indirectly by persons that are not resident in a EU Member State may request the refund or the direct withholding exemption only if the EU resident companies prove that they do not hold the Ordinary Shares for the sole or primary purpose of benefiting from the Parent-Subsidiary Directive. The substitute tax exemption under Article 27-bis of Decree 600 may be denied by the Italian tax authorities in case of artificial and non-genuine structures pursuant to the Italian general anti-abuse rule (i.e., Article 10-bis of Law No. 212 of July 27, 2000).

Under the Agreement between the European Community and the Swiss Confederation providing for measures equivalent to those laid down in Council Directive 2003/48/EC on taxation of savings income in the form of interest payments, the withholding tax refund/exemption regime described above also applies to dividends paid to a company that (a) is resident for tax purposes in Switzerland without being considered to be resident outside Switzerland according to a double tax treaty signed with a non-EU country, (b) is a limited company, (c) is subject to Swiss corporate tax without being exempted or benefiting from preferential tax regimes, and (d) directly holds Ordinary Shares that represent an interest in PubCo’s issued and outstanding capital of no less than 25% for an uninterrupted period of at least two years.

The application of the above-described tax relief, WHT reduction under the double tax treaties or WHT exemption, is subject to conditions required under the applicable laws and/or treaties, which may vary depending on the case, as well as to the fulfillment by the holders of certain formalities, such as the timely provision to the withholding tax agent of affidavits, self-statements and tax residence certificates. In this respect, holders should consult with their own independent tax advisors to determine whether they are eligible for, and how to obtain, such tax relief, WHT reductions or exemption.

Taxation of Distributions of Certain Capital Reserves

Special rules apply to the distribution of certain capital reserves, including reserves or funds created with share offerings’ premiums, adjusted interest paid by subscribers of shares, capital contributions, capital account payments made by shareholders or tax-exempt monetary revaluation funds. Under certain circumstances, such distribution may trigger taxable income for the recipients depending on the existence of current profits or outstanding profit reserves of the distributing company at the time of the distribution, and on the actual nature of the reserves so distributed. The application of such rules may also have an impact on the tax basis in the Ordinary Shares and the characterization of the taxable income received by the recipients and the tax regime applicable to it. Non-resident shareholders may be subject to tax in Italy on capital gains as a result of the distribution of such reserves. Prospective investors should consult their advisers in case any distributions of such capital reserves occur

Individuals not engaged in business activity

Capital gains realized by Italian-resident individuals on the sale or disposal of the Ordinary Shares, held otherwise than in connection with a business activity, are subject to a 26% substitute tax, pursuant to one of the following optional regimes:

•        Tax return regime (“Regime della dichiarazione”):    the shareholder must report on their annual income tax return the overall capital gains realized in each tax year, net of any incurred capital losses of the same nature, and pay any related substitute tax together with the income tax due for the same tax year. Capital losses exceeding capital gains may be carried forward against capital gains of the same nature realized in the next tax years up to the fourth. The tax return regime automatically applies if the shareholders do not expressly opt for one of the two following regimes;

•        Non-discretionary investment portfolio regime (“Regime del risparmio amministrato”):    this regime applies only if the shareholder’s Ordinary Shares are deposited with Italian banks, broker-dealers or other authorized intermediaries, and the shareholder makes an election in writing for this regime. The intermediary with whom the Ordinary Shares are deposited applies and pays the substitute tax with respect to each sale resulting in a capital gain. Where a sale results in a net capital loss, the intermediary is entitled to deduct such capital loss from capital gains of the same nature subsequently realized on assets held by the shareholder on the same deposit account in the same tax year and/or in tax years following the tax year in which the loss is realized up to the fourth; and

•        Discretionary investment portfolio regime (“Regime del risparmio gestito”):    this regime applies if the Ordinary Shares are included in a portfolio managed by a duly authorized financial intermediary. Under this regime, any income realized in connection with the Ordinary Shares, including accrued dividends and capital gains accrued but not yet cashed, is included in the net annual results accrued under the portfolio management. The annual net accrued portfolio result is subject to 26% substitute tax, which is levied by the portfolio management company. Any investment portfolio losses accrued at year-end may be carried forward and offset against net profits accrued in the tax years following the one in which the loss is accrued up to the fourth.

Under the second and third regimes above, the shareholder is not required to report the capital gains/losses in his or her annual income tax return. Under the tax return regime, capital gains are computed on a last in first out (so-called “LIFO”) basis. Under the non-discretionary investment portfolio regime capital gains are computed on a weighted average cost basis. Under both regimes capital gains are equal to the difference between the consideration received and the tax basis held in the Ordinary Shares, increased by the expenses incurred to make the investment (other than interest expense).

Moreover, subject to certain conditions and requirements (including a five-year minimum holding period), and several limitations (including amount and composition of the capital investment), Italian resident individuals not holding the Ordinary Shares in connection with a business activity, may be exempt from any taxation on capital gains realized on the Sale of a Non-Qualified Holdings if the Ordinary Shares are included in a long-term individual savings account (piano individuale di risparmio a lungo termine) that meets the requirements from time to time applicable as set forth by Italian law.

Individuals engaged in business activity and partnerships and similar entities

Capital gains realized by Italian resident partnerships and similar entities or Italian-resident individuals on the sale or disposal of the Ordinary Shares held in connection with a business activity, are included in the recipient’s overall taxable income for the entire amount in the tax year in which they are realized, subject to income tax at ordinary rates, and are reported in the recipient’s income tax return.

However, if the conditions indicated in the following paragraph for the Participation Exemption Regime (as defined below) provided for capital gains realized by Italian resident companies and commercial entities were satisfied, these capital gains would be subject to tax only partially, in an amount equal to 58.14% of the capital gains. In this event, any relating capital losses would be deductible for a corresponding amount.

Companies and other business entities referred to in Article 73(1)(a)(b) CITA

Capital gains realized by Italian-resident companies, private and public entities (other than companies) and trusts whose sole or main purpose is to carry out a business activity, are included in their taxable income and are subject to IRES according to the ordinary rules.

If the Orindary Shares were held and accounted for as fixed financial assets in the three-year period preceding the disposal, the shareholder may elect to spread any realized gain on a straight-line basis across the five-year period commencing in the tax year in which the gain is realized. However, capital gains arising from the disposal of the Ordinary Shares are tax-exempt for 95% of such capital gains (under the so called “Participation Exemption Regime”), whereas the remaining 5% is included in the shareholders’ taxable income and is subject to IRES, provided that the following conditions are met:

a)      The shareholding must be held, without interruption, from the first day of the twelfth month preceding the month in which the sale occurs (the most recently purchased shares being deemed to have been sold first); and

b)      The shareholding must be accounted for in the financial statements of the shareholder as a fixed financial asset in the first year of the holding period. For companies that prepare their financial statements in accordance with the international accounting standards (IAS/IFRS), the shares not accounted as “held for trading” are deemed as fixed financial assets.

Capital losses realized on the disposal of Ordinary Shares recorded as financial fixed assets in the first year of the holding period are disallowed for tax purposes if the shareholding has been held, without interruption, from the first day of the twelfth month preceding the month in which the sale occurs.

In any other case, capital losses arising from the sale of the Ordinary Shares are generally fully deductible except for an amount equal to the non-taxable dividends (or interim dividends) received in the 36 months preceding the sale, with respect to Ordinary Shares acquired in the 36 months preceding the sale. Such limitation does not apply to those entities applying the international accounting standards (IAS/IFRS).

Capital losses in excess of €50 thousand must be reported to the Italian tax administration together with other additional information, as set forth in the implementing measures adopted by the tax authorities with Rulings of March 29, 2007 and of July 13, 2007. Such an obligation does not apply to entities preparing their financial statements in accordance with the international accounting standards (IAS/IFRS).

Moreover, the data and the information relating to capital losses in excess of €5 million, deriving from the sales of shares accounted for as fixed financial assets, must be included in the recipient’s tax return.

Capital gains on the Ordinary Shares realized by certain companies and commercial entities (e.g., banks and insurance companies) may also be subject to IRAP.

Non-Business Entities

Capital gains on Ordinary Shares held by Italian-resident public or private non-commercial entities and trusts are subject to the tax regime described in connection with capital gains realized by Italian resident individual shareholders otherwise than in connection with a business activity.

Pension funds

Capital gains on Ordinary Shares held by Italian-resident pension funds are subject to the same tax regime described under the paragraph relating to the taxation regime of dividends received by such funds, above.

Investment Funds, SICAVs and SICAFs

Capital gains on Ordinary Shares held by Italian resident investment funds, SICAVs and SICAFs (other than Real Estate Investment Funds and Real Estate SICAFs) are subject to the same tax regime described under the paragraph relating to the taxation regime of dividends received by such entities, above.

Real estate Investment Funds and Real Estate SICAFs

Capital gains on Ordinary Shares held by Real Estate Investment Funds and Real Estate SICAFs are subject to the same tax regime described under the paragraph relating to the taxation regime of dividends received by such entities, above.

NON-ITALIAN RESIDENT PERSONS

Capital gains realized by non-Italian-resident shareholders without a permanent establishment in Italy, to which the relevant Ordinary Shares are effectively connected, from the:

(a)     Sale of a Non-Qualified Holding in Italian companies listed on a regulated market, such as the Issuer, are not subject to taxation in Italy, regardless of the provisions set forth in any applicable double tax treaty. In order to benefit from this exemption, such non-Italian-resident persons may need to file a certificate evidencing their residence outside of Italy for tax purposes;

(b)    Sale of a Qualified Holding, are subject to the same 26% substitute tax regime described above for Italian resident individuals not engaged in a business activity. However, if the conditions provided for the Participation Exemption Regime summarized above are met, as to capital gains realized upon the sale or disposal of a Qualified Holding by non-Italian resident companies and entities referred to in Article 73(1)(d) TUIR, that do not have a permanent establishment in Italy to which the Ordinary Shares are effectively connected and are resident for tax purposes in an EU Member State or in a state that is party to the EEA and is included in the White List, the 26% substitute tax applies only on 5% of capital gains realized. Moreover, capital gains realized by undertakings for collective investment complying with UCITS Directive, and by undertakings for collective investment which do not comply with UCITS Directive, but whose manager is subject to regulatory supervision in the foreign country in which it is established in accordance with AIFM Directive, which are established in an EU Member States or an EEA state included in the White List, are not subject to tax in Italy.

The tax regime described above will not prevent the application, if more favorable to the taxpayer, of any different provisions of any applicable convention against double taxation with Italy. Most conventions against double taxation entered into by Italy provide that capital gains realized on the disposal of shares are subject to tax only in the country of residence of the seller. In such cases, the capital gains realized by non-resident shareholders on the disposal of the Ordinary Shares will not be subject to tax in Italy. In order to benefit from exemption under conventions against double taxation entered into by Italy, non-Italian-resident shareholders may need to file a certificate evidencing their residence outside of Italy for tax purposes.

Capital gains realized by non-resident shareholders holding the shareholding through a permanent establishment in Italy are included in the permanent establishment’s overall taxable income and are subject to tax in Italy in accordance with the tax regime indicated above for capital gains realized by Italian resident companies or commercial entities.

Transfer Tax

Contracts or other legal instruments relating to the transfer of securities (including the transfer of the Ordinary Shares) are subject to registration tax as follows: (i) notary deeds (atti pubblici) and private deeds with notarized signatures (scritture private authenticate) executed in Italy must mandatorily be registered with the Italian tax authorities and are subject to €200.00 registration tax; and (ii) private deeds (scritture private) are subject to €200.00 registration tax only if they are voluntary filed for registration with the Italian tax authorities or if the so-called “caso d’uso” or “enunciazione” occurs.

Financial Transaction Tax

Article 1(491-500) of Law No. 228 of December 24, 2012 introduced a financial transaction tax (FTT) applicable, among others, to the transfers of the ownership of (i) shares issued by Italian resident corporations, (ii) participating financial instruments (as defined under Article 2346(6) of the Italian Civil Code) issued by Italian resident corporations, and (iii) securities representing equity investments in Italian resident corporations, regardless of the place of residence of the issuer of such securities and of the place where the contract has been concluded.

The residence of the issuer for the purposes of FTT is the place where the issuer has its registered office (intended as its corporate seat).

Since the corporate seat of PubCo is not in Italy, transfers of ownership of the Ordinary Shares will not be subject to FTT.

Inheritance and Gift Tax

Transfers of any valuable asset (including the Ordinary Shares or other securities) as a result of death or donation are taxed as follows:

a)      transfers in favour of spouses and direct descendants or direct ancestors are subject to an inheritance and gift tax applied at a rate of 4 per cent. on the value of the inheritance or gift exceeding, for each beneficiary, Euro 1,000,000;

b)      transfers in favour of relatives to the fourth degree or relatives-in-law to the third degree are subject to an inheritance and gift tax at a rate of 6 per cent. on the entire value of the inheritance or the gift. Transfers in favour of brothers/sisters are subject to the 6 per cent. inheritance and gift tax on the value of the inheritance or gift exceeding, for each beneficiary, Euro 100,000; and

c)      any other transfer is, in principle, subject to an inheritance and gift tax applied at a rate of 8 per cent. on the entire value of the inheritance or gift.

If the transfer is made in favour of persons with severe disabilities, the tax is levied at the rate mentioned above in paragraphs (a), (b) and (c) on the value exceeding, for each beneficiary, Euro 1,500,000.

Subject to certain conditions, no inheritance or gift tax applies on certain transfers of Ordinary Shares that qualify as, or allow to obtain, a controlling shareholding pursuant to Article 2359 (1) of the Italian Civil Code.

The transfer of financial instruments (including the Ordinary Shares) as a result of death is exempt from inheritance tax when such financial instruments are included in a long-term individual savings account (piano individuale di risparmio a lungo termine) that meets the requirements from time to time applicable as set forth by Italian law.

The tax regime described above will not prevent the application, if more favorable to the taxpayer, of any different provisions of a bilateral convention against double taxation in force in Italy with respect to taxes on estates and inheritances, pursuant to which non-Italian resident shareholders are generally entitled to a tax credit for any estate and inheritance taxes possibly applied in Italy.

Stamp Duty

Under Article 13(2bis — 2ter) of Decree No. 642 of October 26, 1972, subject to certain conditions, a 0.20% stamp duty generally applies on communications and reports that Italian financial intermediaries periodically send to their clients in relation to the financial products that are deposited with such intermediaries or with an Italian permanent establishment of a foreign financial intermediary. Shares are included in the definition of financial products for these purposes. Communications and reports are deemed to be sent at least once a year even if the Italian financial intermediary is under no obligation to either draft or send such communications and reports.

The stamp duty cannot exceed €14,000.00 per year for investors other than individuals.

The stamp duty applies to any investor who is a client (as defined in the regulations issued by the Bank of Italy on June 20, 2012) of an entity that exercises in any form a banking, financial or insurance activity within the Italian territory.

Wealth Tax on Financial Products Held Abroad

Under Article 19 of Decree No. 201 of December 6, 2011, individuals, non-business entities and non-business partnerships resident for tax purposes in Italy, which hold certain financial products outside of the Italian territory (including shares) are required to pay a wealth tax at the rate of 0.20% (0.40% if the financial products are held in a country listed in the Italian Ministerial Decree dated 4 May 1999, pursuant to the provisions of Law No. 213/2023). The wealth tax applies on the market value at the end of the relevant year or — in the lack thereof — on the nominal value or the redemption value of such financial products held outside of Italian territory. The wealth tax cannot exceed €14,000 per year for investors other than individuals.

Taxpayers may deduct from the Italian wealth tax a tax credit equal to any wealth tax paid in the country where the financial products are held (up to the amount of the Italian wealth tax due).

Details of the financial activities held abroad have to be inserted in the income tax return to be filed in Italy by the Italian resident individuals.

Certain Reporting Obligations for Italian Resident Holders

Under Law Decree No. 167 of June 28, 1990, individuals, non-business entities and non-business partnerships that are resident in Italy for tax purposes and, during the fiscal year, hold financial assets abroad (including, possibly, the PubCo Ordinary Shares) must, in certain circumstances, disclose these financial assets to the Italian tax authorities in their income tax return (or if the income tax return is not due, in a proper form that must be filed within the same term as prescribed for the annual income tax return), regardless of the value of such assets (save for deposits or bank accounts having an aggregate value not exceeding €15,000.00 throughout the year). The requirement applies also if the persons above, being not the direct holder of the financial assets, are the beneficial owners thereof for the purposes of anti-money laundering legislation.

No disclosure requirements exist on financial assets (including, possibly, the PubCo Ordinary Shares) under management or administration entrusted to Italian resident financial intermediaries and for contracts concluded through their intervention, provided that the cash flows and the income derived from such assets and contracts have been subjected to Italian withholding tax or substitute tax by such intermediaries.

THE BUSINESS COMBINATION AGREEMENT AND ANCILLARY DOCUMENTS

This section of the proxy statement/prospectus describes the material provisions of the Business Combination Agreement, but does not purport to describe all of the terms of the Business Combination Agreement. The following summary is qualified in its entirety by reference to the complete text of the Business Combination Agreement, which is attached as Annex A hereto. You are urged to read carefully the Business Combination Agreement in its entirety because it is the primary legal document that governs the Business Combination. The legal rights and obligations of the parties to the Business Combination Agreement are governed by the specific language of the Business Combination Agreement, and not this summary.

The Business Combination Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Business Combination Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Business Combination Agreement. The representations, warranties and covenants in the Business Combination Agreement are also modified in important part by the underlying disclosure schedules, which are referred to herein as the “Schedules,” which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to shareholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. GSR III and Terra Innovatum do not believe that the Schedules contain information that is material to an investment decision. Moreover, certain representations and warranties in the Business Combination Agreement may, may not have been or may not be, as applicable, accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement/prospectus. Accordingly, no person should rely on the representations and warranties in the Business Combination Agreement or the summaries thereof in this proxy statement/prospectus as characterizations of the actual state of facts about GSR III or Terra Innovatum or any other matter.

General Description of the Business Combination Agreement

General

On April 21, 2025, GSR III and Terra Innovatum entered into the Business Combination Agreement, which provides for, among other things, the following transactions:

•        Terra Innovatum will cause to be formed New TopCo with the same quotaholders in the same ownership percentages as Terra Innovatum;

•        Following the formation of New TopCo, Terra Innovatum will effectuate the Contribution;

•        As a result of the Contribution, Terra Innovatum will become a wholly owned subsidiary of New TopCo;

•        Following the Contribution, New TopCo will effectuate the Conversion, for the purpose of participating in the Transactions and becoming the holding company for Terra Innovatum and Terra MergerCo;

•        New TopCo will establish Terra MergerCo as a direct wholly owned subsidiary of New TopCo; and

•        As part of the business combination, (i) Terra MergerCo will merge with and into GSR III (the “Merger”), with GSR III as the surviving company in the Merger, (ii) immediately following the Merger, each issued and outstanding GSR III Ordinary Share will be exchanged into one PubCo Ordinary Share, and (iii) after giving effect to the Merger and the related share exchange, GSR III will become a whlly owned subsidiary of New TopCo (New TopCo as a publicly traded company hereby referred to as PubCo).

Effect of the Transactions on Existing GSR III Equity in the Business Combination

Subject to the terms and conditions of the Business Combination Agreement, the Business Combination will result in, among other things, the following:

•        each issued and outstanding GSR III Ordinary Share will be exchanged into one PubCo Ordinary Share;

•        each Founder Share will be exchanged for one PubCo Ordinary Share;

•        each GSR III Unit that is outstanding immediately prior to the Merger Effective Time shall automatically separate into their component parts; and

•        each whole GSR III Right that is outstanding immediately prior to the Merger Effective Time shall automatically convert into one GSR III Class A Ordinary Share.

GSR III Available Cash

The GSR III Available Cash will be used as follows: (i) to pay the transaction expenses incurred in connection with the Business Combination; and (ii) any remaining proceeds will remain on the consolidated balance sheet of PubCo, to be used for general working capital purposes.

Material Adverse Effect

Under the Business Combination Agreement, certain representations and warranties of Terra Innovatum and GSR III are qualified in whole or in part by materiality thresholds. In addition, certain representations and warranties of Terra Innovatum and GSR III are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred. Pursuant to the Business Combination Agreement, a “Terra Material Adverse Effect” means any event, series of events, condition, state of facts, development, change, circumstance, occurrence or effect (collectively, “Event”)that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (i) the business, results of operations or financial condition of the Terra Entities, taken as a whole, or (ii) the ability of the Terra Entities to consummate the Transactions; provided, however, that, in no event will any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Terra Material Adverse Effect”: (a) any change in applicable Laws or GAAP or any interpretation of such Laws or GAAP following the Execution Date, (b) any change in interest rates or economic, political, business or financial market conditions generally (c) the taking of any action expressly required by or permitted to be taken under this Agreement, (d) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), pandemic, acts of nature or change in climate, or any declaration of a national emergency by any Governmental Authority, (e) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions, or social conditions, (f) any failure in and of itself of the Terra Entities or any of their respective Subsidiaries to meet any projections or forecasts, provided that the exception in this clause (f) shall not prevent or otherwise affect a determination that any change, effect or development underlying such change has resulted in or contributed to a Terra Material Adverse Effect, (g) any Events generally applicable to the industries or markets in which the Terra Entities or any of their respective Subsidiaries operate, (h) any action taken by, or at the request of, or with the express consent of GSR III; provided, that in the case of each of clauses (a), (b), (d), (e) and (g), any such Event to the extent it disproportionately affects the Terra Entities or any of their respective Subsidiaries relative to other participants in the industries in which such Persons operate shall not be excluded from the determination of whether there has been, or would reasonably be expected to be, a Terra Material Adverse Effect.

Under the Business Combination Agreement, certain representations and warranties of GSR III are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred. Pursuant to the Business Combination Agreement, a “GSR III Material Adverse Effect” means any Event that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (i) the business, results of operations or financial condition of GSR III, taken as a whole or (ii) the ability of GSR III to consummate the Transactions; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “GSR III Material Adverse Effect”: (a) any change in applicable Laws or GAAP or any interpretation of such Laws or GAAP following the Execution Date, (b) any change in economic, political, business or financial market conditions generally, (c) the taking of any action expressly required to be taken under this Agreement, (d) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), pandemic, acts of nature or change in climate, or any declaration of a national emergency by any Governmental Authority, (e) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions, or social conditions, (f) the consummation and effects of any GSR III Share Redemptions, (g) any Events generally applicable to the industries or markets in which GSR III operates, (h) any action taken by, or at the request of, or with the express consent of the Terra Entities; provided, that in the case of each of clauses (a), (b), (d), (e) and (g), any such Event to the extent it disproportionately affects

GSR III relative to other participants in the industries in which such Persons operate shall not be excluded from the determination of whether there has been, or would reasonably be expected to be, a GSR III Material Adverse Effect. Notwithstanding the foregoing, with respect to GSR III, the amount of the GSR III Share Redemptions or the failure to obtain the GSR III Shareholder Approval shall not be deemed to be a GSR III Material Adverse Effect.

Closing and Effective Time of the Business Combination

The Closing is required to take following the satisfaction (or, to the extent permitted by applicable law, waiver) of the conditions described below under the section entitled “— Conditions to Closing of the Business Combination,” (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions) or at such other date and time as GSR III and Terra Innovatum may agree in writing. All closing actions will be deemed to be one, single transaction. Accordingly, no action will be deemed to have been taken, no obligation will be deemed to have been performed and no instrument will be deemed to have been exchanged unless and until all other actions will have been taken, all other obligations will have been performed, and all other instruments will have been exchanged as set forth in Article 2 of the Business Combination Agreement.

Conditions to Closing of the Business Combination

The obligations of both parties to the Business Combination Agreement to consummate the Business Combination, are subject to the satisfaction, or written waiver by the party having the right thereto, at or prior to the Closing of the following conditions:

•        the GSR III Shareholder Approval, Terra MergerCo shareholder approval and PubCo shareholder approval shall have been obtained;

•        there must not be in effect any order or law issued by any court of competent jurisdiction or other governmental entity of competent jurisdiction or other legal restraint or prohibition enjoining or prohibiting the consummation of the Conversion or the Terra Pre-Closing Restructuring Plan;

•        all approvals, consents and all waiting other periods, or extensions of the foregoing under the specified laws shall have been obtained or have expired or been terminated, and any agreement with the Federal Trade Commission, Department of Justice or other applicable Governmental Authority not to consummate the Transactions under any Antitrust Laws shall have expired or been terminated;

•        the Terra Pre-Closing Restructuring shall have been consummated in all material respects in accordance with the Terra Pre-Closing Restructuring Plan;

•        GSR Available Cash shall be no less than $25,000,000 as of immediately prior to Closing;

•        the registration statement of which this proxy statement/prospectus forms a part must have become effective in accordance with the provisions of the Securities Act, no stop order must have been issued by the SEC and remain in effect with respect to the registration statement, and no proceeding seeking such a stop order must have been threatened or initiated by the SEC and remain pending;

•        after giving effect to the Conversion and the Merger, GSR III must have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining immediately after the Effective Time; and

•        the PubCo Ordinary Shares issuable in accordance with the Business Combination Agreement, must have been approved for listing on Nasdaq, subject only to official notice of issuance.

Other Conditions to GSR III’s Obligations

The obligations of GSR III to consummate the Business Combination, are subject to the satisfaction, or written waiver by GSR III, at or prior to the Closing of the following conditions:

•        the representations and warranties of Terra Innovatum and regarding organization and qualification, authorization and broker fees, must be true and correct in all material respects; as of the date of the Business Combination Agreement and the Closing Date as though made on and as of the Closing Date (or, if given as of an earlier date, as of such earlier date);

•        the representations and warranties of Terra Innovatum regarding the capitalization must be true and correct in all respects (except for de minimis inaccuracies) as of the date of the Business Combination Agreement and the Closing Date as though made on and as of the Closing Date (or, if given as of an earlier date, as of such earlier date);

•        the other representations and warranties of the Terra Entities must be true and correct, disregarding any materiality qualifications contained therein or qualifications relating to a Terra Material Adverse Effect or materiality, in all respects as of the date of the Business Combination Agreement and the Closing Date as though made on and as of the Closing Date (or, if given as of an earlier date, as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not, or would not reasonably be likely to, cause a Terra Material Adverse Effect;

•        the Terra Entities must have performed and complied in all material respects with their respective covenants and agreements under the Business Combination Agreement required to be performed or complied with at or prior to the Closing;

•        there shall not have occurred any Terra Material Adverse Effect;

•        GSR III must have received a certificate executed and delivered by an authorized officer of Terra Innovatum confirming that the conditions have been satisfied;

a Terra Entity shall have entered into an employment agreement with each of the Key Employees in a form and substance reasonably acceptable to GSR III;

•        the governing documents of PubCo which are intended to govern its affairs post-Merger shall be in a form and substance that is reasonably acceptable to GSR III; and

•        GSR III must have received a copy of the Registration Rights Agreement and certain customary closing documents.

Other Conditions to Terra Innovatum’s Obligations

The obligations of the Terra Entities to consummate the Business Combination, are subject to the satisfaction, or written waiver by the Terra Entities, at or prior to the Closing of the following conditions:

•        the representations and warranties of GSR III regarding organization and qualification, authorization, the trust account and broker fees must be true and correct in all material respects as of the date of the Business Combination Agreement and the Closing Date as though made on and as of the Closing Date (or, if given as of an earlier date, as of such earlier date);

•        the representation and warranty regarding the capitalization of GSR III must be true and correct in all respects other than de minimus exceptions as of the Closing Date as though made on the Closing Date (or, if given as of an earlier date, as of such earlier date);

•        the other representations and warranties of GSR III must be true and correct, disregarding any qualifications contained therein relating to GSR III Material Adverse Effect or materiality, in all respects as of the date of the Business Combination Agreement and the Closing Date as though made at and as of such time (or, if given as of an earlier date, as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not, or would not reasonably be likely to, cause an GSR III Material Adverse Effect;

•        GSR III must have performed and complied in all material respects with its covenants and agreements under the Business Combination Agreement required to be performed or complied with at or prior to the Closing;

•        there shall not have occurred any GSR III Material Adverse Effect; and

•        the Terra Entities must have received a certificate executed and delivered by an authorized officer of GSR III confirming that the conditions set forth in the three immediately preceding bullet points have been satisfied and a signed registration rights agreement.

Representations and Warranties

Under the Business Combination Agreement, the Terra Entities made customary representations and warranties to GSR III relating to, among other things: organization and qualification; subsidiaries; due authorization; absence of violations; Governmental authorizations; capitalization; financial statements; absence of undisclosed liabilities; litigation; legal compliance; material contracts; employee benefits; labor matters; tax matters; real property; environmental matters; intellectual property; data privacy and personal data; absence of changes; nuclear regulatory matters; permits; compliance with international trade and anti-corruption laws; insurance; accuracy of information supplied; broker fees; no outside reliance; indebtedness, cash and transaction expenses; and absence of any additional representations and warranties..

Under the Business Combination Agreement, GSR III made customary representations and warranties to the Terra Entities and relating to, among other things: organization and qualification; authorization; no absence of violations;

Governmental authorizations; capitalization; internal controls, Nasdaq listing and financial statements; absence of undisclosed liabilities; litigation; tax matters; SEC filings; the Trust Account; Investment Company Act, JOBS Act; absence of changes; compliance with international trade and anti-corruption laws; indebtedness and transaction expenses; business activities; Nasdaq Stock Market quotation; brokers’ fees; no outside reliance; and no additional representations and warranties.

Covenants of the Parties

Covenants of the Terra Entities

The Terra Entities made certain covenants under the Business Combination Agreement, including, among other things, the following:

•        Each of the Terra Entities shall, and shall cause their Subsidiaries to, use reasonable best efforts to operate the business of the Terra Entities in the ordinary course.

•        The Terra Entities shall not, and shall cause their Subsidiaries not to:

•        change or amend the respective Governing Documents of any Terra Entity in any material respect, except as otherwise required by Law and the Terra Pre-Closing Restructuring Plan;

•        make or declare any dividend or distribution to the stockholders, quotaholders, or members, as applicable, of any Terra Entity or make any other distributions in respect of any Terra Entity’s capital stock or equity interests, except for dividends and distributions by a Terra Entity to another Terra Entity;

•        split, combine, reclassify, recapitalize or otherwise amend any terms of any shares or series of the Terra Entities’ capital stock or equity interests, except for any such transaction by a Terra Entity that remains a Terra Entity after consummation of such transaction;

•        purchase, repurchase, redeem or otherwise any issued and outstanding share capital, outstanding shares of capital stock, membership interests or other equity interests of the Terra Entities, except for (i) the acquisition by the Terra Entities of any shares of capital stock, membership interests or other equity interests of the Terra Entities in connection with the forfeiture or cancellation of such interests and (ii) transactions between a Terra Entity and another Terra Entity;

•        sell, assign, transfer or convey, lease, exclusively license, sublease, abandon, permit to lapse, mortgage, pledge, encumber or otherwise dispose of any material tangible or intangible assets or properties of the Terra Entities except for (i) in the ordinary course of business, (ii) transactions among the Terra Entities and (iii) as related to the refinancing of any Indebtedness of the Terra Entities (including, the refinancing or negotiation of any capital leases of the Terra Entities);

•        acquire any ownership interest in any real property;

•        make an acquisition of (whether by merger, stock or asset purchase or otherwise), capital investment in, or any loan to (or series of acquisitions, capital investments or loans), any other Person;

•        (i) change any method of accounting for Tax purposes, (ii) make, change or revoke any material Tax election, (iii) enter into any closing agreement relating to material Taxes, (iv) settle, concede, compromise or abandon any Tax claim or assessment with respect to material Taxes, (v) surrender any right to claim a material refund of Taxes, (vi) consent to any extension or waiver of the statute of limitations applicable to any material Tax claim or assessment, (vii) file any amended Tax Return with respect to material Taxes, except as required by applicable Law, or (viii) take any action or fail to take any action that could reasonably be expected to prevent or impede the Intended U.S. Tax Treatment;

•        (i) issue any additional Terra Entity interests or securities exercisable for or convertible into Terra Entity interests or (ii) grant any options, warrants or other equity-based awards that relate to the equity of any Terra Entity, in each case other than issuances to any other Terra Entity;

•        adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization, equity split, redemption, purchase of its or any of its Subsidiaries’ equity interests or other reorganization of the Terra Entities;

•        commence, waive, release, settle, compromise or otherwise resolve any Legal Proceedings, except in the ordinary course of business or where such waivers, releases, settlements or compromises involve only the payment of monetary damages (i) in an amount less than $200,000 in the aggregate (excluding any amounts paid or payable by an insurance provider) or (ii) that imposed any material non-monetary obligation on GSR III;

•        make or commit to make capital expenditures (other than capital expenditures made in the ordinary course of business consistent with past practices) in excess of $200,000, except for such capital expenditures included in the 2024 or 2025 budget of the Terra Entities previously made available to GSR III;

•        incur, assume or guarantee any Indebtedness or guarantee any Indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of any Terra Entity or guaranty any debt securities of another Person;

•        other than as such actions may be taken pursuant to the terms of any Terra Benefit Plan in effect as of the Execution Date, (i) adopt, establish, enter into, terminate, modify or amend any Terra Benefit Plan or any benefit or compensation plan, policy, program, agreement or arrangement that would be a Terra Benefit Plan if in effect as of the Execution Date, other than (A) as required by applicable Law or (B) a non-material amendment to a Terra Benefit Plan that affects all employees participating in such Terra Benefit Plan on a non-discriminatory basis and that does not result in a material increase in costs to the Terra Entities, (ii) accelerate the vesting or payment of any compensation or benefits to any current or former director, officer, employee or other individual service provider of any Terra Entity under any Terra Benefit Plan, Contract or otherwise, or (iii) recognize any union or similar employee representative body for purposes of collective bargaining or negotiate or enter into any CBA other than as required by applicable Law;

•        other than as such actions may be taken pursuant to the terms of any Terra Benefit Plan in effect as of the Execution Date, (i) grant any increase in the cash compensation or benefits payable to any current or former director, officer, employee or other individual service provider of any Terra Entity, other than increases in compensation in the ordinary course consistent with past practice, or (ii) enter into any new employment agreement with any Person, or amend any existing employment agreement with any current or former director, officer, or employee whose annual base salary would exceed, or during the preceding 12-month period exceeded, $150,000;

•        terminate the employment or engagement of any director, officer, employee or other service provider of any Terra Entity (other than terminations of an employee for “cause” (which shall include, for clarity, a termination for performance issues)), unless the applicable Terra Entity consults with GSR III before terminating such individual;

•        enter into any Related Party Transaction;

•        change an annual accounting period for GAAP or adopt or change any material accounting method used by it for GAAP or adopt any material accounting method unless required by GAAP;

•        enter into any material new line of business or materially change any of its businesses in any manner (whether through any subsidiary or otherwise);

•        enter into any Contract to do any action prohibited under the Business Combination Agreement; or

•        (i) allow any necessary permits, licenses, or approvals that are material to the operation of the business to lapse or become non-compliant with applicable laws and regulations; or (ii) take any actions or omissions that would result in the expiration or invalidation of any such permits.

•        subject to existing confidentiality obligations, the Terra Entities shall, and shall cause their Subsidiaries to, afford to GSR III and its accountants, counsel and other representatives reasonable access during the Interim Period (including for the purpose of coordinating transition planning for employees), during normal business hours and with reasonable advance notice, in such manner as to not materially interfere with the ordinary course of business of the Terra Entities and their Subsidiaries, to all of their respective properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of the Terra Entities and their Subsidiaries, and shall furnish such representatives with all financial and operating data and other information concerning the affairs of the Terra Entities and their Subsidiaries that are in the possession of the Terra Entities or their Subsidiaries as such representatives may reasonably request; provided, that (i) such access shall not include any Phase II invasive or intrusive investigations, testing, sampling or analysis of any properties, facilities or equipment of the Terra Entities or their Subsidiaries without the prior written consent of Terra OpCo and (ii) the Terra Entities shall not be obligated to provide access to any information relating to trade secrets or know-how of the Terra Entities. All information obtained by GSR III and its representatives shall be subject to the Confidentiality Agreement.

•        the Terra Entities and their Subsidiaries shall not, and the Terra Entities shall instruct and use their respective reasonable best efforts to cause their respective representatives not to (a) initiate any negotiations with any Person with respect to, or provide any non-public information or data concerning any Terra Entities or their respective Subsidiaries to any Person relating to, an Acquisition Proposal or afford to any Person access to the business, properties, assets or personnel of any Terra Entities or their respective Subsidiaries in connection with an Acquisition Proposal, (b) enter into any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to an Acquisition Proposal, (c) grant any waiver, amendment or release under any confidentiality agreement or the anti-takeover Laws of any state with respect to an Acquisition Proposal, or (d) otherwise knowingly facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make an Acquisition Proposal.

•        From and after the Closing, Terra Innovatum agrees that it shall, and shall cause the Terra Entities to, indemnify and hold harmless each present and former director and officer of (x) any Terra Entity (in each case, solely to the extent acting in their capacity as such and to the extent such activities are related to the business of the Terra Entities under this Agreement) and (y) GSR III and each of its Subsidiaries against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Proceeding, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Closing.

•        For a period of six years from the Closing, Terra Innovatum shall, and shall cause the Terra Entities to, maintain in effect directors’ and officers’ liability insurance covering those D&O Indemnified Parties on terms not less favorable than the terms of such current insurance coverage for such D&O Indemnified Parties (true, correct and complete copies of which have been made available to GSR III or Terra Innovatum, as applicable), except that in no event shall the Terra Entities be required to pay an annual premium for such insurance in excess of 200% of the aggregate annual premium payable by GSR III or the Terra Entities, as applicable, for such insurance policy for the year ended December 31, 2024.

•        As soon as reasonably practicable, Terra Innovatum shall deliver to GSR III the unaudited consolidated balance sheets and statements of operations and comprehensive loss, cash flow and change in members’ equity of Terra Entities as of and for the six-months ended June 30, 2025 and 2024 (subject to normal and recurring year-end adjustments and the absence of footnotes).

Covenants of GSR III

GSR III made certain covenants under the Business Combination Agreement, including, among other things, the following:

•        Upon satisfaction or waiver of the conditions to Closing and provision of notice of such satisfaction or waiver to the Trustee (which notice GSR III shall provide to the Trustee in accordance with the terms of the Trust Agreement), (i) in accordance with and pursuant to the Trust Agreement, at the Closing, GSR III (A) shall cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (B) shall use its reasonable best efforts to cause the Trustee to, and the Trustee shall thereupon be obligated to (1) pay as and when due all amounts payable to GSR III Shareholders pursuant to the GSR III Share Redemptions, and (2) immediately thereafter, pay all remaining amounts then available in the Trust Account to GSR III for immediate use, subject to this Agreement and the Trust Agreement and (ii) thereafter, the Trust Account shall terminate, except as otherwise provided in the Trust Agreement.

•        GSR III shall ensure that GSR III remains listed as a public company on Nasdaq.

•        GSR III shall not, and shall cause its Subsidiaries not to, and GSR III shall instruct its and their representatives not to, (a) make any proposal or offer that constitutes an Alternative Business Combination Proposal, (b) initiate any discussions or negotiations with any Person with respect to an Alternative Business Combination Proposal or (c) enter into any acquisition agreement, business combination, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to an Alternative Business Combination Proposal, in each case, other than to or with the Terra Entities and their respective representatives. From and after the Execution Date, GSR III shall, and shall instruct its officers and directors to, and GSR III shall instruct and cause its representatives, its Subsidiaries and their respective representatives to, immediately cease and terminate all discussions and negotiations with any Persons that may be ongoing with respect to an Alternative Business Combination Proposal (other than the Terra Entities and their respective representatives).

•        GSR III shall, and shall cause its Subsidiaries to, except as contemplated by this Agreement, as required by applicable Law or as consented to by Terra Innovatum in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), operate its business in the ordinary course and consistent with past practice. Without limiting the generality of the foregoing, except as contemplated by this Agreement or as consented to by Terra Innovatum in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), GSR III shall not, and GSR III shall cause its Subsidiaries not to, except as otherwise contemplated by this Agreement or the Ancillary Agreements or as required by Law:

•        seek any approval from the GSR III Shareholders to change, modify or amend the Trust Agreement or the GSR III Governing Documents, except as contemplated by the Transaction Proposals;

•        (i) make or declare any dividend or distribution to the shareholders of GSR III or make any other distributions in respect of any of GSR III’s or any of its Subsidiary’s capital stock, share capital or equity interests, (ii) split, combine, reclassify or otherwise amend any terms of any shares or series of GSR III’s or any of its Subsidiary’s capital stock or equity interests or (iii) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, share capital or membership interests, warrants or other equity interests of GSR III or any of its Subsidiaries;

•        other than as expressly required by the Sponsor Support Agreement, enter into, renew or amend in any material respect, any transaction or Contract with an Affiliate of GSR III or any of its Subsidiaries (including, for the avoidance of doubt, (x) Sponsor and (y) any Person in which Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater);

•        incur or assume any Indebtedness or guarantee any Indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of GSR III or any of its Subsidiaries or guaranty any debt securities of another Person, other than any Indebtedness for borrowed money or guarantee incurred in the ordinary course of business necessary to finance its ordinary course administrative costs and expenses and transaction expenses incurred in connection with the transactions contemplated by this Agreement in an aggregate principal amount not to exceed $150,000;

•        incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any material liabilities, debts or obligations, other than Indebtedness permitted to be incurred under Section 7.5(d) of the Business Combination Agreement and other fees and expenses for professional services incurred in the ordinary course in support of the transactions contemplated by this Agreement;

•        (i) issue any GSR III Ordinary Share or securities exercisable for or convertible into GSR III Ordinary Share, other than the issuance of the GSR III Ordinary Share pursuant to this Agreement or (ii) grant any options, warrants or other equity-based awards with respect to GSR III Ordinary Share not outstanding on the Execution Date;

•        change an annual accounting period for GAAP or adopt or change any material accounting method used by it for GAAP or adopt any material accounting method unless required by GAAP;

•        (i) change any method of accounting for Tax purposes, (ii) make, change or revoke any material Tax election, (iii) enter into any closing agreement relating to material Taxes, (iv) settle, concede, compromise or abandon any Tax claim or assessment with respect to material Taxes, (v) surrender any right to claim a material refund of Taxes, (vi) consent to any extension or waiver of the statute of limitations applicable to any material Tax claim or assessment, (vii) file any amended Tax Return with respect to material Taxes, except as required by applicable Law, or (viii) take any action or fail to take any action that could reasonably be expected to prevent or impede the Intended U.S. Tax Treatment;

•        acquire any ownership interest in any real property;

•        acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all or a material portion of the assets of, any corporation, partnership, association, joint venture or other business organization or division of such organization;

•        except as reasonably necessary to consummate the Transactions, enter into, renew, modify or revise any Contract; or

•        enter into any agreement to do any of the actions prohibited above.

•        GSR III will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Laws.

•        GSR III shall, and shall cause its Subsidiaries to (a) use reasonable best efforts to obtain all material consents and approvals of third parties that any of GSR III or its Affiliates are required to obtain in order to consummate the Transactions and (b) take such other action as may be reasonably necessary or as another party to this Agreement may reasonably request to satisfy the conditions the Business Combination Agreement and to consummate the Transactions as soon as practicable.

Mutual Covenants of the Parties

The parties made certain covenants under the Business Combination Agreement, including, among other things, the following:

•        GSR III and the Terra Entities agree to use their commercially reasonable efforts to obtain financing arrangements (including, a committed equity financing facility, bridge financing, convertible loans, private equity raises, forward purchase agreement(s) or any other similar debt or equity financing) for the benefit of PubCo and the other Terra Entities upon the Closing.

•        GSR III shall cooperate in good faith with the Terra Entities and any Governmental Authority and undertake promptly any and all action required to satisfy the Regulatory Approvals and complete lawfully the Transactions as soon as practicable (but in any event prior to the Agreement End Date) and any and all action necessary or advisable to (x) consummate the Transactions as contemplated hereby and (y) avoid, prevent, eliminate or remove the actual or threatened commencement of any proceeding in any forum by or on behalf of any Governmental Authority or the issuance of any Governmental Order that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Transactions.

•        With respect to each of the Regulatory Approvals and any other requests, inquiries, Actions or other proceedings by or from Governmental Authorities, GSR III shall (i) diligently and expeditiously defend and use reasonable best efforts to obtain any necessary clearance, approval, consent, or Governmental Authorization under any applicable Laws prescribed or enforceable by any Governmental Authority for the Transactions and to resolve any objections as may be asserted by any Governmental Authority with respect to the Transactions; and (ii) cooperate fully with each other in the defense of such matters. To the extent not prohibited by Law, the Terra Entities shall promptly furnish to GSR III, and GSR III shall promptly furnish to the Terra Entities, copies of any notices or substantive written communications received by such party or any of its Affiliates from any Governmental Authority with respect to the Transactions, and each party shall permit counsel to the other parties an opportunity to review in advance, and each party shall consider in good faith the views of such counsel in connection with, any proposed written communications by such party and/or its Affiliates to any Governmental Authority concerning the Transactions; provided, that none of the parties shall enter into any agreement with any Governmental Authority relating to any Regulatory Approval contemplated in this Agreement without the prior written consent of the other parties. To the extent not prohibited by Law, the Terra Entities agree to provide GSR III and its counsel, and GSR III agrees to provide the Terra Entities and their counsel, the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person, by telephone or video conference, between such party and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the Transactions. Each of the Terra Entities and GSR III agree to make all filings under Antitrust Laws (if any) as soon as practicable after execution of this Agreement, and to provide all information reasonably required of such Person and to reasonably cooperate with each other in connection with the Regulatory Approvals. To the extent applicable, the parties shall request early termination of the applicable waiting period under any Antitrust Law.

•        GSR III and the Terra Entities shall jointly prepare and file with the SEC, mutually acceptable materials which shall include the proxy statement to be filed by GSR III with the SEC as part of the registration statement (including such proxy statement), and sent to the GSR III Shareholders relating to the GSR III Shareholders’ Meeting. Each of GSR III and the Terra Entities shall use its reasonable best efforts to cause the Registration Statement to comply with the rules and regulations promulgated by the SEC, and to obtain all necessary state securities law or “Blue Sky” permits and other required approvals required to carry out the transactions contemplated hereby.

•        In accordance with current SEC practice, New TopCo will have audited and interim financial statements prepared for inclusion in the Registration Statement.

•        Prior to the Closing, each of GSR III and the Terra Entities shall use their respective reasonable best efforts to, in consultation with one another, to (a) cause the PubCo Ordinary Shares issuable in accordance with this Agreement, including the Conversion and the Merger, to be approved for listing on Nasdaq, including by submitting an initial listing application with Nasdaq (the “Listing Application”) with respect to such shares, as promptly as reasonably practicable after the date of this Agreement, and in any event prior to the Merger Effective Time, subject to official notice of issuance thereof, and (b) satisfy any of PubCo’s applicable initial listing requirements of Nasdaq. Each of GSR III and the Terra Entities shall use reasonable best efforts to, and shall use reasonable best efforts to cause their respective Representatives to, cooperate with the Terra Entities and its Representatives or GSR III and its Representatives, as the case may be, in connection with the foregoing provisions of this Section 8.8 to, including without limitation, (i) with respect to GSR III seek shareholders to enter into non-redemption agreements, (ii) cause the Listing Application, when filed, to comply in all material respects with all legal requirements applicable thereto, (iii) respond as promptly as reasonably practicable to and resolve all comments received from Nasdaq or its staff concerning the Listing Application, and (iv) have the Listing Application approved by Nasdaq as promptly as practicable after such filing, and as may otherwise be reasonably requested by GSR III or the Terra Entities, as applicable.

In addition, GSR III and Terra Innovatum agreed that GSR III and Terra Innovatum will prepare and mutually agree upon and GSR III will file with the SEC, the registration statement on Form S-4 relating to the Business Combination which contains this proxy statement/prospectus. Both GSR III and Terra Innovatum agreed to use their reasonable best efforts to: (a) cause such registration statement to comply in all material respects with the applicable rules and regulations set out by the SEC; (b) promptly notify the other of, cooperate with each other with respect to, mutually agree upon (each acting reasonably) and respond promptly to any comments of the SEC or its staff; (c) have such registration statement declared effective under the Securities Act as promptly as practicable after it is filed with the SEC; and (d) keep such registration statement effective through the Closing in order to permit the consummation of the Business Combination.

The Business Combination is not presently believed to be subject to reporting under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, nor similar reporting under the merger control laws of other jurisdictions. GSR III and Terra Innovatum agreed that GSR III and Terra Innovatum will use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or advisable to consummate and make effective as promptly as reasonably practicable the Business Combination or the transactions contemplated by the Ancillary Documents. GSR III and Terra Innovatum also agreed to cooperate by each providing the other party a reasonable opportunity to review in advance, and considering in good faith the views of the other in connection with, any proposed written communication with any governmental entity, and each agreeing not to participate in meetings, either in person or by any means of telecommunication, with any governmental entity unless it consults with the other party and gives the other party an opportunity to attend and participate in any such meeting.

Survival of Representations and Warranties and Covenants

The representations, warranties, agreements and covenants in the Business Combination Agreement terminate at the Effective Time, except for those covenants and agreements that, by their terms, contemplate performance after the Closing.

Termination

The Business Combination Agreement may be terminated under certain customary and limited circumstances prior to the Closing, including:

•        by mutual written consent of Terra OpCo and GSR III;

•        by written notice from Terra OpCo or GSR III to the other if any Governmental Authority shall have enacted any Governmental Order which has become final and non-appealable and has the effect of making consummation of the Transactions illegal or otherwise preventing or prohibiting consummation of the Transactions;

•        by written notice from Terra OpCo to if GSR III shareholder approval is not obtained by reason of the failure to obtain the required vote at the GSR III’s shareholder meeting;

•        by written notice from Terra Innovatum or GSR III (A) if there is any breach of any representation, warranty, covenant or agreement on the part of the counterparty set forth the Business Combination Agreement, subject to the cure periods described therein, (B) the Closing has not occurred on or before December 31, 2025, unless the terminating party is in material breach of the Business Combination Agreement.

Expenses

The fees and expenses incurred in connection with the Business Combination Agreement and Ancillary Documents, and the transactions contemplated thereby, including the fees and disbursements of counsel, financial advisors and accountants, will be paid by the party incurring such fees or expenses. However, if the Closing occurs, then GSR III will pay, or cause to be paid, all unpaid GSR III and Terra Innovatum expenses as of such time.

Governing Law

The Business Combination Agreement is governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of New York (except that the Cayman Islands Companies Law will apply to the Merger and Italian and Dutch Law will apply to the Conversion and Terra Pre-Closing Restructuring, as applicable).

Arbitration

The Business Combination Agreement contains a binding arbitration provision whereby GSR III and Terra Innovatum irrevocably agree to resolve any disputes arising out of the Business Combination or any Ancillary Document in binding arbitration in accordance with the Swiss Rules of International Arbitration of the Swiss Centre in force on the date on which a notice of arbitration is submitted.

Amendments

The Business Combination Agreement may be amended or modified only by a written agreement executed and delivered by all of the parties thereto.

Ancillary Documents

This section describes the material provisions of certain additional agreements that were entered into concurrently with, or will be entered into at Closing pursuant to (as applicable) the Business Combination Agreement, but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the Ancillary Documents. A form of the Registration Rights Agreement is attached hereto as Annex D and the Sponsor Support Agreement is attached hereto as Annex C. Shareholders and other interested parties are urged to read such Ancillary Documents in their entirety prior to voting on the proposals presented at the General Meeting.

Registration Rights Agreement

Concurrently with the Closing, Terra Innovatum, the Terra Quotaholders, the Sponsor and certain other shareholders (collectively, the “Holders”) will enter into the Registration Rights Agreement, pursuant to which, among other things, the Holders will be granted certain registration rights with respect to certain PubCo Ordinary Shares and other equity securities of PubCo held by the Holders from time to time.

Pursuant to the Registration Rights Agreement, PubCo will agree to file a registration statement registering for resale certain PubCo Ordinary Shares and other equity securities of PubCo within 60 days after the Closing. At any time and from time to time after the expiration of any lock-up to which a Holder’s shares are subject, if any, any Holder will be able to request to sell all or a portion of its registrable securities in an underwritten offering so long as the aggregate gross proceeds are reasonably expected to exceed $50 million. The Registration Rights Agreement will also provide customary “piggyback” registration rights, subject to certain requirements and customary cut-backs. The Registration Rights Agreement will also contain customary provisions regarding indemnification and contribution.

Lock-Up Agreements

Concurrently with the Closing, the Terra Quotaholders, the Sponsor, and certain other shareholders will enter into the Terra Quotaholders Lock-Up Agreement with PubCo.

The Governing Documents of PubCo will restrict transfer, assignment and sale of the Terra Lock-Up Shares and, subject to certain exceptions, the Terra Lock-Up Shares will be released from such restrictions as follows: provided that, (i) 25% of the Terra Lock-Up Shares shall be released upon the earlier of the PubCo Trading Price being greater than $12.00 or PubCo issuing its first quarterly earnings release that occurs at least 120 days after the Closing, (ii) an additional 25% of the Terra Lock-Up Shares shall be released upon the earlier of the PubCo Trading Price being greater than $14.00 or PubCo issuing its second quarterly earnings release that occurs at least 120 days after the Closing, (iii) a further 25% of the Terra Lock-Up Shares shall be released upon the earlier of the PubCo

Trading Price being greater than $16.00 or PubCo issuing its third quarterly earnings release that occurs at least 120 days after the Closing and (iv) all the remaining Terra Lock-Up Shares shall be released upon the earlier of the PubCo Trading Price being greater than $18.00 or PubCo issuing its fourth quarterly earnings release that occurs at least 120 days after the Closing.

Pursuant to the Sponsor Support Agreement, Sponsor shall not Transfer any of its PubCo Ordinary Shares during the period commencing after the Closing Date; provided that, (i) 25% of the Sponsor Lock-Up Shares shall be released upon the earlier of the PubCo Trading Price being greater than $12.00 or PubCo issuing its first quarterly earnings release that occurs at least 120 days after the Closing, (ii) an additional 25% of the Sponsor Lock-Up Shares shall be released upon the earlier of the PubCo Trading Price being greater than $14.00 or PubCo issuing its second quarterly earnings release that occurs at least 120 days after the Closing, (iii) a further 25% of the Sponsor Lock-Up Shares shall be released upon the earlier of the PubCo Trading Price being greater than $16.00 or PubCo issuing its third quarterly earnings release that occurs at least 120 days after the Closing and (iv) all the remaining Sponsor Lock-Up Shares shall be released upon the earlier of the PubCo Trading Price being greater than $18.00 or PubCo issuing its fourth quarterly earnings release that occurs at least 120 days after the Closing.

Sponsor Support Agreement

Concurrently with the execution of the Business Combination Agreement, the Sponsor, GSR III and Terra Innovatum entered into a sponsor support agreement (the “Sponsor Support Agreement”), pursuant to which the Sponsor agrees, among other things, (i) to vote at any meeting of GSR III’s shareholders, and in any action by written consent of GSR III’s shareholders, all of its GSR III equity securities in favor of the adoption and approval of the Business Combination Agreement, the transactions contemplated thereby, and the other approvals contemplated to be sought with respect thereto; (ii) be bound by certain other covenants and agreements related to the Business Combination and (iii) be bound by certain transfer restrictions with respect to such securities and on the terms and subject to the conditions set forth in the Sponsor Support Agreement.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

The following unaudited pro forma condensed combined financial information and accompanying notes are provided to aid you in your analysis of the financial aspects of the Closing, the Bridge Loan Financing (described in the “Bridge Loan Financing” section below), and adjustments for other material events (“Other Material Events”) and the pro forma adjustments for the Other Material Events are referred to herein as “Adjustments for Other Material Events.” The following information is also relevant to understanding the unaudited pro forma condensed combined financial information contained herein.

On April 21, 2025, GSR III, Terra Innovatum, Terra MergerCo, and New TopCo entered into the Business Combination Agreement. The Business Combination Agreement and related agreements provide for the following:

Terra Pre-Closing Restructuring

On April 29, 2025, Terra Innovatum formed Terra Innovatum Global as the New TopCo referenced in the Business Combination Agreement with the same holders in the same ownership percentages as Terra Innovatum. On June 23, 2025, Terra Innovatum effectuated the Contribution whereby the quotaholders of Terra Innovatum contributed 100% of their respective quotas in the capital of Terra Innovatum to Terra Innovatum Global As a result of the Contribution, Terra Innovatum became a wholly owned subsidiary of Terra Innovatum Global.

Following the Contribution, but prior to the effective time of the Closing, New TopCo will be cross-border converted from an Italian limited liability company into a Dutch public limited liability company through the Conversion. The Contribution and the Conversion are collectively considered the Terra Pre-Closing Restructuring.

In connection with and by virtue of the Conversion, each quota of New TopCo held by a New TopCo Quotaholder will be converted into New TopCo Ordinary Shares at the Common Conversion Ratio of 475,000. Upon the consummation of the Conversion, New TopCo is referred to as “PubCo.”

Following the completion of the Terra Pre-Closing Restructuring, but prior to the effective time of the Closing, the following will occur.

New TopCo will form Terra MergerCo as a direct wholly owned subsidiary of New TopCo for the purpose of consummating the transactions contemplated by the Business Combination Agreement.

•        Each whole GSR III Right that is outstanding shall automatically convert into one GSR III Class A Ordinary Share.

At the effective time of the Closing:

•        Terra MergerCo will merge with and into GSR III, the separate corporate existence of Terra MergerCo will cease and GSR III will be the surviving corporation and a wholly owned subsidiary of New TopCo. New TopCo upon the Closing, is referred to as “PubCo”.

Each GSR III Ordinary Share issued and outstanding as of immediately prior to the Closing will be converted into PubCo Ordinary Shares on a one-for-one basis.

In connection with the Closing, PubCo shall register the issuance of PubCo Ordinary Shares with the SEC and become a publicly traded company listed on Nasdaq.

On December 18, 2024, Terra Innovatum entered into an agreement with Park Avenue Capital Group Corp. (“PAC”), a third-party entity, which was immediately superseded by an agreement to appoint Moonshot Warehouse LTD (“Moonshot”), an affiliate of PAC, to serve as its financial advisor regarding a potential business combination with a special purpose acquisition company. PAC will receive certain fees for its services, which will become payable upon the Closing, and subject to the terms and conditions set forth in the letter agreement dated December 18, 2024 between Terra Innovatum and PAC. Upon the Closing, PAC will receive a $2.5 million success fee payable in cash at the Closing, 223,000 PubCo Ordinary Shares issued at the

Closing (the “Ordinary Shares Success Fee”), and a warrant exercisable for up to 1,000,000 PubCo Ordinary Shares at an exercise price of $7.00 per share. Further, PAC will be issued 40 PubCo Preferred Shares upon the Closing, which are contingently convertible into shares of PubCo Ordinary Shares (the “Financial Advisor Additional Shares”), subject to the tranche conversion milestones, discussed in the Additional Shares section below. Upon meeting the conditions for each tranche, the shares will mandatorily convert into PubCo Ordinary Shares at a conversion ratio of 10,000 PubCo Ordinary Shares per PubCo Preferred Share.

Additional Shares — Terra Innovatum Global Quotaholders

Upon the Closing, former Terra Innovatum Global Quotaholders will receive additional shares in the form of 8,000 PubCo Preferred Shares. The Business Combination Agreement provides, among other things, that the holders of PubCo Preferred Shares issued in connection with the Closing will have the PubCo Preferred Shares mandatorily convert subsequent to the Closing into PubCo Ordinary Shares, subject to the following contingencies:

•        An amount equal to 25% of PubCo Preferred Shares (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the PubCo Preferred Shares), in the aggregate among the Terra Innovatum Global Quotaholders in accordance with their pro rata portion, if at any time during the five-year period following the Closing (the “First Conversion Period”), (A) the volume weighted average price (“VWAP”) of the PubCo Ordinary Share for any five Trading Days within any 20 Trading Days period (“PubCo Trading Price”) is greater than $12.00, or (B) the submittal and docketing of at least 10 of the planned Pre-Application Topical Reports following the NEI Guidance has occurred, whichever occurs earlier.

•        An amount equal to 25% of PubCo Preferred Shares (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the PubCo Preferred Shares), in the aggregate among the Terra Innovatum Global Quotaholders in accordance with their pro rata portion, if at any time during the First Conversion Period, (A) the PubCo Trading Price is greater than $14.00, or (B) NRC docketing of the SOLO Construction Permit Application, pursuant to 10 CFR Part 50, whichever occurs earlier.

•        An amount equal to 25% of PubCo Preferred Shares (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the PubCo Preferred Shares), in the aggregate among the Terra Innovatum Global Quotaholders in accordance with their pro rata portion, if at any time during the seven-year period following the Closing (the “Second Conversion Period”), and together with the First Conversion Period, the “Conversion Period”, (A) the PubCo Trading Price is greater than $16.00, or (B) acceptance and docketing of SOLO Test Reactor Construction Permit in compliance with the requirements of the Atomic Energy Act of 1954 as set forth in 10 CFR, whichever occurs earlier.

•        An amount equal to 25% of PubCo Preferred Shares (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the PubCo Preferred Shares), in the aggregate among the Terra Innovatum Global Quotaholders in accordance with their pro rata portion, if at any time during the Second Conversion Period, (A) the PubCo Trading Price is greater than $18.00, or (B) issuance of an operating license of SOLO Test Reactor pursuant 10 CFR Part 50, whichever occurs earlier.

•        If, prior to the end of the applicable Conversion Period, the applicable share price triggers have not been achieved, and PubCo enters into a definitive agreement that would result in a Change of Control transaction, and (A) the price per share of PubCo Ordinary Shares payable to the shareholders of PubCo in such Change of Control transaction (the “Change of Control Offer Price”) is at least $5.00 per share, then as of immediately prior to the closing of such Change of Control transaction, (x) the applicable share price triggers that have not been achieved shall be deemed to have been satisfied, and (y) the PubCo Preferred Shares shall convert into PubCo Ordinary Shares at the Preferred/Ordinary Conversion Ratio described above as if such Change of Control Offer Price constituted the applicable share price trigger pursuant to the Business Combination Agreement; or (B) the Change of Control Offer Price is less than $5.00 per share but greater than $2.50 per share, then as of immediately prior to the closing of such Change of Control transaction, half of the PubCo Preferred Shares that have not yet converted shall convert into PubCo Ordinary Shares at the Preferred/Ordinary Conversion Ratio.

•        Any PubCo Preferred Share that is not converted into PubCo Ordinary Shares during the applicable Conversion Period will remain outstanding, provided that any PubCo Preferred Share that is not converted within 20 years of issuance shall be transferred to PubCo and subsequently cancelled by PubCo for no consideration (om niet).

Additional Shares — PAC

Upon the Closing, PAC will receive additional shares in the form of 40 PubCo Preferred Shares and a warrant exercisable for up to 1,000,000 PubCo Ordinary Shares at an exercise price of $7.00 per share. These PubCo Preferred Shares will mandatorily convert into PubCo Ordinary Shares, subject to the same contingencies described above within the additional shares for Terra Innovatum Global Quotaholders.

Additional Shares — Sponsor

Additionally, pursuant to the Sponsor Support Agreement, entered into by and among Terra Innovatum, GSR III and the Sponsor, 549,500 GSR III Class B Ordinary Shares held by Sponsor immediately prior to the Closing, which convert into shares of PubCo Ordinary Shares on a one-for-one basis, will be subject to certain vesting or forfeiture and cancellation conditions subsequent to the Closing as follows:

If at any time during the First Conversion Period, (a) the PubCo Trading Price is greater than $12.00, or (b) the submittal and docketing of 75% (10 of 13) of the planned pre-application topical reports following the NEI Guidance, whichever occurs earlier, then 25% of the Vesting Sponsor Shares automatically and will immediately vest and no longer be subject to forfeiture and cancellation;

If at any time during the First Conversion Period, (a) the PubCo Trading Price is greater than $14.00, or (b) NRC docketing of the SOLO 2 construction permit application, pursuant to 10 CFR Part 50, whichever occurs earlier, then 25% of the Vesting Sponsor Shares shall automatically and will immediately vest and no longer be subject to forfeiture and cancellation;

If at any time during the Second Conversion Period, (a) the PubCo Trading Price is greater than $16.00, or (b) acceptance and docketing of SOLO Test Reactor construction permit in compliance with the requirements of the Atomic Energy Act of 1954 as set forth in 10 CFR, whichever occurs earlier, then 25% of the Vesting Sponsor Shares shall automatically and will immediately vest and no longer be subject to forfeiture and cancellation; and

If at any time during the Second Conversion Period, (a) the PubCo Trading Price is greater than $18.00, or (b) issuance of an operating license of SOLO Test Reactor pursuant 10 CFR Part 50, whichever occurs earlier, then 25% of the Vesting Sponsor Shares shall automatically and will immediately vest and no longer be subject to forfeiture and cancellation.

If, (i) prior to the end of the applicable Conversion Period, the applicable share price triggers have not been achieved, (ii) PubCo enters into a definitive agreement that would result in a Change of Control transaction, and (iii) (x) the price per share of PubCo Ordinary Shares payable to the shareholders of PubCo in such Change of Control transaction, the Change of Control Offer Price, is greater than $5.00 per share, then as of immediately prior to the closing of such Change of Control transaction, (A) the applicable share price triggers that have not been achieved shall be deemed to have been satisfied, and (B) the Vesting Sponsor Shares which have not vested, shall immediately vest as if such Change of Control Offer Price constituted the applicable share price trigger pursuant to the Sponsor Support Agreement, in full and final satisfaction of Sponsor’s rights to receive the Vesting Sponsor Shares described above; or (y) the Change of Control Offer Price is less $5.00 per share but greater than $2.50 per share, then as of immediately prior to the closing of such Change of Control transaction, half of the Vesting Sponsor Shares which have not vested, shall immediately vest, in full and final satisfaction of Sponsor’s rights to receive the Vesting Sponsor Shares pursuant to the Sponsor Support Agreement. Notwithstanding anything to the contrary in this Sponsor Agreement, if PubCo Preferred

Shares are otherwise converted into PubCo Ordinary Shares and distributed to Terra OpCo Quotaholders, a pro rata portion of the Vesting Sponsor Shares shall immediately vest and no longer be subject to the forfeiture conditions provided in this Sponsor Agreement.

If, upon the expiration of the applicable Conversion Period, the vesting of any of Vesting Sponsor Shares has not occurred, then the applicable Vesting Sponsor Shares that failed to vest will be automatically forfeited and transferred to PubCo for no consideration.

The table below presents the exchange of Terra Innovatum Global quotas for PubCo Ordinary Shares that is expected to occur upon the Conversion:

Terra Innovatum Global quotas outstanding as of June 30, 2025(1)	Common Conversion Ratio(2)	Estimated PubCo Ordinary Shares issued to Terra Innovatum Global Quotaholders upon Closing
100	475,000	47,500,000

____________

(1)      Represents quotas held by legacy Terra Innovatum Global Quotaholders.

(2)      Represents the Per Quota Common Conversion Amount divided by $10.00.

Bridge Loan Financing

•        In August 2025, Terra Innovatum signed three debt note subscription agreements for cash proceeds of $130.0 thousand.

The Bridge Loans bear an interest rate of 15.00% per annum, payable in kind (“PIK”) calculated on the outstanding principal balance. The principal and accrued interest on the Bridge loans are convertible into PubCo Ordinary Shares at the Closing at a conversion price of $7.00 per share.

In connection with the Bridge Loans Terra Innovatum committed to issue to the Bridge Loan Lenders (i) warrants to purchase at an exercise price of $11.50 per share the number of PubCo Ordinary Shares equal to 100% of the number of PubCo Ordinary Shares into which the applicable Bridge Loan will convert into at Closing and (ii) warrants to purchase at an exercise price of $15.00 per share for the number of PubCo Ordinary Shares equal to 100% of the number of PubCo Ordinary Shares into which the applicable Bridge Loan will convert into at Closing.

Other Material Events

•        Total actual and expected dividends on investments held in the Trust Account subsequent to June 30, 2025 through the estimated Closing Date of September 30, 2025 are estimated to be $2.4 million.

•        In August 2025, for certain lenders (“the lenders”), Terra Innovatum amended the terms of their outstanding Bridge Loan agreements including the terms of the associated warrant commitments. For the existing warrant commitments having an exercise price of $11.50 per share, the amendments increased the number of shares underlying such warrants to equal 100% of the shares issuable upon conversion of the Bridge Loans, and shortened the exercise period of warrants held by certain lenders from 48 months to 36 months. Additionally, Terra Innovatum added a commitment to issue to the lenders new warrants having a number of underlying common shares equal to 100% of the shares issuable upon conversion of the Bridge Loans and an exercise price of $15.00 per share.

•        Terra Innovatum estimates it will incur interest expense and amortization of debt issuance costs and debt discounts from July 1, 2025 through the estimated Closing Date on the Bridge Loans held at amortized cost in Terra Innovatum Global’s historical June 30, 2025 financial statements of approximately $195.7 thousand, $2.3 thousand, and $378.2 thousand, respectively.

•        Terra Innovatum estimates it will incur interest expense on the three Bridge Loans issued in July 2025 and held at amortized cost in the amount of approximately $9.0 thousand from issuance date through the estimated Closing Date.

Additional Information Related to the Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information has been prepared based on GSR III’s and Terra Innovatum’s Global historical financial statements as adjusted to give effect to the Closing, the Bridge Loan Financing, and the Other Material Events. The unaudited pro forma condensed combined balance sheet as of June 30, 2025 gives pro forma effect to the Closing as if it had occurred on June 30, 2025. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2024 reflects adjustments assuming that any adjustments that were made to the unaudited pro forma condensed combined balance sheet as of June 30, 2025 are assumed to have been made on January 1, 2024 for the purpose of adjusting the unaudited pro forma condensed combined statement of operations. The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2025 reflects adjustments assuming that any adjustments that were made to the unaudited pro forma condensed combined balance sheet as of June 30, 2025 are assumed to have been made on January 1, 2024 for the purpose of adjusting the unaudited pro forma condensed combined statement of operations.

The unaudited pro forma condensed combined financial information has been derived from and should be read in conjunction with:

•        the accompanying notes to the unaudited pro forma condensed combined financial information;

•        the historical audited financial statements of GSR III as of and for the year ended December 31, 2024, and the related notes included elsewhere in this proxy statement/prospectus;

•        the historical unaudited financial statements of GSR III as of and for the six months ended June 30, 2025, and the related notes included elsewhere in this proxy statement/prospectus;

•        the historical audited financial statements of Terra Innovatum as of and for the year ended December 31, 2024, and the related notes included elsewhere in this proxy statement/prospectus;

•        the historical unaudited consolidated financial statements of Terra Innovatum Global as of and for the six months ended June 30, 2025, and the related notes included elsewhere in this proxy statement/prospectus;

•        other information relating to GSR III and Terra Innovatum Global contained in this proxy statement/prospectus, including in the sections entitled “GSR III’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Terra Innovatum Global’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” the Annexes and other financial information relating to each of GSR III and Terra Innovatum Global included elsewhere in this proxy statement/prospectus.

Redemption Scenarios

The unaudited pro forma condensed combined financial information presents two redemption scenarios as follows:

•        No Redemption Scenario:    This scenario assumes that no holders of GSR III Class A Ordinary Shares subject to possible redemption exercise their right to have their GSR III Class A Ordinary Shares redeemed for their pro rata share of the Trust Account.

•        Maximum Redemption Scenario:    This scenario assumes that 19,606,364 GSR III Class A Ordinary Shares are redeemed, resulting in an aggregate cash payment of approximately $203.5 million out of the Trust Account based on an assumed redemption price of $10.38 per share based on an aggregate amount of the funds held in the Trust Account of approximately $238.7 million.1 The Business Combination Agreement includes as conditions to the Closing that, at the Closing, GSR III will have (A) at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act), and (B) will meet the $25.0 million GSR III Available Cash condition as defined in the Business Combination Agreement. The Maximum

____________

1        Amount equal to: (i) $236.3 million balance of cash and investments held in Trust Account on GSR III’s historical balance sheet as of June 30, 2025, plus (ii) $2.4 million actual and expected dividends on investments held in the Trust Account subsequent to June 30, 2025 through the estimated Closing Date of September 30, 2025.

Redemption Scenario reflects the redemption of the maximum number of GSR III Class A Ordinary Shares subject to possible redemption that can be redeemed while allowing both the minimum net tangible assets and GSR III Available Cash conditions to be met. The Maximum Redemption Scenario includes all adjustments contained in the No Redemption Scenario and presents additional adjustments to reflect the effect of the Maximum Redemption Scenario.

The unaudited pro forma condensed combined financial information is provided for illustrative purposes only and is not necessarily indicative of what the actual results of operations and financial position would have been had the Closing, the Bridge Loan Financing, and the Other Material Events taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of PubCo. The unaudited pro forma adjustments are based on information currently available, and assumptions and estimates underlying the unaudited pro forma adjustments are described in the accompanying notes to the unaudited pro forma condensed combined financial information. If the actual facts are different than these assumptions, the amounts and shares outstanding in the unaudited pro forma condensed combined financial information that follows will be different, and those changes could be material.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF JUNE 30, 2025

(In thousands, except for share data)			Scenario 1 Assuming No Redemptions into Cash							Scenario 2 Assuming Maximum Redemptions into Cash
			Transaction Accounting Adjustments
	GSR III Acquisition Corp. Historical	Terra Innovatum Global, S.r.l Historical	Bridge Loan Financing	Notes	Adjustments for Other Material Events	Notes	Other Transaction Accounting Adjustments	Notes	Pro Forma Balance Sheet	Other Transaction Accounting Adjustments	Notes	Pro Forma Balance Sheet
Assets
Current assets:
Cash and cash equivalents	$862	$3,973	$130	3(aaa)	$—		$238,689	3(a)	$224,507	$(203,471)	3(t)	$21,036
	—	—	—		—		(2,148)	3(e)	—	—		—
	—	—	—		—		(7,199)	3(f)	—	—		—
	—	—	—		—		(300)	3(k)	—	—		—
	—	—	—		—		(300)	3(l)	—	—		—
	—	—	—		—		(9,200)	3(d)	—	—		—
Deferred transaction costs	—	593	—		—		(593)	3(f)	—	—		—
Prepaid expenses and other current assets	100	388	—		—		300	3(l)	788	—		788
Total current assets	962	4,954	130		—		219,249		225,295	(203,471)		21,824
Cash and investments held in trust account	236,273	—	—		2,416	3(aa)	(238,689)	3(a)	—	—		—
Total assets	$237,235	$4,954	$130		$2,416		$(19,440)		$225,295	$(203,471)		$21,824
Liabilities and shareholders’ (deficit) equity
Current liabilities:
Accounts payable	$871	$2,844	$—		$—		$(1,997)	3(f)	$959	$—		$959
	—	—	—		—		(759)	3(e)	—	—		—
Accrued expenses and other current liabilities	—	601	—		—		—		601	—		601
Bridge loans, net	—	2,694	52	3(aaa)	585	3(bb)	(3,331)	3(o)	—	—		—
Total current liabilities	871	6,139	52		585		(6,087)		1,560	—		1,560
Related party loan, non-current	—	326	—		—		—		326	—		326
Other non-current liabilities	—	8	—		—		—		8	—		8
Deferred underwriting commissions	9,200	—	—		—		(9,200)	3(d)	—	—		—
Share-settled contingent liability	—	—	—		—		3,981	3(b)	805,706	—		805,706
	—	—	—		—		796,256	3(n)	—	—		—
	—	—	—		—		5,469	3(m)	—	—		—
Total liabilities	10,071	6,473	52		585		790,419		807,600	—		807,600
GSR III Class A ordinary shares, $0.0001 par value; 23,000,000 shares subject to possible redemption at $10.27 per share as of June 30, 2025	236,273	—	—		—		(238,689)	3(q)	—	—		—
	—	—	—		—		2,416	3(h)	—	—		—
Shareholders’ (deficit) equity:
GSR III Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding as of June 30, 2025	—	—	—		—		—		—	—		—
GSR III Class A ordinary shares, $0.0001 par value, 200,000,000 shares authorized; 422,500 shares issued and outstanding (excluding 23,000,000 shares subject to possible redemption) as of June 30, 2025	—	—	—		—		—	3(j)	—			—
	—	—	—		—		—	3(p)	—	—		—
GSR III Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized; 5,750,000 shares issued and outstanding as of June 30, 2025	1	—	—		—		—	3(m)	—	—		—
	—	—	—		—		(1)	3(p)	—	—		—

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET — (Continued)
AS OF JUNE 30, 2025

			Scenario 1 Assuming No Redemptions into Cash							Scenario 2 Assuming Maximum Redemptions into Cash
			Transaction Accounting Adjustments
(In thousands, except for share data)	GSR III Acquisition Corp. Historical	Terra Innovatum Global, S.r.l Historical	Bridge Loan Financing	Notes	Adjustments for Other Material Events	Notes	Other Transaction Accounting Adjustments	Notes	Pro Forma Balance Sheet	Other Transaction Accounting Adjustments	Notes	Pro Forma Balance Sheet
PubCo Preferred Shares, par value $117.89*; 8,040 shares authorized; 0 shares issued and outstanding (No Redemption Scenario) and 0 shares issued and outstanding (Maximum Redemption Scenario) as of June 30, 2025	—	—	—		—		—		—	—		—
PubCo Ordinary Shares, par value $0.01*; 500,000,000 shares authorized; 80,464,670 shares issued and outstanding (No Redemption Scenario) and 60,858,306 shares issued and outstanding (Maximum Redemption Scenario) as of June 30, 2025	—	—	—		—		3	3(c)	950	(232)	3(t)	718
	—	—	—		—		561	3(g)	—	—		—
	—	—	—		—		9	3(o)	—	—		—
	—	—	—		—		106	3(p)	—	—		—
	—	—	—		—		271	3(q)	—	—		—
Corporate Capital	—	15	—		—		(15)	3(g)	—	—		—
Additional paid-in-capital	—	1,077	78	3(aaa)	—	3(cc)	(1,665)	3(f)	—	203,239	3(s)	—
	—	—	—		—		(8,929)	3(g)	—	(203,239)	3(t)	—
	—	—	—		—		—	3(i)	—	—		—
	—	—	—		—		—	3(j)	—	—		—
	—	—	—		—		(220,327)	3(n)	—	—		—
	—	—	—		—		(5,469)	3(m)	—	—		—
	—	—	—		—		(2,416)	3(h)	—	—		—
	—	—	—		—		(3)	3(c)	—	—		—
	—	—	—		—		(3,981)	3(b)	—	—		—
	—	—	—		—		3,322	3(o)	—	—		—
	—	—	—		—		(105)	3(p)	—	—		—
	—	—	—		—		238,418	3(q)	—	—		—
	—	—	—		—		—	3(r)	—	—		—
Accumulated deficit	(9,110)	(2,630)	—		2,416	3(aa)	(1,389)	3(e)	(583,274)	(203,239)	3(s)	(786,513)
	—	—	—		(585)	3(bb)	(4,130)	3(f)	—	—		—
	—	—	—		—		8,383	3(g)	—	—		—
	—	—	—		—		(300)	3(k)	—	—		—
	—	—	—		—		(575,929)	3(n)	—	—		—
	—	—	—		—		—	3(r)	—	—		—
Accumulated other comprehensive income	—	19	—		—		—		19	—		19
Total shareholders’ (deficit) equity	(9,109)	(1,519)	78		1,831		(573,586)		(582,305)	(203,471)		(785,776)
Total liabilities, Class A ordinary shares subject to possible redemption, and shareholders’ (deficit) equity	$237,235	$4,954	$130		$2,416		$(19,440)		$225,295	$(203,471)		$21,824

____________

*        Pursuant to the Business Combination Agreement, the par value of PubCo Ordinary Shares is EUR 0.01 per share, and the par value of PubCo Preferred Shares is EUR 100.00 per share. The par values presented above within the unaudited pro forma condensed combined balance sheet are converted to USD, using an exchange rate as of the balance sheet date, and presented rounded. The resulting unrounded par value in USD of PubCo Ordinary Shares and PubCo Preferred Shares is $0.011789 and $117.89, respectively,

See accompanying notes to the unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE SIX MONTHS ENDED JUNE 30, 2025

(In thousands, except per share and weighted-average share data)	Six Months Ended June 30, 2025	Six Months Ended June 30, 2025	Scenario 1 Assuming No Redemptions into Cash				Scenario 2 Assuming Maximum Redemptions into Cash
	GSR III Acquisition Corp Historical	Terra Innovatum Global S.r.l. Historical	Other Transaction Accounting Adjustments	Notes	Pro Forma Statement of Operations	Notes	Other Transaction Accounting Adjustments	Notes	Pro Forma Statement of Operations	Notes
Operating expenses:
General and administrative	$1,795	$3,520	$150	4(e)	$5,465		$—		$5,465
Development costs	—	89	—		89		—		89
Total operating expenses	1,795	3,609	150		5,554		—		5,554
Loss from operations	(1,795)	(3,609)	(150)		(5,554)		—		(5,554)
Interest and dividends earned on investments held in trust account	4,861	—	(4,861)	4(c)	—		—		—
Other expense	—	(55)	—		(55)		—		(55)
Interest expense	—	(189)	189	4(g)	—		—		—
Change in fair value – warrant liability	—	1,260	—		1,260		—		1,260
Total other income (expense), net	4,861	1,016	(4,672)		1,205		—		1,205
Net income (loss)	$3,066	$(2,593)	$(4,822)		$(4,349)		$—		$(4,349)
GSR III basic and diluted weighted average ordinary shares outstanding, redeemable ordinary shares	23,000,000	—	—		—		—		—
Basic and diluted net income per share, GSR III redeemable ordinary shares	$0.11	$—	$—		$—		$—		$—
GSR III basic and diluted weighted average ordinary shares outstanding, non-redeemable ordinary shares	6,172,500	—	—		—		—		—
Basic and diluted net income per share, GSR III non-redeemable ordinary shares	$0.11	$—	$—		$—		$—		$—
PubCo basic and diluted weighted-average ordinary shares outstanding	—	—	—		80,464,670	4(h)	—		60,858,306	4(h)
Basic and diluted net loss per share, PubCo Ordinary Shares	$—	$—	$—		$(0.05)	4(h)	$—		$(0.07)	4(h)

See accompanying notes to the unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2024

(In thousands, except per share and weighted-average share data)	Year Ended December 31, 2024	Year Ended December 31, 2024	Scenario 1 Assuming No Redemptions into Cash				Scenario 2 Assuming Maximum Redemptions into Cash
	GSR III Acquisition Corp Historical	Terra Innovatum Global S.r.l. Historical	Other Transaction Accounting Adjustments	Notes	Pro Forma Statement of Operations	Notes	Other Transaction Accounting Adjustments	Notes	Pro Forma Statement of Operations	Notes
Operating expenses:
General and administrative	$463	$78	$1,389	4(a)	$6,660		$—		$6,660
	—	—	300	4(b)	—		—		—
	—	—	4,130	4(d)	—		—		—
	—	—	300	4(e)	—		—		—
	—	—	—	4(f)	—		—		—
Development costs	—	75	—		75		—		75
Total operating expenses	463	153	6,119		6,735		—		6,735
Loss from operations	(463)	(153)	(6,119)		(6,735)		—		(6,735)
Dividends earned on investments held in Trust Account	1,412	—	(1,412)	4(c)	—		—		—
Change in fair value of warrant liability	—	—	—		—		—		—
Other income – related party	—	129	—		129		—		129
Other expense	—	—	—		—		—		—
Total other income (expense), net	1,412	129	(1,412)		129		—		129
Income (Loss) before income taxes	949	(24)	(7,531)		(6,606)		—		(6,606)
Provision for income taxes	—	(10)	—		(10)		—		(10)
Net income (loss)	$949	$(34)	$(7,531)		$(6,616)		$—		$(6,616)

Net loss attributable to PubCo ordinary shareholders					$(12,808)				$(12,808)
GSR III basic and diluted weighted average ordinary shares outstanding, redeemable ordinary shares	3,330,601	—	—		—		—		—
Basic and diluted net income per share, GSR III redeemable ordinary shares	$0.10	$—	$—		$—		$—		$—
GSR III basic and diluted weighted average ordinary shares outstanding, non-redeemable ordinary shares	5,811,182	—	—		—		—		—
Basic and diluted net income per share, GSR III non-redeemable ordinary shares	$0.10	$—	$—		$—		$—		$—
PubCo basic and diluted weighted-average ordinary shares outstanding	—	—	—		80,464,670	4(h)	—		60,858,306	4(h)
Basic and diluted net loss per share attributable to PubCo ordinary shareholders	$—	$—	$—		$(0.16)	4(h)	$—		$(0.21)	4(h)

See accompanying notes to the unaudited pro forma condensed combined financial information.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1.      Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial information was prepared in accordance with Article 11 of SEC Regulation S-X, as amended by the final rule, Release No. 33-10786, Amendments to Financial Disclosures about Acquired and Disposed Businesses. Release No. 33-10786 replaces the historical pro forma adjustments criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and presents the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). GSR III and Terra Innovatum management have elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial information. The adjustments presented in the unaudited pro forma condensed combined financial information have been identified and presented to provide relevant information necessary for an understanding of PubCo at the Closing, the Bridge Loan Financing, and the Other Material Events. The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Closing. GSR III and Terra Innovatum have not had any historical relationship prior to the Closing. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The pro forma adjustments reflecting the Closing, the Bridge Loan Financing, and the Other Material Events are based on certain currently available information and certain assumptions and methodologies that both GSR III and Terra Innovatum believe are reasonable under the circumstances. The pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments, and it is possible the differences may be material. Both GSR III and Terra Innovatum believe that the assumptions and methodologies provide a reasonable basis for presenting all the significant effects of the Closing, the Bridge Loan Financing, and the Other Material Events based on information available to management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The foregoing scenarios (the No Redemption Scenario and the Maximum Redemption Scenario) are for illustrative purposes as GSR III does not have, as of the date of this proxy statement/prospectus, a meaningful way of providing any certainty regarding the number of GSR III Class A Ordinary Shares that Pre-Closing GSR III Holders will redeem in connection with the Closing.

Included in the shares outstanding and weighted average shares outstanding (for the calculation of pro forma basic and diluted net loss per share) as presented in the unaudited pro forma condensed combined financial information are PubCo Ordinary Shares to be issued to legacy Terra Innovatum Global Quotaholders and the GSR III Ordinary Shares that are expected to remain outstanding under the No Redemption Scenario and the Maximum Redemption Scenario on the estimated Closing Date and that will represent PubCo Ordinary Shares (as adjusted, where applicable, for the Maximum Redemption Scenario), which includes GSR III Ordinary Shares held by public shareholders, GSR III Ordinary Shares held by the Sponsor and related parties of the Sponsor, and the shares to be issued to holders of GSR III Rights upon the automatic exercise of the outstanding GSR III Rights upon consummation of the Closing.

Pursuant to the Business Combination Agreement, former quotaholders of Terra Innovatum will receive an aggregate of 47,500,000 PubCo Ordinary Shares, each share having one vote. The former quotaholders of Terra Innovatum will have approximately 58.7% of the total voting rights in PubCo in the No Redemption Scenario and 77.4% of the total voting rights in PubCo in the Maximum Redemption Scenario (see tables directly below). The table directly below presents shares outstanding and the pro forma voting rights upon the estimated Closing Date as depicted in the unaudited pro forma condensed combined balance sheet. This table excludes PubCo Preferred Shares issued to legacy Terra Innovatum Global Quotaholders and PAC in the amount of 8,000 and 40, respectively.

Additionally, this table excludes 1,000,000 potentially issuable PubCo Ordinary Shares underlying the warrant issued to PAC as a success fee upon the Closing (see Note 3(i)) and 1,473,794 potentially issuable PubCo Ordinary Shares to certain Bridge Loan lenders upon the exercise of warrants issued upon the Closing (see Notes 3(aaa) and 3(cc)).

	Assuming No Redemptions Into Cash			Assuming Maximum Redemptions Into Cash
	Shares		% Ownership	Shares		% Ownership
PubCo Ordinary Shares held by Terra Innovatum Global Quotaholders(1)	47,500,000		58.7%	47,500,000		77.4%
PubCo Ordinary Shares held by GSR III public shareholders	26,285,714	(2)	32.4%	6,679,350	(3)	10.9%
PubCo Ordinary Shares held by Sponsor and related parties of Sponsor(4)	6,232,857		7.7%	6,232,857		10.1%
PubCo Ordinary Shares held by unrelated third parties(5)	995,599		1.2%	995,599		1.6%
Total PubCo Ordinary Shares	81,014,170		100.0%	61,407,806		100.0%

____________

(1)      Consists of PubCo Ordinary Shares issued to legacy Terra Innovatum Global Quotaholders upon the effective time of the Closing, which, pursuant to the Business Combination Agreement is equal to the (a) Common Conversion Ratio of 475,000, multiplied by (b) 100 quotas, for a total number of PubCo Ordinary Shares issued to legacy Terra Innovatum Global Quotaholders of 47,500,000 in both the No Redemption Scenario and Maximum Redemption Scenario respectively.

(2)      Consists of, in the No Redemption Scenario, (i) 23,000,000 GSR III Class A Ordinary Shares subject to possible redemption which GSR III public shareholders elected not to redeem in connection with the Business Combination and (ii) 3,285,714 GSR III Public Rights, each of which will convert, on a one-for-one basis, into GSR III Class A Ordinary Shares immediately prior to the Closing. These GSR III Ordinary Shares will convert on a one-for-one basis into PubCo Ordinary Shares upon the Closing of the Closing.

(3)      Consists of, in the Maximum Redemption Scenario, (i) 3,393,636 GSR III Class A Ordinary Shares subject to possible redemption. This scenario assumes that 19,606,364 GSR III Class A Ordinary Shares are redeemed. The Maximum Redemption Scenario reflects the redemption of the maximum number of GSR III Class A Ordinary Shares subject to possible redemption that can be redeemed while allowing both the minimum net tangible assets and GSR III Available Cash conditions pursuant to the Business Combination Agreement to be met. (ii) 3,285,714 GSR III Public Rights, each of which will convert, on a one-for-one basis, into GSR III Class A Ordinary Shares immediately prior to the Closing. These GSR III Ordinary Shares will convert on a one-for-one basis into PubCo Ordinary Shares upon the Closing.

(4)      Consists of 6,232,857 GSR III Ordinary Shares issued and outstanding immediately prior to the Closing which will convert on a one-for-one basis into PubCo Ordinary Shares upon the Closing. The 6,232,857 GSR III Ordinary Shares consists of (i) 5,495,000 GSR III Class B Ordinary Shares held by Sponsor which represents 5,495,000 issued and outstanding GSR III Class B Ordinary Shares held by Sponsor at the Closing, including 549,500 Vesting Sponsor Shares, subject to the vesting conditions pursuant to the Business Combination Agreement as the Sponsor will retain voting power with respect to the Vesting Sponsor Shares, (ii) 384,428 and 38,072 GSR III Class A Ordinary Shares held by Sponsor and related parties of Sponsor, respectively, (iii) 255,000 issued and outstanding GSR III Class B Ordinary Shares held by related parties of Sponsor, (iv) 54,918 and 5,439 Private Placement Rights held by Sponsor and related parties of Sponsor, respectively, which will convert on a one-for-one-basis into GSR III Class A Ordinary Shares immediately prior to the Closing.

(5)      Consists of (i) 223,000 PubCo Ordinary Shares issued to PAC as a success fee upon the Closing of the Business Combination and (ii) 772,599 PubCo Ordinary Shares issued from conversion of the Bridge Loans upon the Closing of the Business Combination.

2.      Accounting Treatment for the Transaction

In connection with the Terra Pre-Closing Restructuring, each issued and outstanding quota of New TopCo will be converted into PubCo Ordinary Shares at the Common Conversion Ratio. Subsequent to the Terra Pre-Closing Restructuring, GSR III will merge into Terra MergerCo with GSR III surviving and becoming a wholly owned subsidiary of PubCo. As a result of the merger, GSR III’s issued and outstanding shares will be converted into PubCo Ordinary Shares on a one-for-one basis. PubCo’s acquisition of GSR III will be accounted for as a recapitalization by/via an asset acquisition in accordance with ASC 805-50, as GSR III does not meet the ASC 805 definition of a business.

The consideration transferred to the GSR III shareholders to effect the asset acquisition consists of PubCo Ordinary Shares and contingently issuable PubCo Ordinary Shares. As GSR III is comprised primarily of monetary assets (Cash and Investments held in Trust Account), the fair value of the aforementioned consideration transferred is deemed equivalent to GSR III’s net assets. As the consideration transferred is deemed equivalent to the net assets acquired, the net assets of GSR III will be stated at their carrying values, which are deemed to be stated at their respective fair values, and no goodwill (or gain or loss) will be recognized.

The conversion of New TopCo’s issued and outstanding quotas into PubCo Ordinary Shares, which will be effected in connection with the aforementioned asset acquisition (a recapitalization by/via asset acquisition), will be accounted for as a recapitalization in accordance with U.S. GAAP. GSR III will be treated as the “acquired” company for accounting purposes and PubCo will be treated as the legal and accounting acquirer.

PubCo, which is controlled by legacy Terra Innovatum Global Quotaholders, has been determined to be the accounting acquirer based on the following:

•        Under all redemption scenarios, legacy Terra Innovatum Global Quotaholders will have a majority of the voting interest in PubCo, with between 58.7% and 77.4% of the voting power held by legacy Terra Innovatum Global Quotaholders depending on the redemption scenario.

•        All of the senior management of PubCo will come from the senior management of Terra Innovatum.

•        Terra Innovatum will appoint a majority of the directors to the board of directors of PubCo.

•        The intended strategy of PubCo will be to continue to focus on Terra Innovatum’s core service offerings.

3.      Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 2025

The pro forma notes and adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:

Pro Forma Adjustments for Bridge Loan Financing:

(aaa) Subsequent to June 30, 2025, Terra Innovatum issued three convertible Bridge Loans for cash proceeds of $130.0 thousand.

Additionally, in connection with the Bridge Loans, Terra Innovatum committed to issue two sets of warrants upon the Closing of the Business Combination to these Bridge Loan lenders. These warrants are considered outstanding for financial reporting purposes and qualify for equity classification under ASC 815-40. $78.4 thousand of the proceeds was allocated to these warrants, which are exercisable for 38,260 PubCo Ordinary Shares, resulting in a $78.4 thousand increase to additional paid-in capital on the unaudited pro forma condensed combined balance sheet as of June 30, 2025.

The $130.0 thousand proceeds were allocated between the Bridge Notes and the equity-classified warrants on the basis of their relative fair values. The fair values were determined using a Black-Scholes-Merton model with assumptions including a $10.00 share price, 4.0% risk-free rate, 109% volatility, and an 11% discount for lack of marketability. As a result, a $78.4 thousand debt discount was recognized, reducing the carrying value of the Bridge Loans to $51.6 thousand recognized in bridge loans, net on the unaudited pro forma condensed combined balance sheet as of June 30, 2025.

Pro Forma Adjustments for Other Material Events:

(aa)   To reflect actual and expected dividends on investments held in the Trust Account from July 1, 2025 through the estimated Closing Date of September 30, 2025.

(bb)   To reflect estimated interest incurred of $9.0 thousand from issuance date through the estimated Closing Date on the three Bridge Loans entered in July 2025 (see adjustment 3(aaa)). Additionally, to reflect estimated interest incurred of $195.7 thousand and amortization of debt issuance costs and debt discounts of $2.3 thousand and $378.2 thousand, respectively from July 1, 2025 through the estimated Closing Date on the Bridge Loans entered into prior to June 30, 2025.

(cc)   To reflect the August 2025 Bridge Loan agreement amendments, which modified the terms of the Company’s commitment, upon completion of the Merger, to issue warrants with an $11.50 per share exercise price to certain lenders and included a commitment to issue new warrants at an exercise price of $15.00 per share to those lenders.

Each amended warrant remained equity-classified before and after the amendments. The effects of the amendments were accounted for as a dividend made to the affected Bridge Loan lenders.

The dividend was measured as the sum of (i) the excess of the fair value of the modified $11.50 warrants post-amendment over their pre-amendment fair value, and (ii) the fair value of the new $15.00 warrants on the amendment date.

The fair values of the affected warrants were determined using a Black-Scholes-Merton model, based on the following assumptions: (i) share price of $10.00, (ii) risk-free rate of 3.7% – 3.8%, (iii) volatility of 106% – 108%, and (iv) an 8.3% – 9.3% discount for lack of marketability.

The resulting dividend of $6.2 million was recorded as a reduction to additional paid-in capital (APIC), offset by a corresponding increase in APIC for the warrants’ fair value adjustment, resulting in a $0 net impact to APIC. This dividend is reflected in the pro forma net loss per share calculation for the year ended December 31, 2024 (see Note 4(h)).

Pro Forma Other Transaction Accounting Adjustments:

(a)     To reflect, in the No Redemption Scenario, the release of the cash and investments held in the Trust Account to cash and cash equivalents, assuming no GSR III public shareholders exercise their right to have their GSR III Class A Ordinary Shares redeemed for their pro rata share of the Trust Account. The amount of investments held in the Trust Account released to cash is equal to the historical balance of the Trust Account as of June 30, 2025 in the amount of $236.3 million, plus $2.4 million actual and expected dividend income on the Trust Account subsequent to June 30, 2025 through the estimated Closing Date (see Note 3(aa)).

(b)    To reflect the recognition of (i) the issuance of PubCo Preferred Shares to PAC upon the Closing and (ii) the associated conversion feature which will be automatically triggered if contingent milestones are met subsequent to the Closing. Refer to the Introduction section above for description of the various milestones.

The PubCo Preferred Shares will be forfeited by the holder if they are not converted within 20 years from the issuance date, the Closing. As the PubCo Preferred Shares may be forfeited, management has concluded that they should be evaluated, accounted for, and classified, as a freestanding equity-linked instrument, rather than as outstanding shares.

Management has concluded that the change of control provision and the permit-driven performance target milestones described in the Introduction section above cause the freestanding equity-linked instrument to not be considered indexed to PubCo’s own stock as these represent potential settlement adjustments that are not permissible within the guidance of ASC 815. Therefore, the freestanding equity-linked instrument has been recorded as a liability at its estimated fair value, with the offsetting amount recorded to additional paid-in capital. The value of the Share-settled contingent liability was calculated using a probability weighted-average analysis of the achievement of each of the milestones and a Monte Carlo simulation model. The simulation incorporated (i) an underlying share price of $10.00 per share, (ii) a 4.0% risk free rate, and (iii) an estimated volatility of 125% based on historical data of comparable public companies.

(c)     To reflect the issuance of 223,000 PubCo Ordinary Shares to PAC upon the Closing for banking advisory services provided to Terra Innovatum. The issuance of the shares was accounted for in accordance with Staff Accounting Bulletin Topic 5A (“SAB Topic 5A”) as a specific incremental cost associated with the equity offering, with the grant date fair value recorded as a decrease to additional paid-in capital with a corresponding increase to par value.

(d)    To reflect the settlement of GSR III’s deferred underwriting fee payable upon the Closing from Cash and cash equivalents.

(e)     To reflect the payment of estimated total transaction costs of $2.1 million related to GSR III, including:

(i)     $758.5 thousand incurred prior to June 30, 2025 and recorded as accounts payable in GSR III’s historical financial statements;

(ii)    $1.4 million of estimated transaction costs to be incurred after June 30, 2025, which are not specific incremental costs directly attributable to the offering.

In accordance with Staff Accounting Bulletin Topic 5.A and ASC 340-10-S99-1, management evaluated the nature of all transaction-related costs. Based on this evaluation:

•        Approximately $758.5 thousand of costs incurred prior to June 30, 2025 were recorded in GSR III’s historical financial statements as accounts payable and expensed as incurred, as they were not directly attributable to the offering. These costs included legal services related to the negotiation and structuring of the business combination agreement. None of these services were directly attributable to the offering.

•        Approximately $1.4 million to be incurred after June 30, 2025 were expensed as incurred and recorded as an addition to accumulated deficit in the pro forma balance sheet. These costs primarily include legal services related to the negotiation and structuring of the business combination agreement and accounting and audit services for historical financial statements. None of these services were specific incremental costs directly attributable to the offering.

(f)     To reflect the payment of estimated total transaction costs of $7.2 million related to Terra Innovatum Global, including:

(i)     $2.0 million incurred prior to June 30, 2025 and recorded as accounts payable in Terra Innovatums Global’s historical financial statements;

(ii)    $1.1 million of estimated advisory and legal fees to be incurred after June 30, 2025 that are specific incremental costs directly attributable to the offering; and

(iii)   $4.1 million of estimated transaction costs to be incurred after June 30, 2025 that are not specific incremental costs directly attributable to the offering.

In accordance with Staff Accounting Bulletin Topic 5.A and ASC 340-10-S99-1, management evaluated the nature of all transaction-related costs. Based on this evaluation:

•        Approximately $2.6 million of costs incurred prior to June 30, 2025 were recorded in Terra Innovatum Global’s historical financial statements and expensed as incurred, as they were not directly attributable to the offering. These costs included legal and advisory services related to the negotiation and structuring of the business combination agreement, legal and tax structuring services, accounting and audit services for historical financial statements, and marketing and communications activities. None of these services were specific incremental costs directly attributable to the offering.

•        Approximately $593.2 thousand of transaction costs incurred prior to June 30, 2025 were accounted for as specific incremental costs directly attributable to the offering and recorded in Terra Innovatum Global’s historical financial statements as deferred transaction costs and recorded as a reduction to additional paid-in capital in the pro forma balance sheet.

•        Approximately $1.1 million of transaction costs to be incurred after June 30, 2025 were accounted for as specific incremental costs directly attributable to the offering and recorded as a reduction to additional paid-in capital in the pro forma balance sheet. These costs include legal services directly supporting the preparation and filing of the registration statement and advisory services for the preparation of the pro forma financial information. These services were specific incremental costs directly attributable to the offering.

•        Approximately $4.1 million of costs to be incurred after June 30, 2025 were expensed as incurred and recorded as an addition to accumulated deficit in the pro forma balance sheet. These costs include strategic advisory fees, including the $2.5 million cash success fee to PAC, legal and tax structuring services, accounting and audit services for historical financial statements, and marketing and investor relations costs. None of these services were specific incremental costs directly attributable to the offering.

(g)    To reflect, in the No Redemption Scenario, the recapitalization of PubCo through the conversion of 100 New TopCo quotas into 47,500,000 PubCo Ordinary Shares, reflecting the Common Conversion Ratio of 475,000, and to reflect to derecognition of the accumulated deficit of GSR III which is reversed to additional paid-in-capital.

The recapitalization adjustment is determined as follows (in thousands):

Derecognition of Terra Innovatum Global Corporate Capital	$(15)
Derecognition of GSR III's accumulated deficit(1)	$8,383
Issuance of PubCo Ordinary Shares in accordance with the Common Conversion Ratio under the No Redemption Scenario	$561
Net reduction of additional paid-in capital due to derecognition of GSR III's accumulated deficit and Terra Innovatum Global's Corporate Capital and issuance of PubCo Ordinary Shares	$(8,929)

____________

(1)      The derecognition of GSR III’s accumulated deficit of $8.4 million is determined as follows (in thousands):

Historical accumulated deficit of GSR III as of June 30, 2025	$9,110
Dividends on investments held in the Trust Account, see 3(aa)	$(2,416)
Estimated transaction costs of GSR III through the estimated Closing Date, see 3(e)	$1,389
Premium for a directors’ and officers’ tail insurance policy, see 3(k)	$300
Total adjustment to derecognize GSR III's accumulated deficit	$8,383

(h)    To reflect the change in redemption value of the GSR III Class A Ordinary Shares subject to possible redemption due to the actual and expected income on investments from the Trust Account from July 1, 2025 through the estimated Closing Date (see Note 3(aa)). Changes in the redemption value of stock classified as temporary equity may be recognized immediately as they occur by adjusting the carrying amount of the stock in accordance with ASC 480.

(i)      To reflect the issuance of a warrant, classified within permanent equity, to PAC as a success fee upon the Closing. The warrant provides PAC the right to acquire up to 1,000,000 PubCo Ordinary Shares at an exercise price of $7.00 per share, with an exercise period of 5.0 years. The issuance of the warrant was accounted for in accordance with SAB Topic 5A as a specific incremental cost associated with the equity offering, with the grant date fair value recorded as a decrease to additional paid-in capital with a corresponding increase to additional paid-in capital. This resulted in a $0 impact to additional paid-in capital.

The warrant was recorded at its estimated fair value on the Closing Date, determined using the Black Scholes-Merton option-pricing model. The assumptions used in deriving the grant date fair value of the warrant were as follows: (i) an underlying share price of $10.00 per share. Under U.S GAAP, fair value measurements should reflect the price at which an asset or liability could be exchanged in an orderly transaction between market participants at the measurement date. The $10.00 per share underlying is the initial public offering price of GSR III, which would reflect the market participant price of an exchange of the equivalent GSR III Ordinary shares, which would convert on a one-for-one basis to PubCo Ordinary Shares upon the Closing. (ii) An exercise price of $7.00 per share, (iii) a risk-free interest rate of 4.38%, corresponding to the U.S Treasury rate for a period equal to the expected term of the warrant, (iv) an expected term of 5.0 years, as the warrant can be exercised through a 5.0 year period from the Closing, (v) a volatility of 98.2%. PubCo lacks its own historical stock data. Therefore, it estimates its expected stock volatility based primarily on the historical volatility of a publicly traded set of peer companies. (vi) A dividend yield of 0%; PubCo does not plan to pay cash dividends on its PubCo

Ordinary Shares in the foreseeable future, and, therefore, uses an expected dividend yield of zero in its valuation model. These assumptions resulted in a grant date fair value of a call option (as a warrant is akin to a written call option) of approximately $8.00 per share.

(j)     To reflect the issuance of 3,346,071 shares of GSR III Class A Ordinary Shares upon the automatic exercise immediately prior to the Closing of the GSR III Rights to acquire one GSR III Class A Ordinary Share. The issuance of the shares resulted in a $0 adjustment within the GSR III Class A Ordinary Share, par value $0.0001 and Additional paid-in capital line items, respectively, due to the effect of rounding as the adjustment to record the shares at par value and associated adjustment to Additional paid-in capital were less than $1 thousand, respectively.

(k)    To reflect the payment on the estimated Closing Date of the $300.0 thousand premium for a directors’ and officers’ tail insurance policy. This adjustment increases accumulated deficit because the premium is related to activity prior to the Closing.

(l)     To reflect the expected payment on the estimated Closing Date of a $300.0 thousand premium for a prepaid directors’ and officers’ insurance policy for PubCo. These costs will be finalized and adjusted in a subsequent filing.

(m)   To reflect that immediately prior to the Closing, 549,500 GSR III Class B Ordinary Shares held by the Sponsor become subject to certain vesting or forfeiture conditions. The vesting will be triggered contingent upon various milestones being met subsequent to the Closing. Refer to the Introduction section above for a description of the various milestones.

The shares that will be subject to the vesting are contingently forfeitable based on the non-achievement of the milestones and will be forfeited by the Sponsor if the milestones are not met within the Conversion Period, as discussed further in the Introduction section above. As the shares may be forfeited, management has concluded that they should be evaluated, accounted for, and classified, as a freestanding equity linked instrument, rather than as outstanding shares.

Management has concluded that the change of control provision and the permit-driven performance target milestones described in the Introduction section above cause the freestanding equity-linked instrument to not be considered indexed to PubCo’s own stock as these represent potential settlement adjustments that are not permissible within the guidance of ASC 815. Therefore, the freestanding equity-linked instrument has been recorded as a liability at its estimated fair value. The value of the Share-settled contingent liability was calculated using a probability weighted-average analysis of the achievement of each of the milestones and a Monte Carlo simulation model. The simulation incorporated (i) an underlying share price of $10.00 per share, (ii) a 4.0% risk free rate, and (iii) an estimated volatility of 125% based on historical data of comparable public companies.

(n)    To reflect the recognition of (i) the issuance of PubCo Preferred Shares to the Terra Innovatum Global Quotaholders upon the Closing and (ii) the associated conversion feature which will be automatically triggered if contingent milestones are met subsequent to the Closing. Refer to the Introduction section above for description of the various milestones.

The PubCo Preferred Shares will be forfeited by the holder if they are not converted within 20 years from the issuance date, the Closing. Shares may be forfeited, management has concluded that they should be evaluated, accounted for, and classified, as a freestanding equity-linked instrument, rather than as outstanding shares.

Management has concluded that the change of control provision and the permit-driven performance target milestones described in the Introduction section above cause the freestanding equity-linked instrument to not be considered indexed to PubCo’s own stock as these represent potential settlement adjustments that are not permissible within the guidance of ASC 815. Therefore, the freestanding equity-linked instrument has been recorded as a liability at its estimated fair value. The value of the Share-settled contingent liability was calculated using a probability weighted-average analysis of the achievement of each of the milestones and a Monte Carlo simulation model. The simulation incorporated (i) an underlying share price of $10.00 per share, (ii) a 4.0% risk free rate, and (iii) an estimated volatility of 125% based on historical data of comparable public companies.

As the $796.3 million fair value of the resulting Share-settled contingent liability exceeded the pro forma balance of Additional paid-in-capital, the excess of the fair value over the pro forma balance of Additional paid-in-capital was recorded as an increase to Accumulated deficit of $575.9 million.

(o)    To reflect the issuance of 772,599 PubCo Ordinary Shares upon the conversion of the aggregate principal and accrued interest on the Bridge Loans at Closing, at a conversion price of $7.00 per share.

At the Closing, the Bridge Loans will have an aggregate principal balance of $5.1 million, with associated unamortized debt discounts of $2.1 million and unamortized debt issuance costs of $9.8 thousand. During the period from July 1, 2025 through the Closing, $383.3 thousand of the debt discount and $2.3 thousand of the issuance costs were amortized, and $199.6 thousand of interest expense was incurred. As a result, a net total of $3.3 million of bridge loans, net was derecognized from the unaudited pro forma condensed combined balance sheet as of June 30, 2025 with a corresponding increase to PubCo Ordinary Shares of $9.1 thousand to reflect the par value of the shares issued and the remaining $3.3 million to additional paid-in capital in accordance with ASC 470-20-40-4.

(p)     To reflect the conversion of all 422,500 GSR III Class A Ordinary Shares not subject to possible redemption issued and outstanding immediately prior to the Closing into PubCo Ordinary Shares, and to reflect the conversion of 5,200,500 GSR III Class B Ordinary Shares issued and outstanding immediately prior to the Closing into PubCo Ordinary Shares (5,750,000 issued and outstanding GSR III Class B Ordinary Shares less the 549,500 GSR III Class B Ordinary Shares subject to certain vesting or forfeiture conditions) (see Note 3(m)). Additionally, to reflect the conversion of 3,346,071 GSR III Class A Ordinary Shares issued and outstanding immediately prior to the Closing resulting from the automatic exercise immediately prior to the Closing of the GSR III Rights (see Note 3(j)). The conversion of the shares resulted in a $104.8 thousand reduction to additional paid-in capital, which represents the excess par value of PubCo Ordinary Shares over the par value of GSR III Class A Ordinary Shares and GSR III Class B Ordinary Shares, respectively.

(q)    To reflect, in the No Redemption Scenario, the conversion of all 23,000,000 issued and outstanding GSR III Class A Ordinary Shares subject to possible redemption immediately prior to the Closing into PubCo Ordinary Shares with no cash redemptions.

This scenario has been structured to satisfy both the GSR III Available Cash requirement and the $5,000,001 minimum net tangible asset requirement set forth in the Business Combination Agreement. The $5,000,001 minimum net tangible asset requirement set forth in section 9.1(f) of the Business Combination Agreement applies to GSR III’s net tangible assets immediately prior to the Closing.

The GSR III Available Cash requirement set forth in section 9.1(e) of the Business Combination Agreement requires that GSR III have at least $25.0 million in available cash at Closing.

The table below presents the calculation demonstrating that the GSR III net tangible asset requirement

(in thousands)	No Redemption Scenario
GSR III net tangible assets immediately prior to Closing:
Cash and investments held in trust account as of June 30, 2025	$236,273
Other assets as of June 30, 2025	962
Total assets as of June 30, 2025	$237,235
Total liabilities as of June 30, 2025	$10,071
Historical net tangible assets of GSR III as of June 30, 2025	$227,164
Dividends on investments held in the Trust Account subsequent to June 30, 2025(1)	$2,416
Minus: Share redemption amount	—
GSR III net tangible assets immediately prior to Closing	$229,580

(in thousands)	No Redemption Scenario
GSR III Available Cash:
Cash and investments held in trust account as of June 30, 2025	$236,273
Plus: Dividends on investments held in the Trust Account subsequent to June 30, 2025(1)	2,416
Minus: Share redemption amount	—
Plus: Transaction financing – Bridge Loan Financing	5,130
Minus: Unpaid GSR III transaction expenses – underwriting fee	(9,200)
Minus: Unpaid GSR III transaction expenses – other transaction costs	(2,148)
Minus: Terra Innovatum transaction expenses – limited to $4,000,000	(4,000)
GSR III Available Cash	$228,471

____________

(1)      Total actual and expected dividends on investments held in the Trust Account subsequent to June 30, 2025 through the estimated Closing Date are estimated to be $2.4 million.

(r)     To reflect the recognition of stock-based compensation upon the satisfaction of a performance condition (the Closing of the Business Combination) associated with the transfer of certain GSR III Class B Ordinary Shares.

In November 2024, the Sponsor transferred a total of 30,000 GSR III Class B Ordinary Shares to three independent directors (10,000 each) at a purchase price of $0.00438 per share. Additionally, in December 2024, the Sponsor transferred 225,000 GSR III Class B Ordinary Shares to a member of the management team, also at a purchase price of $0.00438 per share. Although the shares were legally transferred in 2024, the awards were subject to a performance condition (the Closing of the Business Combination). As such, in accordance with ASC 718, stock-based compensation was not recognized until the Closing, when the performance condition was satisfied.

The grant date fair value of the shares was determined to be $0.00438 per share, equal to the amount paid by the recipients. As a result, the total stock-based compensation expense recognized was $0, as the fair value of the awards was fully offset by the amount initially received for the purchase of the shares.

(s)     To reflect, in the Maximum Redemption Scenario, the reversal of the excess of the fair value of the Share-settled contingent liability over the pro forma balance of Additional paid-in-capital in the No Redemption Scenario and to reflect the excess of the fair value of the Share-settled contingent liability over the pro forma balance of Additional paid-in-capital in the Maximum Redemption Scenario. The pro forma balance of Additional paid-in-capital differs in the two scenarios given that, in the Maximum Redemption Scenario, it is assumed that 19,606,364 GSR III Class A Ordinary Shares are redeemed for cash.

(t)     To reflect, in the Maximum Redemption Scenario, the assumption that GSR III public stockholders elect to redeem 19,606,364 GSR III Class A Ordinary Shares at a redemption price of $10.38 per share, resulting in an aggregate redemption amount of approximately $203.5 million in cash.

This scenario has been structured to satisfy both the GSR III Available Cash requirement and the $5,000,001 minimum net tangible asset requirement set forth in the Business Combination Agreement. The $5,000,001 minimum net tangible asset requirement set forth in section 9.1(f) of the Business Combination Agreement applies to GSR III’s net tangible assets immediately prior to the Closing. The GSR III Available Cash requirement set forth in section 9.1(e) of the Business Combination Agreement requires that GSR III have at least $25.0 million in available cash at Closing.

The table below presents the calculation demonstrating that the GSR III net tangible asset requirement and the GSR III Available Cash requirement are met in the Maximum Redemption Scenario:

(in thousands)	Maximum Redemption Scenario
GSR III net tangible assets immediately prior to Closing:
Cash and investments held in trust account as of June 30, 2025	$236,273
Other assets as of June 30, 2025	962
Total assets as of June 30, 2025	$237,235
Total liabilities as of June 30, 2025	$10,071
Historical net tangible assets of GSR III as of June 30, 2025	$227,164
Dividends on investments held in the Trust Account subsequent to June 30, 2025(1)	2,416
Minus: Share redemption amount	$(203,471	)(2)
GSR III net tangible assets immediately prior to Closing	$26,109

GSR III Available Cash:
Cash and investments held in trust account as of June 30, 2025	$236,273
Plus: Dividends on investments held in the Trust Account subsequent to June 30, 2025(1)	2,416
Minus: Share redemption amount	(203,471)
Plus: Transaction financing – Bridge Loan Financing	5,130
Minus: Unpaid GSR III transaction expenses – underwriting fee	(9,200)
Minus: Unpaid GSR III transaction expenses – other transaction costs	(2,148)
Minus: Terra Innovatum transaction expenses – limited to $4,000,000	(4,000)
GSR III Available Cash	$25,000

____________

(1)      Total actual and expected dividends on investments held in the Trust Account subsequent to June 30, 2025 through the estimated Closing Date are estimated to be $2.4 million.

(2)      Reflects the assumption that GSR III public stockholders exercise their redemption rights with respect to 19,606,364 GSR III Class A Ordinary Shares subject to possible redemption prior to the consummation of the Business Combination at a redemption price of $10.38 per share, or $203.5 million in cash.

4.      Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations for the Six Months Ended June 30, 2025 and for the Year Ended December 31, 2024

The pro forma notes and adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:

Pro Forma Transaction Accounting Adjustments:

(a)     To reflect the estimated transaction costs of GSR III of $1.4 million for legal services related to the negotiation and structuring of the business combination agreement and accounting and audit services for historical financial statements. None of these services were specific incremental costs directly attributable to the offering and were expensed as incurred. This is a non-recurring item.

(b)    To reflect expense recognized for the directors’ and officers’ tail insurance policy recorded in Note 3(k).

(c)     To reflect the removal of the previously recognized income from GSR III’s cash and investments held in Trust Account as the Trust Account will be released upon the Closing.

(d)    To reflect the estimated transaction costs of Terra Innovatum of $4.1 million for certain strategic advisory fees, legal and tax structuring services, accounting and audit services for historical financial statements, and marketing and investor relations costs. None of these services were specific incremental costs directly attributable to the offering and were expensed as incurred. This is a non-recurring item.

(e)     To reflect one year of amortization expense for PubCo’s directors’ and officers’ insurance policy recorded in Note 3(l) for the year ended December 31, 2024. Additionally, to reflect six months of amortization expense for PubCo’s directors’ and officers’ insurance policy for the six months ended June 30, 2025. These costs will be finalized and adjusted in a subsequent filing.

(f)     To reflect the recognition of stock-based compensation upon the satisfaction of a performance condition (the Closing of the Business Combination) associated with the transfer of certain GSR III Class B Ordinary Shares.

In November 2024, the Sponsor transferred a total of 30,000 GSR III Class B Ordinary Shares to three independent directors (10,000 each) at a purchase price of $0.00438 per share. Additionally, in December 2024, the Sponsor transferred 225,000 GSR III Class B Ordinary Shares to a member of the management team, also at a purchase price of $0.00438 per share. Although the shares were legally transferred in 2024, the awards were subject to a performance condition (the Closing of the Business Combination). As such, in accordance with ASC 718, stock-based compensation was not recognized until the Closing, when the performance condition was satisfied.

The grant date fair value of the shares was determined to be $0.00438 per share, equal to the amount paid by the recipients. As a result, the total stock-based compensation expense recognized was $0, as the fair value of the awards was fully offset by the amount initially received for the purchase of the shares.

(g)    To reflect the reversal of Terra Innovatum’s historical interest expense of $189.0 thousand for the Bridge Loans for the six months ended June 30, 2025, as the unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2025 reflects adjustments assuming that the adjustment reflecting the conversion of the Bridge Loans at the Closing that was made to the unaudited pro forma condensed combined balance sheet as of June 30, 2025 (see Note3(o)) is assumed to have been made on January 1, 2024 for the purpose of adjusting the unaudited pro forma condensed combined statement of operations.

(h)    The pro forma basic and diluted loss per share amounts attributable to PubCo ordinary shareholders presented in the unaudited pro forma condensed combined statement of operations are based upon the number of PubCo Ordinary Shares outstanding at the Closing, assuming the Closing occurred on January 1, 2024.

Pro forma basic and diluted net loss per share attributable to PubCo ordinary shareholders is calculated as follows for the six months ended June 30, 2025:

	Six Months Ended June 30, 2025
	Assuming No Redemptions Into Cash	Assuming Maximum Redemptions Into Cash
Numerator:
Pro forma net loss	$(4,349,000)	$(4,349,000)
Denominator:
Assume conversion of GSR III Class A ordinary shares subject to possible redemption into PubCo Ordinary Shares effective January 1, 2024 as a result of assuming closing of the Business Combination on January 1, 2024	23,000,000	3,393,636
Assume conversion of GSR III Class A ordinary shares into PubCo Ordinary Shares effective January 1, 2024 as a result of assuming closing of the Business Combination on January 1, 2024	422,500	422,500
Assume the automatic exercise of GSR III Rights to acquire one GSR III Class A ordinary share and conversion of GSR III Class A ordinary shares into PubCo Ordinary Shares effective January 1, 2024 as a result of assuming closing of the Business Combination on January 1, 2024	3,346,071	3,346,071
Assume conversion of GSR III Class B ordinary shares into PubCo Ordinary Shares effective January 1, 2024 as a result of assuming closing of the Business Combination on January 1, 2024	5,750,000	5,750,000
Assume GSR III Class B ordinary shares become subject to vesting or forfeiture conditions effective January 1, 2024 as a result of assuming closing of the Business Combination on January 1, 2024	(549,500)	(549,500)
Assume January 1, 2024 issuance of PubCo Ordinary Shares to Terra Innovatum Global Quotaholders as a result of assuming closing of the Business Combination on January 1, 2024	47,500,000	47,500,000
Assume January 1, 2024 issuance of PubCo Ordinary Shares to unrelated third parties as a result of assuming closing of the Business Combination on January 1, 2024	995,599	995,599
Pro forma weighted-average shares outstanding – basic and diluted	80,464,670	60,858,306
Pro forma net loss per share attributable to PubCo ordinary shareholders – basic and diluted	(0.05)	(0.07)

The following securities were excluded from the computation of pro forma diluted net loss per share attributable to PubCo ordinary shareholders for the six months ended June 30, 2025 because including them would have had an anti-dilutive effect:

	Six Months Ended June 30, 2025
	Assuming No Redemptions Into Cash	Assuming Maximum Redemptions Into Cash
Terra Innovatum Global Quotaholder additional shares(1)	80,000,000	80,000,000
PAC warrant(2)	1,000,000	1,000,000
Sponsor additional shares(1)	549,500	549,500
PAC additional shares(1)	400,000	400,000
Bridge loan warrant(3)	1,473,794	1,473,794
Total anti-dilutive PubCo Ordinary Shares	83,423,294	83,423,294

____________

(1)      The potentially dilutive securities were excluded from the computation of pro forma net loss per share, basic and diluted, because issuance of such shares is contingent upon the satisfaction of certain conditions which were not satisfied by the end of the period presented.

(2)      Represents 1,000,000 PubCo Ordinary Shares potentially issuable to PAC upon the exercise of a warrant to be issued upon the Closing.

(3)      Represents 1,473,794 PubCo Ordinary Shares potentially issuable to third parties upon the exercise of warrants to be issued upon the Closing of the Business Combination to certain Bridge Loan lenders.

Pro forma basic and diluted net loss per share attributable to PubCo ordinary shareholders is calculated as follows for the year ended December 31, 2024:

	Year Ended December 31, 2024
	Assuming No Redemptions Into Cash	Assuming Maximum Redemptions Into Cash
Numerator:
Pro forma net loss	$(6,616,000)	$(6,616,000)
Deemed dividend – warrant modification (Note 3(cc))	(6,191,860)	(6,191,860)
Pro forma net loss attributable to PubCo ordinary shareholders	$(12,807,860)	$(12,807,860)
Denominator:
Assume conversion of GSR III Class A ordinary shares subject to possible redemption into PubCo Ordinary Shares effective January 1, 2024 as a result of assuming closing of the Business Combination on January 1, 2024	23,000,000	3,393,636
Assume conversion of GSR III Class A ordinary shares into PubCo Ordinary Shares effective January 1, 2024 as a result of assuming closing of the Business Combination on January 1, 2024	422,500	422,500
Assume the automatic exercise of GSR III Rights to acquire one GSR III Class A ordinary share and conversion of GSR III Class A ordinary shares into PubCo Ordinary Shares effective January 1, 2024 as a result of assuming closing of the Business Combination on January 1, 2024	3,346,071	3,346,071
Assume conversion of GSR III Class B ordinary shares into PubCo Ordinary Shares effective January 1, 2024 as a result of assuming closing of the Business Combination on January 1, 2024	5,750,000	5,750,000
Assume GSR III Class B ordinary shares become subject to vesting or forfeiture conditions effective January 1, 2024 as a result of assuming closing of the Business Combination on January 1, 2024	(549,500)	(549,500)
Assume January 1, 2024 issuance of PubCo Ordinary Shares to Terra Innovatum Global Quotaholders as a result of assuming closing of the Business Combination on January 1, 2024	47,500,000	47,500,000
Assume January 1, 2024 issuance of PubCo Ordinary Shares to unrelated third parties as a result of assuming closing of the Business Combination on January 1, 2024	995,599	995,599
Pro forma weighted-average shares outstanding – basic and diluted	80,464,670	60,858,306
Pro forma net loss per share attributable to PubCo ordinary shareholders – basic and diluted	(0.16)	(0.21)

The following securities were excluded from the computation of pro forma diluted net loss per share attributable to PubCo ordinary shareholders for the year ended December 31, 2024 because including them would have had an anti-dilutive effect:

	Year Ended December 31, 2024
	Assuming No Redemptions Into Cash	Assuming Maximum Redemptions Into Cash
Terra Innovatum Global Quotaholder additional shares(1)	80,000,000	80,000,000
PAC warrant(2)	1,000,000	1,000,000
Sponsor additional shares(1)	549,500	549,500
PAC additional shares(1)	400,000	400,000
Bridge loan warrant(3)	1,473,794	1,473,794
Total anti-dilutive PubCo Ordinary Shares	83,423,294	83,423,294

____________

(1)      The potentially dilutive securities were excluded from the computation of pro forma net loss per share, basic and diluted, because issuance of such shares is contingent upon the satisfaction of certain conditions which were not satisfied by the end of the period presented.

(2)      Represents 1,000,000 PubCo Ordinary Shares potentially issuable to PAC upon the exercise of a warrant to be issued upon the Closing.

(3)      Represents 1,473,794 PubCo Ordinary Shares potentially issuable to third parties upon the exercise of warrants to be issued upon the Closing of the Business Combination to certain Bridge Loan lenders.

BUSINESS OF TERRA INNOVATUM AND CERTAIN INFORMATION ABOUT TERRA INNOVATUM

Overview of the Business

Our Mission

Terra Innovatum’s mission is to make nuclear power accessible by delivering simple and safe micro-reactor solutions that are scalable, affordable and deployable anywhere, 1MWe at a time. Since our project commenced in 2018, we have invested significantly in development efforts and completing our SOLO micro modular reactor design in October 2024.

Overview

Terra Innovatum was incorporated under the laws of Italy on September 23, 2021 (“Inception”) and is headquartered in Lucca, Italy. Before Terra Innovatum’s incorporation, from 2018 to 2021 a team of engineers, who are now part of Terra Innovatum, contributed their time, effort and resources to advance the SOLO concept to design, demonstrating the feasibility and the innovation aspects.

Terra Innovatum is a nuclear reactor developer, focused on smaller, cheaper, and safer advanced clean energy solutions. Terra Innovatum’s flagship product, the SOLO Micro-Modular Nuclear Reactor (SOLO), is designed to operate continuously at full power for 15 years without refueling, with the potential for core swaps to extend the operational cycle up to 45 years. Its modular design aims to achieve maximum energy efficiency while significantly reducing the levelized cost of energy (“LCOE”). Terra Innovatum is committed to delivering carbon-free energy solutions and aims to achieve commercial deployment of SOLO by 2028 to address the growing global demand for sustainable and reliable energy.

Terra Innovatum believes the following characteristics make SOLO unique and position the company well for successful regulatory approval:

•        The SOLO reactor uses Low Enriched Uranium (“LEU”) fuel which is commercially available and for which a well-established supply chain exists today.

•        SOLO cannot experience meltdown or explosion due to the use of a helium coolant instead of water and low thermal output

•        Emergency Planning Zone (“EPZ”) limited to “Operations Boundary”

•        Proliferant resistant due to safeguards implemented by design

•        Long lasting: each SOLO reactor can operate for 15 years without refueling with a total potential lifespan of 45 years; when High Assay Low Enriched Uranium (“HALEU”) becomes available, SOLO reactors could operate for up to 45 years without refueling.

•        Modularity by design: from 1MWe with 1 SOLO to 1GWe with approximately 1000 SOLOs

•        Redundancy by design: on a fleet of 100 SOLOs (100Mwe), 1 reactor under maintenance leaves 99% of the power generation available.

•        Can be produced in factories and assembled on site

Terra Innovatum’s primary business model is centered on the direct sale of SOLO reactors to customers seeking reliable and sustainable energy solutions, such as industrial operations, manufacturing facilities, remote locations, healthcare facilities, and data centers, among many others. We will manufacture these units by contracting with existing nuclear component suppliers, with final assembly completed in established facilities in the U.S, Europe and Asia before transporting to customer sites. Each SOLO reactor is designed to be easily transported via standard highways and installed using pre-fabricated components, dramatically reducing deployment time and costs compared to conventional nuclear facilities. In addition to reactor sales, we intend to offer service packages and periodic maintenance services throughout each unit’s operational lifetime.

Innovation is central to our mission. Our breakthrough ability to reach criticality using LEU fuel should enable regulatory approval compared to competitors using HALEU, which is not readily available for commercial use and does not have an established supply chain network. The SOLO reactor incorporates four redundant shutdown mechanisms and is encased in a 2.5 meter thick concrete housing (known as the “monolith”) providing biological shielding; hence, no EPZ is required. This design should allow the deployment of SOLO in highly populated areas and sensitive locations where conventional nuclear plants and other Small Modular Reactors (“SMRs”) cannot be deployed, notably due to their larger footprints and associated EPZ.

The SOLO reactor is designed to deliver a highly competitive and stable LCOE of 7 cents per kWh over a 45-year period, with potential for further reduction when waste heat is utilized for industrial or commercial applications, a process known as “cogeneration”. Our regulatory engagement plan was submitted to the Nuclear Regulatory Commission in early 2025, and we believe we will achieve our First-of-a-Kind (FOAK) reactor by 2028.

Our target customer base spans a number diverse sectors — including industrial operations, manufacturing facilities, remote locations, healthcare facilities, and data centers, among many others. SOLO is designed to allow customers to purchase nuclear power generating capacity that can be deployed virtually anywhere it’s needed, providing point-of-use power and heat without reliance on transmission infrastructure. Focusing on using commercially proven materials and existing supply chains in the nuclear field, we are positioned to deliver reliable, affordable, and sustainable energy solutions to customers worldwide through our reactor sales and associated services.

Expected Timeline and Costs for Commercial Deployment

The following summarizes our estimated key dates in our timeline for commercial deployment:

In order to complete our first reactor, we estimate our total capital needs will be between $65-75 million from now through 2028. Our anticipated timing for capital needs is as follows:

Industry Overview

The nuclear energy industry is experiencing renewed interest as countries worldwide seek reliable, carbon-free energy solutions to address climate change concerns while meeting growing energy demands. SMRs and microreactors, like our SOLO technology, represent a new generation of nuclear solutions designed to overcome traditional barriers to nuclear deployment.

The successful execution of our business model depends on favorable regulatory environments, public acceptance of nuclear power, and continued policy support for advanced nuclear technologies. Recently, in the United States and globally, governments have demonstrated increased support for next-generation nuclear technologies through initiatives such as the Nuclear Regulatory Commission’s improved frameworks for reviewing innovative designs and the Department of Energy’s programs supporting advanced reactor development. However, the regulatory and political landscape could shift at any time due to factors beyond our control, including changes in administrations, public perception shifts following nuclear-related incidents, or evolving energy priorities.

According the Department of Energy’s Advanced Nuclear Liftoff Report, nuclear capacity has the potential to triple from 2024 to 2050. Several factors have contributed to the renewed interest in nuclear energy. First, there is a strong desire to move from fossil fuels to carbon-free power sources. While wind and solar power continue to gain in popularity, they remain not dispatchable (i.e. cannot be adjusted on demand by the operator to match supply with electricity demand). Moreover, they have much larger space demands than would a modular nuclear reactor.

Microreactor deployment faces unique challenges and opportunities compared to traditional nuclear plants and larger SMRs. While our SOLO reactor’s inherent safety features, small footprint, and absence of an EPZ requirement position us favorably for widespread adoption, we must navigate complex regulatory pathways that are still evolving for this new class of nuclear technology. Our ability to use commercially available LEU fuel provides a significant advantage over competitors requiring HALEU. As SOLO can use both fuel types, it can be deployed at scale with existing licensed LEU fuel while being ready to use HALEU when it will be commercially available.

Market adoption of microreactor technologies like SOLO will depend on our ability to demonstrate safety, reliability, and economic competitiveness against both traditional energy sources and other emerging technologies. The current market shift toward distributed energy resources and increasing demand for reliable, carbon-free power in applications ranging from data centers to remote industrial operations presents significant opportunities for our technology. However, public perception about nuclear energy, local community reaction to the installation of nuclear reactors, delays in regulatory approvals, or changes in energy economics could impact the pace of adoption and our overall business performance.

As we work toward commercializing our SOLO reactor, our performance will depend in part on factors affecting the broader nuclear industry and energy markets, which remain subject to technological, regulatory, and political influences that are difficult to predict over the long term.

Our markets

SOLO will provide transformative micro modular nuclear reactor solutions for industries requiring reliable, scalable, and carbon-free energy. The SOLO platform delivers electricity and/or heat (e.g. by means of high-temperature steam) to markets where conventional infrastructure is constrained, costly, or environmentally unsustainable. We believe that the SOLO solution can address six critical industry sectors through standardized, modular deployment, including: Industrial Applications, Logistics and Transportation, Data Centers, Energy Storage, Civil and Commercial Facilities and Underserved Communities.

We work with nuclear component suppliers, engineering firms, and construction partners to deliver complete SOLO reactor systems. By focusing on commercially available components and simplified design, we can address these diverse sectors with a standardized product that can be deployed virtually anywhere energy is needed.

One key element of SOLO is its modularity. The SOLO provides highly reliable energy production upon installation of the first module, allowing customers to scale as needed in a cost-effective manner without sacrificing its energy needs. As the reactor is EPZ free, we can satisfy any demand ranging from MW to GW replicating the reactor as many times is needed to cover the customer needs.

Industrial Applications

The SOLO reactor is designed to serve a wide range of industrial customers requiring both electricity and process heat. Our 1MWe power generation capability combined with 3MW of 70°C heat or 4.5MW of 430°C steam addresses critical energy needs across industries including cement production, food processing, paper mills, chemical plants, pharmaceutical facilities, ceramic industries, glass industries, and mining operations.

We believe that our reactors will provide industrial customers with stable energy costs, reduced carbon emissions, and enhanced reliability, particularly in remote locations or regions with expensive grid electricity.

The ability to provide high-temperature steam enables SOLO to support industrial processes that traditionally rely on fossil fuel boilers, offering significant decarbonization opportunities. This energy source is specifically relevant for sugar refiners, breweries and distilleries (other than food processing industries).

Logistics and Transportation

The logistics sector requires consistent power for frozen storage facilities, automated distribution centers, shipping ports, and Electric Vehicle (“EV”) charging infrastructure, among a number of other applications. SOLO reactors provide the reliable electricity needed for these operations while offering waste heat utilization for facility climate control or specific process applications.

By eliminating dependency on diesel generators or unreliable grid connections, our technology can enable more sustainable and cost-effective logistics operations.

Data Centers

The rapidly growing data center market faces significant challenges including power availability constraints, land use restrictions, and grid capacity limitations. SOLO reactors address these challenges through their compact 10m2 footprint, which dramatically reduces land requirements compared to conventional power generation facilities and helps avoid the increasing land use conflicts seen in specific densely populated areas in the United States and Europe where data center development has faced restrictions due to competing community needs.

Our behind-the-meter, off-grid capability can reduce reliance on strained electrical infrastructure, allowing data centers to bypass the typical long waiting period for grid power access experienced in the United States and Europe.

The SOLO reactor’s modular approach may enable data center operators to deploy power capacity incrementally at 1MWe per module, aligning energy supply with facility construction phases and commercial ramp-up rather than waiting for full commissioning of large-scale power plants.

This scalability supports both colocation and hyperscale facilities with the ability to deploy multiple units to meet capacity requirements up to 1GW. Our approach offers superior reliability and redundancy compared to traditional grid connections while simultaneously eliminating carbon emissions.

The waste heat from SOLO reactors can be utilized for building heating or sold to district heating systems, further enhancing efficiency and creating additional revenue streams.

Energy Storage

Our SOLO micro nuclear reactor platform is ideally suited to enable advanced energy storage.

By providing reliable, carbon-free electricity, SOLO can support the production of pink hydrogen through electrolysis.

In ammonia and fertilizer plants, SOLO’s electricity and heat can replace fossil-fuel boilers, enabling large-scale decarbonization of ammonia synthesis — critical steps for both food security and emerging clean energy markets.

Biofuel refineries can also benefit from SOLO’s process heat and power, which can efficiently drive distillation, fermentation, and pumping, lowering the carbon intensity of ethanol and biodiesel production while displacing diesel or natural gas.

Civil and Commercial Facilities

Critical facilities such as hospitals, airports, water treatment facilities and hotels require uninterrupted power for continuous operation.

The SOLO reactor is designed to deliver 1MWe of baseload power with additional thermal energy that can be utilized for space heating, water heating, and other facility needs.

For hospitals specifically, our technology is designed to enable both reliable power and the production of radioisotopes for medical applications such as cancer treatment and diagnostics, bringing these capabilities to facilities that might otherwise lack access to such resources.

Underserved Communities

Remote locations, islands, and communities with limited grid access traditionally rely on expensive, polluting diesel generation. SOLO reactors offer transformative energy solutions for these markets, providing stable electricity at predictable costs for basic needs, agricultural irrigation and water desalination. By eliminating dependence on diesel fuel logistics, price fluctuations and negative environmental impacts, our technology can enable sustainable energy independence and economic development in underserved regions.

Our Technology

Electricity and Thermal Capacity

SOLO outputs 1MW electric produced by transforming 4MW of heat powered by the same type of LEU fuel that powers most nuclear facilities in the world today.

Overall Dimensions

The reactor is compact with overall dimensions of approximately 6.5m in height, a square cross section of 2.4 m and weighing 60 metric tons in total (reactor core is less than 20 metric tons). SOLO can be assembled in many existing nuclear manufacturing facilities and can be easily transported on most U.S. and European highways.

Fuel

SOLO can use today’s technologies but is compatible with future technologies without having to make any significant changes to the design.

SOLO provides the only platform to be able to transition from currently licensed fuel products (LEU) to future fuel products and supply (HALEU):

•        LEU:    SOLO can operate for ~15 years without need for refueling

•        HALEU:    SOLO can operate for ~70 years without need for refueling. As of today, certain non-fuel materials would need to be replaced at ~45 years

____________

(1)      Based on the neutronics analysis, with the use of HALEU, SOLO could either (i) operate at a large power output of 20MWt for 15-years, or (ii) operate at the same power output of 4MWt por ~70 years. Increasing the power output, however, would require a change to the design of the reactor, while operating at the same power for a longer period of time would not require such design changes.

SOLO can also benefit from current and future accident tolerant fuel (ATF) solutions related to new clad material, which would allow an increase of the average working temperature, consequently improving the thermodynamic efficiency and possibly extending its industrial applications

Fuel Rods/Moderator

The fuel rods contain UO2 Pellets at 4.95% U-235 enrichment level in Zircalloy clad (same as operating Light Water Reactors). The moderator is a made of a solid heterogeneous Beryllium and Graphite matrix.

Coolant

SOLO is Helium cooled. The coolant, which is helium gas, enters the bottom of the reactor, is heated while passing through dedicated channels adjacent to the fuel rods and collected into the upper plenum. Keeping a physical separation between the coolant and the fuel rods is a very important design feature. After being heated, the helium moves from the upper plenum to a heat exchanger transferring the heat to the secondary circuit for the production of electricity.

Heat is transferred to cooling loop for power generation
Hot coolant exits the core
Heat from core is transferred to the coolant
Cold coolant enters the core
Coolant Inlet
Upper Plenum
Coolant Channel
CORE
Reactor Vessel Shell
Integrated Radiological Containment
Coolant Channel
Lower Plenum

Multiple Redundant Shutdown Mechanisms

The reactor is controlled when everything is operating normally using 12 control blades. It is built with a N+4 redundancy: 8 out of 12 blades are sufficient to shut down the reactor. In addition to the control system, we built 4 different active and passive redundant shutdown mechanisms; each of which has its own redundancy. These 4 shutdown systems can be relied upon in case of malfunction or incident:

•        12 shutdown blades: 8 of which are enough to shut down the reactor

•        12 shutdown drums, 6 of which are enough to shut down the reactor

•        6 shutdown pellets, 2 of which are enough to shut down the reactor

•        If those three systems fail, a mechanism injecting helium 3 into the reactor can be activated to shut down the system

Monolith: Biological Shield

SOLO is encased in all sides by the 2.5m thick concrete block, the Monolith, serves as a biological shield from radiation and the decay heat removal system. With the Monolith, decay heat is removed by natural convection. Because almost non-existent radiation reaches the outside of the Monolith, we expect that an EPZ will be limited to its operation boundary. That means you can build a SOLO anywhere and allow humans to walk right up to it.

Competitive Strengths

Unique Technology and Safety Features

SOLO has been purposefully engineered as a compact 4MWt/1MWe reactor to prioritize safety. Its low thermal power output eliminates the risk of core meltdown. By using helium as a coolant instead of water, SOLO also avoids the danger of hydrogen explosions. Additionally, helium’s inert nature means it doesn’t become radioactive under neutron exposure, unlike alternatives like water or carbon dioxide, reducing proliferation concerns. The reactor is equipped with multiple independent shutdown mechanisms (control blades, shutdown blades, drums, pellets, and helium-3 injection) and enclosed within the Monolith, allowing it to operate without the need for an EPZ and ensuring robust safety and regulatory compliance.

Supply Chain Certainty and Fast Time to Market

Every component of SOLO, including fuel, is sourced from the existing nuclear supply chain. This approach ensures predictable regulatory pathways, reliable commercialization, and cost visibility. Multiple suppliers are available for each key component, reducing supply chain risk and supporting rapid deployment. The simulations associated with the design and components can be executed with existing generally accepted codes.

SOLO’s simple design and use of off-the-shelf materials minimize R&D requirements and streamline the licensing process. The regulatory engagement plan with the NRC is already underway, targeting a first-of-a-kind (FOAK) deployment by 2028.

Economic Competitiveness

SOLO’s LCOE is estimated at 7 cents per kWh over 45 years, which is highly competitive globally, especially in the U.S. and European markets. In European Union countries, for example, average electricity costs are 16 euro cents per kWh, which makes SOLO a very attractive alternative.

The reactor’s co-generation capability (simultaneous production of electricity and usable heat) allows customers to offset heating costs, potentially reducing the effective electricity price further. We believe additional savings might be obtained where carbon credits are available for emission reductions.

Furthermore, SOLO’s modularity enables customers to scale installations precisely to their needs, with significant cost savings due to reduced transmission infrastructure and on-site assembly

Operational Flexibility and Market Reach

SOLO can be a source of electricity, heat, co-generation, or radioisotopes, serving a diverse range of sectors: industrial, infrastructure, medical, data centers, and more.

The modular, factory-assembled design allows SOLO to be shipped globally and installed quickly, even in challenging environments. Its compact size and limited weight of the components supports transport on standard highways and assembly in existing facilities.

The SOLO reactor is compatible with both LEU and, when available, HALEU, ensuring future-proof fuel flexibility. With LEU, SOLO operates for 15 years without re-fueling (up to 45 years with two re-fuelings); with HALEU, it could run for 45+ years on a single load.

Scalability and Redundancy

SOLO’s modularity means installations can be scaled from a single unit to hundreds or even thousands, providing energy redundancy and minimizing the impact of individual reactor outages. A 1,000-unit SOLO installation occupies less space than a typical 1 GW reactor, at a fraction of the cost and with enhanced reliability.

Regulations

We are subject to extensive U.S. federal, state, and local laws and regulations, as well as foreign laws, covering a broad range of areas relevant to our operations. These regulatory requirements are continually evolving, both domestically and internationally, resulting in an expanding scope of compliance obligations. Key areas of regulation include nuclear energy and materials, environmental protection, export controls, national security, and other legal domains. Like other participants in the commercial nuclear industry, we operate under significant scrutiny from regulatory authorities in the U.S. and abroad, and many applicable laws and regulations are subject to ongoing interpretation and change by agencies and courts. Compliance with these requirements can be complex and costly, potentially affecting our business model, competitive position, and financial results.

The nuclear industry is highly regulated worldwide, and the design, construction, and operation of nuclear facilities require regulatory approval in each jurisdiction. Nuclear safety regulators typically assess design safety, resilience to internal and external hazards, and environmental impacts. Regulatory processes are country-specific, though international collaboration among regulators is common, especially when a design is deployed in multiple markets. Our licensing strategy aims to secure timely approvals by engaging early with regulators and maintaining a consistent design across markets, leveraging the U.S. Nuclear Regulatory Commission’s (“NRC”) Standard Design Approval as a foundation.

Internationally, most countries restrict license applications to the proposed plant owner or operator. We intend to engage proactively with regulators in each target country, consistent with our approach in the U.S. The NRC’s established relationships with foreign regulators and participation in international organizations such as the International Atomic Energy Agency (“IAEA”) are expected to support our efforts to obtain regulatory approvals abroad and provide additional confidence in our technology. We also anticipate benefiting from the NRC’s regulatory assistance programs, which facilitate collaboration and information sharing with other national regulators. Beyond nuclear safety, our activities are also subject to other regulatory controls, including export control laws, nuclear material safeguards, non-proliferation obligations, and liability insurance regimes such as the Price-Andersen Act and international conventions. Compliance with these additional requirements may further impact our operations, costs, and risk profile.

Patents and Proprietary Rights

We strategically protect our intellectual property through a combination of patents, trademarks, trade secrets, confidentiality agreements, and licensing arrangements both domestically and internationally, with plans to strengthen this protection framework as our technology portfolio expands.

Our pending and filed patent applications specifically address our advanced reactor designs, passive safety systems, digital twin technology, and specialized nuclear instrumentation and control systems critical to our micro modular reactor technologies. Patent Protection is expected to last until approximately 21 years from the earliest provisional filing date, which would be in 2046 taking into consideration the possibility of a short-term patent term extension and full payment of all fees.

Provisional patents expire one year from their filing date, however such patents remain patent pending as long as a Patent Cooperation Treaty or National phase application claiming a benefit to that provisional patent was filed on or before the one year deadline. The filing of the Regular, PCT or National phase application starts the 20 year available patent term. Together with the one year term of the Provisional Patent, the potential patent term will be approximately 21 years from the filing dates of the provisional applications. There are various factors that might extend or shorten patent terms, including without limitation, (i) excessive delays within the patent office that could result in extensions to the patent term, (ii) Terminal disclaimers that tie patent terms to other patents, and (iii) timely payment of maintenance fees to retain the patent(s) after issue.

U.S. Patent Application FOR:	File Date	Regular/PCT Due	Potential Patent Expiration
Small And Micro Nuclear Reactors And Conductive Solid Moderator Assemblies With Embedded Nuclear Fuel Used Therein	8/25/2024	8/25/2025	8/25/2045
Control And Shutdown System For Small And Micro Nuclear Reactors	8/25/2024	8/25/2025	8/25/2045
Control And Shutdown System For Small And Micro Nuclear Reactors	1/10/2025	1/10/2026	1/10/2046
Small and Micro Nuclear Reactor with Real Time Integrated Safeguard Systems	1/13/2025	1/13/2026	1/13/2046
Reactor Vessel Shell And Integrated Radiological Containment For Small And Micro Nuclear Reactors	4/20/2025	4/20/2026	4/20/2046
Radioisotopes Production with Nuclear Micro-Reactor	4/20/2025	4/20/2026	4/20/2046

We also engage with international and local regulatory bodies and existing frameworks to safeguard our innovations across various jurisdictions. However, certain countries where our reactor components may be manufactured or where our reactor systems may be deployed may offer less robust protection for nuclear intellectual property compared to the United States or European Union regulatory environments.

Our intellectual property strategy employs a systematic assessment framework considering:

—   Critical component manufacturing locations and supply chain considerations;

—   Strategic nuclear technology development pathways across different regulatory regimes;

—   Nuclear-specific intellectual property enforcement mechanisms in target deployment jurisdictions; and

—   Commercial significance relative to established and emerging competitors in specific nuclear markets and regions.

We plan to establish licensing agreements for certain specialized nuclear technologies from third-party developers and anticipate continued expansion of such arrangements as our reactor deployment roadmap advances.

Manufacturing and supply chain

We implement a fabless and contract manufacturing strategy, and expect to contract with key suppliers for all phases of the manufacturing process. We leverage the expertise of industry-leading suppliers that comply with nuclear quality assurance standards — including 10 CFR 50 Appendix B — in areas including fabrication, assembly, quality control, reliability testing, and certification. This approach allows Terra Innovatum to avoid the significant costs and risks associated with owning and operating manufacturing facilities while enabling scalability and rapid response to markets changing conditions.

While we plan to directly procure certain critical raw materials used in our products, such as moderators, fuel, and specialized components, our suppliers are expected to manage procurement for most other components. This enables us to focus our resources on product design, licensing, quality assurance, marketing, and customer engagement.

To anticipate high growth periods, we may place non-cancellable inventory orders for certain components ahead of historical lead times, pay premiums, or provide deposits to secure future supply and manufacturing capacity.

Our supply chain is positioned for deployment, with manufacturing risks mitigated through qualification testing of key components in advance of both First-of-a-Kind (FOAK) and Nth-of-a-Kind (NOAK) installations. We are actively securing long-lead materials and have established long-term agreements with critical supply chain partners to ensure operational continuity.

Human Capital

As of June 30, 2025, we had one full-time employee and __ independent contractors We have a seasoned leadership team with over 180 years of cumulative experience in the nuclear industry.

Facilities

As of June 30, 2025, our teams are mainly located at our headquarters in Lucca, Italy. The offices are sub-leased.

Some of our founders and partners are operating remotely from the USA and the UAE.

Legal Proceedings

There are no claims, lawsuits, or proceedings that are currently pending against us. From time to time, we may be subject to various claims, lawsuits, and other legal and administrative proceedings that may arise in the ordinary course of business. Some of these claims, lawsuits, and other proceedings may range in complexity and result in substantial uncertainty; it is possible that they may result in damages, fines, penalties, non-monetary sanctions, or relief.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS OF TERRA INNOVATUM GLOBAL, SRL.

The following discussion and analysis provides information that Terra Innovatum Global, Srl. (“Terra Innovatum Global”) management believes is relevant to an assessment and understanding of Terra Innovatum Global’s results of operations and financial condition. The discussion should be read together with Terra Innovatum Global’s unaudited financial statements as of and for the six months ended June 30, 2025 and June 30, 2024, Terra Innovatum, Srl.’s (“Terra”) historical audited annual financial statements as of and for the years ended December 31, 2024 and December 31, 2023, Terra Innovatum Global’s historical audited financial statements as of April 29, 2025 and for the period from April 29, 2025 (inception) and ended April 29, 2025 and the respective notes thereto, included elsewhere in this proxy statement/prospectus. The discussion and analysis should also be read together with Terra Innovatum Global’s unaudited pro forma combined financial information as of and for the three months ended June 30, 2025 and June 30, 2024 as well as of and for the years ended December 31, 2024 and December 31, 2023, and the respective notes thereto. See “Unaudited Pro Forma Condensed Combined Financial Information.” This discussion may contain forward-looking statements based upon current expectations that involve risks and uncertainties. Terra Innovatum Global’s actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” or in other parts of this proxy statement/prospectus. Unless the context otherwise requires, references in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Terra Innovatum Global” to “we”, “our” and “the Company” refer to the business and operations of Terra Innovatum Global, Srl. prior to the Business Combination and to Terra Innovatum, Srl. following the consummation of the Business Combination.

Company Overview

Terra Innovatum Global is a pioneering nuclear energy technology company developing the SOLO Micro-Modular Nuclear Reactor (“SOLO”), a breakthrough solution designed to address critical challenges in clean energy production. Our reactor represents a significant technological and engineering advancement, offering a compact, safe, and economically compelling alternative to traditional energy infrastructure. The SOLO reactor’s core innovation lies in its ability to generate 1 MWe of electricity baseload with a continuous operational cycle of up to 15 years, extendable to 45 years through strategic refueling, with a fixed and competitive projected levelized cost of energy. SOLO design is characterized by a small footprint and a highly modularity able to cover carbon-free energy needs ranging from MW to GW.

Our strategic roadmap targets commercial deployment by 2028, with a clear focus on delivering a scalable, modular nuclear solution that can be deployed across diverse markets — from industrial and infrastructure to remote and off-grid applications. Key differentiators include our gas-cooled design, multiple safety shutdown mechanisms, safeguard-by-design, small footprint, and the ability to use commercially available Low Enriched Uranium (“LEU”), which significantly reduces regulatory and technological barriers typical in nuclear energy development.

We have made substantial progress in de-risking its First-of-a-Kind (“FOAK”) reactor, including initiating regulatory engagement with the U.S. Nuclear Regulatory Commission (“NRC”), and establishing a robust supply chain strategy. We have completed our reactor design, validated key technological components, and are advancing through critical regulatory milestones to achieve our 2028 FOAK reactor completion target. On July 9, we disclosed that a Memorandum of Understanding (“MOU”) had been signed with Rock City Admiral Parkway Development (“Rock City”) to host the FOAK reactor, subject to customary approvals including, but not limited to, NRC approval. As a number of conditions are expected to be required in order for Rock City to host the FOAK, we are concurrently examining potential alternative sites, including other locations owned by the owner and developer of Rock City. To that effect, we signed an amendment to the original MoU on September 3, 2025 which provides us with an additional potential FOAK site.

Recent Developments

During the year ended December 31, 2024, we entered into an interest-free loan agreement (the “2024 Loan Agreement”) with our quotaholders for approximately $216,212, which was provided in full by March 31, 2025. The loan is scheduled to mature on December 31, 2040, with automatic annual extensions permitted until December 31, 2045, unless payment is requested by the quotaholders.

On March 21, 2025, we entered into a second interest-free loan agreement (the “2025 Loan Agreement”) with our quotaholders. The total loan amount of $220,749 is to be provided in cash installments by April 10, 2025, and matures on December 31, 2040. The maturity is subject to annual extensions until December 31, 2024, unless repayment is requested by the quotaholders.

As of June 30, 2025, quotaholders advanced a total of $326,307 related to the 2024 and 2025 Loan Agreements.

We expect that these loans will be paid off at or before Closing.

Pre-application activities for SOLO micro reactor

Following an informal introductory meeting in November 2024, on January 24, 2025, we engaged in pre-application activities with the NRC for our SOLO micro reactor design, to streamline the licensing process through the submission of the Regulatory Engagement Plan (“REP”).

Lease Agreement

On April 1, 2025, we entered into a lease agreement with Nine Nuclear and Industrial Engineering S.R.L. (“Nine”), a related party, to sublease three office rooms from a property unit located in Lucca, Sorbano del Giudice, Via della Chiesa XXXII n. 759. The three office rooms will be used exclusively for professional office purposes and related activities. The term of the lease agreement is 24 months starting from April 1, 2025 and ending on March 31, 2027. Each party may withdraw from the lease agreement at any time before the expiration date of the contract. The rent is $12,305 (€11,400 Euros) per annum, $1,025 (€950 Euros) per month plus $54 (€50 Euros) monthly as a flat-rate reimbursement for utilities and cleaning costs (the “Lease Fee”), with the total monthly amount to be paid no later than the 10th of each month. The Lease Fee will be updated annually by 75% of the variation in the official consumer price indices for worker and employee families as determined by the Italian Statistics Day (“ISTAT”) in the previous year and subsequently year by year, with the first update taking effect on April 1, 2026. As of June 30, 2025, we have paid $3,281 in rent.

Merger

On April 21, 2025, Terra, GSR III, and such other parties that may become parties entered into a merger agreement (the “Merger Agreement”). The following are the transactions contemplated in the Merger Agreement:

Pre-Closing Restructuring

Terra has undergone and will undergo a pre-closing restructuring (the “Terra Pre-Closing Restructuring”):

•        Formation of Terra Innovatum Global, srl:    On April 29, 2025, Innovatum Global was created, with the same owners and ownership percentages as Terra.

•        Contribution of Ownership Interests:    June 23, 2025, the Terra quotaholders, who collectively own 100% of both Terra Innovatum Global and Terra contributed 100% of their respective quotas in the capital of Terra to Terra Innovatum Global (the “Contribution”). As a result of the Contribution, Terra became a wholly owned subsidiary of Terra Innovatum Global.

•        Conversion:    Immediately after the Contribution and before any PIPE or alternative financing, Terra Innovatum Global will be converted from an Italian limited liability company into a Dutch public limited company.

Formation of Terra MergerCo

After the Terra Pre-closing Restructuring, Terra Innovatum Global will form Terra MergerCo, a Cayman Islands exempted company, as a direct, wholly owned subsidiary to complete the merger.

Closing Date

On the closing date of the Merger, GSR III will continue as the surviving entity and become a wholly owned subsidiary of Terra Innovatum Global. At the effective time of the merger, each outstanding ordinary share of GSR III will be exchanged for one ordinary share of Terra Innovatum Global (the “Merger”).

Registration and Listing

PubCo plans to register the shares with the U.S. Securities and Exchange Commission and apply to list these shares on Nasdaq Stock Market.

Conditions and Closing Date

The Merger requires approval from GSR III shareholders and the satisfaction of other customary closing conditions.

Accounting

The Merger will be accounted for as a recapitalization, with GSR III treated as the acquired company for accounting purposes and Terra Innovatum Global will be treated as the accounting acquirer.

Bridge Loan

In May and June 2025, we entered into a series of unsecured debt note subscription agreements (the “Bridge Loans”) with multiple lenders, generating aggregate gross proceeds of $5,000,000. In accordance with the terms of the agreements, the Bridge Loans bear interest at a fixed annual rate of 15%, payable in kind (“PIK”) calculated on the outstanding principal balance. The Bridge Loans mature one year from their respective issuance dates and are subject to mandatory early redemption upon the consummation of a qualifying business combination, such as the Merger. In such an event, all accrued and unaccrued interest becomes immediately due and payable on the 30th day following the completion of the qualifying transaction.

During May 2025 and June 2025, we entered into multiple letter agreements to convert the Bridge Loans into ordinary shares of Terra Innovatum Global if the Merger is completed (the “Bridge Loan Conversion”). Such letter agreements were further amended in August 2025. If the Bridge Loan Conversion happens at the time of the Merger, the shares will be priced at $7.00 each. If the Merger does not occur by April 30, 2026, the Bridge Loan Conversion price will instead be based on a valuation of $100,000,000 divided by the fully diluted equity of Terra. If the Merger is successful, the shares will be issued by Terra Innovatum Global; if not, they will be issued by Terra or its parent company. If the Merger is completed, Terra is released from its obligations, and Terra Innovatum Global assumes them. If the Merger is not completed, the lenders are also entitled to a liquidation preference for shares received upon conversion, receiving either 150% of the conversion price or a pro rata share of the liquidation proceeds, whichever is greater.

Following the closing of the Merger, the lenders will be issued (i) warrants. to purchase at an exercise price of $11.50 per share the number of PubCo Ordinary Shares equal to 100% of the number of PubCo Ordinary Shares into which the applicable Bridge Loan will convert into at Closing and (ii) warrants to purchase at an exercise price of $11.50 per share the number of PubCo Ordinary Shares equal to 100% of the number of PubCo Ordinary Shares into which the applicable Bridge Loan will convert into at Closing.

We incurred a total debt discount of $2,518,607 for the Bridge Loans as a result of issuance costs and the allocation of proceeds to the warrants that will be issued following consummation of the Merger, which is being amortized over the term of the loans using the effective interest method. The effective interest rates on the Bridge Loans range from 22.72% to 153.73%. The weighted average interest rate as of June 30, 2025 is 99.74%.

As of June 30, 2025, the aggregate principal amount outstanding of the Bridge Loans, including interest paid in kind, was $5,108,545. The Bridge Loans are presented net of unamortized debt discount of $2,402,913 and issuance costs of $12,085, resulting in a net carrying value of $2,693,547.

Alliance Advisors, LLC Agreement

On May 9, 2025, we entered into an engagement letter with Alliance Advisors, LLC (“Alliance”) which outlines the terms under which Alliance will provide investor relations and advisory services to us starting May 1, 2025. Alliance will implement a financial communications program and receive a monthly fee of approximately $16,500 consisting of $10,000 in cash and $6,500 deferred until the Merger closes. A $75,000 success fee is also due upon a successful Nasdaq listing. The agreement includes provisions for additional services, expense reimbursements, and a 3% service fee for access to market intelligence tools. The engagement letter expires on April 30, 2026, however, has automatic annual renewals unless terminated with notice. If we do not complete the closing of the Merger by October 31, 2025, we will pay the deferred monthly fee in the aggregate amount of $39,000 by November 30, 2025. As of June 30, 2025, we have paid $15,895 in fees to Alliance.

Paragon

On June 17, 2025, we entered into an engineering services agreement with Paragon Energy Solutions (“Paragon”). The agreement outlines a time-and-materials agreement for engineering study and support related to SOLO. Paragon will provide services including defining and documenting reactor protection systems, engineered safety features actuation systems and nuclear instrumentation system requirements, developing specifications, and collaborating with ABB Ltd. on non-safety distributed control systems. The hourly rate for engineering services is $257/hr. The contract allows us to suspend work if cost expectations for FOAK and commercial units are misaligned.

August Bridge Loans

In July 2025, three lenders committed that they would loan us $130,000, in the aggregate, to be evidenced by unsecured debt note subscription agreements. On August 29, 2025, we entered into the three unsecured debt note subscription agreements (the “August 2025 Bridge Loans”) with the lenders generating aggregate total gross proceeds of $130,000. In accordance with the terms of the agreements, the August 2025 Bridge Loans bear interest at a fixed annual rate of 15%, PIK and calculated on the outstanding principal balance. The August 2025 Bridge Loans mature one year from their respective issuance dates and are subject to mandatory early redemption upon the consummation of a qualifying business combination, such as the Merger. In such an event, all accrued and unaccrued interest becomes immediately due and payable on the 30th day following the completion of the qualifying transaction.

On August 29, 2025, we entered into three letter agreements to convert the August 2025 Bridge Loans into ordinary shares of Terra Innovatum Global if the Merger is completed (the “August Bridge Loan Conversion”). If the August 2025 Bridge Loan Conversion happens at the time of the Merger, the shares will be priced at $7.00 each. If the Merger does not occur by April 30, 2026, the August 2025 Bridge Loan Conversion price will instead be based on a valuation of $100,000,000 divided by the fully diluted equity of Terra. If the Merger is successful, the shares will be issued by Terra Innovatum Global; if not, they will be issued by Terra or its parent company. If the Merger is completed, Terra is released from its obligations, and Terra Innovatum Global assumes them. If the Merger is not completed, the lenders are also entitled to a liquidation preference for shares received upon conversion, the lender is also entitled to a liquidation preference, receiving either 150% of the conversion price or a pro rata share of the liquidation proceeds, whichever is greater.

Following the closing of the Merger, the lenders will be issued (i) warrants to purchase at an exercise price of $11.50 per share the number of PubCo Ordinary Shares equal to 100% of the number of PubCo Ordinary Shares into which the applicable August 2025 Bridge Loan will convert into at Closing and (ii) warrants to purchase at an exercise price of $15.00 per share the number of PubCo Ordinary Shares equal to 100% of the number of PubCo Ordinary Shares into which the applicable August 2025 Bridge Loan will convert into at Closing.

Engineering Services Agreement

On July 11, 2025, we entered into an engineering services agreement with Nine, a related party, to support the design of the SOLO project. Per the terms of the agreement, Nine committed to deliver certain technical services to the Company with a total value of $214,563 (€183,560 Euros) plus value added tax (“VAT”), including an initial payment of $107,282 (€91,780 Euros) due by July 15, 2025.

FPoliSolutions LLC Agreement

On July 23, 2025, we entered into an engineering services agreement with FPoliSolutions LLC (FPoli Solutions), a related party. As per the terms of the agreement, FPoliSolutions will provide support for the development of the SOLO Micro Modular Reactor including technical assistance in safety analysis, hazard modeling, radiological consequence evaluation, risk-informed safety assessments, and techno-economic analysis for $93,912, with work scheduled to be completed by September 30, 2025.

Bridge Loan Amendments

In August 2025, we amended our Bridge Loan agreements. The liquidation preference in each agreement was modified to apply only upon termination of the Merger and entitles lenders to the greater of 150% of the conversion price, as defined, or a pro rata share of the equity issuer’s assets based on their ownership percentage. Upon consummation of the Merger, the liquidation preference will terminate. The amendment defines the coverage amount as 100% of the total number of shares issued upon conversion. Following the Merger, lenders will receive two sets of warrants to subscribe to a number of ordinary shares of the Company equal to the coverage amount, priced at $11.50 and $15.00 per share respectively. These warrants are exercisable within 36 months and do not include anti-dilution rights.

Additionally, lenders are obligated to use their best efforts to actively support PIPE fundraising efforts and will earn a 3% commission on the funds raised through their efforts, payable in cash or ordinary shares of Terra Innovatum Global at the applicable conversion price if the Merger is consummated.

Board Advisor Agreement

In March 2025, we entered into a director advisor agreement with Livio Bisterzo who will engage as an independent contractor to serve as a strategic development and operational advisor to our board of directors. The term of the agreement is 30 months and outlines Mr. Bisterzo’s responsibilities, which include enhancing our market presence, expanding strategic partnerships, and supporting capital-raising initiatives. Compensation includes a grant, following the consummation of the Business Combination, of an option to purchase 1,068,000 shares in the post-combination public entity. The exercise price of the option will be determined by the PubCo’s board of directors at the time of grant and will vest in 30 equal monthly installments, subject to the fulfillment of key performance indicators.

Senior Advisor Agreement

On August 21, 2025, we entered into a senior advisor agreement with Alex Spiro who will engage as an independent contractor to serve as a strategic advisor and promoter for the Company, particularly in connection with the Merger. The term of the agreement is 36 months and outlines Mr. Spiro’s responsibilities, including strategic advisory, business development, investor introductions, and support for commercial agreements related to SOLO. Compensation includes a one-time grant of 180,000 restricted shares in the post-combination public entity (vesting over 36 months) and 1% commission on qualifying new business he originates.

We may enter into additional advisor agreements with other independent contractors to provide strategic advisory, business development, investor introductions, and support for commercial agreements related to SOLO. Compensation may include equity interests in the post-combination public entity.

Financial Performance

For the six months ended June 30, 2025 and 2024, we reported a net loss of $2,593,180 and net income of $19,857, respectively. Net cash used in operating activities was $1,371,162 for the six months ended June 30, 2025, and net cash provided by operating activities was $2,347 for the six months ended June 30, 2024. As noted in our financial statements, we had an accumulated deficit of $2,630,042 as of June 30, 2025.

For the years ended December 31, 2024 and 2023, we reported a net loss of $33,581 and $4,472, respectively. Net cash used in operating activities was $41,192 and $3,889 for the years ended December 31, 2024 and 2023, respectively. As noted in our financial statements, we had an accumulated deficit of $36,862 and $3,281 as of December 31, 2024 and 2023, respectively.

Business Combination and Public Company Costs

On December 18, 2024, we entered into an engagement letter with Park Avenue Capital Group Corp. (“PAC”) which was immediately superseded by an agreement to appoint Moonshot Warehouse LTD (“Moonshot”), an affiliate of PAC to provide financial advisory services in connection with the Merger. Under the agreement, Moonshot is engaged to assist with negotiation, structuring, and execution of the business combination, preparation of marketing materials, and securing potential backstop financing.

Pursuant to the agreement, we have committed to a retainer fee of $50,000, payable upon execution of the engagement letter, and a LOI signature fee of $25,000, payable upon signing a mutually exclusive letter of intent with a SPAC. Upon the public announcement of the business combination, we will be required to pay an announcement milestone fee of $225,000. Additionally, upon the closing of the business combination, Moonshot will be entitled to (i) a cash success fee of $2,500,000, (ii) 623,000 shares of the SPAC/combined entity’s ordinary shares, of which 223,000 shares shall be issued at the time of the closing of the business combination and the remaining 400,000 shares shall be issued in four tranches, subject to vesting conditions tied to certain milestones, and (iii) one million warrants with a strike price of $7 per share, exercisable within 60 months from the business combination closing date.

The agreement includes an expense reimbursement provision, under which we are responsible for reasonable, pre-approved out-of-pocket expenses incurred by Moonshot, capped at $50,000 unless otherwise agreed.

Additionally, we have agreed to indemnify Moonshot for certain liabilities arising from its engagement.

Key Factors and Trends Affecting Our Business and Results of Operations

We believe the following factors and trends may cause previously reported financial information not to be necessarily indicative of future operating results or future financial conditions:

•        Product Development Plan

The commercial rollout of any advanced nuclear reactors depends on securing regulatory approvals for its design, construction, and operation. Our regulatory engagement plan was submitted to the NRC, and the NRC is currently reviewing a number of safety related topics related to SOLO. Although our team has significant prior experience working with the NRC, we cannot control NRC’s review process and review periods may take longer than anticipated.

•        Macroeconomic Conditions and Global Market Dynamics

Our business operates in a complex global environment with multiple interconnected economic factors that can significantly impact our technological development, regulatory trajectory, and potential market penetration. As a nuclear technology company with an international human capital strategy and multinational supply chain, we are sensitive to macroeconomic trends and risks.

•        Global Supply Chain Dynamics

We utilize a strategic outsourced manufacturing approach for the SOLO Micro-Modular Nuclear Reactor, leveraging international human resources and implementing an international manufacturing model for our FOAK reactor. This strategy exposes us to global supply chain vulnerabilities, including potential impacts from geopolitical tensions, trade agreements, tariffs, and manufacturing disruptions. Our current assembly preparation in Europe for reactor deployment in the U.S. introduces additional complexity in navigating international trade regulations, currency exchange risks, and logistical challenges.

By partnering with specialized suppliers certified in nuclear engineering and precision manufacturing, we aim to avoid significant capital investments in manufacturing facilities and concentrate our resources on core competencies such as reactor design, technological innovation, and regulatory compliance. Our procurement strategy involves direct engagement with multiple suppliers for critical components, ensuring supply chain reliability and maintaining the flexibility to adapt our technology to evolving market and regulatory requirements.

•        Inflation and Cost Pressures

Inflationary trends represent a risk to our development trajectory. Escalating costs in specialized manufacturing, regulatory compliance, technical talent acquisition, and raw material procurement could potentially erode our projected economic advantages.

•        Energy Market Evolution

The global energy transition, driven by decarbonization efforts and increasing demand for reliable low-carbon baseload power, creates both opportunities and challenges. The explosive growth in data center energy requirements, particularly with artificial intelligence (“AI”) and computational infrastructure expansion, presents a promising market segment. However, economic growth cycles, shifts in energy policy, and potential slowdowns in technological adoption could materially affect our market positioning and revenue projections.

To mitigate the AI driven market concentration risks, we have strategically designed SOLO with multi-sector versatility, targeting a diverse range of energy-intensive industries including industrial manufacturing (cement, steel, mining, paper production), critical infrastructure services (airports, ports, logistics hubs), agricultural and food processing applications (greenhouses, vertical farming, food processing plants), energy storage (ammonia production, pink hydrogen) and essential utility services like desalination and water treatment. This intentional market diversification allows us to create resilience against sector-specific economic fluctuations, leveraging SOLO’s ability to provide both electricity and thermal energy across multiple high-demand sectors, including emerging opportunities in medical radioisotope production.

•        Regulatory and Geopolitical Landscape

Our multinational operational model requires navigating complex regulatory environments across different jurisdictions. Changes in nuclear energy policies and geopolitical tensions could significantly impact our potential market access. The evolving global stance on nuclear energy, particularly small modular reactors, introduces both strategic opportunities and potential regulatory constraints.

•        Technological and Labor Market Dynamics

The specialized nature of our technology demands access to a global pool of highly skilled technical talent. Potential labor market shifts, competition for specialized nuclear engineering expertise, and varying international education and training standards could influence our human resource strategy and technology development velocity.

•        Economic Uncertainty Factors

Macroeconomic uncertainties, including potential recessionary periods, fluctuations in investment trends in energy related technology, and broader economic growth patterns, could affect our funding capabilities, customer acquisition strategies, and overall business development trajectory.

•        Funding and Investment

We have limited financial resources. There can be no assurance that sufficient funding will be available to us to fund our operating expenses and to further develop our business. We anticipate that we will likely need to raise additional capital to fund our operations while we implement and execute our business plan.

Emerging Growth Company and Smaller Reporting Company Status

Section 102(b)(1) of the Jumpstart Our Business Startups Act (“JOBS Act”) exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934, as amended) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. Until the company is considered to be an emerging growth company, the company has elected not to opt out of such extended transition period which means that when an accounting standard is issued or revised and it has different application dates for public or private companies, the company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

We are also a “smaller reporting company” as defined in the Securities Exchange Act of 1934. We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies until the fiscal year following the determination that our voting and non-voting ordinary shares held by non-affiliates is $250 million or more measured on the last business day of our second fiscal quarter, or our annual revenues are less than $100 million during the most recently completed fiscal year and our voting and non-voting ordinary shares held by non-affiliates is $700 million or more measured on the last business day of our second fiscal quarter.

Segment Reporting

We operate as one operating segment with a focus on nuclear energy. Our Chief Executive Office (“CEO”) and founding officers are the Chief Operating Decision Makers as this committee is responsible for making decisions regarding the allocation of resources and assessing performance as well as for strategic operational decisions and managing the organization as a whole.

Results of Operations

The period to period comparisons of our results of operations have been prepared using the historical periods included in our financial statements. The following discussion should be read in conjunction with the financial statements and related notes included elsewhere in this proxy statement/prospectus. We have derived this data from our audited Terra annual financial statements and from our audited Terra Innovatum Global financial statements at inception included elsewhere in this proxy statement/prospectus.

Key Components of Results of Operations

Revenue

To date, we have not generated any revenue from product sales and do not expect to generate any revenue from the sale of products for the foreseeable future.

Operating Expenses

General and administrative

Our general and administrative consists primarily of advisory fees in connection with the Merger discussed in the “Business Combination and Public Company Costs” section above, legal fees, audit and accounting services fees, board of directors compensation, fees for management consultancy services, fees for public relations consultancy services, fees for other professional services, software fees, bank fees, taxes, and employee benefit expense.

Development costs

Our development costs consist of salaries and personnel costs.

Other income (expenses)

Other income — related party

Our other income-related party consists of fees from engineering consulting services that we provide to related parties that are unrelated to our core business. We do not expect to earn these fees following the Business Combination.

Other income (expenses)

Our other income (expenses) consists primarily of foreign currency transaction gains and losses and interest on value added tax.

Interest expense

Our interest expense consists of interest recorded for the outstanding Bridge Loans.

Change in fair value — warrant liability

Our change in fair value — warrant liability consists of the change in fair value of certain Bridge Loan warrants, which were initially recorded at fair value as a warrant liability.

Results of Operations

Six Months Ended June 30, 2025 Compared to Six Months Ended June 30, 2024

The following table sets forth our historical results for the periods indicated and the changes between periods:

	Six Months Ended June 30,
	2025	2024	$ Variance	% Variance
Operating expenses:
General and administrative	$3,519,728	$5,011	$3,514,717	NM
Development costs	88,654	37,413	51,241	NM
Total operating expenses	3,608,382	42,424	3,565,958	NM
Loss from operations	(3,608,382)	(42,424)	(3,565,958)	NM

Other income (expenses):
Other income – related party	—	62,315	(62,315)	(100)%
Other expense	(55,341)	(34)	(55,307)	NM
Interest expense	(189,010)	—	(189,010)	NM
Change in fair value – warrant liability	1,259,553	—	1,259,553	NM
Total other income (expense), net	1,015,202	62,281	952,921	NM
Net (loss) income	$(2,593,180)	$19,857	$(2,613,037)	NM
Other comprehensive (loss) income
Change in foreign currency translation adjustment	16,964	(1,461)	18,425	NM
Total comprehensive (loss) income	$(2,576,216)	$18,396	$(2,594,612)	NM

Operating Expenses

General and administrative

General and administrative increased by $3,514,717 for the six months ended June 30, 2025 compared to the same period in 2024 primarily due to an increase of $1,585,373 due to fees for legal services, an increase of $655,786 due to fees for audit and accounting services, an increase $350,364 due to fees for management consultancy services, an increase of $266,478 due advisory fees in connection with the potential SPAC transaction discussed in the “Business Combination and Public Company Costs” section above, an increase of $226,799 due to board of directors compensation, an increase of $105,743 due to fees for public relations consultancy services, an increase of $90,780 thousand due to software expenses, an increase of $46,210 thousand in food and lodging expenses, and $187,184 of miscellaneous expenses.

We expect to continue to incur additional general and administrative expenses as a result of operating as a public company, including expenses related to compliance with the rules and regulations of the SEC and Nasdaq Stock Market, additional insurance costs, investor relations activities and other administrative and professional services. As a result, we expect general and administrative expenses to increase in absolute dollars in future periods.

Development costs

Development costs increased by $51,241 for the six months ended June 30, 2025 compared to the same period in 2024 primarily due to increases in travel and entertainment expenses.

Other income (expenses)

Other income — related party

Other income — related party decreased by $62,315 for the six months ended June 30, 2025 compared to the same period in 2024. We provided engineering consulting services unrelated to our core business during the six months ended June 30, 2024. No such services were provided during the six months ended June 30, 2025.

Other expense

Other expense increased by $55,307 during the six months ended June 30, 2025 compared to the same period in 2024. The increase was primarily due to $221,421 of foreign currency transaction losses and an increase of $2,873 of miscellaneous expenses, partially offset by $168,987 foreign currency transaction gains.

Interest expense

Interest expense totaled $189,010 for the six months ended June 30, 2025, attributable to the Bridge Loans. There was no interest expense during the same period in 2024.

Change in fair value — warrant liability

Our change in fair value — warrant liability consists of the change in fair value of certain Bridge Loan warrants, which were initially recorded at fair value as a warrant liability and were reclassified to permanent equity during the period.

Net loss

Net loss for the six months ended June 30, 2025 was $2,593,180 as compared to net income of $19,857 for the six months ended June 30, 2024. The $2,613,037 net change was due to an increase of $3,565,958 in loss from operations and an increase of $952,921 in other income, net.

Year Ended December 31, 2024 Compared to Year Ended December 31, 2023

The following table sets forth our historical results for the periods indicated and the changes between periods:

	Year Ended December 31,
	2024	2023	$ Variance	% Variance
Operating expenses:
General and administrative	$77,567	$2,358	$75,209	N/M
Development costs	74,736	41,344	33,392	81%
Total operating expenses	152,303	43,702	108,601	N/M
Loss from operations	(152,303)	(43,702)	(108,601)	N/M

Other (expenses) income:
Other income – related party	129,170	38,941	90,229	N/M
Other (expenses) income	(74)	(38)	(36)	N/M
Total other income, net	129,096	38,903	90,193	N/M
Loss before income taxes	(23,207)	(4,799)	(18,408)	N/M
(Provision) benefit for income taxes	(10,374)	327	(10,701)	N/M
Net loss	$(33,581)	$(4,472)	$(29,109)	N/M

Other comprehensive income
Change in foreign currency translation adjustment	1,446	117	1,329	N/M
Total comprehensive loss	$(32,135)	$(4,355)	$(27,780)	N/M

Operating Expenses

General and administrative

General and administrative increased by $75,209 for the year ended December 31, 2024 compared to the same period in 2023 primarily due to $46,800 in advisory fees in connection with the Merger discussed in the “Business Combination and Public Company Costs” section above, an increase of $13,063 due to fees for public relations consultancy services, an increase of $2,866 due to legal fees, a $9,692 increase in professional services fees primarily due to notary services in connection with share transfers, and $2,788 of miscellaneous expenses.

We expect to continue to incur additional general and administrative expenses as a result of operating as a public company, including expenses related to compliance with the rules and regulations of the SEC and Nasdaq Stock Market, additional insurance costs, investor relations activities and other administrative and professional services. As a result, we expect general and administrative expenses to increase in absolute dollars in future periods.

Development costs

Development costs increased by $33,392 for the year ended December 31, 2024 compared to the same period in 2023 primarily due to the hiring of an employee in June 2023, resulting in a partial year of compensation costs in 2023 compared to the year ended December 31, 2024.

Other (expenses) income

Other income — related party

Other income — related party increased by $90,229 for the year ended December 31, 2024 compared to the same period in 2023 primarily due to an increase in engineering consulting services unrelated to our core business that we provided to related parties.

Other (expenses) income

During the year ended December 31, 2024, other (expenses) income was relatively unchanged when compared to the year ended December 31, 2023.

(Provision) benefit for income taxes

Provision for income taxes increased $10,701 for the year ended December 31, 2024 as compared to the same period in 2023.

Net loss

Net loss for the year ended December 31, 2024 was $33,581 as compared to net loss of $4,472 for the year ended December 31, 2023. The change was due to the result of an increase of $108,601 in loss from operations, partially offset by an increase of $90,193 in other income, net, and an increase in provision for income taxes of $10,701.

Liquidity, Going Concern, and Capital Resources

Liquidity is the ability of a company to generate funds to support its current and future operations, satisfy its obligations, and otherwise operate on an ongoing basis. Since inception, we have financed our operations primarily through cash flows from capital contributions. To date, we have not generated any revenue from our core business operations. We do not expect to generate any meaningful revenue unless and until we are able to complete development, regulatory licensing and entering into the effective commercialization phase of the SOLO Micro-Modular Nuclear Reactor which we do not anticipate occurring before 2028. We will require additional capital to develop the SOLO Micro-Modular Nuclear Reactor and to fund operations for the foreseeable future. In the short term, we will fund our cash needs through funds raised through convertible bridge loans and funds to be received upon the closing of the Business Combination. Subsequent to June 30, 2025, we raised approximately $5,000,000 million in bridge financing. It is a condition to closing that the GSR Available Cash be at least $25,000,000.

We will be outsourcing manufacturing. Consequently, we will not need to invest heavily in manufacturing facilities for the first 2 to 3 years while scaling up to 1,000 units per year. After that, Terra will most likely require co-investments with suppliers and contract manufacturers. If additional funding was made available earlier, we would be in a position to upfront some of the working capital and capital expenses requirements associated with a faster ramp up of the production capacity.

As of June 30, 2025, we had cash of $3,972,204. For the six months ended June 30, 2025, we used approximately $1,371,162 in cash for operating activities. As of December 31, 2024, we had cash of $68,934. For the year ended December 31, 2024, we used approximately $41,192 in cash for operating activities. Historically, we have incurred recurring net losses from operations and negative cash flows from operating activities. As of June 30, 2025, we had an accumulated deficit of approximately $2,630,042. As of December 31, 2024, we had an accumulated deficit of approximately $36,862.

These factors raise substantial doubt regarding our ability to continue as a going concern within one year of the date these financial statements were issued.

We are trying to alleviate the going concern risk through the debt and equity financing in the U.S. capital market to support its working capital after the de-SPAC transaction. However, there is no guarantee that the substantial doubt about our ability to continue as a going concern will be alleviated. Our ability to continue as a going concern is dependent upon our ability to further implement our business plan and generate sufficient revenue and ability to raise additional funds.

These accompanying financial statements have been prepared assuming that we will continue as a going concern and do not include any adjustments that might result from the outcome of this uncertainty.

During the year ended December 31, 2024, we entered into the 2024 Loan Agreement with our quotaholders. The total loan amount of $216,212 was provided in full by March 31, 2025. On March 21, 2025, we entered into the 2025 Loan Agreement with our quotaholders. The total loan amount of $220,749 is to be provided in cash installments by April 10, 2025, and matures on December 31, 2040. The maturity is subject to annual extensions until December 31, 2024, unless repayment is requested by the quotaholders. As of June 30, 2025, quotaholders advanced a total of $326,307 related to the 2024 and 2025 Loan Agreements.

Bridge Loan

In May and June 2025, we entered into the Bridge Loans with multiple lenders, generating aggregate gross proceeds of $5,000,000. In accordance with the terms of the agreements, the Bridge Loans bear interest at a fixed annual rate of 15%, PIK calculated on the outstanding principal balance. The Bridge Loans mature one year from their respective issuance dates and are subject to mandatory early redemption upon the consummation of a qualifying business combination, such as the Merger. In such an event, all accrued and unaccrued interest becomes immediately due and payable on the 30th day following the completion of the qualifying transaction.

During May 2025 and June 2025, we entered into the Bridge Loan Conversion. Such Bridge Loan Conversion agreements were further amended in August 2025. If the Bridge Loan Conversion happens at the time of the Merger, the shares will be priced at $7.00 each. If the Merger does not occur by April 30, 2026, the Bridge Loan Conversion price will instead be based on a valuation of $100,000,000 divided by the fully diluted equity of Terra. If the Merger is successful, the shares will be issued by Terra Innovatum Global; if not, they will be issued by Terra or its parent company. If the Merger is completed, Terra is released from its obligations, and Terra Innovatum Global assumes them. If the Merger is not completed, the lenders are also entitled to a liquidation preference for shares received upon conversion, receiving either 150% of the conversion price or a pro rata share of the liquidation proceeds, whichever is greater.

Following the closing of the Merger, the lenders will be issued (i) warrants to purchase at an exercise price of $11.50 per share the number of PubCo Ordinary Shares equal to 100% of the number of PubCo Ordinary Shares into which the applicable Bridge Loan will convert into at Closing and (ii) warrants to purchase at an exercise price of $15.00 per share the number of PubCo Ordinary Shares equal to 100% of the number of PubCo Ordinary Shares into which the applicable Bridge Loan will convert into at Closing.

We incurred a total debt discount of $2,518,607 for the Bridge Loans as a result of issuance costs and the allocation of proceeds to the warrants that will be issued following consummation of the Merger, which is being amortized over the term of the loans using the effective interest method. The effective interest rates on the Bridge Loans range from 22.72% to 153.73%. The weighted average interest rate as of June 30, 2025 is 99.74%.

As of June 30, 2025, the aggregate principal amount outstanding of the Bridge Loans, including interest paid in kind, was $5,108,545. The Bridge Loans are presented net of unamortized debt discount of $2,402,913 and issuance costs of $12,085, resulting in a net carrying value of $2,693,547.

August Bridge Loans

In July 2025, three lenders committed to loan to us $130,000, in the aggregate, to be evidenced by unsecured debt note subscription agreements (the “August 2025 Bridge Loans”). On August 29, 2025, each of the lenders entered into an unsecured debt note subscription agreement. In accordance with the terms of the agreements, the August 2025 Bridge Loans bear interest at a fixed annual rate of 15%, PIK and calculated on the outstanding principal balance. The August 2025 Bridge Loans mature one year from their respective issuance dates and are subject to mandatory early redemption upon the consummation of a qualifying business combination, such as the Merger. In such an event, all accrued and unaccrued interest becomes immediately due and payable on the 30th day following the completion of the qualifying transaction.

On August 29, 2025, we entered into three letter agreements to convert the August 2025 Bridge Loans into ordinary shares of Terra Innovatum Global if the Merger is completed (the “August Bridge Loan Conversion”). If the August Bridge Loan Conversion happens at the time of the Merger, the shares will be priced at $7.00 each. If the Merger does not occur by April 30, 2026, the August Bridge Loan Conversion price will instead be based on a valuation of $100,000,000 divided by the fully diluted equity of Terra. If the Merger is successful, the shares will be issued by Terra Innovatum Global; if not, they will be issued by Terra or its parent company. If the Merger is completed, Terra is released from its obligations, and Terra Innovatum Global assumes them. If the Merger is not completed, the lenders are also entitled to a liquidation preference for shares received upon conversion, the lender is also entitled to a liquidation preference, receiving either 150% of the conversion price or a pro rata share of the liquidation proceeds, whichever is greater.

Following the closing of the Merger, the lenders will be issued (i) warrants to purchase at an exercise price of $11.50 per share the number of PubCo Ordinary Shares equal to 100% of the number of PubCo Ordinary Shares into which the applicable August 2025 Bridge Loan will convert into at Closing and (ii) warrants to purchase at an exercise price of $15.00 per share the number of PubCo Ordinary Shares equal to 100% of the number of PubCo Ordinary Shares into which the applicable August 2025 Bridge Loan will convert into at Closing.

Bridge Loan Amendments

In August 2025, we amended our Bridge Loan agreements. The liquidation preference in each agreement was modified to apply only upon termination of the Merger and entitles lenders to the greater of 150% of the conversion price, as defined, or a pro rata share of the equity issuer’s assets based on their ownership percentage. Upon consummation of the Merger, the liquidation preference will terminate. The amendment defines the coverage amount as 100% of the total number of shares issued upon conversion. Following the Merger, lenders will receive two sets of warrants to subscribe to a number of ordinary shares of the Company equal to the coverage amount, priced at $11.50 and $15.00 per share respectively. These warrants are exercisable within 36 months and do not include anti-dilution rights. Additionally, lenders are obligated to use their best efforts to actively support PIPE fundraising efforts and will earn a 3% commission on the funds raised through their efforts, payable in cash or ordinary shares of Terra Innovatum Global at the applicable conversion price if the Merger is consummated.

Cash Flows

The following table provides detailed information about our net cash flows for the six months ended June 30, 2025 and 2024:

	Six Months Ended June 30,
	2025	2024
Net cash (used in) provided by:
Operating activities	$(1,371,162)	$2,347
Financing activities	4,983,870	—
Effect of exchange rate changes on cash and cash equivalents	290,562	(70)
Net increase in cash	$3,903,270	$2,277

Net Cash used in Operating Activities

Net cash used in operating activities for the six months ended June 30, 2025 was $1,371,162. This amount was related to (i) a net loss of $2,593,180, (ii) adjustments to reconcile net loss to net cash used in operating activities of $1,077,725, offset by (iii) working capital changes of $2,297,854, and (iv) $1,889 in changes in other non-current liabilities.

Net cash provided by operating activities for the six months ended June 30, 2024 was $2,347. This amount was related to (i) net income of $19,857; offset by (ii) working capital changes of $19,375; and $1,865 in changes in other non-current liabilities.

Net Cash provided by Financing Activities

Net cash provided by financing activities for the six months ended June 30, 2025 consisted of proceeds of $4,803,342 from the Bridge Loans, $189,963 from the 2025 Loan Agreement that we entered into with our shareholders in the first quarter of 2025, capital contributions of $10,938, and payment of debt issuance costs for Bridge Loans of $20,373.

There were no financing activities for the six months ended June 30, 2024.

The following table provides detailed information about our net cash flows for the years ended December 31, 2024 and 2023:

	Year Ended December 31,
	2024	2023
Net cash (used in) provided by:
Operating activities	$(41,192)	$(3,889)
Financing activities	111,582	—
Effect of exchange rate changes on cash and cash equivalents	(3,133)	93
Net increase (decrease) in cash	$67,257	$(3,796)

Net Cash used in Operating Activities

Net cash used in operating activities for the year ended December 31, 2024 was $41,192. This amount was related to (i) a net loss of $33,581; (ii) working capital changes of $11,385; offset by (iii) $3,774 in changes in other non-current liabilities.

Net cash used in operating activities for the year ended December 31, 2023 was $3,889. This amount was related to (i) a net loss of $4,472; (ii) working capital changes of $1,478; offset by (iii) $2,061 in changes in other non-current liabilities.

Net Cash provided by Financing Activities

Net cash provided by financing activities for the year ended December 31, 2024 consisted of proceeds of $111,582 from interest-free loan agreement that we entered into with our shareholders on December 18, 2024.

There were no financing activities for the year ended December 31, 2023.

Critical Accounting Policies and Estimates

Critical Accounting Policy: Warrants

Our financial statements are prepared in accordance with U.S. GAAP. In connection with our financing activities, we have entered into bridge loan agreements that include detachable warrants. The accounting treatment for these instruments is governed by ASC 480-10 (Distinguishing Liabilities from Equity) and ASC 815-40 (Contracts in an Entity’s Own Equity). Based on the terms of the instruments, we first determine whether the warrants should be classified as equity or liability. Warrants that do not meet all criteria for equity classification are initially recorded at fair value, classified as a liability and subsequently remeasured at each reporting period. Warrants that meet all equity classification criteria are recorded at their initial fair value and recognized as a component of additional paid-in capital. This accounting policy is considered critical due to the complexity of the applicable guidance, the judgment required in classification, and the potential for material impact on our financial statements.

Critical Accounting Estimate: Fair Value of Warrants

The valuation of both equity-classified and liability-classified warrants involves significant estimation uncertainty. We use option pricing models that require management to make assumptions about key inputs, including expected volatility, risk-free interest rates, term to expiration, and the fair value of the underlying equity. These inputs are inherently subjective and difficult to predict, and even small changes in any of them can materially affect the resulting fair value. The estimation process is particularly sensitive to market conditions and company-specific developments. For example, the resolution of funding thresholds in June 2025 required a final fair value measurement and reclassification of certain warrants, which impacted earnings. We continuously evaluate these assumptions, and changes in inputs or classification could materially affect our financial condition and results of operations.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements (as that term is defined in Item 303 of Regulation S-K) that are reasonably likely to have a current or future material effect on our financial condition, expenses, results of operations, liquidity, or capital resources.

Related Party Transactions

Refer to Note 4. “Related Party Transactions” of the Notes to our Financial Statements included elsewhere in this proxy statement/prospectus for a discussion of related party transactions.

Recent Accounting Standards and Pronouncements

Refer to Note 3. “Summary of Significant Accounting Policies” of the Notes to our Financial included elsewhere in this of this proxy statement/prospectus for a discussion of recent accounting standards and pronouncements.

Quantitative and Qualitative Disclosures About Market Risk

We are a smaller reporting company as defined by Rule 12b-2 of the Exchange Act and are not required to provide the information otherwise required under this item.

executive compensation of pubco directors and officers

Executive Compensation Post-Business Combination

The following table includes the base salary (in USD) proposed to be paid to each of the Named Executive Officers (NEO’s) of PubCo for fiscal years ended December31, 2025 and 2026.

Name and Title	2025	2026
Alessandro Petruzzi, Chief Executive Officer	$500,000	$558,000
Cesare Frepoli, Chief Operating Officer & Director of Licensing and Regulatory Affairs	$450,000	$500,000
Marco Cherubini, Chief Technology Officer & Product Director	$450,000	$500,000

Perquisites

Perquisites have not yet been established and therefore are not included in the figures above. The Compensation Committee will determine any perquisites for the named executive officers based upon their services to be rendered. Such benefits to be paid by PubCo may include company cars, medical insurance, accident insurance, tax preparation and financial counselling.

Equity Incentive Awards

As set forth elsewhere in this prospectus, PubCo is adopting an Equity Incentive Plan under which several types of awards are available for issuance. While the exact number and type of award will be determined by the PubCo Board and approved at a general meeting of the PubCo shareholders prior to the consummation of the Business Combination, we anticipate that each NEO will receive 80% of their annual awards in Performance Share Units (PSUs) and 20% of their annual awards in Retention Restricted Share Units (RSUs). A PSU is a conditional right to receive PubCo Ordinary Shares in the capital of PubCo based on specific performance targets. For each vested PSU the holder is entitled to receive one PubCo Ordinary Share. Each RSU represents the right to receive one PubCo Ordinary Share

Employment Agreements

Although written employment agreements will not be entered into until after the consummation of the Business Combination, the following outlines additional proposed material terms, in addition to the compensation set forth above, pending approval by the Compensation Committee:

Annual Bonus

Annual bonuses will be between 50% and 250% of base salary if annual performance goals are achieved, which may include company performance measures and individual goals that will be determined in the first quarter of every fiscal year. The annual bonus may be paid in cash, PSU’s or a combination of cash and PSU’s. If paid solely in cash only, the annual bonus will be between 50% and 100% of the base salary. If settled in part or in full in PSU’s, the annual bonus will be between 100% and 250% of the base salary. The NEO’s would be allowed to determine the makeup of the annual bonus. The Compensation Committee, to increase the short-term incentive payable for any given year in case of exceptional achievements.

Termination Provisions

The employment agreements for the NEOs will provide that if employment is terminated by the PubCo without “cause,” other than in connection with a change of control, the NEO will be entitled to severance consisting of

(i)     a lump sum equal to three years’ base salary plus target bonus;

(ii)    a pro-rated portion of any annual bonus;

(iii)   continued medical, dental and vision coverage for up to 18 months;

(iv)   any equity-based compensation awards, other than performance-based equity awards, that are outstanding will continue to vest as if the executive was still employed;

(v)    any performance-based equity awards will, to the extent the performance criteria are met, be earned at 100% of target, pro-rated based on the number of months executive worked during the performance period; and

(vi)   all outstanding retention awards will fully vest.

If employment is terminated by the company without “cause” or by the executive for “good reason,” each in connection with a change in control, the executive will be entitled to receive severance consisting of

(i)     a lump-sum equal to two years’ base salary plus target bonus;

(ii)    if the successor fails to assume the annual incentive plan, a pro-rated portion of any annual bonus;

(iii)   continued medical, dental and vision coverage for up to 18 months;

(iv)   reimbursement of outplacement services expenses incurred in the 12 months following termination up to $25,000;

(v)    the full vesting of any retention awards; and

(vi)   the full vesting of all equity awards other than performance-based awards and, with respect to performance-based awards, vesting at 100% of target.

The following will be defined in each employment agreement:

(i)     “cause” is defined as commission of any felony or any crime involving moral turpitude or dishonesty; participation in a fraud against PubCo or any of its affiliates; willful and material breach of the executive’s duties that has not been cured within 30 days after written notice from PubCo of such breach; intentional and material damage to PubCo’s or any of its affiliates’ property; material violation of any policy of PubCo or any of its affiliates or material breach by the executive of his Employee Proprietary Information and Inventions Assignment Agreement with PubCo; and

(ii)    “good reason” is defined as a material diminution of executive’s aggregate compensation, including, without limitation, base salary, annual bonus opportunity, and equity incentive compensation opportunities (other than a base salary, annual bonus opportunity, or equity compensation opportunity reduction of not more than 20% applicable to all similarly situated employees); a material diminution of executive’s authority, duties or responsibilities; or any other action or inaction that constitutes a material breach by PubCo of the agreement under which the executive provides services (e.g., failure of successor to assume the employment agreement or breach of same).

The employment agreements also provide that, regardless of whether the NEO’s employment is terminated, if there is a change in control and

(i)     if the successor does not assume PubCo’s annual incentive plan, the annual bonus will be paid in the amount of the target bonus;

(ii)    if the successor does not assume any outstanding retention awards, then such awards will become immediately fully vested;

(iii)   if the successor does not assume the equity compensation plan in which the executive participates or grant comparable awards in substitution of the outstanding awards under any such plan, then any outstanding equity-based compensation awards granted to the executive under such plan, other than performance-based equity awards, will become immediately fully vested, and any performance-based equity awards will immediately vest assuming target performance.

PubCo Board of Director Compensation

Board Fees Payable in Cash

NEO’s who are also directors of PubCo will receive no additional compensation for serving on the Board of Directors. It is anticipated that non-executive directors will receive the following compensation and other benefits:

•        The Chairperson of the Board, who will be a non-executive director, will receive an annual base fee for services in the amount of $120,000;

•        Annual Base Fees for Services by all non-executive directors of $80,000 payable in cash on a quarterly basis

•        Non-executive directors serving on board committees will each receive $15,000, on an annual basis, payable quarterly in cash for each committee on which they serve; and

Non-executive directors chairing a board committee will each receive $5,000 on an annual basis, payable quarterly in cash (in addition to the $15,000 fees payable for serving on each board committee).

Equity Incentive Awards

While the exact number and type of award has not yet been determined, an initial award in the form of RSU’s or options equal to one year’s base fees will be issued to each non-executive director upon consummation of the Business Combination. The initial awards will vest 100% after the first year of service, or upon the earlier of a change in control or termination without cause. After one year of service annual awards equal to one year’s base fee will be issued vesting on a quarterly basis, with accelerated vesting upon a change of control or termination without cause.

Executive Compensation Prior to Consummation of the Business Combination

Terra has directorship agreements with each of Messrs. Petruzzi, Frepoli and Cherubini. The agreements will terminate and be replaced with employment agreements between each of the NEOs and PubCo after the consummation of the Business Combination. The compensation terms are as follows:

Directorship Agreement with Alessandro Petruzzi, dated April 5, 2025

Pursuant to the terms of the Directorship Agreement, Mr. Petruzzi serves in the role of Chief Product Officer. From April 5, 2025 to June 30, 2025, the monthly gross compensation was €17,384. Commencing on July 1, 2025, monthly gross compensation increased to €21,729. Mr. Petruzzi also received a one-time payment in the amount of €34,768. Mr. Petruzzi is entitled to reimbursement of reasonable expenses of up to $75,000 on an annual basis.

Directorship Agreement with Cesare Frepoli, dated April 5, 2025

Pursuant to the terms of the Directorship Agreement, Mr. Frepoli will serve in the role of Chief Operating Officer. From April 5, 2025 to June 30, 2025, the monthly gross compensation was €15,578. Commencing on July 1, 2025, monthly gross compensation increased to €19,472. Mr. Frepoli also received a one-time payment in the amount of €31,156. Mr. Frepoli is entitled to reimbursement of reasonable expenses of up to $75,000 on an annual basis.

Directorship Agreement with Marco Cherubini dated April 5, 2025

Pursuant to the terms of the Directorship Agreement, Mr. Marco Cherubini will serve in the role of Chief Technology Officer. From April 5, 2025 to June 30, 2025, the monthly gross compensation was €15,578. Commencing on July 1, 2025, monthly gross compensation increased to €19,472. Mr. Cherubini also received a one-time payment in the amount of €31,156. Mr. Cherubini is entitled to reimbursement of reasonable expenses of up to $75,000 on an annual basis.

BOARD OF DIRECTORS AND SENIOR MANAGEMENT OF
PUBCO AFTER THE BUSINESS COMBINATION

The following information concerning the management of PubCo is based on the provisions of PubCo’s Articles of Association, the PubCo board regulations and the PubCo committee charters which are expected to be in effect in such form ultimately as of the time of Closing. The PubCo’s Articles of Association may be changed at any time prior to or after the consummation of the Business Combination in accordance with their terms. If the PubCo Articles of Association are amended, the below summary may cease to accurately reflect the PubCo Articles of Association as so amended.

References in this section to “we,” “our,” “us” and “New TopCo” generally refer to New TopCo, prior to the Conversion, and “we,” “our,” “us” and “PubCo” to PubCo after Conversion, unless the context requires otherwise.

Directors and Executive Officers

As of the date of this proxy statement/prospectus, New TopCo is an Italian limited liability company (Italian Società a responsabilità limitata). Prior to the consummation of the Business Combination, New TopCo will be cross-border converted from an Italian limited liability company (Italian Società a responsabilità limitata) into a Dutch public limited liability company (naamloze vennootschap) and thereby transfers its jurisdiction and corporate seat (statutaire zetel) to the Netherlands, while remaining its tax residency in Italy.

Pursuant to the PubCo’s Articles of Association, PubCo will have a one-tier board consisting of one or more executive directors and one or more non-executive directors. For a more detailed description of the PubCo board of directors see under “Description of PubCo Securities — Board of Directors.”

The PubCo board of directors will determine the number of executive directors and non-executive directors.

As of the Closing, the PubCo board of directors will initially be composed of nine members, including the following initial directors:

•        4 PubCo executive directors; and

•        5 PubCo non-executive directors.

The following table sets forth certain information relating to the persons who will serve as executive officers and directors of PubCo immediately following Closing.

Name	Age	Title
Alessandro Petruzzi	50	Chief Executive Officer and Executive Director
Cesare Frepoli	60	Chief Operating Officer, Director of Licensing and Regulatory Affairs and Executive Director
Marco Cherubini	52	Chief Technology Officer and Product Director
Massimo Morichi	64	Chief Strategy Officer, SOLO Safeguards Director and Executive Director
Guillaume Moyen	52	Chief Financial Officer and Executive Director
Giordano Morichi	33	Chief Business Development Officer and Investor Relations
Rex S. Jackson	65	Independent Director Nominee
Martha J. Crawford	58	Independent Director Nominee
Katherine Williams	68	Independent Director Nominee
Michael Howard	67	Independent Director Nominee
Peter Hastings	64	Independent Director Nominee

In accordance with the Business Combination Agreement, Rex S. Jackson has been nominated by Sponsor; the other PubCo Directors have been nominated by Terra Innovatum. For a more detailed description of the nomination and appointment procedure and the term of office of PubCo directors see under “Description of PubCo Securities — Board of Directors.”

Biographies of Executive Officers and Directors

Set forth below are brief accounts of the business experience during at least the past five years of each intended executive officer and director of PubCo.

Alessandro Petruzzi, Ph.D., co-founded Terra Innovatum and has served as CEO since inception and will serve as a director of PubCo. He has founded and served as President of Nuclear and Industrial Engineering, srl (NINE), where he also led the Plant Thermal-Hydraulics Area focused on safety analysis and licensing of nuclear power plants. He serves as Chair of the OECD/NEA Expert Group on Reactor Core Thermal-Hydraulics (EGTHM) and is an Industry Professor at McMaster University, Canada. Dr. Petruzzi earned his PhD in Nuclear and Industrial Safety from the “Leonardo da Vinci” Doctoral Engineering School in 2008, following over nine years with the Nuclear Research Group of San Piero a Grado (GRNSPG), University of Pisa, and an internship at Pennsylvania State University. He has managed international safety and licensing projects for nuclear facilities in Argentina, the UK, Finland, Brazil and Poland, including leading the safety accident analysis for Atucha-2 NPP for the Argentinean utility, the Hanikhivhi NPP for the Finnish utility and recently the independent safety analysis of the entire Final Safety Analysis Report of Westinghouse AP1000 for the Polish utility. Dr. Petruzzi has contributed as an expert to IAEA safety review and training programs and is the scientific investigator for NINE on several IAEA research projects. He has co-authored numerous scientific publications and the IAEA SSG-2 guidance. He has also organized major conferences such as NURETH 15, BEPU2018, and BEPU2024. Since 2018, he has pioneered the development of the SOLO micro-reactor, designed for safe, flexible deployment in diverse settings.

Dr. Marco Cherubini is Co-Founder, Chief Technology Officer, and SOLO Product Director at Terra Innovatum, bringing over 20 years of experience in nuclear safety, engineering, and technology development. He earned his PhD in Nuclear and Industrial Safety from the “Leonardo da Vinci” Doctoral Engineering School in 2008, focusing on accident management in VVER-1000 reactors. Dr. Cherubini began his career as a researcher at the University of Pisa, participating in international projects such as TACIS 30303, where he led analytical and experimental safety assessments for VVER-1000 and RBMK reactors. He later contributed to the licensing of Atucha-2 NPP in Argentina as head of the thermal-hydraulic area, leading simulations and analyses for the plant’s safety report. In 2011, he co-founded NINE, a leading engineering firm in nuclear safety, serving as Vice-President and Head of the Core Behavior Area, and supporting major projects for regulators in Australia, Argentina, Finland, Norway, and Brazil. Dr. Cherubini has played a key role in emergency preparedness for nuclear-propelled vessels and in the licensing of advanced reactors globally. As CTO of Terra Innovatum since 2021, he has overseen technical development and licensing for the SOLO micro-modular reactor, from conceptualization through regulatory engagement. He is principal investigator for IAEA research on Accident Tolerant Fuel, a member of the OECD-NEA Working Group on Fuel Safety, and coauthor of international technical publications. Dr. Cherubini is also an active contributor to scientific conferences, serving as track leader and session chair at events such as TopFuel, NUTHOS, BEPU, and NURETH.

Dr. Cesare Frepoli is Co-Founder, Chief Operating Officer, and Director of Licensing and Regulatory Affairs at Terra Innovatum. He has over 30 years of experience in nuclear engineering, specializing in safety analysis, regulatory strategy, and advanced simulation technologies. Dr. Frepoli holds a PhD in Nuclear Engineering from Penn State University and a Master’s from Politecnico di Milano. In 2013, he founded FPoliSolutions, a firm providing risk-informed safety analysis and regulatory support to nuclear and green energy sectors, working with advanced reactor developers. The company has received multiple DOE grants to develop digital platforms like FPoli Agile Application Platform (FPoli-AAP) to improve safety assessments. Previously, Dr. Frepoli worked at Westinghouse Electric Company, where he pioneered the Full Spectrum LOCA™ methodology and ASTRUM™, key innovations in best-estimate safety analysis now widely adopted in the industry. He played a vital role in licensing the AP1000 reactor globally. Dr. Frepoli is a named inventor on patents in safety technology and has authored over 100 technical publications. He has received multiple George Westinghouse awards recognizing his leadership and innovation. At Terra Innovatum, he leads licensing and regulatory affairs for the SOLO micro-modular reactor, ensuring compliance with U.S. NRC and international standards while advancing the company’s global growth.

Dr. Massimo Morichi serves as Partner, Chief Strategy Officer, and SOLO Safeguards Director at Terra Innovatum, bringing over 35 years of global leadership in nuclear innovation, safety, and strategy. He holds a PhD in Nuclear Physics from the University “La Sapienza” of Rome and is a Certified Radiation Protection Expert. Dr. Morichi began his career in reactor core physics and reactivity transient studies at ENEA, later contributing to emergency response for the incident in Eastern Europe and teaching at the Atomic Defense Laboratory. Between

2005 and 2016, he has held senior executive roles including EVP Director Global R&D and Innovation at AREVA Group, VP R&D CTO at CANBERRA Industries (U.S.), and Group Leader for major site remediation project in Japan. Dr. Morichi has led the development of over 65 nuclear measurement solutions, advanced safeguards systems for the IAEA, and directed the EU MICADO project for nuclear waste characterization. He has served since 2016 as EVP at CAEN. He is an advisor to TRANSMUTEX, and lectures at universities in France and Italy. Dr. Morichi holds multiple international patents in nuclear measurement technology. Since joining Terra Innovatum in 2024, he has been instrumental in shaping the company’s strategic direction, ensuring high standards in nuclear safeguards, and supporting the successful commercialization of the SOLO micro-modular reactor.

Guillaume Moyen serves as Chief Financial Officer of Terra Innovatum since December 2024 and will serve as a director of PubCo. With over 25 years of international experience, he is a seasoned executive in finance, general management, and strategic transformation across nuclear, energy, and industrial sectors. Previously, as Group CFO of listed (Dangote Cement PLC 2019 to 2022) and privately owned multi-billion multinational companies in the cement and oil and gas industries, he oversaw financial, industrial, and logistical assets across 20+ countries, implementing business models, support services, financing strategies, governance, compliance, and risk management frameworks that enabled profitable high growth. His career at AREVA (1997 to 1999 and 2001 to 2007) in Europe, in the US and in Africa provided a deep knowledge of the global nuclear value chain including uranium mining, enrichment, trading, fuel production, logistics and nuclear measurement. Mr. Moyen has led large-scale organizational transformations, raised equity and debt in mature, emerging and frontier markets through diverse financing instruments, and optimized global industrial and service operations. While at KPMG between 1999 and 2001, he worked mainly for customers in the Oil and Gas sector. An entrepreneur, he founded a SaaS startup for ESG reporting (2008 and 2011) and actively mentors startups and scaleups, emphasizing innovation and sustainability. He also led renewable energy and carbon reduction initiatives to support industrial projects in Africa. Mr. Moyen holds an MBA from Columbia Business School and is a French Chartered Accountant.

Giordano Morichi serves as Chief Business Development Officer, and Investor Relations lead at Terra Innovatum. With a background spanning architecture, entrepreneurship, and strategic business development, he brings a multidisciplinary approach to global market expansion and innovation. As Founder and Managing Partner of Morichi Enterprises in New York, Giordano has overseen business development, corporate strategy, and public affairs for clients across sectors, managing investment portfolios and driving sustainable real estate and community projects. He is a founding partner of Atlantica Venture Partners, focused on dual-use innovation for defense, and NIIB, an early-stage investor group for Italian luxury brands. Giordano’s expertise includes crafting go-to-market strategies, building partnerships, and raising capital for ventures in fintech, blockchain, AI, and micro-modular nuclear technology. Notably, he pioneered the first nuclear waste management scenario using distributed ledger technology. As founder of the Unite for Italy initiative, now partnered with Humanity 2.0, he has advanced philanthropic efforts for global impact. Since joining Terra Innovatum in 2024, Giordano has led the company’s restructuring, rebranding, and capital-raising, accelerating its path to IPO and expanding its international presence. He holds degrees in Civil Engineering from Roma Tre and Architecture from NJIT and completed leadership training with the U.S. Air Force ROTC.

Rex S. Jackson will become a director of Terra Innovatum upon the consummation of the Business Combination. From May 2018 until November 2023, Mr. Jackson served as CFO of ChargePoint Inc. (NYSE: CHPT), a publicly-traded provider of charging solutions for electric vehicles. Mr. Jackson previously served as CFO of Gigamon Inc. (GIMO), a developer of network and security visibility solutions, from October 2016 until April 2018 after the completion of the company’s going private transaction, and as CFO of Rocket Fuel Inc. (FUEL), an advertising technology company, from March 2016 to October 2016. Mr. Jackson served on the board of directors of EMCORE Corporation (EMKR) from 2015 to 2024, and of Energous Corporation, a company that develops wireless charging technology, from 2014 until 2019. Mr. Jackson also served as CFO of JDS Uniphase Corporation (JDSU), a provider of network and service enablement solutions and optical products for telecommunications service providers, cable operators, and network equipment manufacturers, from January 2013 through September 2015, where he drove the separation of JDSU into two independent public companies in August 2015. Mr. Jackson joined JDSU in January 2011 as Senior Vice President, Business Services, with responsibility for corporate development, legal, corporate marketing and information technology. From 2007 to 2010, Mr. Jackson served as CFO of Symyx Technologies, Inc. (SMMX), a provider of informatics and automation products, where he led the company’s acquisition of MDL Information Systems, Inc. and subsequent merger of equals with another public company. Mr. Jackson also previously served as acting CFO at

Synopsys, Inc. (SNPS), a provider of electronic design automation software and services, and held executive positions with Avago Technologies Limited (now Broadcom Inc. (AVGO)), a provider of analog semiconductor devices, AdForce, Inc. (ADFC) and Read-Rite Corporation (RDRT). Mr. Jackson holds a B.A. from Duke University and earned his J.D. from Stanford University Law School. Mr. Jackson’s accounting and financial expertise, general business acumen, extensive knowledge of a range of technologies and significant executive leadership experience were the primary qualifications that the Board of Directors considered in concluding that he should serve as a director of PubCo.

Martha J. Crawford will become a director of Terra Innovatum upon the consummation of the Business Combination. From September 2021, Dr. Crawford has served as an operating partner and independent director of Macquarie Asset Management where she is responsible for supervising the governance of the company. Prior to joining Macquarie, from July 2019 through September 2021, Dr. Crawford served as Dean of the Jack Welch College of Business and Technology at Sacred Heart University where she led the faculties o business, engineering and computer sciences. She has also served as a member of the board of directors of Blink Charging Co. (Nasdaq: BLNK) since December 2024. Dr. Crawford earned her MS and Ph.D degrees in Chemical and Environmental Engineering from Harvard University and her MBA from the French College des Ingenieurs. Dr. Crawford’s engineering expertise coupled with her extensive business background were the primary qualifications that the Board of Directors considered in concluding that she should serve as a director of PubCo.

Katherine Williams will become a director of Terra Innovatum upon the consummation of the Business Combination. Since April 2025, Ms. Williams has served as CFO of Solestiss LLC, an energy developer and consultancy specializing in the nuclear and renewable energy sectors. Prior to Solestiss, from February 2002 to May 2024, Ms. Williams served as CEO and CFO of Framatome Inc., a global nuclear engineering and technology company that designs, builds, maintains, and services nuclear steam supply systems (NSSS) and equipment for nuclear power plants. Ms. Williams holds a B.S. from the College of Charleston and her MBA from the University of Pittsburgh. Ms. Williams’ 40 plus year career in the nuclear industry, along with 25 years in executive positions were the primary qualifications that the Board of Directors considered in concluding that she should serve as a director of PubCo.

Michael W. Howard will become a director of Terra Innovatum upon the consummation of the Business Combination. From 1999 to 2020, Dr. Howard held several leadership positions within EPRI, a $500 million global organization headquartered in Palo Alto, California, with several offices across the U.S. and internationally. Dr. Howard led EPRI in developing technological innovations related to electricity production, delivery, and consumption, including advancements in nuclear power, renewable energy, energy storage, and electric vehicles. In 2010, the EPRI Board of Directors appointed Dr. Howard as President and CEO of EPRI, a role he held until his retirement at the end of 2020. He was then honored with the title of CEO Emeritus by the Board. From 1996 to 1999, Dr. Howard was the President and CEO of PEAC, a technology-driven power electronics company that offered power quality solutions to large industrial customers and electric utility companies, which was acquired by EPRI in 1999. In 1990, Dr. Howard co-founded Scientific Imaging Solutions, a technology company specializing in advanced image processing systems for automated microscopic material and biological image analysis, which merged with an affiliated firm in Pittsburgh in 1992. From 1992 to 1999, Dr. Howard joined a venture capital firm that provided equity and debt investment to early-stage tech companies while serving as an adjunct professor at the University of Tennessee, where he taught various master’s and Ph.D. courses in Industrial and Systems Engineering. Dr. Howard earned his B.S. in Electrical Engineering from the University of Tennessee, his M.S. in Business and Engineering from the University of Pittsburgh, and his Ph.D. from the University of Tennessee’s College of Engineering, focusing his dissertation on advanced artificial intelligence. Dr. Howard also attended the Reactor Technology Course for Utility Executives co-sponsored by the Massachusetts Institute of Technology (MIT) and the Institute for Nuclear Power Operations (INPO). Dr. Howard is also a Carnegie Mellon University Scott Institute advisory council member and Chair of the World Energy Council in London, England. Dr. Howard’s extensive experience in the energy sector, especially the electricity sector were the primary qualifications that the Board of Directors considered in concluding that he should serve as a director of PubCo.

Peter Hastings will become a director of Terra Innovatum upon the consummation of the Business Combination. From March 2018 to July 2025, Mr. Hastings was employed at Kairos Power LLC, a nuclear energy company which develops small modular reactors for sustainable power generation company, where most recently he served in the role of Vice President, Regulatory, Quality, and Public Affairs. While at Kairos Power, Mr. Hastings led teams responsible for Kairos licensing and permitting activities, siting, reliability engineering, quality assurance, nuclear safeguards and security, internal and external communications and community engagement, and government relations, with a focus on establishing the regulatory basis for development and deployment of the Kairos reactor and fuel designs and advocating for policies supportive of the peaceful use of nuclear technology. Prior to joining Kairos, Mr. Hastings founded, The Hastings Group, a successful management and regulatory advisory firm, which has consulted with the Electric Power Research Institute, the Nuclear Energy Institute, the Nuclear Innovation Alliance, the Tennessee Valley Authority, Southern Company, and several advanced reactor developers on the regulatory framework for advanced reactors, the risk-informed “Licensing Modernization” project, source term development, and risk-informed emergency planning. He also held previous positions with Generation mPower, Duke Energy, and NuStart Energy Development. Mr. Hastings is a former member of several prominent nuclear energy industry institutes and councils, including the US Nuclear Industry Council and was Chairman of its Advanced Reactor Working Group, Chair of the Nuclear Energy Institute’s Advanced Reactor Regulatory Working Group, Vice Chair of the World Nuclear Association’s CORDEL Working Group and Chair of its Small Modular Reactor Task Force, Chair of the US High-Temperature Reactor Technology Working Group, and appointed member of the US Chamber of Commerce Civil Nuclear Trade Advisory Committee, as well as a member of numerous industry steering committees. Mr. Hastings earned his B.S. in nuclear engineering from NC State University and is a registered Professional Engineer in North and South Carolina. Mr. Hastings extensive experience in the nuclear energy sector was the primary qualification that the Board of Directors considered in concluding that he should serve as a director of PubCo.

Family Relationships

There are no family relationships between or among any of the persons who will serve as directors or executive officers of PubCo except for Massimo Morichi (Father) and Giordano Morichi (Son).

Dutch Corporate Governance Code

Since PubCo qualifies as a listed Dutch public limited liability company (naamloze vennootschap), PubCo will be subject to the Dutch Corporate Governance Code (the “DCGC”). The DCGC contains both principles and best practice provisions on corporate governance that regulate relations between the board of directors and the general meeting and matters in respect of financial reporting, auditors, disclosure, compliance and enforcement standards. The DCGC is based on a “comply or explain” principle. Accordingly, PubCo is required to disclose in its statutory management report, filed in the Netherlands, whether it complies with the provisions of the DCGC. If PubCo does not comply with these provisions, PubCo is required to give the reasons for such non-compliance.

Independence of the Board of Directors

In connection with the Business Combination, the PubCo Ordinary Shares will be listed on Nasdaq. Under the rules of Nasdaq, independent directors must comprise a majority of a listed company’s board of directors. In addition, the rules of Nasdaq require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent. Under the rules of Nasdaq, a director will only qualify as an “independent director” if in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Audit committee members must also satisfy the additional independence criteria set forth in Rule 10A-3 under the Exchange Act and the rules of Nasdaq. Compensation committee members must also satisfy the additional independence criteria set forth in Rule 10C-1 under the Exchange Act and the rules of Nasdaq.

In order to be considered independent for purposes of Rule 10A-3 under the Exchange Act and under the rules of Nasdaq, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the committee, the board of directors, or any other board committee: (a) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or (b) be an affiliated person of the listed company or any of its subsidiaries.

To be considered independent for purposes of Rule 10C-1 under the Exchange Act and under the rules of Nasdaq, the board of directors must affirmatively determine that the member of the compensation committee is independent, including a consideration of all factors specifically relevant to determining whether the director has a relationship to the company which is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member, including, but not limited to:

(i)     the source of compensation of such director, including any consulting, advisory or other compensatory fee paid by the company to such director; and

(ii)    whether such director is affiliated with the company, a subsidiary of the company or an affiliate of a subsidiary of the company.

The PubCo board of directors has undertaken a review of the independence of each director and considered whether each director of PubCo has a material relationship with PubCo that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. As a result of this review, PubCo anticipates that Rex Jackson, Martha J. Crawford, Katherine Williams, Michael Howard and Peter Hastings will be considered “independent directors” as defined under the listing requirements and rules of Nasdaq and the applicable rules of the Exchange Act.

In addition, certain provisions regarding the independency of non-executive directors apply based on the DCGC. The composition of the non-executive directors is such that the members are able to operate independently and critically vis-à-vis one another, the executive directors and any particular interests involved. The composition of the non-executive directors should be such that they are able to operate independently and critically vis-à-vis one another, the executive directors and any particular interests involved. In order to safeguard the independence of the non-executive directors, certain independency criteria apply, being in any case that the DCGC stipulates that a majority of the non-executive directors should be independent within the meaning of the DCGC and that for each shareholder or group of afliated shareholders directly or indirectly holding more than 10 per cent of the shares in PubCo, there is at most one executive director who can be considered to be affiliated with or representing them in conformity with the independence rules as included in the DCGC.

Furthermore, the chairperson of the PubCo board of directors should not be a former executive director and should be independent within the meaning of the DCGC.

All of PubCo’s non-executive directors, qualify as independent within the meaning of the DCGC.

Diversity and Director and Officer Qualifications

PubCo is not expected to formally establish any specific, minimum qualifications that must be met by each of its directors. However, PubCo expects generally to evaluate the following qualities: educational background, diversity of professional experience, including whether the person is a current or was a former chief executive officer or chief financial officer of a public company or the head of a division of a prominent international organization, knowledge of PubCo’s business, integrity, professional reputation, independence, wisdom, and ability to represent the best interests of PubCo’s shareholders.

Furthermore, from the moment PubCo qualifies as a so-called “large company” under Dutch law, it will be subject to the gender diversity target regime. Under this target regime PubCo would have to set appropriate and ambitious targets — which should take the form of target ratios — to bring about a more balanced ratio of men to women with regard to its directors. A Dutch company qualifies as large, if it meets at least two of the following three criteria on at least two successive balance sheet dates: (a) the value of the assets (based on its balance sheet and explanatory notes) on the basis of acquisition and production prices exceeds EUR 25mio, (b) the net turnover for the financial year exceeds EUR 50mio and (c) the average number of employees is 250 or more.

The Nominating and Corporate Governance Committee of the PubCo board of directors will prepare policies regarding director qualification requirements (including a diversity policy) and the process for identifying and evaluating director candidates for adoption by PubCo’s board of directors.

Board Regulations

The PubCo board of directors shall adopt written rules and regulations dealing with, inter alia, its internal organization, the manner in which decisions are taken, any quorum requirements, the composition, duties and organization of its committees and any other matters concerning the PubCo board of directors, the executive directors, the non-executive directors and committees established by the PubCo board of directors.

Committees of the Board of Directors

The standing committees of PubCo’s Board of Directors will consist of an audit committee (the “Audit Committee”), a compensation committee (the “Compensation Committee”), and a nominating and corporate governance committee (the “Nominating and Corporate Governance Committee”). The responsibilities and expected composition of each committee following the Business Combination are set forth below.

Audit Committee

Our Audit Committee has been established in accordance with Section 3(a)(58)(A) of the Exchange Act and following the Business Combination will consist of at least three directors who will be appointed prior to the consummation of the Business Combination, each of whom is a non-executive director of PubCo’s board of directors and an independent director as well as “financially literate” as defined under the Nasdaq listing standards. We will nominate one of the non-executive independent directors to serve as chairperson of the Audit Committee, who will also qualify as an “audit committee financial expert,” as defined under rules and regulations of the SEC.

The purpose of the Audit Committee will be to prepare the audit committee report required by the SEC to be included in PubCo’s proxy statement and to assist the PubCo board of directors to (A) oversee: (i) accounting and financial reporting processes and the audits of the financial statements of PubCo; (ii) the integrity of PubCo’s financial statements; (iii) PubCo’s processes relating to risk management and the conduct and systems of internal control over financial reporting and disclosure controls and procedures; (iv) the qualifications, engagement, compensation, independence and performance of PubCo’s independent auditor, and the auditor’s conduct of the annual audit of the PubCo’s financial statements and any other services provided to PubCo; and (v) the performance of PubCo’s internal audit function, if any; and (B) produce the annual report of the Audit Committee required by the rules of the SEC.

The PubCo board of directors will operate pursuant to a written charter for the Audit Committee which will be available on PubCo’s website upon the completion of the Business Combination.

Compensation Committee

Following the Business Combination, our Compensation Committee will consist of at least three directors who will be appointed prior to the consummation of the Business Combination, each of whom is a non-executive director of PubCo’s board of directors and an independent director under Nasdaq’s listing standards. A chairperson of the Compensation Committee will also be appointed.

The purpose of the Compensation Committee is to assist the PubCo board of directors to (A) carry out the PubCo board of directors’s overall responsibility relating to organizational strength and executive compensation; (B) assist the PubCo board of directors in overseeing PubCo’s employee compensation policies and practices, including (i) determining and approving the compensation of PubCo’s Chief Executive Officer (“CEO”) and PubCo’s other executive officers, and (ii) reviewing and approving incentive compensation and equity compensation policies and programs, and exercising discretion in the administration of such programs; and (C) produce the annual report of the Compensation Committee required by the rules of the SEC.

The PubCo board of directors will operate pursuant to a written charter for the Compensation Committee which will be available on PubCo’s website upon the completion of the Business Combination.

Nominating and Corporate Governance Committee

Following the Business Combination, our Nominating and Corporate Governance Committee will consist of at least three directors who will be appointed prior to the consummation of the Business Combination, each of whom is a non-executive director of PubCo’s board of directors and an independent director under Nasdaq’s listing standards.

A chairperson of the Nominating and Corporate Governance Committee will also be appointed. The Nominating and Corporate Governance Committee is responsible for overseeing the selection of persons to be nominated to serve on PubCo’s board of directors.

The purpose of the Nominating and Corporate Governance Committee will be to assist the PubCo board of directors to (i) identify and screen individuals qualified to serve as directors and recommend to the PubCo board of directors candidates for nomination for election at the annual meeting of shareholders or to fill PubCo board of directors vacancies; (ii) develop, recommend to the PubCo board of directors and review PubCo’s Corporate Governance Guidelines; (iii) coordinate and oversee self-evaluations of the PubCo board of directors, its committees, individual directors and management in the governance of PubCo; (iv) review and approve, if appropriate, any related person transactions and other potential significant conflicts of interest; and (v) review on a regular basis the overall corporate governance of PubCo and recommend improvements for approval by the PubCo board of directors where appropriate.

The PubCo Board will operate pursuant to a written charter for the Nominating and Corporate Governance Committee which will be available on PubCo’s website upon completion of the Business Combination.

Code of Business Conduct and Ethics

We anticipate that, upon the consummation of the Business Combination, the PubCo board of directors will adopt a code of ethics, which applies to Terra Innovatum’s employees, officers, and directors, as its own. A copy of such code of ethics is filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part.

Officer and Director Compensation Following the Business Combination

The PubCo board of directors determines the remuneration of the directors of PubCo with due observance of the remuneration policy adopted by the general meeting of PubCo. Executive directors of PubCo may not take part in the decision-making process in respect of the remuneration of executive directors.

The Compensation Committee may validly resolve on (rechtsgeldig besluiten tot) determining the remuneration of the individual directors, with due observance of the remuneration policy adopted by the PubCo general meeting, without resolutions, approvals or other involvement of the PubCo board of directors being required. Such resolution shall be considered to be a resolution of the PubCo board of directors. The Compensation Committee will inform the PubCo board of directors promptly after having adopted such a resolution.

While we do not expect any material differences in the compensation of Terra Innovatum’s current executive officers once they become executive officers of PubCo, we have not determined whether and to what extent directors of PubCo and Terra Innovatum will be paid for their service as directors.

Information about GSR III

Unless the context otherwise requires, all references in this section to the “Company,” “GSR III,” “we,” “us” or “our” refer to GSR III prior to the consummation of the Business Combination.

General

GSR III is a blank check company incorporated as a Cayman Islands exempted company on May 10, 2023. GSR III was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. GSR III has neither engaged in any operations nor generated any revenue to date. Based on GSR III’s business activities, it is a “shell company” as defined under the Exchange Act because it has no operations and nominal assets consisting almost entirely of cash.

Significant Activities Since Inception

The registration statement for the Company’s Initial Public Offering was declared effective on November 7, 2024. On November 8, 2024, the Company consummated the Initial Public Offering of 23,000,000 Units including 3,000,000 additional public units as the underwriters’ over-allotment option was exercised in full at $10.00 per Unit, generating gross proceeds of $230,000,000.

Following the closing of GSR III’s initial public offering, a total of $230 million ($10.00 per unit) of the net proceeds from its initial public offering and the sale of the private placement units was placed in the trust account. The proceeds held in the trust account may be invested by the trustee only in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act, which invest only in direct U.S. government treasury obligations. As of December 31, 2024, funds in the trust account totaled $231,412,096. These funds will remain in the trust account, except for the withdrawal of interest to pay taxes, if any, until the earliest of (1) the completion of a business combination (including the closing of the Business Combination), (2) the redemption of any public shares properly tendered in connection with a shareholder vote to consummate the Business Combination, and (3) the redemption of all of the public shares if GSR III is unable to complete a business combination by May 8, 2026 (or August 7, 2026 at the discretion of the Sponsor), subject to applicable law.

The GSR III Class A Ordinary Shares, GSR III Public Units and GSR III Rights are currently listed on Nasdaq under the symbols “GSRT,” “GSRTU” and “GSRTR,” respectively.

Sponsor Background and Ownership

GSR III Sponsor LLC, a Delaware limited liability company, was formed for the sole purpose of founding and supporting GSR III through its IPO and initial business combination. As of the date of this proxy statement/prospectus, the Sponsor is comprised of three managing members, Gus Garcia, Lewis Silberman and Anantha Ramamurti. The Sponsor does not engage in any other business activities and is not responsible for the day-to-day operations of GSR III.

On May 30, 2023, the Sponsor paid $25,000 to cover certain offering costs of the Company in consideration for 5,750,000 GSR III Class B ordinary shares. The number of GSR III Class B ordinary shares collectively represented 20% of GSR III’s issued and outstanding shares upon the completion of the initial public offering.

Simultaneously with the consummation of the Initial Public Offering and the sale of the Units, the Company consummated the Private Placement of 422,500 Private Placement Units (including 7,500 additional Private Placement Units as the underwriters’ over-allotment option was exercised in full) to the Sponsor, at a price of $10.00 per Private Placement Unit, generating total proceeds of $4,225,000. Out of the aggregate amount of $4,225,000, the amount of $4,040,000 from the sale of the Private Placement Units are added to the net proceeds from the Initial Public Offering held in the Trust Account and the balance of $185,000 is receivable from the Sponsor, which will be presented as a reduction to shareholders’ deficit. The proceeds received from the sale of the Private Placement Units held in the Trust Account was used partially to pay some general and administrative expenses.

The Sponsor Members have purchased membership interests equal to an aggregate of 3,252,645 Founder Shares, which will be transferred to such holders at Closing. In addition, 30,000 Founder Shares held by the Sponsor, which would represent less than 1% of PubCo, were transferred to the independent directors of GSR III.

As of the date of this proxy statement/prospectus, there are no agreements, arrangements, or understandings, including any payments, between the Sponsor and unaffiliated security holders of GSR III regarding the redemption of outstanding securities of GSR III.

The following table sets forth the terms and amount of compensation to be received by the Sponsor, its affiliates and promoters in connection with the Business Combination:

Recipient	Terms/Manner of Compensation/Securities	Value of Compensation/Securities (if applicable)
Sponsor	PubCo will repay to Sponsor, on GSR III’s behalf, all outstanding loans or other obligations, none of which were outstanding as of June 30, 2025	$0 (as of June 30, 2025)
Affiliate	PubCo has agreed to make a payment in the amount of $9.2 million to SPAC Advisory Partners, LLC (“SPAC Advisory”), an affiliate of the Sponsor and some of our directors and officers.	$9,200,000
Sponsor	Sponsor and its members hold 5,750,000 founder shares and will hold 5,750,000 PubCo Ordinary Shares issued following the Closing.	Aggregate market value of approximately $59.7 million, based on the closing price of the GSR III Class A Ordinary Shares of $10.37 on the Nasdaq Stock Market LLC on August 25, 2025);
Sponsor	The Sponsor Members have purchased membership interests equal to an aggregate of 3,252,645 Founder Shares, which will be transferred to such holders at Closing.	Aggregate market value of approximately $33.7 million, based on the closing price of the GSR III Class A Ordinary Shares of $10.37 on the Nasdaq Stock Market LLC on August 25, 2025);
Sponsor	PubCo will repay to Sponsor, on GSR III’s behalf, all outstanding loans or other obligations, none of which were outstanding as of June 30, 2025	$0 (as of June 30, 2025)

None of the compensation and securities to be issued that are described above has resulted or will result in the material dilution of the equity interests of non-redeeming GSR III Shareholders.

All of the Founder Shares were placed into an escrow account maintained in New York, New York by Continental Stock Transfer & Trust Company at the time of the closing of the IPO. Subject to certain limited exceptions, the Founder Shares will not be transferred, assigned, sold, or released from escrow for a period ending on the 180-day anniversary of the date of the consummation of the Business Combination, or earlier if, subsequent to the initial business combination, GSR III consummates a liquidation, merger, stock exchange or other similar transaction which results in all of the GSR III stockholders having the right to exchange their ordinary shares for cash, securities or other property. The limited exceptions include transfers, assignments or sales (i) to our Initial Stockholders’ officers, directors, consultants or their affiliates, (ii) to an entity’s members upon its liquidation, (iii) to relatives and trusts for estate planning purposes, (iv) by virtue of the laws of descent and distribution upon death, (v) pursuant to a qualified domestic relations order, (vi) to us for no value for cancellation in connection with the consummation of our initial business combination, or (vii) in connection with the consummation of a business combination at prices no greater than the price at which the shares were originally purchased, in each case (except for clause (vi) or with our prior consent) where the transferee agrees to the terms of the escrow agreement and to be bound by these transfer restrictions.

The Sponsor’s Managing Members are Gus Garcia, Lewis Silberman and Anantha Ramamurti.

Mr. Garcia’s experience with other SPACs is summarized in the following table:

SPAC	SPAC Status	De-SPAC Company	Extensions and Redemptions
GSR II Acquisition Corp.	The De-SPAC was completed in June 2023	Bitcoin Depot Inc.

GSR II Acquisition Corp. held a special meeting of its stockholders on May 25, 2023 to extend the outside date of its original charter documents from June 1, 2023, to July 1, 2024, with eight one-month extension options. Following the special meeting, holders of 24,503,681 shares of Class A common stock of GSR II Acquisition Corp. exercised the right to redeem such shares. GSR II Acquisition Corp. extended its outside date until July 1, 2023.

On June 28, 2023, GSR II Acquisition Corp. held a special meeting to approve its De-SPAC transaction, whereby the holders of 3,686,863 shares of GSR II Acquisition Corp.’s Class A common stock exercised their right to redeem such shares.

Graf Acquisition Corp. IV	The De-SPAC was completed in September 2023	NKGen Biotech, Inc.

Graf Acquisition Corp. IV. held a special meeting of its stockholders on May 22, 2023 to extend the outside date of its original charter documents from May 25, 2023 to September 29, 2023,Following the special meeting, holders of 11,078,000 shares of Class A common stock of Graf Acquisition Corp. IV exercised the right to redeem such shares.

On September 25, 2023, Graf Acquisition Corp. IV held a special meeting to approve its De-SPAC transaction, whereby the holders of 3,386,528 shares of Graf Acquisition Corp. IV’s Class A common stock exercised their right to redeem such shares.

Mr. Silberman’s experience with other SPACs is summarized in the following table:

SPAC	SPAC Status	De-SPAC Company	Extensions and Redemptions
GSR II Acquisition Corp.	The De-SPAC was completed in June 2023	Bitcoin Depot Inc.

GSR II Acquisition Corp. held a special meeting of its stockholders on May 25, 2023 to extend the outside date of its original charter documents from June 1, 2023, to July 1, 2024, with eight one-month extension options. Following the special meeting, holders of 24,503,681 shares of Class A common stock of GSR II Acquisition Corp. exercised the right to redeem such shares. GSR II Acquisition Corp. extended its outside date until July 1, 2023.

On June 28, 2023, GSR II Acquisition Corp. held a special meeting to approve its De-SPAC transaction, whereby the holders of 3,686,863 shares of GSR II Acquisition Corp.’s Class A common stock exercised their right to redeem such shares.

Graf Acquisition Corp. IV	The De-SPAC was completed in September 2023	NKGen Biotech, Inc.

Graf Acquisition Corp. IV. held a special meeting of its stockholders on May 22, 2023 to extend the outside date of its original charter documents from May 25, 2023 to September 29, 2023,Following the special meeting, holders of 11,078,000 shares of Class A common stock of Graf Acquisition Corp. IV exercised the right to redeem such shares.

On September 25, 2023, Graf Acquisition Corp. IV held a special meeting to approve its De-SPAC transaction, whereby the holders of 3,386,528 shares of Graf Acquisition Corp. IV’s Class A common stock exercised their right to redeem such shares.

Mr. Ramamurti’s experience with other SPACs is summarized in the following table:

SPAC	SPAC Status	De-SPAC Company	Extensions and Redemptions
GSR II Acquisition Corp.	The De-SPAC was completed in June 2023	Bitcoin Depot Inc.

GSR II Acquisition Corp. held a special meeting of its stockholders on May 25, 2023 to extend the outside date of its original charter documents from June 1, 2023, to July 1, 2024, with eight one-month extension options. Following the special meeting, holders of 24,503,681 shares of Class A common stock of GSR II Acquisition Corp. exercised the right to redeem such shares. GSR II Acquisition Corp. extended its outside date until July 1, 2023.

On June 28, 2023, GSR II Acquisition Corp. held a special meeting to approve its De-SPAC transaction, whereby the holders of 3,686,863 shares of GSR II Acquisition Corp.’s Class A common stock exercised their right to redeem such shares.

Graf Acquisition Corp. IV	The De-SPAC was completed in September 2023	NKGen Biotech, Inc.

Graf Acquisition Corp. IV. held a special meeting of its stockholders on May 22, 2023 to extend the outside date of its original charter documents from May 25, 2023 to September 29, 2023,Following the special meeting, holders of 11,078,000 shares of Class A common stock of Graf Acquisition Corp. IV exercised the right to redeem such shares.

On September 25, 2023, Graf Acquisition Corp. IV held a special meeting to approve its De-SPAC transaction, whereby the holders of 3,386,528 shares of Graf Acquisition Corp. IV’s Class A common stock exercised their right to redeem such shares.

Restrictions on Sales of GSR III Securities

The following table identifies the material terms of any agreement, arrangement or understanding regarding restrictions on whether and when the Sponsor and its affiliates may sell securities of GSR III, including the dates on which the restrictions may expire; the natural persons and entities subject to such restrictions; any exceptions to such restrictions; and any terms that would result in an earlier expiration of such restrictions:

Agreement, Arrangement or Understanding	Restrictions	Expiration Date	Natural Persons and Entities Subject	Exceptions
Sponsor Support Agreement	Agreement by Sponsor and GSR III not to transfer, assign or sell any founder shares or private placement shares. Agreement also subjects 10% of the founder shares to vesting conditions.	Subject to the Vesting conditions described in the Business Combination Agreement.	Gus Garcia, Lewis Silberman, Anantha Ramamurti, as managing members of the Sponsor.	Transfers, assignments or sales to certain permitted transferees. Any permitted transferees would be subject to the same restrictions and other agreements with respect to any founder shares.
Letter Agreement	Agreement by Sponsor and GSR III’s initial directors and officers not to transfer, assign or sell any founder shares or private placement shares.

For the founder shares, the earlier to occur of: (A) one year after the completion of GSR III’s initial business combination; and (B) subsequent to GSR III’s initial business combination (x) if the last reported sale price of the GSR III Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share dividends, rights issuances, consolidations, reorganizations, recapitalizations and other similar transactions) for any 20 trading days within any 30-trading day period commencing at least 150 days after GSR III’s initial business combination or (y) the date on which GSR III completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of the GSR III public shareholders having the right to exchange their GSR III ordinary shares for cash,

			GSR III’s initial directors and officers.	Transfers, assignments or sales to certain permitted transferees

There are no limitations other than set forth above to the circumstances or arrangements under which the Sponsor, its affiliates, or promoters, would indirectly transfer ownership of GSR III through transfers of Sponsor’s membership interests.

Effecting GSR III’s Initial Business Combination

General

GSR III is not presently engaged in and GSR III will not engage in, any substantive commercial business until it completes the Business Combination with Terra Innovatum or another target business.

Fair Market Value of Target Business

The rules of Nasdaq require that GSR III must consummate an initial business combination with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the trust account (excluding the amount of any deferred underwriting discount held in trust) at the time of GSR III’s signing a definitive agreement in connection with its initial business combination. GSR III’s board of directors determined that this test was met in connection with the proposed Business Combination.

Shareholder Approval of Business Combination

GSR III is seeking stockholder approval of the Business Combination at the extraordinary general meeting, at which shareholders may elect to redeem their shares, regardless of if or how they vote in respect of the BCA Proposal, into their pro rata portion of the trust account, calculated as of two business days prior to the consummation of the Business Combination including interest earned on the funds held in the trust account and not previously released to us (net of taxes payable). GSR III will consummate the Business Combination only if we have net tangible assets of at least $5,000,001 upon such consummation. Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 20% of the public shares.

Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 20% of the public shares, then any such shares in excess of that 20% limit would not be redeemed for cash.

The Sponsor and each director and each officer of GSR III have agreed to, among other things, vote in favor of the Business Combination Agreement and the transactions contemplated thereby, in the case of the Sponsor, subject also to the terms and conditions contemplated by the Sponsor Support Agreement, and waive its redemption rights in connection with the consummation of the Business Combination with respect to any ordinary shares held by them. The ordinary shares held by the Sponsor will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of this proxy statement/prospectus, the Sponsor owns 20% of the issued and outstanding ordinary shares.

At any time at or prior to the Business Combination, during a period when they are not then aware of any material non-public information regarding us or GSR III’s securities, the Sponsor, PubCo or our or their directors, officers, advisors or respective affiliates may purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares or vote their public shares in favor of the Condition Precedent Proposals. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record holder of GSR III’s shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor, PubCo or their directors, officers, advisors or respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of (1) satisfaction of the requirement that holders of a majority of the ordinary shares, represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the Business Combination Proposal, Merger Proposal, Incentive Plan Proposal and the Adjournment Proposal, (2) satisfaction of the requirement that the GSR III Available Cash Amount condition is satisfied, (3) otherwise limiting the number of public shares electing to redeem and (4) GSR III’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) being at least $5,000,001.

Liquidation if No Business Combination

If GSR III has not completed the Business Combination with PubCo by May 8, 2026 (or August 7, 2026 at the discretion of the Sponsor), and has not completed another business combination by such date, in each case, as such date may be extended pursuant to the GSR III Organizational Documents, GSR III will: (1) cease all operations except for the purpose of winding up; (2) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the 23,000,000 GSR III Class A Ordinary Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (less up to $100,000 of interest to pay dissolution expenses and which interest will be net of taxes payable), divided by the number of then issued and outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any); and (3) as promptly as reasonably possible following such redemption, subject to the approval of GSR III’s remaining shareholders and its board of directors, liquidate and dissolve, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

Sponsor has entered into a letter agreement with GSR III, pursuant to which they have waived their rights to liquidating distributions from the trust account with respect to their GSR III Class B ordinary shares if GSR III fails to complete its business combination within the required time period. However, if Sponsor owns any public shares, they will be entitled to liquidating distributions from the trust account with respect to such public shares if GSR III fails to complete its business combination within the allotted time period.

The Sponsor and GSR III’s directors and officers have agreed, pursuant to a written agreement with GSR III, that they will not propose any amendment to the Cayman Constitutional (A) to modify the substance or timing of our obligation to allow redemption in connection with our initial business combination or to redeem 100% of our public shares if we do not complete our initial business combination by May 8, 2026 (or August 7, 2026 at the discretion of the Sponsor) or (B) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity, in each case unless we provide our public shareholders with the opportunity to redeem their GSR III Class A Ordinary Shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (less permitted withdrawals and up to $100,000 of interest to pay dissolution expenses), divided by the number of then issued and outstanding public shares. However, we may not redeem our public shares in an amount that would cause our net tangible assets to be less than $5,000,001.

GSR III expects that all costs and expenses associated with implementing its plan of dissolution, as well as payments to any creditors, will be funded from amounts held outside the trust account, although it cannot assure you that there will be sufficient funds for such purpose. However, if those funds are not sufficient to cover the costs and expenses associated with implementing GSR III’s plan of dissolution, to the extent that there is any interest accrued in the trust account not required to pay taxes, GSR III may request the trustee to release to us an additional amount of up to $100,000 of such accrued interest to pay those costs and expenses.

The proceeds deposited in the trust account could, however, become subject to the claims of GSR III’s creditors which would have higher priority than the claims of GSR III’s public shareholders. GSR III cannot assure you that the actual per-share redemption amount received by public shareholders will not be substantially less than $10.00. See “Risk Factors — Risks Related to the Business Combination and GSR III — If third parties bring claims against us, the proceeds held in the trust account could be reduced and the per share redemption amount received by shareholders may be less than $10.00 per share (which was the offering price in GSR III’s initial public offering)” and other risk factors contained herein. While GSR III intend to pay such amounts, if any, GSR III cannot assure you that GSR III will have funds sufficient to pay or provide for all creditors’ claims.

Although GSR III will seek to have all vendors, service providers (other than GSR III’s independent auditors), prospective target businesses and other entities with which GSR III does business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the trust account for the benefit of GSR III’s public shareholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the trust account including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against GSR III’s assets, including the funds held in the trust account. If any third party refuses to execute an agreement waiving such claims to the monies held in the trust account, GSR III’s management will perform an analysis of the alternatives available to it and will enter into an agreement with a third party that has not executed a waiver only if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative. Examples of possible instances where GSR III may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where GSR III is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the trust account for any reason. Upon redemption of GSR III’s public shares, if GSR III has not completed GSR III’s initial business combination within the required time period, or upon the exercise of a redemption right in connection with GSR III’s initial business combination, GSR III will be required to provide for payment of claims of creditors that were not waived that may be brought against us within the 10 years following redemption. In order to protect the amounts held in the trust account, Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party (other than GSR III’s independent auditors) for services rendered or products sold to us, or a prospective target business with which GSR III has discussed entering into a transaction agreement, reduce the amount of funds in the trust account to below (i) $10.00 per public share or (ii) (2) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account, due to reductions in value of the trust assets, in each case net of permitted withdrawals and up to $100,000 of interest to pay dissolution expenses, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the trust account and except as to any claims under our indemnity of the underwriter of this offering against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, then the Sponsor will not be responsible to the extent of any liability for such third-party claims. GSR III has not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and GSR III believes that the Sponsor’s only assets are securities of GSR III and, therefore, the Sponsor may not be able to satisfy those obligations. None of GSR III’s other directors or officers will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

In the event that the proceeds in the trust account are reduced below (i) $10.00 per public share or (ii) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account, due to reductions in value of the trust assets, in each case in each case net of permitted withdrawals and up to $100,000 of interest to pay dissolution expenses, and the Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, GSR III’s independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While GSR III currently expects that GSR III’s independent directors would take legal action on GSR III’s behalf against the Sponsor to enforce its indemnification obligations to us, it is possible that GSR III’s independent directors in exercising their business judgment may choose not to do so in any particular instance. Accordingly, GSR III cannot assure you that due to claims of creditors the actual value of the per-share redemption price will not be substantially less than $10.00 per share. See “Risk Factors — Risks Related to the Business Combination and GSR III — If third parties bring claims against us, the proceeds held in the trust account could be reduced and the per share redemption amount received by shareholders may be less than $10.00 per share (which was the offering price in GSR III’s initial public offering)” and other risk factors contained herein.

GSR III will seek to reduce the possibility that the Sponsor will have to indemnify the trust account due to claims of creditors by endeavoring to have all vendors, service providers (other than GSR III’s independent auditors), prospective target businesses and other entities with which GSR III does business execute agreements with us waiving any right, title, interest or claim of any kind in or to monies held in the trust account. The Sponsor will also not be liable as to any claims under GSR III’s indemnity of the underwriters of the initial public offering against certain liabilities, including liabilities under the Securities Act.

If GSR III files a winding-up or bankruptcy petition or an involuntary winding-up or bankruptcy petition is filed against us that is not dismissed, the proceeds held in the trust account could be subject to applicable insolvency law, and may be included in GSR III’s insolvency estate and subject to the claims of third parties with priority over the claims of GSR III’s shareholders. To the extent any insolvency claims deplete the trust account, GSR III cannot assure you GSR III will be able to return $10.00 per share to GSR III’s public shareholders. Additionally, if GSR III files a winding-up or bankruptcy petition or an involuntary winding-up or bankruptcy petition is filed against us that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or insolvency laws as a voidable performance. As a result, a bankruptcy court could seek to recover some or all amounts received by GSR III’s shareholders. Furthermore, GSR III’s board of directors may be viewed as having breached its fiduciary duty to GSR III’s creditors or may have acted in bad faith, and thereby exposing itself and us to claims of punitive damages, by paying public shareholders from the trust account prior to addressing the claims of creditors. GSR III cannot assure you that claims will not be brought against us for these reasons. See “Risk Factors — Risks Related to the Business Combination and GSR III — If, after we distribute the proceeds in the trust account to our public shareholders, GSR III files a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, a bankruptcy court may seek to recover such proceeds, and we and our board of directors may be exposed to claims of punitive damages.”

GSR III’s public shareholders will be entitled to receive funds from the trust account only upon the earliest to occur of: (1) GSR III’s completion of an initial business combination, and then only in connection with those GSR III Class A ordinary shares that such shareholder properly elected to redeem, subject to the limitations described herein; (2) the redemption of any public shares properly submitted in connection with a shareholder vote to amend the GSR III Organizational Documents (A) to modify the substance or timing of GSR III’s obligation to allow redemption in connection with GSR III’s initial business combination or to redeem 100% of the public shares if GSR III does not complete GSR III’s initial business combination by May 8, 2026 (or August 7, 2026 at the discretion of the Sponsor) or (B) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity; and (3) the redemption of the public shares if GSR III has not completed an initial business combination by May 8, 2026 (or August 7, 2026 at the discretion of the Sponsor), subject to applicable law. In no other circumstances will a shareholder have any right or interest of any kind to or in the trust account. Holders of GSR III rights will not have any right to the proceeds held in the trust account with respect to the GSR III rights.

Facilities

We currently maintain our executive offices at 5900 Balcones Drive, Suite 100, Austin, TX 78731, United States of America. The cost for this space is included in the $55,556 per month fee that we will pay an affiliate of GSR Sponsor for office space, administrative and support services. We consider our current office space adequate for our current operations.

Employees

We currently have four officers and do not intend to have any additional full-time employees prior to the completion of our initial business combination. Members of our management team are not obligated to devote any specific number of hours to our matters but they intend to devote as much of their time as they deem necessary to our affairs until we have completed our initial business combination. The amount of time that any such person will devote in any time period will vary based on whether a target business has been selected for our initial business combination and the current stage of the business combination process.

Competition

If GSR III succeeds in effecting the Business Combination, there will be, in all likelihood, significant competition from Terra Innovatum’s competitors. GSR III cannot assure you that, subsequent to the Business Combination, PubCo will have the resources or ability to compete effectively. Information regarding PubCo’s competition is set forth in the sections entitled “Information about Terra Innovatum — Competition.”

Directors and Executive Officers

Our directors and executive officers are as follows:

Name	Age	Position
Gus Garcia	43	Co-Chief Executive Officer
Lewis Silberman	45	Co-Chief Executive Officer
Anantha Ramamurti	49	President and Chief Financial Officer
Yuya Orime	37	Chief Business Development Officer
Jonathan Cole	40	Director
Susie Kuan	38	Director
Jody Sitkoski	65	Director

Gus Garcia serves as our Co-Chief Executive Officer and Director. Mr. Garcia formerly served as Co-Chief Executive Officer and Director of GSR II Meteora Acquisition Corp, a blank check company that completed its initial business combination with Bitcoin Depot Inc. in Q2 2023. Prior to that Mr. Garcia served as Co-President and

Director of Graf Acquisition Corp. IV, a blank check company that completed its initial business combination with NKGen Biotech, Inc. in Q3 2023. Mr. Garcia is the former Head of SPAC M&A for Bank of America Securities, where he was responsible for advising private companies and SPACs on all aspects of mergers involving SPACs. In his last 12 months at Bank of America, Mr. Garcia advised on 13 SPAC transactions with approximately ~$20 billion in negotiated equity value in the aggregate. The five most recently announced SPAC transactions that Mr. Garcia advised on are the sale of BuzzFeed to 890 5th Avenue Partners, the sale of Velo3D to Jaws Spitfire Acquisition Corp., the sale of Spire Global to NavSight Holdings, the sale of Origin Materials to Artius Acquisition Inc. and the sale of XOS to NextGen Acquisition Corp. In addition, Mr. Garcia has worked on and overseen transactions with an excess of $150 billion in value across PIPEs, corporate separations and other mergers & acquisitions. Prior to being the Head of SPAC M&A, Mr. Garcia led the separations practice for Bank of America where he focused on complex corporate transactions such as spin-offs (including one of the top 5 largest spin-offs in corporate history), splitoffs, reverse Morris trusts, carve-out IPOs and structured private capital raises. Prior to the merger with Bank of America, Mr. Garcia worked at Merrill Lynch in the Corporate Finance group where he also focused on complex corporate transactions, as well as structured investments held on the bank’s balance sheet in partnership with Merrill Lynch’s Global Principal Investment group. Prior to Merrill Lynch, Mr. Garcia worked in HSBC’s Healthcare Investment Banking Group, and prior to HSBC, he worked in Wells Fargo Securities’ M&A group. Additionally, Mr. Garcia is a co-founder and partner of SPAC Advisory Partners, LLC, a boutique financial advisory firm focused on the special purpose acquisition company market. SPAC Advisory Partners is an affiliate of our underwriters. Mr. Garcia also sits on the Board of Directors for New York Cares, the largest volunteer network in New York City, serving nonprofit organizations and schools. Mr. Garcia graduated magna cum laude with a Bachelor of Science in Business Administration and a Master of Science in International Commerce & Finance from Georgetown University in 2003.

Lewis Silberman serves as our Co-Chief Executive Officer and Director. Mr. Silberman formerly served as Co-Chief Executive Officer and Director of GSR II Meteora Acquisition Corp, a blank check company that completed its initial business combination with Bitcoin Depot Inc. in Q2 2023. Prior to that Mr. Silberman served as Co-President and Director of Graf Acquisition Corp. IV, a blank check company that completed its initial business combination with NKGen Biotech, Inc. in Q3 2023. Mr. Silberman is the former Head of SPAC Equity Capital Markets for Oppenheimer & Co. Inc., where he led financings for the firm’s SPAC IPOs and business combination clients. In his last 12 months at Oppenheimer & Co. Inc., Mr. Silberman managed several SPAC IPOs, including Gig4 Acquisition Corp. (GIGG), Noble Rock Acquisition Corp. (NRAC), MDH Acquisition Corp. (MDH), Class Acceleration Corp. (GSR IIIS), and Rodgers Silicon Valley Acquisition Corp. (RSVA). Additionally, over the past several years, Mr. Silberman has acted in an advisory or placement agent role on transactions including Kingswood Acquisition Corp.’s combination with financial services company Binah Capital Group, CIIG Capital Partners II’s combination with electric mobility firm Zapp, Ascendent Acquisition Corp.’s combination with financial media and content company Beacon Street Group Holdings, Rodgers Silicon Valley Acquisition Corp.’s combination with next-generation battery manufacturer Enovix, Alpha Healthcare Acquisition Corp.’s combination with bioengineering firm Humacyte, Acies Acquisition Corp.’s combination with mobile gaming and loyalty rewards program company PlayStudios, and Roth CH Acquisition I Co.’s combination with PureCycle Technologies. Prior to his role in Oppenheimer’s Equity Capital Markets group, Mr. Silberman was the Head of Equity Sales for Oppenheimer for five years. Before joining Oppenheimer, Mr. Silberman spent three years at CIBC World Markets Corp., where he worked in a special situations client-coverage group focused on strategies including merger-arbitrage, ADR-arbitrage, and closed-end fund arbitrage. Prior to CIBC World Markets, Mr. Silberman worked at PaineWebber, Inc. Additionally, Mr. Silberman is a co-founder and partner of SPAC Advisory Partners, LLC, a boutique financial advisory firm focused on the special purpose acquisition company market. SPAC Advisory Partners is an affiliate of our underwriters. Mr. Silberman is also a Director at Chain Bridge I, a Nasdaq-listed special purpose acquisition company. Mr. Silberman holds a Bachelor of Science degree from the Leonard N. Stern School of Business at New York University, with a dual major in finance and marketing (2000), as well as a Master of Business Administration from the Stern School at New York University, with a dual concentration in Financial Markets and Management (2010). Mr. Silberman has completed three New York City Marathons (2017, 2018 and 2019) as a member of Fred’s Team to raise money for Memorial Sloan-Kettering Cancer Center.

Anantha Ramamurti serves as our President, Chief Financial Officer and Director. Mr. Ramamurti has over 26 years of experience in the Technology sector across engineering, corporate finance and investment banking roles. Mr. Ramamurti formerly served as President and Director of GSR II Meteora Acquisition Corp, a blank check company that completed its initial business combination with Bitcoin Depot Inc. in Q2 2023. Prior to that Mr. Ramamurti served as Chief Financial Officer of Graf Acquisition Corp. IV, a blank check company that completed its initial business combination with NKGen Biotech, Inc. in Q3 2023. Mr. Ramamurti was most recently a Managing Director and the Head of Global Mobility Group at Bank of America Securities where he was responsible for the coverage of the AutoTech sector and other emerging technologies since joining the firm in 2017. During his career at Bank of America, Mr. Ramamurti advised on several SPAC merger transactions, including the acquisition of Lucid Motors by Churchill Capital Corp. IV, the sale of Xos Trucks to NextGen Acquisition Corp., the acquisition of EVgo by Climate Change Crisis Real Impact I Acquisition Corporation, the sale of Proterra to ArcLight Clean Transition Corp., the sale of Lightning eMotors to GigCapital3, the sale of ChargePoint to Switchback Energy Acquisition Corporation, the sale of Canoo to Hennessy Capital Acquisition Corp. IV, and the sale of Velodyne Lidar to Graf Industrial Corp., among others. Prior to Bank of America, Mr. Ramamurti worked at Deutsche Bank since 2010 where he was most recently a Director in the Technology Investment Banking group and covered clients across semiconductor, communications, networking and cleantech sectors. Mr. Ramamurti started his investment banking career in 2009 at Guggenheim Securities in its Consumer & Retail investment banking group. During his banking career, Mr. Ramamurti had led execution on over 65 transactions totaling over $80 billion in transaction value across all product areas, including equity offerings, debt issuances, SPAC mergers and other M&A advisory. Prior to banking, Mr. Ramamurti served as a Senior Financial Analyst at Taco Bell, a division of Yum! Brands, where he oversaw the operations of company-owned stores in several states in the Midwest. Prior to finance, Mr. Ramamurti spent almost 12 years in various engineering roles at Rockwell Semiconductor Systems, Texas Instruments and several other firms, where he was responsible for the design and development of semiconductor processor chips. Mr. Ramamurti holds four patents in the areas of design and development. Additionally, Mr. Ramamurti is a co-founder and partner of SPAC Advisory Partners, LLC, a boutique financial advisory firm focused on the special purpose acquisition company market. SPAC Advisory Partners is an affiliate of our underwriters. Mr. Ramamurti has an MBA with Honors in Finance from the UGSR III Anderson School of Management, a Master’s with Honors in Electrical Engineering from the University of Pittsburgh, and a Bachelor’s with Honors in Instrumentation Engineering from the Birla Institute of Technology and Science (BITS), Pilani, India.

Yuya Orime serves as our Chief Business Development Officer. Mr. Orime currently also serves as Senior Vice President of SPAC Advisory Partners, a boutique financial advisory firm focused on the SPAC market. SPAC Advisory Partners is an affiliate of our underwriters. Most recently, Mr. Orime was Senior Vice President at GSR II Meteora Acquisition Corp. (GSRM), which successfully closed a SPAC transaction with Bitcoin Depot (NASDAQ: BTM) in June 2023. Prior to GSRM, Mr. Orime worked at Bank of America Securities from 2012 to 2022 where he was most recently a Director in the Technology Investment Banking group and covered clients across AutoTech and Enterprise Software sectors. During his career, Mr. Orime has advised on several SPAC mergers, including the sale of Zapp Electric Vehicles to CIIG II, sale of Spire Global to NavSight, acquisition of Lucid by Churchill IV, sale of Xos to NextGen, acquisition of EVgo by Climate Change Crisis I, sale of Proterra to ArcLight, sale of Lightning eMotors to GigCapital3, sale of ChargePoint to Switchback, sale of Canoo to Hennessy IV, and sale of Velodyne Lidar to Graf Industrial. Mr. Orime received his B.S. in Business Administration from University of Southern California in 2011.

Jonathan Cole has served on our board of directors since the completion of our initial public offering. Mr. Cole is the founder and currently the Chief Executive Officer of Movida Hotel Group and Onera Escapes (“Movida”), an experiential hospitality platform specializing in operations, investment, and construction. Since its founding in 2015, the company operated hundreds of landscape hotels, boutique hotels, and hospitality properties throughout the United States and Mexico. Mr. Cole has served as CEO since 2021 and Co-CEO since 2018. He is a Partner at Onera Opportunity Fund I (“Onera”), a real estate fund focusing on alternative hospitality assets. Onera completed the first sale of a landscape glamping property to a public REIT in 2022. From 2016 to 2018, Mr. Cole was the Chief Executive Officer of Cowboy Analytics LLC (“Cowboy Analytics”), a payments and data company. Prior to this, from 2015 until its sale in 2016, he served as the CEO of Rally.org/Piryx (“Priyx”), a payment technology company specializing in cause-based funding and backed by Greylock Partners, Google Ventures, and FLOODGATE. Under his leadership, Piryx was the largest political fundraising platform in the United States, and Rally.org was recognized as a pioneer in crowdfunding and underwriting. Piryx achieved a sale in 2016. From 2014 to 2015, Mr. Cole was the Chief Financial Officer of Rally.org/Piryx. Before 2014, he was an attorney and advisor to Almavi Empreendimentos LTDA, a private investment office based in Goiania, Brazil. Mr. Cole is currently a board member of Cowboy Analytics and previously served on the board of Semiconductor Resources International, a transnational semiconductor equipment broker. He holds a B.A. in History and Government from the University of Texas at Austin, a J.D. from the University of Texas School of Law, and attended the McCombs Graduate School of Business at the University of Texas. He is a member of the New York and Texas bar associations.

Susie Kuan has served on our board of directors since the completion of our initial public offering. Mrs. Kuan has over 17 years’ of experience in finance and accounting, including 10 years as a capital market expert where she guided companies with IPO, acquisition, divestiture and other capital market transactions in technology, fintech, biotech, and consumer industries amongst others. Since November 2023, Mrs. Kuan has been the Managing Principal, and Co-founder of Captiva Advisory, Inc. an IPO and technical accounting consulting firm based in San Francisco, CA. Prior to that, she was a Managing Director with Deloitte & Touche LLP, a global professional services firm, where she helped build the firm’s IPO practice and led several dozen IPO transactions. Mrs. Kuan is a Certified Public Accountant in California and holds a Master of Science in Taxation from Golden Gate University and a BA in Accounting, Finance and International Finance from California State University- East Bay. She also obtained certifications in the Emerging CFO from Stanford Graduate School of Business and in Executive Leadership from Columbia Business School.

Jody Sitkoski has served on our board of directors since the completion of our initial public offering. Mr. Sitkoski has over 30 years of experience in building and managing technology companies. Since 2019, Mr. Sitkoski has served as the Chief Executive Officer & President of GIS Renewable Energy Colombia SAS, where he is developing renewable energy & energy storage projects with a $500 million credit facility from a Singapore Financial Institution. Since 2021, Mr. Sitkoski has served as a director of global business for DD Dannar Corp., a fully electric heavy equipment manufacturing company specializing in zero emission infrastructure, agriculture and defense technologies. Mr. Sitkoski co-founded MR3 Systems, Inc., an ion exchange technology company that developed tools to assist in rare mineral extraction and recovery. Mr. Sitkoski also serves as strategic advisor to Mel-Mont Medical, a early cancer detection protocol recently approved by the FDA. Mr. Sitkoski was recently appointed to the VP of Clinical Partnerships and Growth for Dapper.Care an online AI medical companion being developed in collaboration with AWS and Care America Pharmacy Services.

Number, Terms of Office and Appointment of Directors and Officers

Our board of directors consists of nine members. Prior to our initial business combination, holders of our founder shares will have the right to appoint all of our directors and remove members of the board of directors for any reason, and holders of our public shares will not have the right to vote on the appointment of directors during such time. These provisions of our amended and restated memorandum and articles of association may only be amended by a special resolution passed by a majority of at least 90% of our ordinary shares attending and voting in a general meeting. Each of our directors will hold office for a three-year term. Subject to any other special rights applicable to the shareholders, any vacancies on our board of directors may be filled by the affirmative vote of a majority of the directors present and voting at the meeting of our board of directors or by a majority of the holders of our ordinary shares (or, prior to our initial business combination, holders of our founder shares).

Our officers are appointed by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. Our board of directors is authorized to appoint persons to the offices set forth in our amended and restated memorandum and articles of association as it deems appropriate. Our amended and restated memorandum and articles of association provide that our officers may consist of a Chairman or Co-Chairman, a Vice-Chairman, a Chief Executive Officer or Co-Chief Executive Officers, a President, a Chief Operating Officer, a Chief Financial Officer, Vice Presidents, a Secretary, Assistant Secretaries, a Treasurer and such other offices as may be determined by the board of directors.

Director Independence

Nasdaq listing standards require that a majority of our board of directors be independent within one year of our initial public offering. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. We have three “independent directors” as defined in the Nasdaq listing standards and applicable SEC rules. Our board has determined that each of Jonathan Cole, Susie Kuan and Jody Sitkoski is an independent director under applicable SEC rules and the Nasdaq listing standards.

Our independent directors will have regularly scheduled meetings at which only independent directors are present.

Executive Officer and Director Compensation

None of our directors or officers have received any cash compensation for services rendered to us. On October 31, 2024, GSR Sponsor transferred 10,000 founder shares to each of our independent directors (an aggregate of 30,000 founder shares) at their original purchase price. Commencing on the date that our securities are first listed on Nasdaq through the earlier of consummation of our initial business combination and our liquidation, we will pay an affiliate of GSR Sponsor a total of $55,556 per month for office space, administrative and support services. GSR Sponsor, our directors and officers, or any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee reviews on a quarterly basis all payments that were made by us to GSR Sponsor, directors, officers or our or any of their respective affiliates.

We are not party to any agreements with our directors and officers that provide for benefits upon termination of employment. The existence or terms of any such employment or consulting arrangements may influence our management’s motivation in identifying or selecting a target business, and we do not believe that the ability of our management to remain with us after the consummation of our initial business combination should be a determining factor in our decision to proceed with any potential business combination.

Legal Proceedings

There is no material litigation, arbitration or governmental proceeding currently pending or to GSR III’s knowledge, threatened against us or any members of GSR III’s management team in their capacity as such.

Periodic Reporting and Audited Financial Statements

GSR III has registered its securities under the Exchange Act and has reporting obligations, including the requirement to file annual and quarterly reports with the SEC. In accordance with the requirements of the Exchange Act, GSR III’s annual reports contain financial statements audited and reported on by GSR III’s independent registered public accounting firm. GSR III has filed with the SEC its Annual Report on Form 10-K covering the year ended December 31, 2024.

GSR III’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with the financial statements and related notes included elsewhere in this proxy statement/prospectus. This discussion contains forward-looking statements reflecting our current expectations, estimates and assumptions concerning events and financial trends that may affect our future operating results or financial position. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors” and “Forward-Looking Statements” appearing elsewhere in this proxy statement/prospectus.

Unless the context otherwise requires, all references in this section to the “Company,” “we,” “us” or “our” refer to GSR III prior to the consummation of the Business Combination.

Overview

We are a blank check company incorporated on May 10, 2023 as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities (“Business Combination”). See below for disclosure of a Business Combination Agreement the Company entered into with Terra Innovatum (a target company).

As of June 30, 2025, we had not yet commenced operations. All activity through June 30, 2025 relates to our formation and our Initial Public Offering which is described below, and since the Initial Public Offering, our search for a Business Combination. We will not generate any operating revenues until after the completion of our initial Business Combination, at the earliest. We generate non-operating income from the proceeds held in the Trust Account (as defined below). We have selected December 31 as our fiscal year end.

Initial Public Offering and Private Placement

The registration statement for the Company’s Initial Public Offering was declared effective on November 7, 2024. On November 8, 2024, the Company consummated the Initial Public Offering of 23,000,000 Units including 3,000,000 additional public units as the underwriters’ over-allotment option was exercised in full at $10.00 per Unit, generating gross proceeds of $230,000,000.

Simultaneously with the consummation of the Initial Public Offering and the sale of the Units, the Company consummated the Private Placement of 422,500 Private Placement Units including 7,500 additional Private Placement Units as the underwriters’ over-allotment option was exercised in full to the Sponsor, at a price of $10.00 per Private Placement Unit, generating total proceeds of $4,225,000. This amount from the sale of the Private Placement Units are added to the net proceeds from the Initial Public Offering held in the Trust Account. The proceeds received from the sale of the Private Placement Units held in the Trust Account was used partially to pay some general and administrative expenses.

If the Company is unable to complete an initial Business Combination within the Combination Period, it may seek an amendment to amended and restated memorandum and articles of association to extend the period of time to complete an initial Business Combination beyond 21 months. The Company’s amended and restated memorandum and articles of association requires at least a special resolution of shareholders as a matter of Cayman Islands law, meaning that such an amendment be approved by at least two-thirds of ordinary shares who, being entitled to do so, attend and vote (either in person or by proxy) at a general meeting of the company. If the Company seeks shareholder approval to extend beyond the 21-month period in which to complete an initial Business Combination to a later date, The Company is required to offer public shareholders the right to have their public ordinary shares redeemed for a pro rata share of the aggregate amount then on deposit in the trust account, including interest (less permitted withdrawals and up to $100,000 of interest to pay dissolution expenses). There are no limitations to the number of times that the Company may seek shareholder approval or that shareholders may approve to extend beyond the 21-month period in which to complete a Business Combination at a later date. If the initial Business Combination is not completed in the period provided, the membership interests of the Sponsor become worthless.

Business Combination Agreement

On April 21, 2025, the Company entered into a business combination agreement “Business Combination Agreement with Terra Innovatum s.r.l., an Italian limited liability company. Pursuant to the terms of the Business Combination Agreement, the Company, Terra Innovatum and their related parties will undertake a series of reorganizations, equity issuances, and purchases, resulting in the Company becoming a wholly owned subsidiary of a Dutch public limited liability company, which will be formed as part of the transaction.

Liquidity and Capital Resources

As of June 30, 2025 and December 31, 2024, we had $862,127 and $1,787,033, respectively, of cash held outside of the Trust Account, after payment of costs related to the Initial Public Offering, and available for working capital purposes.

For the six months ended June 30, 2025 and 2024, cash used in operating activities was $924,906 and zero, respectively.

We intend to use substantially all of the net proceeds of the Initial Public Offering, including the funds held in the Trust Account, to acquire a target business or businesses and to pay our expenses relating thereto. To the extent that our share capital is used in whole or in part as consideration to effect our initial Business Combination, the remaining proceeds held in the Trust Account as well as any other net proceeds not expended will be used as working capital to finance the operations of the target business. Such working capital funds could be used in a variety of ways including continuing or expanding the target business’ operations, for strategic acquisitions and for marketing, research and development of existing or new products. Such funds could also be used to repay any operating expenses or finders’ fees which we had incurred prior to the completion of our initial Business Combination if the funds available to us outside of the Trust Account were insufficient to cover such expenses.

Over the next 12 months (assuming a Business Combination is not consummated prior thereto), we will be using the funds held outside of the Trust Account for identifying and evaluating prospective acquisition candidates, performing business due diligence on prospective target businesses, traveling to and from the offices, plants or similar locations of prospective target businesses, reviewing corporate documents and material agreements of prospective target businesses, selecting the target business to acquire and structuring, negotiating and consummating the Business Combination.

If our estimates of the costs of undertaking in-depth due diligence and negotiating our initial Business Combination is less than the actual amount necessary to do so, or the amount of interest available to us from the Trust Account is less than we expect as a result of the current interest rate environment, we may have insufficient funds available to operate our business prior to our initial Business Combination. Moreover, we may need to obtain additional financing either to consummate our initial Business Combination or because we become obligated to redeem a significant number of our public shares upon consummation of our initial Business Combination, in which case we may issue additional securities or incur debt in connection with such Business Combination. Subject to compliance with applicable securities laws, we would only consummate such financing simultaneously with the consummation of our initial Business Combination. Following our initial Business Combination, if cash on hand is insufficient, we may need to obtain additional financing in order to meet our obligations.

Going Concern Consideration

In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s Accounting Standards Update 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” we have determined that mandatory liquidation, should we not complete a Business Combination and an extension of our deadline to do so not be approved by the shareholders of the Company, and potential subsequent dissolution and the liquidity issue raise substantial doubt about the Company’s ability to continue as a going concern if it does not complete a Business Combination.

As of June 30, 2025, the Company had $862,127 in its operating bank account and working capital of $91,046. The Company has incurred and expects to incur significant costs to operate as a publicly traded company, to evaluate business opportunities, and to close on a Business Combination. Such costs will be incurred prior to generating any operating revenues. These factors also raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are issued.

Management plans to complete a Business Combination before the mandatory liquidation date and anticipates that the Company will have sufficient liquidity to fund its operations until then. However, there can be no assurance that we will be able to consummate a Business Combination (including the potential Business Combination described above) within the required timeframe or that liquidity will be sufficient to fund operations. The financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

Results of Operations

Our entire activity since inception up to June 30, 2025 relates to our formation and the Initial Public Offering, and since the Initial Public Offering, our search for a Business Combination. We will not generate any operating revenues until the closing and completion of our initial Business Combination, at the earliest. We generate non-operating income from the proceeds held in the Trust Account.

For the three months ended June 30, 2025, we had a net income of $1,902,830, which consisted of non-operating income earned on the Trust Account and operating account of $2,437,902, partially offset by loss from operations of $535,072 consisting of general and administrative expenses.

For the six months ended June 30, 2025, we had a net income of $3,065,850, which consisted of non-operating income earned on the Trust Account and operating account of $4,861,187, partially offset by loss from operations of $1,795,337 consisting of general and administrative expenses.

For the three and six months ended June 30, 2024, we had a net loss of $30,425, which consisted of loss from operations consisting of general and administrative expenses.

Contractual Obligations

Administrative Services Agreement

Commencing on November 8, 2024, the Company has entered into an agreement to pay the Sponsor a total of up to $55,556 per month for office space and administrative and support services. Upon completion of a Business Combination or its liquidation, the Company will cease paying these monthly fees. For the three and six months ended June 30, 2025, the Company incurred $166,668 and $333,336 in fees for these services, respectively, which are included within general and administrative expenses in the statements of operations (none for the three and six months ended June 30, 2024). There were no related amounts payable as of June 30, 2025 and December 31, 2024.

Promissory Note — Related Party

During June 2024, the Sponsor agreed to loan the Company up to $300,000 pursuant to a promissory note (the “Note”). The Note was non-interest bearing, unsecured and became due on November 8, 2024 upon the closing of the Initial Public Offering. During the year ended December 31, 2024, the Company borrowed $132,984 under the Note to pay for offering costs, of which $98,228 was settled through risk capital funding and $34,756 was repaid from the proceeds of the Initial Public Offering placed in the Trust Account. The risk capital used to settle a portion of the Note is part of the private placement units issued contemporaneously with the Initial Public Offering and hence included as part of additional paid-in capital in the statements of changes in shareholders’ deficit. As of June 30, 2025 and December 31, 2024, the Company had no outstanding balance under the Note.

Working Capital Loans

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor, members of the Company’s founding team or any of their affiliates may, but are not obligated to, loan the Company funds as may be required. If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lenders’ discretion, up to $1,500,000 of such Working Capital Loans may be convertible into private placement units at a price of $10.00 per unit. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. As of June 30, 2025 and December 31, 2024, the Company had no outstanding Working Capital Loans.

Critical Accounting Estimates

This management’s discussion and analysis of our financial condition and results of operations is based on our financial statements, which have been prepared in accordance with U.S. GAAP. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities in our financial statements. On an ongoing basis, we evaluate our estimates and judgments, including those related to fair value of financial instruments and accrued expenses. We base our estimates on historical experience, known trends and events and various other factors that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. We have not identified any critical accounting estimates.

Recent Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

Off-Balance Sheet Financing Arrangements

As of June 30, 2025, we did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K.

DESCRIPTION OF PUBCO SECURITIES

As of the date of this proxy statement/prospectus, New TopCo is an Italian limited liability company (Italian Società a responsabilità limitata) and formed by Terra OpCo on April 27, 2025 with the same quotaholders in the same ownership percentages as Terra OpCo. New TopCo was registered with the relevant Italian trade register under the registration number     .

Prior to the consummation of the Business Combination, New TopCo will be cross-border converted from an Italian limited liability company (Italian Società a responsabilità limitata) into a Dutch public limited liability company (naamloze vennootschap) and thereby transfers its jurisdiction and corporate seat (statutaire zetel) to the Netherlands, while remaining its tax residency in Italy. In connection with the Conversion and ultimately as of the time of Closing, the PubCo Articles of Association will come in effect, pursuant to which the name of New TopCo will change into “Terra Innovatum Global N.V.”

The following is a summary of material terms of PubCo’s securities upon the Closing. It includes information relating to PubCo’s securities, the PubCo Articles of Association, the PubCo board regulations and applicable Dutch law ultimately in effect as of the date of this proxy statement/prospectus. The summaries of the PubCo Articles of Association and the PubCo board regulations as set forth in this proxy statement/prospectus are qualified in their entirety by reference to the full text of the PubCo Articles of Association and the PubCo board regulations, included as Annex F to this proxy statement/prospectus.

Corporate Seat and Place of Effective Management

As of the Conversion, PubCo will be a legal entity existing under the laws of the Netherlands. It will have its corporate seat (statutaire zetel) in Amsterdam, the Netherlands. The address of PubCo will be Via Matteo Trenta 117, Lucca, Italy 55100. Since incorporation PubCo has had, and it intends to continue to have, its place of effective management in Italy.

PubCo will be registered with the Dutch trade register. Its trade register number will become available upon the registration of the Conversion with the Dutch trade register.

Share Capital and Form of Shares

As of the Closing, the PubCo Articles of Association will provide for an authorized share capital of €5,804,000, divided into (i) 500,000,000 PubCo Ordinary Shares with a nominal value of €0.01 each, and 8,040 PubCo Preferred Shares with a nominal value of €100.00 each. Upon the consummation of the Business Combination, all issued and outstanding PubCo Ordinary Shares and PubCo Preferred Shares will have been fully paid up.

Under Dutch law, the authorized share capital is the maximum share capital that PubCo may issue without amending the PubCo Articles of Association.

Pursuant to the PubCo Articles of Association, the PubCo Ordinary Shares and the PubCo Preferred Shares will be held in registered form. No share certificates will be issued.

Conversion of Pubco Preferred Shares into Ordinary Shares

As outlined in the PubCo Articles of Association, each PubCo Preferred Share can be converted into 10,000 PubCo Ordinary Shares. Upon fulfillment of the contractual conversion conditions as included in the Business Combination Agreement as determined by the PubcCo board of directors (i) voluntarily or (ii) at the request of a holder of PubCo Preferred Shares, the PubCo board of directors shall convert the PubCo Preferred Shares held by the PubCo shareholders into PubCo Ordinary Shares in the ratio as included in the aforementioned sentence.

The request to convert of a holder of PubCo Preferred Shares shall be made in writing and shall specify the number and numbering of PubCo Preferred Shares to be converted.

The conversion of one or more PubCo Preferred Shares will only take effect upon the issuance by the PubCo board of directors of a confirmation that the contractual conversion conditions as included in the Business Combination Agreement are met. The conversion of a PubCo Preferred Share shall take place as of the date of the issuance of such confirmation by the PubCo board of directors, or on such later date as the PubCo board of directors shall indicate in the respective confirmation.

Upon the conversion of a PubCo Preferred Share, a proportionate part of the special dividend reserve as maintained by PubCo attached to that PubCo Preferred Share, will be reallocated to the respective reserve(s) attached to the PubCo Ordinary Shares that the PubCo Preferred Share is being converted into.

Issuance of Shares

Based on the PubCo Articles of Association, PubCo Ordinary Shares and PubCo Preferred Shares shall be issued or rights to subscribe for PubCo shares may be granted pursuant to a resolution of the PubCo board of directors if the board of directors has been designated thereto by the PubCo general meeting for a specific period and with due observance of applicable statutory provisions. Designation by resolution of the PubCo general meeting cannot be withdrawn unless determined otherwise at the time of designation.

The scope and duration of PubCo’s board of directors authority to issue PubCo shares or grant rights to subscribe for PubCo shares (such as granting stock options) will determined by a resolution of PubCo’s general meeting and relates, at the most, to all unissued shares in PubCo’s authorized capital on the date on which the PubCo’s board of directors resolves to issue PubCo shares or grant rights to subscribe for PubCo shares. The duration of this authority may not exceed a period of five years. Designation of the PubCo’s board of directors as the body authorized to issue PubCo shares or grant rights to subscribe for PubCo shares may be extended by a resolution of PubCo’s general meeting for a period not exceeding five years in each case. The number of PubCo shares that may be issued or rights to subscribe for PubCo shares that may be granted by PubCo’s board of directors is determined at the time of designation. If and insofar as the PubCo board of directors is not designated by the PubCo general meeting, PubCo shares shall be issued pursuant to a resolution of the PubCo general meeting.

No resolution of PubCo’s general meeting or resolution of the PubCo’s board of directors is required to issue PubCo shares pursuant to the exercise of a previously granted right to subscribe for PubCo shares.

The PubCo general meeting will adopt a resolution prior to the Closing pursuant to which the PubCo’s board of directors will be authorized, for a period of five years from the date of the Closing, to issue PubCo Ordinary Shares and PubCo Preferred Shares and grant rights to subscribe for PubCo Ordinary Shares and PubCo Preferred Shares up to the authorized share capital from time to time.

Pre-emptive Rights

Under Dutch law and the PubCo Articles of Association, each shareholder will have a pre-emptive right in proportion to the aggregate amount of its PubCo Ordinary Shares upon the issuance of new PubCo Ordinary Shares or the granting of rights to subscribe for PubCo Ordinary Shares. Exceptions to this pre-emptive right include the issuance of new PubCo Ordinary Shares or the granting of rights to subscribe for PubCo Ordinary Shares: (i) to employees of PubCo or another company of its group; (ii) against payment other than in cash; and (iii) to persons exercising a previously granted right to subscribe for PubCo Ordinary Shares. Holders of PubCo Preferred Shares will not have pre-emptive rights to acquire newly issued PubCo Ordinary Shares or PubCo Preferred Shares and no pre-emptive rights will exist with respect to the issue of PubCo Preferred Shares. In accordance with Dutch law, pre-emptive rights may be exercised during a period of at least two weeks after the announcement of an issuance of new PubCo Ordinary Shares or a grant of rights to subscribe for PubCo Ordinary Shares in the Dutch State Gazette.

Based on PubCo’s Articles of Association, the PubCo board of directors will be authorized to resolve on the limitation or exclusion of pre-emptive rights upon an issuance of PubCo Ordinary Shares or a grant of rights to subscribe for PubCo Ordinary Shares, if the PubCo board of directors has been designated thereto by the PubCo general meeting for a specific period of time not exceeding five years but only if the PubCo board of directors has also been authorized or is simultaneously authorized to issue PubCo Ordinary Shares and PubCo Preferred Shares. The designation may be extended by specific consecutive periods with due observance of applicable statutory provisions. Unless otherwise stipulated at its grant, the designation may not be withdrawn.

If and insofar as the PubCo board of directors is not designated by the PubCo general meeting, pre-emptive rights may be limited or excluded by a resolution of the PubCo general meeting. The PubCo general meeting shall, in addition to the PubCo board of directors, remain authorized to limit or exclude pre-emptive rights if such is specifically stipulated in the resolution authorizing the PubCo board of directors to limit or exclude pre-emptive rights.

A resolution of the PubCo general meeting to limit or exclude pre-emptive rights or to authorize the PubCo board of directors to do so, can only be adopted at the proposal of the board of directors and shall require a majority of at least two-thirds of the votes cast if less than half of the issued capital of PubCo is represented at the PubCo general meeting. When adopting a resolution to issue PubCo Ordinary Shares, the PubCo general meeting or the PubCo board of directors shall determine how and during which period these pre-emptive rights may be exercised.

The PubCo general meeting will adopt a resolution prior to the Closing pursuant to which the PubCo board of directors will be authorized, for a period of five years from the Closing Date, to limit or exclude pre-emptive rights in connection with an issuance of PubCo Ordinary Shares or grant of rights to subscribe for PubCo Ordinary Shares.

Repurchase of Shares

Subject to Dutch law and the PubCo Articles of Association, PubCo may acquire fully paid-up PubCo shares in the capital of PubCo either for no consideration or under universal title of succession, or against consideration if (i) PubCo’s shareholders’ equity (eigen vermogen) less the acquisition price is not less than the sum of the paid-up and called-up share capital and any reserves to be maintained by Dutch law or the PubCo Articles of Association, (ii) PubCo and its subsidiaries would not thereafter hold shares or hold shares as pledgee with an aggregate nominal value exceeding 50% of PubCo’s then current issued and outstanding share capital, and (iii) the PubCo board of directors has been designated to do so by the PubCo general meeting. Any acquisition by PubCo of shares in the capital of PubCo that are not fully paid-up shall be null and void.

The authorization to the PubCo board of directors to acquire own PubCo shares in PubCo is valid for a maximum of 18 months. As part of the authorization, the general meeting of PubCo must specify the number of PubCo shares that may be repurchased, the manner in which the PubCo shares may be acquired and the price range within which the PubCo shares may be acquired. The designation of the PubCo board of directors is not required if PubCo acquires fully paid-up PubCo Ordinary Shares for the purpose of transferring these to employees of PubCo or its subsidiaries under any applicable equity compensation plan, provided that those shares are quoted on an official list of a stock exchange.

In addition, PubCo nor its subsidiaries may hold more than one-tenth of its issued share capital for more than three years after it was converted into a public limited liability company (naamloze vennootschap) or after it acquired its own shares (i) for no consideration or (ii) under universal succession of title (algemene titel). Owned PubCo shares pledged by PubCo and its subsidiaries are taken into account in this respect. Any PubCo shares held by PubCo in excess of the amount permitted shall automatically transfer to the directors jointly at the end of the last day of such three-year period. Each director shall be jointly and severally liable to compensate PubCo for the value of the PubCo shares at such time, with interest at the statutory rate thereon from such time. The same applies to the acquisition of PubCo shares for employees of PubCo under any applicable equity compensation plan, provided that those PubCo shares are quoted on an official list of a stock exchange and held by PubCo for more than 1 year after acquisition thereof.

PubCo cannot derive any right to any distribution from PubCo shares, or voting rights attached to PubCo shares acquired by it.

The PubCo general meeting will adopt a resolution prior to the Closing to authorize the PubCo board of directors for a period of 18 months from the Closing, to repurchase PubCo Ordinary Shares representing up to ten percent (10%) of PubCo’s issued share capital determined as at close of business at the day of the listing or the PubCo Ordinary Shares on the Nasdaq Stock Market.

Reduction of Share Capital

The PubCo general meeting may resolve to reduce PubCo’s issued and outstanding share capital by reducing the nominal value of shares through amendment of the PubCo Articles of Association, cancelling shares held by the Company itself and cancelling all PubCo Preferred Shares without repayment of their nominal value. A resolution to cancel all issued PubCo Preferred Shares will be subject to the approval of the meeting of holders of PubCo Preferred Shares.

A resolution of the PubCo general meeting to reduce the share capital will require a majority of at least two-thirds of the votes cast at a PubCo general meeting if less than half of the issued share capital is represented at the meeting. If half or more of the issued share capital is represented at the meeting, this resolution will be adopted with a simple majority of the votes cast.

In addition, Dutch law contains detailed provisions regarding the reduction of capital. A resolution to reduce the issued and outstanding share capital shall not take effect before a two months creditor opposition period has lapsed.

Transfer of Shares

PubCo shares are, in principle, freely transferable. However, a transfer of one or more PubCo Preferred Shares is subject to contractual transfer restrictions and can only be effected with due observance of such contractual arrangements as set out in an agreement to be entered inter alia by and between the holders of PubCo Preferred Shares.

In accordance with the provisions of Dutch law and the PubCo Articles of Association, the transfer of PubCo shares or creation of a right of pledge or right of usufruct thereon requires a deed executed for that purpose and, save in the event PubCo itself is a party to such legal act, written acknowledgement by PubCo of the transfer. Service of notice of the deed or of a certified notarial copy or extract of that deed on PubCo will be the equivalent of such acknowledgement.

PubCo shares that have been entered into the electronic book-entry system will be registered in the name of Cede & Co as nominee of DTC, and transfer of beneficial entitlements in shares held in the electronic book-entry system will be effected by electronic bookings. The above-mentioned requirements applicable to a transfer of the shares do not apply to the trading of such beneficial entitlements in shares.

No Liability to Further Capital Calls

All of the outstanding PubCo Ordinary Shares will be fully paid-up and non-assessable.

Discriminating Provisions

There are no provisions in the PubCo Articles of Association that discriminate against a shareholder because of its ownership of a certain number of shares.

Dividends and Other Distributions

Pursuant to Dutch law and the PubCo Articles of Association, the distribution of dividends will take place following the adoption of the annual accounts, from which PubCo will determine whether such distribution is permitted. PubCo may make distributions to its shareholders, whether from profits or from PubCo’s freely distributable reserves, only insofar as PubCo’s shareholders’ equity exceeds the sum of the paid-up and called-up share capital plus any reserves to be maintained by Dutch law or the PubCo Articles of Association.

The PubCo board of directors may resolve to reserve the profits or part of the profits, with due observance of PubCo’s policy on reserves and dividends. Any profits remaining after the reservation referred to in the previous sentence by the PubCo board of directors, will first be applied to allocate and add to the special dividend reserve for PubCo Preferred Shares an amount equal to 1% of the aggregate nominal value of all issued and outstanding PubCo Preferred Shares. The profits remaining after application of the preceding sentences will be at the disposal of the PubCo general meeting, which may resolve to add the remaining profits to the reserves or distribute them to the holders of PubCo Ordinary Shares. Distributions of dividends will be made to PubCo’s shareholders in proportion to the nominal value of their PubCo Ordinary Shares.

Subject to Dutch law and the PubCo Articles of Association, the PubCo board of directors or the PubCo general meeting at the proposal of the PubCo board of directors will be allowed to resolve upon interim distributions on PubCo Ordinary Shares. For this purpose, the PubCo board of directors must prepare an interim statement of assets and liabilities. Such interim statement shall show PubCo’s financial position not earlier than on the first day of the third month before the month in which the resolution to make the interim distribution is announced. An interim dividend can only be paid if (i) an interim statement of assets and liabilities is drawn up showing that the funds available for distribution are sufficient, and (ii) PubCo ’s shareholders’ equity exceeds the sum of the paid-up and called-up share capital any reserves to be maintained by Dutch law or the PubCo Articles of Association. Interim distributions will be made in cash, in kind or in the form of PubCo Ordinary Shares.

Holders of PubCo Preferred Shares will not receive any dividends in respect of the PubCo Preferred Shares; however, PubCo will maintain a separate dividend reserve for PubCo Preferred Shares for the sole purpose of the allocation of the mandatory minimal profits that accrue to the PubCo Preferred Shares. Any distribution out of a preferred shares dividend reserve or the partial or full release of any such reserve will require a prior proposal from the PubCo board of directors and a resolution of the meeting of holders of PubCo Preferred Shares, and will be made exclusively to the holders PubCo Preferred Shares in proportion to the aggregate nominal value of such PubCo Preferred Shares.

Distributions will be payable on the day determined by the PubCo board of directors. Distributions will lapse if the distributions are not claimed within five years and one day following the date when they became payable.

Board of Directors

PubCo Board of Directors Composition

Pursuant to the PubCo Articles of Association, PubCo will have a one-tier board consisting of one or more PubCo executive directors and two or more PubCo non-executive directors. The PubCo board of directors will determine the number of PubCo executive directors and PubCo non-executive directors, provided that the majority of the PubCo board of directors will consist of PubCo non-executive directors.

The PubCo board of directors will initially be composed of nine members, and shall be composed as described in “Board of Directors and Senior Management of PubCo After the Business Combination — Board of Directors of PubCo.”

The PubCo board of directors is the executive and supervisory body of PubCo. It is entrusted with the management of PubCo, supervises the general course of affairs in PubCo and the business affiliated with PubCo and is responsible for the continuity of PubCo. The PubCo board of directors is accountable for these matters to the PubCo general meeting. The PubCo board of directors’ responsibilities include, among other things, developing a view on sustainable long-term value creation by PubCo, determining PubCo’s strategy and risk management policy, appointing and dismissing the senior internal auditor, annual assessment of the way in which the internal audit function fulfils its responsibility and approving the audit plan drawn up by the internal audit function, ensuring compliance with legislation and regulations and the corporate governance structure of PubCo, publishing the corporate structure of PubCo and any other information required under the Dutch Civil Code. The PubCo board of directors may allocate its duties and powers among the PubCo directors and the committees of the PubCo board of directors in accordance with the PubCo board regulations or otherwise in writing.

The PubCo executive directors will primarily be responsible for all day-to-day operations of PubCo. The PubCo non-executive directors will, among others, supervise (i) the PubCo executive directors’ policy and performance of duties and (ii) PubCo’s general affairs and its business, and will render advice and direction to the PubCo executive directors. The PubCo non-executive directors will furthermore perform any duties allocated to them under or pursuant to Dutch law or the PubCo Articles of Association. The PubCo executive directors will timely provide the PubCo non-executive directors will the information they need to carry out their duties.

The PubCo board of directors may further allocate its duties and powers among the directors pursuant to the PubCo board regulations or otherwise in writing, provided that the following duties and powers may not be allocated to the executive directors:

•        supervising the performance of the PubCo executive directors;

•        making a nomination for the appointment of PubCo directors, as set out in the PubCo Articles of Association;

•         determining a PubCo executive director’s remuneration; and

•        instructing an auditor, if the PubCo general meeting fails to do so.

The PubCo board of directors may determine pursuant to the PubCo board regulations or otherwise in writing that one or more PubCo directors can lawfully adopt resolutions concerning matters belonging to their duties within the meaning of Section 2:129a(3) of the Dutch Civil Code.

Each director has a duty to PubCo to properly perform its duties. In the performance of their tasks, the directors shall be guided by the interests of PubCo and the enterprise connected with it. Under Dutch law, the interests of PubCo and the enterprise connected with it extend to the interests of all stakeholders, such as shareholders, creditors, employees, customers and suppliers.

The PubCo board of directors shall designate a non-executive director as chairperson of the board of directors (voorzitter) under Dutch law. The PubCo board of directors may in its discretion designate one of the non-executive directors as vice chairperson.

Nomination and Appointment

PubCo directors will be appointed by the PubCo general meeting on a binding nomination by the PubCo board of directors, provided that one non-executive directors shall be appointed on a binding designation by the Sponsor at Closing in accordance with the Business Combination Agreement. The PubCo general meeting will at all times be allowed to overrule a binding nomination for the appointment of a PubCo director by a simple majority of the votes cast, representing at least one-third (1/3) of the issued capital of the Company. If the nomination comprises one candidate for a vacancy, a resolution concerning the nomination shall result in the appointment of the candidate, unless the nomination is overruled. If the binding nomination for appointment of a director is overruled, a new binding nomination may be made.

Term of Office; Suspension; Dismissal

Each director shall be appointed for a maximum period of one year, provided that his term of office shall lapse immediately after the close of the annual general meeting of PubCo held in the year after his appointment. A director may be reappointed with due observance of the preceding sentence. A non-executive director may be in office for a period not exceeding twelve years, which period may or may not be interrupted, unless at the proposal of the board of directors of PubCo the general meeting of PubCo resolves otherwise.

PubCo’s general meeting may at all times suspend or dismiss any director. A resolution of the PubCo general meeting to suspend or dismiss a director other than at the proposal of the PubCo board of directors requires a two-thirds (2/3) majority of the votes cast. The PubCo board of directors may at all times suspend an executive director.

Conflict of Interest

A PubCo director shall not participate in deliberations and the decision-making process in the event of a direct or indirect personal conflict of interest between that director and PubCo and the enterprise connected with it, or in the event of being involved in a related party transaction within the meaning of Dutch law. If the PubCo board of directors is unable to adopt a resolution as a result of all directors being unable to participate in the deliberations and decision-making process due to such a conflict of interest, or due to all directors being involved in such a related party transaction, the decision shall nevertheless be taken by the PubCo board of directors.

If a director does not comply with the provisions on conflicts of interest, the resolution concerned is subject to nullification and the director may be held liable towards PubCo. This nullification, however, only has internal effect and does not affect the external representation.

Liability of Directors

Pursuant to Dutch law, each PubCo director may be held jointly and severally liable to PubCo for damages in the event of improper or negligent performance of his or her duties. Furthermore, PubCo directors may be held liable to third parties based on tort pursuant to certain provisions of the Dutch Civil Code. All PubCo directors will be jointly and severally liable for failure of one or more co-directors. An individual PubCo director will only be exempt from liability if he or she proves that he or she cannot be held culpable for the mismanagement and that he or she has not been negligent in seeking to prevent the consequences of the mismanagement. In this regard a PubCo director may, however, refer to the allocation of tasks among the PubCo directors. In certain circumstances, including in the event of bankruptcy of the company, directors may incur additional specific civil and criminal liabilities.

Board Regulations

Pursuant to the PubCo Articles of Association, the PubCo board of directors shall adopt regulations dealing with its internal organization, the manner in which decisions are taken, the composition, the duties and organization of committees of the PubCo board of directors and any other matters concerning the PubCo board of directors, PubCo directors and committees established by the PubCo board of directors.

Decision-making

Pursuant to the PubCo board regulations, the PubCo board of directors will strive to adopt its resolutions by unanimous vote. If this is not possible, resolutions will be adopted by a majority of votes cast, unless provided otherwise by the PubCo board regulations. In the event of a tied vote, the proposal will be rejected, unless the PubCo board regulations provide otherwise. Each PubCo director shall have one vote.

Resolutions of the PubCo board of directors shall be adopted by a simple majority of the votes cast, unless these PubCo Articles of Association or the PubCo board regulations provide for a qualified majority.

The PubCo Articles of Association and Dutch law provide that resolutions of the PubCo board of directors regarding a significant change in PubCo’s identity or nature or the enterprise connected with it are subject to the approval of the PubCo general meeting. Such resolutions include in any event: (i) the transfer of the business enterprise of PubCo or practically the entire business enterprise of PubCo to a third party; (ii) concluding or cancelling a long-lasting cooperation of PubCo or a subsidiary with another legal entity or company or as a fully liable partner in a partnership, provided that the cooperation or cancellation is of material significance to PubCo; and (iii) acquiring or disposing of a participating interest in the share capital of a company with a value of at least one-third (1/3) of PubCo’s assets, as shown in the balance sheet with explanatory notes according to the last adopted annual accounts, by PubCo or a subsidiary.

The PubCo board of directors may also adopt resolutions outside of a meeting, provided that such resolutions are recorded in writing or otherwise and that none of the PubCo directors entitled to vote objects to this manner of decision-making.

Meetings of the PubCo board of directors may be held by means of an assembly of PubCo directors in person or by telephone, video conference or any other means of electronic communication, provided that all PubCo directors participating in such meetings are able to communicate with each other simultaneously.

Representation

The PubCo board of directors as a whole and any PubCo executive director acting individually will be authorized to represent PubCo. The PubCo board of directors may appoint officers with general or limited power to represent PubCo.

Each officer shall be competent to represent PubCo, subject to the restrictions imposed on him. The PubCo board of directors shall determine each officer’s title. Such officers may be registered with the Dutch trade register, indicating the scope of their power to represent PubCo.

Indemnification of PubCo directors and officers

Pursuant to the PubCo Articles of Association, PubCo shall indemnify each current or former PubCo director in any anticipated or pending action, suit, proceeding or investigation for any claim against that PubCo director that such PubCo director may derive from exercising his respective duties as a PubCo director for any and all:

•        costs and expenses, including but not limited to substantiated attorneys’ fees, reasonably incurred in relation to that PubCo director’s defences in the relevant action, suit, proceeding or investigation or a settlement thereof;

•        liabilities, losses, damages, fines, penalties and other claims and/or financial effects of judgements against that PubCo director, excluding any reputational damages and (other) immaterial damages; and

•        payments by that PubCo director and/or any other financial effects resulting from a settlement of such action, suit, proceeding or investigation, excluding any reputational damages and (other) immaterial damages, subject to prior written approval of such settlement by PubCo (such approval not to be unreasonably withheld), provided he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of PubCo or out of his mandate, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Any indemnification by PubCo pursuant to the PubCo Articles Association described above (i) shall be made only upon a determination by the PubCo board of directors that indemnification of the PubCo director is proper under the circumstances because he had met the applicable standard of conduct set forth above, and (ii) may be paid by PubCo in advance of the final disposition of the relevant anticipated or pending action, suit or proceeding against that PubCo director, upon a resolution of the PubCo board of directors with respect to the specific case.

A PubCo director, current or former, shall not be entitled to any indemnification pursuant to the PubCo Articles of Association, if and to the extent:

•        a competent court, a judicial tribunal or, in case of an arbitration, an arbitrator or arbitral panel has established by final judgement that is not open to challenge or appeal, that the acts or omissions of the current or former PubCo director can be considered intentional, willfully reckless or seriously culpable, unless this would in the given circumstances be unacceptable according to the standards of reasonableness and fairness;

•        the costs or the decrease in assets of the current or former PubCo director are/is covered by an insurance and the insurer started payment of the costs or the decrease in assets; or

•        PubCo and/or a company in the group brought the procedure in question up before the relevant court, judicial tribunal or, in case of an arbitration, arbitrator or arbitral panel,

in which event he shall immediately repay any amount paid to him (in advance, as the case may be) by PubCo in connection with the indemnification described herein.

This indemnification by PubCo will not be exclusive of any other rights to which those indemnified may be entitled otherwise.

Vacancies and Inability

If the seat of an PubCo executive director is vacant or upon the inability of an PubCo executive director, the remaining PubCo executive directors will temporarily be entrusted with the executive management of PubCo, provided that the PubCo board of directors can temporarily fill vacancies without requiring a shareholder vote.

If the seats of all PubCo executive directors are vacant or upon the inability of all PubCo executive directors, the executive management of PubCo shall temporarily be entrusted to the PubCo non-executive directors, provided that the PubCo board of directors may provide for one or more temporary replacements.

If the seat of a PubCo non-executive director is vacant or upon inability of a PubCo non-executive director, the remaining PubCo non-executive directors shall temporarily be entrusted with the performance of the duties and the exercise of the authorities of that PubCo non-executive director, provided that the PubCo board of directors may provide for a temporary replacement. If the seats of all PubCo non-executive directors are vacant or upon inability of all PubCo non-executive directors, the PubCo general meeting shall be authorized to temporarily entrust the performance of the duties and the exercise of the authorities of the PubCo non-executive directors to one or more other individuals.

With regard to the above, pursuant to the PubCo Articles of Association, a PubCo director shall in any event be unable to act: (i) during the period for which the PubCo director has claimed inability in writing, (ii) during the PubCo director’s suspension, or (iii) during periods when PubCo has not been able to contact the PubCo director (including as a result of illness), provided that such period lasted longer than five consecutive days (or such other period as reasonably determined by the PubCo board of directors).

PubCo General Meetings

PubCo general meetings will be held in Amsterdam, Rotterdam or Haarlemmermeer (including Schiphol Airport), the Netherlands. The annual PubCo general meeting shall be held no later than six months after the end of the financial year on the date and at the place mentioned in the convocation notice. Additional extraordinary PubCo general meetings may also be held whenever considered appropriate by the PubCo board of directors or the chairperson of the board of directors. Pursuant to Dutch law, one or more shareholders and/or persons with meeting right, who solely or jointly represent at least 10% of the issued and outstanding share capital, may request the PubCo board of directors in writing to convene a PubCo general meeting. If the PubCo board of directors has not taken the steps necessary to ensure that such meeting can be held within 6 weeks after the request, the requesting shareholder(s) and or other persons with meeting rights may at their request be authorized by the competent Dutch court in preliminary relief proceedings to convene a PubCo general meeting. The court shall refuse the application if it does not appear that the applicant(s) has/have previously requested the PubCo board of directors to convene a PubCo general meeting and the PubCo board of directors has not taken the necessary steps so that the PubCo general meeting could be held within 6 weeks after the request. Such a request to the PubCo board of directors is subject to certain additional requirements. Additionally, the applicant must have a reasonable interest in the meeting being held.

PubCo general meetings shall be convened by a notice, which shall include an agenda stating the items to be discussed, including for the annual PubCo general meeting, among other things, the discussion and adoption of the annual accounts, appropriation of PubCo’s profits, and proposals relating to the PubCo board of directors, including the appointment or re-appointment of PubCo directors and the filling of any vacancies in the PubCo board of directors. In addition, the agenda shall include such items as have been included therein by the PubCo board of directors.

One or more shareholders, alone or together, representing at least 3% of the issued and outstanding share capital may also request to include items in the agenda of a PubCo general meeting. Requests must be made in writing and received by the PubCo board of directors at least 60 days before the day of the meeting. No resolutions shall be adopted on items other than those which have been included in the agenda. In accordance with the DCGC, a shareholder may only request the inclusion of an item on the agenda after consulting the PubCo board of directors in that respect. If one or more shareholders intend to request that an item be put on the agenda that may result in a change in PubCo’s strategy, the PubCo board of directors must be given the opportunity to invoke a reasonable period to respond to such intention. Such period shall not exceed 180 days (or such other period as may be stipulated for such purpose by Dutch law and/or the DCGC from time to time). If invoked, the PubCo board of directors must use such response period for further deliberation and constructive consultation, in any event with the shareholders(s) concerned, and must explore the alternatives. At the end of the response time, the PubCo board of directors must report on this consultation and the exploration of alternatives to the PubCo general meeting. The response period may be invoked only once for any given general meeting and shall not apply: (a) in respect of a matter for which a response period has been previously invoked; or (b) if a shareholder holds at least 75% of PubCo’s issued share capital as a consequence of a successful public bid. The response period may also be invoked in response to shareholders or others with meeting rights under Dutch law requesting that a PubCo general meeting be convened, as described above.

In addition, a statutory response time, similar to the aforementioned response time under the DCGC, but with a maximum of 250 days applies in the Netherlands. According to this statutory rule, the cooling-off period could be invoked by the PubCo board of directors in the event:

•         shareholders, using either their shareholder proposal right or their right to request a PubCo general meeting, propose an agenda item for the PubCo general meeting to dismiss, suspend or appoint a PubCo director (or to amend any provision in the PubCo Articles of Association dealing with those matters); or

•         a public offer for PubCo has been announced or made without agreement having been reached with PubCo on such offer,

provided, in each case, that in the opinion of the PubCo board of directors such proposal or offer materially conflicts with the interests of PubCo and its business.

The cooling-off period, if invoked, ends upon the earliest of the following events:

•        the expiration of 250 days from:

•        in case of shareholders using their shareholder proposal right, the day after the deadline for making such proposal for the next PubCo general meeting has expired;

•        in case of shareholders using their right to request a PubCo general meeting, the day when they obtain court authorization to do so; or

•        in case of a public offer as described above being made without agreement having been reached with PubCo on such offer, the first following day;

•        the day after a public offer without agreement having been reached with PubCo on such offer, having been declared unconditional; or

•        the PubCo board of directors deciding to end the cooling-off period earlier.

In addition, one or more shareholders that may (jointly) exercise the shareholder proposal right at the time that the cooling-off period is invoked, may request the Enterprise Chamber (Ondernemingskamer) of the Amsterdam Court of Appeals (Gerechtshof Amsterdam) for early termination of the cooling-off period. The Enterprise Chamber must rule in favor of the request if the shareholders can demonstrate that:

•        the PubCo board of directors, in light of the circumstances at hand when the cooling-off period was invoked, could not reasonably have come to the conclusion that the relevant shareholder proposal or hostile offer constituted a material conflict with the interests of PubCo and its business;

•        the PubCo board of directors cannot reasonably believe that a continuation of the cooling-off period would contribute to careful policy-making;

•        if other defensive measures, having the same purpose, nature and scope as the cooling-off period, have been activated during the cooling-off period and are not terminated or suspended at the relevant shareholders’ written request within a reasonable period following the request (i.e., no ‘stacking’ of defensive measures).

During the cooling-off period, if invoked, the PubCo must gather all relevant information necessary for a careful decision-making process. In this context, the PubCo board of directors must at least consult with shareholders representing at least 3% of PubCo’s issued share capital at the time the cooling-off period was invoked and with the PubCo’s works council (if applicable). Formal statements expressed by these stakeholders during such consultations must be published on PubCo’s website to the extent these stakeholders have approved that publication.

Ultimately one week following the last day of the cooling-off period, the PubCo board of directors must publish a report in respect of its policy and conduct of affairs during the cooling-off period on the PubCo website. This report must also remain available for inspection by PubCo’s shareholders and others with meeting rights under Dutch law at PubCo’s office and must be tabled for discussion at the next general meeting.

The PubCo general meeting is presided over by the chairperson of the board of directors or another director designated for that purpose by the board of directors. The PubCo directors may attend a PubCo general meeting in person or by electronic means of communication. The chairperson of the meeting may decide at his or her discretion to admit other persons to the meeting.

The external auditor of PubCo may attend the annual PubCo general meeting in which the annual accounts are discussed.

Record Date

When convening a PubCo general meeting, the PubCo board of directors will be allowed to determine that persons with the right to vote or attend such meeting will be considered those persons who have these rights at the 28th day prior to the date of the meeting (the “PubCo Record Date”) and are registered as such in a register to be designated by the PubCo board of directors for such purpose, regardless of whether they will have these rights at the date of the meeting. In order for a person to be able to attend a PubCo general meeting and to have the right to vote in such meeting, such person must notify PubCo in writing of his or her intention to do so no later than on the day and in the manner mentioned in the convocation notice for the PubCo general meeting.

Voting Rights and Quorum at PubCo General Meetings

Pursuant to the PubCo Articles of Association, the PubCo shareholders will have one vote for each PubCo Ordinary Share and the PubCo shareholders will have ten thousand votes for each PubCo Preferred Share. No votes may be cast at a PubCo general meeting on shares held by PubCo or PubCo’s subsidiaries. Nonetheless, the holders of a right of usufruct in respect of PubCo Ordinary Shares are not excluded from the right to vote on such shares, if the right of usufruct or the right of pledge was granted prior to the time such share was acquired by PubCo or any of PubCo’s subsidiaries. PubCo may not cast votes on shares in respect of which PubCo or a subsidiary holds a right of usufruct or a right of pledge. PubCo Ordinary Shares which are not entitled to voting rights pursuant to the preceding sentences will not be taken into account for the purpose of determining the number of shares on which votes may be cast, or the amount of the share capital that is present or represented at a PubCo general meeting. Unless Dutch law or the PubCo Articles of Association state otherwise, all resolutions adopted at the PubCo general meeting will be adopted with a simple majority of the votes cast.

Under the PubCo Articles of Association no quorum requirement applies to the PubCo general meeting. Certain resolutions can only be adopted by a (enhanced) majority of the votes, representing a certain part of the issued share capital.

Pursuant to Dutch law, when determining the extent to which shareholders vote, are present or represented, or the extent to which the share capital is present or represented, no account shall be taken of shares in respect of which the law or the PubCo Articles of Association provide that no votes maybe cast.

Meetings of Holders of Shares of a Specific Class

Meetings of holders of shares of a specific class will be held whenever the PubCo board of directors calls such meetings.

Meetings of holders of shares of a specific class may be convened no later than on the fifteenth day before the day of such meeting. The provisions applicable to PubCo general meetings, except those concerning the frequency, notice period and the PubCo Record Date, will apply mutatis mutandis to the meetings of holders of shares of a specific class. See “— Voting Rights and Quorum at PubCo General Meetings.”

Financial Statements and Independent Auditor

PubCo’s financial year will coincide with the calendar year. Annually, within the term set by law (which is currently four months after the end of the financial year), the PubCo board of directors shall prepare the financial statements. The financial statements must be accompanied by a statement of the auditor, the management report, and the additional information to the extent that this information is required. All PubCo directors are required to sign the financial statements and in case the signature of any member is missing, the reason for this must be stated.

The annual accounts are to be adopted by the PubCo general meeting. The financial statements, the management report and independent auditor’s report will be made available at PubCo’s address to the shareholders for review as from the day of the notice convening the PubCo general meeting at which they are discussed.

Amendments to the PubCo Articles of Association

A resolution of the PubCo general meeting to amend the PubCo Articles of Association may only be adopted by the PubCo general meeting at the proposal of the PubCo board of directors. The rights of shareholders may be changed only by amending the PubCo Articles of Association in compliance with Dutch law. A resolution regarding the amendment of the PubCo Articles of Association will require a simple majority of the votes cast.

Dissolution and Liquidation

PubCo may only be dissolved by a resolution of the PubCo general meeting at the proposal of the PubCo board of directors. If a resolution to dissolve PubCo is to be submitted to the PubCo general meeting, this must in all cases be stated in the convocation notice for the relevant PubCo general meeting. If the PubCo general meeting resolves to dissolve PubCo, the members of the PubCo board of directors will be charged with the liquidation of the business of PubCo, unless the PubCo general meeting resolves otherwise at the proposal of the PubCo board of directors. During liquidation, the provisions of the PubCo Articles of Association will remain in force as long as possible.

The balance remaining after payment of the debts of PubCo following its dissolution shall be transferred to the PubCo shareholders pro rata in proportion to the number of PubCo shares held by each PubCo shareholder.

Squeeze Out

Pursuant to article 2:92a of the Dutch Civil Code, a shareholder who, for his or her own account, holds at least 95% of PubCo’s issued and outstanding share capital may initiate proceedings against the other shareholders jointly for the transfer of their shares to the claimant. The proceedings are held before the Dutch Enterprise Chamber (Ondernemingskamer) and can be instituted by means of a writ of summons served upon each of the minority shareholders in accordance with the provisions of the Dutch Code of Civil procedure (Wetboek van Burgerlijke Rechtsvordering). The Dutch Enterprise Chamber may grant the claim for the squeeze-out in relation to all minority shareholders and will determine the price to be paid for the shares, if necessary after appointment of one to three expert(s) who will offer an opinion to the Dutch Enterprise Chamber on the value to be paid for the shares of the minority shareholders. Once the order to transfer becomes final before the Dutch Enterprise Chamber, the person acquiring the shares must give written notice of the date and place of payment and the price to the holders of the shares to be acquired whose addresses are known to him or her. Unless the addresses of all of them are known to the acquiring person, such person is required to publish the same in a Dutch national daily newspaper.

Cross-border restructuring

Dutch law provides that, to the extent the acquiring company in a cross-border merger or a cross-border demerger is organized under the laws of another European Economic Area member state, a shareholder of a non-surviving Dutch company who has voted against the cross-border merger or the cross-border demerger (as applicable) may make a claim with the Dutch company for compensation. The compensation is to be determined by one or more independent experts, subject to certain exceptions. The aforementioned also applies in case of a cross-border conversion.

Financial Reporting under Dutch Law

The Dutch Financial Reporting Supervision Act (Wet toezicht financiële verslaggeving, the “FRSA”), applies to PubCo’s financial reporting. Under the FRSA, the Dutch Authority for the Financial Markets (Autoriteit Financiële Markten, “AFM”) supervises the application of financial reporting standards by, among others, companies whose corporate seats are in the Netherlands and whose securities are listed on a regulated market within the EU or on an equivalent third (non-EU) country market.

Pursuant to the FRSA, the AFM has an independent right to (i) request an explanation from PubCo regarding the application of the applicable financial reporting standards if, based on publicly known facts or circumstances, it has reason to doubt PubCo’s financial reporting meets such standards and (ii) recommend to PubCo that it makes available further explanations. If PubCo does not comply with such a request or recommendation, the AFM may request that the Dutch Enterprise Chamber orders PubCo to (i) provide an explanation on the way it has applied the applicable financial reporting standards to its financial reports or (ii) prepare its financial reports in accordance with the Dutch Enterprise Chamber’s instructions.

Certain Insider Trading and Market Manipulation Laws

Dutch law contains rules intended to prevent insider trading and market manipulation.

On July 3, 2016, the Regulation (EU) No 596/2014 of the European Parliament and of the Council of April 16, 2014 (the “MAR”) replaced all of the Dutch market abuse rules. The MAR does not apply to PubCo or to the PubCo Ordinary Shares as the PubCo Ordinary Shares will solely be listed on the Nasdaq, a stock exchange outside the European Economic Area. As a result, there are no EU rules or Dutch rules applicable to PubCo relating to market abuse, such as insider trading, tipping, market manipulation and notification rules for director dealings.

Exchange Controls

Under Dutch law, there are no exchange control restrictions on investments in, or payments on, the PubCo Ordinary Shares. There are no special restrictions in the PubCo Articles of Association or Dutch law that limit the right of shareholders who are not citizens or residents of the Netherlands to hold or vote the PubCo Ordinary Shares.

COMPARISON OF SHAREHOLDER RIGHTS

This section describes the material differences between the rights of GSR III shareholders before the consummation of the Business Combination, and the rights of PubCo shareholders after the Business Combination. These differences in shareholder rights result from the differences between Cayman Islands and Dutch law and the respective governing documents of GSR III and PubCo.

Rights of GSR III Shareholders	Rights of PubCo Shareholders
Authorized Capital

GSR III is authorized to issue 200,000,000 Class A ordinary shares, $0.0001 par value each, 20,000,000 Class B ordinary shares, $0.0001 par value each, and 1,000,000 undesignated preference shares, $0.0001 par value each. As of December 31, 2024, there were 23,422,500 Class A ordinary shares, par value $0.0001 per share, and 5,750,000 Class B ordinary shares, par value $0.0001 per share issued and outstanding.

The PubCo Articles of Association will provide for an authorized share capital of €5,804,000, divided into (i) 500,000,000 PubCo Ordinary Shares with a nominal value of €0.01 each, and 8,040 PubCo Preferred Shares with a nominal value of €100.00 each.

Voting Rights

The GSR III amended and restated memorandum and articles of association provides that the holders of shares of GSR III shall have one vote for every share of which they are the holder on each matter properly submitted to the shareholders on which the holders are entitled to vote.

Pursuant to the PubCo Articles of Association, the PubCo shareholders will have one vote for each PubCo Ordinary Share and the PubCo shareholders will have ten thousand votes for each PubCo Preferred Share.

Appraisal/Dissenters’ Rights

Under certain circumstances, shareholders may dissent to a merger of a Cayman Islands company by following the procedure set out in the Cayman Islands Companies Act. Where dissenter rights apply, dissenters to a merger are entitled to receive a judicially determined fair market value for their shares.

The concept of appraisal or dissenters’ rights does not exist under Dutch law. However, Dutch law does provide for squeeze-out procedures as described under “Description of PubCo Securities — Squeeze-out”.

Furthermore, Dutch law provides that, to the extent the acquiring company in a cross-border merger or a cross-border demerger is organized under the laws of another European Economic Area member state, a shareholder of a non-surviving Dutch company who has voted against the cross-border merger or the cross-border demerger (as applicable) may make a claim with the Dutch company for compensation. The compensation is to be determined by one or more independent experts, subject to certain exceptions. The aforementioned also applies in case of a cross-border conversion.

Dividends

The directors of GSR III may resolve to pay dividends and other distributions on shares in issue and authorize payment of the dividends or other distributions. Dividends may be paid out of profits, share premium, which represents the excess of the price paid to GSR III on the issue of its shares over the par or “nominal” value of those shares or any other sources permitted under Cayman Islands law. However, no dividends may be paid if, after payment, GSR III would not be able to pay its debts as they come due in the ordinary course of business.

PubCo may make distributions to its shareholders, whether from profits or from PubCo’s freely distributable reserves, only insofar as PubCo’s shareholders’ equity exceeds the sum of the paid-up and called-up share capital plus any reserves to be maintained by Dutch law or the PubCo Articles of Association.

Rights of GSR III Shareholders	Rights of PubCo Shareholders

The PubCo board of directors may resolve to reserve the profits or part of the profits, with due observance of PubCo’s policy on reserves and dividends. Any profits remaining after the reservation referred to in the previous sentence by the PubCo board of directors will first be applied to allocate and add to the special dividend reserve for PubCo Preferred Shares an amount equal to 1% of the aggregate nominal value of all issued and outstanding PubCo Preferred Shares. The profits remaining after application of the preceding sentences will be at the disposal of the PubCo general meeting, which may resolve to add the remaining profits to the reserves or distribute them to the holders of PubCo Ordinary Shares. Distributions of dividends will be made to PubCo’s shareholders in proportion to the nominal value of their PubCo Ordinary Shares.

Subject to Dutch law and the PubCo Articles of Association, the PubCo board of directors or the PubCo general meeting at the proposal of the PubCo board of directors will be allowed to resolve upon interim distributions on PubCo Ordinary Shares. For this purpose, the PubCo board of directors must prepare an interim statement of assets and liabilities. Such interim statement shall show PubCo’s financial position not earlier than on the first day of the third month before the month in which the resolution to make the interim distribution is announced. An interim dividend can only be paid if (i) an interim statement of assets and liabilities is drawn up showing that the funds available for distribution are sufficient, and (ii) PubCo ’s shareholders’ equity exceeds the sum of the paid-up and called-up share capital any reserves to be maintained by Dutch law or the PubCo Articles of Association. Interim distributions will be made in cash, in kind or in the form of PubCo Ordinary Shares.

Holders of PubCo Preferred Shares will not receive any dividends in respect of the PubCo Preferred Shares; however, PubCo will maintain a separate dividend reserve for PubCo Preferred Shares for the sole purpose of the allocation of the mandatory minimal profits that accrue to the PubCo Preferred Shares. Any distribution out of a preferred shares dividend reserve or the partial or full release of any such reserve will require a prior proposal from the PubCo board of directors and a resolution of the meeting of holders of PubCo Preferred Shares, and will be made exclusively to the holders PubCo Preferred Shares in proportion to the aggregate nominal value of such PubCo Preferred Shares.

Rights of GSR III Shareholders	Rights of PubCo Shareholders
Purchase and Repurchase of Shares

Subject to the Companies Act, the GSR III amended and restated memorandum and articles of association, or applicable stock exchange or other regulatory rules, GSR III may purchase its own shares (including any redeemable shares) in such manner and on such other terms as the directors determine at the time of such purchase.

Subject to Dutch law and the PubCo Articles of Association, PubCo may acquire fully paid-up PubCo shares in the capital of PubCo either for no consideration or under universal title of succession, or against consideration if (i) PubCo’s shareholders’ equity (eigen vermogen) less the acquisition price is not less than the sum of the paid-up and called-up share capital and any reserves to be maintained by Dutch law or the PubCo Articles of Association, (ii) PubCo and its subsidiaries would not thereafter hold shares or hold shares as pledgee with an aggregate nominal value exceeding 50% of PubCo’s then current issued and outstanding share capital, and (iii) the PubCo board of directors has been designated to do so by the PubCo general meeting. Any acquisition by PubCo of shares in the capital of PubCo that are not fully paid-up shall be null and void.

The authorization to the PubCo board of directors to acquire own PubCo shares in PubCo is valid for a maximum of 18 months. As part of the authorization, the general meeting of PubCo must specify the number of PubCo shares that may be repurchased, the manner in which the PubCo shares may be acquired and the price range within which the PubCo shares may be acquired. The designation of the PubCo board of directors is not required if PubCo acquires fully paid-up PubCo Ordinary Shares for the purpose of transferring these to employees of PubCo or its subsidiaries under any applicable equity compensation plan, provided that those shares are quoted on an official list of a stock exchange.

As part of the authorization, the general meeting of PubCo must specify the number of PubCo shares that may be repurchased, the manner in which the PubCo shares may be acquired and the price range within which the PubCo shares may be acquired.

In addition, PubCo nor its subsidiaries may hold more than one-tenth of its issued share capital for more than three years after it was converted into a public limited liability company (naamloze vennootschap) or after it acquired its own shares (i) for no consideration or (ii) under universal succession of title (algemene titel). Owned PubCo shares pledged by PubCo and its subsidiaries are taken into account in this respect. Any PubCo shares held by PubCo in excess of the amount permitted shall automatically transfer to the directors jointly at the end of the last day of such three-year period. Each director shall be jointly and severally liable to compensate PubCo for the value of the PubCo shares at such time, with interest at the statutory rate thereon from such time. The same applies to the acquisition of PubCo shares for employees of PubCo under any applicable equity compensation plan, provided that those PubCo shares are quoted on an official list of a stock exchange and held by PubCo for more than 1 year after acquisition thereof.

Rights of GSR III Shareholders	Rights of PubCo Shareholders
PubCo cannot derive any right to any distribution from PubCo shares, or voting rights attached to PubCo shares acquired by it.
Redemption Rights

Upon consummation of the initial business combination, the GSR III amended and restated memorandum and articles of association provides holders of the GSR III Class A Ordinary Shares with the opportunity to redeem their GSR III Class A Ordinary Shares at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account as of two (2) business days prior to the consummation of the initial business combination, including interest on the funds held in the Trust Account (net of taxes payable), divided by the number of then-outstanding GSR III Class A Ordinary Shares provided that GSR III shall not repurchase GSR III Class A Ordinary Shares in an amount that would cause GSR III’s net tangible assets to be less than $5,000,001.

Holders of PubCo Ordinary Shares and PubCo Preferred Shares will have no redemption rights.

If GSR III seeks to amend any provision of the amended and restated memorandum and articles of association that would affect the substance or timing of GSR III’s obligation to redeem 100% of the public shareholders’ GSR III Class A Ordinary Shares if GSR III has not consummated an initial business combination within 18 months after the date of the closing of the GSR III IPO (or up to 21 months at the discretion of the Sponsor), GSR III must provide public shareholders with the opportunity to redeem their GSR III Class A Ordinary Shares in connection with such vote. GSR III will redeem the public shareholders’ GSR III Class A Ordinary Shares and liquidate if it does not complete a business combination by May 8, 2026 (or August 7, 2026 at the discretion of the Sponsor). After consummation of the initial business combination, holders of GSR III Class A Ordinary Shares are not entitled to redemption rights with respect to their GSR III Class A Ordinary Shares.

Pre-emptive Rights
None.

Under Dutch law and the PubCo Articles of Association, each PubCo shareholder will have a pre-emption right in proportion to the aggregate amount of its PubCo Ordinary Shares upon the issuance of new PubCo Ordinary Shares or the granting of rights to subscribe for PubCo Ordinary Shares, subject to certain exemptions.

Holders of PubCo Preferred Shares will not have pre-emptive rights to acquire newly issued PubCo Ordinary Shares or PubCo Preferred Shares and no pre-emptive rights will exist with respect to the issue of PubCo Preferred Shares.

Rights of GSR III Shareholders	Rights of PubCo Shareholders
Amendments to Governing Documents

Amendment of any provision of the GSR III amended and restated memorandum and articles of association requires a special resolution, meaning a resolution passed by holders of at least two-thirds of the outstanding GSR III Class A Ordinary Shares that are entitled to vote and that vote in a general meeting. Sponsor and GSR III’s executive officers and directors have agreed that they will not propose any amendment to the GSR III amended and restated memorandum and articles of association that would affect the substance or timing of GSR III’s obligation to redeem 100% of its public shares if GSR III does not complete its initial business combination by May 8, 2026 (or August 7, 2026 at the discretion of the Sponsor) (24 months after the closing of the GSR III IPO), unless GSR III provides public shareholders with the opportunity to redeem their shares upon approval of any such amendment. The provisions of the GSR III amended and restated memorandum and articles of association relating to the election of directors prior to the business combination may only be amended by a special resolution passed by at least 90% of such holders of then outstanding Class A Ordinary Shares and Class B Ordinary Shares, as, being entitled to do so, vote in person or, voting together as a single class, where proxies are allowed, by proxy at a general meeting of which notice specifying the intention to propose the resolution as a special resolution has been given, or by way of unanimous written resolution. GSR III may, by a vote of a majority of the GSR III Class A Ordinary Shares voted:

The PubCo general meeting may resolve to amend the PubCo Articles of Association at the proposal of the PubCo board of directors. The rights of shareholders may be changed only by amending the PubCo Articles of Association in compliance with Dutch law. A resolution regarding the amendment of the PubCo Articles of Association will require a simple majority of the votes cast.

•   Increase its share capital;

•   Consolidate and divide all or any of its share capital into shares of larger amount;

•   Convert all or any of its paid-up shares into stock, and reconvert that stock into paid-up shares of any denomination;

•   By subdivision of its existing shares or any of them divide the whole or any part of its share capital into shares of smaller amount than is fixed by the memorandum of GSR III or into shares without par value; and

•   Cancel any shares that have not been taken or agreed to be taken by any person.

In all other instances, the GSR III amended and restated memorandum and articles of association may be amended by a special resolution of holders of two-thirds of the GSR III Class A Ordinary Shares voted or by unanimous written consent of all holders entitled to vote.

Rights of GSR III Shareholders	Rights of PubCo Shareholders
Number of Directors

The GSR III amended and restated memorandum and articles of association provides that, unless otherwise determined by a vote of a simple majority of the GSR III Class A Ordinary Shares voted, the minimum number of directors shall be one.

The PubCo board of directors shall consist of one or more executive directors and two or more non-executive directors. The PubCo board of directors will determine the number of the executive directors and the non-executive directors provided that the majority of the PubCo board of directors will consist of PubCo non-executive directors.

Classes of Directors

The GSR III amended and restated memorandum and articles of association provide the directors shall be divided into three classes: Class I, Class II and Class III. The number of directors in each class shall be as nearly equal as possible.

The PubCo board of directors does not have any classes of directors.

The Class I directors stand appointed for a term expiring at GSR III’s first annual general meeting, the Class II directors stand appointed for a term expiring at GSR III’s second annual general meeting and the Class III directors stand elected for a term expiring at GSR III’s third annual general meeting. Commencing at GSR III’s first annual general meeting, and at each annual general meeting thereafter, directors appointed to succeed those directors whose terms expire shall be appointed for a term of office to expire at the third succeeding annual general meeting after their appointment. All directors are to hold office until the expiration of their respective terms of office and until their successors shall have been appointed and qualified. A director appointed to fill a vacancy resulting from the death, resignation or removal of a director shall serve for the remainder of the full term of the director whose death, resignation or removal shall have created such vacancy and until their successor shall have been appointed and qualified.

Nomination of Directors

The GSR III amended and restated memorandum and articles of association provides that shareholders seeking to nominate candidates for election as directors at the annual general meeting must deliver notice to the principal executive officers of GSR III not later than the close of business on the 120th day prior to the scheduled date of the annual general meeting.

PubCo directors will be appointed by the PubCo general meeting on a binding nomination by the PubCo board of directors.
Election of Directors

The GSR III amended and restated memorandum and articles of association provides that prior to the initial business combination, a vote of the simple majority of the Class B Shares outstanding will be required to appoint any person as director of GSR III. After an initial business combination, a vote of a simple majority of the GSR III Class A Ordinary Shares outstanding will be required to appoint any person as director of GSR III. The directors of GSR III may appoint any person to be an additional director provided that the appointment does not cause the number of directors to exceed any number fixed as the maximum number of directors.

PubCo directors will be appointed by the PubCo general meeting with a simple majority of the votes cast.

Rights of GSR III Shareholders	Rights of PubCo Shareholders
Removal of Directors

The GSR III amended and restated memorandum and articles of association provides that a director may be removed if all of the other directors (being not less than two in number) determine that the director should be removed as a director, either by a resolution passed by all of the other directors at a meeting of the directors of GRS III, duly convened and held in accordance with the GSR III amended and restated memorandum and articles of association or by a resolution in writing signed by all of the other directors.

PubCo’s general meeting may at all times suspend or dismiss any director. A resolution of the PubCo general meeting to suspend or dismiss a director other than at the proposal of the PubCo board of directors requires a two-thirds (2/3) majority of the votes cast. The PubCo board of directors may at all times suspend an executive director.

The GSR III amended and restated memorandum and articles of association provides that prior to the initial business combination, a vote of a simple majority of the Class B Shares will be required to remove a director. After an initial business combination, a vote of a simple majority of the GSR III Class A Ordinary Shares outstanding will be required to remove any person as director of GSR III.

Filling of Board Vacancies

The GSR III amended and restated memorandum and articles of association provides that the directors may appoint any person as director of GSR III to fill a vacancy, provided that the appointment does not cause the number of directors to exceed any number fixed by or in accordance with the GSR III amended and restated memorandum and articles of association, as the maximum number of directors.

Dutch law does not provide for limitations with respect to the aggregate annual compensation paid to PubCo directors, such compensation should however be consistent with PubCo’s remuneration policy adopted by PubCo’s general meeting at the proposal of the PubCo board of directors.

The PubCo board of directors determines the remuneration of the directors of PubCo with due observance of the remuneration policy adopted by the general meeting of PubCo. Executive directors of PubCo may not take part in the decision-making process in respect of the remuneration of executive directors.

A proposal with respect to a remuneration scheme in the form of shares or rights to shares is submitted by the PubCo board of directors to the PubCo general meeting for its approval. This proposal must set out at least the maximum number of shares or rights to shares to be granted to executive directors and the criteria for granting or amendment.

Compensation of Directors

The GSR III amended and restated memorandum and articles of association provides that the directors shall determine any additional remuneration to any director for any services which in the opinion of the directors go beyond that director’s ordinary routine work as a director; provided, that no cash remuneration shall be paid to any director prior to the consummation of the initial business combination. The directors shall also, whether prior to or after the consummation of a Business Combination,

Dutch law does not provide for limitations with respect to the aggregate annual compensation paid to PubCo directors, such compensation should however be consistent with PubCo’s remuneration policy adopted by PubCo’s general meeting at the proposal of the PubCo board of directors.

Rights of GSR III Shareholders	Rights of PubCo Shareholders

be entitled to be paid all travelling, hotel and other expenses properly incurred by them in connection with their attendance at meetings of directors or committees of directors, or general meetings of GSR III, or separate meetings of the holders of any class of shares or debentures of GSR III, or otherwise in connection with the business of GSR III or the discharge of their duties as a director, or to receive a fixed allowance in respect thereof as may be determined by the directors, or a combination partly of one such method and partly the other.

The PubCo board of directors determines the remuneration of the directors of PubCo with due observance of the remuneration policy adopted by the general meeting of PubCo. Executive directors of PubCo may not take part in the decision-making process in respect of the remuneration of executive directors.

A proposal with respect to a remuneration scheme in the form of shares or rights to shares is submitted by the PubCo board of directors to the PubCo general meeting for its approval. This proposal must set out at least the maximum number of shares or rights to shares to be granted to executive directors and the criteria for granting or amendment.

Manner of Acting by Board

The GSR III amended and restated memorandum and articles of association provides that the affirmative vote by a simple majority of votes at a meeting of the directors is an act by the GSR III board of directors. In the case of an equality of votes, the chairperson shall have a second or casting vote. A resolution in writing (in one or more counterparts) signed by all the directors or all the members of a committee of the directors or, in the case of a resolution in writing relating to the removal of any director or the vacation of office by any director, all of the directors other than the director who is the subject of such resolution shall be as valid and effectual as if it had been passed at a meeting of the directors, or committee of directors as the case may be, duly convened and held.

Resolutions of the PubCo board of directors shall be adopted by a simple majority of the votes cast, unless the PubCo Articles of Association or the PubCo board regulations provide for a qualified majority.

Each PubCo director shall have one vote.

The PubCo board of directors may also adopt resolutions outside of a meeting, provided that such resolutions are recorded in writing or otherwise and that none of the PubCo directors entitled to vote objects to this manner of decision-making.

The PubCo directors are primarily responsible for all day-to-day operations of PubCo. The non-executive PubCo directors supervise (i) the executive PubCo directors’ policy and performance of duties and (ii) the PubCo’s general affairs and its business and render advice and direction to the executive PubCo directors. The executive PubCo directors shall timely provide the non-executive PubCo directors with the information they need to carry out their duties.

The PubCo board of directors may further allocate its duties and powers among the directors pursuant to the PubCo board regulations or otherwise in writing, provided that the following duties and powers may not be allocated to the executive directors:

•   supervising the performance of the PubCo executive directors;

•   making a nomination for the appointment of PubCo directors, as set out in the PubCo Articles of Association;

•    determining a PubCo executive director’s remuneration; and

•   instructing an auditor, if the PubCo general meeting fails to do so.

Rights of GSR III Shareholders	Rights of PubCo Shareholders

The PubCo board of directors may determine pursuant to the PubCo board regulations or otherwise in writing that one or more PubCo directors can lawfully adopt resolutions concerning matters belonging to their duties within the meaning of Section 2:129a(3) DCC.

Special Meetings of the Board

A director may, or other officer on the direction of a director shall, call a meeting of the directors by at least two days’ notice in writing to every director which notice shall set forth the general nature of the business to be considered unless notice is waived by all the directors either at, before or after the meeting is held. To any such notice of a meeting of the directors all the provisions of the GSR III amended and restated memorandum and articles of association, relating to the giving of notices by GSR III to the holders of shares of GSR III, shall apply mutatis mutandis.

Meetings of the PubCo board of directors may be held by means of an assembly of PubCo directors in person or by telephone, video conference or any other means of electronic communication, provided that all PubCo directors participating in such meeting are able to communicate with each other simultaneously.

Director Action by Written Consent

The GSR III amended and restated memorandum and articles of association provides that a resolution in writing signed by all the directors shall be valid and effective as if it had been passed at a meeting of the directors.

The PubCo board of directors may also adopt resolutions outside of a meeting, provided that such resolutions are recorded in writing or otherwise and that none of the PubCo directors entitled to vote objects to this manner of decision-making.

Annual Shareholders’ Meetings

The GSR III amended and restated memorandum and articles of association provides that all matters be determined by the vote of a simple majority of the votes cast by the shareholders present in person, participating by conference telephone, or represented by proxy at the meeting and entitled to vote thereon, unless the matter is one upon which, by applicable law, the GSR III amended and restated memorandum and articles of association, the Cayman Islands Company Act or applicable stock exchange rules, a different vote is required, in which case such provision governs and controls the decision of such matter.

PubCo general meetings will be held in Amsterdam, Rotterdam or Haarlemmermeer (including Schiphol Airport), the Netherlands. The annual PubCo general meeting shall be held no later than six months after the end of the financial year on the date and at the place mentioned in the convocation notice.

Extraordinary Shareholders’ Meetings

The GSR III amended and restated memorandum and articles of association provides that all general meetings other than annual general meetings shall be called extraordinary general meetings. The directors, the chief executive officer or the chairperson of the board of directors may call general meetings, holders then outstanding Class A Ordinary Shares or Class B Ordinary Shares do not have the ability to call general meetings. A general meeting may be called on a shareholder of GSR III’s proper requisition in accordance with the GSR III amended and restated memorandum and articles of association.

Pursuant to Dutch law, one or more shareholders and/or persons with meeting right, who solely or jointly represent at least 10% of the issued and outstanding share capital, may request the PubCo board in writing to convene a PubCo general meeting. If the PubCo board of directors has not taken the steps necessary to ensure that such meeting can be held within 6 weeks after the request, the requesting shareholder(s) and or other persons with meeting rights may at their request be authorized by the competent Dutch court in preliminary relief proceedings to convene a PubCo general meeting. The court shall refuse the application if it does not appear that the applicant(s) has/have previously requested the PubCo board of directors to convene a PubCo general meeting and the PubCo board of directors has not taken the necessary steps so that the PubCo general meeting could be held within 6 weeks after the request. Such a request to the PubCo board of directors is subject to certain additional requirements. Additionally, the applicant must have a reasonable interest in the meeting being held.

Rights of GSR III Shareholders	Rights of PubCo Shareholders

PubCo general meetings shall be convened by a notice, which shall include an agenda stating the items to be discussed, including for the annual PubCo general meeting, among other things, the discussion and adoption of the annual accounts, appropriation of PubCo’s profits, and proposals relating to the PubCo board of directors, including the appointment or re-appointment of PubCo directors and the filling of any vacancies in the PubCo board of directors. In addition, the agenda shall include such items as have been included therein by the PubCo board of directors.

One or more shareholders, alone or together, representing at least 3% of the issued and outstanding share capital may also request to include items in the agenda of a PubCo general meeting. Requests must be made in writing and received by the PubCo board of directors at least 60 days before the day of the meeting. No resolutions shall be adopted on items other than those which have been included in the agenda. In accordance with the DCGC, a shareholder may only request the inclusion of an item on the agenda after consulting the PubCo board of directors in that respect. If one or more shareholders intend to request that an item be put on the agenda that may result in a change in PubCo’s strategy, the PubCo board of directors must be given the opportunity to invoke a reasonable period to respond to such intention. Such period shall not exceed 180 days (or such other period as may be stipulated for such purpose by Dutch law and/or the DCGC from time to time). If invoked, the PubCo board of directors must use such response period for further deliberation and constructive consultation, in any event with the shareholders(s) concerned, and must explore the alternatives. At the end of the response time, the PubCo board of directors must report on this consultation and the exploration of alternatives to the PubCo general meeting. The response period may be invoked only once for any given general meeting and shall not apply: (a) in respect of a matter for which a response period has been previously invoked; or (b) if a shareholder holds at least 75% of PubCo’s issued share capital as a consequence of a successful public bid. The response period may also be invoked in response to shareholders or others with meeting rights under Dutch law requesting that a PubCo general meeting be convened, as described above.

Rights of GSR III Shareholders	Rights of PubCo Shareholders

In addition, a statutory response time, similar to the aforementioned response time under the DCGC, but with a maximum of 250 days applies in the Netherlands. According to this statutory rule, the cooling-off period could be invoked by the PubCo board of directors in the event:

•   shareholders, using either their shareholder proposal right or their right to request a PubCo general meeting, propose an agenda item for the PubCo general meeting to dismiss, suspend or appoint a PubCo director (or to amend any provision in the PubCo Articles of Association dealing with those matters); or

•   a public offer for PubCo has been announced or made without agreement having been reached with PubCo on such offer,

provided, in each case, that in the opinion of the PubCo board of directors such proposal or offer materially conflicts with the interests of PubCo and its business.

The cooling-off period, if invoked, ends upon the earliest of the following events:

•   the expiration of 250 days from:

•   in case of shareholders using their shareholder proposal right, the day after the deadline for making such proposal for the next PubCo general meeting has expired;

•   in case of shareholders using their right to request a PubCo general meeting, the day when they obtain court authorization to do so; or

•   in case of a public offer as described above being made without agreement having been reached with PubCo on such offer, the first following day;

•   the day after a public offer without agreement having been reached with PubCo on such offer, having been declared unconditional; or

•   the PubCo board of directors deciding to end the cooling-off period earlier.

Rights of GSR III Shareholders	Rights of PubCo Shareholders

In addition, one or more shareholders that may (jointly) exercise the shareholder proposal right at the time that the cooling-off period is invoked, may request the Enterprise Chamber (Ondernemingskamer) of the Amsterdam Court of Appeals (Gerechtshof Amsterdam) for early termination of the cooling-off period. The Enterprise Chamber must rule in favor of the request if the shareholders can demonstrate that:

•   the PubCo board of directors, in light of the circumstances at hand when the cooling-off period was invoked, could not reasonably have come to the conclusion that the relevant shareholder proposal or hostile offer constituted a material conflict with the interests of PubCo and its business;

•   the PubCo board of directors cannot reasonably believe that a continuation of the cooling-off period would contribute to careful policy-making;

•   if other defensive measures, having the same purpose, nature and scope as the cooling-off period, have been activated during the cooling-off period and are not terminated or suspended at the relevant shareholders’ written request within a reasonable period following the request (i.e., no ‘stacking’ of defensive measures).

During the cooling-off period, if invoked, the PubCo must gather all relevant information necessary for a careful decision-making process. In this context, the PubCo board of directors must at least consult with shareholders representing at least 3% of PubCo’s issued share capital at the time the cooling-off period was invoked and with the PubCo’s works council (if applicable). Formal statements expressed by these stakeholders during such consultations must be published on PubCo’s website to the extent these stakeholders have approved that publication.

Ultimately one week following the last day of the cooling-off period, the PubCo board of directors must publish a report in respect of its policy and conduct of affairs during the cooling-off period on the PubCo website. This report must also remain available for inspection by PubCo’s shareholders and others with meeting rights under Dutch law at PubCo’s office and must be tabled for discussion at the next general meeting.

Rights of GSR III Shareholders	Rights of PubCo Shareholders
Notice and Record Date of Shareholder/Shareholders’ Meetings

The GSR III amended and restated memorandum and articles of association requires that notice of a general meeting be given not less than five clear days before the date of the meeting. Every notice shall specify the place, the day and the hour of the meeting and the general nature of the business to be conducted at the general meeting, provided that a general meeting of GSR III is deemed to have been duly convened if it is agreed: (i) in the case of an annual general meeting, by all of the holders of shares of GSR III entitled to attend and vote at the meeting; and (ii) in the case of an extraordinary general meeting, by a majority in number of the holders of shares of GSR, having a right to attend and vote at the meeting, together holding not less than 95% in par value of the then issued shares of GSR III, giving that right.

The convocation of the PubCo general meeting shall be effected by means of an announcement published in a Dutch daily newspaper with national distribution.

The notice of a PubCo general meeting shall be given by the PubCo board of directors by means of an announcement with due observance of the statutory notice period and in accordance with the law. The notice of a PubCo general meeting shall state the items to be dealt with, the items to be discussed and which items to be voted on, the place and time of the meeting, the procedure for participating at the meeting whether or not by written proxy-holder, the address of the website of PubCo and, if applicable, the procedure for participating at the meeting and exercising one’s right to vote by electronic means of communication, with due observance of the relevant provisions of the law. Further thereto the notice of a PubCo general meeting shall also state the record date (being the 28th prior to the date of a PubCo general meeting, or such other day as prescribed by law) and the manner in which the persons with meeting rights may procure their registration and exercise their rights.

Any subject for discussion which has been requested in writing by one or more shareholders and/or other persons with meeting rights pursuant to Dutch law who individually or jointly represent at least 3% of the issued capital of PubCo, shall be included in the notice of the general meeting or shall be notified in the same manner as the other subjects for discussion, provided PubCo has received the request (including the reasons for such request) not later than 60 days before the day of the meeting. Such written requests must comply with the conditions stipulated by the PubCo board of directors as posted on PubCo’s website.

Quorum and Actions

The GSR III amended and restated memorandum and articles of association provides that business may only be transacted at a general meeting if a quorum is present, whereby the holders of one-third of the Shares being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorised representative or proxy shall be a quorum. If a quorum is not present within half an hour from the time appointed for the meeting to commence, the meeting shall stand adjourned to the same day in the next week at the same time and/or place or to such other day, time and/or place as the directors may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting to commence, the holders of shares of GSR III present shall be a quorum.

Under the PubCo Articles of Association no quorum requirement applies to the PubCo general meeting. Certain resolutions can only be adopted by a (enhanced) majority of the votes, representing a certain part of the issued share capital.

Rights of GSR III Shareholders	Rights of PubCo Shareholders
Shareholder Action Without Meeting
The GSR III amended and restated memorandum and articles of association provides that action of the shareholders may be taken by unanimous written consent in lieu of a meeting.	The PubCo Articles of Association do not provide for the option that shareholders’ resolutions are adopted in writing.
Indemnification of Directors and Officers

The GSR III amended and restated memorandum and articles of association provides that each current and former director and officer of GSR III (which does note include auditors of GSR III) (each an “indemnified person”) shall be indemnified out of the assets of GSR III against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud, wilful neglect or wilful default. No “indemnified person” shall be liable to GSR III for any loss or damage incurred by GSR III as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud, wilful neglect or wilful default of such “indemnified person”, provided that no person shall be found to have committed actual fraud, wilful neglect or wilful default unless or until a court of competent jurisdiction shall have made a finding to that effect.

Pursuant to the PubCo Articles of Association, PubCo shall indemnify each current or former PubCo director in any anticipated or pending action, suit, proceeding or investigation for any claim against that PubCo director that such PubCo director may derive from exercising his respective duties as a PubCo director for any and all:

•   costs and expenses, including but not limited to substantiated attorneys’ fees, reasonably incurred in relation to that PubCo director’s defences in the relevant action, suit, proceeding or investigation or a settlement thereof;

•    liabilities, losses, damages, fines, penalties and other claims and/or financial effects of judgements against that PubCo director, excluding any reputational damages and (other) immaterial damages; and

•   payments by that PubCo director and/or any other financial effects resulting from a settlement of such action, suit, proceeding or investigation, excluding any reputational damages and (other) immaterial damages, subject to prior written approval of such settlement by PubCo (such approval not to be unreasonably withheld), provided he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of PubCo or out of his mandate, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Any indemnification by PubCo pursuant to the PubCo Articles Association described above (i) shall be made only upon a determination by the PubCo board of directors that indemnification of the PubCo director is proper under the circumstances because he had met the applicable standard of conduct set forth above, and (ii) may be paid by PubCo in advance of the final disposition of the relevant anticipated or pending action, suit or proceeding against that PubCo director, upon a resolution of the PubCo board of directors with respect to the specific case.

Rights of GSR III Shareholders	Rights of PubCo Shareholders

A PubCo director, current or former, shall not be entitled to any indemnification pursuant to the PubCo Articles of Association, if and to the extent:

•   a competent court, a judicial tribunal or, in case of an arbitration, an arbitrator or arbitral panel has established by final judgement that is not open to challenge or appeal, that the acts or omissions of the current or former PubCo director can be considered intentional, willfully reckless or seriously culpable, unless this would in the given circumstances be unacceptable according to the standards of reasonableness and fairness;

•    the costs or the decrease in assets of the current or former PubCo director are/is covered by an insurance and the insurer started payment of the costs or the decrease in assets; or

•   PubCo and/or a company in the group brought the procedure in question up before the relevant court, judicial tribunal or, in case of an arbitration, arbitrator or arbitral panel,

in which event he shall immediately repay any amount paid to him (in advance, as the case may be) by PubCo in connection with the indemnification described herein.

(i)
Limitation on Liability of Directors

The GSR III amended and restated memorandum and articles of association provides that no “indemnified person” shall be liable to GSR III for any loss or damage incurred by GSR III as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud, wilful neglect or wilful default of such “indemnified person”. No person shall be found to have committed actual fraud, wilful neglect or wilful default unless or until a court of competent jurisdiction shall have made a finding to that effect. The directors, on behalf of GSR III, may purchase and maintain insurance for the benefit of any director or officer against any liability which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to GSR III.

Pursuant to Dutch law, each PubCo director may be held jointly and severally liable to PubCo for damages in the event of improper or negligent performance of his or her duties. Furthermore, PubCo directors may be held liable to third parties based on tort pursuant to certain provisions of the Dutch Civil Code. All PubCo directors will be jointly and severally liable for failure of one or more co-directors. An individual PubCo director will only be exempt from liability if he or she proves that he or she cannot be held culpable for the mismanagement and that he or she has not been negligent in seeking to prevent the consequences of the mismanagement. In this regard a PubCo director may, however, refer to the allocation of tasks among the PubCo directors. In certain circumstances, including in the event of bankruptcy of the company, directors may incur additional specific civil and criminal liabilities.

Rights of GSR III Shareholders	Rights of PubCo Shareholders
Dissolution/Liquidation

The GSR III amended and restated memorandum and articles of association provides that in the event that GSR III does not consummate a business combination by 18 months after the date of the closing of the GSR III IPO (or up to 21 months at the discretion of the Sponsor) after the closing of the GSR III IPO GSR III shall: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Shares issued in the GSR III IPO, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account (less taxes payable and up to $100,000 of interest to pay liquidation expenses), divided by the number of then outstanding Shares issued in the GSR III IPO, which redemption will completely extinguish public shareholders rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law; and (iii) as promptly as reasonably possible following such redemption, subject to the approval of GSR III’s remaining shareholders and the GSR III board of directors, liquidate and dissolve, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

PubCo may only be dissolved by a resolution of the PubCo general meeting at the proposal of the PubCo board of directors. If a resolution to dissolve PubCo is to be submitted to the PubCo general meeting, this must in all cases be stated in the convocation notice for the relevant PubCo general meeting. If the PubCo general meeting resolves to dissolve PubCo, the members of the PubCo board of directors will be charged with the liquidation of the business of PubCo, unless the PubCo general meeting resolves otherwise at the proposal of the PubCo board of directors. During liquidation, the provisions of the PubCo Articles of Association will remain in force as long as possible.

The balance remaining after payment of the debts of PubCo following its dissolution shall be transferred to the PubCo shareholders pro rata in proportion to the number of PubCo shares held by each PubCo shareholder.

Rights of Inspection

The GSR III amended and restated memorandum and articles of association provides that no shareholder (not being a director) shall have any right of inspecting any account or book or document of GSR III except as conferred by the Companies Act or authorized by the directors or by GSR III in general meeting.

Shareholders will be provided, at the PubCo general meeting, with all information that the shareholders require, unless doing so would be contrary to an overriding interest of PubCo or its stakeholders. PubCo must give reason to shareholders for electing not to provide such information on the basis of an overriding interest. In principle, shareholders have no such right to obtain specific information they would like to receive outside a PubCo general meeting.

Derivative Shareholder Suits

GSR III’s Cayman Islands counsel is not aware of any reported class action having been brought in a Cayman Islands court. Derivative actions have been brought in the Cayman Islands courts, and the Cayman Islands courts have confirmed the availability for such actions. In most cases, the company will be the proper plaintiff in any claim based on a breach of duty owed to it, and a claim against (for example) GSR III officers or directors usually may not be brought by a shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority and be applied by a court in the Cayman Islands, exceptions to the foregoing principle apply in circumstances in which:

•   a company is acting, or proposing to act, illegally or beyond the scope of its authority;

In the event a third party is liable to a Dutch company, only the company itself can bring a civil action against that party. Individual shareholders in principle do not have the right to bring an action on behalf of the company. An individual shareholder may, in its own name, have an individual right to take action against such third party in the event that the cause for the liability of that third party also constitutes a tortious act directly against that individual shareholder. The Dutch Civil Code provides for the possibility to initiate such shareholder actions collectively. A foundation or an association whose objective is to protect the rights of a group of persons having similar interests can institute a class action, requesting a declaratory judgment (verklaring voor recht) in which a party is held liable for a tortious act. In the event that such foundation

Rights of GSR III Shareholders	Rights of PubCo Shareholders

•   the act complained of, although not beyond the scope of the authority, could be effected if duly authorized by more than the number of votes which have actually been obtained; or

•   those who control the company are perpetrating a “fraud on the minority.”

or association should succeed in obtaining a declaratory judgment, it will be up to the individual injured parties to claim monetary compensation in individual secondary proceedings. In these individual proceedings the injured party will only have to demonstrate that it suffered damage and that its damage was caused by the now established wrongful act of the responsible party. Further, as of January 1 2020, Dutch law provides for the possibility to have a class action for claiming monetary damages, subject to additional safeguards in respect of the standing of the association or foundation as a representative organization.

As an alternative option, the Dutch Code of Civil Procedure and the Dutch Civil Code also contain a facility for group settlement of claims for large scale damage. The facility makes it possible for parties to request the Amsterdam Court of Appeal to declare a settlement between a liable party and a foundation or association which represents the interests of the injured parties universally binding. Once declared universally binding, the agreement is binding upon all injured parties. The facility thus makes it possible for a liable party to definitely settle a claim with an undetermined number of injured parties. Once the Amsterdam Court of Appeal grants the motion, injured parties will have the possibility to opt out of the settlement during a limited period of time. If an injured party opts out it can either litigate itself or try to reach an individual settlement.

A shareholder may have a direct right of action against GSR III where the individual rights of that shareholder have been infringed or are about to be infringed.
Conflict of Interest Transactions

The GSR III amended and restated memorandum and articles of association provides that, unless permitted by the amended and restated memorandum and articles of association, a director may not have a direct or indirect interest or duty which conflicts or may possibly conflict with the interests of GSR III.

A PubCo Director shall not participate in deliberations and the decision-making process in the event of a direct or indirect personal conflict of interest between that director and PubCo and the enterprise connected with it, or in the event of being involved in a related party transaction within the meaning of Dutch law. If the PubCo board of directors is unable to adopt a resolution as a result of all directors being unable to participate in the deliberations and decision-making process due to such a conflict of interest, or due to all directors being involved in such a related party transaction, the decision shall nevertheless be taken by the PubCo board of directors.

If a director does not comply with the provisions on conflicts of interest, the resolution concerned is subject to nullification and the director may be held liable towards PubCo. This nullification, however, only has internal effect and does not affect the external representation.

Rights of GSR III Shareholders	Rights of PubCo Shareholders

However, the GSR III amended and restated memorandum and articles of association provides that if a director discloses to his fellow directors the nature and extent of any material interest or duty in accordance with the amended and restated memorandum and articles of association he may:

(a)     be a party to, or otherwise interested in, any transaction or arrangement with GSR III or in which GSR III is or may otherwise be interested; or

(b)    be interested in another body corporate promoted by GSR III or in which GSR III is otherwise interested. In particular, the director may be a director, secretary or officer of, or employed by, or be a party to any transaction or arrangement with, or otherwise interested in, that other body corporate.

No specific anti-takeover measures are being implemented in the PubCo structure, provided that the PubCo Articles of Association include provisions that promote board autonomy. For example, certain resolutions of the PubCo general meeting may only be adopted upon a proposal by the PubCo board of directors, or require a qualified majority in the absence of such a proposal.

If a director has made such a disclosure, then he shall not, by reason only of his office, be accountable to GSR III for any benefit that he derives from any such transaction or arrangement or from any such office or employment or from any interest in any such body corporate, and no such transaction or arrangement shall be liable to be avoided on the ground of any such interest or benefit.

Listing
The GSR III Class A Ordinary Shares trade on Nasdaq.	The PubCo Ordinary Shares will be listed on Nasdaq.
Anti-Takeover Provisions

The GSR III amended and restated memorandum and articles of association provides that, the directors shall be divided into three classes: Class I, Class II and Class III. The number of directors in each class shall be as nearly equal as possible. The existing directors shall by resolution classify themselves as Class I, Class II or Class III directors. The Class I Directors shall stand elected for a term expiring at GSR III’s first annual general meeting, the Class II directors shall stand elected for a term expiring at GSR III’s second annual general meeting and the Class III directors shall stand elected for a term expiring at GSR III’s third annual general meeting. Commencing at GSR III’s first annual general meeting, and at each annual general meeting thereafter, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual general meeting after their election. All directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified.

Rights of GSR III Shareholders	Rights of PubCo Shareholders

Subject to the provisions of the Cayman Islands Companies Act, the GSR III amended and restated memorandum and articles of association and the rules of Nasdaq, the directors have general and unconditional authority to allot (with or without confirming rights of renunciation), issue, grant options over or otherwise deal with any unissued Shares of GSR III to such persons, at such times and on such terms and conditions as they may decide, save that the directors may not allot, issue, grant options over or otherwise deal with any unissued Shares to the extent that it may affect the ability of GSR III to carry out a Class B Share Conversion as described in the GSR III amended and restated memorandum and articles of association.

The directors may so deal with the unissued Shares of GSR III:
(a) either at a premium or at par; or (b) with or without preferred, deferred or other special rights or restrictions whether in regard to dividend, voting, return of capital or otherwise.

GSR III may issue rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in GSR III at such times and on such terms and conditions as the directors may decide.

SHARES ELIGIBLE FOR FUTURE SALE

The PubCo Ordinary Shares to be issued to GSR III Shareholders in connection with the Business Combination will be freely transferable by persons other than PubCo’s affiliates without restrictions under the Securities Act, subject to the restrictions described below.

Rule 144

PubCo Ordinary Shares received in the Business Combination by persons who become affiliates of PubCo for purposes of Rule 144 under the Securities Act may be resold by them only in transactions permitted by Rule 144, or as otherwise permitted under the Securities Act. Persons who may be deemed affiliates of PubCo generally include individuals or entities that control, are controlled by or are under common control with, PubCo and may include the directors and executive officers of PubCo, as well as its principal shareholders.

Pursuant to Rule 144, a person who has beneficially owned restricted PubCo Ordinary Shares for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of PubCo’s affiliates at the time of, or at any time during the three months preceding, a sale and (ii) PubCo is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and has filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as PubCo was required to file reports) preceding the sale. Persons who have beneficially owned restricted PubCo Ordinary Shares for at least six months but who are PubCo’s affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•        1% of the total number of ordinary shares then outstanding; or

•        the average weekly reported trading volume of the ordinary shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by PubCo’s affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about PubCo.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•        the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•        the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•        the issuer of the securities has filed all Exchange Act reports and materials required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than current reports; and

•        at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, although PubCo will be a new registrant, PubCo Ordinary Shares may not be eligible for sale pursuant to Rule 144 without registration until one year after PubCo files an annual report on Form 10-K after the Closing.

Registration Rights

Certain persons who will be holders of the Ordinary Shares immediately after consummation of the Business Combination, including the GSR III Initial Shareholders and the Terra Quotaholders, will be entitled to registration rights pursuant to the Registration Rights Agreement. For additional detail on the Registration Rights Agreement, see “The Business Combination Agreement and Ancillary Documents — Ancillary Documents — Registration Rights Agreement.”

Listing of PubCo Securities

PubCo intends to apply to list the PubCo Ordinary Shares on Nasdaq under the symbol “NKLR” upon the Closing.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

GSR III Relationships and Related Party Transactions

Founder Shares

On May 30, 2023, the Sponsor paid $25,000 to cover certain offering costs of the Company in consideration for 5,750,000 Class B ordinary shares of the Company (after giving effect to a share surrender effected on June 5, 2024). The initial shareholders have not forfeited Founder Shares as the over-allotment option was exercised in full by the underwriter. The Founder Shares represent 20.0% of the Company’s issued and outstanding shares after the GSR III IPO. The Founder Shares are identical to the GSR III Class A Ordinary Shares included in the public units, except that (i) the Founder Shares are subject to certain transfer restrictions, (ii) the GSR III Initial Shareholders, officers and directors of GSR III have entered into a letter agreement with GSR III, pursuant to which they have agreed, for no additional consideration, (a) to waive their redemption rights with respect to their Founder Shares and public shares owned in connection with the completion of an initial business combination, (b) to waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if GSR III fails to complete an initial business combination by May 8, 2026 (or August 7, 2026 at the discretion of the Sponsor) (although they will be entitled to liquidating distributions from the Trust Account with respect to any public shares they hold if GSR III fails to complete its initial business combination within such time period), and (c) to vote their Founder Shares and any public shares purchased during or after the GSR III IPO in favor of the Business Combination and (iii) the Founder Shares are automatically convertible into GSR III Class A Ordinary Shares at the time of the Business Combination on a one-for-one basis, subject to adjustment pursuant to the anti-dilution provisions contained in GSR III’s amended and restated memorandum and articles of association.

GSR III Private Placement Units

Simultaneously with the consummation of the GSR III IPO and the sale of the GSR III Units, the Company consummated the private placement of 422,500 units (including underwriters’ over-allotment exercise of 7,500 Units at a price of $10.00 per Private Placement Unit), generating total proceeds of $4,225,000. Each Private Placement Unit entitles the holder thereof to one Class A ordinary share and one-seventh of one private right to purchase one GSR III Class A ordinary share at $10.00 per share. We will not issue fractional GSR III Class A ordinary shares in connection with an exchange of rights. Fractional Class A ordinary shares will be rounded down to the nearest whole share in accordance with Cayman Islands law. The GSR III Private Placement Units have terms and provisions that are identical to the units sold as part of the GSR III IPO. The private placement units (including any private placement shares, any private placement rights and any Class A ordinary shares underlying the private placement rights) are not transferable, assignable or saleable until 30 days after the completion of initial Business Combination except pursuant to limited exceptions.

Related Party Loans

During June 2024, the Sponsor agreed to loan the Company up to $300,000 pursuant to a promissory note. The Note was non-interest bearing, unsecured and became due on November 8, 2024 upon the closing of the GSR III IPO. During the year ended December 31, 2024, the Company borrowed $132,984 under the Note to pay for offering costs, of which $98,228 was settled through risk capital funding and $34,756 was repaid from the proceeds of the GSR III IPO placed in the Trust Account.

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of GSR III’s officers and directors may, but are not obligated to, loan GSR III funds as may be required. If GSR III completes a Business Combination, GSR III may repay the Working Capital Loans out of the proceeds of the Trust Account released to GSR III. Up to $1,500,000 of the Working Capital Loans may be convertible into private placement units at a price of $10.00 per unit at the option of the lender. The Working Capital Loans may be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, GSR III may use a portion of the proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest.

Registration Rights

Holders of the Founder Shares and Terra Innovatum Quotaholders hold registration rights pursuant to a registration rights agreement. The holders have certain “piggy-back” registration rights with respect to registration statements filed by GSR III subsequent to completion of its initial business combination and rights to require GSR III to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that GSR III will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock up period. GSR III will bear the expenses incurred in connection with the filing of any such registration statements.

At the Closing, PubCo will enter into the Registration Rights Agreement, with the Terra Quotaholders and the GSR III Initial Shareholders, which will amend and restate the existing registration rights agreement. Pursuant to the Registration Rights Agreement, the GSR III Initial Shareholders and Terra Quotaholders will be entitled to certain registration rights. For more information about the Registration Rights Agreement, please see the section entitled “The Business Combination Agreement and Ancillary Documents — Ancillary Documents — Registration Rights Agreement.”

Administrative Services Agreement

On November 7, 2024, GSR III pursuant to which we will pay a total of $55,556 per month for office space, administrative and support services to such affiliate. Upon completion of our initial business combination or our liquidation, we will cease paying these monthly fees. Accordingly, in the event the consummation of our initial business combination takes 18 months, an affiliate of Sponsor will be paid a total of approximately $1,000,000 ($55,556 per month) for office space, administrative and support services and will be entitled to be reimbursed for any out-of-pocket expenses. If the time to complete the initial business combination is extended to 21 months at Sponsor’s discretion, Sponsor shall make a capital contribution to GSR III, if necessary, to fund any additional office space, administrative and support services.

Terra Innovatum Relationships and Related Party Transactions

During the years ended December 31, 2024 and December 31, 2023, Terra Innovatum earned other income of $129,170 and $38,941, respectively, for engineering consulting services provided to related parties. The consulting services are unrelated to the core business of Terra Innovatum and are included in the statement of operations under other income — related parties.

As of December 31, 2024 and 2023, Terra Innovatum had amounts due from related parties of $0 and $8,830, respectively. These amounts corresponded to unbilled amounts due from a related party for engineering consulting services provided during the years ended December 31, 2024 and 2023.

During the year ended December 31, 2024, Terra Innovatum entered into an interest-free loan agreement with its quotaholders. The total loan amount of $216,212 is to be provided in cash installments by January 15, 2025. As of December 31, 2024, quotaholders advanced $106,780 of the $216,212. The loan is scheduled to mature on December 31, 2040, with automatic annual extensions permitted until December 31, 2045, unless repayment is requested by the quotaholders.

Terra Innovatum utilizes office space provided by a related party at no charge. There is no formal lease agreement, and no amounts have been recognized for rent expense in the accompanying financial statements. Management has determined that the fair value of the contributed office space is not material to the financial statements.

BENEFICIAL OWNERSHIP

Beneficial Ownership of PubCo

The following table sets forth information regarding the expected beneficial ownership of shares of PubCo Ordinary Shares immediately following consummation of the Business Combination by:

•        each person who is expected to be the beneficial owner of more than 5.0% of PubCo Ordinary Shares post-Business Combination;

•        each person who is expected to become an executive officer or director of PubCo post-Business Combination; and

•        all executive officers and directors of PubCo as a group post-Business Combination.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

The expected beneficial ownership of shares of PubCo post-Business Combination assumes three redemption scenarios:

•        No Redemption Scenario:    This scenario assumes that no holders of GSR III Class A Ordinary Shares subject to possible redemption exercise their right to have their GSR III Class A Ordinary Shares redeemed for their pro rata share of the Trust Account.

•        50% Redemption Scenario:    This scenario assumes that 11,500,000 holders of GSR III Class A Ordinary Shares subject to possible redemption exercise their right to have their GSR III Class A Ordinary Shares redeemed for their pro rata share of the Trust Account.

•        Maximum Redemption Scenario:    This scenario assumes that 19,606,364 GSR III Class A Ordinary Shares subject to possible redemption exercise their right to have their GSR III Class A Ordinary Shares redeemed for their pro rata share of the Trust Account.

The expected beneficial ownership does not include any Ordinary Shares that may become issuable upon the conversion of any PubCo Preferred Shares as the holders of such shares will not have voting or dispositive power over such shares 60 days of the Closing. The holders of the PubCo Preferred Shares have agreed pursuant to a written agreement to waive all voting rights for these shares prior to conversion to the extent permitted by Dutch law. They have further agreed to grant the Chief Executive Officer a proxy to vote all such shares on all matters for which voting rights cannot be waived. The Chief Executive Officer will vote such shares in the same proportion as all other PubCo Ordinary Shares are voted so as to have no impact on the result of any proposal put before shareholders. Under Dutch law, the votes underlying each Preferred Share may be apportioned so as to facilitate this proportionate voting.

If the actual facts are different from the foregoing assumptions, ownership figures in the PubCo and the table that follows could differ.

Unless otherwise indicated, all persons named in the table below have, or may be deemed to have, sole voting and investment power with respect to the voting securities beneficially owned by them.

Name and Address of Beneficial Owner(14)	Post-Business Combination
	Assuming No Redemptions Into Cash(1)		Assuming 50% Redemptions Into Cash(2)		Assuming Maximum Redemptions Into Cash(3)
	Number of PubCo Ordinary Shares	% of PubCo Ordinary Shares	Number of PubCo Ordinary Shares	% of PubCo Ordinary Shares	Number of PubCo Ordinary Shares	% of PubCo Ordinary Shares
Directors and Executive Officers of PubCo
Alessandro Petruzzi(4)	12,920,000	15.5%	12,920,000	17.9%	12,920,000	20.2%
Cesare Frepoli(5)	12,920,000	15.5%	12,920,000	17.9%	12,920,000	20.2%
Marco Cherubini(6)	12,920,000	15.5%	12,920,000	17.9%	12,920,000	20.2%
Massimo Morichi(7)	4,275,000	5.1%	4,275,000	5.9%	4,275,000	6.7%
Guillaume Moyen(8)	237,500	*	237,500	*	237,500	*
Giordano Morichi(9)	3,800,000	4.6%	3,800,000	5.3%	3,800,000	5.9%
Rex S. Jackson	—	0.0%	—	* %	—	* %
Martha J. Crawford	—	0.0%	—	* %	—	* %
Katherine Williams	—	0.0%	—	* %	—	* %
Michael Howard	—	0.0%	—	* %	—	* %
Peter Hastings	—	0.0%	—	* %	—	* %
All PubCo directors and executive officers as a group (nine individuals)	47,072,500	56.2%	47,072,500	64.9%	47,072,500	73.2%
5% Holders of PubCo Ordinary Shares
GSR III Sponsor LLC(10)	5,934,346	7.1%	5,934,346	8.2%	5,934,346	9.3%
Gus Garcia(10)(11)	5,956,408	7.1%	5,956,408	8.3%	5,956,408	9.3%
Lewis Silberman(10)(12)	5,952,010	7.1%	5,952,010	8.3%	5,952,010	9.3%
Anantha Ramamurti(10)(13)	5,952,010	7.1%	5,952,010	8.3%	5,952,010	9.3%
Cesare Frepoli(5)	12,920,000	15.5%	12,920,000	17.9%	12,920,000	20.2%
Marco Cherubini(6)	12,920,000	15.5%	12,920,000	17.9%	12,920,000	20.2%
Alessandro Petruzzi(4)	12,920,000	15.5%	12,920,000	17.9%	12,920,000	20.2%
Massimo Morichi(8)	4,275,000	5.1%	4,275,000	5.9%	4,275,000	6.7%
Giordano Morichi(9)	3,800,000	4.6%	3,800,000	5.3%	3,800,000	5.9%

____________

*        Less than 1%

(1)      The Post-Business Combination percentage of beneficial ownership is calculated based on 83,487,964 PubCo Ordinary Shares issued and outstanding. Such amount assumes that no GSR III public shareholders have redeemed their public shares. The 83,487,964 PubCo Ordinary Shares includes (i) 1,000,000 Pubco Ordinary Shares potentially issuable to PAC upon the exercise of a warrant to be issued upon the Closing of the Business Combination, and (ii) 1,473,794 PubCo Ordinary Shares potentially issuable upon the exercise of warrants to be issued upon the Closing of the Business Combination to certain Bridge Loan lenders. All such warrants are exercisable within 60 days of the Closing.

(2)      The Post-Business Combination percentage of beneficial ownership is calculated based on 71,987,964 PubCo Ordinary Shares issued and outstanding. Such amount assumes that 11,500,000 shares have been redeemed by GSR III public shareholders. The 71,987,964 PubCo Ordinary Shares includes (i) 1,000,000 Pubco Ordinary Shares potentially issuable to PAC upon the exercise of a warrant to be issued upon the Closing of the Business Combination, and (ii) 1,473,794 PubCo Ordinary Shares potentially issuable upon the exercise of warrants to be issued upon the Closing of the Business Combination to certain Bridge Loan lenders. All such warrants are exercisable within 60 days of the Closing.

(3)      The Post-Business Combination percentage of beneficial ownership is calculated based on 63,881,600 PubCo Ordinary Shares issued and outstanding. Such amount assumes that 19,606,364 shares have been redeemed by GSR III public shareholders. The 63,881,600 PubCo Ordinary Shares includes (i) 1,000,000 Pubco Ordinary Shares potentially issuable to PAC upon the exercise of a warrant to be issued upon the Closing of the Business Combination, and (ii) 1,473,794 PubCo Ordinary Shares potentially issuable upon the exercise of warrants to be issued upon the Closing of the Business Combination to certain Bridge Loan lenders. All such warrants are exercisable within 60 days of the Closing.

(4)      Includes 12,920,000 PubCo Ordinary Shares to be held by Alessandro Petruzzi upon the Closing.

(5)      Includes 12,920,000 PubCo Ordinary Shares to be held by Cesare Frepoli upon the Closing.

(6)      Includes 12,920,000 PubCo Ordinary Shares to be held by Marco Cherubini upon the Closing.

(7)      Includes 4,275,000 PubCo Ordinary Shares to be held by Massimo Morichi upon the Closing.

(8)      Includes 237,500 PubCo Ordinary Shares to be held by Guillaume Moyen upon the Closing.

(9)      Includes 3,800,000 PubCo Ordinary Shares to be held by Giordano Morichi upon the Closing.

(10)    GSR III Sponsor LLC is the record holder of the PubCo Ordinary Shares reported herein consisting of the following GSR III Ordinary Shares which will be exchanged on a one-for-one basis for PubCo Ordinary Shares on the Closing Date: (i) 5,495,000 GSR III Class B Ordinary Shares, including 549,500 Vesting Sponsor Shares, subject to the vesting conditions pursuant to the Business Combination Agreement as the Sponsor will retain voting power with respect to the Vesting

Sponsor Shares, (ii) 384,428 GSR III Class A Ordinary Shares, and (iii) 54,918 Private Placement Rights which will convert into GSR III Class A Ordinary Shares on a one-for-one basis immediately prior to the Closing of the Business Combination. Gus Garcia, Lewis Silberman, and Anantha Ramamurti are the managers of the Sponsor, who by virtue of their control may be deemed to share beneficial ownership of the shares held by the Sponsor. Each of Mr. Garcia, Silberman, and Ramamurti disclaims beneficial ownership of the shares held by the Sponsor except of any pecuniary interest therein.

(11)    Includes (i) 5,934,346 PubCo Ordinary Shares to be held by the Sponsor upon the Closing, of which Gus Garcia may be deemed to share beneficial ownership of the shares held by the Sponsor, (ii) 7,354 PubCo Ordinary Shares underlying the conversion of the Bridge Loans upon the Closing, and (iii) 14,708 PubCo Ordinary shares underlying the warrants in connection with the Bridge Loans which become exercisable for PubCo Ordinary shares upon the Closing.

(12)    Includes (i) 5,934,346 PubCo Ordinary Shares to be held by the Sponsor upon the Closing, of which Lewis Silberman may be deemed to share beneficial ownership of the shares held by the Sponsor, (ii) 5,888 PubCo Ordinary Shares underlying the conversion of the Bridge Loans upon the Closing, and (iii) 11,776 PubCo Ordinary shares underlying the warrants in connection with the Bridge Loans which become exercisable for PubCo Ordinary shares upon the Closing.

(13)    Includes (i) 5,934,346 PubCo Ordinary Shares to be held by the Sponsor upon the Closing, of which Anantha Ramamurti may be deemed to share beneficial ownership of the shares held by the Sponsor, (ii) 5,888 PubCo Ordinary Shares underlying the conversion of the Bridge Loans upon the Closing, and (iii) 11,776 PubCo Ordinary shares underlying the warrants in connection with the Bridge Loans which become exercisable for PubCo Ordinary shares upon the Closing.

(14)    Unless otherwise noted, the business address of each of the following entities or individuals is Via Matteo Trenta 117, Lucca, Italy.

Beneficial Ownership of GSR III Securities

The following table sets forth information regarding the beneficial ownership of GSR III Class A Ordinary Shares as of June 24, 2025, by:

•        each person known by us to be the beneficial owner of more than 5% of our issued and outstanding ordinary shares;

•        each of our directors and officers that beneficially owns ordinary shares; and

•        all our directors and officers as a group.

Unless otherwise indicated, GSR III believes that all persons named in the table have sole voting and investment power with respect to GSR III Class A Ordinary Shares beneficially owned by them.

Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned		Approximate Percentage of Issued and Outstanding Ordinary Shares
GSR III Sponsor LLC(1)(2)	5,934,346		20%
Gus Garcia(2)	5,934,346		20%
Lewis Silberman(2)	5,934,346		20%
Anantha Ramamurti(2)	5,934,346		20%
Yuya Orime(3)	225,000	*
Jonathan Cole(4)	10,000	*
Susie Kuan(4)	10,000	*
Jody Sitkoski(4)	10,000	*
All officers, directors and director nominees as a group (eight individuals)(5)	6,189,346

____________

*        Less than one percent.

(1)      Represents (i) 5,495,000 Class B ordinary shares that automatically convert on a one-for one basis into Class A ordinary shares at the time of a qualifying initial Business Combination, or earlier at the option of the holder, and (ii) 439,346 private placement units that consist of 384,428 Class A ordinary shares and rights to receive 54,918 Class A ordinary shares after conversion of the right per unit to acquire one-seventh of one share upon the consummation of a qualifying initial Business Combination.

(2)      Messrs. Garcia, Silberman and Ramamurti each disclaims beneficial of such shares except to the extent of any pecuniary interest therein.

(3)      Includes the 225,000 founder shares our Sponsor transferred to Mr. Orime on December 19, 2024.

(4)      Includes the 10,000 founder shares our Sponsor transferred to each independent director on October 31, 2024.

(5)      Includes the 5,934,346 ordinary shares beneficially owned by our Sponsor’s Managing Members, 225,000 founder shares held by one of our officers and 30,000 founder shares collectively held by the independent directors.

PROPOSAL NO. 1 — THE BUSINESS COMBINATION PROPOSAL

Overview

GSR III is asking its shareholders to adopt the Business Combination Agreement, and approve the Business Combination. GSR III shareholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination Agreement, which is attached as Annex A to this proxy statement/prospectus. Please see the sections entitled “The Business Combination” and “The Business Combination Agreement and Ancillary Documents” for additional information and a summary of certain terms of the Business Combination and the Business Combination Agreement. GSR III shareholders are urged to read carefully the Business Combination Agreement in its entirety before voting on this proposal.

Vote Required for Approval

The Business Combination Proposal is conditioned on the approval of the Merger Proposal at the General Meeting.

The Business Combination Proposal (and consequently, the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination) will be adopted and approved only if the GSR III shareholders approve an ordinary resolution under Cayman Islands law, being, where a quorum is present, the affirmative vote “FOR” the Business Combination Proposal of the holders of at least a majority of the issued GSR III Class A Ordinary Shares who are present in person or represented by proxy and entitled to vote thereon and who vote at the General Meeting. Broker non-votes will not be counted in connection with the determination of whether a valid quorum is established, and will have no effect on the Business Combination Proposal, Merger Proposal, Incentive Plan Proposal or Adjournment Proposal. Abstentions will be considered present for the purposes of establishing a quorum but, as a matter of Cayman Islands law, will not constitute a vote cast at the General Meeting and therefore will have no effect on the approval of each of the Business Combination Proposal, Merger Proposal, Incentive Plan Proposal and Adjournment Proposal. However, Nasdaq requires that for the Business Combination Proposal, Merger Proposal or Adjournment Proposal to be approved, there must be more votes cast in favor of the proposal than the aggregate of votes against such proposal plus abstentions. Broker non-votes do not count as votes cast. Therefore, in order to maintain compliance with this Nasdaq requirement, abstentions will count as a vote “AGAINST” each of the Business Combination Proposal, Merger Proposal, Incentive Plan Proposal and Adjournment Proposal.

As of the date of this proxy statement/prospectus, the GSR III Initial Shareholders have agreed to vote any GSR III Class A Ordinary Shares owned by them in favor of the Business Combination Proposal. As of the date hereof, the GSR III Initial Shareholders own 20% of the issued and outstanding GSR III Class A Ordinary Shares and have not purchased any public shares, but may do so at any time.

Resolution

The full text of the resolution to be voted upon is as follows:

“RESOLVED, as an ordinary resolution, that, assuming the Merger Proposal is authorized, approved and confirmed, the Business Combination Agreement, dated as of April 21, 2025 (as it may be amended from time to time), a copy of which is attached to the accompanying proxy statement/prospectus as Annex A, by and among GSR III, and Terra Innovatum, and the consummation of the transactions contemplated thereby (collectively, the “Business Combination”) be authorized, approved and confirmed in all respects.”

Recommendation of the GSR III Board

THE GSR III BOARD UNANIMOUSLY RECOMMENDS
THAT GSR III SHAREHOLDERS VOTE “FOR”
THE APPROVAL OF BUSINESS COMBINATION PROPOSAL

The existence of financial and personal interests of one or more of GSR III’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of GSR III and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, GSR III’s officers may have interests in the Business Combination Proposal that may conflict with your interests as a shareholder. See the section entitled “The Business Combination — Interests of Certain Persons in the Business Combination” for a further discussion of these considerations.

PROPOSAL NO. 2 — THE MERGER PROPOSAL

Overview

GSR III is asking its shareholders to approve the Merger and authorize the Plan of Merger. GSR III shareholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Plan of Merger, which is attached as Annex B to this proxy statement/prospectus. GSR III shareholders are urged to read carefully the Plan of Merger in its entirety before voting on this proposal.

Vote Required for Approval

The Merger Proposal is conditioned on the approval of each of the Business Combination Proposal at the General Meeting.

The Merger Proposal (and consequently, the Plan of Merger and the transactions contemplated thereby) will be adopted and approved only if the GSR III shareholders approve a special resolution under Cayman Islands law, being, where a quorum is present, the affirmative vote “FOR” the Merger Proposal of the holders of at least two-thirds of the issued GSR III Class A Ordinary Shares who are present in person or represented by proxy and entitled to vote thereon and who vote at the General Meeting. Broker non-votes will not be counted in connection with the determination of whether a valid quorum is established, and will have no effect on the Business Combination Proposal, Merger Proposal, Incentive Plan Proposal or Adjournment Proposal. Abstentions will be considered present for the purposes of establishing a quorum but, as a matter of Cayman Islands law, will not constitute a vote cast at the General Meeting and therefore will have no effect on the approval of each of the Business Combination Proposal, Merger Proposal, Incentive Plan Proposal and Adjournment Proposal. However, Nasdaq requires that for the Business Combination Proposal, Merger Proposal, Incentive Plan Proposal or Adjournment Proposal to be approved, there must be more votes cast in favor of the proposal than the aggregate of votes against such proposal plus abstentions. Broker non-votes do not count as votes cast. Therefore, in order to maintain compliance with this Nasdaq requirement, abstentions will count as a vote “AGAINST” each of the Business Combination Proposal, Merger Proposal, Incentive Plan Proposal and Adjournment Proposal.

As of the date of this proxy statement/prospectus, the GSR III Initial Shareholders have agreed to vote any GSR III Class A Ordinary Shares owned by them in favor of the Merger Proposal. As of the date hereof, the GSR III Initial Shareholders own 20% of the issued and outstanding GSR III Class A Ordinary Shares and have not purchased any public shares, but may do so at any time.

Resolution

The full text of the resolution to be voted upon is as follows:

“RESOLVED, as a special resolution, that, assuming the Business Combination Proposal is authorized, approved and confirmed, the Plan of Merger in the form tabled to the Extraordinary General Meeting (a draft of which is attached to the accompanying proxy statement/prospectus as Annex B), pursuant to which, among other things will merge GSR III will merger with and into Terra MergerCo, so that GSR III will be the surviving company and a fully owned-subsidiary of PubCo, and all the rights and obligations of will be assumed by PubCo by virtue of such merger pursuant to the Companies Act (As Revised) of the Cayman Islands, and the consummation of the merger and the remaining transactions contemplated thereby, be authorized, approved and confirmed in all respects; and GSR III be authorized to enter into the Plan of Merger.”

Recommendation of the GSR III Board

THE GSR III BOARD UNANIMOUSLY RECOMMENDS
THAT GSR III SHAREHOLDERS VOTE “FOR”
THE APPROVAL OF THE MERGER PROPOSAL

The existence of financial and personal interests of one or more of GSR III’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of GSR III and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, GSR III’s officers may have interests in the Merger Proposal that may conflict with your interests as a shareholder. See the section entitled “The Business Combination — Interests of Certain Persons in the Business Combination” for a further discussion of these considerations.

PROPOSAL nO. 3 — THE INCENTIVE PLAN PROPOSAL

On or prior to the consummation of the Business Combination, PubCo’s board of directors and shareholders will adopt and approve the Equity Incentive Plan (the “Plan”). The Plan is a comprehensive incentive compensation plan under which PubCo can grant equity-based and other incentive awards to our officers, employees, directors, and consultants. The purpose of the Plan is to secure and retain the services of our officers, employees, directors and consultants, and to provide incentives for such persons to exert maximum efforts for the success of the Company and any affiliate and to provide a means by which such persons may be given an opportunity to benefit from increases in value of the ordinary shares through the granting of awards.

Administration.    The Plan is administered by the board, and upon consummation of the Business Combination, may be administered by the committee of the board, which shall consist of three members of the board, at least two of which are “non-employee directors” within the meaning of Rule 16b-3 promulgated under the Exchange Act and “independent” for purposes of any applicable listing requirements. If a member of the committee is eligible to receive an award under the Plan, such committee member shall have no authority under the plan with respect to his or her own award. Among other things, the board or committee has complete discretion, subject to the express limits of the Plan, to determine the directors, employees and nonemployee consultants to be granted an award, the type of award to be granted the terms and conditions of the award, the form of payment to be made and/or the number of ordinary shares subject to each award, the exercise price of each option, the term of each award, the vesting schedule for an award, whether to accelerate vesting, the value of the ordinary shares underlying the award, and the required withholding, if any. The board or committee may amend, modify or terminate any outstanding award, provided that the participant’s consent to such action is required if the action would impair the participant’s rights or entitlements with respect to that award. The board or committee is also authorized to construe the award agreements, and may prescribe rules relating to the Plan. Notwithstanding the foregoing, the board or committee does not have any authority to grant or modify an award under the Plan with terms or conditions that would cause the grant, vesting or exercise thereof to be considered nonqualified “deferred compensation” subject to Code Section 409A, unless such award is structured to be exempt from or comply with all requirements of Code Section 409A.

Grant of Awards; Shares Available for Awards.    The Plan provides for the grant of stock options, performance share unit awards, restricted stock restricted share unit awards and cash to non-employee directors, officers, employees and nonemployee consultants of Terra Innovatum Global N.V. or its affiliates. The aggregate number of ordinary shares reserved and available for grant and issuance under the Plan is10% of the total number of ordinary shares issued and outstanding as of immediately following the consummation of the business combination. Such aggregate number of shares will automatically increase on January 1 of each year for a period of ten years commencing on January 1, 2026 and ending on (and including) January 1, 2036, in an amount equal to 5% of the total number of shares of Stock outstanding on December 31 of the preceding year (the “Determination Date”); provided, however, that if on any Determination Date, the total number of ordinary shares include ordinary shares issued during the calendar year in which such Determination Date occurs upon conversion of convertible preferred shares in the Company’s share capital (such ordinary shares, the “Conversion Shares”), then on the next following January 1, the aggregate number of ordinary shares will automatically increase in an amount equal to the greater of (i) 5% of the total number of ordinary shares outstanding on the Determination Date and (ii) 10% of the total number of such Conversion Shares; provided further, however, that the Board may act prior to January 1st of a given year to provide that the increase for such year will be a lesser number of shares of Stock. No more than 10% of the total number of ordinary shares issued and outstanding as of immediately following the consummation of the business combination in the aggregate may be issued under the Plan in connection with incentive stock options. Shares shall be deemed to have been issued under the Plan solely to the extent actually issued and delivered pursuant to an award. If any award granted under the Plan expires, is cancelled, or terminates unexercised or is forfeited, the number of shares subject thereto is again available for grant under the Plan. The Plan shall continue in effect, unless sooner terminated, until the tenth (10th) anniversary of the date on which it is adopted by the board of directors. The board of directors in its discretion may terminate the Plan at any time with respect to any shares for which awards have not theretofore been granted; provided, however, that the Plan’s termination shall not materially and adversely impair the rights of a holder, without the consent of the holder, with respect to any award previously granted.

Director Compensation.    Any compensation for directors must be determined in accordance with Dutch law and with due observance of the Company’s remuneration policy as adopted by the general meeting of the Company at the proposal of the board. Any proposal with respect to remuneration schemes in the form of shares or rights to subscribe for shares shall be submitted by the board to the general meeting of the Company for its approval. Such proposal shall state at least the maximum number of shares or rights to subscribe for shares that may be granted to directors and the criteria for making or amending such grants.

Future new hires and additional non-employee directors and/or consultants would be eligible to participate in the Plan as well. The number of stock options and/or shares of restricted or performance share units to be granted to executives and directors cannot be determined at this time as the grant of stock options and/or shares of restricted or performance share units is dependent upon various factors such as hiring requirements and job performance.

Stock Options.    The Plan provides for either “incentive stock options” (“ISOs”), which are intended to meet the requirements for special federal income tax treatment under Section 422 of the Code, or “nonqualified stock options” (“NSOs”). Stock options may be granted on such terms and conditions as the board or committee may determine, which shall be specified in the option agreement; provided, however, that the per share exercise price under a stock option may not be less than the fair market value of an ordinary share on the date of grant and the term of the stock option may not exceed 10 years (110% of such value and five years in the case of an ISO granted to an employee who owns (or is deemed to own) more than 10% of the total combined voting power of all classes of capital stock of our Company or a parent or subsidiary of our Company). ISOs may only be granted to employees. In addition, the aggregate fair market value of ordinary shares covered by one or more ISOs (determined at the time of grant), which are exercisable for the first time by an employee during any calendar year may not exceed $100,000. Any excess is treated as an NSO.

Performance Share Unit Awards.    Performance share unit awards entitle the participant to receive cash or ordinary shares upon the attainment of specified performance goals. The board or committee shall set forth in the applicable award agreement the performance goals and objectives and the period of time to which such goals and objectives shall apply. If such goals and objectives are achieved, such distribution of shares, or payment in cash, as the case may be, shall be made no later than by the fifteenth (15th) day of the third (3rd) calendar month next following the end of the Company’s fiscal year to which such performance goals and objectives relate, unless otherwise structured to comply with Code Section 409A.

Restricted Share Unit Awards.    A restricted share unit award provides for a grant of ordinary shares or a cash payment to be made to the holder upon the satisfaction of predetermined individual service-related vesting requirements, based on the number of units awarded to the holder. The board or committee shall set forth in the applicable restricted share unit award agreement the individual service-based vesting requirements which the holder would be required to satisfy before the holder would become entitled to payment and the number of units awarded to the holder. The holder of a restricted share unit shall be entitled to receive a cash payment equal to the fair market value of an ordinary share, or one ordinary share, as determined in the sole discretion of the board or committee and as set forth in the restricted share unit award agreement, for each restricted share unit subject to such restricted share unit award, if and to the extent the holder satisfies the applicable vesting requirements. Such payment or distribution shall be made no later than by the fifteenth (15th) day of the third (3rd) calendar month next following the end of the calendar year in which the restricted share unit first becomes vested, unless otherwise structured to comply with Code Section 409A. A restricted share unit shall not constitute an equity interest in the Company and shall not entitle the Holder to voting rights, dividends or any other rights associated with ownership of ordinary shares prior to the time the Holder shall receive a distribution of shares

Capitalization Adjustments.    The aggregate number of ordinary shares reserved and available for issuance under the Plan, the individual limitations, the number of ordinary shares covered by each outstanding award, and the price per ordinary share underlying each outstanding award will be equitably and proportionally adjusted or substituted, as determined by the committee in its sole discretion, as to the number, price or kind of stock or other consideration subject to such awards in connection with stock dividends, extraordinary cash dividends, stock splits, reverse stock splits, recapitalizations, reorganizations, mergers, amalgamations, consolidations, combinations, exchanges, or other relevant changes in our capitalization affecting our ordinary share or our capital structure which occurs after the date of grant of any award, in connection with any extraordinary dividend declared and paid in respect of stock or in the event of any change in applicable law or circumstances that results in or could result in, as determined by the committee in its sole discretion, any substantial dilution or enlargement of the rights intended to be granted to, or available for, participants in the Plan.

Change-in-Control Provisions.    The board or committee may, in its sole discretion, at the time an award is granted or at any time prior to, coincident with or after the time of a change in control, cause any award either (i) to be cancelled in consideration of a payment in cash or other consideration in amount per share equal to the excess, if any, of the price or implied price per ordinary share in the change in control over the per share exercise, base or purchase price of such award, which may be paid immediately or over the vesting schedule of the award; (ii) to be assumed, or new rights substituted therefore, by the surviving corporation or a parent or subsidiary of such surviving corporation following such change in control; (iii) accelerate any time periods, or waive any other conditions, relating to the vesting, exercise, payment or distribution of an award so that any award to a holder whose employment has been terminated as a result of a change in control may be vested, exercised, paid or distributed in full on or before a date fixed by the committee; (iv) to be purchased from a holder whose employment has been terminated as a result of a change of control, upon the holder’s request, for an amount of cash equal to the amount that could have been obtained upon the exercise, payment or distribution of such rights had such award been currently exercisable or payable; or (v) terminate any then outstanding award or make any other adjustment to the awards then outstanding as the committee deems necessary or appropriate to reflect such transaction or change. The number of shares subject to any award shall be rounded to the nearest whole number.

Amendment and Termination.    The board or committee may adopt, amend and rescind rules relating to the administration of the Plan, and amend, suspend or terminate the Plan, but no such amendment or termination will be made that materially and adversely impairs the rights of any participant with respect to any award received thereby under the Plan without the participant’s consent, other than amendments that are necessary to permit the granting of awards in compliance with applicable laws.

Governing Law.    The Plan will be governed by the internal laws of the Netherlands.

Certain U.S. Federal Income Tax Consequences of the Plan

The following is a general summary of certain U.S. federal income tax consequences under current tax law to the Company (to the extent it is subject to U.S. federal income taxation on its net income) and to participants in the Plan who are individual citizens or residents of the United States for federal income tax purposes (“U.S. Participants”) of stock options which are ISOs, or stock options which are NSOs, restricted share units, and performance share units. This summary does not purport to cover all of the special rules that may apply, including special rules relating to limitations on our ability to deduct certain compensation, special rules relating to deferred compensation, golden parachutes, U.S. Participants subject to Section 16(b) of the Exchange Act or the exercise of a stock option with previously-acquired ordinary shares. This summary assumes that U.S. Participants will hold their ordinary shares as capital assets within the meaning of Section 1221 of the Code. In addition, this summary does not address the foreign, state or local or other tax consequences, or any U.S. federal non-income tax consequences, inherent in the acquisition, ownership, vesting, exercise, termination or disposition of an award under the Plan, or ordinary shares issued pursuant thereto. Participants are urged to consult with their own tax advisors concerning the tax consequences to them of an award under the Plan or ordinary shares issued thereunder pursuant to the Plan.

A U.S. Participant generally does not recognize taxable income upon the grant of an NSO if structured to be exempt from or comply with Code Section 409A. Upon the exercise of an NSO, the U.S. Participant generally recognizes ordinary compensation income in an amount equal to the excess, if any, of the fair market value of the ordinary shares acquired on the date of exercise over the exercise price thereof, and the Company generally will be entitled to a deduction for such amount at that time. If the U.S. Participant later sells ordinary shares acquired pursuant to the exercise of an NSO, the U.S. Participant recognizes a long-term or short-term capital gain or loss, depending on the period for which the ordinary shares were held. A long-term capital gain is generally subject to more favorable tax treatment than ordinary income or a short-term capital gain. The deductibility of capital losses is subject to certain limitations.

A U.S. Participant generally does not recognize taxable income upon the grant or, except for purposes of the U.S. alternative minimum tax (“AMT”) the exercise, of an ISO. For purposes of the AMT, which is payable to the extent it exceeds the U.S. Participant’s regular income tax, upon the exercise of an ISO, the excess of the fair market value of the ordinary shares subject to the ISO over the exercise price is a preference item for AMT purposes. If the

U.S. Participant disposes of the ordinary shares acquired pursuant to the exercise of an ISO more than two years after the date of grant and more than one year after the transfer of the ordinary shares to the U.S. Participant, the U.S. Participant generally recognizes a long-term capital gain or loss, and the Company will not be entitled to a deduction. However, if the U.S. Participant disposes of such ordinary shares prior to the end of either of the required holding periods, the U.S. Participant will have ordinary compensation income equal to the excess (if any) of the fair market value of such shares on the date of exercise (or, if less, the amount realized on the disposition of such shares) over the exercise price paid for such shares, and the Company generally will be entitled to deduct such amount. A U.S. Participant generally does not recognize income on the receipt of a performance share unit award or a restricted share unit award until a cash payment or a distribution of ordinary shares is received thereunder. At such time, the U.S. Participant recognizes ordinary compensation income equal to the excess, if any, of the fair market value of the ordinary shares or the amount of cash received over any amount paid therefor, and the Company generally will be entitled to deduct such amount at such time.

Vote Required for Approval

The Incentive Plan Proposal is conditioned on the approval of the Business Combination Proposal and the Merger Proposal at the General Meeting.

The Incentive Plan Proposal will be adopted and approved only if the GSR III shareholders approve an ordinary resolution under Cayman Islands law, being, where a quorum is present, the affirmative vote “FOR” the Incentive Plan Proposal of the holders of at least a majority of the issued GSR III Class A Ordinary Shares who are present in person or represented by proxy and entitled to vote thereon and who vote at the General Meeting. Broker non-votes will not be counted in connection with the determination of whether a valid quorum is established, and will have no effect on the Business Combination Proposal, Merger Proposal, Incentive Plan Proposal or Adjournment Proposal. Abstentions will be considered present for the purposes of establishing a quorum but, as a matter of Cayman Islands law, will not constitute a vote cast at the General Meeting and therefore will have no effect on the approval of each of the Business Combination Proposal, Merger Proposal, Incentive Plan Proposal and Adjournment Proposal. However, Nasdaq requires that for the Business Combination Proposal, Merger Proposal, Incentive Plan Proposal or Adjournment Proposal to be approved, there must be more votes cast in favor of the proposal than the aggregate of votes against such proposal plus abstentions. Broker non-votes do not count as votes cast. Therefore, in order to maintain compliance with this Nasdaq requirement, abstentions will count as a vote “AGAINST” each of the Business Combination Proposal, Merger Proposal, Incentive Plan Proposal and Adjournment Proposal.

As of the date of this proxy statement/prospectus, the GSR III Initial Shareholders have agreed to vote any GSR III Class A Ordinary Shares owned by them in favor of the Business Combination Proposal. As of the date hereof, the GSR III Initial Shareholders own 20% of the issued and outstanding GSR III Class A Ordinary Shares and have not purchased any public shares, but may do so at any time.

Resolution

The full text of the resolution to be voted upon is as follows:

“RESOLVED, as an ordinary resolution, that, assuming the Incentive Plan Proposal is authorized, approved and confirmed, the form of Incentive Equity Plan, a copy of which is attached to the accompanying proxy statement/prospectus as Annex G, be authorized, approved and confirmed in all respects.”

Recommendation of the GSR III Board

THE GSR III BOARD UNANIMOUSLY RECOMMENDS
THAT GSR III SHAREHOLDERS VOTE “FOR”
THE APPROVAL OF THE INCENTIVE PLAN PROPOSAL

PROPOSAL NO. 4 — THE ADJOURNMENT PROPOSAL

Overview

GSR III is proposing the Adjournment Proposal to allow the GSR III board of directors to adjourn the General Meeting to a later date or dates (A) in order to solicit additional proxies for the purpose of obtaining GSR III shareholder approval of the transaction proposals to be voted upon at the General Meeting, (B) if as of the time for which the General Meeting is scheduled, there are insufficient GSR III Class A Ordinary Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the General Meeting, (C) to allow reasonable time for the filing or mailing of any supplemental or amended disclosures that GSR III has determined, based on the advice of outside legal counsel, is reasonably likely to be required under applicable law and for such supplemental or amended disclosure to be disseminated and reviewed by the GSR III shareholders prior to the General Meeting, or (D) if GSR III shareholders redeem an amount of GSR III Class A Ordinary Shares such that the condition to Terra Innovatum’s obligation to consummate the Business Combination that the amount of cash available for release in the Trust Account (net of the Cash Redemption Amount) be equal to or greater $25,000,000 is not satisfied.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved by GSR III shareholders, the GSR III board of directors may not be able to adjourn the General Meeting to a later date in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal or any other proposal, or in the event that GSR III shareholders redeem an amount of GSR III Class A Ordinary Shares such that the GSR III Available Cash Condition would not be satisfied.

Vote Required for Approval

The Adjournment Proposal is not conditioned on the approval of any other proposal at the General Meeting.

The Adjournment Proposal will be adopted and approved only if the GSR III shareholders approve an ordinary resolution under Cayman Islands law, being, where a quorum is present, the affirmative vote “FOR” the Adjournment Proposal of the holders of at least a majority of the issued GSR III Class A Ordinary Shares who are present in person or represented by proxy and entitled to vote thereon and who vote at the General Meeting. Broker non-votes will not be counted in connection with the determination of whether a valid quorum is established, and will have no effect on the Business Combination Proposal, Merger Proposal, Incentive Plan Proposal or Adjournment Proposal. Abstentions will be considered present for the purposes of establishing a quorum but, as a matter of Cayman Islands law, will not constitute a vote cast at the General Meeting and therefore will have no effect on the approval of each of the Business Combination Proposal, Merger Proposal, Incentive Plan Proposal and Adjournment Proposal. However, Nasdaq requires that for the Business Combination Proposal, Merger Proposal, Incentive Plan Proposal or Adjournment Proposal to be approved, there must be more votes cast in favor of the proposal than the aggregate of votes against such proposal plus abstentions. Broker non-votes do not count as votes cast. Therefore, in order to maintain compliance with this Nasdaq requirement, abstentions will count as a vote “AGAINST” each of the Business Combination Proposal, Merger Proposal, Incentive Plan Proposal and Adjournment Proposal.

As of the date of this proxy statement/prospectus, the GSR III Initial Shareholders have agreed to vote any GSR III Class A Ordinary Shares owned by them in favor of the Adjournment Proposal. As of the date hereof, the GSR III Initial Shareholders own 20% of the issued and outstanding GSR III Class A Ordinary Shares and have not purchased any public shares, but may do so at any time.

Resolution

The full text of the resolution to be voted upon is as follows:

“RESOLVED, as an ordinary resolution, to adjourn the Extraordinary General Meeting to a later date or dates (A) in order to solicit additional proxies for the purpose of obtaining GSR III shareholder approval of the transaction proposals to be voted upon at the Extraordinary General Meeting, (B) if as of the time for which the Extraordinary General Meeting is scheduled, there are insufficient Class A ordinary shares of GSR III and Class B ordinary shares of GSR III represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the Extraordinary General Meeting, (C) to allow reasonable time for the filing or mailing of any supplemental or amended disclosures that GSR III has determined, based on the advice of outside legal counsel, is reasonably likely to be required under applicable law and for such supplemental or amended disclosure to be disseminated and reviewed by the GSR III shareholders prior to the Extraordinary General Meeting, or (D) if GSR III shareholders redeem an amount of Class A ordinary shares of GSR III such that the condition to Terra Innovatum’s obligation to consummate the Business Combination that the amount of cash available for release in GSR III’s trust account (net of the aggregate amount of cash required to satisfy any exercise by GSR III shareholders of their right to have GSR III redeem their Class A ordinary shares in connection with the Business Combination), which holds the proceeds from GSR III’s initial public offering consummated on November 8, 2024, be at least equal to or greater than $25,000,000.”

Recommendation of the GSR III Board

THE GSR III BOARD UNANIMOUSLY RECOMMENDS
THAT GSR III SHAREHOLDERS VOTE “FOR”
THE APPROVAL OF THE ADJOURNMENT PROPOSAL, IF PRESENTED

The existence of financial and personal interests of one or more of GSR III’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of GSR III and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, GSR III’s officers may have interests in the Adjournment Proposal that may conflict with your interests as a shareholder. See the section entitled “The Business Combination — Interests of Certain Persons in the Business Combination” for a further discussion of these considerations.

LEGAL MATTERS

The validity of the PubCo Ordinary Shares to be issued pursuant to the Business Combination will be passed upon by Loyens & Loeff N.V., Dutch counsel to Terra Innovatum.

EXPERTS

The financial statements of GSR III Acquisition Corp. as of December 31, 2024 and 2023, for the year ended December 31, 2024, and for the period from May 10, 2023 (inception) through December 31, 2023 included in this prospectus have been so included in reliance on the report (which contains an explanatory paragraph regarding the Company’s ability to continue as a going concern) of MaloneBailey, LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Terra Innovatum S.R.L as of December 31, 2024 and 2023 and for the years then ended included in this prospectus have been so included in reliance on the report (which contains an explanatory paragraph regarding the Company’s ability to continue as a going concern) of MaloneBailey, LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Terra Innovatum Global S.R.L as of April 29, 2025 and for the period from April 29, 2025 (inception) and ended April 29, 2025 included in this prospectus have been so included in reliance on the report (which contains an explanatory paragraph regarding the Company’s ability to continue as a going concern) of MaloneBailey, LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Delivery Of Documents To Shareholders

Pursuant to the rules of the SEC, GSR III and the services it employs to deliver communications to its shareholders are permitted to deliver to two or more shareholders sharing the same address a single copy of each of GSR III’s annual report to shareholders and GSR III’s proxy statement. Upon written or oral request, GSR III will deliver a separate copy of the annual report to shareholders or proxy statement to any shareholder at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such documents. Shareholders receiving multiple copies of such documents may likewise request that GSR III deliver single copies of such documents in the future. Shareholders receiving multiple copies of such documents may request that GSR III deliver single copies of such documents in the future. Shareholders may notify GSR III of their requests by calling or writing GSR III at its principal executive offices at 5900 Balcones Drive, Suite 100, Austin TX 78731.

TRANSFER AGENT AND REGISTRAR

The transfer agent for GSR III securities is Continental Stock Transfer & Trust Company.

The transfer agent for PubCo’s securities following the Business Combination will be Continental Stock Transfer & Trust Company

WHERE YOU CAN FIND MORE INFORMATION

GSR III files annual, quarterly and current reports, proxy statements and other information with the SEC required by the Exchange Act. GSR III’s public filings are also available to the public from the SEC’s website.

The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC (www.sec.gov). In this proxy statement/prospectus, the website addresses of the SEC and GSR III provided solely for the information of prospective investors and are not intended to be active links. GSR III is not incorporating the contents of the websites of the SEC and GSR III or any other entity into this proxy statement/prospectus.

If you would like additional copies of this proxy statement/prospectus or GSR III’s other filings with the SEC (excluding exhibits) or if you have questions about the Business Combination or the proposals to be presented at the General Meeting, you should contact GSR III at the following address and telephone number:

GSR III Acquisition Corp.
5900 Balcones Drive, Suite 100
Austin, TX 78731

You may also obtain additional copies of this proxy statement/prospectus by requesting them in writing or by telephone from GSR III’s proxy solicitation agent at the following address and telephone number:

Individuals call toll-free: (800) 662-5200
Banks and brokers call: (203) 658-9400
Email: GSRT@investor.sodali.com

You will not be charged for any of the documents you request. If your shares are held in a stock brokerage account or by a bank or other nominee, you should contact your broker, bank or other nominee for additional information.

If you are an GSR III shareholder and would like to request documents, please do so by September      , 2025, or five business days prior to the General Meeting, in order to receive them before the General Meeting. If you request any documents from GSR III, such documents will be mailed to you by first class mail, or another equally prompt means.

This proxy statement/prospectus is part of a registration statement and constitutes a prospectus of Terra Innovatum in addition to being a proxy statement of GSR III for the General Meeting. As allowed by SEC rules, this proxy statement/prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement. Information and statements contained in this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other document included as an Annex to this proxy statement/prospectus.

This document is a proxy statement of GSR III for the General Meeting. GSR III has not authorized anyone to give any information or make any representation about the Business Combination or the parties thereto, including GSR III, that is different from, or in addition to, that contained in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus, unless the information specifically indicates that another date applies.

INDEX TO FINANCIAL STATEMENTS

Page
GSR III Acquisition Corporation
Balance Sheets as of June 30, 2025 and December 31, 2024 (Unaudited)	F-2
Statements of Operations for the three and six months ended June 30, 2025 and 2024 (Unaudited)	F-3
Statements of Changes in Stockholders’ (Deficit) Equity for the three and six months ended June 30, 2025 and 2024 (Unaudited)	F-4
Statements of Cash Flows for the six months ended June 30, 2025 and 2024 (Unaudited)	F-6
Notes to Financial Statements (Unaudited)	F-7

Audited Financial Statements
Report of Independent Registered Public Accounting Firm PCAOB ID #206	F-19
Balance Sheets as of December 31, 2024 and 2023	F-20
Statements of Operations for the year ended December 31, 2024 and for the Period from May 10, 2023 (Inception) through December 31, 2023	F-21
Statements of Changes in Stockholders’ Equity (Deficit) for the year ended December 31, 2024 and for the Period from May 10, 2023 (Inception) through December 31, 2023	F-22
Statements of Cash Flow for the year ended December 31, 2024 and for the Period from May 10, 2023 (Inception) through December 31, 2023	F-24
Notes to Financial Statements	F-25

Terra Innovatum S.R.L.
Audited Financial Statements
Report of Independent Registered Public Accounting Firm (PCAOB ID:206)	F-37
Balance Sheets as of December 31, 2024 and 2023	F-38
Statements of Operations and Comprehensive Loss for the Years ended December 31, 2024 and 2023	F-39
Statements of Changes in Quotaholders’ Deficit for the Years ended December 31, 2024 and 2023	F-40
Statements of Cash Flows for the Years ended December 31, 2024 and 2023	F-41
Notes to Financial Statements	F-42

Terra Innovatum Global, S.R.L.
Unaudited Consolidated Financial Statements
Unaudited Consolidated Balance Sheets as of June 30, 2025 and December 31, 2024	F-51
Unaudited Consolidated Statements of Operations and Comprehensive Loss for the Six Months Ended June 30, 2025 and 2024	F-52
Unaudited Consolidated Statements of Changes in Quotaholders’ Deficit for the Six Months Ended June 30, 2025 and 2024	F-53
Unaudited Consolidated Statements of Cash Flows for the Six Months Ended June 30, 2025 and 2024	F-54
Notes to Unaudited Consolidated Financial Statements	F-55

Audited Financial Statements
Report of Independent Registered Public Accounting Firm (PCAOB ID:206)	F-68
Balance Sheet	F-69
Statement of Quotaholder’s Equity	F-70
Statements of Cash Flow	F-71
Notes to Financial Statements	F-72

GSR III ACQUISITION CORP.
BALANCE SHEETS
(Unaudited)

	June 30, 2025	December 31, 2024
Assets
Current assets:
Cash	$862,127	$1,787,033
Prepaid expenses	100,039	148,845
Total current assets	962,166	1,935,878
Cash and investments held in trust account	236,273,249	231,412,096
Total Assets	$237,235,415	$233,347,974

Liabilities, Class A Ordinary Shares Subject to Possible Redemption and Shareholders’ Deficit
Current liabilities:
Accounts payable and accrued expenses	$871,120	$49,529
Total current liabilities	871,120	49,529
Deferred underwriting commissions	9,200,000	9,200,000
Total liabilities	10,071,120	9,249,529

Commitments and Contingencies (Note 6)
Class A ordinary shares, $0.0001 par value; 23,000,000 shares subject to possible redemption at $10.27 and $10.06 per share as of June 30, 2025 and December 31, 2024, respectively	236,273,249	231,412,096

Shareholders’ Deficit
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding as of June 30, 2025 and December 31, 2024	—	—
Class A ordinary shares, $0.0001 par value; 200,000,000 shares authorized; 422,500 shares issued and outstanding (excluding 23,000,000 shares subject to possible redemption) as of June 30, 2025 and December 31, 2024	42	42
Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized; 5,750,000 shares issued and outstanding as of June 30, 2025 and December 31, 2024	575	575
Additional paid-in capital	—	—
Accumulated deficit	(9,109,571)	(7,314,268)
Total Shareholders’ Deficit	(9,108,954)	(7,313,651)
Total Liabilities, Class A Ordinary Shares Subject to Possible Redemption and Shareholders’ Deficit	$237,235,415	$233,347,974

The accompanying notes are an integral part of these unaudited financial statements.

GSR III ACQUISITION CORP.
STATEMENTS OF OPERATIONS
(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2025	2024	2025	2024
General and administrative expenses	$535,072	$30,425	$1,795,337	$30425
Loss from operations	(535,072)	(30,425)	(1,795,337)	(30,425)

Other income
Interest and dividends earned on investments held in trust account	2,437,888	—	4,861,153	—
Interest from the bank account	14	—	34	—
Net income (loss)	$1,902,830	$(30,425)	$3,065,850	$(30,425)

Basic and diluted weighted average ordinary shares outstanding, redeemable ordinary shares	23,000,000	—	23,000,000	—
Basic and diluted net income (loss) per share, redeemable ordinary shares	$0.07	$—	$0.11	$—
Basic and diluted weighted average ordinary shares outstanding, non-redeemable ordinary shares	6,172,500	5,750,000	6,172,500	5,750,000
Basic and diluted net income (loss) per share, non-redeemable ordinary shares	$0.07	$(0.01)	$0.11	$(0.01)

The accompanying notes are an integral part of these unaudited financial statements.

GSR III ACQUISITION CORP.
STATEMENTS OF CHANGES IN SHAREHOLDERS’ (DEFICIT) EQUITY
For the Three and Six Months Ended June 30, 2025
(Unaudited)

	Ordinary Shares				Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance – December 31, 2024	422,500	$42	5,750,000	$575	—	$(7,314,268)	$(7,313,651)
Subsequent measurement of ordinary shares subject to possible redemption	—	—	—	—	—	(2,423,265)	(2,423,265)
Net income	—	—	—	—	—	1,163,020	1,163,020
Balance – March 31, 2025	422,500	$42	5,750,000	$575	$—	$(8,574,513)	$(8,573,896)
Subsequent measurement of ordinary shares subject to possible redemption	—	—	—	—	—	(2,437,888)	(2,437,888)
Net income	—	—	—	—	—	1,902,830	1,902,830
Balance – June 30, 2025	422,500	$42	5,750,000	$575	$—	$(9,109,571)	$(9,108,954)

The accompanying notes are an integral part of these unaudited financial statements.

GSR III ACQUISITION CORP.
STATEMENTS OF CHANGES IN SHAREHOLDERS’ (DEFICIT) EQUITY — (Continued)
For the Three and Six Months Ended June 30, 2024
(Unaudited)

	Ordinary Shares				Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Equity (Deficit)
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance – December 31, 2023	—	$—	5,750,000	$575	$24,425	$(16,498)	$8,502
Net income	—	—	—	—	—	—	—
Balance – March 31, 2024	—	$—	5,750,000	$575	$24,425	$(16,498)	$8,502
Net loss	—	—	—	—	—	(30,425)	(30,425)
Balance – June 30, 2024	—	$—	5,750,000	$575	$24,425	$(46,923)	$(21,923)

The accompanying notes are an integral part of these unaudited financial statements.

GSR III ACQUISITION CORP.
STATEMENTS OF CASH FLOWS
(Unaudited)

	For the Six Months Ended June 30,
	2025	2024
Cash Flows from Operating Activities:
Net income (loss)	$3,065,850	$(30,425)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Interest and dividends earned on investments held in trust account	(4,861,153)	—
Changes in operating assets and liabilities:
Prepaid expenses	48,806	—
Accounts payable and accrued expenses	821,591	30,425
Net cash used in operating activities	(924,906)	—

Net decrease in cash	(924,906)	—

Cash – beginning of the period	1,787,033	—
Cash – end of the period	$862,127	$—

Supplemental disclosure of noncash investing and financing activities:
Deferred offering costs included in accrued expenses	$—	$234,329
Subsequent measurement of ordinary shares subject to possible redemption	$4,861,153	$—

The accompanying notes are an integral part of these unaudited financial statements.

GSR III ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
(Unaudited)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

GSR III Acquisition Corp. (the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on May 10, 2023. The Company was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities (“Business Combination”).

As of June 30, 2025, the Company had not yet commenced operations. All activity for the period from May 10, 2023 (inception) through June 30, 2025 relates to the Company’s formation and the initial public offering (the “Initial Public Offering”), and since the Initial Public Offering, its search for a Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income in the form of interest and dividend income from investments held in trust, which proceeds were derived from the Initial Public Offering. The Company has selected December 31 as its fiscal year end.

Business Combination Agreement

On April 21, 2025, the Company entered into a business combination agreement (the “Business Combination Agreement”) with Terra Innovatum s.r.l., an Italian limited liability company (“Terra Innovatum”). Pursuant to the terms of the Business Combination Agreement, the Company, Terra Innovatum and their related parties will undertake a series of reorganizations, equity issuances, and purchases, resulting in the Company becoming a wholly owned subsidiary of a Dutch public limited liability company (“Pubco”), which will be formed as part of the transaction.

Financing

The registration statement for the Company’s Initial Public Offering was declared effective on November 7, 2024. On November 8, 2024, the Company consummated the Initial Public Offering of 23,000,000 units including 3,000,000 additional public units as the underwriters’ over-allotment option was exercised in full (the “Units” and, with respect to the shares of Class A ordinary shares included in the Units being offered, the “Public Shares”), at $10.00 per Unit, generating gross proceeds of $230,000,000 (see Note 3).

Simultaneously with the consummation of the Initial Public Offering and the sale of the Units, the Company consummated the private placement (“Private Placement”) of 422,500 units including 7,500 additional private placement units as the underwriters’ over-allotment option was exercised in full (the “Private Placement Units”) to GSR III Sponsor LLC (the “Sponsor”), at a price of $10.00 per Private Placement Unit, generating total proceeds of $4,225,000, which is described in Note 4. This amount from the sale of the Private Placement Units are added to the net proceeds from the Initial Public Offering held in the Trust Account. The proceeds received from the sale of the Private Placement Units held in the Trust Account was used partially to pay some general and administrative expenses.

Transaction costs amounted to $11,084,352, consisting of $975,000 of cash underwriting fees, $9,200,000 of deferred underwriting fees which will be paid on the consummation of initial Business Combination, and $909,352 of other offering costs.

Upon the closing of the Initial Public Offering and the Private Placement, $230,000,000 ($10 per Unit) of the net proceeds of the Initial Public Offering and certain of the proceeds of the Private Placement were placed in a trust account (“Trust Account”) with Continental Stock Transfer & Trust Company acting as trustee and invested only in in either (i) U.S. government treasury obligations with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act which invest only in direct U.S. government treasury obligations, (ii) as uninvested cash, or (iii) an interest or non-interest bearing bank demand deposit account or other accounts at a bank. The trust account is intended as a holding place for funds pending the earliest to occur of: (i) the completion of initial Business Combination; (ii) the redemption of any public shares properly submitted in connection with a shareholder vote to amend amended and restated memorandum and articles of association (A) to

GSR III ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
(Unaudited)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

modify the substance or timing of obligation to offer redemption rights in connection with any proposed initial Business Combination or certain amendments to amended and restated memorandum and articles of association prior thereto or to redeem 100% of our public shares if initial Business Combination is not completed within the completion window; or (B) with respect to any other material provision relating to shareholders’ rights or pre-initial Business Combination activity; or (iii) absent an initial Business Combination within the completion window, from the closing of Initial Public Offering, return of the funds held in the trust account to public shareholders as part of redemption of the public shares.

The Nasdaq listing rules require that initial Business Combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the assets held in the trust account (excluding the deferred underwriting commissions and taxes payable on the income earned on the trust account). Management may, however, structure an initial Business Combination such that the post-transaction company owns or acquires less than 100% of such interests or assets of the target business in order to meet certain objectives of the target management team or shareholders or for other reasons, but will only complete such Business Combination if the post-transaction company owns or acquires 50% or more of the issued and outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”).

The Company is required to provide its Class A ordinary shareholders with the opportunity to redeem all or a portion of their public shares upon the completion of the Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer.

All of the Class A ordinary shares sold as part of the units in this offering contain a redemption feature which allows for the redemption of such public shares in connection with liquidation, if there is a shareholder vote or tender offer in connection with initial Business Combination and in connection with certain amendments to second amended and restated memorandum and articles of association. In accordance with SEC guidance on redeemable equity instruments, redemption provisions not solely within the control of a company require ordinary shares subject to redemption to be classified outside of permanent equity. Accordingly, all of the Public Shares were presented as temporary equity, outside of the shareholders’ deficit section of the Company’s balance sheet. Given that the Class A ordinary shares sold as part of the units in the offering were issued with other freestanding instruments, the initial carrying value of Class A ordinary shares classified as temporary equity were the allocated proceeds determined in accordance with ASC 470-20. The accretion or remeasurement is recognized as a reduction to retained earnings, or in absence of retained earnings, additional paid-in capital. Accretion associated with the redeemable Class A ordinary shares is excluded from earnings per share as the redemption value approximates fair value.

Each public shareholder may elect to redeem their public shares without voting and, if they do vote, irrespective of whether they vote for or against the proposed transaction. In addition, initial shareholders, directors and officers have entered into a letter agreement, pursuant to which they have agreed to waive their redemption rights with respect to any founder shares and public shares held by them in connection with the completion of a Business Combination.

Notwithstanding the foregoing, the Company’s Second Amended and Restated Memorandum and Articles of Association provides that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), is restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Class A ordinary shares sold in the Initial Public Offering, without the prior consent of the Company.

Business Combination

If the Company is unable to complete an initial Business Combination within the 18 or 21-month period, it may seek an amendment to amended and restated memorandum and articles of association to extend the period of time to complete an initial Business Combination beyond 21 months. The Company’s amended and restated memorandum

GSR III ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
(Unaudited)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

and articles of association requires at least a special resolution of shareholders as a matter of Cayman Islands law, meaning that such an amendment be approved by at least two-thirds of ordinary shares who, being entitled to do so, attend and vote (either in person or by proxy) at a general meeting of the company. If the Company seeks shareholder approval to extend beyond the 21-month period in which to complete an initial Business Combination to a later date, The Company is required to offer public shareholders the right to have their public ordinary shares redeemed for a pro rata share of the aggregate amount then on deposit in the trust account, including interest (less permitted withdrawals and up to $100,000 of interest to pay dissolution expenses). There are no limitations to the number of times that the Company may seek shareholder approval or that shareholders may approve to extend beyond the 21-month period in which to complete a Business Combination at a later date. If the initial Business Combination is not completed in the period provided, the membership interests of the Sponsor become worthless.

Going Concern Consideration

In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s Accounting Standards Update 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” we have determined that mandatory liquidation, should we not complete a Business Combination and an extension of our deadline to do so not be approved by the shareholders of the Company, and potential subsequent dissolution and the liquidity issue raise substantial doubt about the Company’s ability to continue as a going concern if it does not complete a Business Combination.

As of June 30, 2025, the Company had $862,127 in its operating bank account and working capital of $91,046. The Company has incurred and expects to incur significant costs to operate as a publicly traded company, to evaluate business opportunities, and to close on a Business Combination. Such costs will be incurred prior to generating any operating revenues. These factors also raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are issued.

Management plans to complete a Business Combination before the mandatory liquidation date and anticipates that the Company will have sufficient liquidity to fund its operations until then. However, there can be no assurance that we will be able to consummate a Business Combination (including the potential Business Combination described above) within the required timeframe or that liquidity will be sufficient to fund operations. The financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

Risks and Uncertainties

Management continues to evaluate the impact of significant global events such as the Russia/Ukraine and Israel/Palestine conflicts, on the industry and has concluded that while it is reasonably possible that these could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”).

Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. As such, the information included in these financial statements should be read in conjunction with the

GSR III ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
(Unaudited)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Company’s latest audited financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2024, as filed with the SEC on March 27, 2025. In the opinion of the Company’s management, these financial statements include all adjustments, which are only of a normal and recurring nature, necessary for a fair statement of the Company’s financial position as of June 30, 2025, and the Company’s results of operations and cash flows for the periods presented. The results of operations included in the financial statements are not necessarily indicative of the results to be expected for the full year ending December 31, 2025.

Emerging Growth Company Status

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012, (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make a comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. As of June 30, 2025 and December 31, 2024, the Company had $862,127 and $1,787,033 in cash, respectively. The Company did not have any cash equivalents as of June 30, 2025 or December 31, 2024.

GSR III ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
(Unaudited)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Cash and Investments Held in Trust Account

As of June 30, 2025 and December 31, 2024, the Company had $236,273,249 and $231,412,096 in cash and investments held in the trust account, respectively, comprised of money market funds that invest in U.S. government securities. Investments in money market funds are presented on the balance sheets at fair value at the end of each reporting period. Earnings on investments held in the Trust Account are included in interest and dividends earned on investments held in the Trust Account in the statement of operations. The estimated fair value of cash and investments held in the Trust Account is determined using available market information.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Deposit Insurance Corporation coverage limit of $250,000. Any loss incurred or a lack of access to such funds could have a significant adverse impact on the Company’s financial condition, results of operations, and cash flows. As of June 30, 2025 and December 31, 2024, the Company has not experienced losses on these accounts.

Fair Value Measurements

The Company follows the guidance in ASC 820, “Fair Value Measurement,” for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are-measured and reported at fair value at least annually.

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•        Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•        Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•        Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

Offering Costs Associated with the Initial Public Offering

Offering costs consist of legal, administrative, and other costs incurred through the date of the Initial Public Offering that are directly related to the Initial Public Offering. The Company complies with the requirements of the ASC 340-10-S99 and SEC Staff Accounting Bulletin Topic 5A, “Expenses of Offering.” Offering costs were allocated to Public and Private Rights issued in the Initial Public Offering on residual value basis, compared to total proceeds received. Offering costs associated with the Class A ordinary shares were charged against the carrying value of Class A ordinary shares subject to possible redemption upon the completion of the Initial Public Offering.

GSR III ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
(Unaudited)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Income Taxes

The Company complies with the accounting and reporting requirements of ASC Topic 740, “Income Taxes,” which prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of June 30, 2025 or December 31, 2024. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

There is currently no taxation imposed on income by the government of the Cayman Islands. In accordance with Cayman Islands federal income tax regulations, income taxes are not levied on the Company. Consequently, income taxes are not reflected in the Company’s financial statements. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Class A Redeemable Share Classification

The public shares contain a redemption feature which allows for the redemption of such public shares in connection with the Company’s liquidation, or if there is a shareholder vote or tender offer in connection with the Company’s initial Business Combination. In accordance with ASC 480-10-S99, the Company classifies public shares subject to redemption outside of permanent equity as the redemption provisions are not solely within the control of the Company. The Company recognizes changes in redemption value immediately as they occur and will adjust the carrying value of redeemable shares to equal the redemption value at the end of each reporting period. Immediately upon the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption amount value. The change in the carrying value of redeemable shares will result in charges against additional paid-in capital (to the extent available) and accumulated deficit.

Accordingly, as of June 30, 2025 and December 31, 2024, Class A ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of permanent shareholders’ deficit on the Company’s balance sheets, as summarized in the following table:

Public offering proceeds	$230,000,000
Less:
Proceeds allocated to public rights	(4,107,143)
Allocation of offering costs related to redeemable shares	(10,885,942)
Plus:
Accretion of carrying value to redemption value	14,993,085
Ordinary shares subject to possible redemption, November 8, 2024	$230,000,000
Plus:
Subsequent measurement of ordinary shares subject to possible redemption	1,412,096
Ordinary shares subject to possible redemption, December 31, 2024	$231,412,096
Plus:
Subsequent measurement of ordinary shares subject to possible redemption	2,423,265
Ordinary shares subject to possible redemption, March 31, 2025	$233,835,361
Plus:
Subsequent measurement of ordinary shares subject to possible redemption	2,437,888
Ordinary shares subject to possible redemption, June 30, 2025	$236,273,249

GSR III ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
(Unaudited)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Net Income (Loss) Per Ordinary Share

The Company complies with the accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share”. Net income (loss) per ordinary share is computed by dividing net income (loss) by the weighted average number of ordinary shares outstanding for the period. Accretion associated with the redeemable ordinary shares is excluded from net income (loss) per ordinary share as the redemption value approximates fair value.

The calculation of diluted income (loss) per ordinary share does not consider the effect of the rights issued in connection with the Initial Public Offering and the Private Units since the exercise of the units is contingent upon the occurrence of future events. As of June 30, 2025 and December 31, 2024, the Company did not have any dilutive securities or other contracts that could, potentially, be exercised or converted into ordinary shares that then share in the earnings of the Company. As a result, diluted net income (loss) per ordinary share is the same as basic net income (loss) per ordinary share for the periods presented.

The following table reflects the calculation of basic and diluted net income (loss) per ordinary share (in dollars, except share amounts):

Particulars	For the Three Months Ended June 30, 2025		For the Three Months Ended June 30, 2024
	Redeemable Shares	Non-Redeemable Shares	Redeemable Shares	Non-Redeemable Shares
Basic and diluted net income (loss) per share:
Weighted average shares outstanding	23,000,000	6,172,500	—	5,750,000
Ownership percentage	79%	21%	0%	100%

Numerators:
Allocation of net income (loss)	$1,500,217	$402,613	$—	$(30,425)

Denominators:
Weighted average shares outstanding	23,000,000	6,172,500	—	5,750,000
Basic and diluted net income (loss) per share	$0.07	$0.07	$—	$(0.01)
Particulars	For the Six Months Ended June 30, 2025		For the Six Months Ended June 30, 2024
	Redeemable Shares	Non-Redeemable Shares	Redeemable Shares	Non-Redeemable Shares
Basic and diluted net income (loss) per share:
Weighted average shares outstanding	23,000,000	6,172,500	—	5,750,000
Ownership percentage	79%	21%	0%	100%

Numerators:
Allocation of net income (loss)	$2,417,158	$648,692	$—	$(30,425)

Denominators:
Weighted average shares outstanding	23,000,000	6,172,500	—	5,750,000
Basic and diluted net income (loss) per share	$0.11	$0.11	$—	$(0.01)

Stock-Based Compensation

The Company recognizes compensation costs resulting from the issuance of stock-based awards to directors as an expense in the financial statement over the requisite service period based on a measurement of fair value for each stock-based award. The fair value is amortized as compensation cost on a straight-line basis over the requisite service period of the awards. The Black-Scholes-Merton option-pricing model includes various assumptions, including the

GSR III ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
(Unaudited)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

fair market value of the estimated stock price of the Company, expected life of shares, the expected volatility and the expected risk-free interest rate, among others. These assumptions reflect the Company’s best estimates, but they involve inherent uncertainties based on market conditions generally outside the control of the Company.

Recent Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

NOTE 3. INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 23,000,000 Units (including underwriters’ over-allotment exercise of 3,000,000 Units) at a purchase price of $10.00 per Unit, generating gross proceeds of $230,000,000 to the Company which was placed in the Trust Account. Each Unit consists of one Class A ordinary share and one-seventh of one public right (the “Public Right”). Each whole right entitles the holder thereof to purchase one Class A ordinary share at a price of $10.00 per share. No fractional rights will be issued upon separation of the Units and only whole rights will trade. The underwriters have exercised their over-allotment option on consummation of the Initial Public offering to purchase 3,000,000 additional units to cover over-allotments.

NOTE 4. PRIVATE PLACEMENT

Simultaneously with the consummation of the Initial Public Offering and the sale of the Units, the Company consummated the private placement (“Private Placement”) of 422,500 units (including underwriters’ over-allotment exercise of 7,500 Units at a price of $10.00 per Private Placement Unit), generating total proceeds of $4,225,000. Each Private Placement Unit entitles the holder thereof to one Class A ordinary share and one-seventh of one private right (“Private Placement Rights”) to purchase one Class A ordinary share at $10.00 per share.

The private placement units have terms and provisions that are identical to the units sold as part of the Initial Public Offering. The private placement units (including any private placement shares, any private placement rights and any Class A ordinary shares underlying the private placement rights) are not transferable, assignable or saleable until 30 days after the completion of an initial Business Combination except pursuant to limited exceptions.

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

On May 30, 2023, the Sponsor paid $25,000 to cover certain offering costs of the Company in consideration for 5,750,000 Class B ordinary shares of the Company (after giving effect to a share surrender effected on June 5, 2024). The initial shareholders have not forfeited Founder Shares as the over-allotment option was exercised in full by the underwriter. The Founder Shares represent 20.0% of the Company’s issued and outstanding shares after the Initial Public Offering.

On November 8, 2024, the Sponsor transferred 30,000 Founder Shares to its three independent directors (10,000 Founder Shares per director) of the Company, at a price of $0.004348 per share. Each buyer paid $43.48 for an aggregate purchase price of $130.44 in consideration of the assignment of shares. If the director ceases to be a director of the Company for any reason before the consummation of the Business Combination, at the Sponsor’s election, it will either repurchase the shares at the purchase price or forfeit the shares back to the Company for no consideration. The Founder Shares will automatically convert into shares of Class A ordinary shares at the time of the Business Combination on a one-for-one basis, subject to adjustment as described in the Company’s certificate of incorporation.

GSR III ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
(Unaudited)

NOTE 5. RELATED PARTY TRANSACTIONS (cont.)

Additionally, on December 19, 2024, the Sponsor transferred another 225,000 Founder Shares to another member of the management team at a price of $0.004348 per share for an aggregate purchase price of $978.30.

The sale of the Founder Shares to the Company’s directors and director’s nominees by the Sponsor is in the scope of FASB ASC Topic 718, “Compensation-Stock Compensation” (“ASC 718”). Under ASC 718, stock-based compensation associated with equity-classified awards is measured at fair value upon the grant date. The fair value of the 255,000 shares granted to the Company’s directors and management person was at the acquisition price per share of $0.004348.

The Founder Shares were granted subject to a performance condition (i.e., the occurrence of a Business Combination). Compensation expense related to the Founders Shares is recognized only when the performance condition is probable of occurrence under the applicable accounting literature in this circumstance. Stock-based compensation would be recognized at the date a Business Combination is considered probable (i.e., upon consummation of a Business Combination) in an amount equal to the number of Founders Shares times the grant date fair value per share (unless subsequently modified) less the amount initially received for the purchase of the Founder Shares.

Administrative Services Agreement

Commencing on November 8, 2024, the Company has entered into an agreement to pay the Sponsor a total of up to $55,556 per month for office space and administrative and support services. Upon completion of a Business Combination or its liquidation, the Company will cease paying these monthly fees. For the three and six months ended June 30, 2025, the Company incurred $166,668 and $333,336 in fees for these services, respectively, which are included within general and administrative expenses in the accompanying statements of operations (none for the three and six months ended June 30, 2024). There were no related amounts payable as of June 30, 2025 and December 31, 2024.

Promissory Note — Related Party

During June 2024, the Sponsor agreed to loan the Company up to $300,000 pursuant to a promissory note (the “Note”). The Note was non-interest bearing, unsecured and became due on November 8, 2024 upon the closing of the Initial Public Offering. During the year ended December 31, 2024, the Company borrowed $132,984 under the Note to pay for offering costs, of which $98,228 was settled through risk capital funding and $34,756 was repaid from the proceeds of the Initial Public Offering placed in the Trust Account. The risk capital used to settle a portion of the Note is part of the private placement units issued contemporaneously with the Initial Public Offering and hence included as part of additional paid-in capital in the accompanying statements of changes in shareholders’ deficit. As of June 30, 2025 and December 31, 2024, the Company had no outstanding balance under the Note.

Working Capital Loans

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor, members of the Company’s founding team or any of their affiliates may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lenders’ discretion, up to $1,500,000 of such Working Capital Loans may be convertible into private placement units at a price of $10.00 per unit. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. As of June 30, 2025 and December 31, 2024, the Company had no outstanding Working Capital Loans.

GSR III ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
(Unaudited)

NOTE 6. COMMITMENTS AND CONTINGENCIES

Registration Rights

The holders of the (i) Founder Shares, which were issued in a private placement prior to the closing of the Initial Public Offering, (ii) Private Placement Units (including private placement unit and private placement rights), which were issued in a private placement simultaneously with the closing of the Initial Public Offering and the Class A ordinary shares underlying such Private Placement Units, and (iii) Private Placement Units and the Class A ordinary shares underlying such Private Placement Units that may be issued upon conversion of any Sponsor funded, have registration rights to require the Company to register a sale of any of securities held by holders of the securities pursuant to a registration rights agreement that was signed prior to the effective date of the Initial Public Offering. The holders of these securities are entitled to make up to three demands, excluding short form registration demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to completion of initial Business Combination and rights to require to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that the Company is not required to effect or permit any registration or cause any registration statement to become effective until termination of the applicable lock-up period.

NOTE 7. SHAREHOLDERS’ DEFICIT

Preference Shares — The Company is authorized to issue 1,000,000 preference shares, $0.0001 par value, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of June 30, 2025 and December 31, 2024, there were no preference shares issued or outstanding.

Class A Ordinary Shares — The Company is authorized to issue 200,000,000 Class A ordinary shares with $0.0001 par value. As of June 30, 2025 and December 31, 2024, there were 422,500 Class A ordinary shares issued and outstanding, excluding 23,000,000 Class A ordinary shares subject to possible redemption.

Class B Ordinary Shares — The Company is authorized to issue 20,000,000 Class B ordinary shares with $0.0001 par value. In May 2023, the Company issued an aggregate of 5,750,000 Founder Shares to the Sponsor for an aggregate purchase price of $25,000, or approximately $0.004 per share, of which an aggregate of up to 750,000 shares were subject to forfeiture for no consideration to the extent that the underwriter’s over-allotment option was not exercised in full or in part. As a result of the underwriters’ exercise of their over-allotment option in full on November 8, 2024, all 750,000 Class B ordinary shares were no longer subject to forfeiture. As of June 30, 2025 and December 31, 2024, there were 5,750,000 Class B ordinary shares issued and outstanding.

Holders of the Class B ordinary shares have the right to appoint all the Company’s directors prior to an initial Business Combination. On any other matter submitted to a vote of the Company’s shareholders, holders of the Class A ordinary shares and holders of the Class B ordinary shares will vote together as a single class, except as required by law or share exchange rule; provided, that the holders of Class B ordinary shares are be entitled to vote as a separate class to increase the authorized number of Class B ordinary shares. Each share of ordinary share has one vote on all such matters.

The Class B ordinary shares automatically convert into Class A ordinary shares at the time of the initial Business Combination at a ratio such that the number of Class A ordinary shares issuable upon conversion of all Class B ordinary shares, will equal, in the aggregate, on an as-converted basis, 20% of the sum of (i) the total number of shares issued in the Initial Public Offering, including shares issued in connection with the underwriter exercise of their option to purchase additional Units, plus (ii) the total number of Class A ordinary shares issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities (as defined herein) or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, deemed issued, or to be issued, to any seller in the initial Business Combination and any private placement rights issued to the Sponsor, its affiliates or any member of the management team upon conversion of any funded by the Company’s Sponsor.

GSR III ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
(Unaudited)

NOTE 7. SHAREHOLDERS’ DEFICIT (cont.)

Rights

On November 8, 2024, 3,285,714 public rights and 60,357 private rights were issued as part of the Initial Public Offering and Private Placement, respectively.

The gross proceeds of the Initial Public Offering were allocated to the public rights based on relative value, with $4,107,143 recorded in shareholders’ deficit related to the rights on November 8, 2024. The rights are not remeasured to fair value on a recurring basis.

As of June 30, 2025 and December 31, 2024, there were 3,285,714 public rights and 60,357 private rights included in the Placement Units outstanding. Each holder of one right will receive one Class A ordinary share upon consummation of the initial Business Combination, whether or not the Company will be the surviving entity, even if the holder of a public right converted all Class A ordinary shares held by them or it in connection with the initial Business Combination or an amendment to the Company’s memorandum and articles of association with respect to Company’s pre-Business Combination activities. In the event the Company will not be the survivor upon completion of the initial Business Combination, each holder of rights will be required to affirmatively convert their rights in order to receive the Class A ordinary shares underlying the rights (without paying any additional consideration) upon consummation of the Business Combination. The Company will not issue fractional Class A ordinary shares in connection with an exchange of rights. No fractional shares will be issued upon exchange of rights. No additional consideration will be required to be paid by a holder of rights in order to receive its additional shares upon consummation of a Business Combination. If the Company is unable to complete an initial Business Combination within the required time period and the Company liquidates the funds held in the Trust Account, holders of rights will not receive any of such funds with respect to their rights, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such rights, and the rights will expire worthless. Further, there are no contractual penalties for failure to deliver securities to the holders of the rights upon consummation of an initial Business Combination. Accordingly, the rights may expire worthless.

NOTE 8. FAIR VALUE MEASUREMENTS

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:

Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:

Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

GSR III ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
(Unaudited)

NOTE 8. FAIR VALUE MEASUREMENTS (cont.)

The following tables present information about the Company’s assets that are measured at fair value on a recurring basis as of June 30, 2025 and December 31, 2024 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value.

	As of June 30, 2025	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Cash and investments held in trust account	$236,273,249	$236,273,249	$—	$—
	As of December 31, 2024	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Cash and investments held in trust account	$231,412,096	$231,412,096	$—	$—

NOTE 9. SEGMENT INFORMATION

ASC Topic 280, “Segment Reporting,” establishes standards for companies to report in their financial statement information about operating segments, products, services, geographic areas, and major customers. Operating segments are defined as components of an enterprise for which separate financial information is available that is regularly evaluated by the Company’s chief operating decision maker, or group, in deciding how to allocate resources and assess performance.

The Company’s chief operating decision maker (“CODM”) has been identified as the Co-Chief Executive Officers, who collectively review the operating results for the Company as a whole to make decisions about allocating resources and assessing financial performance. Accordingly, management has determined that the Company only has one operating segment.

When evaluating the Company’s performance and making key decisions regarding resource allocation, the CODM reviews formation and operational costs and interest and dividends earned on cash and investments held in Trust Account, which are included in the accompanying statements of operations.

The key measures of segment profit or loss reviewed by our CODM are interest and dividends earned on cash and investments held in Trust Account and formation and operational costs. The CODM reviews interest and dividends earned on cash and investments held in Trust Account to measure and monitor shareholder value and determine the most effective strategy of investment with the Trust Account funds while maintaining compliance with the trust agreement. Formation and operational costs are reviewed and monitored by the CODM to manage and forecast cash to ensure enough capital is available to complete a Business Combination within the required completion window. The CODM also reviews formation and operational costs to manage, maintain and enforce all contractual agreements to ensure costs are aligned with all agreements and the budget.

NOTE 10. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of
GSR III Acquisition Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of GSR III Acquisition Corp. (the “Company”) as of December 31, 2024 and 2023, and the related statements of operations, changes in shareholders’ equity (deficit), and cash flows for the year ended December 31, 2024 and for the period from May 10, 2023 (inception) through December 31, 2023, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for the year ended December 31, 2024 and for the period from May 10, 2023 (inception) through December 31, 2023, in conformity with accounting principles generally accepted in the United States of America.

Going Concern Matter

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, has incurred and expects to continue to incur significant costs in pursuit of its financing and acquisition plans. The Company’s business plan is dependent on the completion of a Business Combination within a prescribed period of time and if not completed will cease all operations except for the purpose of liquidating. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ MaloneBailey, LLP

www.malonebailey.com

We have served as the Company’s auditor since 2024.

Houston, Texas

March 27, 2025 except for Note 10 which is dated May 14, 2025

GSR III ACQUISITION CORP.
BALANCE SHEETS

	December 31,
	2024	2023
Assets
Current assets:
Cash	$1,787,033	$—
Prepaid expenses	148,845	8,502
Total current assets	1,935,878	8,502
Investments held in Trust Account	231,412,096	—
Total Assets	$233,347,974	$8,502

Liabilities, Class A Ordinary Shares Subject to Possible Redemption and Shareholders’ (Deficit) Equity
Current liabilities:
Accounts payable and accrued expenses	$49,529	$—
Total current liabilities	49,529	—
Deferred underwriting commissions	9,200,000	—
Total liabilities	9,249,529	—

Commitments and Contingencies (Note 6)
Class A ordinary shares, $0.0001 par value; 23,000,000 shares subject to possible redemption at $10.06 per share as of December 31, 2024 (zero as of December 31, 2023)	231,412,096	—

Shareholders’ (Deficit) Equity
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding as of December 31, 2024 and 2023	—	—
Class A ordinary shares, $0.0001 par value; 200,000,000 shares authorized; 422,500 shares issued and outstanding (excluding 23,000,000 shares subject to possible redemption) as of December 31, 2024 and zero shares issued and outstanding as of December 31, 2023	42	—
Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized; 5,750,000 shares issued and outstanding as of December 31, 2024 and 2023	575	575
Additional paid-in capital	—	24,425
Accumulated deficit	(7,314,268)	(16,498)
Total Shareholders’ (Deficit) Equity	(7,313,651)	8,502
Total Liabilities, Class A Ordinary Shares Subject to Possible Redemption and Shareholders’ (Deficit) Equity	$233,347,974	$8,502

The accompanying notes are an integral part of these financial statements.

GSR III ACQUISITION CORP.
STATEMENTS OF OPERATIONS

	For the Year Ended December 31, 2024	For the Period from May 10, 2023 (Inception) through December 31, 2023
General and administrative expenses	$462,814	$16,498
Loss from operations	(462,814)	(16,498)

Other income
Dividends earned on investments held in Trust Account	1,412,096	—
Interest from the bank account	13	—
Net income (loss)	$949,295	$(16,498)

Basic and diluted weighted average ordinary shares outstanding, redeemable ordinary shares	3,330,601	—
Basic and diluted net income per share, redeemable ordinary shares	$0.10	$—
Basic and diluted weighted average ordinary shares outstanding, non-redeemable ordinary shares	5,811,182	5,750,000
Basic and diluted net income (loss) per share, non-redeemable ordinary shares	$0.10	$(0.00)

The accompanying notes are an integral part of these financial statements.

GSR III ACQUISITION CORP.
STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (DEFICIT)

For the Year Ended December 31, 2024

	Ordinary Shares				Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Equity (Deficit)
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance – December 31, 2023	—	$—	5,750,000	$575	$24,425	$(16,498)	$8,502
Sale of private placement units	422,500	42	—	—	4,224,958	—	4,225,000
Fair value of rights included in public units	—	—	—	—	4,107,143	—	4,107,143
Allocated value of offering costs to ordinary shares	—	—	—	—	(198,410)	—	(198,410)
Remeasurement of ordinary shares subject to possible redemption	—	—	—	—	(8,158,116)	(6,834,969)	(14,993,085)
Subsequent measurement of ordinary shares subject to possible redemption	—	—	—	—	—	(1,412,096)	(1,412,096)
Net income	—	—	—	—	—	949,295	949,295
Balance – December 31, 2024	422,500	$42	5,750,000	$575	$—	$(7,314,268)	$(7,313,651)

The accompanying notes are an integral part of these financial statements.

GSR III ACQUISITION CORP.
STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (DEFICIT) — (Continued)

For the Period from May 10, 2023 (Inception) through December 31, 2023

	Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid in Capital	Accumulated Deficit	Total Shareholders’ Equity (Deficit)
	Shares	Amount	Shares	Amount
Balance – May 10, 2023 (Inception)	—	$—	—	$—	$—	$—	$—
Founder shares issued to initial shareholder	—	—	5,750,000	575	24,425	—	25,000
Net loss	—	—	—	—	—	(16,498)	(16,498)
Balance – December 31, 2023	—	$—	5,750,000	$575	$24,425	$(16,498)	$8,502

The accompanying notes are an integral part of these financial statements.

GSR III ACQUISITION CORP.
STATEMENTS OF CASH FLOWS

	For the Year Ended December 31, 2024	For the Period from May 10, 2023 (Inception) through December 31, 2023
Cash Flows from Operating Activities:
Net income (loss)	$949,295	$(16,498)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Income earned on investments held in Trust Account	(1,412,096)	—
Changes in operating assets and liabilities:
Prepaid expenses	(140,343)	16,498
Accounts payable and accrued expenses	49,529	—
Net cash used in operating activities	(553,615)	—

Cash Flows from Investing Activities:
Cash deposited in Trust Account	(230,000,000)	—
Net cash used in investing activities	(230,000,000)	—

Cash Flows from Financing Activities:
Proceeds received from initial public offering, gross	230,000,000	—
Proceeds received from private placement	4,225,000	—
Repayment of promissory note – related party	(132,984)	—
Offering costs paid	(1,751,368)	—
Net cash provided by financing activities	232,340,648	—

Net increase in cash	1,787,033	—

Cash – beginning of the period	—	—
Cash – end of the period	$1,787,033	$—

Supplemental disclosure of noncash investing and financing activities:
Prepaid expenses paid by Sponsor in exchange for issuance of Founder Shares	$—	$25,000
Payment of deferred offering costs included in promissory note – related party	$132,984	$—
Proceeds allocated to public rights	$4,107,143	$—
Allocation of offering costs to ordinary shares subject to redemption	$10,885,942	$—
Remeasurement adjustment on ordinary shares subject to possible redemption	$14,993,085	$—
Subsequent measurement of ordinary shares subject to possible redemption	$1,412,096	$—
Deferred underwriting commissions	$9,200,000	$—
Reclassification of value for Class A ordinary shares	$230,000,000	$—

The accompanying notes are an integral part of these financial statements.

GSR III ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

GSR III Acquisition Corp. (the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on May 10, 2023. The Company was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities that the Company has not yet identified (“Business Combination”).

As of December 31, 2024, the Company had not yet commenced operations. All activity for the period from May 10, 2023 (inception) through December 31, 2024 relates to the Company’s formation and the initial public offering (the “Initial Public Offering”). The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company expects to generate non-operating income in the form of interest and dividend income from investments held in trust, which proceeds were derived from the Initial Public Offering. The Company has selected December 31 as its fiscal year end.

Financing

The registration statement for the Company’s Initial Public Offering was declared effective on November 7, 2024. On November 8, 2024, the Company consummated the Initial Public Offering of 23,000,000 units including 3,000,000 additional public units as the underwriters ‘over-allotment option was exercised in full (the “Units” and, with respect to the shares of Class A ordinary shares included in the Units being offered, the “Public Shares”), at $10.00 per Unit, generating gross proceeds of $230,000,000 (see Note 3).

Simultaneously with the consummation of the Initial Public Offering and the sale of the Units, the Company consummated the private placement (“Private Placement”) of 422,500 units including 7,500 additional private placement units as the underwriters ‘over-allotment option was exercised in full (the “Private Placement Units”) to GSR III Sponsor LLC (the “Sponsor”), at a price of $10.00 per Private Placement Unit, generating total proceeds of $4,225,000, which is described in Note 4. This amount from the sale of the Private Placement Units are added to the net proceeds from the Initial Public Offering held in the Trust Account. The proceeds received from the sale of the Private Placement Units held in the Trust Account was used partially to pay some general and administrative expenses.

Transaction costs amounted to $11,084,352, consisting of $975,000 of cash underwriting fees, $9,200,000 of deferred underwriting fees which will be paid on the consummation of initial Business Combination, and $909,352 of other offering costs.

Upon the closing of the Initial Public Offering and the Private Placement, $230,000,000 ($10 per Unit) of the net proceeds of the Initial Public Offering and certain of the proceeds of the Private Placement were placed in a trust account (“Trust Account”) with Continental Stock Transfer & Trust Company acting as trustee and invested only in in either (i) U.S. government treasury obligations with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act which invest only in direct U.S. government treasury obligations, (ii) as uninvested cash, or (iii) an interest or non-interest bearing bank demand deposit account or other accounts at a bank. The trust account is intended as a holding place for funds pending the earliest to occur of: (i) the completion of initial Business Combination; (ii) the redemption of any public shares properly submitted in connection with a shareholder vote to amend amended and restated memorandum and articles of association (A) to modify the substance or timing of obligation to offer redemption rights in connection with any proposed initial Business Combination or certain amendments to amended and restated memorandum and articles of association prior thereto or to redeem 100% of our public shares if initial Business Combination is not completed within the completion window; or (B) with respect to any other material provision relating to shareholders’ rights or pre-initial Business Combination activity; or (iii) absent an initial Business Combination within the completion window, from the closing of Initial Public Offering, return of the funds held in the trust account to public shareholders as part of redemption of the public shares.

The Nasdaq listing rules require that initial Business Combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the assets held in the trust account (excluding the deferred underwriting commissions and taxes payable on the income earned on the trust account).

GSR III ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

Management may, however, structure an initial Business Combination such that the post-transaction company owns or acquires less than 100% of such interests or assets of the target business in order to meet certain objectives of the target management team or shareholders or for other reasons, but will only complete such Business Combination if the post-transaction company owns or acquires 50% or more of the issued and outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”).

The Company is required to provide its Class A ordinary shareholders with the opportunity to redeem all or a portion of their public shares upon the completion of the Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer.

All of the Class A ordinary shares sold as part of the units in the initial public offering contain a redemption feature which allows for the redemption of such public shares in connection with liquidation, if there is a shareholder vote or tender offer in connection with initial Business Combination and in connection with certain amendments to second amended and restated memorandum and articles of association. In accordance with SEC guidance on redeemable equity instruments, redemption provisions not solely within the control of a company require ordinary shares subject to redemption to be classified outside of permanent equity. Accordingly, all of the Public Shares were presented as temporary equity, outside of the shareholders’ deficit section of the Company’s balance sheet. Given that the Class A ordinary shares sold as part of the units in the offering were issued with other freestanding instruments, the initial carrying value of Class A ordinary shares classified as temporary equity were the allocated proceeds determined in accordance with ASC 470-20. The accretion or remeasurement is recognized as a reduction to retained earnings, or in absence of retained earnings, additional paid-in capital. Accretion associated with the redeemable Class A ordinary shares is excluded from earnings per share as the redemption value approximates fair value.

Each public shareholder may elect to redeem their public shares without voting and, if they do vote, irrespective of whether they vote for or against the proposed transaction. In addition, initial shareholders, directors and officers have entered into a letter agreement, pursuant to which they have agreed to waive their redemption rights with respect to any founder shares and public shares held by them in connection with the completion of a Business Combination.

Notwithstanding the foregoing, the Company’s Second Amended and Restated Memorandum and Articles of Association provides that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), is restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Class A ordinary shares sold in the Initial Public Offering, without the prior consent of the Company.

Business Combination

If the Company is unable to complete an initial Business Combination within the 18 or 21-month period, it may seek an amendment to amended and restated memorandum and articles of association to extend the period of time to complete an initial Business Combination beyond 21 months. The Company’s amended and restated memorandum and articles of association requires at least a special resolution of shareholders as a matter of Cayman Islands law, meaning that such an amendment be approved by at least two-thirds of ordinary shares who, being entitled to do so, attend and vote (either in person or by proxy) at a general meeting of the company. If the Company seeks shareholder approval to extend beyond the 21-month period in which to complete an initial Business Combination to a later date, The Company is required to offer public shareholders the right to have their public ordinary shares redeemed for a pro rata share of the aggregate amount then on deposit in the trust account, including interest (less permitted withdrawals and up to $100,000 of interest to pay dissolution expenses). There are no limitations to the number of times that the Company may seek shareholder approval or that shareholders

GSR III ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

may approve to extend beyond the 21-month period in which to complete a Business Combination at a later date. If the initial Business Combination is not completed in the period provided, the membership interests of the Sponsor become worthless.

Going Concern Consideration

In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s Accounting Standards Update 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” we have determined that mandatory liquidation, should we not complete a Business Combination and an extension of our deadline to do so not be approved by the stockholders of the Company, and potential subsequent dissolution and the liquidity issue raise substantial doubt about the Company’s ability to continue as a going concern if it does not complete a Business Combination.

As of December 31, 2024, the Company had $1,787,033 in its operating bank account and working capital of $1,886,349. The Company has incurred and expects to incur significant costs to operate as a publicly traded company, to evaluate business opportunities, and to close on a Business Combination. Such costs will be incurred prior to generating any operating revenues. These factors also raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are issued.

Management plans to complete a Business Combination before the mandatory liquidation date and anticipates that the Company will have sufficient liquidity to fund its operations until then. However, there can be no assurance that we will be able to consummate a Business Combination within the required timeframe or that liquidity will be sufficient to fund operations. The financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

Risks and Uncertainties

Management continues to evaluate the impact of significant global events such as the Russia/Ukraine and Israel/Palestine conflicts, on the industry and has concluded that while it is reasonably possible that these could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”).

Emerging Growth Company Status

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012, (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

GSR III ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make a comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. As of December 31, 2024 and 2023, the Company had $1,787,033 and zero in cash, respectively. The Company did not have any cash equivalents as of December 31, 2024 or 2023.

Investments Held in Trust Account

As of December 31, 2024 and 2023, the Company had $231,412,096 and $0 in investments held in the Trust Account, respectively.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Deposit Insurance Corporation coverage limit of $250,000. Any loss incurred or a lack of access to such funds could have a significant adverse impact on the Company’s financial condition, results of operations, and cash flows. As of December 31, 2024 and 2023, the Company has not experienced losses on these accounts.

Fair Value Measurements

The Company follows the guidance in ASC 820, “Fair Value Measurement,” for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are-measured and reported at fair value at least annually.

GSR III ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•        Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•        Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•        Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

Deferred Offering Costs

Deferred offering costs consist of legal, administrative, and other costs incurred through the balance sheet date that are directly related to the Initial Public Offering. The Company complies with the requirements of the ASC 340-10-S99 and SEC Staff Accounting Bulletin Topic 5A, “Expenses of Offering.” Offering cost is allocated to Public and Private Rights issued in the Initial Public Offering on residual value basis, compared to total proceeds received. Offering costs associated with the Class A ordinary shares are charged against the carrying value of Class A ordinary shares subject to possible redemption upon the completion of the Initial Public offering.

Income Taxes

The Company complies with the accounting and reporting requirements of ASC Topic 740, “Income Taxes,” which prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2024 or 2023. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

There is currently no taxation imposed on income by the government of the Cayman Islands. In accordance with Cayman Islands federal income tax regulations, income taxes are not levied on the Company. Consequently, income taxes are not reflected in the Company’s financial statements. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Class A Redeemable Share Classification

The public shares contain a redemption feature which allows for the redemption of such public shares in connection with the Company’s liquidation, or if there is a shareholder vote or tender offer in connection with the Company’s initial Business Combination. In accordance with ASC 480-10-S99, the Company classifies public shares subject to redemption outside of permanent equity as the redemption provisions are not solely within the control of the Company. The Company recognizes changes in redemption value immediately as they occur and will adjust the

GSR III ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

carrying value of redeemable shares to equal the redemption value at the end of each reporting period. Immediately upon the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption amount value. The change in the carrying value of redeemable shares will result in charges against additional paid-in capital (to the extent available) and accumulated deficit.

Accordingly, as of December 31, 2024, Class A ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of permanent shareholders’ equity on the Company’s balance sheet, as summarized in the following table:

Public offering proceeds	$230,000,000
Less:
Proceeds allocated to public rights	(4,107,143)
Allocation of offering costs related to redeemable shares	(10,885,942)
Plus:
Accretion of carrying value to redemption value	14,993,085
Ordinary shares subject to possible redemption	$230,000,000
Plus:
Subsequent measurement of ordinary shares subject to possible redemption	1,412,096
Ordinary shares subject to possible redemption	$231,412,096

Net Income (Loss) Per Ordinary Share

The Company complies with the accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share”. Net income (loss) per ordinary share is computed by dividing net income (loss) by the weighted average number of ordinary shares outstanding for the period. Accretion associated with the redeemable ordinary shares is excluded from net income (loss) per ordinary share as the redemption value approximates fair value.

The calculation of diluted income (loss) per ordinary share does not consider the effect of the rights issued in connection with the Initial Public Offering and the Private Units since the exercise of the units is contingent upon the occurrence of future events. As of December 31, 2024 and 2023, the Company did not have any dilutive securities or other contracts that could, potentially, be exercised or converted into ordinary shares that then share in the earnings of the Company. As a result, diluted net income (loss) per ordinary share is the same as basic net income (loss) per ordinary share for the periods presented.

The following table reflects the calculation of basic and diluted net income (loss) per ordinary share (in dollars, except share amounts):

Particulars	For the Year Ended December 31, 2024		For the Period from May 10, 2023 (Inception) through December 31, 2023
	Redeemable Shares	Non-Redeemable Shares	Redeemable Shares	Non-Redeemable Shares
Basic and diluted net income (loss) per share:
Weighted average shares outstanding	3,330,601	5,811,182	—	5,750,000
Ownership percentage	36%	64%	0%	100%
Numerators:
Allocation of net income (loss)	$345,854	$603,441	$—	$(16,498)

Denominators:
Weighted average shares outstanding	3,330,601	5,811,182	—	5,750,000
Basic and diluted net income (loss) per share	$0.10	$0.10	$—	$(0.00)

GSR III ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Stock-Based Compensation

The Company recognizes compensation costs resulting from the issuance of stock-based awards to directors as an expense in the financial statement over the requisite service period based on a measurement of fair value for each stock-based award. The fair value is amortized as compensation cost on a straight-line basis over the requisite service period of the awards. The Black-Scholes-Merton option-pricing model includes various assumptions, including the fair market value of the estimated stock price of the Company, expected life of shares, the expected volatility and the expected risk-free interest rate, among others. These assumptions reflect the Company’s best estimates, but they involve inherent uncertainties based on market conditions generally outside the control of the Company.

Recent Accounting Standards

In November 2023, the FASB issued ASU 2023-07, “Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures.” The amendments in this ASU require disclosures, on an annual and interim basis, of significant segment expenses that are regularly provided to the chief operating officer decision maker (“CODM”), as well as the aggregate amount of other segment items included in the reported measure of segment profit or loss. The ASU requires that a public entity disclose the title and position of the CODM and an explanation of how the CODM uses the reported measure(s) of segment profit or loss in assessing segment performance and deciding how to allocate resources. Public entities will be required to provide all annual disclosures currently required by Topic 280 in interim periods, and entities with a single reportable segment are required to provide all the disclosures required by the amendments in this ASU and existing segment disclosures in Topic 280. This ASU is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024, with early adoption permitted. This standard was effective for the Company for the year ended December 31, 2024 and did not have a material impact on the Company’s financial statements (see Note 9).

Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

NOTE 3. INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 23,000,000 Units (including underwriters’ over-allotment exercise of 3,000,000 Units) at a purchase price of $10.00 per Unit, generating gross proceeds of $230,000,000 to the Company which was placed in the Trust Account. Each Unit consists of one Class A ordinary share and one-seventh of one public right (the “Public Right”). Each whole right entitles the holder thereof to purchase one Class A ordinary share at a price of $10.00 per share. No fractional rights will be issued upon separation of the Units and only whole rights will trade. The underwriters have exercised their over-allotment option on consummation of the Initial Public offering to purchase 3,000,000 additional units to cover over-allotments.

NOTE 4. PRIVATE PLACEMENT

Simultaneously with the consummation of the Initial Public Offering and the sale of the Units, the Company consummated the private placement (“Private Placement”) of 422,500 units (including underwriters’ over-allotment exercise of 7,500 Units at a price of $10.00 per Private Placement Unit), generating total proceeds of $4,225,000. Each Private Placement Unit entitles the holder thereof to one Class A ordinary share and one-seventh of one private right (“Private Placement Rights”) to purchase one Class A ordinary share at $10.00 per share.

The private placement units have terms and provisions that are identical to the units sold as part of the Initial Public Offering. The private placement units (including any private placement shares, any private placement rights and any Class A ordinary shares underlying the private placement rights) are not transferable, assignable or saleable until 30 days after the completion of initial Business Combination except pursuant to limited exceptions.

GSR III ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

On May 30, 2023, the Sponsor paid $25,000 to cover certain offering costs of the Company in consideration for 5,750,000 Class B ordinary shares of the Company (after giving effect to a share surrender effected on June 5, 2024). The initial shareholders have not forfeited Founder Shares as the over-allotment option was exercised in full by the underwriter. The Founder Shares represent 20.0% of the Company’s issued and outstanding shares after the Initial Public Offering.

On November 8, 2024, the Sponsor transferred 30,000 Founder Shares to each of its three independent directors (10,000 Founder Shares per director) of the Company, at a price of $0.004348 per share. Each buyer paid $43.48 for an aggregate purchase price of $130.44 in consideration of the assignment of shares. If the director ceases to be a director of the Company for any reason before the consummation of the Business Combination, at the Sponsor’s election, it will either repurchase the shares at the purchase price or forfeit the shares back to the Company for no consideration. The Founder Shares will automatically convert into shares of Class A ordinary shares at the time of the Business Combination on a one-for-one basis, subject to adjustment as described in the Company’s certificate of incorporation.

Additionally, on December 19, 2024, the Sponsor transferred another 225,000 Founder Shares to another member of the management team at a price of $0.004348 per share for an aggregate purchase price of $978.30.

The sale of the Founder Shares to the Company’s directors and director’s nominees by the Sponsor is in the scope of FASB ASC Topic 718, “Compensation-Stock Compensation” (“ASC 718”). Under ASC 718, stock-based compensation associated with equity-classified awards is measured at fair value upon the grant date. The fair value of the 255,000 shares granted to the Company’s directors and management person was at the acquisition price per share of $0.004348.

The Founder Shares were granted subject to a performance condition (i.e., the occurrence of a Business Combination). Compensation expense related to the Founders Shares is recognized only when the performance condition is probable of occurrence under the applicable accounting literature in this circumstance. Stock-based compensation would be recognized at the date a Business Combination is considered probable (i.e., upon consummation of a Business Combination) in an amount equal to the number of Founders Shares times the grant date fair value per share (unless subsequently modified) less the amount initially received for the purchase of the Founder Shares.

Administrative Services Agreement

Commencing on November 8, 2024, the Company has entered into an agreement to pay the Sponsor a total of up to $55,556 per month for office space and administrative and support services. Upon completion of a Business Combination or its liquidation, the Company will cease paying these monthly fees. For the year ended December 31, 2024, the Company incurred $111,112 in fees for these services, which are included within general and administrative expenses in the accompanying statements of operations (none in 2023).

Promissory Note — Related Party

During June 2024, the Sponsor agreed to loan the Company up to $300,000 pursuant to a promissory note (the “Note”). The Note was non-interest bearing, unsecured and became due on November 8, 2024 upon the closing of the Initial Public Offering. During the year ended December 31, 2024, the Company borrowed $132,984 under the Note to pay for offering costs, of which $98,228 was settled through risk capital funding and $34,756 was repaid from the proceeds of the Initial Public Offering placed in the Trust Account. During the period from May 10, 2023 (inception) through December 31, 2023, the Company did not make any borrowings under the Note. As of December 31, 2024 and 2023, the Company had no outstanding balance under the Note. The risk capital used to

GSR III ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 5. RELATED PARTY TRANSACTIONS (cont.)

settle a portion of the Note is part of the private placement units issued contemporaneously with the Initial Public Offering and hence included as part of additional paid-in capital in the accompanying statements of changes in equity.

Working Capital Loans

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor, members of the Company’s founding team or any of their affiliates may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lenders’ discretion, up to $1,500,000 of such Working Capital Loans may be convertible into private placement units at a price of $10.00 per unit. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. As of December 31, 2024 and 2023, the Company had no outstanding Working Capital Loans.

NOTE 6. COMMITMENTS AND CONTINGENCIES

Registration Rights

The holders of the (i) Founder Shares, which were issued in a private placement prior to the closing of the Initial Public Offering, (ii) Private Placement Units (including private placement unit and private placement rights), which were issued in a private placement simultaneously with the closing of the Initial Public Offering and the Class A ordinary shares underlying such Private Placement Units, and (iii) Private Placement Units and the Class A ordinary shares underlying such Private Placement Units that may be issued upon conversion of any Sponsor funded, have registration rights to require the Company to register a sale of any of securities held by holders of the securities pursuant to a registration rights agreement that was signed prior to the effective date of the Initial Public Offering. The holders of these securities are entitled to make up to three demands, excluding short form registration demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to completion of initial Business Combination and rights to require to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that the Company is not required to effect or permit any registration or cause any registration statement to become effective until termination of the applicable lock-up period.

NOTE 7. SHAREHOLDERS’ EQUITY

Preferred Shares — The Company is authorized to issue 1,000,000 preferred shares, $0.0001 par value, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of December 31, 2024 and 2023, there were no preferred shares issued or outstanding.

Class A Ordinary Shares — The Company is authorized to issue 200,000,000 Class A ordinary shares with $0.0001 par value. As of December 31, 2024, there were 422,500 Class A ordinary shares issued and outstanding, excluding 23,000,000 Class A ordinary shares subject to possible redemption. There were no Class A ordinary shares issued or outstanding as of December 31, 2023.

Class B Ordinary Shares — The Company is authorized to issue 20,000,000 Class B ordinary shares with $0.0001 par value. In May 2023, the Company issued an aggregate of 5,750,000 Founder Shares to the Sponsor for an aggregate purchase price of $25,000, or approximately $0.004 per share, of which an aggregate of up to 750,000 shares were subject to forfeiture for no consideration to the extent that the underwriter’s over-allotment

GSR III ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 7. SHAREHOLDERS’ EQUITY (cont.)

option was not exercised in full or in part. As a result of the underwriters’ exercise of their over-allotment option in full on November 8, 2024, all 750,000 Class B ordinary shares were no longer subject to forfeiture. As of December 31, 2024 and 2023, there were 5,750,000 Class B ordinary shares issued and outstanding.

Holders of the Class B ordinary shares have the right to appoint all the Company’s directors prior to an initial Business Combination. On any other matter submitted to a vote of the Company’s shareholders, holders of the Class A ordinary shares and holders of the Class B ordinary shares will vote together as a single class, except as required by law or share exchange rule; provided, that the holders of Class B ordinary shares are be entitled to vote as a separate class to increase the authorized number of Class B ordinary shares. Each share of ordinary share has one vote on all such matters.

The Class B ordinary shares automatically convert into Class A ordinary shares at the time of the initial Business Combination at a ratio such that the number of Class A ordinary shares issuable upon conversion of all Class B ordinary shares, will equal, in the aggregate, on an as-converted basis, 20% of the sum of (i) the total number of shares issued in the Initial Public Offering, including shares issued in connection with the underwriter exercise of their option to purchase additional Units, plus (ii) the total number of Class A ordinary shares issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities (as defined herein) or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, deemed issued, or to be issued, to any seller in the initial Business Combination and any private placement rights issued to the Sponsor, its affiliates or any member of the management team upon conversion of any funded by the Company’s Sponsor.

Rights

As of December 31, 2023, there were no rights issued or outstanding. On November 8, 2024, 3,285,714 public rights and 60,357 private rights were issued as part of the Initial Public Offering and Private Placement, respectively.

The gross proceeds of the Initial Public Offering were allocated to the public rights based on relative value, with $4,107,143 recorded in shareholders’ equity related to the rights at November 8, 2024. The rights are not remeasured to fair value on a recurring basis.

As of December 31, 2024, there were 3,285,714 public rights and 60,357 private rights included in the Placement Units outstanding. Each holder of one right will receive one Class A ordinary share upon consummation of the initial Business Combination, whether or not the Company will be the surviving entity, even if the holder of a public right converted all Class A ordinary shares held by them or it in connection with the initial Business Combination or an amendment to the Company’s memorandum and articles of association with respect to Company’s pre-Business Combination activities. In the event the Company will not be the survivor upon completion of the initial Business Combination, each holder of rights will be required to affirmatively convert their rights in order to receive the Class A ordinary shares underlying the rights (without paying any additional consideration) upon consummation of the Business Combination. The Company will not issue fractional Class A ordinary shares in connection with an exchange of rights. No fractional shares will be issued upon exchange of rights. No additional consideration will be required to be paid by a holder of rights in order to receive its additional shares upon consummation of a Business Combination. If the Company is unable to complete an initial Business Combination within the required time period and the Company liquidates the funds held in the Trust Account, holders of rights will not receive any of such funds with respect to their rights, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such rights, and the rights will expire worthless. Further, there are no contractual penalties for failure to deliver securities to the holders of the rights upon consummation of an initial Business Combination. Accordingly, the rights may expire worthless.

GSR III ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 8. FAIR VALUE MEASUREMENTS

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:

Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:

Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis as of December 31, 2024 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value.

	As of December 31, 2024	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Investments held in Trust Account	$231,412,096	$231,412,096	$—	$—

NOTE 9. SEGMENT INFORMATION

ASC Topic 280, “Segment Reporting,” establishes standards for companies to report in their financial statement information about operating segments, products, services, geographic areas, and major customers. Operating segments are defined as components of an enterprise for which separate financial information is available that is regularly evaluated by the Company’s chief operating decision maker, or group, in deciding how to allocate resources and assess performance.

The Company’s chief operating decision maker (“CODM”) has been identified as the Co-Chief Executive Officers, who collectively review the operating results for the Company as a whole to make decisions about allocating resources and assessing financial performance. Accordingly, management has determined that the Company only has one operating segment.

When evaluating the Company’s performance and making key decisions regarding resource allocation, the CODM reviews several key metrics, formation and operational costs and dividend earned on investments held in Trust Account which include the accompanying statements of operations.

GSR III ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 9. SEGMENT INFORMATION (cont.)

The key measures of segment profit or loss reviewed by our CODM are interest earned on investments held in Trust Account and formation and operational costs. The CODM reviews dividend earned on investments held in Trust Account to measure and monitor stockholder value and determine the most effective strategy of investment with the Trust Account funds while maintaining compliance with the trust agreement. Formation and operational costs are reviewed and monitored by the CODM to manage and forecast cash to ensure enough capital is available to complete a business combination within the business combination period. The CODM also reviews formation and operational costs to manage, maintain and enforce all contractual agreements to ensure costs are aligned with all agreements and budget.

NOTE 10. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date through the date when these financial statements were issued. Based on this review, the Company did not identify any subsequent events that would require adjustment or disclosure in the financial statements, other than the event described below.

Business Combination Agreement

On April 21, 2025, the Company entered into a business combination agreement (the “Business Combination Agreement”) with Terra Innovatum s.r.l., an Italian limited liability company (“Terra Innovatum”). Pursuant to the terms of the Business Combination Agreement, the Company, Terra Innovatum and their related parties will undertake a series of reorganizations, equity issuances, and purchases, resulting in the Company becoming a wholly owned subsidiary of a Dutch public limited liability company (“Pubco”), which will be formed as part of the transaction.

Report of Independent Registered Public Accounting Firm

To the Quotaholders and Board of Directors of
Terra Innovatum S.R.L.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Terra Innovatum S.R.L. ( the “Company”) as of December 31, 2024 and 2023, and the related statements of operations and comprehensive loss, changes in quotaholders’ deficit, and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Going Concern Matter

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations and negative cash flows from operations which raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ MaloneBailey, LLP
www.malonebailey.com
We have served as the Company’s auditor since 2025.
Houston, Texas
May 14, 2025

Terra Innovatum, Srl.
Balance Sheets
(all amounts in USD)

	December 31, 2024	December 31, 2023
Assets
Current assets:
Cash and cash equivalents	$68,934	$1,677
Due from related parties	—	8,830
Prepaid expenses and other current assets	64,079	1,367
Total current assets	133,013	11,874
Total assets	$133,013	$11,874
Liabilities and quotaholders’ deficit
Current liabilities:
Accounts payable	$32,264	$713
Accrued expenses and other current liabilities	20,523	9,062
Total current liabilities	52,787	9,775
Related party loan, non-current	106,780	—
Other non-current liabilities	5,585	2,103
Total liabilities	165,152	11,878
Commitments and contingencies (Note 5)
Quotaholders’ deficit:
Corporate capital	3,160	3,160
Accumulated deficit	(36,862)	(3,281)
Accumulated other comprehensive income	1,563	117
Total quotaholders’ deficit	(32,139)	(4)
Total liabilities and quotaholders’ deficit	$133,013	$11,874

The accompanying notes are an integral part of these financial statements.

Terra Innovatum, Srl.
Statements of Operations and Comprehensive Loss
(all amounts in USD)

	For the Years Ended December 31,
	2024	2023
Operating expenses:
General and administrative	$77,567	$2,358
Development costs	74,736	41,344
Total operating expenses	152,303	43,702
Loss from operations	(152,303)	(43,702)

Other (expenses) income:
Other income – related party	129,170	38,941
Other (expenses) income	(74)	(38)
Total other income, net	129,096	38,903
Loss before income taxes	(23,207)	(4,799)
(Provision) benefit for income taxes	(10,374)	327
Net loss	$(33,581)	$(4,472)
Other comprehensive income
Change in foreign currency translation adjustment	1,446	117
Total comprehensive loss	$(32,135)	$(4,355)

The accompanying notes are an integral part of these financial statements.

Terra Innovatum, Srl.
Statements of Changes in Quotaholders’ Deficit
For the Years Ended December 31, 2024 and 2023
(all amounts in USD)

	Corporate capital	Accumulated deficit	Accumulated other comprehensive income	Total quotaholders’ deficit
Balance at December 31, 2022	$3,160	$1,191	$—	$4,351
Net loss	—	(4,472)	—	(4,472)
Foreign currency translation	—	—	117	117
Balance at December 31, 2023	$3,160	$(3,281)	$117	$(4)
Net loss	—	(33,581)	—	(33,581)
Foreign currency translation	—	—	1,446	1,446
Balance at December 31, 2024	$3,160	$(36,862)	$1,563	$(32,139)

The accompanying notes are an integral part of these financial statements.

Terra Innovatum, Srl.
Statements of Cash Flows
(all amounts in USD)

	For the Years Ended December 31,
	2024	2023
Cash flows from operating activities
Net loss	$(33,581)	$(4,472)
Changes in operating assets and liabilities:
Due from related parties	8,657	(9,418)
Prepaid expenses and other current assets	(65,621)	(1,217)
Accounts payable	33,016	699
Accrued expenses and other current liabilities	12,563	8,458
Other non-current liabilities	3,774	2,061
Net cash used in operating activities	(41,192)	(3,889)
Cash flows from financing activities
Proceeds from a related party loan	111,582	—
Net cash provided by financing activities	111,582	—
Effect of exchange rate changes on cash and cash equivalents	(3,133)	93
Net change in cash and cash equivalents	70,390	(3,889)
Cash and cash equivalents at beginning of the period	1,677	5,473
Cash and cash equivalents at end of the period	$68,934	$1,677
Supplemental disclosures of cash flow information
Cash paid for interest	$—	$—
Cash paid for income taxes	$—	$—

The accompanying notes are an integral part of these financial statements.

Terra Innovatum, Srl.
Notes to the Financial Statements

Note 1. Organization

Terra Innovatum, Srl. (“Terra” or the “Company”) was incorporated under the laws of Italy on September 23, 2021 (“Inception”) and is headquartered in Lucca, Italy. Terra is a pioneering nuclear energy technology company developing the SOLO Micro-Modular Nuclear Reactor (“SOLO”), a breakthrough solution designed to address critical challenges in clean energy production. Terra’s reactor represents a significant technological and engineering advancement, offering a compact, safe, and economically compelling alternative to traditional energy infrastructure. The SOLO reactor’s core innovation lies in its ability to generate 1 MWe of electricity baseload with a continuous operational cycle of up to 15 years, extendable to 45 years through strategic refuelling, with a fixed and competitive projected levelized cost of energy. Terra’s strategic roadmap targets commercial deployment by 2028, with a clear focus on delivering a scalable, modular nuclear solution that can be deployed across diverse markets — from industrial and infrastructure to remote and off-grid applications. Key differentiators include a gas-cooled design, multiple safety shutdown mechanisms, safeguard-by-design, small footprint, and the ability to use commercially available Low Enriched Uranium (“LEU”), which significantly reduces regulatory and technological barriers typical in nuclear energy development. Terra has made substantial progress in de-risking its First-of-a-Kind (“FOAK”) reactor, including initiating regulatory engagement with the U.S. Nuclear Regulatory Commission (“NRC”), and establishing a robust supply chain strategy. Terra has completed the reactor design, validated key technological components, and is advancing through critical regulatory milestones to achieve Terra’s 2028 FOAK reactor completion target.

Note 2. Going Concern

As of December 31, 2024, the Company had cash of $68,934. For the year ended December 31, 2024, the Company used approximately $41,192 in cash for operating activities. Historically, the Company has incurred recurring net losses from operations and negative cash flows from operating activities. As of December 31, 2024, the Company had an accumulated deficit of approximately $36,862.

These factors raise substantial doubt regarding the Company’s ability to continue as a going concern within one year of the date these financial statements were issued.

The Company is trying to alleviate the going concern risk through the debt and equity financing in the United States (“U.S.”) capital market to support its working capital after the Merger (refer to Note 12. Subsequent Events). However, there is no guarantee that the substantial doubt about the Company’s ability to continue as a going concern will be alleviated. The ability of the Company to continue as a going concern is dependent upon the Company’s ability to further implement its business plan and generate sufficient revenue and its ability to raise additional funds.

These accompanying financial statements have been prepared assuming that the Company will continue as a going concern and do not include any adjustments that might result from the outcome of this uncertainty.

Note 3. Summary of Significant Accounting Policies

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents. Cash equivalents are stated at cost, which approximates market value, because of the short maturity of these instruments. The Company had $68,934 and $1,677 in cash as of December 31, 2024 and 2023, respectively. The Company had no cash equivalents as of December 31, 2024 and 2023.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make certain estimates, judgments and assumptions. The Company believes that the estimates, judgments and assumptions made when accounting for items and matters such as, but not limited to, equity-based compensation and contingencies are

Terra Innovatum, Srl.
Notes to the Financial Statements

Note 3. Summary of Significant Accounting Policies (cont.)

reasonable, based on information available at the time they are made. These estimates, judgments and assumptions can affect the reported amounts of assets and liabilities as of the date of the financial statements, as well as amounts reported on the statements of operations during the years presented. Actual results could differ from those estimates.

Foreign Currency Translation

The Company’s reporting currency is the United States Dollar (“US$”), while its functional currency is the Euro (“€”), which it uses for conducting business and maintaining its books and records. The accompanying financial statements are presented in US$.

In accordance with ASC 830-30, Translation of Financial Statements, the Company translates assets and liabilities from its functional currency into US$ using the exchange rate at the balance sheet date. Revenues and expenses are translated at the average exchange rate for the reporting period. Translation gains and losses are recorded as a separate component of accumulated other comprehensive income (AOCI) within the statements of changes in quotaholders’ deficit.

Cash flows are translated at average exchange rates for the reporting period. As a result, the amounts presented in the statements of cash flows may not directly reconcile with the corresponding changes in balances reported on the balance sheets.

Comprehensive Income (Loss)

ASC 220, Comprehensive Income, establishes standards for reporting and display of comprehensive income or loss, its components and accumulated balances. Comprehensive income or loss as defined includes all changes in equity during a period from non-owner sources. Accumulated comprehensive income (loss), as presented in the accompanying statements of changes in quotaholders’ deficit, consists of changes in unrealized gains and losses on foreign currency translation.

Net loss per share

The Company is a limited liability company (Srl.) under Italian law and does not issue traditional shares. Instead, ownership is divided into quotas (similar to membership interests in a limited liability company in the United States), which represent percentage ownership in the Company and not actual shares. Historical earnings per quota has not been included in these financial statements as the Company determined that representing net loss per quota is not a meaningful or material disclosure due to the Company’s current capital structure.

Fair Value Measurement

The Company measures certain financial assets and liabilities at fair value in accordance with ASC 820. Fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, the Company uses a three-level hierarchy, which prioritizes fair value measurements based on the types of inputs used for the various valuation techniques (market approach, income approach and cost approach). The levels of hierarchy are described below:

Level 1 —	Quoted prices in active markets for identical instruments.
Level 2 —

Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations in which all significant inputs and significant value drivers are observable in active markets.

Level 3 —	Valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

Terra Innovatum, Srl.
Notes to the Financial Statements

Note 3. Summary of Significant Accounting Policies (cont.)

The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the asset or liability. Financial assets and liabilities are classified in their entirety based on the most stringent level of input that is significant to the fair value measurement.

The Company’s financial instruments include cash and cash equivalents, accounts receivable, accounts payable, prepaids, accrued expenses, due from related parties, and note payable — related party. The recorded carrying amounts of these accounts approximate their fair value due to their short-term nature.

Other Income — Related Party

Other income — related party consists of engineering consulting services provided to related parties that are unrelated to the Company’s core business. This income is recognized as the related performance obligations are satisfied. Refer to Note 4. Related Party Transactions for further details.

Segments

ASC Topic 280, Segment Reporting, establishes standards for companies to report in their financial statement information about operating segments, products, services, geographic areas, and major customers. Operating segments are defined as components of an enterprise for which separate financial information is available that is regularly evaluated by the Company’s chief operating decision maker, or group, in deciding how to allocate resources and assess performance.

For the years ended December 31, 2024 and 2023, the Company was managed as a single operating segment in accordance with the provisions in the Financial Accounting Standards Board (“FASB”) guidance on segment reporting, which establishes standards for, and requires disclosure of, certain financial information related to reportable operating segments and geographic regions. Furthermore, the Company determined that a committee comprised of our Chief Executive Office (“CEO”) and founding officers is the Chief Operating Decision Maker as this committee is responsible for making decisions regarding the allocation of resources and assessing performance as well as for strategic operational decisions and managing the organization as a whole.

Development Costs

The Company expenses development costs as incurred. Development costs consist primarily of personnel costs, including salaries and benefits. The Company incurred $74,736 and $41,344 development costs for the years ended December 31, 2024 and 2023, respectively.

Commitments and Contingencies

The Company may at times be involved in litigation in the ordinary course of business. The Company will, from time to time, when appropriate in management’s estimation, record adequate reserves in the Company’s financial statements for pending litigation. Currently there are no pending or threatened litigation matters that management believes require accrual or disclosure. Refer to Note 5 for commitments or contractual obligations.

Income Taxes

The Company is domiciled in Italy and is subject to taxation under Italian tax laws. It is not domiciled in the United States and, as such, is not subject to U.S. federal or state income taxes.

The Company accounts for income taxes under the asset and liability method in accordance with ASC 740, Income Taxes. Under this method, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted rates in effect for the year in which these temporary differences are expected to be recovered or settled. Valuation allowances are

Terra Innovatum, Srl.
Notes to the Financial Statements

Note 3. Summary of Significant Accounting Policies (cont.)

provided if based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. Management believes that it is more likely than not that all deferred tax assets will not be realized.

The Company recognizes liabilities for potential tax payments to various tax authorities related to uncertain tax positions. The liabilities are based on a determination of whether and how much of a tax benefit taken by the Company in its tax filing is more likely than not to be realized following resolution of any potential contingencies present related to the tax benefit. Potential interest and penalties associated with such uncertain tax positions, if any, are recorded as components of income tax expense.

The Company assesses its income tax positions and records tax benefits for all years subject to examination based upon management’s evaluation of the facts, circumstances and information available as of the reporting date. For those tax positions where it is more likely than not that a tax benefit will be sustained, the Company records the largest amount of tax benefit with a greater than 50 percent likelihood of being realized upon ultimate settlement with a taxing authority having full knowledge of all relevant information. For those income tax positions where it is not more likely than not that a tax benefit will be sustained, the Company does not recognize a tax benefit in the financial statements.

Emerging Growth Company Status

The Company is an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012 (the JOBS Act). Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act, until such time as those standards apply to private companies. The Company has elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that it (i) is no longer an emerging growth company or (ii) affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act. As a result, these financial statements may not be comparable to companies that comply with the new or revised accounting pronouncements as of public company effective dates.

Recent Accounting Pronouncements

ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures. In December 2023, the FASB issued this ASU, which requires public companies, on an annual basis, to provide disclosure of specific categories in the rate reconciliation, as well as disclosure of income taxes paid disaggregated by jurisdiction. This ASU is effective for fiscal years beginning after December 15, 2024, with early adoption permitted. The Company early adopted this update effective December 31, 2024, presenting our income tax disclosures as shown in Note 11.

ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures. In November 2023, the FASB issued this ASU to update reportable segment disclosure requirements, primarily through enhanced disclosures about significant segment expenses and information used to assess segment performance. This update is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024, with early adoption permitted. The Company adopted this update effective December 31, 2024, on a retrospective basis. Refer to Note 10 for the disclosures related to our single operating segment.

Note 4. Related Party Transactions

During the years ended December 31, 2024 and December 31, 2023, the Company earned other income of $129,170 and $38,941, respectively, for engineering consulting services provided to related parties. The consulting services are unrelated to the core business of the Company and are included in the statement of operations under other income — related parties.

Terra Innovatum, Srl.
Notes to the Financial Statements

Note 4. Related Party Transactions (cont.)

As of December 31, 2024 and 2023, the Company had amounts due from related parties of $0 and $8,830, respectively. These amounts corresponded to unbilled amounts due from a related party for engineering consulting services provided during the years ended December 31, 2024 and 2023.

During the year ended December 31, 2024, the Company entered into an interest-free loan agreement with its quotaholders. The total loan amount of $216,212 is to be provided in cash installments by January 15, 2025. As of December 31, 2024, quotaholders advanced $106,780 of the $216,212. The loan is scheduled to mature on December 31, 2040, with automatic annual extensions permitted until December 31, 2045, unless repayment is requested by the quotaholders.

The Company utilizes office space provided by a related party at no charge. There is no formal lease agreement, and no amounts have been recognized for rent expense in the accompanying financial statements. Management has determined that the fair value of the contributed office space is not material to the financial statements.

Note 5. Commitment and Contingencies

On December 18, 2024, the Company entered into an engagement letter with Park Avenue Capital Group Corp. (“PAC”) to provide financial advisory services in connection with a potential business combination with a special purpose acquisition company (“SPAC”). Under the agreement, PAC is engaged to assist with negotiation, structuring, and execution of the business combination, preparation of marketing materials, and securing potential backstop financing.

Pursuant to the agreement, the Company has committed to a retainer fee of $50,000, payable upon execution of the engagement letter, and a LOI signature fee of $25,000, payable upon signing a mutually exclusive letter of intent with a SPAC. Upon the public announcement of the business combination, the Company will be required to pay an announcement milestone fee of $225,000. Additionally, upon the closing of the business combination, PAC will be entitled to a cash success fee of $2,500,000, along with 623,000 shares of the SPAC/combined entity’s common stock, subject to vesting conditions tied to shareholder milestones, and one million warrants with a strike price of $7 per share, exercisable within 60 months from the business combination closing date.

The agreement includes an expense reimbursement provision, under which the Company is responsible for reasonable, pre-approved out-of-pocket expenses incurred by PAC, capped at $50,000 unless otherwise agreed.

Additionally, the Company has agreed to indemnify PAC for certain liabilities arising from its engagement.

As of December 31, 2024, the Company has incurred $46,800 in advisory fees, related to the Retainer Fee and LOI Signature Fee. Future obligations under this agreement remain contingent upon the execution and closing of the business combination.

Note 6. Prepaid expenses and other current assets

Prepaid expenses and other current assets consisted of the following:

	December 31, 2024	December 31, 2023
Prepaid expenses	$63,109	$—
Taxes receivables	970	1,367
Total prepaid expenses and other current assets	$64,079	$1,367

Terra Innovatum, Srl.
Notes to the Financial Statements

Note 7. Accrued Expenses and other current liabilities

Accrued expenses and other current liabilities consisted of the following:

	December 31, 2024	December 31, 2023
Wages payable	$10,070	$7,603
Taxes payable	10,395	1,435
Other	58	24
Total accrued expenses and other current liabilities	$20,523	$9,062

Note 8. Other Non-Current Liabilities

Other non-current liabilities consist of Trattamento di Fine Rapporto (“TFR”) liability of $5,585 and $2,103 as of December 31, 2024, and December 31, 2023, respectively. TFR represents a defined-benefit plan in Italy, a legally required end-of-service allowance, paid regardless of the reason for the employee’s departure from the company. The annual accrual is approximately 7% of total pay, with no ceiling, and is revalued each year by applying a pre-established rate of return of 1.50%, plus 75% of the Consumer Price Index, and is recorded by a book reserve. TFR is an unfunded plan.

Note 9. Quotaholders’ Deficit

The Company is an Srl., which is an Italian limited liability company similar to a limited liability company in the United States. Unlike corporations that issue shares of stock, the Company’s Articles of Incorporation designate ownership in the form of quotas, which represent its corporate capital.

Corporate Capital

As an Srl., the Company’s ownership structure is defined by “corporate capital” and “quotas” rather than shares, stock or units. As of December 31, 2024 and 2023, the total authorized, subscribed and paid-up capital was $3,160, consisting of quotas from founders and investors. Voting rights are proportional to the percentage of quotas owned, and members are entitled to a share of profit and losses based on their ownership percentage.

In March 2024, certain quotaholders transferred portions of their holdings to new and existing quotaholders, resulting in a revised ownership structure. No additional contributions or quota issuance have occurred during the year ending December 31, 2024. The transfer of quotas is subject to member approval, as outlined in the Company’s articles of incorporation. No dividends or distributions were declared for the year, in accordance with Italian regulations for early-stage “start-up innovative” companies.

Note 10. Segment Information

When evaluating the Company’s performance and making key decisions regarding resource allocation the CODM reviews several key metrics, which include the following:

	Years Ended December 31,
	2024	2023
General and administrative expenses	$77,567	$2,358
Development costs	74,736	41,344
Total operating expenses	$152,303	$43,702

Terra Innovatum, Srl.
Notes to the Financial Statements

Note 11. Income Taxes

The key measures of segment profit or loss reviewed by the CODM are general and administrative expenses and development costs. General and administrative expenses and development costs are reviewed and monitored by the CODM to manage cash to ensure enough capital is available to complete a potential business combination with a SPAC. The CODM also reviews general and administrative and development costs to manage, maintain and enforce all contractual agreements to ensure costs are aligned with all agreements and budget.

The Company is domiciled in Italy and is primarily subject to taxation in that country.

Income (loss) before provision for income taxes consisted of the following:

	Years Ended December 31,
	2024	2023
Loss before provision for income taxes	$(23,207)	$(4,799)

The provision for income taxes for the years ended December 31, 2024 and 2023 consisted of the following:

	Years Ended December 31,
	2024	2023
Current income tax (benefit) expense:	$10,374	$(327)
Deferred income tax (benefit) expense:	—	—
Total income tax provision (benefit)	$10,374	$(327)

The Company’s income tax benefit for the years ended December 31, 2024 and 2023 relating to federal, state and foreign tax jurisdictions differs from the amounts determined by applying the statutory federal income tax rate based on the following:

	Years Ended December 31,
	2024		2023
Expense (Benefit) at the federal rate	$(6,688)	28.82%	$(1,383)	28.82%
Increase (decrease) resulting from:
Other	17,062	(73.52)%	1,056	(22.01)%
Total income tax provision (benefit)	$10,374	(44.70)%	$(327)	6.81%

At December 31, 2024 and 2023, the Company did not have any deferred tax assets or liabilities.

The Company complies with the provisions of ASC 740 in accounting for its uncertain tax positions. ASC 740 addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under ASC 740, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely that not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. At December 31, 2024 and 2023, the Company had no uncertain tax positions.

The Company recognizes interest accrued related to unrecognized tax benefits and penalties in income tax expense. The Company had no accruals for interest and penalties at December 31, 2024 and 2023.

The Company files tax returns as prescribed by the tax laws of the jurisdictions in which it operates. The statute of limitations for assessment by the Italian tax authorities remains open for the tax years December 31, 2021 through December 31, 2024 as the Company was incorporated in 2021. There are currently no income tax audits in progress. The resolution of tax matters is not expected to have a material effect on the Company’s financial statements.

Terra Innovatum, Srl.
Notes to the Financial Statements

Note 12. Subsequent Events

The Company has evaluated subsequent events through the date these financial statements were issued, which represents the date the financial statements were available to be issued, and determined that there have been no events that have occurred that would require adjustments to disclosures in the financial statements other than the following:

Lease Agreement

On April 1, 2025, the Company entered into a lease agreement with Nine Nuclear and Industrial Engineering S.R.L., a related party, to sublease three office rooms from a property unit located in Lucca, Sorbano del Giudice, Via della Chiesa XXXII n. 759. The three office rooms will be used exclusively for professional office purposes and related activities. The term of the lease agreement is 24 months starting from April 1, 2025 and ending on March 31, 2027. Each party may withdraw from the lease agreement at any time before the expiration date of the contract. The rent is €11,400 ($12,320 USD) per annum, €950 ($1,027 USD) per month plus €50 ($54 USD) monthly as a flat-rate reimbursement for utilities and cleaning costs (the “Lease Fee”), with the total monthly amount to be paid no later than the 10th of each month. The Lease Fee will be updated annually by 75% of the variation in the official consumer price indices for worker and employee families as determined by the Italian Statistics Day (“ISTAT”) in the previous year and subsequently year by year, with the first update taking effect on April 1, 2026. The lease agreement is subject to VAT according to Italian tax regulations.

Merger

Background

On April 21, 2025, Terra, GSR III, and such other parties that may become parties entered into a merger agreement (the “Merger Agreement”). The following are the transactions contemplated in the Merger Agreement:

Pre-Closing Restructuring

Terra has undergone and will undergo a pre-closing restructuring (the “Terra Pre-Closing Restructuring”):

•        Formation of Terra Global:    On April 29, 2025, Terra created Terra Innovatum Global, srl. (“Terra Global”), with the same owners and ownership percentages as Terra.

•        Contribution of Ownership Interests:    Following the formation of Terra Global, all owners of Terra will contribute 100% of their respective quotas in the capital of Terra to Terra Global (the “Contribution”). As a result of the Contribution, Terra will become a wholly owned subsidiary of Terra Global.

•        Conversion:    Immediately after the Contribution and before any PIPE or alternative financing, Terra Global will be converted from an Italian limited liability company into a Dutch public limited company.

Formation of Terra MergerCo

After the Terra Pre-closing Restructuring, Terra Global will form a Cayman Islands exempted company (“Terra MergerCo”) as a direct, wholly owned subsidiary to complete the merger.

Closing Date

On the closing date of the merger, GSR III will continue as the surviving entity and become a wholly owned subsidiary of Terra Global. At the effective time of the Merger, each outstanding ordinary share of GSR III will be exchanged for one ordinary share of Terra Global (the “Merger”).

Terra Innovatum, Srl.
Notes to the Financial Statements

Note 12. Subsequent Events (cont.)

Registration and Listing

Terra Global plans to register the shares with the U.S. Securities and Exchange Commission and apply to list these shares on the Nasdaq Stock Market.

Conditions and Closing Date

The Merger requires approval from GSR III shareholders and the satisfaction of other customary closing conditions.

Accounting

The Merger will be accounted for as a recapitalization, with GSR III treated as the acquired company for accounting purposes and Terra Global will be treated as the accounting acquirer.

Bridge Loan

On May 4, 2025, the Company entered into a debt note subscription agreement (the “Bridge Loan”). According to the terms of the Bridge Loan agreement, the issuer agreed to issue five debt notes, for the principal amount of $100,000 each, having an aggregate value equal to $500,000.

On May 6, 2025, the Company entered into a letter agreement to convert the Bridge Loan into ordinary shares of Terra Global if the Merger is completed (the “Bridge Loan Conversion”). If the Bridge Loan Conversion happens at the time of the Merger, the shares will be priced at $7.00 each. If the Merger does not occur by April 30, 2026, the Bridge Loan Conversion price will instead be based on a valuation of $100,000,000 divided by the fully diluted equity of Terra. If the Merger is successful, the shares will be issued by Terra Global; if not, they will be issued by Terra or its parent company. If the Merger is completed, Terra is released from its obligations, and Terra Global assumes them. The lender is also entitled to a liquidation preference, receiving either 150% of the conversion price or a pro rata share of the liquidation proceeds, whichever is greater. Additionally, after the Merger, the lender will receive Terra Global warrants equal to 10% of new shares issued to purchase additional shares at $11.50 each (exercisable within 48 months) and a 3% commission on funds raised through a related PIPE transaction, payable in cash or shares.

Terra Innovatum Global, Srl.
Consolidated Balance Sheets
(Unaudited) (all amounts in USD)

	June 30, 2025	December 31, 2024
Assets
Current assets:
Cash and cash equivalents	$3,972,204	$68,934
Deferred transaction costs	593,232	—
Prepaid expenses and other current assets	387,509	64,079
Total current assets	4,952,945	133,013
Total assets	$4,952,945	$133,013
Liabilities and stockholders’ deficit
Current liabilities:
Accounts payable	$2,843,606	$32,264
Accrued expenses and other current liabilities	600,869	20,523
Bridge loans, net	2,693,547	—
Total current liabilities	6,138,022	52,787
Related party loan, non-current	326,307	106,780
Other non-current liabilities	8,396	5,585
Total liabilities	6,472,725	165,152
Commitments and contingencies (Note 5)
Quotaholders’ deficit:
Corporate capital	14,933	3,160
Additional paid-in capital	1,076,802	—
Accumulated deficit	(2,630,042)	(36,862)
Accumulated other comprehensive income	18,527	1,563
Total quotaholders’ deficit	(1,519,780)	(32,139)
Total liabilities and quotaholders’ deficit	$4,952,945	$133,013

The accompanying notes are an integral part of these unaudited consolidated financial statements.

Terra Innovatum Global, Srl.
Consolidated Statements of Operations and Comprehensive (Loss) Income
(Unaudited) (all amounts in USD)

	For The Six Months Ended June 30,
	2025	2024
Operating expenses:
General and administrative	$3,519,728	$5,011
Development costs	88,654	37,413
Total operating expenses	3,608,382	42,424
Loss from operations	(3,608,382)	(42,424)

Other income (expenses):
Other income – related party	—	62,315
Other expense	(55,341)	(34)
Interest expense	(189,010)	—
Change in fair value – warrant liability	1,259,553	—
Total other income (expense), net	1,015,202	62,281
(Loss) income before income taxes	(2,593,180)	19,857
(Provision) benefit for income taxes	—	—
Net (loss) income	$(2,593,180)	$19,857
Other comprehensive (loss) income
Change in foreign currency translation adjustment	16,964	(1,461)
Total comprehensive (loss) income	$(2,576,216)	$18,396

The accompanying notes are an integral part of these unaudited consolidated financial statements.

Terra Innovatum Global, Srl.
Consolidated Statements of Changes in Quotaholders’ Deficit
For the Six Months Ended June 30, 2025 and 2024
(Unaudited) (all amounts in USD)

	Corporate capital	Additional Paid-in-capital	Accumulated deficit	Accumulated other comprehensive income (loss)	Total quotaholders’ (deficit) equity
Balance at December 31, 2024	$3,160	$—	$(36,862)	$1,563	$(32,139)
Net income (loss)	—	—	(2,593,180)	—	(2,593,180)
Capital contributions	11,773	—	—	—	1l,773
Issuance of warrants, net	—	1,076,802	—	—	1,076,802
Foreign currency translation	—	—	—	16,964	16,964
Balance at June 30, 2025	$14,933	$1,076,802	$(2,630,042)	$18,527	$(1,519,780)
	Corporate capital	Additional Paid-in-capital	Retained earnings	Accumulated other comprehensive income (loss)	Total stockholders’ (deficit) equity
Balance at December 31, 2023	$3,160	$—	$(3,281)	$117	$(4)
Net income (loss)	—	—	19,857	—	19,857
Foreign currency translation	—	—	—	(1,461)	(1,461)
Balance at June 30, 2024	$3,160	$—	$16,576	$(1,344)	$18,392

The accompanying notes are an integral part of these unaudited consolidated financial statements.

Terra Innovatum Global, Srl.
Consolidated Statements of Cash Flows
(Unaudited) (all amounts in USD)

	For The Six Months Ended June 30,
	2025	2024
Cash flows from operating activities
Net (loss) income	$(2,593,180)	$19,857
Adjustments to reconcile net (loss) income to net cash provided by (used in) operating activities
Unrealized foreign exchange loss	65,468	—
Change in fair value of warrants	(1,259,552)	—
Interest expense – non-cash	116,359	—
Changes in operating assets and liabilities:
Due from related parties	—	8,651
Prepaid expenses and other current assets	(291,850)	(28,565)
Accounts receivable, net	—	(1,142)
Accounts payable	2,053,881	(503)
Accrued expenses and other current liabilities	535,823	2,184
Other non-current liabilities	1,889	1,865
Net cash (used in) provided by operating activities	(1,371,162)	2,347
Cash flows from investing activities
Proceeds from Bridge Loans	4,803,342	—
Payment of debt issuance costs for Bridge Loans	(20,373)	—
Capital contributions	10,938	—
Proceeds from related party loans	189,963	—
Net cash provided by financing activities	4,983,870	—
Effect of exchange rate changes on cash and cash equivalents	290,562	(70)
Net change in cash and cash equivalents	3,612,708	2,347
Cash and cash equivalents at beginning of the period	68,934	1,677
Cash and cash equivalents at end of the period	$3,972,204	$3,954
Supplemental disclosures of cash flow information:
Cash paid for interest	$—	$—
Cash paid for income taxes	$—	$—
Non-cash investing and financing activities:
Unpaid deferred transaction costs	$550,417	$—
Reclassification of liability-classified to equity-classified warrants	$188,933	$—
Fair value of warrant liability	$1,451,666	$—
Issuance costs allocated to Bridge Loans	$8,071	$—
Equity classified warrants in conjunction with Bridge Loans	$953,719	$—

The accompanying notes are an integral part of these unaudited consolidated financial statements.

Terra Innovatum Global, Srl.
Notes to the Consolidated Financial Statements
(Unaudited)

Note 1. Organization

Terra Innovatum Global, Srl. (the “Company”), an Italian limited liability company limited by shares was formed on April 29, 2025, for the purpose of becoming the ultimate parent company following the transactions contemplated in a merger agreement (the “Merger Agreement”) entered into on April 21, 2025, by Terra Innovatum, Srl., GRS III Acquisition Corp. (“GRS III”), and other parties (also see Note 5 — Commitments and Contingencies). The Company’s legal headquarters is in Lucca Italy, San Marco district at Via Matteo Trenta No. 117.

Terra Innovatum, Srl. was incorporated under the laws of Italy on September 23, 2021 and is headquartered in Lucca, Italy. Terra Innovatum, Srl. is a pioneering nuclear energy technology company developing the SOLO Micro-Modular Nuclear Reactor (“SOLO”), a breakthrough solution designed to address critical challenges in clean energy production. The Company’s reactor represents a significant technological and engineering advancement, offering a compact, safe, and economically compelling alternative to traditional energy infrastructure. The SOLO reactor’s core innovation lies in its ability to generate 1 MWe of electricity baseload with a continuous operational cycle of up to 15 years, extendable to 45 years through strategic refueling, with a fixed and competitive projected levelized cost of energy. The Company’s strategic roadmap targets commercial deployment by 2028, with a clear focus on delivering a scalable, modular nuclear solution that can be deployed across diverse markets — from industrial and infrastructure to remote and off-grid applications. Key differentiators include a gas-cooled design, multiple safety shutdown mechanisms, safeguard-by-design, small footprint, and the ability to use commercially available Low Enriched Uranium (“LEU”), which significantly reduces regulatory and technological barriers typical in nuclear energy development. The Company has made substantial progress in de-risking its First-of-a-Kind (“FOAK”) reactor, including initiating regulatory engagement with the U.S. Nuclear Regulatory Commission (“NRC”), and establishing a robust supply chain strategy. The Company has completed the reactor design, validated key technological components, and is advancing through critical regulatory milestones to achieve the Company’s 2028 FOAK reactor completion target.

On June 23, 2025, the Terra Innovatum, Srl. quotaholders, who collectively owned 100% of both Terra Innovatum Global, Srl. and Terra Innovatum, Srl., contributed 100% of their respective quotas in the capital of Terra Innovatum, Srl. to Terra Innovatum Global, Srl. (the “Contribution”). As a result of the Contribution, Terra Innovatum, Srl. became a wholly owned subsidiary of Terra Innovatum Global, Srl. This transaction represents a transfer of ownership interests between entities under common control and is accounted for in accordance with ASC 805-50, Business Combinations — Subtopic 50: Transactions Between Entities Under Common Control. Under this guidance, the assets and liabilities of Terra Innovatum, Srl. were transferred to Terra Innovatum Global, Srl. at their carrying amounts as of the date of transfer, with no recognition of goodwill or gain/loss. The Contribution also results in a change in the reporting entity under U.S. GAAP, as Terra Innovatum Global, Srl. now serves as the ultimate parent company for financial reporting purposes. Comparative financial statements have been retrospectively adjusted to reflect the financial position and results of operations of Terra Innovatum Global, Srl. as if the entities had always been combined. (Also, see below in “Contribution of Ownership Interests.”)

Merger

Background

On April 21, 2025, Terra Innovatum, Srl., GSR III, and such other parties that may become parties entered into a merger agreement (the “Merger Agreement”). The following are the transactions contemplated in the Merger Agreement:

Pre-Closing Restructuring

Terra Innovatum, Srl. has undergone and will undergo a pre-closing restructuring (the “Terra Innovatum, Srl. Pre-Closing Restructuring”):

•        Formation of Terra Innovatum Global, Srl.:    On April 29, 2025, Terra Innovatum Global, Srl. was created with the same owners and ownership percentages as Terra Innovatum, Srl.

Terra Innovatum Global, Srl.
Notes to the Consolidated Financial Statements
(Unaudited)

Note 1. Organization (cont.)

•        Contribution of Ownership Interests:    June 23, 2025, the Terra Innovatum, Srl. quotaholders, who collectively own 100% of both Terra Innovatum Global, Srl. and Terra Innovatum, Srl. effected the Contribution. As a result of the Contribution, Terra Innovatum, Srl. became a wholly owned subsidiary of Terra Innovatum Global Srl.

•        Conversion:    Immediately after the Contribution and before any PIPE or alternative financing, Terra Innovatum Global, Srl. will be converted from an Italian limited liability company into a Dutch public limited company.

Formation of Terra MergerCo

After the Terra Innovatum, Srl. pre-closing Restructuring, Terra Innovatum Global, Srl. will form a Cayman Islands exempted company (“Terra MergerCo”) as a direct, wholly owned subsidiary to complete the merger.

Closing Date

On the closing date of the merger, GSR III will continue as the surviving entity and become a wholly owned subsidiary of Terra Innovatum Global, Srl. At the effective time of the Merger, each outstanding ordinary share of GSR III will be exchanged for one ordinary share of Terra Innovatum Global, Srl. (the “Merger”).

Registration and Listing

Terra Innovatum Global, Srl. plans to register the shares with the U.S. Securities and Exchange Commission and apply to list these shares on the Nasdaq Stock Market.

Conditions and Closing Date

The Merger requires approval from GSR III shareholders and the satisfaction of other customary closing conditions.

Accounting

The Merger will be accounted for as a recapitalization, with GSR III treated as the acquired company for accounting purposes and Terra Innovatum Global, Srl. will be treated as the accounting acquirer.

Note 2. Going Concern

As of June 30, 2025, the Company had cash of $3,972,204. For the six months ended June 30, 2025, the Company used approximately $1,371,162 in cash for operating activities. Historically, the Company has incurred recurring net losses from operations and negative cash flows from operating activities. As of June 30, 2025, the Company had an accumulated deficit of approximately $2,630,042.

These factors raise substantial doubt regarding the Company’s ability to continue as a going concern within one year of the date these financial statements were issued.

The Company is trying to alleviate the going concern risk through the debt and equity financing in the United States (“U.S.”) capital market to support its working capital after the Merger (see Note 5 — Commitments and Contingencies). However, there is no guarantee that the substantial doubt about the Company’s ability to continue as a going concern will be alleviated. The ability of the Company to continue as a going concern is dependent upon the Company’s ability to further implement its business plan and generate sufficient revenue and its ability to raise additional funds.

These accompanying financial statements have been prepared assuming that the Company will continue as a going concern and do not include any adjustments that might result from the outcome of this uncertainty.

Terra Innovatum Global, Srl.
Notes to the Consolidated Financial Statements
(Unaudited)

Note 3. Summary of Significant Accounting Policies

There have been no significant changes to the accounting policies during the six months period ended June 30, 2025, as compared to the significant accounting policies described in Note 3 of the Notes to the financial statements in the Terra Innovatum, Srl’s audited financial statements and Note 3 of the Notes to the financial statements in Terra Innovatum Global, Srl’s audited financial statements both included in the registration statement herein.

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Basis of Presentation

In the opinion of the Company, the accompanying consolidated financial statements contain all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of its financial position and its results of operations, changes in quotaholders’ deficit and cash flows. The consolidated financial statements include the financial statements of Terra Innovatum Global, Srl. and Terra Innovatum, Srl. All intercompany balances and transactions have been eliminated. Certain information and note disclosures normally included in the financial statements prepared in accordance with GAAP have been omitted pursuant to such rules and regulations. The balance sheet as of December 31, 2024, was derived from the Terra Innovatum, Srl. audited annual financial statements but does not contain all of the footnote disclosures from the annual financial statements. The accompanying unaudited consolidated financial statements and related financial information should be read in conjunction with the Terra Innovatum, Srl. audited financial statements and the related notes thereto for the fiscal year ended December 31, 2024, and the Terra Innovatum Global, Srl. audited financial statements and the related notes thereto as of April 29, 2025 and for the period from April 29, 2025 (inception) and ended April 29, 2025, which provide a more complete discussion of the Company’s accounting policies and certain other information. The interim results for the six months ended June 30, 2025, are not necessarily indicative of the results to be expected for the year ending December 31, 2025, or for any future periods.

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents. Cash equivalents are stated at cost, which approximates market value, because of the short maturity of these instruments. The Company had cash and cash equivalents of $3,972,204 and $68,934 as of June 30, 2025 and December 31, 2024, respectively. The Company had no cash equivalents as of June 30, 2025 and December 31, 2024.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make certain estimates, judgments and assumptions. The Company believes that the estimates, judgments and assumptions made when accounting for items and matters such as, but not limited to, equity-based compensation and contingencies, are reasonable, based on information available at the time they are made. These estimates, judgments and assumptions can affect the reported amounts of assets and liabilities as of the date of the financial statements, as well as amounts reported on the statements of operations during the periods presented. Actual results could differ from those estimates.

Leases

Leases are accounted for under ASC Topic 842, Leases (“ASC 842”). At the inception of an arrangement, the Company determines whether the arrangement is or contains a lease based on the unique facts and circumstances present in the arrangement including the use of an identified asset(s) and the Company’s control over the use of that identified asset. The Company has elected, as allowed under ASC 842, to not recognize on its consolidated balance sheet leases with a lease term of one year or less. As of June 30, 2025 and December 31, 2024, the Company has only one short-term lease. The Company has not entered into any long-term leases.

Terra Innovatum Global, Srl.
Notes to the Consolidated Financial Statements
(Unaudited)

Note 3. Summary of Significant Accounting Policies (cont.)

Foreign Currency Translation

The Company’s reporting currency is the United States Dollar (“US$”), while its functional currency is the Euro (“€”), which it uses for conducting business and maintaining its books and records. The accompanying financial statements are presented in US$.

In accordance with ASC 830-30, Translation of Financial Statements, the Company translates assets and liabilities from its functional currency into US$ using the exchange rate at the balance sheet date. Revenues and expenses are translated at the average exchange rate for the reporting period. Translation gains and losses are recorded as a separate component of accumulated other comprehensive income (AOCI) within the statements of changes in quotaholders’ equity (deficit).

Cash flows are translated at average exchange rates for the reporting period. As a result, the amounts presented in the statements of cash flows may not directly reconcile with the corresponding changes in balances reported on the balance sheets.

Comprehensive Income (Loss)

ASC 220, Comprehensive Income, establishes standards for reporting and display of comprehensive income or loss, its components and accumulated balances. Comprehensive income or loss as defined includes all changes in equity during a period from non-owner sources. Accumulated comprehensive income (loss), as presented in the accompanying statements of changes in quotaholders’ equity (deficit), consists of changes in unrealized gains and losses on foreign currency translation.

Net (loss) income per share

The Company is a limited liability company (Srl.) under Italian law and does not issue traditional shares. Instead, ownership is divided into quotas (similar to membership interests in a limited liability company in the United States), which represent percentage ownership in the Company and not actual shares. Historical earnings per quota have not been included in these financial statements as the Company determined that representing net loss per quota is not a meaningful or material disclosure due to the Company’s current capital structure.

Warrants

The Company determines the accounting classification of warrants it issues, as either liability or equity classified, by first assessing whether the warrants require liability classification in accordance with ASC 480-10, Distinguishing Liabilities from Equity (“ASC 480-10”). If warrants do not meet the liability classification criteria under ASC 480-10, the Company assesses the requirements under ASC 815-40, Contracts in Entity’s Own Equity (“ASC 815-40”). To determine whether the warrants meet the equity classification criteria under ASC 815-40, the Company assesses whether the warrants are indexed to the Company’s common stock and satisfy the equity classification criteria under ASC 815-40. After all relevant assessments, the Company concludes whether the warrants are classified as a liability or equity. Liability classified warrants require fair value accounting at issuance and subsequent to initial issuance, with all changes in fair value after the issuance date recorded in the consolidated statements of operations and comprehensive loss. Equity classified warrants only require fair value accounting at issuance with no changes in fair value recognized subsequent to the issuance date.

Other Income — Related Party

Other income — related party consists of engineering consulting services provided to related parties that are unrelated to the Company’s core business. This income is recognized as the related performance obligations are satisfied. Refer to Note 4 - Related Party Transactions for further details.

Terra Innovatum Global, Srl.
Notes to the Consolidated Financial Statements
(Unaudited)

Note 3. Summary of Significant Accounting Policies (cont.)

Segments

ASC Topic 280, Segment Reporting, establishes standards for companies to report in their financial statement information about operating segments, products, services, geographic areas, and major customers. Operating segments are defined as components of an enterprise for which separate financial information is available that is regularly evaluated by the Company’s chief operating decision maker, or group, in deciding how to allocate resources and assess performance.

For the six months ended June 30, 2025 and 2024, the Company was managed as a single operating segment in accordance with the provisions in the Financial Accounting Standards Board (“FASB”) guidance on segment reporting, which establishes standards for, and requires disclosure of, certain financial information related to reportable operating segments and geographic regions. Furthermore, the Company determined that a committee comprised of our Chief Executive Office (“CEO”) and founding officers are the Chief Operating Decision Makers as this committee is responsible for making decisions regarding the allocation of resources and assessing performance as well as for strategic operational decisions and managing the organization as a whole.

Development Costs

The Company expenses development costs as incurred. Development costs consist primarily of personnel costs, including salaries and benefits. The Company incurred $88,654 and $37,413 of development costs for the six months ended June 30, 2025 and 2024, respectively.

Deferred Transaction Costs

The Company records deferred transaction costs, which consist of legal and accounting fees related to the preparation of the Merger. The deferred transaction costs will be offset against proceeds from the transaction upon the effectiveness of the Merger. As of June 30, 2025 and December 31, 2024, $593,232 and $0 of deferred transaction costs, respectively, were capitalized and recorded in deferred transaction costs on the consolidated balance sheets. Deferred transaction costs that are not eligible to be capitalized are expensed as incurred and included within other general expenses in the consolidated statements of operations and comprehensive income (loss).

Commitments and Contingencies

The Company may at times be involved in litigation in the ordinary course of business. The Company will, from time to time, when appropriate in management’s estimation, record adequate reserves in the Company’s financial statements for pending litigation. Currently there are no pending or threatened litigation matters that management believes require accrual or disclosure. Refer to Note 5 - Commitments and Contingencies.

Income Taxes

The Company is domiciled in Italy and is subject to taxation under Italian tax laws. It is not domiciled in the United States and, as such, is not subject to U.S. federal or state income taxes.

The Company accounts for income taxes under the asset and liability method in accordance with ASC 740, Income Taxes. Under this method, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted rates in effect for the year in which these temporary differences are expected to be recovered or settled. Valuation allowances are provided if based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. Management believes that it is more likely than not that all deferred tax assets will not be realized.

The Company recognizes liabilities for potential tax payments to various tax authorities related to uncertain tax positions. The liabilities are based on a determination of whether and how much of a tax benefit taken by the Company in its tax filing is more likely than not to be realized following resolution of any potential contingencies present related to the tax benefit. Potential interest and penalties associated with such uncertain tax positions, if any, are recorded as components of income tax expense.

Terra Innovatum Global, Srl.
Notes to the Consolidated Financial Statements
(Unaudited)

Note 3. Summary of Significant Accounting Policies (cont.)

The Company assesses its income tax positions and records tax benefits for all years subject to examination based upon management’s evaluation of the facts, circumstances and information available as of the reporting date. For those tax positions where it is more likely than not that a tax benefit will be sustained, the Company records the largest amount of tax benefit with a greater than 50 percent likelihood of being realized upon ultimate settlement with a taxing authority having full knowledge of all relevant information. For those income tax positions where it is not more likely than not that a tax benefit will be sustained, the Company does not recognize a tax benefit in the financial statements.

Emerging Growth Company Status

The Company is an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012 (the JOBS Act). Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act, until such time as those standards apply to private companies. The Company has elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that it (i) is no longer an emerging growth company or (ii) affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act. As a result, these financial statements may not be comparable to companies that comply with the new or revised accounting pronouncements as of public company effective dates.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

Note 4. Related Party Transactions

During the six months ended June 30, 2025 and 2024, the Company earned other income of $0 and $62,315, respectively, for engineering consulting services provided to related parties. The consulting services are unrelated to the core business of the Company and are included in the statement of operations under other income — related party.

During the year ended December 31, 2024, the Company entered into an interest-free loan agreement (the “2024 Loan Agreement”) with its quotaholders for approximately $216,212, which was provided in full by March 31, 2025. The loan is scheduled to mature on December 31, 2040, with automatic annual extensions permitted until December 31, 2045, unless repayment is requested by the quotaholders.

On March 21, 2025, the Company entered into a second interest-free loan agreement (the “2025 Loan Agreement”) with its quotaholders. The total loan amount of $220,749 is to be provided in cash installments by April 10, 2025, and matures on December 31, 2040. The maturity is subject to annual extensions until December 31, 2024, unless repayment is requested by the quotaholders.

As of June 30, 2025 and December 31, 2024, quotaholders advanced a total of $326,307 and $106,780, respectively, related to the 2024 and 2025 Loan Agreements.

Lease Agreement

On April 1, 2025, the Company entered into a lease agreement with Nine Nuclear and Industrial Engineering S.R.L. (“Nine”), a related party, to sublease three office rooms from a property unit located in Lucca, Sorbano del Giudice, Via della Chiesa XXXII n. 759. The three office rooms will be used exclusively for professional office purposes and related activities. The term of the lease agreement is 24 months starting from April 1, 2025 and ending on March 31, 2027. Each party may withdraw from the lease agreement at any time before the expiration date of the contract. The rent is $12,305 (€11,400 Euros) per annum, $1,025 (€950 Euros) per month plus $54 (€50 Euros)

Terra Innovatum Global, Srl.
Notes to the Consolidated Financial Statements
(Unaudited)

Note 4. Related Party Transactions (cont.)

monthly as a flat-rate reimbursement for utilities and cleaning costs (the “Lease Fee”), with the total monthly amount to be paid no later than the 10th of each month. The Lease Fee will be updated annually by 75% of the variation in the official consumer price indices for worker and employee families as determined by the Italian Statistics Day (“ISTAT”) in the previous year and subsequently year by year, with the first update taking effect on April 1, 2026. As of June 30, 2025, the Company has paid $3,281 in rent.

Note 5. Commitment and Contingencies

Moonshot Agreement

On December 18, 2024, the Company entered into an engagement letter with Park Avenue Capital Group Corp. (“PAC”) which was immediately superseded to enter an agreement to appoint Moonshot Warehouse LTD (“Moonshot”) who is an affiliate of PAC to provide financial advisory services in connection with a potential business combination with a special purpose acquisition company (“SPAC”). Under the agreement, Moonshot is engaged to assist with negotiation, structuring, and execution of the business combination, preparation of marketing materials, and securing potential backstop financing.

Pursuant to the agreement, the Company has committed to a retainer fee of $50,000, payable upon execution of the engagement letter, and a LOI signature fee of $25,000, payable upon signing a mutually exclusive letter of intent with a SPAC. Upon the public announcement of the business combination, the Company will be required to pay an announcement milestone fee of $225,000. Additionally, upon the closing of the business combination, Moonshot will be entitled to (i) a cash success fee of $2,500,000, (ii) 623,000 shares of the SPAC/combined entity’s ordinary shares, of which 223,000 shares shall be issued at the time of the closing of the business combination and the remaining 400,000 shares shall be issued in four tranches, subject to vesting conditions tied to certain milestones, and (iii) one million warrants with a strike price of $7 per share, exercisable within 60 months from the business combination closing date.

The agreement includes an expense reimbursement provision, under which the Company is responsible for reasonable, pre-approved out-of-pocket expenses incurred by Moonshot, capped at $50,000 unless otherwise agreed.

Additionally, the Company has agreed to indemnify Moonshot for certain liabilities arising from its engagement.

As of June 30, 2025 and December 31, 2024, the Company has incurred $266,478 and $46,800, respectively, in advisory fees, related to the Retainer Fee, LOI Signature Fee and announcement milestone payment. Future obligations under this agreement remain contingent upon the execution and closing of the business combination.

Loeb & Loeb LLP Agreement

On January 10, 2025, the Company entered into an engagement letter with Loeb & Loeb LLP (“Loeb”) who has agreed to represent the Company in connection with a SPAC merger, providing legal services including due diligence, drafting and reviewing key documents, and assisting with SEC filings and exchange listings. The engagement is capped at $1,250,000 million in fees, with $250,000 payable in staged retainer payments and as of June 30, 2025, the Company incurred $914,917 in fees.

Alliance Advisors, LLC Agreement

On May 9, 2025, the Company entered into an engagement letter with Alliance Advisors, LLC (“Alliance”) which outlines the terms under which Alliance will provide investor relations and advisory services to the Company starting May 1, 2025. Alliance will implement a financial communications program and receive a monthly fee of approximately $16,500 consisting of $10,000 in cash and $6,500 deferred until the Merger closes. A $75,000 success fee is also due upon a successful Nasdaq listing. The agreement includes provisions for additional services,

Terra Innovatum Global, Srl.
Notes to the Consolidated Financial Statements
(Unaudited)

Note 5. Commitment and Contingencies (cont.)

expense reimbursements, and a 3% service fee for access to market intelligence tools. The engagement letter expires on April 30, 2026, however, has automatic annual renewals unless terminated with notice. If the Company does not complete the closing of the Merger by October 31, 2025, the Company will pay the deferred monthly fee in the aggregate amount of $39,000 by November 30th, 2025. As of June 30, 2025, the Company has incurred $15,895 in fees.

Paragon Energy Solutions Agreement

On June 17, 2025, the Company entered into an engineering services agreement with Paragon Energy Solutions (“Paragon”). The agreement outlines a time-and-materials agreement for engineering study and support related to SOLO. Paragon will provide services including defining and documenting reactor protection systems, engineered safety features actuation systems and nuclear instrumentation system requirements, developing specifications, and collaborating with ABB Ltd. on non-safety distributed control systems. The hourly rate for engineering services is $257/hr. The contract allows the Company to suspend work if cost expectations for FOAK and commercial units are misaligned. As of June 30, 2025, no payments have been made to Paragon.

Note 6. Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consisted of the following:

	June 30, 2025	December 31, 2024
Value added tax	$334,292	$—
Prepaid expenses	52,112	63,109
Tax receivables	1,105	970
Total prepaid expenses and other current assets	$387,509	$64,079

Note 7. Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consisted of the following:

	June 30, 2025	December 31, 2024
Value added tax payable	$317,690	$—
Deferred payable	153,829	—
Wages payable	117,603	10,070
Corporate and regional taxes payable	10,057	10,395
Other	1,690	58
Total accrued expenses and other current liabilities	$600,869	$20,523

Note 8. Other Non-Current Liabilities

Other non-current liabilities consist of Trattamento di Fine Rapporto (“TFR”) liability of $8,396 and $5,585 as of June 30, 2025 and December 31, 2024, respectively. TFR represents a defined-benefit plan in Italy, a legally required end-of-service allowance, paid regardless of the reason for the employee’s departure from the company. The annual accrual is approximately 7% of total pay, with no ceiling, and is revalued each year by applying a pre-established rate of return of 1.50%, plus 75% of the Consumer Price Index, and is recorded by a book reserve. TFR is an unfunded plan.

Terra Innovatum Global, Srl.
Notes to the Consolidated Financial Statements
(Unaudited)

Note 9. Bridge Loans and Warrants

Bridge Loans

In May and June 2025, the Company entered into a series of unsecured debt note subscription agreements (the “Bridge Loans”) with multiple lenders, generating aggregate gross proceeds of $5,000,000. In accordance with the terms of the agreements, the Bridge Loans bear interest at a fixed annual rate of 15%, payable in kind (“PIK”) calculated on the outstanding principal balance. The Bridge Loans mature one year from their respective issuance dates and are subject to mandatory early redemption upon the consummation of a qualifying business combination, such as the Merger. In such an event, all accrued and unaccrued interest becomes immediately due and payable on the 30th day following the completion of the qualifying transaction.

During May 2025 and June 2025, the company entered into multiple letter agreements to convert the Bridge Loans into ordinary shares of Terra Innovatum Global, Srl. if the Merger is completed (the “Bridge Loan Conversion”). If the Bridge Loan Conversion happens at the time of the Merger, the shares will be priced at $7.00 each. If the Merger does not occur by April 30, 2026, the Bridge Loan Conversion price will instead be based on a valuation of $100,000,000 divided by the fully diluted equity of Terra Innovatum Global, Srl. If the Merger is successful, the shares will be issued by the Company; if not, they will be issued by Terra Innovatum, Srl. or its parent company. If the Merger is completed, Terra Innovatum, Srl. is released from its obligations, and the Company assumes them. The lender is also entitled to a liquidation preference for shares received upon conversion, receiving either 150% of the conversion price or a pro rata share of the liquidation proceeds, whichever is greater.

Following the closing of the Merger, the lenders will be issued Company warrants (also see Note 11 — Quotaholders’ Deficit). The issuance of certain of these warrants was contingent upon meeting funding thresholds specified within those Bridge Loan agreements on June 6, 2025.

The Company incurred a total debt discount of $2,518,607 for the Bridge Loans as a result of issuance costs and the allocation of proceeds to the warrants that will be issued following consummation of the Merger, which is being amortized over the term of the loans using the effective interest method. The effective interest rates on the Bridge Loans range from 22.72% to 153.73%. The weighted average interest rate as of June 30, 2025 is 99.74%.

As of June 30, 2025, the aggregate principal amount outstanding of the Bridge Loans, including interest paid in kind, was $5,108,545. The Bridge Loans are presented net of unamortized debt discount of $2,402,913 and issuance costs of $12,085, resulting in a net carrying value of $2,693,547.

Note 10. Fair Value Measurements

The authoritative guidance on fair value measurements establishes a three-tier fair value hierarchy for disclosure of fair value measurements as follows:

Level 1 —	Quoted prices for identical assets or liabilities in active markets.
Level 2 —

Inputs other than quoted prices within Level 1 that are observable either directly or indirectly, including quoted prices in markets that are not active, quoted prices in active markets for similar assets or liabilities, and observable inputs other than quoted prices such as interest rates or yield curves.

Level 3 —	Unobservable inputs reflecting management’s view about the assumptions that market participants would use in pricing the asset or liability.

Assets and liabilities measured at fair value are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires management to make judgments and consider factors specific to the asset or liability.

Terra Innovatum Global, Srl.
Notes to the Consolidated Financial Statements
(Unaudited)

Note 10. Fair Value Measurements (cont.)

Financial Instruments Not Recorded at Fair Value

The Company’s financial instruments include cash and cash equivalents, accounts payable, prepaids, accrued expenses, due from related parties, the Bridge Loans, and a note payable — related party. The recorded carrying amounts of these accounts approximate their fair value due to their short-term nature.

Note 11. Quotaholders’ Equity (Deficit)

The Company is an Srl., which is an Italian limited liability company similar to a limited liability company in the United States. Unlike corporations that issue shares of stock, the Company’s Articles of Incorporation designate ownership in the form of quotas, which represent its corporate capital.

Corporate Capital

As an Srl., the Company’s ownership structure is defined by “corporate capital” and “quotas” rather than shares, stock or units. As of June 30, 2025 and December 31, 2024, the total authorized, subscribed and paid-up capital was $14,933 and $3,160, respectively, consisting of quotas from founders and investors. Voting rights are proportional to the percentage of quotas owned, and members are entitled to a share of profit and losses based on their ownership percentage.

In March 2024, certain quotaholders transferred portions of their holdings to new and existing quotaholders, resulting in a revised ownership structure. On June 23, 2025, the Terra Innovatum, Srl. quotaholders, who collectively own 100% of both Terra Innovatum Global, Srl. and Terra Innovatum, Srl. completed the Contribution, in accordance with their existing ownership percentages in Terra Innovatum, Srl. This Contribution was executed as part of the pre-closing restructuring related to the Merger. As a result, Terra Innovatum, Srl. became a wholly owned subsidiary of Terra Innovatum Global, Srl.

The transfer of quotas is subject to member approval, as outlined in the Company’s articles of incorporation. No dividends or distributions were declared for the year, in accordance with Italian regulations for early-stage “start-up innovative” companies.

Warrants

Bridge Package Contingent Warrants

As discussed in Note 9 — Bridge Loans and Warrants, certain warrants that will, under the terms of the Bridge Loan agreements, be issued following the Merger (the “Bridge Package Contingent Warrants”) contained provisions whereby the number of shares issuable was contingent upon the achievement of specified funding thresholds by June 6, 2025. Due to this potential variability in the number of shares subject to the warrants, the Company initially classified the Bridge Package Contingent Warrants as liabilities in accordance with the guidance in ASC 815-40.

On June 6, 2025, the funding threshold was not met, thereby resolving the contingency that affected the number of shares subject to the warrants. As a result, the Company performed a final fair value measurement of the Bridge Package Contingent Warrants, which resulted in recognition of a gain of $1,259,553, which is presented as change in fair value — warrant liability in the consolidated statement of operations and comprehensive loss. Immediately thereafter, the Bridge Package Contingent Warrants were reclassified to permanent equity in accordance with ASC 815-40-35. At June 30, 2025 and December 31, 2024, the Bridge Package Contingent Warrant liability was zero.

Terra Innovatum Global, Srl.
Notes to the Consolidated Financial Statements
(Unaudited)

Note 11. Quotaholders’ Equity (Deficit) (cont.)

As of June 30, 2025, all of the Company’s warrants are classified as permanent equity in accordance with ASC 815-40-25.  As of that date, the Company had the following equity-classified warrants related to the Bridge Loan (also see Note 9 — Bridge Loans and Warrants):

Issuance Date	Contractual Term (in years)	Balance Sheet Classification	Shares Issuable Upon Exercise of Warrant	Weighted Average Exercise Price
5/4/2025	4	Equity	75,969	$11.5
5/6/2025	4	Equity	7,591	$11.5
5/20/2025	4	Equity	1,509	$11.5
5/22/2025	3	Equity	30,164	$11.5
5/22/2025	3	Equity	226,229	$15.0
5/23/2025	3	Equity	3,769	$11.5
5/23/2025	3	Equity	28,267	$15.0
5/30/2025	3	Equity	3,758	$11.5
5/30/2025	3	Equity	28,186	$15.0
6/5/2025	4	Equity	7,498	$11.5
6/6/2025	4	Equity	11,242	$11.5
6/6/2025	4	Equity	4,497	$11.5
6/5/2025	3	Equity	3,769	$11.5
6/9/2025	4	Equity	62,877	$11.5

Note 12. Segment Information

When evaluating the Company’s performance and making key decisions regarding resource allocation the CODM reviews several key metrics, which include the following:

	Six Months Ended June 30,
	2025	2024
	(Unaudited)
Operating expenses:
General and administrative	$3,519,728	$5,011
Development costs	88,654	37,413
Total operating expenses	$3,608,382	$42,424

The key measures of segment profit or loss reviewed by the CODM are general and administrative expenses and development costs. General and administrative expenses and development costs are reviewed and monitored by the CODM to manage and forecast cash to ensure enough capital is available to complete a potential business combination with a SPAC. The CODM also reviews general and administrative and development costs to manage, maintain and enforce all contractual agreements to ensure costs are aligned with all agreements and budget.

Note 13. Income Taxes

The Company recorded no provision for income taxes for the six months ended June 30, 2025 and 2024.

Deferred tax assets and deferred tax liabilities are recognized based on temporary differences between the financial reporting and tax basis of assets and liabilities using statutory rates. Management of the Company has evaluated the positive and negative evidence bearing upon the realizability of its deferred tax assets. Under the applicable accounting standards, management has considered the Company’s history of losses and concluded that it is more likely than not that the Company will not recognize the benefits of the deferred tax assets. Accordingly, a full valuation allowance has been established against the Company’s otherwise recognizable net deferred tax assets.

Terra Innovatum Global, Srl.
Notes to the Consolidated Financial Statements
(Unaudited)

Note 14. Subsequent Events

The Company has evaluated subsequent events through the date the financial statements were available to be issued, and determined that there have been no events that have occurred that would require adjustments to disclosures in the financial statements other than the following:

Engineering Services Agreement

On July 11, 2025, the Company entered into an engineering services agreement with Nine, a related party, to support the design of the SOLO project. Per the terms of the agreement, Nine committed to deliver certain technical services to the Company with a total value of $214,563 (€183,560 Euros) plus value added tax (“VAT”), including an initial payment of $107,282 (€91,780 Euros) due by July 15, 2025.

August Bridge Loans

In July 2025, three lenders committed to loan to us $130,000, in the aggregate, to be evidenced by unsecured debt note subscription agreements (the “August 2025 Bridge Loans”). On August 29, 2025, each of the lenders entered into an unsecured debt note subscription agreement. In accordance with the terms of the agreements, the August 2025 Bridge Loans bear interest at a fixed annual rate of 15%, PIK and calculated on the outstanding principal balance. The August 2025 Bridge Loans mature one year from their respective issuance dates and are subject to mandatory early redemption upon the consummation of a qualifying business combination, such as the Merger. In such an event, all accrued and unaccrued interest becomes immediately due and payable on the 30th day following the completion of the qualifying transaction.

On August 29, 2025, we entered into three letter agreements to convert the August 2025 Bridge Loans into ordinary shares of Terra Innovatum Global if the Merger is completed (the “August Bridge Loan Conversion”). If the August Bridge Loan Conversion happens at the time of the Merger, the shares will be priced at $7.00 each. If the Merger does not occur by April 30, 2026, the August Bridge Loan Conversion price will instead be based on a valuation of $100,000,000 divided by the fully diluted equity of Terra. If the Merger is successful, the shares will be issued by Terra Innovatum Global; if not, they will be issued by Terra or its parent company. If the Merger is completed, Terra is released from its obligations, and Terra Innovatum Global assumes them. If the Merger is not completed, the lenders are also entitled to a liquidation preference for shares received upon conversion, the lender is also entitled to a liquidation preference, receiving either 150% of the conversion price or a pro rata share of the liquidation proceeds, whichever is greater.

Following the closing of the Merger, the lenders will be issued (i) warrants to purchase at an exercise price of $11.50 per share the number of PubCo Ordinary Shares equal to 100% of the number of PubCo Ordinary Shares into which the applicable August 2025 Bridge Loan will convert into at Closing and (ii) warrants to purchase at an exercise price of $15.00 per share the number of PubCo Ordinary Shares equal to 100% of the number of PubCo Ordinary Shares into which the applicable August 2025 Bridge Loan will convert into at Closing.

FPoliSolutions LLC Agreement

On July 23, 2025, the Company entered into an engineering services agreement with FPoliSolutions LLC (“FPoli Solutions”), a related party. As per the terms of the agreement, FPoliSolutions will provide support for the development of the SOLO Micro Modular Reactor including technical assistance in safety analysis, hazard modeling, radiological consequence evaluation, risk-informed safety assessments, and techno-economic analysis for $93,912, with work scheduled to be completed by September 30, 2025.

Bridge Loan Amendments

In August 2025, the company amended its Bridge Loan agreements. The liquidation preference in each agreement was modified to apply only upon termination of the Merger and entitles lenders to the greater of 150% of the conversion price, as defined, or a pro rata share of the equity issuer’s assets based on their ownership percentage.

Terra Innovatum Global, Srl.
Notes to the Consolidated Financial Statements
(Unaudited)

Note 14. Subsequent Events (cont.)

Upon consummation of the Merger, the liquidation preference will terminate. The amendment defines the coverage amount as 100% of the total number of shares issued upon conversion. Following the Merger, lenders will receive two sets of warrants to subscribe to a number of ordinary shares of the Company equal to the coverage amount, priced at $11.50 and $15.00 per share respectively. These warrants are exercisable within 36 months and do not include anti-dilution rights. Additionally, lenders are obligated to use their best efforts to actively support PIPE fundraising efforts and will earn a 3% commission on the funds raised through their efforts, payable in cash or ordinary shares of Terra Innovatum Global, Srl. at the applicable conversion price if the Merger is consummated.

Senior Advisor Agreement

On August 21, 2025, the Company entered into a senior advisor agreement with Alex Spiro who will engage as an independent contractor to serve as a strategic advisor and promoter for the Company, particularly in connection with the Merger. The term of the agreement is 36 months and outlines Spiro’s responsibilities, including strategic advisory, business development, investor introductions, and support for commercial agreements related to SOLO. Compensation includes a one-time grant of 180,000 restricted shares in the post-combination public entity (vesting over 36 months) and 1% commission on qualifying new business he originates.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Quotaholders’ of
Terra Innovatum Global S.R.L.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Terra Innovatum Global S.R.L. (the “Company”) as of April 29, 2025, and the statements of quotaholders’ equity and cash flows for the period beginning April 29, 2025 (inception) and ended April 29, 2025, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of April 29, 2025, and of its cash flows for the period beginning April 29, 2025 (inception) and ended April 29, 2025, in conformity with accounting principles generally accepted in the United States of America.

Going Concern Matter

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has had no operations which raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ MaloneBailey, LLP

www.malonebailey.com

We have served as the Company’s auditor since 2025

Houston, Texas

May 14, 2025 except for Note 7 which is dated July 14, 2025

Terra Innovatum Global S.R.L.
Balance Sheet
(all amounts in USD)

April 29, 2025
Assets
Current assets:
Cash	$11,396
Total assets	$11,396

Quotaholders’ equity:
Corporate capital	$11,396
Total quotaholders’ equity	11,396
Total quotaholders’ equity	$11,396

The accompanying notes are an integral part of these financial statements.

Terra Innovatum Global S.R.L.
Statement of Quotaholders’ Equity

For the period beginning April 29, 2025 (inception) and ended April 29, 2025
(all amounts in USD, except for share)

	Corporate capital	Total quotaholders’ equity
Beginning balance at April 29, 2025	$—	$—
Capital contributions	11,396	11,396
Ending balance at April 29, 2025	$11,396	$11,396

The accompanying notes are an integral part of these financial statements.

Terra Innovatum Global S.R.L.
Statement of Cash Flows
(all amounts in USD)

For the period beginning April 29, 2025 (inception) and ended April 29, 2025
Cash flows from financing activities
Capital contributions	$11,396
Net cash provided by financing activities	11,396
Effect of exchange rate changes on cash	—
Net change in cash	11,396
Cash at beginning of period	—
Cash at end of period	$11,396

The accompanying notes are an integral part of these financial statements.

TERRA INNOVATUM GLOBAL S.R.L.
NOTES TO THE FINANCIAL STATEMENTS

1.      NATURE OF OPERATIONS

Terra Innovatum Global S.R.L. (“Terra Global” or the “Company”), an Italian limited liability company limited by shares was formed on April 29, 2025, for the purpose of becoming the ultimate parent company following the transactions contemplated in a merger agreement (the “Merger Agreement”) entered into on April 21, 2025, by Terra Innovatum, Srl. (“Terra OpCo”), GSR III Acquisition Corp. (“GSR III”), and other parties. See Note 5. Commitments and Contingencies for detail. The Company’s legal headquarters is in Lucca Italy, San Marco district at Via Matteo Trenta No. 117.

2.      LIQUIDITY AND GOING CONCERN

As of April 29, 2025, the Company has had no operations. As of April 29, 2025, the Company had an aggregate cash balance of $11,396.

These factors raise substantial doubt regarding the Company’s ability to continue as a going concern within one year of the date these financial statements were issued.

The Company is trying to alleviate the going concern risk through the debt and equity financing in the United States (“U.S.”) capital market to support its working capital after a merger transaction. However, there is no guarantee that the substantial doubt about the Company’s ability to continue as a going concern will be alleviated. The ability of the Company to continue as a going concern is dependent upon the Company’s ability to further implement its business plan and generate sufficient revenue and its ability to raise additional funds.

These accompanying financial statements have been prepared assuming that the Company will continue as a going concern and do not include any adjustments that might result from the outcome of this uncertainty.

3.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Recent Accounting Standards and Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statement.

Basis of accounting

The accompanying financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”).

Use of estimates

The preparation of the accompanying financial statements in conformity with GAAP requires management to make certain estimates and assumptions that affect the reported amounts and disclosures of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Estimates are adjusted to reflect actual experience when necessary. There were no significant estimates as of April 29, 2025.

Foreign Currency Translation

The Company’s reporting currency is the United States Dollar (“US$”), while its functional currency is the Euro (“€”), which it uses for conducting business and maintaining its books and records. The accompanying financial statements are presented in US$.

In accordance with ASC 830-30, Translation of Financial Statements, the Company translates assets and liabilities from its functional currency into US$ using the exchange rate at the balance sheet date. Revenues and expenses are translated at the average exchange rate for the reporting period. Translation gains and losses are recorded as a separate component of accumulated other comprehensive income (AOCI) within the statements of changes in quotaholders’ equity.

Net loss per share

The Company is a limited liability company (Srl.) under Italian law and does not issue traditional shares. Instead, ownership is divided into quotas (similar to membership interests in a limited liability company in the United States), which represent percentage ownership in the Company and not actual shares. Historical earning per

TERRA INNOVATUM GLOBAL S.R.L.
NOTES TO THE FINANCIAL STATEMENTS

3.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

quota has not been included in these financial statements as the Company determined that representing net loss per quota is not a meaningful or material disclosure due to the Company’s current capital structure, and due to the fact that the Company has not started operations.

Emerging growth company

The Company is an “emerging growth company”, as defined in Section 2(a) of the Securities Act of 1933, as amended, (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). The JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. Thus, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. The Company has elected to take advantage of the extended transition period to comply with new or revised accounting standards and to adopt certain of the reduced disclosure requirements available to emerging growth companies. As a result of the accounting standards election, the Company will not be subject to the same implementation timeline for new or revised accounting standards as other public companies that are not emerging growth companies which may make comparison of the Company’s financial statements to those of other public companies more difficult.

New Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

4.      QUOTAHOLDERS’ EQUITY

The Company is an Srl., which is an Italian limited liability company similar to a limited liability company in the U.S. Unlike corporations that issue shares of stock, the Company’s Articles of Incorporation designate ownership in the form of quotas, which represent its corporate capital.

Corporate Capital

As an Srl., the Company’s ownership structure is defined by “corporate capital” and “quotas” rather than shares, stock or units. As of April 29, 2025, the total authorized, subscribed and paid-up capital was $11,396, consisting of quotas from founders and investors. Voting rights are proportional to the percentage of quotas owned, and members are entitled to a share of profit and losses based on their ownership percentage.

No dividends or distributions were declared as of April 29, 2025.

5.      COMMITMENTS AND CONTINGENCIES

Merger

Background

On April 21, 2025, Terra OpCo, GSR III, and such other parties that may become parties entered into the Merger Agreement. This agreement outlines a series of transactions that formed Terra Global and will ultimately result in Terra OpCo becoming a wholly owned indirect subsidiary of Terra Global. Terra Global will be the publicly traded holding company of the combined entity.

Pre-Closing Restructuring

Terra OpCo has undergone and will undergo a pre-closing restructuring (the “Terra Pre-Closing Restructuring”):

•        Formation of Terra Global:    On April 29, 2025, Terra OpCo created Terra Global, with the same owners and ownership percentages as Terra OpCo.

TERRA INNOVATUM GLOBAL S.R.L.
NOTES TO THE FINANCIAL STATEMENTS

5.      COMMITMENTS AND CONTINGENCIES (cont.)

•        Contribution of Ownership Interests:    Following the formation of Terra Global, all owners of Terra OpCo will contribute 100% of their respective quotas in the capital of Terra OpCo to Terra Global (the “Contribution”). As a result of the Contribution, Terra OpCo will become a wholly owned subsidiary of Terra Global.

•        Conversion:    Immediately after the Contribution but before the Merger and any PIPE or alternative financing, Terra Global will be converted from an Italian limited liability company into a Dutch public limited company.

Formation of Terra MergerCo

After the Terra Pre-closing Restructuring, Terra Global will form a Cayman Islands exempted company (“Terra MergerCo”) as a direct, wholly owned subsidiary to complete the merger.

Closing Date

On the closing date of the merger, GSR III will continue as the surviving entity and become a wholly owned subsidiary of Terra Global. At the effective time of the merger, each outstanding ordinary share of GSR III will be exchanged for one ordinary share of Terra Global (the “Merger”).

Registration and Listing

Terra Global plans to register the shares with the U.S. Securities and Exchange Commission and apply to list these shares on the Nasdaq Stock Market.

Conditions and Closing Date

The Merger requires approval from GSR III shareholders and the satisfaction of other customary closing conditions.

6.      RELATED PARTY

Alessandro Petruzzi, a director of the Company has 27.2%, or $3,100 ownership of the Company.

7.      SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred up to the date the financial statements were issued, and determined that there have been no events that have occurred that would require adjustments to disclosures in the financial statements other than the following:

Contribution Of Ownership Interests

On June 19, 2025, the quotaholders, who collectively own 100% of both Terra Global and Terra, contributed all of their ownership interests in Terra to Terra Global pursuant to the Contribution, in accordance with their existing ownership percentages in Terra. This Contribution was executed as part of the pre-closing restructuring related to the Merger. As a result, Terra became a wholly owned subsidiary of Terra Global.

Related Party Loan

On June 25, 2025, Terra Global entered into a related party loan agreement with Terra for up to $1,165,900 (€1,000,000 EUR). The loan is to be disbursed within three days of request, carries a 3% annual interest rate and a 2% late payment penalty. It is repayable by June 25, 2026, with early repayment allowed without penalty. On July 1, 2025, Terra Global drew down a first tranche of $177,045 (€150,000 EUR).

Annex A

BUSINESS COMBINATION AGREEMENT

by and among

GSR III ACQUISITION CORP.,

TERRA INNOVATUM S.R.L.,

AND

SUCH OTHER PARTIES THAT MAY BECOME PARTIES HERETO

dated as of April 21, 2025

Annex A-i

Annex A-ii

Exhibits

Exhibit A	Registration Rights Agreement
Exhibit B	Sponsor Support Agreement
Exhibit C	Joinder Agreement

Terra Disclosure Letter

GSR III Disclosure Letter

Annex A-iii

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement (this “Agreement”), dated as of April 21, 2025 (the “Execution Date”), is made and entered into by and among GSR III Acquisition Corp., a Cayman Islands exempted company (“GSR III”), Terra Innovatum s.r.l., an Italian limited liability company (Italian Società a responsabilità limitata) (“Terra OpCo”), and such other parties that will sign joinders to this Agreement in accordance with the Terra Pre-Closing Restructuring Plan (as defined below).

RECITALS

WHEREAS, GSR III is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, Terra OpCo will cause to be formed an Italian limited liability company (Italian Società a responsabilità limitata) with the same quotaholders in the same ownership percentages as Terra OpCo (“New TopCo”, together with PubCo, Terra OpCo, Terra MergerCo and their respective Subsidiaries, the “Terra Entities”);

WHEREAS, following the formation of New TopCo, Terra OpCo will effectuate a restructuring whereby the Terra OpCo Quotaholders (as defined below) contribute 100% of their respective quotas in the capital of Terra OpCo to New TopCo (the “Contribution”), resulting in an increase in the capital of New TopCo, subject to the provisions of the Italian Civil Code, to the terms and conditions set forth in this Agreement and that certain Contribution Agreement, by and among New TopCo, Terra OpCo and each of Terra OpCo’s shareholders (the “Contribution Agreement”), in form and substance reasonably acceptable to the parties hereto (the effective time of such Contribution as set forth in the Contribution Agreement, the “Contribution Effective Time”);

WHEREAS, as a result of the Contribution, Terra OpCo will become a wholly owned subsidiary of New TopCo;

WHEREAS, after the Contribution Effective Time, but prior to the effective time of the Merger and any Transaction Financing, New Topco will be cross-border converted from an Italian limited liability company (Italian Società a responsabilità limitata) into a Dutch public limited liability company (naamloze vennootschap) (“Conversion”), for the purpose of participating in the Transactions and becoming the holding company for Terra gerCo (as defined below) (the Contribution and the Conversion collectively, the “Terra Pre-Closing Restructuring,” and such reorganization plan, the “Terra Pre-Closing Restructuring Plan”);

WHEREAS, PubCo will establish a Cayman Island entity (“Terra MergerCo”) as a direct wholly owned subsidiary of PubCo for the purpose of consummating the transactions contemplated by this Agreement (inclusive of the Merger) and the Ancillary Agreements, as applicable;

WHEREAS, following the Terra Pre-Closing Restructuring and subject to the terms and conditions set forth in this Agreement and the laws of the Cayman Islands, pursuant to the Plan of Merger and section 233 of the Companies Act, (i) Terra MergerCo will merge with and into GSR III, with GSR III as the surviving company in the merger (the “Merger”); and, after giving effect to the Merger and the related share exchange, GSR III will be a wholly owned Subsidiary of PubCo and each issued and outstanding GSR III Ordinary Share will be exchanged as of the Merger Effective Time (as defined below) into one PubCo Ordinary Share;

WHEREAS, in connection with the Merger, the parties desire for PubCo to register the issuance of PubCo Ordinary Shares to holders of the Surviving Company with the SEC and to become a publicly traded company listed on Nasdaq and in connection therewith, each of GSR III and the Terra Entities shall use their respective reasonable best efforts to satisfy Nasdaq quantitative listing requirements for PubCo;

WHEREAS, pursuant to the GSR III Governing Documents, GSR III is required to provide an opportunity for its shareholders to have their outstanding GSR III Class A Ordinary Shares redeemed prior to the Merger and on the terms and subject to the conditions set forth therein in connection with obtaining the GSR III Shareholder Approval;

WHEREAS, (a) subject to the terms and conditions of the GSR III Rights Agreement, each whole GSR III Right is convertible into one GSR III Class A Ordinary Share as of immediately prior to the Merger Effective Time, (b) the Pre-Closing GSR III Holders that hold GSR III Class A Ordinary Shares that do not redeem their GSR III Class A Ordinary Shares for cash pursuant to the GSR III Share Redemptions will receive PubCo Ordinary Shares in respect of such GSR III Class A Ordinary Shares, and (c) the Pre-Closing GSR III Holders that hold GSR III Class B

Annex A-1

Ordinary Shares will receive PubCo Ordinary Shares in respect of such GSR III Class B Ordinary Shares, in the case of each of clauses (a) and (b), in connection with the Merger and pursuant to the terms and subject to the conditions set forth herein;

WHEREAS, for U.S. federal income tax purposes (and, to the extent applicable, for U.S. state and local tax purposes), it is intended that (a) the Terra Pre-Closing Restructuring and the Merger taken together with other relevant transactions (including any Transaction Financing that is an equity financing) (i) be undertaken as part of a prearranged, integrated plan and (ii) qualify as exchanges described in Section 351 of the Internal Revenue Code of 1986, as amended (the “Code”) and the applicable Treasury Regulations and (b) the Terra Pre-Closing Restructuring and the Merger should not result in gain being recognized because of the application of Section 367(a)(1) of the Code (other than for any shareholder that would be a “five-percent transferee shareholder” (within the meaning of Treasury Regulations Section 1.367(a)-3(c)(5)(ii)) of PubCo following the Terra Pre-Closing Restructuring and the Merger that does not enter into a five-year gain recognition agreement (“GRA”) in the form provided in Treasury Regulation Section 1.367(a)-8(c)), (the “Intended U.S. Tax Treatment”);

WHEREAS, concurrently with the execution and delivery of this Agreement, GSR III Acquisition Sponsor LLC, a Delaware limited liability company (“Sponsor”), GSR III and Terra OpCo have entered into the Sponsor Support Agreement, pursuant to which such shareholders have agreed to vote in favor of this Agreement and the Transactions (as defined below), including the Conversion, on the terms and subject to the conditions set forth in the Sponsor Support Agreement a copy of which is attached as Exhibit B (the “Sponsor Support Agreement”); and

WHEREAS, each of the governing bodies of the Terra Entities and the governing bodies of GSR III have unanimously (a) determined that it is advisable for and in the best interests of such party and its respective equityholder(s) entitled to vote thereon, to enter into this Agreement (including the Merger, if applicable) and the Transactions, (b) as applicable, recommended that the shareholders of GSR III approve and adopt this Agreement and approve the Transactions, and directed that this Agreement and the Transactions be submitted for consideration by the shareholders of GSR III at the GSR III Shareholders’ Meeting, and (c) approved the execution and delivery of this Agreement and the documents contemplated by this Agreement and the Transactions to which the Terra Entities and or GSR III is or will be a party, and the transactions contemplated hereby and thereby (including the Conversion and the Merger).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound, the parties agree as follows:

Article I
CERTAIN DEFINITIONS

Section 1.1 Definitions.

(a) As used in this Agreement, the following terms have the following meanings:

“Acquisition Proposal” means, as to any Person, other than the Transactions and other than the acquisition or disposition of equipment or other tangible personal property in the ordinary course of business, any offer or proposal relating to: (a) any acquisition or purchase, direct or indirect, of (i) 15% or more of the consolidated assets of such Person and its Subsidiaries or (ii) 15% or more of any class of equity or voting securities of (x) such Person or (y) one or more Subsidiaries of such Person holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of such Person and its Subsidiaries; (b) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Person beneficially owning 15% or more of any class of equity or voting securities of (i) such Person or (ii) one or more Subsidiaries of such Person holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of such Person and its Subsidiaries; or (c) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving (i) such Person or (ii) one or more Subsidiaries of such Person holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of such Person and its Subsidiaries.

“Action” means any claim, action, suit, charge, audit, examination, assessment, arbitration, mediation or inquiry, or any proceeding or investigation, by or before any Governmental Authority.

Annex A-2

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, whether through one or more intermediaries or otherwise. The term “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Alternative Business Combination Proposal” means any offer, inquiry, proposal or indication of interest (whether written or oral, binding or non-binding, and other than an offer, inquiry, proposal or indication of interest with respect to the Transactions), relating to a Business Combination.

“Anti-Bribery Laws” means the anti-bribery provisions of the Foreign Corrupt Practices Act of 1977 and all other applicable anti-corruption and bribery Laws.

“Antitrust Laws” means the United States Sherman Antitrust Act of 1890, the United States Clayton Act of 1914, the HSR Act, the United States Federal Trade Commission Act of 1914, and all other domestic and foreign Laws, including foreign merger control and other competition Laws, issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Business Combination” has the meaning set forth in the GSR III Governing Documents as in effect on the Execution Date.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or in the Cayman Islands are authorized or required by Law to close.

“CFR” means the Code of Federal Regulations.

“Change of Control” means the occurrence, in a single transaction or as the result of a series of related transactions, of one or more of the following events: (a) a merger, consolidation, reorganization or similar business combination transaction involving PubCo in which the holders of all of the outstanding equity securities in PubCo immediately prior to the consummation of such transaction do not directly or indirectly (including through Affiliates) own beneficially or of record immediately upon the consummation of such transaction outstanding equity securities that represent a majority of the combined outstanding voting securities of the surviving entity in such transaction or of a parent of the surviving entity in such transaction; (b) a transaction (or series of related transactions) in which a majority of PubCo’s voting securities are transferred to any Person, or any two or more Persons acting as a group, and all Affiliates of such Person or Persons (each, a “Group”); or (c) the consummation of the sale of all or substantially all of the assets of PubCo and its Subsidiaries (including Terra OpCo), taken as a whole, to any Group, other than such a sale to a Group in which the equityholders of PubCo, directly or indirectly (including through Affiliates), beneficially or of record, own a majority of the combined voting securities.

“Closing” means, upon the terms and subject to the conditions set forth in this Agreement, the closing of the transactions contemplated by Section 2.2(h).

“Closing Date” means date on which the Closing shall occur.

“Common Conversion Ratio” means 475,000 (i.e., the Per Quota Common Conversion Amount divided by $10.00).

“Companies Act” means the Companies Act of the Cayman Islands, as amended and or restated from time to time.

“Contracts” means any contracts, agreements, subcontracts, leases, commitments and undertakings, whether written or oral.

“Data Room” means the virtual data room titled “SOLO” hosted by DataSite at: https://ws.onehub.com/.

“Deferred Underwriting Commissions” means approximately $9,200,000 of deferred underwriting commissions being held in the Trust Account.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory is the subject of any Sanction.

Annex A-3

“Disclosure Letter” means, as applicable, the Terra Disclosure Letter or the GSR III Disclosure Letter.

“Dollars” or “$” means lawful money of the United States.

“Environmental Laws” means any and all Laws relating to the protection of the environment or natural resources, pollution or worker health or safety, including as it relates to Hazardous Materials exposure.

“Event” has the meaning specified in the definition of Terra Material Adverse Effect.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” means Continental Stock Transfer & Trust Company or any other bank or trust company selected by GSR III and reasonably acceptable to Terra OpCo.

“FSAR” means Final Safety Analysis Report as defined in 10 CFR 50.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Governing Documents” means the legal agreements and instruments by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a corporation are its certificate of incorporation and by-laws, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership, the “Governing Documents” of a limited liability company are its operating agreement and certificate of formation and the “Governing Documents” of an exempted company are its memorandum and articles of association as amended and or restated from time to time.

“Governmental Authority” means any federal, national, state, provincial, territorial or municipal government, or any political subdivision of such government, and any agency, commission, department, board, bureau, official, minister, arbitral body (public or private), tribunal or court, whether national, state, provincial, local, foreign or multinational, exercising executive, legislative, judicial, regulatory or administrative functions of a nation, state, province or municipal government, or any political subdivision of such authority, including any authority having governmental or quasi-governmental powers, domestic or foreign.

“Governmental Order” means any order, judgment, injunction, decision, decree, writ, stipulation, determination, directive or award, in each case, entered or issued by or with any Governmental Authority.

“GSR III Available Cash” means, in respect of GSR III, an amount equal to the (a) cash available in the Trust Account, minus (b) any amounts required to satisfy the GSR III Share Redemption Amount, plus (c) any available proceeds from any Transaction Financing, minus (d) any unpaid GSR III Transaction Expenses payable in cash as of the Closing, minus (e) the amount of outstanding Terra Transaction Expenses payable in cash in accordance with the Closing Spreadsheet; provided, that, for purposes of calculating the GSR III Available Cash, the Terra Transaction Expenses shall not exceed $4,000,000.

“GSR III Class A Ordinary Shares” means Class A ordinary shares of GSR III, par value $0.0001 per share.

“GSR III Class B Ordinary Shares” means Class B ordinary shares of GSR III, par value $0.0001 per share.

“GSR III Governing Documents” means the amended and restated memorandum and articles of association of GSR III, effective as of the date hereof;

“GSR III Material Adverse Effect” means any Event that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (i) the business, results of operations or financial condition of GSR III, taken as a whole or (ii) the ability of GSR III to consummate the Transactions; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “GSR III Material Adverse Effect”: (a) any change in applicable Laws or GAAP or any interpretation of such Laws or GAAP following the Execution Date, (b) any change in economic, political, business or financial market conditions generally, (c) the taking of any action expressly required to be taken under this Agreement, (d) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), pandemic, acts of nature or change in climate, or any declaration of a national emergency by any Governmental Authority, (e) any acts of terrorism or war, the

Annex A-4

outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions, or social conditions, (f) the consummation and effects of any GSR III Share Redemptions, (g) any Events generally applicable to the industries or markets in which GSR III operates, (h) any action taken by, or at the request of, or with the express consent of the Terra Entities; provided, that in the case of each of clauses (a), (b), (d), (e) and (g), any such Event to the extent it disproportionately affects GSR III relative to other participants in the industries in which such Persons operate shall not be excluded from the determination of whether there has been, or would reasonably be expected to be, a GSR III Material Adverse Effect. Notwithstanding the foregoing, with respect to GSR III, the amount of the GSR III Share Redemptions or the failure to obtain the GSR III Shareholder Approval shall not be deemed to be a GSR III Material Adverse Effect.

“GSR III Ordinary Shares” means GSR III Class A Ordinary Share and GSR III Class B Shares.

“GSR III Private Placement Rights” means the rights of GSR III, with each whole right entitling the holder to receive one GSR III Class A Ordinary Share upon the consummation of the Business Combination, which were issued and sold to holders as fractional rights included in GSR III Private Placement Units in a private placement that closed simultaneously with GSR III’s initial public offering.

“GSR III Private Placement Units” means the units comprised of one GSR III Class A Ordinary Share and one-seventh of one whole right to receive one GSR III Class A Ordinary Share in connection with the consummation of the Business Combination issued and sold in a private placement simultaneously with GSR III’s initial public offering.

“GSR III Public Rights” means the rights of GSR III, with each whole right entitling the holder to receive one GSR III Class A Ordinary Share upon the consummation of the Business Combination, which were issued and sold to holders as fractional rights included in GSR III Units in GSR III’s initial public offering.

“GSR III Public Units” means the units comprised of one GSR III Class A Ordinary Share and one-seventh of one whole right to receive one GSR III Class A Ordinary Share upon the consummation of the Business Combination issued and sold to holders in GSR III’s initial public offering.

“GSR III Rights” means GSR III Public Rights and GSR III Private Placement Rights.

“GSR III Rights Agent” means Continental Stock Transfer & Trust Company, a New York corporation.

“GSR III Rights Agreement” means the Rights Agreement, dated as November 7, 2024, by and between GSR III and the GSR III Rights Agent, in respect of the GSR III Rights.

“GSR III Share Redemption Amount” means the aggregate amount payable from the Trust Account with respect to all GSR III Share Redemptions.

“GSR III Share Redemptions” means the election of an eligible (as determined in accordance with the GSR III Governing Documents) holder of shares of GSR III Class A Ordinary Shares to have GSR III repurchase the shares of GSR III Class A Ordinary Share held by such holder at a per-share price, payable in cash, equal to a pro rata share of the aggregate amount on deposit in the Trust Account (including any interest earned on the funds held in the Trust Account and not previously released to GSR III to pay taxes) (as determined in accordance with the GSR III Governing Documents) in connection with the Transaction Proposals.

“GSR III Shareholder Approval” means the approval, at the GSR III Shareholders’ Meeting where a quorum is present, (a) in the case of the Business Combination Proposal, by an ordinary resolution in accordance with GSR III’s amended and restated articles of association requiring the affirmative vote of at least a simple majority of the votes cast by the holders of the issued GSR III Ordinary Shares entitled to vote thereon and who attend, whether in person or by proxy, at the GSR III Shareholders’ Meeting (or any adjournment thereof), (b) in the case of the Merger Proposal, by a special resolution in accordance with GSR III’s amended and restated articles of association requiring the affirmative vote of at least two-thirds majority of the votes cast by the holders of the issued GSR III Ordinary Shares entitled to vote thereon and who attend, whether in person or by proxy, at the GSR III Shareholders’ Meeting (or any adjournment thereof) and (c) the adoption and approval of any other proposals as either the SEC or Nasdaq (or the respective staff members thereof) may indicate are necessary in its comments to the Registration Statement or in correspondence related thereto, and of any other proposals reasonably agreed by GSR III and the Terra Entities as necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements.

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“GSR III Shareholders” means the shareholders of GSR III prior to the Merger Effective Time.

“GSR III Transaction Expenses” means any reasonable and documented out-of-pocket fees and expenses paid or payable by GSR III or any of its Subsidiaries or any of their respective Affiliates (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the Transactions, including (a) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, (b) any and all filing fees payable by GSR III or any of its Subsidiaries to the Governmental Authorities in connection with the Transactions, and (c) Deferred Underwriting Commissions.

“GSR III Units” means GSR III Public Units and GSR III Private Placement Units.

“Hazardous Materials” means any material, substance, chemical, contaminant, pollutant or waste for which liability or standards of conduct may be imposed, or that is listed, classified or regulated pursuant to Environmental Laws, including petroleum or petroleum products, asbestos or asbestos-containing materials, mold, lead, radioactive materials, polychlorinated biphenyls, or per- or polyfluoroalkyl substances.

“Indebtedness” means, with respect to any Person, (a) all indebtedness for borrowed money, including accrued interest, (b) capitalized lease obligations under GAAP, (c) letters of credit, bank guarantees, bankers’ acceptances and other similar instruments, (d) obligations evidenced by bonds, debentures, notes and similar instruments, (e) interest rate protection agreements and currency obligation swaps, hedges or similar arrangements, (f) all obligations to pay the deferred and unpaid purchase price of property, goods, services and equipment which have been delivered, including “earn outs” and “seller notes”, and (g) all breakage costs, prepayment or early termination premiums, penalties, or other fees or expenses payable as a result of the Transactions in respect of any of the items in the foregoing clauses (a) through (g), and (h) all Indebtedness of another Person referred to in clauses (a) through (g) above guaranteed directly or indirectly, jointly or severally, by such Person.

“Intellectual Property” means: (a) patents, patent applications and continuations, continuations-in-part, extensions, divisions, reissues, reexaminations of such intellectual property, and patent disclosures, industrial designs, and other intellectual property rights in inventions (whether or not patentable or reduced to practice); (b) trademarks, service marks, trade dress, trade names, logos, internet domain names, social media handles, and other indicia of source or origin, together with the goodwill associated with any of the foregoing; (c) intellectual property rights in works of authorship, data and databases, as well as copyrights and mask works; (d) intellectual property rights in or to Software and other technology (including source code and object code); (e) trade secrets and other intellectual property rights in Proprietary Information; (f) registrations, issuances, and applications for any of the foregoing; and (g) all other intellectual property rights in any jurisdiction throughout the world.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“IRS” means the Internal Revenue Service.

“IT Systems” means computers, Software, hardware, servers, workstations, routers, hubs, switches, data communications lines, firmware, networks and all other information technology equipment owned, leased or licensed by the Terra Entities and used in their business.

“Italian Civil Code” means the Italian civil code, as approved by the Royal Decree, dated March 16, 1942, no. 262, as subsequently amended and supplemented.

“Key Employees” means Alessandro Petruzzi, Marco Cherubini, Cesare Frepoli, Massimo Morichi, Giordano Morichi and Guillaume Moyen.

“Law” means any statute, law, common law, ordinance, rule, regulation, code or Governmental Order, in each case, of any Governmental Authority.

“Leased Real Property” means all real property leased, licensed, subleased or otherwise used or occupied by any of the Terra Entities.

“Lien” means all liens, judgments, charges, easements, servitudes, mortgages, deeds of trust, pledges, hypothecations, encumbrances, security interests, options, licenses, leases, subleases, restrictions, title retention devices (including the interest of a seller or lessor under any conditional sale agreement or capital lease, or any

Annex A-6

financing lease having substantially the same economic effect as any of the foregoing), collateral assignments, claims or other encumbrances of any kind whether consensual, statutory or otherwise, and whether filed, recorded or perfected under applicable Law (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset, but in any event excluding restrictions under applicable securities Laws).

“made available” means that documents were posted in the Data Room at or prior to 5:00 p.m., New York time, on the date that is one day prior to the Execution Date and were not removed from the Data Room on or prior to the Execution Date.

“NEI” means Nuclear Energy Institute.

“NEI Guidance” means the NEI 18-06, Rev. 0., “Guidelines for Development of a Regulatory Engagement Plan.”

“NRC” means the U.S. Nuclear Regulatory Commission.

“OFAC” means the U.S. Office of Foreign Assets Control.

“Open Source Software” means any Software that is distributed as “free software,” “open source software,” “shareware”, including under the GNU General Public License (“GPL”), GNU Lesser General Public License (“LGPL”), GNU Affero General Public License, Mozilla Public License (“MPL”), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (“SCSL”), the Sun Industry Standards License (“SISL”), and the Apache License, or any other license for Software that meets the “Open Source Definition” promulgated by the Open Source Initiative.

“Owned Intellectual Property” means all Intellectual Property owned by the Terra Entities.

“Per Quota Common Conversion Amount” means USD $4,750,000 (i.e. $475,000,000 divided by 100 quotas).

“Permitted Liens” means (a) mechanic’s, materialmen’s and similar Liens arising in the ordinary course of business with respect to any amounts (i) not yet due and payable or which are being contested in good faith through (if then appropriate) appropriate proceedings and (ii) for which adequate accruals or reserves have been established in accordance with GAAP, (b) Liens for Taxes (i) not yet due and payable or which are being contested in good faith through appropriate proceedings and (ii) for which adequate accruals or reserves have been established in accordance with GAAP, (c) defects or imperfections of title, easements, encroachments, covenants, rights-of-way, conditions, matters that would be apparent from a physical inspection of such real property, restrictions and other similar charges or encumbrances that do not materially interfere with the present use of the Leased Real Property, (d) with respect to any Leased Real Property (i) the interests and rights of the respective lessors with respect to any Leased Real Property, including any statutory landlord liens and any Lien thereon, (ii) any Lien permitted under the Real Property Lease, and (iii) any Liens encumbering the real property of which the Leased Real Property is a part, (e) zoning, building, entitlement and other land use and environmental regulations promulgated by any Governmental Authority that do not materially interfere with the current use of the Leased Real Property, (f) non-exclusive licenses of Intellectual Property entered into in the ordinary course of business, (g) ordinary course purchase money Liens and Liens securing rental payments under operating or capital lease arrangements for amounts not yet due or payable, (h) other Liens arising in the ordinary course of business and not incurred in connection with the borrowing of money and on a basis consistent with past practice in connection with workers’ compensation, unemployment insurance or other types of social security and (i) all other Liens that would not, individually or in the aggregate, reasonably be expected to result in a Terra Material Adverse Effect.

“Person” means any individual, firm, corporation, partnership, limited liability company, exempted company, incorporated or unincorporated association, joint venture, joint stock company, bank, trust company, trust or other entity, whether or not a legal entity, Governmental Authority or any department, agency or political subdivision of such Governmental Authority.

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“Personal Data” means any information which identifies or could reasonably be used to identify, whether alone or in combination with other information, a natural Person, or other information that constitutes “personal information” or “personal data” under applicable Privacy Laws.

“Pre-Closing GSR III Holders” means the holders of GSR III Ordinary Shares at any time prior to the Merger Effective Time, as applicable and as the context requires.

“Preferred/Ordinary Conversion Ratio” means for each PubCo Preferred Share, 10,000 PubCo Ordinary Shares (i.e., the amount obtained by dividing the par value of the PubCo Preferred Shares (EUR 100.00) by the par value of the PubCo Ordinary Shares (EUR 0.01)).

“Preferred Conversion Ratio” means 80 (i.e. 8,000 PubCo Preferred Shares divided by 100 quotas).

“Privacy Agreements” means all Personal Data and privacy related policies (e.g., privacy and data security policies, acceptable use policies, terms of service, etc., including all Privacy Policies) and other Contracts to which any Terra Entity is a party whereby such Terra Entity makes commitments to a third party regarding the processing of Personal Data.

“Privacy Laws” means all Laws concerning or otherwise applicable to data security, data privacy and cyber security, including Federal Trade Commission Act; the Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003; the Children’s Online Privacy Protection Act; the California Consumer Privacy Act of 2018; the Computer Fraud and Abuse Act; the Electronic Communications Privacy Act; the Family Educational Rights and Privacy Act; and all other similar international, federal, state, provincial, and local Laws, and in each case, the rules implemented under such Laws.

“Privacy Policy” means an externally facing policy of any Terra Entity in connection with the collection of information provided by or on behalf of individuals that is labelled as a “Privacy Policy,” is reached on a web site by a link that includes the label “Privacy” or that is a written policy or disclosure that describes how Personal Data will be held, used, processed or disclosed.

“Pro Rata Portion” means, with respect to each Terra OpCo Quotaholder, the percentage sets forth opposite such Terra OpCo Quotaholder’s name in Section 1.1(a) of the Terra Disclosure Letter and the Closing Spreadsheet.

“Proceeding” means any lawsuit, litigation, action, audit, examination, opposition, claim, complaint, charge, proceeding, inquiry, suit or arbitration (in each case, whether civil, criminal or administrative and whether public or private) pending by or before or otherwise involving any Governmental Authority.

“Proprietary Information” means all trade secrets and all other confidential or proprietary information, including confidential or proprietary know-how, inventions, methodologies, processes, techniques, research and development information, specifications, algorithms, financial, technical, marketing and business data, sales, pricing and cost information, customer information and supplier lists.

“PSAR” means Preliminary Safety Analysis Report as referenced in 10 CFR 50.

“PubCo” means, from and after the consummation of Conversion, New TopCo, N.V. (or any other name without objections), a Dutch public limited liability company (naamloze vennootschap), as organized under the laws of The Netherlands and treated as a tax resident of Italy for tax purposes.

“PubCo Preferred Shares” means convertible preferred shares in the capital of PubCo, par value EUR 100.00 per share, having the terms set forth in PubCo’s Articles of Association, including the terms set forth in Section 2.5.

“PubCo Ordinary Shares” means ordinary shares in the capital of PubCo, par value EUR 0.01 per share.

“Registration Rights Agreement” means that certain Registration Rights Agreement substantially in the form attached as Exhibit A.

“Related Party” means any of the current or former directors, officers, employees, managers, members, or equityholders (both indirect and direct) (or any child or spouse of any such Person) of any Terra Entity.

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“Related Party Transaction” means all agreements or contracts between any Terra Entity and/or any of its Subsidiaries, on the one hand, and any Related Party, on the other hand, or any payment between or among such parties other than (a) loans and other extensions of credit to officers and employees of the Terra Entities for travel, business or relocation expenses or other employment-related purposes made in the ordinary course of business, (b) the Terra Benefit Plans and (c) commercial transactions entered into in the ordinary course of business on arms’ length terms for the use of services provided by the Terra Entities.

“Sanctions” means any sanction administered or enforced by the United States government (including OFAC), the Government of Canada, the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Shareholder Agreement” means the agreement, in form and substance reasonably acceptable to GSR III, entered into, prior to or concurrent with Closing, by and among the shareholders of PubCo and PubCo relating to the shareholders’ rights and obligations pursuant to their shareholdings in PubCo.

“Software” means computer programs and software, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, emulation and simulation reports, test vectors and software development tools and databases, together with all documentation related thereto.

“SOLO” means the SOLO micro-modular nuclear reactor.

“SOLO Test Reactor” means the First-Of-A-Kind (FOAK) demonstrative prototype of the SOLO reactor, developed and operated by Terra OpCo, which is designed, constructed, and operated solely for testing, research, training, and development purposes. The SOLO Non Power Reactor shall be classified as a “Testing Facility” and licensed as a non-power production or utilization facility under a Class 104(c) license pursuant to 10 CFR 50.21(c) of the U.S. Nuclear Regulatory Commission regulations.

“Subsidiary” means, with respect to a Person, a corporation, general or limited partnership, limited liability company, joint venture, partnership or other entity of which a majority of the economic interests or the voting interests is owned, directly or indirectly, by such Person.

“Tax Return” means any return, form, election, declaration, report, statement, information statement or other document filed or required to be filed with any Governmental Authority with respect to Taxes, including any claims for refunds of Taxes, any information returns and any amendments or supplements of any of the foregoing.

“Taxes” means all federal, state, provincial, local, foreign or other taxes imposed by any Governmental Authority (or other imposts, assessments, fees, levies, customs, import duties or charges, in each case, in the nature of a tax), including all income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, alternative or add-on minimum, or estimated taxes, and including any interest, penalty, or addition to such Taxes.

“Terra Entity Interests” means all of the outstanding equity interests of the Terra Entities.

“Terra Material Adverse Effect” means any event, series of events, condition, state of facts, development, change, circumstance, occurrence or effect (collectively, “Events”) that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (i) the business, results of operations or financial condition of the Terra Entities, taken as a whole or (ii) the ability of the Terra Entities to consummate the Transactions; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Terra Material Adverse Effect”: (a) any change in applicable Laws or GAAP or any interpretation of such Laws or GAAP following the Execution Date, (b) any change in interest rates or economic, political, business or financial market conditions generally (c) the taking of any action expressly required by or permitted to be taken under this Agreement,

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(d) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), pandemic, acts of nature or change in climate, or any declaration of a national emergency by any Governmental Authority, (e) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions, or social conditions, (f) any failure in and of itself of the Terra Entities or any of their respective Subsidiaries to meet any projections or forecasts, provided that the exception in this clause (f) shall not prevent or otherwise affect a determination that any change, effect or development underlying such change has resulted in or contributed to a Terra Material Adverse Effect, (g) any Events generally applicable to the industries or markets in which the Terra Entities or any of their respective Subsidiaries operate, (h) any action taken by, or at the request of, or with the express consent of GSR III; provided, that in the case of each of clauses (a), (b), (d), (e) and (g), any such Event to the extent it disproportionately affects the Terra Entities or any of their respective Subsidiaries relative to other participants in the industries in which such Persons operate shall not be excluded from the determination of whether there has been, or would reasonably be expected to be, a Terra Material Adverse Effect.

“Terra OpCo Quotaholders” means quotaholders of Terra OpCo as immediately prior to the Contribution.

“Terra Transaction Expenses” means any reasonable and documented out-of-pocket fees and expenses paid or payable by the Terra Entities or any of their respective Subsidiaries or any of their respective Affiliates (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the Transactions, including (a) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, (b) change-in-control payments, transaction bonuses, retention payments, severance or similar compensatory payments pursuant to any written arrangements entered into prior to the Closing, payable by the Terra Entities or any of their Subsidiaries to any current or former employee, independent contractor, officer, director or other individual service provider of the Terra Entities or any of their Subsidiaries as a result of the Transactions (whether alone or together with any other event), but excluding, for the avoidance of doubt, any such payments that arise from employment-related actions taken by GSR III, the Terra Entities or any of their respective Subsidiaries or Affiliates following the Closing and (c) any and all filing fees payable by the Terra Entities or any of their Subsidiaries or any of their Affiliates to Governmental Authorities in connection with the Transactions.

“Trading Days” means, with respect to the PubCo Ordinary Share, days on which trades in respect of the PubCo Ordinary Share may be made on Nasdaq or any similar system of automated dissemination of quotations of securities prices.

“Transactions” means, collectively, the Merger, any Transaction Financing, the GSR III Share Redemption, the Terra Pre-Closing Restructuring, and each of the other transactions contemplated by this Agreement and the Ancillary Agreements.

“VWAP” means, for any security as of any date(s), the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc. If the VWAP cannot be calculated for such security on such date(s) on any of the foregoing bases, the VWAP of such security on such date(s) shall be the fair market value per share on such date(s) as reasonably determined by a nationally recognized independent investment banking firm mutually agreed between GSR III and Terra OpCo.

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(b) Other capitalized terms used in this Agreement and not defined in Section 1.1(a) shall have the meanings assigned to such terms in the following Sections:

Defined Term

Section

Section 1.2 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) the word “including” means “including, without limitation” and (vi) the word “or” shall be disjunctive but not exclusive.

(b) Unless the context of this Agreement otherwise requires, references to statutes or other Laws shall include all regulations and references promulgated under such statutes or other Laws and references to statutes, regulations or other Laws shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation, and references to any agreement, document or instrument means such agreement, document or instrument as amended or otherwise modified from time to time in accordance with the terms of such agreement, document or instrument, and if applicable of this Agreement.

(c) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

(d) All accounting terms used and not expressly defined in this Agreement shall have the meanings given to them under GAAP.

(e) Except as the context of this Agreement otherwise requires, references to “Nasdaq” in this Agreement shall refer to The Nasdaq Stock Market or such other nationally recognized securities exchange mutually agreed by the parties.

Section 1.3 Knowledge. As used in this Agreement, (a) the phrase “to the knowledge” of the Terra Entities means the knowledge of the individuals identified on Section 1.3(a) of the Terra Disclosure Letter and (b) the phrase “to the knowledge” of GSR III means the knowledge of the individuals identified on Section 1.3(b) of the GSR III Disclosure Letter of this Agreement, in each case of clauses (a) and (b), as such individuals would have acquired in the exercise of a reasonable inquiry of direct reports.

Article II
TRANSACTIONS; CLOSING

Section 2.1 Pre-Merger Actions.

(a) New TopCo Tax Classification. The Terra Entities (i) shall cause New Topco to timely file U.S. Internal Revenue Service Form 8832 electing as of the date of its formation to be classified for U.S. federal income tax purposes as (A) an entity disregarded as separate from its owner if New TopCo has one owner on the date of its formation or (B) a partnership if New TopCo has more than one owner on the date of its formation and (ii) shall not take any action (or fail to take any action) that causes New TopCo to be classified as other than a partnership for U.S. federal income tax purposes as described in Treasury Regulations Section 301.7701-3(f)(2) from the date of the Contribution until the date of the Conversion.

(b) Contribution. Prior to the Conversion, in accordance with the provisions of Italian Civil Code and the Governing Documents of Terra OpCo and New TopCo, each quota of Terra OpCo held by a Terra OpCo Quotaholder shall be contributed in kind to New TopCo, fully and exclusively owned by the quotaholder and free and clear of any encumbrances, and in connection with the Contribution, the capital of New TopCo shall be increased pursuant to Article 2481-bis of the Italian Civil Code and in accordance with the Contribution Agreement. In connection with such increase of the capital of New TopCo, the Terra OpCo Quotaholders shall engage an independent expert to prepare and issue a report as required pursuant to Article 2481-bis of the Italian Civil Code that will include, among other things, a description of the contributed assets, the valuation criteria used, and a certification that their value is at least equal to the amount assigned for determining the increase share capital.

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(c) Conversion. Following the Contribution, New TopCo will be cross-border converted from an Italian limited liability company (Italian Società a responsabilità limitata) into a Dutch public limited liability company (naamloze vennootschap) in conformity with the Mobility Directive (EU) 2019/2121, which has been implemented in the Italian and Dutch legislation. The Conversion will become effective the day following (i) the execution of a notarial deed of conversion and amendment of the articles of association, before a civil law notary in the Netherlands, which notarial deed can be executed once all legal Italian and Dutch requirements are met, including but not limited to the filing of a cross-border conversion proposal and the expiration of a three-month opposition period (subject to the existence of New TopCo creditors), and (ii) the issuance by the Italian Notary of a pre-conversion certificate. In connection with and by virtue of the Conversion, each quota of New TopCo held by a quotaholder of New TopCo (a “New TopCo Quotaholder”) will be converted into PubCo Ordinary Shares at the Common Conversion Ratio and PubCo Preferred Shares at the Preferred Conversion Ratio and each such New TopCo Quotaholder will be recorded as the registered holder of such shares so converted and will be the legal and beneficial owner thereof.

(d) No Fractional Shares. No New TopCo Quotaholder shall be entitled to receive any fraction of a PubCo Ordinary Share or a PubCo Preferred Share in connection with the Conversion and the number of PubCo Ordinary Shares and/or PubCo Preferred Shares entitled to be received by such New TopCo Quotaholder shall be rounded down to the nearest whole number.

(e) GSR III Units. Immediately prior to the Merger Effective Time, each GSR III Unit that is outstanding immediately prior to the Merger Effective Time shall automatically separate into their component parts.

(f) GSR III Rights. Immediately prior to the Merger Effective Time, each GSR III Right that is outstanding immediately prior to the Merger Effective Time shall automatically convert into one GSR III Class A Ordinary Share, subject to the terms and conditions of the GSR III Rights Agreement.

Section 2.2 Merger.

(a) Following the consummation of the Conversion, on the terms and subject to the conditions set forth in this Agreement and in accordance with the Companies Act, Terra MergerCo shall merge with and into GSR III at the Merger Effective Time (as defined below). Following the Merger Effective Time, the separate existence of Terra MergerCo shall cease and GSR III shall continue as the surviving entity of the Merger (the “Surviving Company”) and shall succeed to and assume all the rights and obligations of Terra MergerCo in accordance with the Companies Act.

(b) On the Closing Date, GSR III and Terra MergerCo shall cause a plan of merger (the “Plan of Merger”), in a form reasonably satisfactory to the Terra Entities and GSR III (with such modifications, amendments or supplements thereto as may be required to comply with the Companies Act), along with all other documentation and declarations required under the Companies Act in connection with such merger, to be duly executed and properly filed with the Cayman Islands Registrar of Companies (the “Cayman Registrar”), in accordance with the relevant provisions of the Companies Act (together, the “Merger Documents”). The Merger shall become effective on the date and time at which the Merger Documents have been duly filed with the Cayman Registrar or on a subsequent date and time as is agreed by GSR III and Terra OpCo and specified in the Merger Documents in accordance with the Companies Act (the time the Merger becomes effective being referred to herein as the “Merger Effective Time”).

(c) The Merger shall have the effects as provided in this Agreement, in the Merger Documents and in the applicable provisions of the Companies Act. Without limiting the generality of the foregoing, and subject thereto, at the Merger Effective Time, all of the assets, properties, rights, privileges, immunities, powers and franchises of each of GSR III and Terra MergerCo shall vest in the Surviving Company and all debts, liabilities and duties of each of GSR III, and Terra MergerCo shall become the debts, liabilities, obligations and duties of the Surviving Company.

(d) At the Merger Effective Time, the Governing Documents of GSR III as amended pursuant to the Merger Documents shall be the Governing Documents of the Surviving Company, in each case, until thereafter changed or amended as provided therein or by applicable Law.

(e) At the Merger Effective Time, the directors and officers of Terra MergerCo immediately prior to the Merger Effective Time shall be the initial directors and officers of the Surviving Company, each to hold office in accordance with the Governing Documents of Surviving Company until such director’s or officer’s successor is duly elected or appointed and qualified, or until the earlier of their death, resignation or removal.

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(f) At the Merger Effective Time, by virtue of the Merger and without any action on the part of any Party or any other Person, each share in the capital of Terra MergerCo issued and outstanding immediately prior to the Merger Effective Time shall be automatically cancelled and extinguished and converted into one ordinary share in the share capital of the Surviving Company.

(g) At the Merger Effective Time, by virtue of the Merger and without any action on the part of any party or any other Person, each GSR III Ordinary Share (other than such shares cancelled pursuant to Section 2.2(h)) issued and outstanding as of immediately prior to the Merger Effective Time shall remain outstanding as one ordinary share of the Surviving Company that is held in the accounts of the Exchange Agent, solely for the benefit of the Pre-Closing GSR III Holders, for further contribution immediately following the Merger Effective Time as provided in Section 2.2(h) (the “Merger Consideration”). From and after the Merger Effective Time, the holder(s) of certificates, if any, evidencing ownership of the GSR III Ordinary Shares or GSR III Ordinary Shares held in book-entry form issued and outstanding immediately prior to the Merger Effective Time shall cease to have any rights with respect to such shares except as otherwise provided for herein or under applicable Law.

(h) Immediately following the Merger Effective Time, and in accordance with the provisions of Section 2:94b of the Dutch Civil Code (Burgerlijk Wetboek), the Exchange Agent, acting solely for the account and benefit of the Pre-Closing GSR III Holders (other than the holders of GSR III Ordinary Shares to be cancelled in accordance with pursuant to Section 2.2(i)), shall contribute, for the account and benefit of the Pre-Closing GSR III Holders (other than the holders of GSR III Ordinary Shares to be cancelled pursuant to Section 2.2(i)), each of the issued and outstanding ordinary shares of the Surviving Company held in the accounts of the Exchange Agent solely for the benefit of the Pre-Closing GSR III Holders (other than the holders of GSR III Ordinary Shares to be cancelled pursuant to Section 2.2(i)) to PubCo, as a contribution in kind (Inbreng op aandelen anders dan in geld). In consideration of this contribution in kind, immediately following the Merger Effective Time, PubCo shall issue (uitgeven) to the Exchange Agent acting as an exchange agent for and on behalf of Cede & Co, a central securities clearing depository existing under the Laws of New York, having its address at 55 Water Street, New York, NY 10041, United States of America, as nominee for The Depository Trust Company, a central securities clearing depository existing under the Laws of the State of New York, United States of America, having its address at 55 Water Street, New York, NY 10041, United States of America (“DTC”) and for the account and benefit of the Pre-Closing GSR III Holders (other than the holders of GSR III Ordinary Shares to be cancelled pursuant to Section 2.2(i)) one PubCo Ordinary Share not subject to calls by PubCo or its creditors for any further payment on such PubCo Ordinary Share in respect of each ordinary share of the Surviving Company so contributed.

(i) At the Merger Effective Time, by virtue of the Merger and without any action on the part of any party or any other Person, each GSR III Ordinary Share held immediately prior to the Merger Effective Time by GSR III as treasury shares shall be cancelled and extinguished, and no consideration shall be paid with respect thereto.

Section 2.3 Organizational Documents of Terra Entities and PubCo.

(a) Following the consummation of the Contribution and prior to the Conversion and the Merger Effective Time, the Terra OpCo Quotaholders shall cause Terra OpCo and New TopCo to take such actions and make such filings as are necessary under the Italian Civil Code to amend and restate the Governing Documents of Terra OpCo such that, to the extent permitted by Italian Law, the Governing Documents of Terra OpCo are in the form agreed to by the parties and provide that (i) the Terra OpCo Board has the right to decide only daily operational matters, and (ii) the consent of New TopCo, in its capacity as the sole shareholder of Terra OpCo, is required for significant corporate actions by Terra OpCo. The Terra OpCo organizational documents shall remain in effect and shall otherwise not be amended, restated, modified or waived, in whole or in part, in any material respect, through the Merger Effective Time and thereafter shall be the organizational documents of Terra OpCo until amended as provided by applicable Law.

(b) The Governing Documents of PubCo, which are intended to govern its affairs post-Merger, including the terms of the PubCo Preferred Shares, shall be in form and substance that are reasonably acceptable to GSR III and Terra OpCo and shall include the terms set forth in Section 2.5 and such other terms agreed to by GSR III and the Terra OpCo Quotaholders subject to applicable Law. The Governing Documents of PubCo shall include, among other things, a Shareholder Agreement that will include, among other things, to the extent permitted by applicable Law, a waiver of their voting rights with respect to their PubCo Preferred Shares; on matters where the voting of the PubCo Preferred Shares are not waivable or where attendance with respect to the PubCo Preferred

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Shares is required for quorum purposes, the granting of an irrevocable proxy in favor of the Chief Executive Officer of PubCo for meeting attendance purposes and to vote the PubCo Preferred Shares in the same proportion as the votes of the PubCo Ordinary Shares with respect to such matters; and certain transfer restrictions.

Section 2.4 Directors and Officers. The initial directors of PubCo, following the Merger Effective Time, shall be the individuals selected by Terra OpCo or GSR III, as the case may be, in accordance with Section 7.9(a), and the initial officers of PubCo shall be as set forth on Section 7.9(b) of the Terra Disclosure Letter, each such director and officer to hold office in accordance with PubCo’s Articles of Association.

Section 2.5 Terms of PubCo Preferred Shares. The terms of the PubCo Preferred Shares as set forth in PubCo’s Governing Documents shall have the following terms and such other terms as mutually agreed by GSR III and Terra OpCo subject to applicable Law:

(a) Conversion to PubCo Ordinary Shares.

(i) Mandatory Conversion. The PubCo Preferred Shares shall be mandatorily converted into PubCo Ordinary Shares at the Preferred/Ordinary Conversion Ratio, as follows:

(A) An amount equal to 2,000 PubCo Preferred Shares (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Pubco Preferred Shares), in the aggregate among the Terra OpCo Quotaholders in accordance with their Pro Rata Portion, if at any time during the five-year period following the Closing (the “First Conversion Period”), (A) the VWAP of the PubCo Ordinary Share for any five Trading Days within any 20 Trading Days period (“PubCo Trading Price”) is greater than $12.00, or (B) the submittal and docketing of at least 10 of the planned Pre-Application Topical Reports following the NEI Guidance has occurred, whichever occurs earlier.

(B) An amount equal to 2,000 PubCo Preferred Shares (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Pubco Preferred Shares), in the aggregate among the Terra OpCo Quotaholders in accordance with their Pro Rata Portion, if at any time during the First Conversion Period, (A) the PubCo Trading Price is greater than $14.00, or (B) NRC docketing of the SOLO Construction Permit Application (PSAR), pursuant to 10 CFR Part 50, whichever occurs earlier.

(C) An amount equal to 2,000 PubCo Preferred Shares (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Pubco Preferred Shares), in the aggregate among the Terra OpCo Quotaholders in accordance with their Pro Rata Portion, if at any time during the seven-year period following the Closing (the “Second Conversion Period”), and together with the First Conversion Period, the “Conversion Period”, (A) the PubCo Trading Price is greater than $16.00, or (B) acceptance and docketing of SOLO Test Reactor Construction Permit (FSAR and CPA) in compliance with the requirements of the Atomic Energy Act of 1954 as set forth in 10 CFR, whichever occurs earlier.

(D) An amount equal to 2,000 PubCo Preferred Shares (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Pubco Preferred Shares), in the aggregate among the Terra OpCo Quotaholders in accordance with their Pro Rata Portion, if at any time during the Second Conversion Period, (A) the PubCo Trading Price is greater than $18.00, or (B) issuance of an Operating License of SOLO Test Reactor pursuant 10 CFR Part 50, whichever occurs earlier.

(ii) Conversion in connection with a Change of Control. If, prior to the end of the applicable Conversion Period, the applicable share price triggers have not been achieved, and PubCo enters into a definitive agreement that would result in a Change of Control transaction, and

(A) the price per share of PubCo Ordinary Shares payable to the shareholders of PubCo in such Change of Control transaction (the “Change of Control Offer Price”) is at least $5.00 per share, then as of immediately prior to the closing of such Change of Control transaction, (x) the applicable share price triggers that have not been achieved shall be deemed to have been satisfied, and (y) the PubCo Preferred Shares shall convert into PubCo Ordinary Shares at the Preferred/Ordinary Conversion Ratio in accordance with Section 2.5(a)(i) as if such Change of Control Offer Price constituted the applicable share price trigger pursuant to Section 2.5(a)(i); or

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(B) the Change of Control Offer Price is less than $5.00 per share but greater than $2.50 per share, then as of immediately prior to the closing of such Change of Control transaction, half of the PubCo Preferred Shares that have not yet converted shall convert into PubCo Ordinary Shares at the Preferred/Ordinary Conversion Ratio in accordance with Section 2.5(a)(i).

(iii) No Fractional Shares. If the number of PubCo Ordinary Shares which a holder of PubCo Preferred Shares is entitled to receive upon conversion pursuant to Section 2.5(a) is a fractional amount, then such holder shall receive an amount of PubCo Ordinary Shares rounded down to the nearest whole number.

(iv) Adjustments for Stock Splits and Combinations. If, during the Conversion Period, the outstanding shares of PubCo Ordinary Share shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, then the applicable PubCo Trading Price, the Preferred/Ordinary Conversion Rate and the share prices referenced in Section 2.5(a)(ii) will be appropriately and equitably adjusted to provide the Terra OpCo Quotaholders the same economic effect as contemplated by Section 2.5(a).

(b) Liquidation Preference. In the event of any voluntary or involuntary liquidation, dissolution or winding up of PubCo, the holders of PubCo Preferred Shares shall be entitled to be paid out of the assets of PubCo available for distribution to its shareholders before and in preference to any payment made to the holders of PubCo Ordinary Shares, by reason of their ownership thereof, an amount per PubCo Preferred Share equal to its par value (i.e., EUR 100.00) (the “Preferred Liquidation Amount”).

(c) No Participation Rights. In the event of any voluntary or involuntary liquidation, dissolution or winding up of PubCo, other than for the Preferred Liquidation Amount, the holders of PubCo Preferred Shares shall not be entitled to share in any distribution of assets of PubCo available for distribution to the holders of PubCo Ordinary Shares.

(d) No Dividend Rights. The holders of PubCo Preferred Shares shall, other than 1% of the par value of the PubCo Preferred Shares (i.e., 1% of EUR 100.00) per year, not be entitled to be paid dividends by reason of their ownership thereof.

(e) No Repurchase Rights. For the period beginning on the date of the Conversion and ending on the 20th anniversary thereof, the PubCo Preferred Shares shall not be subject to any put, call or redemption rights. Any PubCo Preferred Share that is not converted into PubCo Ordinary Shares during the applicable Conversion Period will remain outstanding in accordance with the terms set forth in PubCo’s Governing Documents, provided that any PubCo Preferred Share that is not converted within 20 years of issuance shall be transferred to PubCo and subsequently cancelled (ingetrokken) by PubCo in accordance with Dutch law on the first Business Day following the 20th anniversary of such issuance as more fully set forth in the Shareholders Agreement.

(f) Restrictions on Transfer. Pursuant to the Governing Documents of PubCo, (i) prior to the Second Conversion Period, the Pubco Preferred Shares shall not be transferrable except to controlled Affiliates of the holders thereof or for bona fide estate planning purposes, in each case, subject to prior written consent of the Board of Directors of PubCo (such consent not to be unreasonably withheld, conditioned or delayed); and (ii) following the Second Conversion Period, the Pubco Preferred Shares, solely to the extent such shares remain outstanding and have not be converted, shall not be transferrable except with the prior written consent of the Board of Directors of PubCo (in its sole discretion).

(g) Pubco Preferred Shares Protective Provisions. The terms of the Pubco Preferred Shares as set forth in the Organizational Documents of Pubco shall not be amended, either directly or indirectly by amendment, merger, consolidation, domestication, transfer, continuance, reorganization, recapitalization, reclassification, waiver, statutory conversion or otherwise, without (in addition to any other vote required by applicable Law or the applicable Organizational Documents of Pubco) the written consent or affirmative vote of the holders of 2/3rd of the Pubco Preferred Shares outstanding, voting as a single class.

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Section 2.6 Closing. On the terms and subject to the conditions set forth in this Agreement, the Closing of the Transactions shall take place (a) electronically by the mutual exchange of electronic signatures (including portable document format (.PDF)) commencing as promptly as practicable (and in any event no later than 10:00 a.m. Eastern Time on the third Business Day) following the satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in Article VIII (other than those conditions that by their terms or nature are to be satisfied at the Closing; provided, that such conditions are satisfied or (to the extent permitted by applicable Law) waived at the Closing), or (b) at such other place, time or date as GSR III and Terra OpCo may mutually agree in writing.

Section 2.7 Closing Deliverables.

(a) GSR III Closing Deliverables. At the Closing, GSR III will deliver or cause to be delivered to the Terra Entities, the following:

(i) a certificate signed by an officer of GSR III, dated as of the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.2(a) and Section 9.2(b) have been fulfilled; and

(ii) duly executed counterparts to the Registration Rights Agreement.

(b) Terra Entities Closing Deliverables. At the Closing, the Terra Entities will deliver or cause to be delivered to GSR III, the following:

(i) a certificate signed by an officer of Terra OpCo, dated as of the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.3(a) and Section 9.3(b) have been fulfilled;

(ii) the Closing Spreadsheet, completed to include all of the information specified in Section 6.3 in a form satisfactory to GSR III, and a certificate executed by an officer of Terra OpCo, dated as of the Closing Date, certifying on behalf of Terra OpCo that the Closing Spreadsheet is true, correct and complete; and

(iii) duly executed counterparts to the Registration Rights Agreement.

Section 2.8 Closing Payments.

(a) Payment of GSR III Transaction Expenses. At the Closing, GSR III shall pay, or cause to be paid, on behalf of GSR III, the GSR III Transaction Expenses as to which final invoices therefor (including wire instructions) have been provided to GSR III at least three Business Days prior to the Closing Date, in each case, by wire transfer of immediately available funds to the accounts designated in such invoices and in accordance with the Closing Spreadsheet.

(b) Payment of Terra Transaction Expenses. At the Closing, GSR III shall pay, or cause to be paid, on behalf of the Terra Entities, the Terra Transaction Expenses as to which final invoices therefor (including wire instructions) have been provided to GSR III at least three Business Days prior to the Closing Date, in each case by wire transfer of immediately available funds to the accounts designated in such invoices and in accordance with the Closing Spreadsheet.

Article III
EXCHANGE OF BOOK-ENTRY PUBCO ORDINARY SHARES

Section 3.1 [RESERVED].

Section 3.2 Exchange of Book-Entry PubCo Ordinary Shares.

(a) Exchange Agent; Contribution in Kind. Prior to the Merger Effective Time, GSR III shall designate an Exchange Agent acceptable to Terra OpCo (which acceptance shall not be unreasonably withheld, delayed or conditioned) for the purpose of exchanging shares of PubCo Ordinary Shares for the Merger Consideration in accordance with this Section 3.2(a) and enter into an agreement acceptable to the other parties hereto (which acceptance shall not be unreasonably withheld, delayed or conditioned) with the Exchange Agent relating to the services to be performed by the Exchange Agent. Immediately following the Merger Effective
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Time, and in accordance with the provisions of Section 2:94b of the DCC, PubCo shall cause the Exchange Agent, acting solely in its capacity as exchange agent hereunder, to contribute, for the account and benefit of the Pre-Closing GSR III Holders, all of the issued and outstanding shares of PubCo Ordinary Shares that were issued to the Exchange Agent for the account and benefit of the former holders of shares pursuant to Section 2.2(g) to PubCo as a contribution in kind (inbreng op aandelen anders dan in geld). In consideration of this contribution in kind, at the Merger Effective Time, PubCo shall (i) issue (uitgeven) and deliver (leveren) to the Exchange Agent acting as an exchange agent for and on behalf of Cede & Co, a central securities clearing depository existing under the Laws of New York, having its address at 55 Water Street, New York, NY 10041, United States of America, as nominee for DTC, a number of validly issued, fully paid PubCo Ordinary Shares not subject to calls by PubCo or its creditors for any further payment on such PubCo Ordinary Share equal to the number of PubCo Ordinary Shares issuable pursuant to Section 2.2(g) and (ii) cause, upon delivery of the foregoing PubCo Ordinary Shares to the Exchange Agent for the account and benefit of the Pre-Closing GSR III Holders, to be made appropriate arrangements for the PubCo Ordinary Shares issuable pursuant to Section 2.2(g) to be represented by a book-entry without interest (subject to any applicable withholding Tax) (such PubCo Ordinary Shares, the “Exchange Fund”).

(b) Exchange Procedures. As soon as practicable after the Merger Effective Time (and in no event later than five Business Days after the Merger Effective Time), PubCo shall cause the Exchange Agent to mail to each Pre-Closing GSR III Holder which were converted pursuant to Section 2.2(g) into the Merger Consideration instructions for use in effecting the surrender of book-entry shares in exchange for the Merger Consideration in book-entry form. Upon receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request), the holder of a Share which was converted pursuant to Section 2.2(g) into the Merger Consideration shall be entitled to receive in exchange therefor, subject to any required withholding Taxes, the Merger Consideration in book-entry form, without interest (subject to any applicable withholding Tax), for each Share surrendered. The PubCo Ordinary Shares to be delivered as Merger Consideration shall be settled through DTC and issued in uncertificated book-entry form through the procedures of DTC, unless a physical PubCo Ordinary Share is required by applicable Law, in which case PubCo shall cause the Exchange Agent to promptly send certificates representing such PubCo Ordinary Shares to such holder. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered book-entry share in exchange therefor is registered, it shall be a condition of payment that (i) the person requesting such exchange present proper evidence of transfer or shall otherwise be in proper form for transfer and (ii) the person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of book-entry share surrendered or shall have established to the reasonable satisfaction of PubCo that such Tax either has been paid or is not applicable.

(c) Distributions with Respect to Unexchanged PubCo Ordinary Shares. All PubCo Ordinary Shares to be issued as the Merger Consideration shall be deemed issued and outstanding as of the Merger Effective Time. Subject to the effect of escheat, Tax or other applicable Laws, the holder of the book-entry shares representing whole PubCo Ordinary Shares issued in exchange therefor will be promptly paid, without interest (subject to any applicable withholding Tax), the amount of dividends or other distributions with a record date after the Merger Effective Time and theretofore paid with respect to such whole PubCo Ordinary Shares.

(d) Transfer Books; No Further Ownership Rights in GSR III Stock. At the Merger Effective Time, the stock transfer books of GSR III shall be closed and thereafter there shall be no further registration of transfers on the stock transfer books of the Surviving Company, as applicable, of the shares of GSR III Ordinary Shares that were outstanding immediately prior to the Merger Effective Time. From and after the Merger Effective Time, the holders of book-entry shares that evidenced ownership of shares of GSR III Ordinary Shares outstanding immediately prior to the Merger Effective Time shall cease to have any rights with respect to such shares of GSR III Ordinary Shares other than the right to receive the (i) Merger Consideration and (ii) any dividends or other distributions to which such holder is entitled pursuant to Section 3.2(b), in each case without interest (subject to any applicable withholding Tax), except as otherwise provided for herein or by applicable Law.

(e) Adjustments to Per Share Merger Consideration. The Merger Consideration shall be adjusted to reflect appropriately the effect of any stock split, share split, reverse stock split, stock dividend, share dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the capital stock of GSR III or Terra OpCo occurring on or after the date of this Agreement and prior to the Merger Effective Time.

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(f) Termination of Fund. At any time following the first anniversary of the Closing Date, PubCo shall be entitled to require the Exchange Agent to deliver to it any funds or other property (including any interest received with respect thereto) that had been made available to the Exchange Agent and which have not been disbursed in accordance with this Article III, and thereafter persons entitled to receive payment pursuant to this Article III shall be entitled to look only to PubCo (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the payment of any Merger Consideration and any dividends or other distributions to which such holder is entitled pursuant to Section 3.2(b), in each case without interest (subject to any applicable withholding Tax), that may be payable upon surrender of any GSR III Ordinary Shares held by such holders, as determined pursuant to this Agreement, without any interest thereon.

(g) No Liability. None of the Exchange Agent, PubCo or the Surviving Company will be liable to any person for any Merger Consideration from the Exchange Fund or other cash delivered to a public official pursuant to any abandoned property, escheat or similar Law. Any portion of the Exchange Fund remaining unclaimed by any person as of a date that is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority will, to the extent permitted by applicable Law, become the property of PubCo free and clear of any claims or interest of any person previously entitled thereto.

(h) Withholding Taxes. Each of PubCo and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code, or under any applicable provision of state, local or non-U.S. Law related to Taxes. To the extent amounts are so withheld and paid over to the appropriate Governmental Authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made.

Article IV
REPRESENTATIONS AND WARRANTIES OF THE TERRA ENTITIES

Except (a) as set forth in the disclosure letter delivered to GSR III on the Execution Date (the “Terra Disclosure Letter”) (each section of which, subject to Section 11.9, qualifies the correspondingly numbered and lettered sections in this Article IV) and (b) as otherwise contemplated by the Terra Pre-Closing Restructuring, in each case, the Terra Entities, as applicable, represents and warrants to GSR III as follows:

Section 4.1 Company Organization. Each Terra Entity has been duly formed or organized and is validly existing and in good standing under the Laws of its jurisdiction of organization, and has the requisite company power and authority to own, lease or operate all of its properties and assets and to conduct, in accordance with its Governing Documents, its business as it is now being conducted. Each Terra Entity is duly licensed or qualified and in good standing as a foreign or extra-provincial company in each jurisdiction in which its ownership of property or the conduct of business as now conducted requires it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not constitute a Terra Material Adverse Effect. True and complete copies of the Governing Documents of each Terra Entity have been made available to GSR III prior to the Execution Date.

Section 4.2 Subsidiaries. A complete list of each Subsidiary of the Terra Entities (after giving effect to the Terra Pre-Closing Restructuring) and its jurisdiction of incorporation, formation or organization, as applicable, as of the Execution Date is set forth on Section 4.2 of the Terra Disclosure Letter. Such Subsidiaries have been duly formed or organized and are validly existing under the Laws of their jurisdiction of incorporation or organization and have the requisite power and authority to own, lease or operate all of their respective properties and assets and to conduct their respective businesses as they are now being conducted. Each of such Subsidiaries is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the conduct of business as now conducted requires it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Terra Material Adverse Effect. True and complete copies of the Governing Documents of each Subsidiary have been made available to GSR III prior to the Execution Date.

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Section 4.3 Due Authorization. Each of the Terra Entities has all requisite company or corporate power, as applicable, and authority to execute, deliver and perform under this Agreement and the other documents to which it is or will be a party contemplated hereby and (subject to the approvals described in Section 4.5) to consummate the Transactions and to perform all of its obligations under this Agreement and such other documents. The execution, delivery and performance by each Terra Entity of this Agreement and the other documents to which such Terra Entity is or will be a party contemplated hereby and the consummation of the Transactions have been duly and validly authorized and approved by the managing member, Board of Directors or Board of Managers, as applicable, of each such Terra Entity, and no other company or corporate proceeding on the part of the Terra Entities is or will be necessary to authorize this Agreement and the other documents to which such Terra Entity is or will be a party contemplated hereby, in each case, as applicable. This Agreement has been, and on or prior to the Closing, the other documents to which such Terra Entity is or will be a party contemplated hereby will be, duly and validly executed and delivered by each such Terra Entity and this Agreement constitutes, and on or prior to the Closing, the other documents to which such Terra Entity is or will be a party contemplated hereby will constitute, a legal, valid and binding obligation of each such Terra Entity, enforceable against each such Terra Entity, in each case, as applicable, in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

Section 4.4 No Violation. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 4.5 and except as set forth on Section 4.4 of the Terra Disclosure Letter, the execution, delivery and performance by each Terra Entity of this Agreement and the documents to which any Terra Entity is or will be a party contemplated hereby and the consummation of the Transactions do not and will not (a) violate any provision of, or result in the breach of, or default under (in each case, with or without notice or lapse of time, or both) the Governing Documents of the Terra Entities, (b) violate any provision of, or result in the breach of, or default under (in each case, with or without notice or lapse of time, or both) any Law or Governmental Order applicable to any Terra Entity, (c) violate any provision of, or result in the breach of, result in (in each case, with or without notice or lapse of time, or both) the loss of any right or benefit, require any consent, waiver, approval, authorization, notice or other action by any Person (other than the Terra Entities), or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Terra Permit or Contract to which any Terra Entity is a party or by which any Terra Entity may be bound, or terminate or result in the termination of any such Terra Permit or Contract or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of any Terra Entity, except, in the case of clauses (b) through (d), to the extent that the occurrence of the foregoing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Terra Material Adverse Effect.

Section 4.5 Governmental Authorizations. Assuming the truth and completeness of the representations and warranties of GSR III contained in this Agreement, no consent, waiver, approval or authorization of, or designation, declaration or filing with, or notification to, any Governmental Authority (each, a “Governmental Authorization”) is required on the part of any Terra Entity with respect to any Terra Entity’s execution, delivery or performance of this Agreement or the Ancillary Agreements or consummation by the Terra Entities of the Transactions, except for (a) any consents, approvals, authorizations, designations, declarations, waivers, notices or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to have (i) a Terra Material Adverse Effect or (ii) a material adverse effect on the ability of the Terra Entities to perform or comply with on a timely basis any material obligation of the Terra Entities under this Agreement or the Ancillary Agreements or to consummate the Transactions, (b) any consents, approvals, authorizations, designations, declarations, waivers or filings related to the SEC or Nasdaq or in connection with the Merger, and (c) the Regulatory Approvals.

Section 4.6 Capitalization.

(a) Except as set forth on Section 4.6(a)(i) of the Terra Disclosure Letter, all of the issued and outstanding Terra OpCo’s interests (i) have been duly authorized and validly issued and are fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law and all requirements set forth in the Governing Documents of Terra OpCo; (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of Terra OpCo or any Contract to which Terra OpCo is a party or otherwise bound; and (iv) are free and clear of any Liens other than restrictions arising under applicable securities Laws and the Governing Documents of Terra OpCo. Section 4.6(a)(ii) of the Terra Disclosure Letter sets forth a complete and accurate list, as of the date hereof, of all Terra OpCo Quotaholders and the number and class of equity held by each such holder.

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(b) After giving effect to the Terra Pre-Closing Restructuring, (i) PubCo will own 100% of the issued and outstanding equity interest of Terra OpCo, free and clear of all Liens. PubCo is not a party to any option, warrant, purchase right, or other Contract or commitment that could require PubCo to sell, transfer, or otherwise dispose of any equity interests in Terra OpCo or PubCo (other than this Agreement and the Governing Documents). PubCo is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any equity interests in Terra OpCo.

(c) Except as set forth on Section 4.6(c) of the Terra Disclosure Letter, none of the Terra Entities have granted any outstanding subscriptions, options, stock appreciation rights, “phantom stock,” warrants, commitments, calls, rights of first refusal, deferred compensation rights, rights or other securities (including debt securities or voting securities) convertible into or exchangeable or exercisable for Terra Entity Interests, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements, arrangements or commitments of any character providing for the issuance of additional shares or any other equity securities of any of the Terra Entities, the sale of treasury shares or other equity interests, or for the repurchase or redemption of shares or other equity interests of any of the Terra Entities or the value of which is determined by reference to shares or other equity interests of any of the Terra Entities, and there are no voting trusts, proxies or agreements of any kind which may obligate the Terra Entities to issue, purchase, register for sale, redeem or otherwise acquire any Terra Entity Interests.

(d) Capitalization of PubCo. Section 4.6(d) of the Terra Disclosure Letter sets forth the expected capitalization table for PubCo illustrating the number of PubCo Ordinary Shares held by each of the Terra OpCo Quotaholders, as of immediately following the consummation of the Merger.

(e) Capitalization of Terra MergerCo. Terra MergerCo will be and has always been a wholly owned subsidiary of PubCo.

Section 4.7 Financial Statements.

(a) Attached as Section 4.7(a) of the Terra Disclosure Letter are true and complete copies of the consolidated balance sheets and statements of operations and comprehensive loss, cash flow and change in members’ equity of the Terra OpCo as of and for the years ended December 31, 2023 and December 31, 2024 (the “Financial Statements”).

(b) Except as set forth on Section 4.7(b) of the Terra Disclosure Letter, the Financial Statements and, when delivered pursuant to Section 6.8, the 2025 Q1 Financial Statements, in each case, (i) fairly present in all material respects the consolidated financial position of the Terra Entities, as at the respective dates of such financial statements, and the consolidated results of their operations, their consolidated incomes, their consolidated changes in members’ equity (with respect to the Financial Statements only) and their consolidated cash flows for the respective periods then ended (subject, in the case of the 2025 Q1 Financial Statements, to normal and recurring year-end adjustments and the absence of footnotes), (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated in (A) the notes to such financial statements and, in the case of the 2025 Q1 Financial Statements, the absence of footnotes and (B) changes resulting from normal year-end adjustments (none of which, individually or in the aggregate, shall be material)), (iii) were prepared from, and are in accordance in all material respects with, the books and records of the Terra Entities and (iv) when delivered by Terra OpCo for inclusion in the Registration Statement for filing with the SEC following the Execution Date in accordance with Section 8.2, will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant, in effect as of the respective dates of such financial statements.

(c) The Terra Entities have in place disclosure controls and procedures to reasonably ensure that material information relating to the Terra Entities is made known to the management of the Terra Entities by others within the Terra Entities, including (i) any significant deficiencies in the design or operation of internal controls which are reasonably likely to adversely affect the ability of the Terra Entities to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the internal controls of the Terra Entities. Such controls and procedures are sufficient to provide reasonable assurance that (A) transactions are executed in material accordance with management’s general or specific authorizations and (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability.

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Section 4.8 Undisclosed Liabilities. Except as set forth on Section 4.8 of the Terra Disclosure Letter, as of the Execution Date, there is no liability, debt (including Indebtedness) or obligation of, or claim or judgment of any kind against, Terra Entities (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, due or to become due or otherwise) that would be required to be set forth on the Financial Statements, except for liabilities, debts, obligations, claims or judgments (a) reflected or reserved for on the Financial Statements or disclosed in the notes to any of the Financial Statements, (b) that have arisen since the date of the most recent balance sheet included in the Financial Statements in the ordinary course of business (none of which relates to breach of contract, breach of warranty, tort, infringement, any lawsuit, a violation of law), (c) that will be discharged or paid off prior to or at the Closing, (d) arising under this Agreement and/or the performance by the Terra Entities of their obligations under this Agreement, or (e) that would not reasonably be expected to, individually or in the aggregate, result in material liability to the Terra Entities, taken as a whole.

Section 4.9 Litigation and Proceedings. Except as set forth on Section 4.9 of the Terra Disclosure Letter, as of the Execution Date, (a) there are no pending or, to the knowledge of the Terra Entities, threatened, lawsuits, Actions, suits, charges, mediations, litigations, complaints, investigations, audits, arbitrations, judgments, claims or other proceedings (whether federal, state, provincial, local or foreign), at law or in equity (collectively, “Legal Proceedings”) against or by any Terra Entity or their respective properties, assets or business; (b) no investigations, audits or other inquiries are pending or, to the knowledge of the Terra Entities, threatened by any Governmental Authority, against any Terra Entity or their respective properties, assets or business; and (c) there is no outstanding Governmental Order imposed upon any Terra Entity, nor are any properties or assets of any Terra Entity bound by or subject to any Governmental Order, except, in the case of each of clauses (a) through (c), as has not been, and would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Terra Entities, taken as a whole.

Section 4.10 Legal Compliance.

(a) Each Terra Entity is, and for the past three years has been, in compliance with all applicable Laws of applicable Governmental Authorities that are applicable to such Terra Entity or by which any property or asset of such Terra Entity is bound. In the past three years, the Terra Entities have not received any written notice of or been charged with the violation of any Laws, except where such violation has not been, or would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Terra Entities, taken as a whole.

(b) No Terra Entity participates, or has in the past three years participated, in any activity that, to the knowledge of the Terra Entities after taking account of applicable Laws, would cause any Terra Entity to be required to register as a securities exchange, broker-dealer, introducing broker, introducing broker-dealer, designated contract market, futures commission merchant, swap execution facility or securities-based swap execution facility.

Section 4.11 Contracts; No Defaults.

(a) Section 4.11(a) of the Terra Disclosure Letter contains a listing of all Contracts described in clauses (i) through (xv) below to which, as of the Execution Date, Terra OpCo is a party or by which they are bound, other than a Terra Benefit Plan. True, correct and complete copies of the Contracts listed on Section 4.11(a) of the Terra Disclosure Letter have been delivered to or made available to GSR III or its agents or representatives prior to the Execution Date.

(i) any collective bargaining agreement or other Contract with any labor union, labor organization, works council or other employee representative (each a “CBA”);

(ii) any Contract for the settlement or compromise of any Proceeding under which any of the Terra Entities will have any material outstanding obligation after the Execution Date;

(iii) any Contract relating to Indebtedness by a Terra Entity or any guarantee or loan by any Terra Entity, in each case, representing obligations in excess of $150,000;

(iv) any Contracts involving any joint venture, partnership, joint development, revenue sharing or similar agreement, in each case, of a material nature;

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(v) Contracts under which any Terra Entity (x) is a licensee of any material Intellectual Property owned by any third party (other than “shrink-wrap,” “click-wrap,” and “off-the-shelf” Software licenses and other licenses of commercially-available Software with one-time or annual license, maintenance, support and other fees of $75,000 or less), (y) is a licensor of or otherwise grants to a third party any rights to use any item of material Owned Intellectual Property, other than non-exclusive licenses of object code granted in the ordinary course of business, or (z) is a party and that restricts or otherwise adversely affects, in any material respect, a Terra Entity’s ownership of or ability to use, register, license or enforce any of its material Owned Intellectual Property (including concurrent use agreements, settlement agreements and coexistence agreements);

(vi) any Contract with any Governmental Authority;

(vii) any Contract (A) limiting or restricting the ability of a Terra Entity to enter into or engage in any market or line of business or to compete with any Person or in any geographic area and (B) limiting or restricting the ability of any Terra Entity to otherwise conduct business as presently conducted in any material manner or place;

(viii) any revocable or irrevocable power of attorney granted by any Terra Entity to any Person for any purpose whatsoever;

(ix) any agreement with respect to the acquisition or disposition of any business, material assets or securities, or any equity or debt investment in any Person (other than in the ordinary course of business) under which there is any surviving material obligation of any Terra Entity;

(x) any agreements or series of related agreements with suppliers and vendors to which any Terra Entity is a party for the purchase of goods or services involving aggregate payments in excess of $150,000;

(xi) any agreements relating to any Related Party Transaction other than employment agreements disclosed in Section 4.11(a)(iv) or confidentiality agreements in favor of Terra OpCo, in each case entered into in the ordinary course;

(xii) Contracts which involve commitments to make capital expenditures by any Terra Entity in excess of $150,000;

(xiii) each lease, rental or occupancy agreement, license, installment and conditional sale agreement or similar agreement under which any Terra Entity is a lessor, sublessor of, or makes available for use by any third party, any tangible personal property owned or leased by any Terra Entity, in any case which has future required scheduled payments in excess of $150,000 per annum, and other Contract that provides for the leasing of, use of, or any leasehold or other interest in any real or personal property and involves aggregate payments in excess of $150,000 in any calendar year;

(xiv) Contracts for the employment or engagement of any individual service provider to any of the Terra Entities (A) that provide for annual compensation greater than $150,000 or (B) that provide for any severance, termination, change in control, transaction-based, retention or other similar payment or benefit (including any such Contracts that provide for any payment or benefit (including any accelerated vesting) as a result of the consummation of the transactions contemplated by this Agreement (whether alone or in conjunction with any other event)); and

(xv) Contracts with any third party governing the services of any individual serving as an employee, consultant, officer or director of any of the Terra Entities.

(b) With such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a Terra Material Adverse Effect, (i) all of the Contracts to which any Terra Entity is a party or by which they are bound are in full force and effect and represent the legal, valid and binding obligations of the Terra Entity party to such Contract and, to the knowledge of the Terra Entities, represent the legal, valid and binding obligations of the counterparties to such Contract; and (ii) (x) the Terra Entities have performed in all respects all respective obligations required to be performed by them to date under the Contracts to which any Terra Entity is a party or by which they are bound, and neither the Terra Entities nor, to the knowledge of the Terra Entities, any other party to such Contract is in breach of or default under any such Contract, (y) during the last 12 months,

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none of the Terra Entities has received any written claim or notice of termination or breach of or default under any such Contract, and (z) no event has occurred which individually or together with other events, would reasonably be expected to result in a breach of or a default under any such Contract by the Terra Entities or, to the knowledge of the Terra Entities, any other party to such Contract (in each case, with or without notice or lapse of time or both). Terra OpCo has made available to GSR III true and complete copies of all Contracts (or have provided written summaries of oral Contracts) set forth on Section 4.11(a) of the Terra Disclosure Letter.

Section 4.12 Terra Benefit Plans.

(a) Section 4.12(a) of the Terra Disclosure Letter sets forth a true and complete list, by the jurisdiction, of each material Terra Benefit Plan. For purposes of this Agreement, a “Terra Benefit Plan” means any “employee benefit plan”, policy, program or agreement (including any employment, individual consulting, service, bonus, incentive or deferred compensation, profit sharing, equity or equity-based compensation, severance, retention, pension supplemental retirement, change in control, vacation, paid time off, health, dental, life insurance, disability, fringe benefit or similar plan, policy, program or agreement), written or unwritten, funded or unfunded, providing compensation or other benefits to any current or former director, officer, or employee or individual service provider of a Terra Entity which are maintained, sponsored or contributed to (or required to be contributed to) by any Terra Entity or otherwise with respect to which any Terra Entity has any current or contingent liability, in each case whether or not subject to the Laws of the United States, but excluding in each case any statutory plan, program or arrangement that is required under applicable law and maintained by any Governmental Authority (any such plan, a “Governmental Plan”). Section 4.12(a) of the Terra Disclosure Letter specifically identifies any Terra Benefit Plan that is maintained for the benefit of any current or former director, officer, individual consultant, worker or employee of any Terra Entity, who in each case is working for the Terra Entities, and is subject to the laws of a jurisdiction other than the United States (a “Foreign Benefit Plan”). No Terra Entity has ever maintained, sponsored or contributed to (or been required to contribute to) or have any liability with respect to any Terra Benefit Plan for the benefit of individuals residing or providing services within the United States.

(b) Each Terra Benefit Plan has been established, maintained, funded, operated and administered in compliance in all material respects with its terms and all applicable Laws and requirements of applicable regulatory authorities. All contributions, premiums and other payments that are required to be paid by any Terra Entity in respect of a Terra Benefit Plan and Governmental Plan have been timely paid in all material respects, and any such amounts not yet due have been paid or properly accrued in all material respects. As of the date hereof, no Terra Benefit Plan is governed by the Laws of the United States.

(c) Each Foreign Benefit Plan that is required to be registered or intended to be tax exempt has been registered (and, where applicable, accepted for registration) and is tax exempt and has been maintained in good standing, to the extent applicable, with each Governmental Authority and material compliance with the Law and with the collective and individual agreements. All material contributions required to have been made by or on behalf of the Terra Entities with respect to each Foreign Benefit Plan and any plans or arrangements maintained or sponsored by a Governmental Authority (including severance, termination indemnities or other similar benefits maintained for employees outside of the U.S.) have been correctly calculated timely made or fully and properly accrued, in material compliance with the Law and with the collective and individual agreements. At all relevant times, all benefit payments under Terra Benefit Plans have been adjusted regularly and, where applicable, in accordance with contractual or other provisions, and no backlog adjustments must be made for periods up to the Closing Date.

(d) With respect to the Terra Benefit Plans, no material Legal Proceedings (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Terra Entities, threatened.

(e) Except as set forth on Section 4.12(e) of the Terra Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the Transactions will (i) entitle any current or former director, employee, officer or other service provider of the Terra Entities to any severance pay or any other compensation, except as expressly provided in this Agreement, (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation or benefits due any such director, employee, officer or other individual service provider of the Terra Entities, or (iii) result in the payment of any “excess parachute payment” to any “disqualified individual” (each, within the meaning of Section 280G of the Code).

(f) No Terra Entity has any obligation (whether actual or contingent) to gross-up or reimburse any individual for any Taxes incurred by such individual, including under Sections 409A or 4999 of the Code or otherwise.

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Section 4.13 Labor Relations; Employees.

(a) Except as set forth on Section 4.13(a)(i) of the Terra Disclosure Letter, none of the Terra Entities is a party to or bound by any CBA or any bargaining obligation with any labor union, works council, labor organization or other similar employee representative body; no such agreement is being negotiated by any Terra Entity; no labor union, works council, labor organization or any other similar employee representative body has requested or, to the knowledge of the Terra Entities, sought to represent any of the employees of the Terra Entities; and none of the employees of any of the Terra Entities is represented by a labor union, works council, labor organization or similar employee representative body with respect to their employment with any Terra Entity. To the knowledge of the Terra Entities, in the past three years there has been no labor organizing activity involving any employees of the Terra Entities. In the past three years, there has been no actual or, to the knowledge of the Terra Entities, threatened unfair labor practice charge, material grievance, labor arbitration, strike, slowdown, work stoppage, lockout, picketing, hand billing, or other material labor dispute against the Terra Entities or involving any employees or individual independent contractors of the Terra Entities in respect of their employment or service with the Terra Entities. Except as set forth on Section 4.13(a)(ii) of the Terra Disclosure Letter, no Terra Entity has had any employees or engaged any service providers residing or working in the United States.

(b) The Terra Entities are, and have been for the past three years, in compliance in all material respects with all applicable Laws respecting labor and employment, including all applicable Laws respecting terms and conditions of employment, employment standards, health and safety, wages and hours, holiday pay and the calculation of holiday pay, working time, employee classification (with respect to both exempt vs. non-exempt status and employee vs. independent contractor status), child labor, immigration, employment harassment, discrimination and retaliation, human rights accessibility, pay equity, COVID-19, disability rights or benefits, equal opportunity and equal pay, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues, paid time off, and unemployment insurance. There are no material Legal Proceedings pending or, to the knowledge of the Terra Entities, threatened, relating to current or former employees of any Terra Entity.

(c) Except as would not result in a Terra Material Adverse Effect: (i) each Terra Entity has fully and timely paid all wages, salaries, wage premiums, commissions, bonuses, severance and termination payments, fees, and other compensation that have come due and payable to its current and former employees and independent contractors under applicable Law or Contract; and (ii) each individual who is providing or within the past three years has provided services to any Terra Entity and is or was classified and treated as an independent contractor, consultant, leased employee, or other non-employee service provider is and has been properly classified and treated as such for all applicable purposes.

(d) To the knowledge of the Terra Entities, all sexual harassment, or other discrimination, retaliation or material policy violation allegations involving any officer, director, Key Employee or other employee with material, supervisory duties within the past three years have been investigated and addressed in accordance with applicable Law. The Terra Entities do not reasonably expect any material liability with respect to any such allegations.

Section 4.14 Taxes.

(a) Each of the Terra Entities has duly and timely filed or caused to be duly and timely filed with the appropriate Governmental Authority all material Tax Returns required to be filed by it. All such Tax Returns are true, complete and accurate in all material respects. All material Taxes due and owing by the Terra Entities (whether or not shown on any Tax Returns) have been timely paid. No Terra Entity is currently the beneficiary of any extension of time within which to file any Tax Return.

(b) No deficiencies for material Taxes with respect to the Terra Entities have been claimed, proposed or assessed by any Governmental Authority, which deficiencies have not been resolved. There are no pending audits, assessments or other actions in respect of material Taxes of the Terra Entities, and no such audits, assessments or other actions have been threatened in writing.

(c) No Terra Entity has waived any statute of limitations, or agreed to any extension of time, with respect to a material Tax assessment or deficiency, which waiver or extension remains in effect, nor has any request been made in writing for any such extension or waiver.

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(d) Each Terra Entity has (i) timely withheld and remitted to the appropriate Governmental Authority all material Taxes required to have been withheld and remitted in connection with amounts paid or owing to any employee, independent contractor, other service provider, equity interest holder or other third-party, and (ii) complied in all material respects with all applicable Laws relating to the collection, withholding, and remittance of Taxes and information reporting relating to such Taxes.

(e) There are no Liens with respect to material Taxes on any of the assets of the Terra Entities, other than Permitted Liens.

(f) No Terra Entity is a party to or bound by any Tax indemnification or Tax sharing or similar agreement (other than any such agreement solely between Terra Entities and customary commercial Contracts (or Contracts entered into in the ordinary course of business) not primarily related to Taxes).

(g) None of the Terra Entities has been a party to any transaction treated by the parties as a distribution of stock qualifying for Tax-free treatment under Section 355 of the Code in the three years prior to the date of this Agreement.

(h) No Terra Entity is, or will become, liable to make to any person (including any Governmental Authority) any payment in respect of any liability to Tax which is primarily or directly chargeable against, or attributable to, any other person (other than any other such person). No Terra Entity (i) is liable for Taxes of any other Person (other than the Terra Entities) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Tax Law or as a transferee or successor or by Contract (other than customary commercial Contracts (or Contracts entered into in the ordinary course of business) not primarily related to Taxes) or (ii) have ever been a member of an affiliated, consolidated, combined or unitary group filing, or a group of companies, for any tax purposes, other than a group the common parent of which was or is a Terra Entity.

(i) No written claim has been made by any Governmental Authority where a Terra Entity does not file Tax Returns that it is or may be subject to taxation in that jurisdiction.

(j) No Terra Entity has, or has ever had, a permanent establishment or other fixed place of business in any country other than the country of organization of the applicable Terra Entity, or has, or has ever been, subject to income Tax in a jurisdiction outside the country of organization of the applicable Terra Entity.

(k) No Terra Entity has participated in a “listed transaction” within the meaning of Treasury Regulation 1.6011-4(b)(2).

(l) All material transactions or arrangements made between or among the Terra Entities have been made on arms’-length terms, and the processes pursuant to which the prices and terms of such transactions or arrangements have been determined have, in each case, been documented in all material respects in accordance with all applicable transfer pricing Laws, including Code Section 482 and any equivalent provision under any state, local, or non-U.S. Law.

(m) No Terra Entity will be required to include any amount in taxable income, exclude any item of deduction or loss from taxable income, or make any adjustment under Section 481 of the Code (or any similar provision of state, local or foreign Law) for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) installment sale, intercompany transaction described in the Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Law) or open transaction disposition made prior to the Closing outside the ordinary course of business, (ii) prepaid amount received or deferred revenue recognized prior to the Closing outside the ordinary course of business, (iii) change in method of accounting for a taxable period ending on or prior to the Closing Date, (iv) “closing agreements” described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed prior to the Closing, or (v) by reason of Section 965(a) of the Code or election pursuant to Section 965(h) of the Code (or any similar provision of state, local or foreign Law).

(n) The Terra Entities have complied with transfer pricing requirements as provided by applicable Law.

(o) None of the Terra Entities has an office, fixed place of business or other physical presence in a country other than its country of organization.

(p) No Terra Entity has taken any action, nor to the knowledge of the Terra Entities are there any facts or circumstances, that could reasonably be expected to prevent, impair or impede the Intended U.S. Tax Treatment.

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Section 4.15 Real Property.

(a) Section 4.15 of the Terra Disclosure Letter sets forth a true, correct and complete list as of the Execution Date of all material Real Property Leases (including the date and name of the parties to each lease document). With such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a Terra Material Adverse Effect, (i) all of the leases, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in to the Leased Real Property by or to any Terra Entity, including all amendments and modifications to such agreements (collectively, the “Real Property Leases”) are in full force and effect and represent the legal, valid and binding obligations of the Terra Entity party to such Real Property Lease and, to the knowledge of the Terra Entities, represent the legal, valid and binding obligations of the counterparties to such Real Property Lease; and (ii) (x) the Terra Entities have performed in all material respects all respective obligations required to be performed by them to date under the Real Property Leases to which any Terra Entity is a party or by which they are bound, and neither the Terra Entities nor, to the knowledge of the Terra Entities, any other party to such Real Property Lease is in breach of or default under any such Real Property Lease, (y) during the last 12 months, none of the Terra Entities has received any written claim or notice of termination or breach of or default under any such Real Property Lease, and (z) no event has occurred which, individually or together with other events, would reasonably be expected to result in a breach of or a default under any such Real Property Lease by the Terra Entities or, to the knowledge of the Terra Entities, any other party to such Real Property Lease. The Terra Entities have delivered a true and complete copy of each Real Property Lease listed in Section 4.15 of the Terra Disclosure Letter prior to the date of this Agreement.

(b) None of the Terra Entities has any ownership in any real property.

(c) With such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a Terra Material Adverse Effect, each of the Terra Entities have good title to or valid leasehold or license interests in all of the assets and personal property that they purport to own, lease or license (including those assets reflected on the Financial Statements), free and clear of any and all Liens other than Permitted Liens. Such assets and properties constitute all of the assets and personal properties which are owned, used or held for use in the conduct by the Terra Entities of their businesses as they are currently conducted or contemplated to be conducted.

Section 4.16 Environmental, Health and Safety.

(a) The Terra Entities are, and for the past three years have been, in compliance in all material respects with Environmental Laws, which compliance includes obtaining, maintaining, and complying in all material respects with all permits required under Environmental Laws.

(b) The Terra Entities have not received in the past three years any written claims, notices or other information, and there are no Legal Proceedings pending or, to knowledge of the Terra Entities, threatened against any Terra Entity, in each case, alleging material violations of or material liability under any Environmental Law.

(c) None of the Terra Entities have treated, stored, disposed of, arranged for the disposal of, transported, handled, released, exposed any Person to, or owned or operated any property or facility contaminated by, any Hazardous Materials, in each case so as to give rise to material liability under Environmental Laws.

(d) None of the Terra Entities have assumed, undertaken, provided an indemnity with respect to, or otherwise become subject to, any material liability of any other Person under any Environmental Laws or with respect to Hazardous Materials.

(e) The Terra Entities have made available to GSR III copies of all material environmental assessments, audits and reports, if any, relating to the current or former properties, facilities or operations of any Terra Entity in the possession or under the reasonable control of any Terra Entity.

Section 4.17 Intellectual Property.

(a) Section 4.17(a) of the Terra Disclosure Letter lists all (i) patents and patent applications, (ii) registered trademarks and trademark applications, (iii) registered copyrights, and (iv) domain name registrations, in each case that constitute Owned Intellectual Property as of the Execution Date (“Terra Registered Intellectual Property”), in each case, listing, as may be applicable, the filing/application/registration number, title, registrar,

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jurisdiction, date of filing/issuance and current applicant(s)/registered owners(s). Each item of the foregoing Terra Registered Intellectual Property, to the knowledge of the Terra Entities, (A) is valid, subsisting and enforceable, (B) has not been cancelled or abandoned and (C) has been properly maintained and all applicable maintenance fees and renewal fees have been paid. No action is pending, or to the knowledge of the Terra Entities, is threatened, challenging the validity, enforceability, registration, ownership or scope of any Owned Intellectual Property.

(b) One or more of the Terra Entities exclusively owns all Owned Intellectual Property free and clear of all Liens (other than Permitted Liens). All current and former employees and independent contractors of the Terra Entities who have contributed to the conception and development of material Intellectual Property for any of the Terra Entities have entered into valid and binding proprietary rights agreements with the relevant Terra Entity vesting ownership of such Intellectual Property in such Terra Entity, except where such ownership of such Intellectual Property is vested in the applicable Terra Entity by operation of law. The Terra Entities have taken commercially reasonable steps to maintain the confidentiality of all trade secrets material to their business in accordance with industry practice. To the knowledge of the Terra Entities, there has been no unauthorized access, use or disclosure of any material trade secrets or other material confidential Proprietary Information of the Terra Entities.

(c) Except as would not result in material liability for any Terra Entity, (i) the operation of the Terra Entities’ business has not, for the past three years, infringed, misappropriated, diluted or otherwise violated, and is not infringing, misappropriating, diluting or otherwise violating the Intellectual Property rights of any Person and (ii) to the knowledge of the Terra Entities, no Person (including any current or former employee or consultant of the Terra Entities) has, for the past three years, infringed, misappropriated, diluted or otherwise violated, or is currently infringing, misappropriating, diluting or otherwise violating any Owned Intellectual Property. No Action is pending or, to the knowledge of the Terra Entities, threatened against the Terra Entities or made by the Terra Entities against a third party, alleging any infringement, misappropriation, dilution or other violation of any Intellectual Property rights, except as would not result in material liability for any Terra Entity.

(d) Section 4.17(d) of the Terra Disclosure Letter sets forth a true, correct and complete list of all Software developed by the Terra Entities and that is material to their business (the “Terra Entity Software”). Except as set forth on Section 4.17(d) of the Terra Disclosure Letter, (i) such Software is owned by a Terra Entity and does not incorporate any third party Software (other than Open Source Software), (ii) none of the source code for any Terra Entity Software has been licensed, deposited into escrow or otherwise provided to any Person, other than employees and contractors of such Terra Entity who have entered into written confidentiality agreements with respect to such source code, (iii) the Terra Entity Software is free from any virus or other harmful code, defect, bug or programming, design or documentation error that materially and adversely affects the operation or use of any Terra Entity Software, and (iv) the Terra Entity Software is not subject to any material limitations that would prevent its use, modification, transfer, license or assignment, except for those limitations imposed under applicable Law.

(e) The IT Systems are sufficient in all material respects for the current operations of the Terra Entities and have not materially malfunctioned or failed for the past three years in a manner that has not been fully remediated. The Terra Entities have implemented and maintain commercially reasonable measures designed to protect the integrity and security of the IT Systems, as well as commercially reasonable data backup, system redundancy and disaster avoidance and recovery procedures.

(f) None of the Terra Entities have (i) incorporated any Open Source Software into, or combined Open Source Software with, any Terra Entity Software, or (ii) distributed Open Source Software in conjunction with any Terra Entity Software, in each case, in a manner which requires, as a condition of such incorporation, combination or distribution, that the Terra Entity Software be (x) disclosed or distributed in source code form, (y) licensed for the purpose of making derivative works, or (z) redistributable at no charge, in each case of (x) through (z), other than such item of Open Source Software in its unmodified form.

Section 4.18 Data Privacy; Personal Data.

(a) The Terra Entities are, and for the past three years, have been, in material compliance with all Privacy Laws and all Privacy Agreements. No material complaint relating to an improper use or disclosure of, or a breach in the security of, any Personal Data is pending, or for the past three years has been made, against the Terra Entities except as would not result in, individually or in the aggregate, a Terra Material Adverse Effect. To the knowledge of the Terra Entities, there is no pending claim, audit or investigation against the Terra Entities alleging that any processing of Personal Data by the Terra Entities: (i) is in violation of any applicable Privacy Laws, or

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(ii) is in violation of any Privacy Agreements, in each case of the foregoing (i) and (ii), except as would not result in material liability for any Terra Entity. To the knowledge of the Terra Entities, no legal or arbitral proceeding has been filed, commenced or threatened against any Personal Data Processor with respect to any Personal Data supplied to or Personal Data processed for the Terra Entities. The Terra Entities do not collect or process any Personal Data.

(b) No Terra Entity has received any written notice that it is or has been in material breach of any contractual obligation to limit its use of, secure or otherwise safeguard Personal Data and, to the knowledge of the Terra Entities, no such breach has occurred within the applicable statute of limitation for a claim arising out of such a breach except as would not result in, individually or in the aggregate, a Terra Material Adverse Effect.

(c) To the knowledge of the Terra Entities, for the past three years, no Terra Entity has experienced any unauthorized access to, deletion or other misuse of, any Personal Data in its possession or control (a “Security Incident”) and no Terra Entity has made or has been required to make any disclosure, notification or take any other action under any applicable Privacy Laws in connection with any Security Incident except as would not result in, individually or in the aggregate, a Terra Material Adverse Effect. The Terra Entities have made all notifications to customers or individuals required to be made by the Terra Entities under any applicable Privacy Laws arising out of or relating to any event of unauthorized access to or disclosure or acquisition of any Personal Data by any person of which any Terra Entity has knowledge.

Section 4.19 Absence of Changes. Since the date of the most recent balance sheet included in the Financial Statements, (a) there has not been any Terra Material Adverse Effect and (b) except as set forth in Section 4.19 of the Terra Disclosure Letter, the Terra Entities have, in all material respects, conducted their business and operated their properties in the ordinary course of business. Since the date of the most recent balance sheet included in the Financial Statements, the Terra Entities and their Subsidiaries have not taken any action or omitted to take any action, which, if taken or omitted to be taken after the Execution Date, would require the consent of GSR III in accordance with Section 5.1.

Section 4.20 Nuclear Regulatory Matters.

(a) No Terra Entity has operated or currently operates any “utilization facility” or “production facility,” as those terms are defined in the Atomic Energy Act and the regulations of the NRC under the Atomic Energy Act, whether or not owned, in whole or part, by any Terra Entity. No Terra Entity possesses a license from the NRC for the construction or operation, or construction and operation, of any utilization facility or production facility.

(b) No Terra Entity currently holds or to the knowledge of the Terra Entities requires any license for the possession or use of nuclear materials in order to conduct its business, whether such materials are classified as “source materials,” “special nuclear materials,” or “byproduct materials” pursuant to the Atomic Energy Act and the regulations of the NRC under the Atomic Energy Act or pursuant to the Laws of a state, the governor of which has entered an agreement pursuant to Section 274(b) of the Atomic Energy Act.

(c) Each Terra Entity is in material compliance with all applicable Laws relating to the design, licensing, construction and operation of a “utilization facility” and a “production facility,” as those terms are defined in the Atomic Energy Act and the regulations of the NRC under the Atomic Energy Act. To the knowledge of the Terra Entities, no Terra Entity is subject to any Law that prevents or materially inhibits such Terra Entity’s ability to design, license or fabricate systems, structures or components for, or construct, any such facilities, subject to the necessary approvals from an applicable Governmental Authority. Except as set forth on Section 4.20 of the Terra Disclosure Letter, the execution, delivery and performance by any Terra Entity of this Agreement and the Ancillary Agreements to which it is a party, and the consummation by it of the Transactions, shall not cause any Terra Entity to become subject to any Law that prevents or materially inhibits the Terra Entities’ ability to design, license or fabricate systems, structures or components for, or construct, any such facilities subject to the necessary approvals from an applicable Governmental Authority.

Section 4.21 Permits. Each Terra Entity holds, and is in compliance, with all permits, licenses, registrations, certificates and approvals from a Governmental Authority, required to own, lease and operate its assets and properties and carry on its business as it is now being conducted, except where the failure to have such approvals have not been, and would not, individually or in the aggregate, reasonably be expected to be material to the business,

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taken as a whole (collectively, the “Terra Permits”). Section 4.21 of the Terra Disclosure Letter sets forth a true, correct and complete list of all Terra Permits held by Terra OpCo. To the knowledge of the Terra Entities, each Terra Permit is in full force and effect, is being complied with in all material respects. There are no Legal Proceedings pending or, to the knowledge of the Terra Entities, threatened, that seek the revocation, cancellation, limitation, suspension, restriction, adverse modification or termination of any Terra Permit. No Terra Entity is in material default or violation of any Terra Permit applicable to such Terra Entity. To the knowledge of the Terra Entities, no event has occurred with respect to any of the Terra Permits that permits, or after the giving of notice or lapse of time or both would permit, revocation, cancellation or termination of any Terra Permit or would result in any other impairment of the rights of the holder of any Terra Permit.

Section 4.22 Anti-Corruption Compliance; Sanctions; PATRIOT ACT.

(a) For the past three years, none of the Terra Entities, nor, to the knowledge of the Terra Entities, any director, officer, employee, member, equityholder, manager, representative or agent acting on behalf of any Terra Entity, has, directly or indirectly (i) made or attempted to make or promised to pay, any contribution, gift, bribe, rebate, payoff, influence payment or kickback or promised to give or authorized such a promise or unlawful gift, of any money or any other unlawful expense, to (A) any official or employee of a Governmental Authority, any political party or official of any political party, or any candidate for political office or (B) any other Person, in any such case while knowing that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to any official or employee of a Governmental Authority or candidate for political office for the purpose of influencing any official act or decision of such official or inducing him, her or it to use his, her or its influence: (1) to obtain favorable treatment for business or contracts secured, (2) to pay for favorable treatment for business or contracts secured, (3) to obtain special concessions or for special concessions already obtained or (4) in violation of any requirement of applicable Anti-Bribery Laws in each jurisdiction where the Terra Entity is conducting or has conducted business, or (ii) established or maintained any unlawful fund or asset that has not been recorded in the Terra Entity’s books and records, except, in each case, to the extent any payments or failure to so record would not have, individually or in the aggregate, a Terra Material Adverse Effect.

(b) To the knowledge of the Terra Entities, as of the Execution Date, there are no current or pending internal investigations, third party investigations (including by any Governmental Authority), or internal or external audits that address any material allegations or information concerning possible material violations of the Anti-Bribery Laws related to any Terra Entity.

(c) None of the Terra Entities nor, to the knowledge of the Terra Entities, any director, officer, employee, agent, Affiliate or representative of the Terra Entities, is an individual or entity that is, or is owned or controlled by, any individual or entity that is (i) currently the subject or target of any Sanctions, (ii) included on OFAC’s List of Specially Designated Nationals, the Consolidated Canadian Autonomous Sanctions List, His Majesty’s Treasury’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar list enforced by any other relevant sanctions authority or (iii) located, organized or resident in a Designated Jurisdiction.

(d) To the extent applicable, the Terra Entities are in compliance, in all material respects, with (i) the Trading with the Enemy Act and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V) and any other enabling legislation or Governmental Order relating to the Trading with the Enemy Act and (ii) the PATRIOT Act.

Section 4.23 Insurance. Each Terra Entity currently maintains, and has for the past three years maintained insurance required by Law or any Contract to which any of them is party or by which any of them is bound. The Terra Entities have in full force and effect all material policies or binders of property, fire and casualty, product liability, workers’ compensation, and other forms of insurance held by, or for the benefit of the Terra Entities. All such insurance policies are in full force and effect, all premiums due have been paid in full, no Terra Entity is in default with respect to its payment obligations under any such policies, and no notice of cancellation or termination has been received by any Terra Entity with respect to any such policy. No Terra Entity nor any of its Subsidiaries has any self-insurance or co-insurance programs. No insurer has denied or disputed coverage of any material claim under an insurance policy during the last 12 months.

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Section 4.24 Information Supplied. None of the information supplied or to be supplied by any Terra Entity specifically for inclusion in the Registration Statement will, at the date on which the Proxy Statement is first mailed to the GSR III Shareholders or at the time of the GSR III Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Registration Statement or necessary in order to make the statements made in the Registration Statement, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Terra Entities make no representation, warranty or covenant with respect to (a) statements made or incorporated by reference in the Registration Statement based on or made in reliance upon information supplied by GSR III for inclusion or incorporation by reference in the Registration Statement or (b) any projections or forecasts included in the Registration Statement.

Section 4.25 Brokers’ Fees. Except as set forth on Section 4.25 of the Terra Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions based upon arrangements made by any Terra Entity or any of their Affiliates for which GSR III, any Terra Entity has any obligation.

Section 4.26 No Outside Reliance. Notwithstanding anything contained in this Article IV or any other provision of this Agreement, each Terra Entity, and any of its respective directors, managers, officers, employees, equityholders, partners, members or representatives, acknowledge and agree that such Terra Entity has made its own investigation of GSR III and that neither GSR III nor any of its Affiliates, agents or representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given by GSR III in Article V, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of GSR III or its Subsidiaries. Without limiting the generality of the foregoing, it is understood that any management presentations that have been or shall hereafter be provided to any Terra Entity or any of their Affiliates, agents or representatives are not and will not be deemed to be representations or warranties of GSR III, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in Article V of this Agreement. Except as otherwise expressly set forth in this Agreement, each Terra Entity understands and agrees that any assets, properties and business of GSR III and its Subsidiaries are furnished “as is”, “where is” and subject to and except as otherwise provided in the representations and warranties contained in Article V, with all faults and without any other representation or warranty of any nature whatsoever.

Section 4.27 Indebtedness; Cash; Transaction Expenses. Section 4.27 of the Terra Disclosure Letter lists each item of Indebtedness in excess of $25,000, including in each case, the amount and holder of such Indebtedness, of the Terra Entities that is outstanding as of the Execution Date. Section 4.27 of the Terra Disclosure Letter lists the aggregate amount of cash and cash equivalents held by the Terra Entities as of the Execution Date. Section 4.27 of the Terra Disclosure Letter lists each expected payee of Terra Transaction Expenses as of the Closing, together with an estimate of the amount of such expenses.

Section 4.28 No Additional Representation or Warranties. Except as provided in this Article IV, none of the Terra Entities or any of their Affiliates, nor any of their respective directors, managers, officers, employees, equityholders, partners, members or representatives has made, or is making, any express or implied representation or warranty whatsoever to GSR III or its Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to GSR III or its Affiliates. Without limiting the foregoing, the Terra Entities acknowledge that the Terra Entities, together with their respective advisors, have made their own investigation of GSR III and its Subsidiaries and, except as provided in Article V, is not relying on any representation or warranty whatsoever as to the condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of GSR III or any of their respective Subsidiaries, the prospects (financial or otherwise) or the viability or likelihood of success of the business of GSR III and its Subsidiaries as conducted after the Closing, as contained in any materials provided by GSR III or any of its Affiliates or any of their respective directors, officers, employees, stockholders, shareholders, partners, members or representatives or otherwise.

Article V
REPRESENTATIONS AND WARRANTIES OF GSR III

Except as set forth in (a) any GSR III SEC Filings filed or submitted on or prior to the Execution Date (excluding (i) any disclosures in any risk factors section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimer and other disclosures that are generally cautionary, predictive or forward-looking in nature and (ii) any exhibits or other documents appended to such GSR III SEC Filings)

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(it being acknowledged that nothing disclosed in such GSR III SEC Filings will be deemed to modify or qualify the representations and warranties set forth in Section 5.9 and Section 5.11), or (b) in the disclosure letter delivered by GSR III to the Terra Entities (the “GSR III Disclosure Letter”) on the Execution Date (each section of which, subject to Section 11.9, qualifies the correspondingly numbered and lettered sections in this Article V), GSR III, as applicable, represents and warrants to the Terra Entities as follows:

Section 5.1 Company Organization. GSR III has been duly incorporated, organized or formed and is validly existing as a corporation and in good standing or exempted company in good standing (or equivalent status, to the extent that such concept exists) under the Laws of its jurisdiction of incorporation, and has the requisite corporate power and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. GSR III is duly licensed or qualified and in good standing as a foreign corporation or company in all jurisdictions in which its ownership of property or the conduct of business as now conducted requires it to be so licensed or qualified, except where failure to be so licensed or qualified has not had, and would not reasonably be expected to have, individually or in the aggregate, a GSR III Material Adverse Effect. True and complete copies of the Governing Documents of GSR III have been made available to the Terra Entities prior to the Execution Date.

Section 5.2 Due Authorization.

(a) GSR III has all requisite corporate power and authority to (i) execute, deliver and perform under this Agreement and the other documents to which it is or will be a party as contemplated hereby and (ii) consummate the Transactions and perform all obligations to be performed by it under this Agreement and such documents, subject to obtaining the GSR III Shareholder Approval. The execution, delivery and performance by GSR III of this Agreement and the other documents to which GSR III is or will be a party as contemplated hereby and the consummation of the Transactions and thereby have been (A) duly and validly authorized and approved by the Board of Directors of GSR III and (B) determined by the Board of Directors of GSR III as advisable to GSR III and the GSR III Shareholders and recommended for approval by the GSR III Shareholders. No other company proceeding on the part of GSR III is or will be necessary to authorize this Agreement and the other documents to which it is or will be a party as contemplated hereby (other than the GSR III Shareholder Approval). This Agreement has been, and at or prior to the Closing, the other documents to which it is or will be a party as contemplated hereby will be, duly and validly executed and delivered by GSR III, and this Agreement constitutes, and at or prior to the Closing, the other documents to which it is or will be a party as contemplated hereby will constitute, a legal, valid and binding obligation of GSR III, enforceable against GSR III in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b) Assuming that a quorum (as determined pursuant to the GSR III Governing Documents) is present, approval by the GSR III Shareholders is required (i) in the case of the Business Combination Proposal, by an ordinary resolution in accordance with GSR III’s amended and restated articles of association requiring the affirmative vote of at least a simple majority of the votes cast by the holders of the issued GSR III Ordinary Shares entitled to vote thereon and who attend, whether in person or by proxy, at the GSR III Shareholders’ Meeting (or any adjournment thereof), (ii) in the case of the Merger Proposal, by a special resolution in accordance with GSR III’s amended and restated articles of association requiring the affirmative vote of at least two-thirds majority of the votes cast by the holders of the issued GSR III Ordinary Shares entitled to vote thereon and who attend, whether in person or by proxy, at the GSR III Shareholders’ Meeting (or any adjournment thereof), and (iii) in the case of other proposals, by an ordinary resolution in accordance with GSR III’s amended and restated articles of association requiring the affirmative vote of at least by a simple majority of the votes cast by the by the holders of the issued GSR III Ordinary Shares entitled to vote thereon and who attend, whether in person or by proxy, at the GSR III Shareholders’ Meeting (or any adjournment thereof).

(c) The foregoing vote is the only vote of any of GSR III’s share capital necessary in connection with entry into this Agreement by GSR III and the consummation of the Transactions, including the Closing.

(d) At either (i) a meeting duly called and held or (ii) by way of unanimous written resolutions the Board of Directors of GSR III has unanimously approved the Transactions as a Business Combination.

Section 5.3 No Violation. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 5.4 and to receipt of the GSR III Shareholder Approval, the execution, delivery and performance by GSR III of this Agreement and the documents to which it is or will be a party as contemplated hereby and the consummation of the Transactions do not and will not (a) violate any provision of, or result in the

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breach of or default under (in each case, with or without notice or lapse of time, or both) the Governing Documents of GSR III, (b) violate any provision of, or result in the breach of, or default under (in each case, with or without notice or lapse of time, or both) any Law or Governmental Order applicable to GSR III or any of its Subsidiaries, (c) violate any provision of, or result in (in each case, with or without notice or lapse of time, or both) the breach of, result in the loss of any right or benefit (including any forfeiture or reduction in carried interest), require any consent, waiver, approval, authorization, notice or other action by any Person (other than GSR III or its Subsidiaries), or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract or Governmental Permit to which GSR III or any of its Subsidiaries is a party or by which GSR III or any of its Subsidiaries may be bound, or terminate or result in the termination of any such Contract or Governmental Permit or (d) result in the creation of any Lien upon any of the properties or assets of GSR III or any of its Subsidiaries, except, in the case of clauses (b) through (d), to the extent that the occurrence of the foregoing has not had, and would not reasonably be expected to have, individually or in the aggregate, a GSR III Material Adverse Effect.

Section 5.4 Governmental Authorizations. Assuming the truth and completeness of the representations and warranties of the Terra Entities contained in this Agreement, no Governmental Authorization is required on the part of GSR III or any of its Subsidiaries with respect to GSR III’s execution, delivery or performance of this Agreement or the Ancillary Agreements or the consummation by GSR III of the Transactions, except for (a) any consents, approvals, authorizations, designations, declarations, waivers, notices or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to have (i) a GSR III Material Adverse Effect or (ii) a material adverse effect on the ability of GSR III or its Subsidiaries to perform or comply with on a timely basis any material obligation of GSR III or its Subsidiaries under this Agreement or the Ancillary Agreements or to consummate the Transactions, (b) any consents, approvals, authorizations, designations, declarations, waivers or filings related to the SEC or Nasdaq and (c) the Regulatory Approvals.

Section 5.5 Capitalization of GSR III.

(a) The authorized share capital of GSR III is 221,000,000 divided into (i) 1,000,000 shares of GSR III Preferred Shares, of which no shares are issued and outstanding, (ii) 200,000,000 shares of GSR III Class A Ordinary Shares, of which 23,422,500 shares are issued and outstanding, and (iii) 20,000,000 shares of GSR III Class B Ordinary Shares, of which 5,750,000 shares are issued and outstanding ((i), (ii) and (iii) collectively, the “GSR III Securities”). The foregoing represent all of the issued and outstanding GSR III Securities. All issued and outstanding GSR III Securities (A) have been duly authorized and validly issued and are fully paid and non-assessable; (B) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) the GSR III Governing Documents and (2) any other applicable Contracts governing the issuance of such securities; (C) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the GSR III Governing Documents or any Contract to which GSR III is a party or otherwise bound; and (D) are free and clear of any Liens other than Permitted Liens.

(b) Subject to the terms and conditions of the GSR III Rights Agreement, each whole GSR III Right is convertible into one share of GSR III Ordinary Share upon the Closing of the Transactions for no consideration. 3,346,071 GSR III Rights are issued and outstanding. All outstanding GSR III Rights (i) have been duly authorized and validly issued and constitute valid and binding obligations of GSR III, enforceable against GSR III in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity; (ii) have been offered, sold and issued in compliance with applicable Law and all requirements set forth in the GSR III Governing Documents; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the GSR III Governing Documents or any Contract to which GSR III is a party or otherwise bound.

(c) Except as set forth in Section 5.5 of the GSR III Disclosure Letter, GSR III has not granted any outstanding subscriptions, options, stock appreciation rights, “phantom stock,” warrants, commitments, calls, rights of first refusal, deferred compensation rights, rights or other securities (including debt securities or voting securities) convertible into or exchangeable or exercisable for GSR III Securities, any other commitments, calls, conversion rights, rights of exchange of privilege (whether pre-emptive, contractual or by matter of Law), plans or

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other arrangements or commitments of any character providing for the issuance of additional shares or any other equity securities of GSR III the sale of treasury shares or other equity interests of GSR III or the value of which is determined by reference to the GSR III Securities, and there are no voting trusts, proxies or agreements of any kind which may obligate GSR III to issue, purchase, register for sale, redeem or otherwise acquire any GSR III Securities.

(d) The GSR III Ordinary Shares are duly authorized and validly issued, fully paid and non-assessable and issued in compliance with applicable Law and not subject to, and not issued in violation of, any Lien, purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law or the GSR III Governing Documents.

Section 5.6 Internal Controls; Listing; Financial Statements.

(a) Except as not required in reliance on exemptions from various reporting requirements by virtue of GSR III’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”), GSR III has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to GSR III, including its consolidated Subsidiaries, if any, is made known to GSR III’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. Such disclosure controls and procedures are effective in timely alerting GSR III’s principal executive officer and principal financial officer to material information required to be included in GSR III’s periodic reports required under the Exchange Act. Since November 7, 2024, GSR III has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of GSR III’s financial reporting and the preparation of GSR III’s financial statements for external purposes in accordance with GAAP.

(b) Each director and executive officer of GSR III has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated under Section 16(a) of the Exchange Act. GSR III has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(c) In the past three years, GSR III has complied in all material respects with the applicable listing and corporate governance rules and regulations of Nasdaq. The GSR III Class A Ordinary Shares (prior to the Closing), the GSR III Units (prior to the Closing) and the GSR III Public Rights (prior the Closing) are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq. There is no Proceeding pending or, to the knowledge of GSR III, threatened against GSR III by Nasdaq or the SEC with respect to any intention by such entity to deregister the GSR III Class A Ordinary Shares (prior to the Closing), the GSR III Units (prior to the Closing) and the GSR III Public Rights (prior the Closing) or prohibit or terminate the listing of GSR III Class A Ordinary Shares (prior to the Closing), the GSR III Units (prior to the Closing) and GSR III Public Rights (prior the Closing) on Nasdaq.

(d) GSR III has no Subsidiaries and does not own, directly or indirectly, any equity interests or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated. GSR III is not party to any Contract that obligates GSR III to invest money in, loan money to or make any capital contribution to any other Person.

(e) The GSR III SEC Filings contain true and complete copies of the financial statements of GSR III, together with any auditor’s reports thereon (the “GSR III Financial Statements”). Except as disclosed in the GSR III SEC Filings, the GSR III Financial Statements (i) fairly present in all material respects the financial position of GSR III, as at the respective dates of such GSR III Financial Statements, and the results of operations and consolidated cash flows for the respective periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments (none of which is material) and the absence of footnotes), (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is material) and the absence of footnotes) (except as may be indicated in or in the notes to the GSR III Financial Statements), (iii) in the case of the audited GSR III Financial Statements, were audited in accordance with the standards of the PCAOB, and (iv) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates of such GSR III Financial Statements. The books and records of GSR III have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

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(f) There are no outstanding loans or other extensions of credit made by GSR III to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of GSR III. GSR III has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(g) Neither GSR III (including any employee of GSR III) nor GSR III’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by GSR III, (ii) any fraud, whether or not material, that involves GSR III’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by GSR III or (iii) any claim or allegation regarding any of the foregoing.

Section 5.7 No Undisclosed Liabilities. There is no liability, debt (including Indebtedness) or obligation of, or claim or judgment of any kind, against, GSR III or any of its Subsidiaries (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, due or to become due or otherwise) that would be required to be set forth on a balance sheet of GSR III or any of its Subsidiaries prepared in accordance with GAAP, except for liabilities, debts, obligations, claims or judgments (a) reflected or reserved for on the GSR III Financial Statements or disclosed in the notes of the GSR III Financial Statements included in GSR III SEC Filings, (b) that have arisen since the date of the most recent balance sheet included in the GSR III SEC Filings in the ordinary course of business (none of which relates to breach of contract, breach of warranty, tort, infringement, any lawsuit, a violation of Law), (c) that will be discharged or paid off prior to or at the Closing, (d) arising under this Agreement and/or the performance by GSR III of its obligations under this Agreement, or (e) that would not, reasonably be expected to, individually or in the aggregate, result in material liability to GSR III, taken as a whole.

Section 5.8 Litigation and Proceedings. (a) There are no pending or, to the knowledge of GSR III, threatened Legal Proceedings against or by GSR III or its properties, assets or business; (b) no investigations, audits or other inquiries are pending or, to the knowledge of GSR III, threatened by any Governmental Authority, against GSR III or its properties, assets or business; and (c) there is no outstanding Governmental Order imposed upon any GSR III, nor are any properties or assets of GSR III bound by or subject to any Governmental Order, except in the case of each of clauses (a) through (c), as would not reasonably be expected to, individually or in the aggregate, be materially adverse to GSR III, taken as a whole.

Section 5.9 Taxes.

(a) GSR III has duly and timely filed or caused to be duly and timely filed with the appropriate Governmental Authority all material Tax Returns required to be filed by it. All such Tax Returns are true, complete and accurate in all material respects. All material Taxes due and owing by GSR III (whether or not shown on any Tax Returns) have been timely paid. GSR III is not currently the beneficiary of any extension of time within which to file any Tax Return.

(b) No deficiencies for material Taxes with respect to GSR III have been claimed, proposed or assessed by any Governmental Authority, which deficiencies have not been resolved. There are no pending audits, assessments or other actions in respect of material Taxes of GSR III, and no such audits, assessments or other actions have been threatened in writing.

(c) GSR III has not waived any statute of limitations, or agreed to any extension of time, with respect to a material Tax assessment or deficiency, which waiver or extension remains in effect, nor has any request been made in writing for any such extension or waiver.

(d) GSR III has (i) timely withheld and remitted to the appropriate Governmental Authority all material Taxes required to have been withheld and remitted in connection with amounts paid or owing to any employee, independent contractor, other service provider, equity interest holder or other third-party, and (ii) complied in all material respects with all applicable Laws relating to the collection, withholding, and remittance of Taxes and information reporting relating to such Taxes.

(e) There are no Liens with respect to material Taxes on any of the assets of GSR III, other than Permitted Liens.

(f) GSR III has not taken any action, nor to the knowledge of GSR III are there any facts or circumstances that could reasonably be expected to prevent, impair or impeded the Intended U.S. Tax Treatment.

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Section 5.10 SEC Filings. GSR III has timely filed or furnished all statements, prospectuses, registration statements, forms, reports and documents required to be filed by it with the SEC since November 7, 2024, pursuant to the Exchange Act or the Securities Act (collectively, as they have been amended since the time of their filing through the Execution Date, the “GSR III SEC Filings”). Each of the GSR III SEC Filings, as of the respective date of its filing, and as of the date of any amendment, complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and any rules and regulations promulgated under such act applicable to the GSR III SEC Filings. As of the respective date of its filing (or if amended or superseded by a filing prior to the Execution Date or the Closing Date, then on the date of such filing), the GSR III SEC Filings did not contain any untrue statement of a material fact or omit to state any material fact required to be stated in the GSR III SEC Filings or necessary in order to make the statements made in the GSR III SEC Filings, in light of the circumstances under which they were made, not misleading. As of the Execution Date, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the GSR III SEC Filings. To the knowledge of GSR III, none of the GSR III SEC Filings filed on or prior to the Execution Date is subject to ongoing SEC review or investigation as of the Execution Date.

Section 5.11 Trust Account. As of the Execution Date, GSR III has at least $230,000,000 in the Trust Account (including, if applicable, an aggregate of approximately $9,200,000 of deferred underwriting commissions being held in the Trust Account), such monies invested in United States government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act pursuant to the Investment Management Trust Agreement, dated as of November 7, 2024 between GSR III and Continental Stock Transfer & Trust Company, a New York limited purpose trust company, as trustee (the “Trustee”) (the “Trust Agreement”). There are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the GSR III SEC Filings to be inaccurate in any material respect or that would entitle any Person (other than shareholders of GSR III holding GSR III Class A Ordinary Shares (prior to the Closing) sold in GSR III’s initial public offering who shall have elected to redeem their shares of GSR III Class A Ordinary Shares (prior to the Closing) sold in GSR III’s initial public offering who shall have elected to redeem their shares of GSR III Ordinary Share (prior to the Closing) pursuant to the GSR III Governing Documents and the underwriters of GSR III’s initial public offering with respect to deferred underwriting commissions) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released other than to pay Taxes and payments with respect to all GSR III Share Redemptions. There are no proceedings pending or, to the knowledge of GSR III, threatened with respect to the Trust Account. GSR III has performed all material obligations required to be performed by it to date under, and is not in default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach under the Trust Agreement. As of the Closing, the obligations of GSR III to dissolve or liquidate pursuant to the GSR III Governing Documents shall terminate, and as of the Closing, GSR III shall have no obligation whatsoever pursuant to the GSR III Governing Documents to dissolve and liquidate the assets of GSR III by reason of the consummation of the Transactions. To the knowledge of GSR III, as of the Execution Date, following the Closing, no GSR III Shareholder shall be entitled to receive any amount from the Trust Account except to the extent such GSR III Shareholder is exercising a GSR III Share Redemption. As of the Execution Date, assuming the accuracy of the representations and warranties of the Terra Entities contained in this Agreement and the compliance by the Terra Entities with their respective obligations under this Agreement, GSR III has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to GSR III on the Closing Date.

Section 5.12 Investment Company Act; JOBS Act. GSR III is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act. GSR III constitutes an “emerging growth company” within the meaning of the JOBS Act.

Section 5.13 Absence of Changes. Since December 31, 2024, (a) there has not been any GSR III Material Adverse Effect and (b) GSR III has, in all material respects, conducted its business and operated its properties in the ordinary course of business consistent with past practice.

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Section 5.14 Anti-Corruption Compliance; Sanctions; PATRIOT ACT.

(a) For the past three years, none of GSR III or any of its Subsidiaries, nor, to the knowledge of GSR III, any director, officer, employee, member, equityholder, manager, representative or agent acting on behalf of GSR III or any of its Subsidiaries, has, directly or indirectly (i) made or attempted to make or promised to pay, any contribution, gift, bribe, rebate, payoff, influence payment or kickback or promised to give or authorized such a promise or gift, of any money or anything of value or other payment, to (A) any official or employee of a Governmental Authority, any political party or official of any political party, or any candidate for political office or (B) any other Person, in any such case while knowing that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to any official or employee of a Governmental Authority or candidate for political office for the purpose of influencing any official act or decision of such official or inducing him, her or it to use his, her or its influence: (1) to obtain favorable treatment for business or contracts secured, (2) to pay for favorable treatment for business or contracts secured, (3) to obtain special concessions or for special concessions already obtained or (4) in violation of any requirement of applicable Anti-Bribery Laws in each jurisdiction where GSR III is conducting or has conducted business, or (ii) established or maintained any unlawful fund or asset that has not been recorded in GSR III’s books and records, except, in each case, to the extent any payments or failure to so record would not have, individually or in the aggregate, a GSR III Material Adverse Effect.

(b) Each of GSR III and its Subsidiaries, have instituted and maintain policies and procedures reasonably designed to ensure compliance in all material respects with the Anti-Bribery Laws.

(c) To the knowledge of GSR III, as of the Execution Date, there are no current or pending internal investigations, third party investigations (including by any Governmental Authority), or internal or external audits that address any material allegations or information concerning possible material violations of the Anti-Bribery Laws related to GSR III or its Subsidiaries.

(d) None of GSR III or its Subsidiaries nor, to the knowledge of GSR III, any director, officer, employee, agent, Affiliate or representative of GSR III or its Subsidiaries, is an individual or entity that is, or is owned or controlled by, any individual or entity that is (i) currently the subject or target of any Sanctions, (ii) included on OFAC’s List of Specially Designated Nationals, the Consolidated Canadian Autonomous Sanctions List, Her Majesty’s Treasury’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar list enforced by any other relevant sanctions authority or (iii) located, organized or resident in a Designated Jurisdiction.

(e) To the extent applicable, GSR III and its Subsidiaries are in compliance, in all material respects, with (i) the Trading with the Enemy Act and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V) and any other enabling legislation or Governmental Order relating to the Trading with the Enemy Act and (ii) the PATRIOT Act.

Section 5.15 Indebtedness; Transaction Expenses. GSR III does not have any Indebtedness. Section 5.15 of the GSR III Disclosure Letter lists each expected payee of GSR III Transaction Expenses as of the Closing, together with an estimate of the amount of such expenses.

Section 5.16 Business Activities.

(a) Since its organization, GSR III has not conducted any business activities other than activities related to GSR III’s initial public offering or directed toward the accomplishment of a Business Combination. Except as set forth in the GSR III Governing Documents or as otherwise contemplated by this Agreement or the Ancillary Agreements and the Transactions, there is no Contract to which GSR III is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of GSR III or any acquisition of property by GSR III or the conduct of business by GSR III as currently conducted or as contemplated to be conducted as of the Closing, other than such effects which have not had, and would not reasonably be expected, individually or in the aggregate, to interfere with, prevent or materially delay the ability of GSR III to enter into and perform their obligations under this Agreement.

(b) Except for the transactions contemplated by this Agreement and the Ancillary Agreements, GSR III does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.

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(c) As of the Execution Date and except for this Agreement, the Ancillary Agreements and Transactions (including with respect to GSR III Transaction Expenses), GSR III is not party to any Contract with any other Person that would require payments by GSR III or any of its Subsidiaries after the Execution Date in excess of $75,000 in the aggregate with respect to any individual Contract.

Section 5.17 Nasdaq Stock Market Quotation. The GSR III Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “GSRTU.” The GSR III Class A Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “GSRT”. The GSR III Public Rights are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq under symbol “GSRTR”. GSR III is in compliance with the rules of the Nasdaq and there is no Action or proceeding pending or, to the knowledge of GSR III, threatened against GSR III by Nasdaq or the SEC with respect to any intention by such entity to deregister the GSR III Units, GSR III Class A Ordinary Shares or GSR III Public Rights or terminate the listing of GSR III Units, GSR III Class A Ordinary Shares or GSR III Public Rights on Nasdaq. Neither GSR III nor any of its Affiliates has taken any action in an attempt to terminate the registration of the GSR III Units, GSR III Class A Ordinary Shares or GSR III Public Rights under the Exchange Act except as contemplated by this Agreement.

Section 5.18 Brokers’ Fees. Except fees described on Section 5.18 of the GSR III Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions based upon arrangements made by GSR III or any of its Affiliates or for which the Terra Entities may become liable.

Section 5.19 No Outside Reliance. Notwithstanding anything contained in this Article V or any other provision of this Agreement, each of GSR III, and any of their respective directors, managers, officers, employees, equityholders, partners, members or representatives, acknowledge and agree that GSR III has made its own investigation of the Terra Entities and that neither the Terra Entities nor any of their Affiliates, agents or representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given by the Terra Entities in Article IV, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Terra Entities or their Subsidiaries. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in the Terra Disclosure Letter or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” (whether or not accessed by GSR III or its representatives) or reviewed by GSR III pursuant to the Confidentiality Agreement) or management presentations that have been or shall hereafter be provided to GSR III or any of its Affiliates, agents or representatives are not and will not be deemed to be representations or warranties of the Terra Entities, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in Article IV of this Agreement. Except as otherwise expressly set forth in this Agreement, GSR III understands and agrees that any assets, properties and business of the Terra Entities and their Subsidiaries are furnished “as is”, “where is” and subject to and except as otherwise provided in the representations and warranties contained in Article IV, with all faults and without any other representation or warranty of any nature whatsoever.

Section 5.20 No Additional Representation or Warranties. Except as provided in this Article V, neither GSR III nor any its Affiliates, nor any of their respective directors, managers, officers, employees, stockholders, shareholders, partners, members or representatives has made, or is making, any express or implied representation or warranty whatsoever to the Terra Entities or their Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to the Terra Entities or their Affiliates. Without limiting the foregoing, GSR III acknowledges that GSR III, together with its advisors, has made its own investigation of the Terra Entities and their respective Subsidiaries and, except as provided in Article IV, is not relying on any representation or warranty whatsoever as to the condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Terra Entities or any of their respective Subsidiaries, the prospects (financial or otherwise) or the viability or likelihood of success of the business of the Terra Entities and their respective Subsidiaries as conducted after the Closing, as contained in any materials provided by GSR III or any of its Affiliates or any of their respective directors, officers, employees, stockholders, shareholders, partners, members or representatives or otherwise.

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Article VI
COVENANTS OF THE TERRA ENTITIES

Section 6.1 Conduct of Business. Except (i) as expressly contemplated or permitted by this Agreement (including the Terra Pre-Closing Restructuring Plan) or the Ancillary Agreements or in connection with the Transactions (including the Terra Pre-Closing Restructuring), (ii) as required by applicable Law, (iii) as set forth on Section 6.1 of the Terra Disclosure Letter or (iv) as consented to by GSR III in writing (which consent shall not be unreasonably conditioned, withheld or delayed), from the Execution Date through the earlier of the Closing or valid termination of this Agreement pursuant to Article X (the “Interim Period”), each of the Terra Entities shall, and shall cause their Subsidiaries to, use reasonable best efforts to operate the business of the Terra Entities in the ordinary course. Without limiting the generality of the foregoing, except (A) as expressly contemplated or permitted by this Agreement (including the Terra Pre-Closing Restructuring Plan) or the Ancillary Agreements, (B) as required by applicable Law, (C) as set forth on Section 6.1 of the Terra Disclosure Letter or (D) as consented to by GSR III in writing (which consent shall not be unreasonably conditioned, withheld or delayed), the Terra Entities shall not, and shall cause their Subsidiaries not to:

(a) change or amend the respective Governing Documents of any Terra Entity in any material respect, except as otherwise required by Law and the Terra Pre-Closing Restructuring Plan;

(b) make or declare any dividend or distribution to the stockholders, quotaholders, or members, as applicable, of any Terra Entity or make any other distributions in respect of any Terra Entity’s capital stock or equity interests, except for dividends and distributions by a Terra Entity to another Terra Entity;

(c) split, combine, reclassify, recapitalize or otherwise amend any terms of any shares or series of the Terra Entities’ capital stock or equity interests, except for any such transaction by a Terra Entity that remains a Terra Entity after consummation of such transaction;

(d) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, membership interests or other equity interests of the Terra Entities, except for (i) the acquisition by the Terra Entities of any shares of capital stock, membership interests or other equity interests of the Terra Entities in connection with the forfeiture or cancellation of such interests and (ii) transactions between a Terra Entity and another Terra Entity;

(e) sell, assign, transfer, convey, lease, exclusively license, sublease, abandon, permit to lapse, mortgage, pledge, encumber or otherwise dispose of any material tangible or intangible assets or properties of the Terra Entities except for (i) in the ordinary course of business, (ii) transactions among the Terra Entities and (iii) as related to the refinancing of any Indebtedness of the Terra Entities (including, the refinancing or negotiation of any capital leases of the Terra Entities);

(f) acquire any ownership interest in any real property;

(g) make an acquisition of (whether by merger, stock or asset purchase or otherwise), capital investment in, or any loan to (or series of acquisitions, capital investments or loans), any other Person;

(h) (i) change any method of accounting for Tax purposes, (ii) make, change or revoke any material Tax election, (iii) enter into any closing agreement relating to material Taxes, (iv) settle, concede, compromise or abandon any Tax claim or assessment with respect to material Taxes, (v) surrender any right to claim a material refund of Taxes, (vi) consent to any extension or waiver of the statute of limitations applicable to any material Tax claim or assessment, (vii) file any amended Tax Return with respect to material Taxes, except as required by applicable Law, or (viii) take any action or fail to take any action that could reasonably be expected to prevent or impede the Intended U.S. Tax Treatment;

(i) (i) issue any additional Terra Entity interests or securities exercisable for or convertible into Terra Entity interests or (ii) grant any options, warrants or other equity-based awards that relate to the equity of any Terra Entity, in each case other than issuances to any other Terra Entity;

(j) adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization, equity split, redemption, purchase of its or any of its Subsidiaries’ equity interests or other reorganization of the Terra Entities;

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(k) commence, waive, release, settle, compromise or otherwise resolve any Legal Proceedings, except in the ordinary course of business or where such waivers, releases, settlements or compromises involve only the payment of monetary damages (i) in an amount less than $200,000 in the aggregate (excluding any amounts paid or payable by an insurance provider) or (ii) that imposed any material non-monetary obligation on GSR III;

(l) make or commit to make capital expenditures (other than capital expenditures made in the ordinary course of business consistent with past practices) in excess of $200,000, except for such capital expenditures included in the 2024 or 2025 budget of the Terra Entities previously made available to GSR III;

(m) incur, assume or guarantee any Indebtedness or guarantee any Indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of any Terra Entity or guaranty any debt securities of another Person;

(n) other than as such actions may be taken pursuant to the terms of any Terra Benefit Plan in effect as of the Execution Date, (i) adopt, establish, enter into, terminate, modify or amend any Terra Benefit Plan or any benefit or compensation plan, policy, program, agreement or arrangement that would be a Terra Benefit Plan if in effect as of the Execution Date, other than (A) as required by applicable Law or (B) a non-material amendment to a Terra Benefit Plan that affects all employees participating in such Terra Benefit Plan on a non-discriminatory basis and that does not result in a material increase in costs to the Terra Entities, (ii) accelerate the vesting or payment of any compensation or benefits to any current or former director, officer, employee or other individual service provider of any Terra Entity under any Terra Benefit Plan, Contract or otherwise, or (iii) recognize any union or similar employee representative body for purposes of collective bargaining or negotiate or enter into any CBA other than as required by applicable Law;

(o) other than as such actions may be taken pursuant to the terms of any Terra Benefit Plan in effect as of the Execution Date, (i) grant any increase in the cash compensation or benefits payable to any current or former director, officer, employee or other individual service provider of any Terra Entity, other than increases in compensation in the ordinary course consistent with past practice, or (ii) enter into any new employment agreement with any Person, or amend any existing employment agreement with any current or former director, officer, or employee whose annual base salary would exceed, or during the preceding 12-month period exceeded, $150,000;

(p) terminate the employment or engagement of any director, officer, employee or other service provider of any Terra Entity (other than terminations of an employee for “cause” (which shall include, for clarity, a termination for performance issues)), unless the applicable Terra Entity consults with GSR III before terminating such individual;

(q) enter into any Related Party Transaction;

(r) change an annual accounting period for GAAP or adopt or change any material accounting method used by it for GAAP or adopt any material accounting method unless required by GAAP;

(s) enter into any material new line of business or materially change any of its businesses in any manner (whether through any subsidiary or otherwise);

(t) enter into any Contract to do any action prohibited under this Section 6.1; or

(u) (i) allow any necessary permits, licenses, or approvals that are material to the operation of the business to lapse or become non-compliant with applicable laws and regulations; or (ii) take any actions or omissions that would result in the expiration or invalidation of any such permits.

Section 6.2 Inspection. Subject to confidentiality obligations that may be applicable to information furnished to the Terra Entities or any of their respective Subsidiaries, any Terra Entity or its Subsidiaries by third parties that may be in the Terra Entities’ or any of their Subsidiaries’ possession from time to time, and except for any information that is subject to attorney-client privilege (provided that, to the extent possible, the parties shall cooperate in good faith to permit disclosure of such information in a manner that preserves such privilege or compliance with such confidentiality obligation), to the extent permitted by applicable Law, the Terra Entities shall, and shall cause their Subsidiaries to, afford to GSR III and its accountants, counsel and other representatives reasonable access during the Interim Period (including for the purpose of coordinating transition planning for employees), during normal business hours and with reasonable advance notice, in such manner as to not materially interfere with the ordinary

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course of business of the Terra Entities and their Subsidiaries, to all of their respective properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of the Terra Entities and their Subsidiaries, and shall furnish such representatives with all financial and operating data and other information concerning the affairs of the Terra Entities and their Subsidiaries that are in the possession of the Terra Entities or their Subsidiaries as such representatives may reasonably request; provided, that (i) such access shall not include any Phase II invasive or intrusive investigations, testing, sampling or analysis of any properties, facilities or equipment of the Terra Entities or their Subsidiaries without the prior written consent of Terra OpCo and (ii) the Terra Entities shall not be obligated under this Section 6.2 to provide access to any information relating to trade secrets or know-how of the Terra Entities. All information obtained by GSR III and its representatives shall be subject to the Confidentiality Agreement.

Section 6.3 Closing Spreadsheet.

(a) Terra OpCo shall prepare and deliver to GSR III, in accordance with this Section 6.3, a spreadsheet (the “Closing Spreadsheet”) in form and substance reasonably satisfactory to GSR III, which spreadsheet shall be dated as of the Closing Date and shall set forth the following information (in addition to the other required data and information specified in the Closing Spreadsheet), as of immediately prior to the Closing:

(i) on a holder by holder basis for each Terra OpCo Quotaholder, (A) the number of shares of Terra OpCo held by each holder immediately prior to the Terra Pre-Closing Restructuring Plan, (B) the number of PubCo Ordinary Shares held by each holder immediately prior to Closing after giving effect to the Terra Pre-Closing Restructuring Plan and (C) such holder’s Pro Rata Portion of the PubCo Preferred Shares;

(ii) on a holder by holder basis for each GSR III Shareholder, (A) based on the number of GSR III Ordinary Shares held by each holder as of immediately prior to the Closing (and after giving effect to any redemptions), the number of PubCo Ordinary Shares each GSR III Shareholder shall hold upon the consummation of the Merger;

(iii) the calculation of the aggregate GSR III Transaction Expenses (which information shall be supplied to Terra OpCo by GSR III as soon as practicable in advance of such delivery date for a draft Closing Spreadsheet set forth in Section 6.3(b) below), but in any event at least 10 Business Days prior to the Closing Date;

(iv) the calculation of the aggregate Terra Transaction Expenses; and

(v) a funds flow memorandum setting forth applicable wire transfer instructions and other information reasonably requested by GSR III.

(b) Terra OpCo shall prepare and deliver to GSR III a draft of the Closing Spreadsheet not later than five Business Days prior to the Closing Date and a final version of the Closing Spreadsheet to GSR III not later than two Business Days prior to the Closing Date. In the event that GSR III notifies Terra OpCo that there are errors in the draft of the Closing Spreadsheet, Terra OpCo and GSR III shall discuss the related items in good faith and Terra OpCo shall, upon reasonably determining that there are errors in the draft of the Closing Spreadsheet, correct such errors prior to delivering the final version of the same in accordance with this Section 6.3. Without limiting the foregoing, Terra OpCo shall provide to GSR III, together with the Closing Spreadsheet, such supporting documentation, information and calculations as are reasonably necessary for GSR III to verify and determine the calculations, amounts and other matters set forth in the Closing Spreadsheet.

Section 6.4 Acquisition Proposals. From the Execution Date until the Closing Date or, if earlier, the termination of this Agreement in accordance with Article X, the Terra Entities and their Subsidiaries shall not, and the Terra Entities shall instruct and use their respective reasonable best efforts to cause their respective representatives not to (a) initiate any negotiations with any Person with respect to, or provide any non-public information or data concerning any Terra Entities or their respective Subsidiaries to any Person relating to, an Acquisition Proposal or afford to any Person access to the business, properties, assets or personnel of any Terra Entities or their respective Subsidiaries in connection with an Acquisition Proposal, (b) enter into any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to an Acquisition Proposal, (c) grant any waiver, amendment or release under any confidentiality agreement or the anti-takeover Laws of any state with respect to an Acquisition Proposal, or (d) otherwise knowingly facilitate any such inquiries, proposals, discussions, or

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negotiations or any effort or attempt by any Person to make an Acquisition Proposal. Notwithstanding anything to the contrary in this Agreement, Terra Entities, their respective Subsidiaries and their respective representatives shall not be restricted pursuant to the foregoing sentence with respect to any actions taken in connection with (i) the Terra Pre-Closing Restructuring and (ii) the arrangement of financing in order to facilitate the consummation of the Transactions or for the financing of the Terra Entities following the Closing.

Section 6.5 Support of Transaction. Without limiting any covenant contained in Article VI or Article VIII, the Terra Entities shall, and shall cause their respective Subsidiaries to (a) use reasonable best efforts to obtain all material consents and approvals of third parties that any of the Terra Entities or their respective Subsidiaries or Affiliates are required to obtain in order to consummate the Transactions, including required Governmental Authorizations, and (b) take such other action as may be reasonably necessary or as another party to this Agreement may reasonably request to satisfy the conditions of Article IX or otherwise to comply with this Agreement and to consummate the Transactions as soon as practicable.

Section 6.6 Confidentiality. All non-public information of GSR III provided to the Terra Entities pursuant to this Agreement shall be treated as confidential pursuant to the terms of this Section 6.6. Except as otherwise provided in this Agreement, the Terra Entities shall, and shall cause each of their respective Subsidiaries to, hold in confidence, and the Terra Entities shall not, and shall cause any of their respective Subsidiaries to not, disclose any non-public information of GSR III provided under this Agreement, including exercising the same degree of care as the Terra Entities exercise with their own confidential or proprietary information of a similar nature. The Terra Entities and their respective Subsidiaries acknowledge and agree that some of the information provided to the Terra Entities and their respective Subsidiaries pursuant to this Section 6.6 may be considered “material non-public information” for purposes of securities Laws, and the Terra Entities shall, and shall cause their respective Subsidiaries to, abide by all securities Laws relating to the handling of and acting upon material non-public information of or regarding GSR III. The Terra Entities shall, and shall cause their respective Subsidiaries to, only use any such non-public information for purposes of consummating the transactions contemplated by this Agreement. The Terra Entities shall not, and shall cause their respective Subsidiaries to not, disclose any portion of such non-public information to any person other than its or their and their respective Affiliates’ managers, members, stockholders, shareholders, officers, directors, partners, employees, legal counsel, accountants, advisors, agents and consultants (collectively, “Representatives”) and who “need to know” such non-public information in order to consummate the transactions contemplated by this Agreement. The Terra Entities and their respective Subsidiaries shall be responsible for any breach of this Section 6.6 by any of its Representatives, and agrees, at its sole expense, to take commercially reasonable measures to restrain its Representatives from prohibited or unauthorized disclosure or use of such non-public information. Notwithstanding anything contained in this Agreement to the contrary, this Section 6.6 shall not (a) prohibit the Terra Entities and their respective Subsidiaries from disclosing any such non-public information (x) to the extent required in order for the Terra Entities and their respective Subsidiaries to comply with applicable Law, provided that the Terra Entities and their respective Subsidiaries, to the extent permitted by applicable Law, provides prior written notice of such required disclosure to GSR III and uses reasonable best efforts to avoid or minimize the extent of such disclosure, at GSR III’s sole expense or (y) if such non-public information becomes generally available to the public other than as a result of disclosure by the Terra Entities or their respective Subsidiaries or their respective Representatives in breach of this or (b) prohibit or limit the Terra Entities, their respective Subsidiaries and their Affiliates from disclosing customary or any other reasonable information concerning the transactions contemplated hereby to the Terra Entities’ and their respective Subsidiaries’ investors, prospective investors and advisors bound by customary confidentiality provisions. Notwithstanding the foregoing, any non-public information of GSR III provided to the Terra Entities and their respective Subsidiaries pursuant to this Agreement may be disclosed, and no notice as referenced above is required to be provided, pursuant to requests or demands by any Governmental Authority with jurisdiction over the Terra Entities, their respective Subsidiaries or their Representatives and not directed at GSR III or the transactions contemplated by this Agreement; provided, that the Terra Entities, their respective Subsidiaries or their Representatives, as applicable, inform any such authority of the confidential nature of the information disclosed to them and request they keep such information confidential in accordance with such Governmental Authority’s policies and procedures.

Section 6.7 Indemnification and Insurance.

(a) From and after the Closing, Terra OpCo agrees that it shall, and shall cause the Terra Entities to, indemnify and hold harmless each present and former director and officer of (x) any Terra Entity (in each case, solely to the extent acting in their capacity as such and to the extent such activities are related to the business of the Terra Entities under this Agreement) (the “Terra Indemnified Parties”) and (y) GSR III and each of its Subsidiaries

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(the “GSR III Indemnified Parties” together with the Terra Indemnified Parties, the “D&O Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Proceeding, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing, to the fullest extent that GSR III, the Terra Entities or their respective Subsidiaries, as the case may be, would have been permitted under applicable Law and its respective certificate of incorporation, certificate of formation, bylaws, limited liability company agreement, limited liability partnership agreement, limited liability limited partnership agreement or other Governing Documents in effect on the Execution Date to indemnify such D&O Indemnified Parties (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, Terra OpCo shall, and shall cause the Terra Entities to (i) maintain for a period of not less than six years from the Closing provisions in its certificate of incorporation, certificate of formation, bylaws, limited liability company agreement, limited liability partnership agreement, limited liability limited partnership agreement and other Governing Documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of GSR III’s, its Subsidiaries’ and the Terra Entities’ former and current officers, directors, employees, and agents that are no less favorable to those Persons than the provisions of the certificate of incorporation, certificate of formation, bylaws, limited liability company agreement, operating agreement, limited liability partnership agreement, limited liability limited partnership agreement and other Governing Documents of GSR III, the Terra Entities or their respective Subsidiaries, as applicable, in each case, as of the Execution Date; (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons under such provisions, in each case, except as required by Law; and (iii) Terra OpCo shall, and shall cause the Terra Entities to, as applicable, perform and discharge all obligations to provide such indemnity and exculpation during such six year period.

(b) For a period of six years from the Closing, Terra OpCo shall, and shall cause the Terra Entities to, maintain in effect directors’ and officers’ liability insurance covering those D&O Indemnified Parties on terms not less favorable than the terms of such current insurance coverage for such D&O Indemnified Parties (true, correct and complete copies of which have been made available to GSR III or Terra OpCo, as applicable), except that in no event shall the Terra Entities be required to pay an annual premium for such insurance in excess of 200% of the aggregate annual premium payable by GSR III or the Terra Entities, as applicable, for such insurance policy for the year ended December 31, 2024; provided, however, that (i) Terra OpCo or the other Terra Entities shall cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six-year “tail” policy with respect to claims existing or occurring at or prior to the Closing and if and to the extent such policies have been obtained prior to the Closing with respect to any such D&O Indemnified Parties, Terra OpCo shall maintain (and cause the Terra Entities to maintain) such policies in effect and continue to honor the obligations under such policies, and (ii) if any claim is asserted or made within such six-year period, any insurance required to be maintained under this Section 6.7 shall be continued in respect of such claim until the final disposition of such claim.

(c) Notwithstanding anything contained in this Agreement to the contrary, this Section 6.7 shall survive the Closing indefinitely and shall be binding, jointly and severally, on the Terra Entities and all successors and assigns of the Terra Entities. In the event that any of the Terra Entities or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, the Terra Entities shall ensure that proper provision shall be made so that the successors and assigns of any of the Terra Entities, as the case may be, shall succeed to the obligations set forth in this Section 6.7.

(d) The provisions of this Section 6.7(a)-(d): (i) are intended to be for the benefit of, and shall be enforceable by, each Person who is now, or who has been at any time prior to the Execution Date or who becomes prior to the Closing, a D&O Indemnified Party, his or her heirs and his or her personal representatives, (ii) shall be binding on the Terra Entities and their successors and assigns, (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have, whether pursuant to Law, Contract, Governing Documents, or otherwise and (iv) shall survive the consummation of the Closing and shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Party without the consent of such D&O Indemnified Party.

(e) On the Closing Date, the parties shall cause PubCo to enter into customary indemnification agreements reasonably satisfactory to Terra OpCo and GSR III with the post-Closing directors and officers of PubCo, which indemnification agreements shall continue to be effective following the Closing.

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Section 6.8 Preparation and Delivery of Quarterly Financial Statements.

(a) As soon as reasonably practicable, Terra OpCo shall deliver to GSR III the unaudited consolidated balance sheets and statements of operations and comprehensive loss, cash flow and change in members’ equity of Terra Entities as of and for the three-months ended March 31, 2025 and 2024 (subject to normal and recurring year-end adjustments and the absence of footnotes) (the “2025 Q1 Financial Statements”); provided that upon delivery of such 2025 Q1 Financial Statements, the representations and warranties set forth in Section 4.7 shall be deemed to apply to the 2025 Q1 Financial Statements with the same force and effect as if made as of the Execution Date.

(b) If the Closing has not occurred prior to June 30, 2025, as soon as reasonably practicable following June 30, 2025, Terra OpCo shall deliver to GSR III the unaudited consolidated balance sheets and statements of operations and comprehensive loss, cash flow and change in members’ equity of Terra Entities as of the three-months ended June 30, 2025 (subject to normal and recurring year-end adjustments and the absence of footnotes) (the “2025 Q2 Financial Statements”); provided, that upon delivery of such 2025 Q2 Financial Statements, the representations and warranties set forth in Section 4.7 as related to the 2025 Q1 Financial Statements shall be deemed to apply to the 2025 Q2 Financial Statements with the same force and effect as if made as of the Execution Date.

(c) If the Closing has not occurred prior to September 30, 2025, as soon as reasonably practicable following September 30, 2025, Terra OpCo shall deliver to GSR III the unaudited consolidated balance sheets and statements of operations and comprehensive loss, cash flow and change in members’ equity of Terra Entities as of and for the three-month period ended September 30, 2025 (subject to normal and recurring year-end adjustments and the absence of footnotes) (the “2025 Q3 Financial Statements”); provided, that upon delivery of such 2025 Q3 Financial Statements, the representation and warranties set forth in Section 4.7 as related to the 2025 Q1 Financial Statements shall be deemed to apply to the 2025 Q3 Financial Statements with the same force and effect as if made as of the Execution Date.

Section 6.9 Terra Information Supplied. None of the information supplied or to be supplied by any Terra Entity specifically for inclusion in the Proxy Statement will, at the date on which the Proxy Statement is first mailed to the GSR III Shareholders or at the time of the GSR III Shareholders’ Meeting, include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by any Terra Entity or that are included in the Proxy Statement). Notwithstanding the foregoing, the Terra Entities make no representation, warranty or covenant with respect to (a) statements made or incorporated by reference therein based on information supplied by GSR III for inclusion or incorporation by reference in the Proxy Statement or (b) any projections or forecasts included in the Proxy Statement. The Financial Statements, as well as any interim semi-annual unaudited consolidated financial statements that will be included in the Proxy Statement and any other filings to be made by the Terra Entities with the SEC in connection with the Transactions, (i) will be prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and (ii) will fairly present, in all material respects, the financial position, results of operations and cash flows of the Terra Entities as of the date thereof and for the period indicated therein, except as otherwise specifically noted therein.

Section 6.10 Conduct of Business of Terra MergerCo. From and after the date of Terra MergerCo formation until the earlier of the Closing or the termination of this Agreement in accordance with its terms, Terra MergerCo shall not take any action, or engage in any activities or business, nor incur any liabilities or obligations, other than (a) those that are incident to its organization, (b) the execution of this Agreement or any Ancillary Agreements to which it is or will be a party, (c) those that are expressly contemplated by this Agreement or any Ancillary Agreements (including the enforcement of any of its rights or the performance of any of its obligations under this Agreement or any Ancillary Agreements and the consummation of the transactions contemplated hereby or thereby) or (d) those that are consented to in writing by GSR III (such consent not to be unreasonably withheld, conditioned or delayed).

Section 6.11 Completion of Terra Pre-Closing Restructuring. Prior to Closing, the Terra Entities shall use its reasonable best efforts to complete the Terra Pre-Closing Restructuring in accordance with the Terra Pre-Closing Restructuring Plan. Immediately following their respective formations, each of New TopCo and Terra MergerCo shall execute a joinder agreement substantially in the form attached hereto as Exhibit C, acknowledging and agreeing to be bound by the terms and conditions of this Agreement that Terra OpCo is bound, mutatis mutandis.

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Section 6.12 Terra Business Ownership. Terra Business Ownership. Prior to the Closing Date, Terra OpCo shall deliver to GSR III agreements, in form and substance reasonably satisfactory to GSR III, executed by each of the individuals listed on Section 6.12 of the Terra Disclosure Letter (a) representing and confirming that such individual does not own or have any rights or claims to the business of any Terra Entity (as currently conducted and as contemplated to be conducted, including any component of such business, the “Terra Business”) and that all of the Terra Business is owned by Terra OpCo and (b) effective as of the Execution Date, irrevocably releasing and indemnifying Terra OpCo from and against any claims such individual may have against Terra OpCo in respect of the Terra Business. Notwithstanding the foregoing, none of such individuals will release, and this Section 6.12 shall not be deemed to affect: (i) any obligation of any Terra Entity pursuant to (A) this Agreement or any other agreement ancillary hereto or any of the transactions contemplated hereby or thereby, (B) any employment agreement with such individual, (C) any other agreement with such individual to the extent disclosed on the Terra Disclosure Letter, or (C) any Governing Documents of such Terra Entity to the extent providing indemnification for directors and officers of a Terra Entity; or (ii) any right of such individual under this Agreement or any agreement ancillary hereto.

Article VII
COVENANTS OF GSR III

Section 7.1 Trust Account Proceeds and Related Available Equity.

(a) Upon satisfaction or waiver of the conditions set forth in Article IX and provision of notice of such satisfaction or waiver to the Trustee (which notice GSR III shall provide to the Trustee in accordance with the terms of the Trust Agreement), (i) in accordance with and pursuant to the Trust Agreement, at the Closing, GSR III (A) shall cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (B) shall use its reasonable best efforts to cause the Trustee to, and the Trustee shall thereupon be obligated to (1) pay as and when due all amounts payable to GSR III Shareholders pursuant to the GSR III Share Redemptions, and (2) immediately thereafter, pay all remaining amounts then available in the Trust Account to GSR III for immediate use, subject to this Agreement and the Trust Agreement and (ii) thereafter, the Trust Account shall terminate, except as otherwise provided in the Trust Agreement.

Section 7.2 Transaction Financings. From the Execution Date until the earlier of the Closing or the termination of this Agreement in accordance with Section 10.1, each of GSR III and Terra OpCo agrees to use its commercially reasonable efforts to obtain financing arrangements (including, a committed equity financing facility, bridge financing, convertible loans, private equity raises, forward purchase agreement(s) or any other similar debt or equity financing) for the benefit of PubCo and the other Terra Entities following the Closing (such financing, the “Transaction Financing”) on terms and conditions, including as to amounts, acceptable to GSR III and Terra OpCo.

Section 7.3 GSR III Nasdaq Listing. From the Execution Date until the Merger, GSR III shall ensure that GSR III remains listed as a public company on Nasdaq.

Section 7.4 No Solicitation by GSR III. From the Execution Date until the Closing Date or, if earlier, the termination of this Agreement in accordance with Article IX, GSR III shall not, and shall cause its Subsidiaries not to, and GSR III shall instruct its and their representatives not to, (a) make any proposal or offer that constitutes an Alternative Business Combination Proposal, (b) initiate any discussions or negotiations with any Person with respect to an Alternative Business Combination Proposal or (c) enter into any acquisition agreement, business combination, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to an Alternative Business Combination Proposal, in each case, other than to or with the Terra Entities and their respective representatives. From and after the Execution Date, GSR III shall, and shall instruct its officers and directors to, and GSR III shall instruct and cause its representatives, its Subsidiaries and their respective representatives to, immediately cease and terminate all discussions and negotiations with any Persons that may be ongoing with respect to an Alternative Business Combination Proposal (other than the Terra Entities and their respective representatives).

Section 7.5 GSR III Conduct of Business. During the Interim Period, GSR III shall, and shall cause its Subsidiaries to, except as contemplated by this Agreement, as required by applicable Law or as consented to by Terra OpCo in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), operate its business in the ordinary course and consistent with past practice. Without limiting the generality of the foregoing,

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except as contemplated by this Agreement or as consented to by Terra OpCo in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), GSR III shall not, and GSR III shall cause its Subsidiaries not to, except as otherwise contemplated by this Agreement or the Ancillary Agreements or as required by Law:

(a) seek any approval from the GSR III Shareholders to change, modify or amend the Trust Agreement or the GSR III Governing Documents, except as contemplated by the Transaction Proposals;

(b) (i) make or declare any dividend or distribution to the shareholders of GSR III or make any other distributions in respect of any of GSR III’s or any of its Subsidiary’s capital stock, share capital or equity interests, (ii) split, combine, reclassify or otherwise amend any terms of any shares or series of GSR III’s or any of its Subsidiary’s capital stock or equity interests or (iii) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, share capital or membership interests, warrants or other equity interests of GSR III or any of its Subsidiaries;

(c) other than as expressly required by the Sponsor Support Agreement, enter into, renew or amend in any material respect, any transaction or Contract with an Affiliate of GSR III or any of its Subsidiaries (including, for the avoidance of doubt, (x) Sponsor and (y) any Person in which Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater);

(d) incur or assume any Indebtedness or guarantee any Indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of GSR III or any of its Subsidiaries or guaranty any debt securities of another Person, other than any Indebtedness for borrowed money or guarantee incurred in the ordinary course of business necessary to finance its ordinary course administrative costs and expenses and transaction expenses incurred in connection with the transactions contemplated by this Agreement in an aggregate principal amount not to exceed $150,000;

(e) incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any material liabilities, debts or obligations, other than Indebtedness permitted to be incurred under Section 7.5(d) and other fees and expenses for professional services incurred in the ordinary course in support of the transactions contemplated by this Agreement;

(f) (i) issue any GSR III Ordinary Share or securities exercisable for or convertible into GSR III Ordinary Share, other than the issuance of the GSR III Ordinary Share pursuant to this Agreement or (ii) grant any options, warrants or other equity-based awards with respect to GSR III Ordinary Share not outstanding on the Execution Date;

(g) change an annual accounting period for GAAP or adopt or change any material accounting method used by it for GAAP or adopt any material accounting method unless required by GAAP;

(h) (i) change any method of accounting for Tax purposes, (ii) make, change or revoke any material Tax election, (iii) enter into any closing agreement relating to material Taxes, (iv) settle, concede, compromise or abandon any Tax claim or assessment with respect to material Taxes, (v) surrender any right to claim a material refund of Taxes, (vi) consent to any extension or waiver of the statute of limitations applicable to any material Tax claim or assessment, (vii) file any amended Tax Return with respect to material Taxes, except as required by applicable Law, or (viii) take any action or fail to take any action that could reasonably be expected to prevent or impede the Intended U.S. Tax Treatment;

(i) acquire any ownership interest in any real property;

(j) acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all or a material portion of the assets of, any corporation, partnership, association, joint venture or other business organization or division of such organization;

(k) except as reasonably necessary to consummate the Transactions, enter into, renew, modify or revise any Contract; or

(l) enter into any Contract to do any action prohibited under this Section 7.5.

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Section 7.6 GSR III Public Filings. From the Execution Date through the Closing, GSR III will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Laws.

Section 7.7 [RESERVED].

Section 7.8 Support of Transaction. Without limiting any covenant contained in Article VII or Article VIII, GSR III shall, and shall cause its Subsidiaries to (a) use reasonable best efforts to obtain all material consents and approvals of third parties that any of GSR III or its Affiliates are required to obtain in order to consummate the Transactions and (b) take such other action as may be reasonably necessary or as another party to this Agreement may reasonably request to satisfy the conditions of Article IX or otherwise to comply with this Agreement and to consummate the Transactions as soon as practicable.

Section 7.9 Post-Closing Directors and Officers of PubCo. Subject to the terms of the Governing Documents of PubCo, PubCo shall take all such action within its power as may be necessary or appropriate such that immediately following the Closing:

(a) the Board of Directors of PubCo shall consist of seven directors, (i) two of which shall be designated by the Sponsor (the “GSR Designated Directors”), and (ii) five of which shall be designated by Terra OpCo prior to the Closing (the “Terra Designated Directors”); and

(b) the initial officers of PubCo shall be as set forth on Section 7.9(b) of the Terra Disclosure Letter, who shall serve in such capacity in accordance with the terms of the Governing Documents of PubCo following the Closing.

Section 7.10 GSR III Information Supplied. None of the information supplied or to be supplied by GSR III specifically for inclusion in the Proxy Statement will, at the date on which the Proxy Statement is first mailed to the GSR III Shareholders or at the time of the GSR III Shareholders’ Meeting, include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by GSR III or that are included in the Proxy Statement). Notwithstanding the foregoing, GSR III makes no representation, warranty or covenant with respect to (a) statements made or incorporated by reference therein based on information supplied by the Terra Entities for inclusion or incorporation by reference in the Proxy Statement or (b) any projections or forecasts included in the Proxy Statement. The Financial Statements, as well as any interim semi-annual unaudited consolidated financial statements that will be included in the Proxy Statement and any other filings to be made with the SEC in connection with the Transactions, (i) will be prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and (ii) will fairly present, in all material respects, the financial position, results of operations and cash flows of GSR III as of the date thereof and for the period indicated therein, except as otherwise specifically noted therein.

Article VIII
JOINT COVENANTS

Section 8.1 Regulatory Approvals; Other Filings.

(a) GSR III shall cooperate in good faith with the Terra Entities and any Governmental Authority and undertake promptly any and all action required to satisfy the Regulatory Approvals and complete lawfully the Transactions as soon as practicable (but in any event prior to the Agreement End Date) and any and all action necessary or advisable to (x) consummate the Transactions as contemplated hereby and (y) avoid, prevent, eliminate or remove the actual or threatened commencement of any proceeding in any forum by or on behalf of any Governmental Authority or the issuance of any Governmental Order that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Transactions.

(b) With respect to each of the Regulatory Approvals and any other requests, inquiries, Actions or other proceedings by or from Governmental Authorities, GSR III shall (i) diligently and expeditiously defend and use reasonable best efforts to obtain any necessary clearance, approval, consent, or Governmental Authorization under any applicable Laws prescribed or enforceable by any Governmental Authority for the Transactions and to resolve any objections as may be asserted by any Governmental Authority with respect to the Transactions; and

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(ii) cooperate fully with each other in the defense of such matters. To the extent not prohibited by Law, the Terra Entities shall promptly furnish to GSR III, and GSR III shall promptly furnish to the Terra Entities, copies of any notices or substantive written communications received by such party or any of its Affiliates from any Governmental Authority with respect to the Transactions, and each party shall permit counsel to the other parties an opportunity to review in advance, and each party shall consider in good faith the views of such counsel in connection with, any proposed written communications by such party and/or its Affiliates to any Governmental Authority concerning the Transactions; provided, that none of the parties shall enter into any agreement with any Governmental Authority relating to any Regulatory Approval contemplated in this Agreement without the prior written consent of the other parties. To the extent not prohibited by Law, the Terra Entities agree to provide GSR III and its counsel, and GSR III agrees to provide the Terra Entities and their counsel, the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person, by telephone or video conference, between such party and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the Transactions. Each of the Terra Entities and GSR III agree to make all filings under Antitrust Laws (if any) as soon as practicable after execution of this Agreement, and to provide all information reasonably required of such Person and to reasonably cooperate with each other in connection with the Regulatory Approvals. To the extent applicable, the parties shall request early termination of the applicable waiting period under any Antitrust Law.

(c) Without limiting the generality of the forgoing, GSR III shall use reasonable best efforts to take any and all actions necessary to consummate the Transactions in accordance with the terms of this Agreement.

(d) Subject to Section 9.1, the Terra Entities, on the one hand, and GSR III, on the other, shall each be responsible for and pay one-half of the filing fees payable to the Governmental Authorities in connection with the Transactions.

Section 8.2 Preparation of Registration Statement.

(a) As promptly as practicable after the execution of this Agreement, GSR III and the Terra Entities shall jointly prepare and file with the SEC, mutually acceptable materials which shall include the proxy statement to be filed by GSR III with the SEC as part of the registration statement (including such proxy statement, the “Registration Statement”) and sent to the GSR III Shareholders relating to the GSR III Shareholders’ Meeting (such proxy statement, together with any amendments or supplements thereto, the “Proxy Statement”. Each of GSR III and the Terra Entities shall use its reasonable best efforts to cause the Registration Statement to comply with the rules and regulations promulgated by the SEC, and to obtain all necessary state securities law or “Blue Sky” permits and other required approvals required to carry out the transactions contemplated hereby. Each of GSR III and the Terra Entities agrees to furnish to the other party all information concerning itself, its Subsidiaries, officers, directors, managers, stockholders, shareholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Registration Statement, a Current Report on Form 8-K pursuant to the Exchange Act in connection with the Transactions, or any other statement, filing, notice or application made by or on behalf of GSR III, the Terra Entities or their respective Subsidiaries to any regulatory authority (including Nasdaq) in connection with the Transactions (the “Solicitation Documents”). GSR III and the Terra Entities shall cooperate in responding to all SEC comments and causing the SEC to declare the Registration Statement effective. As soon as possible after the Registration Statement is declared effective, GSR III will cause the Proxy Statement to be mailed to the GSR III Shareholders in each case promptly in compliance with applicable Law.

(b) To the extent not prohibited by Law, each of GSR III and the Terra Entities will advise the other parties, as promptly as practicable after such party receives notice of such time, of the time when the Registration Statement or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the GSR III Ordinary Share for offering or sale in any jurisdiction, of the initiation or written threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information. To the extent not prohibited by Law, each of GSR III and the Terra Entities and their counsel shall be given a reasonable opportunity to review and comment on the Registration Statement and any Solicitation Document each time before any such document is filed with the SEC by GSR III or GSR III, and each shall give reasonable and good faith consideration to any comments made by the other parties and their counsel. To the extent not prohibited by Law, each of GSR III and the Terra Entities shall provide the other parties and their counsel with (i) any comments or other communications, whether written or oral, that such party or its counsel may receive from time to time from the SEC or its staff with respect to the Registration Statement or

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Solicitation Documents promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the response of such party to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with the other parties or their counsel in any discussions or meetings with the SEC.

(c) Each of GSR III and the Terra Entities shall ensure that none of the information supplied by or on its behalf for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the GSR III Shareholders and at the time of the GSR III Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Registration Statement or necessary in order to make the statements made in the Registration Statement, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, GSR III and the Terra Entities make no representation, warranty or covenant with respect to (i) statements made or incorporated by reference in the Registration Statement based on information supplied by the other party for inclusion or incorporation by reference in the Registration Statement or (ii) any projections or forecasts included in the Registration Statement.

(d) If at any time prior to the Closing any information relating to GSR III, the Terra Entities or any of their respective Subsidiaries, Affiliates, directors, managers or officers is discovered by GSR III or the Terra Entities, which is required to be set forth in an amendment or supplement to the Registration Statement, so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements made in such document, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the GSR III Shareholders.

(e) Financial Statements of New TopCo. In accordance with current SEC practice, New TopCo will have audited and interim financial statements prepared for inclusion in the Registration Statement.

Section 8.3 Shareholders’ Meeting and Approvals

(a) GSR III Shareholder Approval. GSR III shall (a) as promptly as practicable in compliance with applicable Law, (i) cause the Proxy Statement to be disseminated to holders of GSR III Ordinary Share in compliance with applicable Law, (ii) duly (1) establish a record date for, (2) call and give notice of and (3) convene and hold a meeting of its shareholders (the “GSR III Shareholders’ Meeting”) in accordance with the GSR III Governing Documents (for the purposes of obtaining the GSR III Shareholder Approval) and applicable Nasdaq listing rules for a date no later than 90 Business Days following the date the definitive Proxy Statement is disseminated to holders of GSR III Ordinary Shares, and (iii) solicit proxies from the holders of GSR III Ordinary Shares to vote in favor of each of the Transaction Proposals, and (b) provide its shareholders with the opportunity to elect to effect a GSR III Share Redemption. GSR III shall, through its Board of Directors, recommend to its shareholders each of the following: (A) the adoption and approval of this Agreement and the transactions contemplated thereby (the “Business Combination Proposal”), (B) adoption, authorization and approval of the Merger, along with the Plan of Merger and the Merger Documents and the transactions contemplated thereby (the “Merger Proposal”), and (C) adoption and approval of any other proposals as either the SEC or Nasdaq (or the respective staff members thereof) may indicate are necessary in its comments to the Registration Statement or in correspondence related thereto, and of any other proposals reasonably agreed by GSR III and the Terra Entities as necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements (such proposals in clauses (A) through (C) together, the “Transaction Proposals”). The Board of Directors of GSR III shall not withdraw, amend, qualify or modify its recommendation to the shareholders of GSR III that they vote in favor of the Transaction Proposals. To the fullest extent permitted by applicable Law, (x) GSR III agrees to establish a record date for, duly call, give notice of, convene and hold the GSR III Shareholders’ Meeting and submit for approval the Transaction Proposals and (y) GSR III agrees that if the GSR III Shareholder Approval shall not have been obtained at any such GSR III Shareholders’ Meeting, then GSR III shall promptly continue to take all such necessary actions, including the actions required by this Section 8.3(a), and hold additional GSR III Shareholders’ Meetings in order to obtain the GSR III Shareholder Approval. GSR III may only adjourn the GSR III Shareholders’ Meeting (i) to solicit additional proxies for the purpose of obtaining the GSR III Shareholder Approval, (ii) for the absence of a quorum and (iii) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that GSR III has determined in good faith after consultation with outside legal counsel is required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by shareholders of GSR III prior to the GSR III Shareholders’ Meeting and (iv) if the holders of GSR

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III Class A Ordinary Shares have elected to redeem a number of GSR III Class A Ordinary Shares as of such time that would reasonably be expected to result in the condition set forth in Section 9.1 not being satisfied; provided, that the GSR III Shareholders’ Meeting (x) may not be adjourned to a date that is more than 90 days after the date for which the GSR III Shareholders’ Meeting was originally scheduled (excluding any adjournments required by applicable Law) and (y) is held no later than three Business Days prior to the Agreement End Date.

(b) GSR III agrees that it shall provide the holders of GSR III Ordinary Shares the opportunity to elect redemption of such shares of GSR III Ordinary Shares in connection with the GSR III Shareholders’ Meeting as required by the GSR III Governing Documents.

(c) Terra MergerCo Approval. As promptly as reasonably practicable following the formation of Terra MergerCo, in accordance with the terms and subject to the conditions of all applicable Governing Documents, PubCo, as the sole Member of Terra MergerCo, shall approve and adopt this Agreement and the Ancillary Agreements to which Terra MergerCo is or will be a party and the transactions contemplated hereby and thereby (including the Merger).

(d) Conversion Approval. As promptly as reasonably practicable following the Contribution, and in any event within 120 days thereafter, in accordance with the terms and subject to the conditions of the applicable Governing Documents, New TopCo shall cause a meeting of New TopCo’s quotaholders to adopt resolutions required under applicable Law to approve the Conversion and any other proposals as necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements. At all times from the date of this Agreement through the Closing, New TopCo shall recommend that its quotaholders approve all matters described in the prior sentence.

Section 8.4 Tax Matters.

(a) The Terra Entities shall cause the Terra Pre-Closing Restructuring to be consummated prior to the Closing.

(b) The Terra Entities (i) shall cause New Topco to timely file U.S. Internal Revenue Service Form 8832 electing as of the date of its formation to be classified for U.S. federal income tax purposes as (A) an entity disregarded as separate from its owner if New TopCo has one owner on the date of its formation or (B) a partnership if New TopCo has more than one owner on the date of its formation and (ii) shall not take any action (or fail to take any action) that causes New TopCo to be classified as other than a partnership for U.S. federal income tax purposes as described in Treasury Regulations Section 301.7701-3(f)(2) from the date of the Contribution until the date of the Conversion.

(c) The parties intend that the Conversion be treated as a change in tax classification from a partnership to an association taxable as a corporation for U.S. federal income tax purposes as described in Treasury Regulations Section 301.7701-3(g)(1)(i).

(d) Each party agrees to act in good faith, consistent with the Intended U.S. Tax Treatment, and use reasonable best efforts to cause the Terra Pre-Closing Restructuring and the Merger taken together with other relevant transactions (including any Transaction Financing that is an equity financing), to qualify for the Intended U.S. Tax Treatment.

(e) Each party agrees that it (i) shall not knowingly take any action, or fail to take any action, that would reasonably be expected to prevent, impair or impede the Intended U.S. Tax Treatment, (ii) shall report the Terra Pre-Closing Restructuring and the Merger taken together with other relevant transactions (including any Transaction Financing that is an equity financing) in accordance with the Intended U.S. Tax Treatment and (iii) shall not take any position inconsistent with (whether in audits, Tax Returns or otherwise), such treatment unless required to do so pursuant to a “determination” (within the meaning of Section 1313(a) of the Code). Each party shall reasonably cooperate with each other and shall use reasonable best efforts to promptly notify the other party in writing if, before the Closing Date, such party knows or has reason to believe that the Conversion or the Merger may not qualify for the Intended U.S. Tax Treatment.

(f) For the avoidance of doubt, the foregoing paragraphs (d) and (e) shall not be interpreted to prevent a party from reporting the transactions pursuant to other applicable non-recognition provisions of the Code, including Section 368 of the Code, to the extent any such position does not conflict with the qualification of the Terra Pre-Closing Restructuring and the Merger taken together with other relevant transactions (including any Transaction

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Financing that is an equity financing), for the Intended U.S. Tax Treatment. In such case, the parties hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a), for purposes of Sections 354, 361 and 368 of the Code and the Treasury Regulations thereunder.

(g) The parties acknowledge that any direct or indirect holder of GSR III Ordinary Shares or New TopCo Quotaholder who is a “five-percent transferee shareholder” (within the meaning of Treasury Regulations Section 1.367(a)-3(c)(5)(ii)) of PubCo following the Conversion and the Merger (a “PubCo 5% Shareholder”) may enter into (and cause to be filed with the Internal Revenue Service) a GRA. Upon the written request of any PubCo 5% Shareholder made following the Closing Date, PubCo shall (i) furnish to such PubCo 5% Shareholder such information as such PubCo 5% Shareholder reasonably requests in connection with such PubCo 5% Shareholder’s preparation of a GRA and any necessary Tax forms with respect thereto during the period in which such GRA is in place under Treasury Regulations Section 1.367(a)-8, and (ii) provide such PubCo 5% Shareholder with the information reasonably requested by such PubCo 5% Shareholder for purposes of such PubCo 5% Shareholder’s tax compliance during the period in which such GRA is in place under Treasury Regulations Section 1.367(a)-8, including for purposes of determining whether there has been a gain “triggering event” (within the meaning of Treasury Regulations Section 1.367(a)-8) under the terms of such PubCo 5% Shareholder’s GRA. Each of the parties shall, and shall cause their affiliates to, operate in a manner so as not to cause a triggering event.

(h) If, in connection with the preparation and filing of the Registration Statement, a Tax opinion is required to be prepared and submitted, GSR III and the Terra Entities shall use reasonable best efforts to deliver customary Tax representation letters (not to be inconsistent with this Agreement), dated and executed as of the date the Registration Statement shall have been declared effective by the SEC, or such other date(s) as reasonably determined by the Tax counsel providing such opinion in connection with the preparation and filing of the Registration Statement. To the extent a Tax opinion with respect to the treatment of GSR III or GSR III Shareholders is being requested or required by the SEC, Latham & Watkins LLP shall (upon receipt of customary Tax representation letters reasonably satisfactory to such counsel) provide such Tax opinion (or, if applicable, to explain why it is not able to provide such opinion). To the extent a Tax opinion with respect to the treatment of PubCo or holders of PubCo Ordinary Shares is being requested or required by the SEC, Loeb & Loeb LLP shall (upon receipt of customary Tax representation letters reasonably satisfactory to such counsel) provide such Tax opinion (or, if applicable, to explain why it is not able to provide such opinion).

Section 8.5 Section 16 Matters. Prior to the Closing, each of the Terra Entities and GSR III shall take all such steps as may be required (to the extent permitted under applicable Law) to cause any dispositions of the equity interests of GSR III or the Terra Entities (including, in each case, securities deliverable upon exercise, vesting or settlement of any derivative securities) resulting from the Transactions by each individual who may become subject to the reporting requirements of Section 16(a) of the Exchange Act in connection with the Transactions to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 8.6 Equity Plan. Prior to the Closing Date, PubCo shall approve and adopt the incentive equity proposal in the form mutually agreed upon between Terra OpCo and GSR III, subject to PubCo shareholder approval to the extent required by applicable Laws (the “Incentive Equity Plan”). The Incentive Equity Plan will provide for awards of PubCo Ordinary Share with a total pool of shares equal to the sum of 10% of the number of shares of PubCo Ordinary Share outstanding as of immediately after the Closing (the “Incentive Equity Plan Share Reserve”) and will include an “evergreen” provision that is mutually agreeable to GSR III and Terra OpCo that will provide for an automatic increase on the first day of each fiscal year in the number of shares available for issuance under the Incentive Equity Plan as mutually determined by to GSR III and Terra OpCo. As soon as practicable following the expiration of the 60-day period following the date on which PubCo has filed current Form 10 information with the SEC reflecting its status as an entity that is not a shell company, PubCo shall file an effective registration statement on Form S-8 (or other applicable form) with respect to PubCo Ordinary Share issuable under the Incentive Equity Plan, and PubCo shall use reasonable best efforts to maintain the effectiveness of such registration statement(s) (and maintain the current status of the prospectus or prospectuses contained in such registration statement(s)) for so long as awards granted pursuant to the Incentive Equity Plan remain outstanding.

Section 8.7 Further Action; Reasonable Best Efforts.

(a) Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, appropriate action, and to do, or cause to be done, such things as are necessary, proper or advisable under applicable Laws or otherwise to consummate and make

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effective the Transactions, including, without limitation, using its reasonable best efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to contracts with the Terra Entities as set forth in Section 4.5 necessary for the consummation of the Transactions and to fulfill the conditions to the Terra Pre-Closing Restructuring and the Merger. In case, at any time after the Merger Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party shall use their reasonable best efforts to take all such action.

(b) Each of the parties shall keep each other apprised of the status of matters relating to the Transactions, including promptly notifying the other parties of any communication it or any of its affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permitting the other parties to review in advance, and to the extent practicable consult about, any proposed communication by such party to any Governmental Authority in connection with the Transactions. No party to this Agreement shall agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate at such meeting. Subject to the terms of the Confidentiality Agreement, the parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other parties may reasonably request in connection with the foregoing. Subject to the terms of the Confidentiality Agreement, the parties will provide each other with copies of all material correspondence, filings or communications, including any documents, information and data contained therewith, between them or any of their Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the Transactions. No party shall take or cause to be taken any action before any Governmental Authority that is inconsistent with or intended to delay its action on requests for a consent or the consummation of the Transactions.

Section 8.8 PubCo Nasdaq Listing. Prior to the Closing, each of GSR III and the Terra Entities shall use their respective reasonable best efforts to, in consultation with one another, to (a) cause the PubCo Ordinary Shares issuable in accordance with this Agreement, including the Conversion and the Merger, to be approved for listing on Nasdaq, including by submitting an initial listing application with Nasdaq (the “Listing Application”) with respect to such shares, as promptly as reasonably practicable after the date of this Agreement, and in any event prior to the Merger Effective Time, subject to official notice of issuance thereof, and (b) satisfy any of PubCo’s applicable initial listing requirements of Nasdaq. Each of GSR III and the Terra Entities shall use reasonable best efforts to, and shall use reasonable best efforts to cause their respective Representatives to, cooperate with the Terra Entities and its Representatives or GSR III and its Representatives, as the case may be, in connection with the foregoing provisions of this Section 8.8 to, including without limitation, (i) with respect to GSR III seek shareholders to enter into non-redemption agreements, (ii) cause the Listing Application, when filed, to comply in all material respects with all legal requirements applicable thereto, (iii) respond as promptly as reasonably practicable to and resolve all comments received from Nasdaq or its staff concerning the Listing Application, and (iv) have the Listing Application approved by Nasdaq as promptly as practicable after such filing, and as may otherwise be reasonably requested by GSR III or the Terra Entities, as appliable.

Article IX
CONDITIONS TO OBLIGATIONS

Section 9.1 Conditions to Obligations of GSR III and the Terra Entities. The obligations of GSR III and the Terra Entities to consummate, or cause to be consummated, the Transactions at the Closing are subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by all of such parties:

(a) The GSR III Shareholder Approval, Terra MergerCo shareholder approval and PubCo shareholder approval shall have been obtained;

(b) All approvals or consents, and all waiting or other periods, or extensions of the foregoing, under the Laws set forth and described on Section 9.1(b) of the Terra Disclosure Letter (collectively, the “Regulatory Approvals”) shall have been obtained or have expired or been terminated, as applicable; and any agreement with the Federal Trade Commission, Department of Justice or other applicable Governmental Authority not to consummate the transaction contemplated hereby under any Antitrust Laws shall have expired or been terminated;

(c) No Governmental Authority of competent jurisdiction shall have issued or entered any Governmental Order, and no Law shall have been enacted or promulgated, that is in effect and prohibits or otherwise prevents the Transactions;

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(d) The Terra Pre-Closing Restructuring shall have been consummated prior to the Closing in all material respects in accordance with the Terra Pre-Closing Restructuring Plan;

(e) GSR III Available Cash shall be no less than $25,000,000 as immediately prior to the Closing;

(f) As of immediately prior to Closing, GSR III shall have net tangible assets of at least $5,000,001; and

(g) The PubCo Ordinary Shares (as set forth in Section 8.8) shall have been approved for listing on Nasdaq.

(h) The Registration Statement shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall be in effect, and no proceedings for purposes of suspending the effectiveness of the Registration Statement shall have been initiated or be threatened by the SEC.

Section 9.2 Conditions to Obligations of GSR III. The obligations of GSR III to consummate, or cause to be consummated, the Transactions at the Closing are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by GSR III:

(a) the representations and warranties contained in Section 4.1 (Company Organization), Section 4.3 (Due Authorization) and Section 4.25 (Brokers’ Fees) shall each be true and correct in all material respects as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date. The representation and warranty in Section 4.6 (Capitalization) shall be true and correct in all respects other than de minimis inaccuracies as of the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date. Each of the other representations and warranties of the Terra Entities and their respective Subsidiaries contained in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Terra Material Adverse Effect” or other similar materiality qualification set forth in such representation and warranty) as of the Closing Date, except to the extent that any such representations and warranties expressly speaks as to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date, except for, in each case, inaccuracies or omissions that individually or in the aggregate, has not had, and would not reasonably be expected to have, a Terra Material Adverse Effect; provided, that for purposes of this Section 9.2(a), no Event that is contemplated by the Transactions, including the Terra Pre-Closing Restructuring Plan or any Transaction Financing, shall be deemed to constitute an inaccuracy in or breach of any such representations and warranties;

(b) each of the covenants of the Terra Entities and their respective Subsidiaries to be performed as of or prior to the Closing shall have been performed in all material respects;

(c) there shall not have occurred any Terra Material Adverse Effect;

(d) a Terra Entity shall have entered into an employment agreement with each of the Key Employees, in each case, in form and substance that is reasonably acceptable to GSR III and such agreements shall not have been revoked;

(e) the Governing Documents of PubCo, which are intended to govern its affairs post-Merger, shall be in form and substance that is reasonably acceptable to GSR III in all material respects; and

(f) GSR III shall have received each of the agreements, instruments, certificates, and other documents set forth in Section 2.7(b).

Section 9.3 Conditions to the Obligations of the Terra Entities. The obligation of the Terra Entities to consummate, or cause to be consummated, the Transactions at the Closing is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Terra Entities:

(a) the representations and warranties contained in Section 5.1 (Company Organization), Section 5.2 (Due Authorization), Section 5.11 (Trust Account) and Section 5.18 (Brokers’ Fees) shall each be true and correct in all material respects as of the Closing Date as though made on the Closing Date, except to the extent

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that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date. The representation and warranty in Section 5.5 (Capitalization) shall be true and correct in all respects other than de minimis inaccuracies as of the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date. Each of the other representations and warranties of GSR III contained in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “GSR III Material Adverse Effect” or other similar materiality qualification set forth in such representation and warranty) as of the Closing Date, except to the extent that any such representations and warranties expressly speak as to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date, except for, in each case, inaccuracies or omissions that individually or in the aggregate, has not had, and would not reasonably be expected to have, an GSR III Material Adverse Effect;

(b) each of the covenants of GSR III to be performed as of or prior to the Closing shall have been performed in all material respects;

(c) there shall not have occurred any GSR III Material Adverse Effect; and

(d) Terra OpCo shall have received each of the agreements, instruments, certificates, and other documents set forth in Section 2.7(a).

Article X
TERMINATION/EFFECTIVENESS

Section 10.1 Termination. This Agreement may be terminated and the Transactions abandoned:

(a) by mutual written consent of Terra OpCo and GSR III;

(b) by written notice from Terra OpCo or GSR III to the other if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which has become final and nonappealable and has the effect of making consummation of the Transactions illegal or otherwise preventing or prohibiting consummation of the Transactions;

(c) by written notice from Terra OpCo to GSR III if the GSR III Shareholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the GSR III Shareholders’ Meeting duly convened for such purpose or at any adjournment or postponement of such meeting;

(d) prior to the Closing, by written notice to Terra OpCo from GSR III if (i) there is any breach of any representation, warranty, covenant or agreement on the part of the Terra Entities set forth in this Agreement, such that the conditions specified in Section 9.2(a) or Section 9.2(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Terra Entities through the exercise of their respective reasonable best efforts, then, for a period of up to 20 days after receipt by Terra OpCo of notice from GSR III of such breach (the “Terra Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Terra Cure Period, or (ii) the Closing has not occurred on or before December 31, 2025 (the “Agreement End Date”), unless GSR III is then in material breach of this Agreement; or

(e) prior to the Closing, by written notice to GSR III from Terra OpCo if (i) there is any breach of any representation, warranty, covenant or agreement on the part of GSR III set forth in this Agreement, such that the conditions specified in Section 9.3(a) or Section 9.3(b) would not be satisfied at the Closing (a “Terminating GSR III Breach”), except that, if any such Terminating GSR III Breach is curable by GSR III through the exercise of its reasonable best efforts, then, for a period of up to 20 days after receipt by GSR III of notice from Terra OpCo of such breach (the “GSR III Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating GSR III Breach is not cured within the GSR III Cure Period or (ii) the Closing has not occurred on or before the Agreement End Date, unless any of the Terra Entities is then in material breach of this Agreement.

Section 10.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party to this Agreement or its respective Affiliates, officers, directors or stockholders, shareholders, other than

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liability of the Terra Entities or GSR III, as the case may be, for any fraud or willful and material breach of this Agreement occurring prior to such termination, except that the provisions of this Section 10.2 and Article XI and the Confidentiality Agreement shall survive any termination of this Agreement.

Article XI
MISCELLANEOUS

Section 11.1 Trust Account Waiver. Each of the Terra Entities acknowledges that GSR III is a blank check company with the powers and privileges to effect a Business Combination. Each of the Terra Entities further acknowledges that, as described in the prospectus dated November 7, 2024 (the “Prospectus”) available at www.sec.gov, substantially all of GSR III assets consist of the cash proceeds of GSR III’s initial public offering and private placements of its securities and substantially all of those proceeds have been deposited in a trust account for the benefit of GSR III, certain of its public shareholders and the underwriters of GSR III’s initial public offering (the “Trust Account”). Each of the Terra Entities acknowledges that it has been advised by GSR III that, except with respect to interest earned on the funds held in the Trust Account that may be released to GSR III to pay its Tax, the Trust Agreement provides that cash in the Trust Account may be disbursed only (a) if GSR III completes the transaction which constitutes a Business Combination, then to those Persons and in such amounts as described in the Prospectus; (b) if GSR III fails to complete a Business Combination within the allotted time period and liquidates, subject to the terms of the Trust Agreement, to GSR III in limited amounts to permit GSR III to pay the costs and expenses of its liquidation and dissolution, and then to GSR III’s public shareholders; and (c) if GSR III holds a shareholder vote to amend GSR III’s amended and restated memorandum and articles of association (i) to modify the substance or timing of the obligation to redeem 100% of GSR III Ordinary Share (prior to the Closing) if GSR III fails to complete a Business Combination within the allotted time period or (ii) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity, then for the redemption of any GSR III Ordinary Share (prior to the Closing) properly tendered in connection with such vote. For and in consideration of GSR III entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, each of the Terra Entities, on behalf of themselves and their respective Affiliates, hereby agrees that it does not now have and shall not at any time hereafter have, and irrevocably waives any right, title, interest or claim of any kind it or any of its respective Affiliates have or may have in the future, in or to any monies in the Trust Account or distributions therefrom and further agrees not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, arising out of, this Agreement and any negotiations, Contracts or agreements with GSR III or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability. Each of the Terra Entities agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by GSR III to induce GSR III to enter in this Agreement, and each of the Terra Entities further intends and understands such waiver to be valid, binding and enforceable against such party and each of its Affiliates under applicable Law. Notwithstanding the foregoing, (x) nothing in this Section 11.1 shall serve to limit or prohibit the Terra Entities’ right to pursue a claim against GSR III for legal relief against monies or other assets held outside the Trust Account (other than distributions therefrom directly or indirectly to GSR III’s public shareholders), for specific performance or other equitable relief in connection with the consummation of the Transactions (including a claim for GSR III to specifically perform its obligations under this Agreement and the Trust Agreement so long as such claim would not affect GSR III’s ability to fulfill its obligation to effectuate the GSR III Share Redemptions) and (y) nothing in this Section 11.1 shall serve to limit or prohibit any claims that any of the Terra Entities may have in the future against GSR III’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds, but excluding distributions from the Trust Account directly or indirectly to GSR III’s public shareholders).

Section 11.2 Waiver. Any party to this Agreement may, at any time prior to the Closing, by action taken by its Board of Directors, Board of Managers or other Persons thereunto duly authorized, (a) extend the time for the performance of the obligations or acts of the other parties to this Agreement, (b) waive any inaccuracies in the representations and warranties (of another party to this Agreement) that are contained in this Agreement or (c) waive compliance by the other parties to this Agreement with any of the agreements or conditions contained in this Agreement, but such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such extension or waiver.

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Section 11.3 Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service, or (iv) when delivered by email during normal business hours (in each case in this clause (iv), solely if receipt is confirmed, but excluding any automated reply, such as an out-of-office notification), addressed as follows:

(a) If to the Terra Entities, to:

Terra Innovatum
Via Matteo Trenta 117
Lucca, Italy 55100
Attention: Alessandro Petruzzi, CEO
Email: a.petruzzi@terrainnovatum.com

with copies (which shall not constitute notice) to:

Loeb & Loeb LLP
345 Park Avenue
New York, NY 10154
Attention: Mitchell S. Nussbaum
Email: mnussbaum@loeb.com

(b) If to the GSR III, to:

GSR III Acquisition Corp.
5900 Balcones Drive, Suite 100
Austin, TX 78731
Attention: Co-Chief Executive Officers
Email: gus@gsrmet.com; lew@gsrmet.com

with copies (which shall not constitute notice) to:

Latham & Watkins LLP
10250 Constellation Blvd., Suite 1100
Los Angeles, CA 90067
Attention: Steven Stokdyk; Brian Duff
Email: Steven.Stokdyk@lw.com; Brian.Duff@lw.com

or to such other address or addresses as the parties may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice.

Section 11.4 Assignment. No party shall assign this Agreement or any part of this Agreement without the prior written consent of the other parties to this Agreement and any such transfer without prior written consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective permitted successors and assigns.

Section 11.5 Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to (a) confer upon or give any Person (including any equityholder, any current or former director, manager, officer, employee or independent contractor of the Terra Entities, or any participant in any Terra Benefit Plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary of such Person)), other than the parties to this Agreement, any right or remedies under or by reason of this Agreement, (b) establish, amend or modify any employee benefit plan, program, policy, agreement or arrangement or (c) limit the right of GSR III, the Terra Entities or their respective Affiliates to amend, terminate or otherwise modify any Terra Benefit Plan or other employee benefit plan, policy, agreement or other arrangement following the Closing at any time; provided, however, that the D&O Indemnified Parties (and their successors, heirs and representatives) are intended third-party beneficiaries of, and may enforce, Section 6.7(a)-(d), and the Terra Non-Recourse Parties and the GSR III Non-Recourse Parties (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Section 11.18.

Annex A-55

Section 11.6 Expenses. Except as otherwise set forth in this Agreement, each party shall be responsible for and pay its own expenses incurred in connection with this Agreement and the Transactions, including all fees of its legal counsel, financial advisers and accountants; provided that if the Closing shall occur, GSR III shall pay or cause to be paid, in accordance with Section 2.8, the GSR III Transaction Expenses and the Terra Transaction Expenses. For the avoidance of doubt, any payments to be made (or to cause to be made) by GSR III shall be paid upon the Closing and release of proceeds from the Trust Account.

Section 11.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of New York (except that the Companies Act shall apply to the Merger and Italian and Dutch law shall apply to the Conversion and the transactions contemplated by Section 2.2(h), as applicable).

Section 11.8 Headings; Counterparts. The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts (including by electronic mail or in .pdf), and by different parties in separate counterparts, with the same effect as if all parties had signed the same document, but all of which together shall constitute one and the same instrument.

Section 11.9 Terra Entities and GSR III Disclosure Letters. The Terra Disclosure Letter and the GSR III Disclosure Letter (including, in each case, any section of the applicable Disclosure Letter) referenced in this Agreement are a part of this Agreement as if fully set forth in this Agreement. All references in this Agreement to the Terra Disclosure Letter and/or the GSR III Disclosure Letter (including, in each case, any section of the applicable Disclosure Letter) shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the applicable Disclosure Letter, or any section of the applicable Disclosure Letter, with reference to any section of this Agreement or section of the applicable Disclosure Letter shall be deemed to be a disclosure with respect to such other applicable sections of this Agreement or sections of applicable Disclosure Letter if it is reasonably apparent on the face of such disclosure that such disclosure is responsive to such other section of this Agreement or section of the applicable Disclosure Letter. Certain information set forth in the Disclosure Letters is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

Section 11.10 Entire Agreement. (a) This Agreement (together with the Terra Disclosure Letter and the GSR III Disclosure Letter), (b) the Confidentiality Agreement, dated as of November 21, 2024, between GSR III and Terra OpCo (the “Confidentiality Agreement”), (c) the Registration Rights Agreement, and (d) the Sponsor Support Agreement (clauses (b) through (d), collectively with all other agreements contemplated hereby or thereby, including in connection with the Terra Pre-Closing Restructuring, the “Ancillary Agreements”) constitute the entire agreement among the parties to this Agreement relating to the Transactions and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties or any of their respective Subsidiaries relating to the Transactions. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the Transactions exist between such parties except as expressly set forth in this Agreement and the Ancillary Agreements.

Section 11.11 Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement.

Section 11.12 Publicity.

(a) All press releases or other public communications relating to the Transactions, and the method of the release for publication of such press releases or other public communications, shall prior to the Closing be subject to the prior mutual approval of GSR III and Terra OpCo, which approval shall not be unreasonably withheld, conditioned or delayed by any party; provided that no party shall be required to obtain consent pursuant to this Section 11.12(a) to the extent any proposed release or statement is substantially equivalent to the information that has previously been made public without breach of the obligation under this Section 11.12(a).

Annex A-56

(b) The restriction in Section 11.12(a) shall not apply to the extent the public announcement is required by applicable securities Law, any Governmental Authority or stock exchange rule; provided, however, that in such an event, the party making the announcement shall use its reasonable best efforts to consult with the other party in advance as to its form, content and timing.

Section 11.13 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained in this Agreement is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any such provision that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

Section 11.14 Waiver of Jury Trial. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR UNDER ANY ANCILLARY AGREEMENTS OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY ANCILLARY AGREEMENTS OR ANY OF THE TRANSACTIONS RELATED HERETO OR THERETO OR ANY FINANCING IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH PROCEEDING, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.14.

Section 11.15 Arbitration. Each of the Parties irrevocably and unconditionally agrees that any Proceeding based upon, arising out of or related to this Agreement, any Ancillary Agreements or any of the transactions contemplated hereby or thereby (each a “Related Proceeding”) shall be finally resolved by binding arbitration in accordance with the Swiss Rules of International Arbitration of the Swiss Centre (the “Rules”) in force on the date on which the Notice of Arbitration is submitted in accordance with those Rules. The arbitral tribunal shall be composed of three arbitrators, appointed in accordance with the Rules. The seat of the arbitration shall be in New York, New York. Each arbitrator must be (a) an attorney with significant experience with complex cross-border commercial transactions with appropriate experience in New York contract law and (b) neutral and independent of each Party. The arbitrators may enter a default decision against any Party who fails to participate in the arbitration proceedings with respect to any Related Proceeding. The language of the proceeding shall be English. The decision of the arbitrators on the points in dispute will be final, unappealable and binding, and judgment on the award may be entered in any court having jurisdiction thereof. The Parties and the arbitrators will keep confidential, and will not disclose to any Person, except the Parties’ respective Representatives (who shall keep any such information confidential as provided in this sentence), or as may be required by applicable Law or any Order of a Governmental Entity of competent jurisdiction, the existence of any Related Proceeding under this Section 11.15, the referral of any such Related Proceeding to arbitration or the status or resolution thereof. The initiation of any Related Proceeding pursuant to this Section 11.15 will toll the applicable statute of limitations for the duration of any such Related Proceeding.

Section 11.16 Remedies. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their respective obligations under the provisions

Annex A-57

of this Agreement (including failing to take such actions as are required of them hereunder to consummate the Transactions) in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

Section 11.17 Enforcement. The parties agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

Section 11.18 Non-Recourse.

(a) Solely with respect to the Terra Entities and GSR III, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the Transactions may only be brought against, the Terra Entities and GSR III as named parties to this Agreement; and

(b) Except to the extent a Person is a party to this Agreement (and then only to the extent of the specific obligations undertaken by such party to this Agreement), (i) no past, present or future director, officer, employee, incorporator, member, partner, shareholder, Affiliate, agent, attorney, advisor or representative of the Terra Entities (each, a “Terra Non-Recourse Party”) or GSR III (each, a “GSR III Non-Recourse Party”) and (ii) no past, present or future director, officer, employee, incorporator, member, partner, shareholder, Affiliate, agent, attorney, advisor or representative of any of the foregoing shall have any liability (whether in Contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Terra Entities or GSR III under this Agreement for any claim based on, arising out of, or related to this Agreement or the Transactions.

(c) For the avoidance of doubt, the Sponsor shall not have any obligations under this Agreement.

Section 11.19 Non-Survival of Representations, Warranties and Covenants. Except as otherwise contemplated by Section 10.2, none of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect of such provisions), except for (a) those covenants and agreements contained in this Agreement that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Section 11.19.

Section 11.20 Conflicts and Privilege.

(a) GSR III and the Terra Entities hereby agree that, in the event a dispute with respect to this Agreement or the Transactions arises after the Closing between or among GSR III and/or Sponsor, on the one hand, and the Terra Entities, on the other hand, any legal counsel (including Latham & Watkins LLP) that represented GSR III and/or Sponsor prior to the Closing may represent Sponsor in such dispute even though the interests of Sponsor may be directly adverse to GSR III, and even though such counsel may have represented GSR III in a matter substantially related to such dispute, or may be handling ongoing matters for GSR III and/or Sponsor. Notwithstanding the foregoing, any privileged communications or information shared by the Terra Entities prior to the Closing with GSR III or Sponsor (in any capacity) under a common interest agreement shall remain the privileged communications or information of the Terra Entities following the Closing.

Annex A-58

(b) GSR III and the Terra Entities hereby agree that, in the event a dispute with respect to this Agreement or the Transactions arises after the Closing between or among the Terra Designated Directors, on the one hand, and the Terra Entities and/or GSR III, on the other hand, any legal counsel (including Loeb & Loeb LLP) that represented the Terra Designated Directors and/or the Terra Entities prior to the Closing may represent the Terra Designated Directors in such dispute even though the interests of the Terra Designated Directors may be directly adverse to GSR III and/or the Terra Entities, and even though such counsel may have represented GSR III and/or the Terra Entities in a matter substantially related to such dispute, or may be handling ongoing matters for GSR III, the Terra Entities and/or the Terra Designated Directors. GSR III and the Terra Entities further agree that, as to all legally privileged communications prior to the Closing between or among any legal counsel (including Loeb & Loeb LLP) that represented the Terra Designated Directors and/or the Terra Entities prior to the Closing and any one or more such Persons that relate in any way to the Transactions, the attorney/client privilege and the expectation of client confidence belongs to the Terra Designated Directors and may be controlled by such Terra Designated Directors, and shall not pass to or be claimed or controlled by GSR III (after giving effect to the Closing) or the Terra Entities; provided that the Terra Designated Directors shall not waive such attorney/client privilege other than to the extent they determine appropriate in connection with the enforcement or defense of their respective rights or obligations existing under this Agreement. Notwithstanding the foregoing, any privileged communications or information shared by GSR III prior to the Closing with the Terra Designated Directors (in any capacity) under a common interest agreement shall remain the privileged communications or information of the Terra Entities following the Closing.

[Remainder of page intentionally left blank]

Annex A-59

IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date first above written.

GSR III ACQUISITION CORP.
By:	/s/ Gus Garcia
	Name:	Gus Garcia
	Title:	Co-Chief Executive Officer
Location: Austin, Texas

Annex A-60

IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date first above written.

TERRA INNOVATUM S.R.L.
By:	/s/ Alessandro Petruzzi
	Name:	Alessandro Petruzzi
	Title:	Chief Executive Officer

Annex A-61

Annex B

The Companies Act (As Revised) of the Cayman Islands
Plan of Merger

This plan of merger (the “Plan of Merger”) is made on [•] between GSR III Acquisition Corp. (the “Surviving Company”) and [•] (the “Merging Company”).

Whereas the Surviving Company is a Cayman Islands exempted company and is entering into this Plan of Merger pursuant to the provisions of Part XVI of the Companies Act (As Revised) (the “Statute”).

Whereas the Merging Company is a Cayman Islands exempted company and is entering into this Plan of Merger pursuant to the provisions of Part XVI of the Statute.

Whereas the directors of the Merging Company and the directors of the Surviving Company deem it desirable and in the commercial interests of the Merging Company and the Surviving Company, respectively, in accordance with section 233(3) of the Statute, that the Merging Company will (i) merge with and into the Surviving Company, with the undertaking, property and liabilities of the Merging Company vesting automatically in the Surviving Company and (ii) cease to exist, with the Surviving Company continuing as the surviving company (the “Merger”).

Whereas, the Merger shall be upon the terms and subject to the conditions of (i) the Business Combination Agreement (defined below), (ii) this Plan of Merger and (iii) the provisions of Part XVI of the Statute.

Whereas the shareholders of each of the Surviving Company and the Merging Company have, in accordance with section 233(6) of the Companies Act, authorised this Plan of Merger on the terms and subject to the conditions set forth herein and otherwise in accordance with the Statute.

Each of the Surviving Company and the Merging Company deems it desirable and in the commercial interests of the Surviving Company and the Merging Company (respectively) to, and wishes to, enter into this Plan of Merger pursuant to the provisions of Part XVI of the Statute.

Terms not otherwise defined in this Plan of Merger shall have the meanings given to them under the Business Combination Agreement dated April 21, 2025 and made between, amongst others, the Surviving Company and the Merging Company (the “Business Combination Agreement”) a copy of which is annexed at Annexure 1 hereto.

Now therefore this Plan of Merger provides as follows:

1.    The constituent companies (as defined in the Statute) to this Merger are the Surviving Company and the Merging Company.

2.    The surviving company (as defined in the Statute) is the Surviving Company.

3.    The registered office of the Surviving Company is c/o Appleby Global Services (Cayman) Limited, 71 Fort Street, PO Box 500, Grand Cayman, Cayman Islands, KY1-1106 and the registered office of the Merging Company is Appleby Global Services (Cayman) Limited, 71 Fort Street, PO Box 500, Grand Cayman, Cayman Islands, KY1-1106.

4.    Immediately prior to the Effective Date (as defined below), the share capital of the Surviving Company will be US$22,100 divided into 200,000,000 Class A ordinary shares of a par value of US$0.0001 each, 20,000,000 Class B ordinary shares of a par value of US$0.0001 each and 1,000,000 preference shares of a par value of US$0.0001 each and the Surviving Company will have 5,750,000 Class B ordinary shares, [•] Class A ordinary shares and zero preference shares in issue.

5.    Immediately prior to the Effective Date (as defined below), the share capital of the Merging Company will be US$[•] divided into [•] shares of a par value of US$[•] each and the Merging Company will have one share in issue.

6.    On the Effective Date, the authorised share capital of the Surviving Company shall be US$[•] divided into [•] ordinary shares of a par value of US$[•] each.

Annex B-1

7.    The date and time on which it is intended that the Merger is to take effect is the date that this Plan of Merger is registered by the Registrar in accordance with section 237(15) of the Statute, which is [•] (the “Effective Date”).

8.    The terms and conditions of the Merger, including the manner and basis of converting shares in each constituent company into shares in the Surviving Company, are set out in the Business Combination Agreement in the form annexed at Annexure 1 hereto.

9.    Pursuant to 2.2(f) of the Business Combination Agreement, at the Merger Effective Time, by virtue of the Merger and without any action on the part of any Party or any other Person, each share in the capital of Merging Company issued and outstanding immediately prior to the Merger Effective Time shall be automatically cancelled and extinguished and converted into one ordinary share in the share capital of the Surviving Company.

10.  Pursuant to 2.2(g) of the Business Combination Agreement, at the Merger Effective Time, by virtue of the Merger and without any action on the part of any party or any other Person, each GSR III Ordinary Share (other than such shares cancelled pursuant to 2.2(h) of the Business Combination Agreement) issued and outstanding as of immediately prior to the Merger Effective Time shall remain outstanding as one ordinary share of the Surviving Company that is held in the accounts of the Exchange Agent, solely for the benefit of the Pre-Closing GSR III Holders, for further contribution immediately following the Merger Effective Time as provided in 2.2(h) of the Business Combination Agreement. From and after the Merger Effective Time, the holder(s) of certificates, if any, evidencing ownership of the GSR III Ordinary Shares or GSR III Ordinary Shares held in book-entry form issued and outstanding immediately prior to the Merger Effective Time shall cease to have any rights with respect to such shares except as otherwise provided for herein or under applicable Law.

11.  On the Effective Date (but not before), the Merging Company will be struck from the Register of Companies of the Cayman Islands.

12.  On the Effective Date, the memorandum and articles of association of the Surviving Company shall be amended and restated by the deletion of the then-current amended and restated memorandum and articles of association of the Surviving Company in their entirety and the substitution in their place of the second amended and restated memorandum and articles of association (the “Second Amended and Restated Memorandum and Articles of Association”) in the form annexed at Annexure 2 hereto, and the authorised share capital of the Surviving Company shall be as set out therein.

13.  The rights and restrictions attaching to the shares in the Surviving Company are set out in the Second Amended and Restated Memorandum and Articles of Association.

14.  There are no amounts or benefits which are or shall be paid or payable to any director of either constituent company or the Surviving Company consequent upon the Merger.

15.  The Surviving Company has no secured creditors and has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

16.  The Merging Company has no secured creditors and has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

17.  The names and addresses of each director of the Surviving Company are:

a.    [•];

b.    [•]; and

c.    [•];

18.  This Plan of Merger has been approved by the board of directors of the Surviving Company and Merging Company pursuant to section 233(3) of the Statute.

Annex B-2

19.  This Plan of Merger has been authorised by the shareholders of the Surviving Company pursuant to section 233(6) of the Statute by way of resolutions passed at an extraordinary general meeting of the Surviving Company.

20.  This Plan of Merger has been authorised by special resolution of the sole shareholder of the Merging Company pursuant to section 233(6) of the Statute.

21.  At any time prior to the Effective Date, this Plan of Merger may be:

a.    terminated by the board of directors of either the Surviving Company or the Merging Company;

b.    amended by the board of directors of both the Surviving Company and the Merging Company to:

i.     change the Effective Date provided that such changed date shall not be a date later than the ninetieth day after the date of registration of this Plan of Merger with the Registrar of Companies; and

ii.   effect any other changes to this Plan of Merger which the directors of both the Surviving Company and the Merging Company deem advisable, provided that such changes do not materially adversely affect any rights of the shareholders of the Surviving Company or the Merging Company, as determined by the directors of both the Surviving Company and the Merging Company, respectively.

22.  If this Plan of Merger is amended or terminated in accordance with this clause after it has been filed with the Registrar of Companies in the Cayman Islands but before it has become effective, the constituent companies shall file or cause to be filed notice of the amendment or termination (as applicable) with the Registrar of Companies in the Cayman Islands in accordance with sections 235(2) and 235(4) of the Statute and shall distribute copies of such notice in accordance with section 235(3) of the Statute.

23.  This Plan of Merger may be executed in counterparts.

24.  This Plan of Merger shall be governed by and construed in accordance with the laws of the Cayman Islands.

[Signature Page Follows]

Annex B-3

In witness whereof the parties hereto have caused this Plan of Merger to be executed on the day and year first above written.

GSR III ACQUISITION CORP.
By:	/s/ Gus Garcia
Name: Gus Garcia
Title: Co-Chief Executive Officer

TERRA MERGERCO
By:	/s/ Alessandro Petruzzi
Name: Alessandro Petruzzi
Title: Chief Executive Officer

Annex B-4

Annex C

SPONSOR SUPPORT AGREEMENT

April 21, 2025

GSR III Acquisition Corp.
5900 Balcones Drive, Suite 100
Austin, TX 78731

and

Terra Innovatum s.r.l., an Italian Società a responsabilità limitata
Via Matteo Trenta 117
Lucca, Italy

Ladies and Gentlemen:

Reference is made to that certain Business Combination Agreement, dated as of the date hereof (as it may be amended, restated or otherwise modified from time to time, the “Business Combination Agreement”) by and among GSR III Acquisition Corp., a Cayman Island exempted company (“GSR III”), and Terra Innovatum s.r.l., an Italian Società a responsabilità limitata (“Terra OpCo”), and such other parties that will sign joinders to the Business Combination Agreement in accordance with the Terra Pre-Closing Restructuring (as defined therein). This sponsor support agreement (“Sponsor Agreement”) is being entered into and delivered by GSR III, GSR III Sponsor LLC, a Delaware limited liability company (“Sponsor”), and Terra OpCo in connection with the transactions contemplated by the Business Combination Agreement. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Business Combination Agreement.

In consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, GSR III, Sponsor and Terra OpCo agree that:

1. Conversion of Vesting Sponsor Shares.

(a) GSR III Class B Ordinary Shares held by Sponsor shall be converted at the Closing, on a one-to-one basis, into PubCo Ordinary Shares, and 549,500 of those resulting PubCo Ordinary Shares shall be subject to the vesting conditions described below (the “Vesting Sponsor Shares”). The Vesting Sponsor Shares shall be subject to vesting or forfeiture and cancellation as follows:

(i) if at any time during the First Conversion Period, (a) the PubCo Trading Price is greater than $12.00, or (b) the submittal and docketing of 75% (10 of 13) of the planned Pre-Application Topical Reports following the NEI Guidance, whichever occurs earlier, then 25% of the Vesting Sponsor Shares automatically and will immediately vest and no longer be subject to forfeiture and cancellation;

(ii) if at any time during the First Conversion Period, (a) the PubCo Trading Price is greater than $14.00, or (b) NRC docketing of the SOLO Construction Permit Application (PSAR), pursuant to 10 CFR Part 50, whichever occurs earlier, then 25% of the Vesting Sponsor Shares shall automatically and will immediately vest and no longer be subject to forfeiture and cancellation;

(iii) if at any time during the Second Conversion Period, (a) the PubCo Trading Price is greater than $16.00, or (b) acceptance and docketing of SOLO Test Reactor Construction Permit (FSAR and CPA) in compliance with the requirements of the Atomic Energy Act of 1954 as set forth in 10 CFR, whichever occurs earlier, then 25% of the Vesting Sponsor Shares shall automatically and will immediately vest and no longer be subject to forfeiture and cancellation; and

(iv) if at any time during the Second Conversion Period, (a) the PubCo Trading Price is greater than $18.00, or (b) issuance of an Operating License of SOLO Test Reactor pursuant 10 CFR Part 50, whichever occurs earlier, then 25% of the Vesting Sponsor Shares shall automatically and will immediately vest and no longer be subject to forfeiture and cancellation.

Annex C-1

(v) If, (i) prior to the end of the applicable Conversion Period, the applicable share price triggers have not been achieved, (ii) PubCo enters into a definitive agreement that would result in a Change of Control transaction, and (iii) (x) the price per share of PubCo Ordinary Shares payable to the shareholders of PubCo in such Change of Control transaction (the “Change of Control Offer Price”) is greater than $5.00 per share, then as of immediately prior to the closing of such Change of Control transaction, (A) the applicable share price triggers that have not been achieved shall be deemed to have been satisfied, and (B) the Vesting Sponsor Shares which have not vested, shall immediately vest as if such Change of Control Offer Price constituted the applicable share price trigger pursuant to Section 1(a), in full and final satisfaction of Sponsor’s rights to receive the Sponsor Vesting Sponsor Shares pursuant to Section 1(a); or (y) the Change of Control Offer Price is less $5.00 per share but greater than $2.50 per share, then as of immediately prior to the closing of such Change of Control transaction, half of the Vesting Sponsor Shares which have not vested, shall immediately vest, in full and final satisfaction of Sponsor’s rights to receive the Sponsor Vesting Shares pursuant to Section 1(a). Notwithstanding anything to the contrary in this Sponsor Agreement, if PubCo Preferred Shares are otherwise converted into PubCo Ordinary Shares and distributed to Terra OpCo Quotaholders, a pro rata portion of the Sponsor Vesting Shares shall immediately vest and no longer be subject to the forfeiture conditions provided in this Sponsor Agreement.

(b) If, upon the expiration of the applicable Conversion Period, the vesting of any of Vesting Sponsor Shares has not occurred, then the applicable Vesting Sponsor Shares that failed to vest pursuant to Section 1(a), as applicable, and any dividends or distributions previously paid or made in respect thereof will be automatically forfeited and transferred to PubCo for no consideration, and no Person (other than PubCo) will have any further right with respect thereto. Notwithstanding anything to the contrary herein, in no event shall the aggregate number of Vesting Sponsor Shares subject to forfeiture hereunder be greater than 549,500 PubCo Ordinary Shares.

2. Waiver of Anti-dilution Protection. Sponsor hereby, automatically and without any further action by Sponsor or GSR III, irrevocably (a) waives any adjustment to the conversion ratio set forth in the GSR III Governing Documents and any rights to other anti-dilution protections pursuant to the GSR III Governing Documents or otherwise, and (b) agrees not to assert or perfect any rights to adjustment or other anti-dilution protections, in each case, in connection with the transactions contemplated by the Business Combination Agreement.

3. New Shares. If, between the date of this Sponsor Agreement and the Closing, (a) any GSR III Ordinary Shares, GSR III Rights or other equity interests of GSR III are issued to Sponsor or the outstanding GSR III Ordinary Shares, GSR III Rights or other equity interests of GSR III owned by Sponsor shall have been changed into a different number of shares or a different class, by reason of any dividend, subdivision, reclassification, recapitalization, split, combination or exchange, or any similar event, (b) Sponsor purchases or otherwise acquires beneficial ownership of any GSR III Ordinary Shares, GSR III Rights or other equity interests of GSR III or (c) Sponsor acquires the right to vote or share in the voting of any GSR III Ordinary Shares, GSR III Rights or other equity interests of GSR III (such GSR III Ordinary Shares, GSR III Rights or other equity interests of GSR III issued or acquired by Sponsor pursuant to the foregoing clauses (a), (b) or (c), collectively “New Securities”), then such New Securities acquired or purchased by Sponsor shall be subject to the terms of this Sponsor Agreement to the same extent as if they constituted Sponsor Securities (as defined below) as of the date hereof, and the number of GSR III Ordinary Shares to be terminated, forfeited, surrendered and cancelled pursuant to this Sponsor Agreement, will be equitably adjusted to reflect such change; provided, however, that nothing in this Section 3 shall be construed to permit GSR III to take any action with respect to its securities that is prohibited by the terms and conditions of this Sponsor Agreement or the Business Combination Agreement.

4. No Transfer; Lock-Up.

(a) During the period commencing on the date hereof and ending on the earliest of (a) the Closing, (b) the termination of the Business Combination Agreement in accordance with its terms, and (c) the liquidation of GSR III (for clarity, any transaction contemplated by the Business Combination Agreement shall not be considered a liquidation), Sponsor shall not, directly or indirectly, (i) sell, assign, transfer

Annex C-2

(including by operation of law), offer to sell, contract or agree to sell, hypothecate, allow the creation of a lien, pledge or otherwise encumber, grant any option to purchase or otherwise dispose of or agree to dispose of, file (or participate in the filing of) a registration statement with the SEC (other than the Registration Statement) or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to any GSR III Ordinary Shares, GSR III Rights or other equity interests of GSR III owned by Sponsor, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any GSR III Ordinary Shares, GSR III Rights or other equity interests of GSR III owned by Sponsor or (iii) announce any intention to effect any transaction specified in clause (i) or (ii) (clauses (i) and (ii), a “Transfer”). During the period commencing on the date hereof and ending on the earliest of (a) the Closing, (b) the termination of the Business Combination Agreement in accordance with its terms, and (c) the liquidation of GSR III, Sponsor agrees not to, directly or indirectly, deposit any of the Sponsor Securities in a voting trust, enter into a voting agreement or arrangement, or subject any of the Sponsor Securities to any arrangement with respect to the voting of such Sponsor Securities other than this Sponsor Agreement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Sponsor Agreement. Any transfer or attempted transfer of Sponsor Securities in violation of this Section 4 shall be, to the fullest extent permitted by applicable Law, null and void ab initio.

(b) Subject to Section 4(c) and except as otherwise determined by the board of directors of PubCo (“Board”) provided below, Sponsor shall not Transfer any of its PubCo Ordinary Shares (“Lock-Up Shares”) during the period commencing at the Closing through the date PubCo issues its fourth quarterly earnings release that occurs at least 120 days after the Closing Date (the “Lock-Up Period”); provided that, (i) 25% of the Lock-Up Shares shall be released upon the earlier of the PubCo Trading Price being greater than $12.00 or PubCo issuing its first quarterly earnings release that occurs at least 120 days after the Closing, (ii) an additional 25% of the Lock-Up Shares shall be released upon the earlier of the PubCo Trading Price being greater than $14.00 or PubCo issuing its second quarterly earnings release that occurs at least 120 days after the Closing, (iii) a further 25% of the Lock-Up Shares shall be released upon the earlier of the PubCo Trading Price being greater than $16.00 or PubCo issuing its third quarterly earnings release that occurs at least 120 days after the Closing and (iv) all the remaining Lock-Up Shares shall be released upon the earlier of the PubCo Trading Price being greater than $18.00 or PubCo issuing its fourth quarterly earnings release that occurs at least 120 days after the Closing (the foregoing restrictions, the “Lock-Up”). Any waiver of the restrictions set forth in this Section 5(b) shall require the approval of a majority of the independent directors of the Board.

(c) Notwithstanding the provisions set forth in Section 4(b), each of Sponsor and its Permitted Transferees (as defined below) shall be permitted to Transfer their Lock-Up Shares during the Lock-Up Period (i) to any Affiliates of Sponsor; (ii) in the case of an individual, by gift to a member of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family or an Affiliate of such person, or to a charitable organization; (iii) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (iv) in the case of an individual, pursuant to a qualified domestic relations order; (v) to PubCo as approved by the Board; or (vi) in connection with a liquidation, merger, stock exchange, reorganization, tender offer approved by the Board or a duly authorized committee thereof or other similar transaction which results in all of PubCo’s shareholders having the right to exchange their PubCo Ordinary Shares for cash, securities or other property subsequent to the Closing Date (each such transferee in clauses (i) – (v) collectively, a “Permitted Transferee”); provided, however, that in the case of clauses (i) through (iv) these Permitted Transferees must enter into a written agreement with PubCo agreeing to be bound by the terms of this Sponsor Agreement; provided, further, that any such Transfer shall not relive the Sponsor of its obligations under this Sponsor Agreement. Any Transfer in violation of this Section 4 shall be null and void.

(d) Notwithstanding anything contained herein to the contrary, the Lock-Up Period shall expire, and Sponsor and its Permitted Transferees, shall be entitled to Transfer all of their respective Lock-Up Shares, immediately upon the date on which PubCo completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of PubCo’s shareholders having the right to exchange their PubCo Ordinary Shares for cash, securities or other property.

Annex C-3

5. Representations and Warranties. Sponsor hereby represents and warrants to GSR III, Terra OpCo and PubCo as follows:

(a) Sponsor is the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of and has good, valid and marketable title to and owns free and clear of all Liens (other than transfer restrictions under applicable securities Laws) 5,495,000 GSR III Class B Ordinary Shares and 439,346 GSR III Class A Ordinary Shares underlying the 384,428 private placement units (the “GSR III Private Placement Units”) and rights to receive 54,918 GSR III Class A Ordinary Shares after conversion of the right per unit to acquire one-seventh of one share upon the consummation of a qualifying initial business combination (the “Sponsor Securities”). Sponsor has the full right, power and authority to sell, transfer and deliver the Sponsor Securities. Sponsor has, and will have at all times during the term of this Sponsor Agreement, the sole voting power with respect to the Sponsor Securities. The Sponsor Securities are the only equity securities in GSR III owned of record or beneficially by Sponsor on the date of this Sponsor Agreement, and none of the Sponsor Securities are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of the Sponsor Securities, except as provided hereunder. Other than the GSR III Private Placement Units, and except as contemplated by the immediately preceding sentence, Sponsor does not hold or own any rights to acquire (directly or indirectly) any equity interests of GSR III or PubCo or any equity securities convertible into, or which can be exchanged for, equity securities of GSR III or PubCo.

(b) Sponsor has been duly formed and is validly existing as a limited liability company and in good standing under the Laws of its jurisdiction of formation, and has the requisite power and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. Sponsor has all requisite power and authority to execute and deliver this Sponsor Agreement and to consummate the transactions contemplated hereby and to perform all of its obligations hereunder. The execution and delivery of this Sponsor Agreement have been, and the consummation of the transactions contemplated hereby has been, duly authorized by all requisite action by Sponsor. This Sponsor Agreement has been duly and validly executed and delivered by Sponsor and, assuming this Sponsor Agreement has been duly authorized, executed and delivered by the other parties hereto, this Sponsor Agreement constitutes, and upon its execution will constitute, a legal, valid and binding obligation of Sponsor enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar Laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

(c) There are no Actions pending against Sponsor, or to the knowledge of Sponsor threatened against Sponsor, by or before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, that questions the beneficial or record ownership of the Sponsor Securities or the validity of this Sponsor Agreement or that would reasonably be expected to challenge or seek to enjoin, alter or materially delay the performance by Sponsor of its obligations under this Support Agreement.

(d) The execution and delivery of this Sponsor Agreement by Sponsor does not, and the performance by Sponsor of its obligations hereunder will not, (i) conflict with or result in a violation of any Law applicable to Sponsor or the Governing Documents of Sponsor or (ii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any Contract binding upon Sponsor or the Sponsor Securities), in each case, to the extent such consent, approval or other action would reasonably be expected to prevent, enjoin or materially delay the performance by Sponsor of its obligations under this Sponsor Agreement.

(e) Except as described on Section 5.18 of the GSR III Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Sponsor Agreement or the Business Combination Agreement based upon arrangements made by or, to the knowledge of Sponsor, on behalf of Sponsor, for which GSR III, Terra OpCo or PubCo or any of their respective Affiliates may become liable.

(f) Sponsor understands and acknowledges that each of GSR III, Terra OpCo and such other parties that will sign joinders are entering into the Business Combination Agreement in reliance upon Sponsor’s execution and delivery of this Sponsor Agreement.

Annex C-4

6. No Redemptions; Voting Agreements. Unless the Business Combination Agreement is terminated in accordance with its terms, Sponsor hereby unconditionally and irrevocably agrees:

(a) that it will not exercise its right to redeem all or a portion of the Sponsor Securities (in connection with the transactions contemplated by this Sponsor Agreement or the Business Combination Agreement or otherwise) as set forth in the GSR III Governing Documents;

(b) at the GSR III Shareholders’ Meeting (including any adjournment or postponement thereof or any other shareholder meeting of GSR III at which any of the Transaction Proposals are to be voted on), to be present in person or by proxy and vote, or cause to be voted at such meeting, all Sponsor Securities entitled to vote thereon (i) in favor of the Transaction Proposals and (ii) in favor of any other matter reasonably necessary to the consummation of the transactions contemplated by the Business Combination Agreement and considered and voted upon at any GSR III Shareholders’ Meeting;

(c) at the GSR III Shareholders’ Meeting (including any adjournment or postponement thereof or any other shareholder meeting of GSR III at which any of the Transaction Proposals are to be voted on), to be present in person or by proxy and vote, or cause to be voted at such meeting, all Sponsor Securities entitled to vote thereon against (i) any Alternative Business Combination Proposal or any “Business Combination” (as defined in GSR III Governing Documents) other than with Terra OpCo, its shareholders and their respective affiliates and representatives; (ii) any merger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of GSR III; (iii) any change in the business, management or Board of Directors of GSR III; and (iv) any other action, proposal or agreement that would be reasonably expected to (1) impede, frustrate, nullify, interfere with, delay, postpone or adversely affect the Transaction Proposals or any of the other transactions contemplated by the Business Combination Agreement, in each case, other than the proposal to adjourn or postpone the GSR III Shareholders’ Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt the other Transaction Proposals, (2) result in a breach of any covenant, representation or warranty or other obligation or agreement of GSR III or Sponsor under the Business Combination Agreement, (3) result in a breach of any covenant, representation or warranty or other obligation or agreement of Sponsor contained in this Sponsor Agreement, (4) result in any of the conditions set forth in Article IX of the Business Combination Agreement not being fulfilled or (5) change in any manner the dividend policy or capitalization of, including the voting rights of any class of capital stock of, GSR III; and

(d) at any applicable general or extraordinary meeting of GSR III or action taken by written consent in lieu thereof prior to the Closing, vote or consent to, or cause to be voted or consented to, at such meeting (or written consent in lieu thereof), all Sponsor Securities entitled to vote thereon for such actions as are necessary to cause the election of members of the Board of Directors of PubCo as contemplated by Section 7.9 of the Business Combination Agreement.

The obligations of Sponsor specified in this Section 6 shall apply whether or not any of the Transaction Proposals or any action described above is recommended by GSR III’s Board of Directors.

7. No Responsibility for GSR III Related Parties. Notwithstanding anything in this Sponsor Agreement to the contrary, (a) Sponsor shall not be responsible for the actions of GSR III or the Board (or any committee thereof), any Subsidiary of GSR III, or any officers, directors, employees or professional advisors of any of the foregoing (collectively, the “GSR III Related Parties”), (b) Sponsor makes no representations or warranties with respect to the actions of any of the GSR III Related Parties, and (c) any breach by GSR III of its obligations under the Business Combination Agreement shall not, for the avoidance of doubt, be considered a breach of this Sponsor Agreement.

8. Further Assurances. Sponsor hereby irrevocably and unconditionally agrees not to commence, participate in, facilitate, assist or encourage, and to take all actions necessary to opt out of any class action with respect to, any action or claim, derivative or otherwise, against GSR III, Terra OpCo, PubCo or any of their respective Affiliates, successors and assigns relating to (a) the negotiation, execution or delivery of this Sponsor Agreement, the Business Combination Agreement or the consummation of the transactions contemplated hereby and thereby or (b) alleging a breach of any fiduciary duty of any Person in connection with the evaluation, negotiation or entry into the Business Combination Agreement or the consummation of the transactions contemplated hereby and thereby.

Annex C-5

9. No Inconsistent Agreement. Sponsor hereby represents and covenants that Sponsor has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of Sponsor’s obligations hereunder.

10. Miscellaneous. Sections 11.2 through 11.8, inclusive, and Sections 11.10 through 11.17, inclusive, of the Business Combination Agreement are incorporated by reference herein and shall apply hereto mutatis mutandis. This Sponsor Agreement shall terminate, and have no further force and effect, upon the earlier of (i) the Closing and (ii) the termination of the Business Combination Agreement in accordance with its terms prior to the Closing.

11. Sponsor shall execute and deliver, or cause to be delivered, such additional documents, and take, or cause to be taken, all such further actions and do, or cause to be done, all things reasonably necessary (including under applicable Laws), or reasonably requested by GSR III, Terra OpCo or PubCo, to effect the actions and consummate the Business Combination and the other transactions contemplated by this Agreement and the Business Combination Agreement (including the transactions contemplated hereby and thereby), in each case, on the terms and subject to the conditions set forth therein and herein, as applicable.

12. Sponsor hereby authorizes GSR III, Terra OpCo and PubCo to publish and disclose in any disclosure required by the U.S. Securities and Exchange Commission Sponsor’s identity and beneficial ownership of the Sponsor Securities and the nature of Sponsor’s obligations under this Agreement.

*      *      *      *      *

Annex C-6

Please indicate your agreement to the terms of this Sponsor Agreement by signing where indicated below.

GSR III SPONSOR LLC
By:	/s/ Gus Garcia
Name:	Gus Garcia
Title:	Co-Chief Executive Officer
Location: Austin, Texas

Signature Page to Sponsor Support Agreement

Annex C-7

Accepted and Agreed:

GSR III ACQUISITION CORP.
By:	/s/ Gus Garcia
Name:	Gus Garcia
Title:	Co-Chief Executive Officer
Location: Austin, Texas

Signature Page to Sponsor Support Agreement

Annex C-8

TERRA INNOVATUM S.R.L.
By:	/s/ Alessandro Petruzzi
Name:	Alessandro Petruzzi
Title:	Chief Executive Officer
Location: Lucca, Italy

Signature Page to Sponsor Support Agreement

Annex C-9

Annex D

Final Form

AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [•], 2025, is made and entered into by and among GSR III Acquisition Corp. (the “GSR III”), Terra Innovatum s.r.l., an Italian Società a responsabilità limitata (“Terra OpCo), each individual identified on the signature pages hereto as a “Management Holder” (each, a “Management Holder” and together, the “Management Holders”) and GSR III Sponsor LLC, a Delaware limited liability company (the “Sponsor” and, together the Management Holders, and any person or entity who is identified on the signature pages hereto as a “Holder” or hereafter becomes a party to this Agreement pursuant to Section 6.2 of this Agreement, the “Holders” and each, a “Holder”). Each capitalized term used, but not defined herein shall have meaning ascribed to such term in the Business Combination Agreement.

RECITALS

WHEREAS, GSR III, SPAC Advisory Partners, LLC (the “Underwriter”) and the Sponsor are party to that certain Registration Rights Agreement, dated as of November 7, 2024 (the “Original Agreement”);

WHEREAS, GSR III, Terra OpCo and such other parties that will sign joinders to the Business Combination Agreement in accordance with the certain Terra Pre-Closing Restructuring Plan (as described therein) have entered into that certain Business Combination Agreement, dated as of April 21, 2025 (as amended, supplemented and/or restated from time to time, the “Business Combination Agreement”);

WHEREAS, pursuant to the Business Combination Agreement and prior to or at the Closing Date, GSR III, Terra OpCo and such other parties that will sign joinders to the Business Combination Agreement, entered into the series of reorganizations and equity issuances and purchases described in the Business Combination Agreement (the “Business Combination”);

WHEREAS, pursuant to the amended and restated memorandum and articles of incorporation of GSR III (as may be amended and restated from time to time, the “GSR Charter”), GSR III is authorized to issue the following classes of stock: 200,000,000 GSR III Class A Ordinary Shares, 20,000,000 GSR III Class B Ordinary Shares and (i) 1,000,000 GSR III Preference Shares;

WHEREAS, simultaneously with the closing of its initial public offering, GSR III issued and sold 422,500 private placement units (the “GSR III Private Placement Units”) that consist of 422,500 GSR III Class A Ordinary Shares and rights to receive 60,357 GSR III Class A Ordinary Shares after the conversion of the right per unit to acquire one-seventh of one share upon the consummation of a qualifying initial business combination (“GSR III Rights”);

WHEREAS, in connection with the Business Combination, each issued and outstanding GSR III Ordinary Share will be exchanged into one share, par value EUR[____] per share (each, a “Company Ordinary Share”) of [New TopCo, N.V.], a Dutch public limited liability company (a naamloze vennootschap) (the “Company”), with GSR III becoming a wholly owned Subsidiary of the Company;

WHEREAS, the Company or other surviving parent entity listed as a public company on Nasdaq shall assume the obligations of GSR III under this Agreement; and

WHEREAS, in connection with the consummation of the transactions described above, GSR III, Underwriter and Sponsor desire to amend and restate the Original Agreement in its entirety as set forth herein, and GSR III and the Holders desire to enter into this Agreement, pursuant to which GSR III shall grant the Holders certain registration rights with respect to certain securities of the Company, as set forth in this Agreement.

Annex D-1

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

Article I
DEFINITIONS

1.1 Definitions. Capitalized terms used herein but not defined in this Agreement shall have the meanings ascribed to them in the Business Combination Agreement. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Action” means any claim, action, suit, charge, audit, examination, assessment, arbitration, mediation or inquiry, or any proceeding or investigation, by or before any Governmental Authority.

“Adverse Disclosure” means any public disclosure of material non-public information, which disclosure, in the good faith judgment of the chief executive officer or principal financial officer of the Company, after consultation with counsel to the Company, (a) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any Misstatement, as applicable, (b) would not be required to be made at such time if the Registration Statement were not being filed, declared effective or used, as the case may be, and (c) as to which the Company has a bona fide business purpose for not making such information public.

“Affiliate” means, with respect to any person, any other person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Agreement” has the meaning given in the Preamble hereto.

“Automatic Shelf Registration Statement” has the meaning set forth in Rule 405 promulgated by the Commission pursuant to the Securities Act.

“Beneficially Own” has the meaning set forth in Rule 13d-3 promulgated under the Exchange Act.

“Board” means the board of directors of the Company.

“Business Combination” has the meaning given in the Recitals hereto.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Closing Date” means the date on which the Closing shall occur.

“Commission” means the Securities and Exchange Commission.

“Company” means from and after the consummation of Conversion, [New TopCo, N.V.], a Dutch public limited liability company (naamloze vennootschap), as organized under the laws of The Netherlands and treated as a tax resident of Italy for tax purposes.

“Demanding Holder” has the meaning given in subsection 2.1.3.

“End of Suspension Notice” has the meaning given in subsection 4.4.2.

“Exchange Act” means the Securities Exchange Act of 1934, as it may be amended from time to time.

“Form S-1 Shelf” has the meaning given in subsection 2.1.1.

“Form S-3 Shelf” has the meaning given in subsection 2.1.1.

“Governmental Authority” means any federal, national, state, provincial or municipal government, or any political subdivision thereof, and any agency, commission, department, board, bureau, official, minister, arbitral body (public or private), tribunal or court, whether national, state, provincial, local, foreign or multinational,

Annex D-2

exercising executive, legislative, judicial, regulatory or administrative functions of a nation, state, province or municipal government, or any political subdivision thereof, including any authority having governmental or quasi-governmental powers, domestic or foreign.

“GSR III” has the meaning given in the preamble hereto.

“Holder Information” has the meaning given in subsection 5.1.2.

“Holders” has the meaning given in the Preamble hereto, for so long as such person or entity holds any Registrable Securities.

“Lock-Up” has the meaning given in subsection 3.1.2.

“Lock-Up Period” shall mean the period beginning on the Closing Date and ending in four consecutive equal quarterly installments following the Closing Date, in accordance with the following schedule:

(a) one-fourth of the securities subject to the Lock-Up shall be released from the Lock-Up upon the earlier of (i) the Company Ordinary Shares trading at $12 or (ii) the Company issuing its first quarterly earnings release that occurs at least 120 days after the Closing Date;

(b) one-fourth of the securities subject to the Lock-Up shall be released from the Lock-Up upon the earlier of (i) the Company Ordinary Shares trading at $14 or (ii) the Company issuing its second quarterly earnings release that occurs at least 120 days after the Closing Date;

(c) one-fourth of the securities subject to the Lock-Up shall be released from the Lock-Up upon the earlier of (i) the Company Ordinary Shares trading at $16 or (ii) the Company issuing its third quarterly earnings release that occurs at least 120 days after the Closing Date; and

(d) one-fourth of the securities subject to the Lock-Up shall be released from the Lock-Up upon the earlier of (i) the Company Ordinary Shares trading at $18 or (ii) the Company issuing its fourth quarterly earnings release that occurs at least 120 days after the Closing Date

“Lock-Up Shares” has the meaning given in subsection 3.1.2.

“Management Holders” has the meaning given in the Preamble hereto.

“Maximum Number of Securities” has the meaning given in subsection 2.1.4.

“Minimum Takedown Threshold” has the meaning given in subsection 2.1.3.

“Misstatement” means:

(a) with respect to a Registration Statement, an untrue statement of a material fact or an omission to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading; and

(b) with respect to a Prospectus, an untrue statement of a material fact or an omission to state of a material fact required to be stated therein or necessary to make the statements therein not misleading.

“Non-Redemption Agreements” means agreements between GSR III and certain shareholders of GSR III pursuant to which such GSR III shareholders agree not to request redemption of their respective shares of Class A ordinary shares in connection with the Business Combination.

“Opt-Out Notice” has the meaning given in Section 6.17.

“Original Agreement” has the meaning given in the Recitals hereto.

“Permitted Transferee” means, in the case of any Holder, a person to whom, or entity to which, Registrable Securities are transferred by such Holder; provided that (a) such transfer does not violate the Company’s governing documents, or any agreements between such Holder and the Company or any of the Company’s subsidiaries and (b) such transferee shall only be a Permitted Transferee if and to the extent the transferor designates the transferee as a Permitted Transferee entitled to rights hereunder pursuant to subsection 6.2.3.

Annex D-3

“Piggyback Registration” has the meaning given in subsection 2.2.1.

“Prospectus” means the prospectus included in any Registration Statement (including, without limitation, a prospectus that includes any information previously omitted from a prospectus filed as part of an effective Registration Statement in reliance on Rules 430A or 430B under the Securities Act or any successor rule thereto), as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Security” means (a) any outstanding Company Ordinary Shares held by a Holder immediately following the Closing Date (which shall include all GSR III Ordinary Shares issuable upon the conversion of any GSR III Rights outstanding on the date of this Agreement); (b) any outstanding Company Ordinary Shares acquired by a Holder following the date hereof to the extent that such securities are “restricted securities” (as defined in Rule 144) or are otherwise held by an “affiliate” (as defined in Rule 144) of the Company; and (c) any other Company Ordinary Shares of the Company or any of its subsidiaries issued or issuable with respect to any securities referenced in clause (a), (b), (c), or (d) above by way of a stock dividend or stock split or in connection with a conversion, distribution, exchange, reclassification, recapitalization, merger, consolidation, spin-off, reorganization or similar transaction; provided, however, that, as to any particular Registrable Security, such securities shall cease to constitute Registrable Securities upon the earliest to occur of the date on which such securities: (i) have been sold, transferred, disposed of or exchanged pursuant to an effective Registration Statement, pursuant to Rule 144 under the Securities Act or any other exemption from registration under the securities laws of the United States; (ii) cease to be outstanding; and (iii) may be sold without registration pursuant to Rule 144 under the Securities Act (but without the requirement to comply with any volume, manner of sale limitations or the Company being in compliance with the filing of all periodic reports and other reports under the Exchange Act).

“Registration” means a registration, including any related Shelf Takedown, effected by preparing and filing a registration statement, prospectus or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” means the out-of-pocket expenses of a Registration, including, without limitation, the following:

(a)         all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any securities exchange on which the Company Ordinary Shares is then listed;

(b)         fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(c)         printing, messenger, telephone and delivery expenses;

(d)         reasonable fees and disbursements of counsel for the Company;

(e)         reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration;

(f)          reasonable fees and expenses of one legal counsel selected by the majority-in-interest of the Demanding Holders in an Underwritten Offering; and

(g)         the costs and expenses of the Company relating to analyst and investor presentations or any “road show” undertaken in connection with the Registration and/or marketing of the Registrable Securities.

“Registration Statement” means any registration statement that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Requesting Holder” means any Holder requesting piggyback rights pursuant to this Agreement with respect to an Underwritten Shelf Takedown.

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“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Shelf” has the meaning given in subsection 2.1.1.

“Shelf Registration” means a registration of securities pursuant to a registration statement filed with the Commission in accordance with and pursuant to Rule 415 promulgated under the Securities Act (or any successor rule then in effect).

“Shelf Takedown” means an Underwritten Shelf Takedown or any proposed transfer or sale using a Registration Statement, including a Piggyback Registration.

“Sponsor” has the meaning given in the Preamble hereto.

“Subsequent Shelf Registration” has the meaning given in subsection 2.1.2.

“Suspension Event” has the meaning given in subsection 4.4.2.

“Suspension Notice” has the meaning given in subsection 4.4.2.

“Suspension Period” has the meaning given in subsection 4.4.2.

“Business Combination Agreement” has the meaning given in the Recitals hereto.

“Transfer” means, when used as a noun, the (a) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, or (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise. The terms “Transferee,” “Transferor,” “Transferred,” and other forms of the word “Transfer” shall have the correlative meanings.

“Underwriter” means any investment banker(s) and manager(s) appointed to administer the offering of any Registrable Securities as principal in an Underwritten Offering.

“Underwritten Offering” means a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

“Underwritten Shelf Takedown” has the meaning given in subsection 2.1.3.

“Terra Opco” has the meaning given in the Preamble hereto.

“Well-Known Seasoned Issuer” has the meaning set forth in Rule 405 promulgated by the Commission pursuant to the Securities Act.

“Withdrawal Notice” has the meaning given in subsection 2.1.5.

Article II
REGISTRATIONS

2.1 Shelf Registration.

2.1.1 Filing. The Company shall use its commercially reasonable efforts to file, within 60 days of the Closing Date or such earlier date as required in accordance with any Non-Redemption Agreement, a Registration Statement for a Shelf Registration on Form S-3 (the “Form S-3 Shelf”) or, if the Company is not eligible to use a Registration Statement on Form S-3, a Shelf Registration Statement on Form S-1 (the “Form S-1 Shelf,” and together with the Form S-3 Shelf, as applicable (and any Subsequent Shelf Registration), the “Shelf”), in each case, covering the resale of all the Registrable Securities (determined as of two Business Days prior to such filing) on a delayed or continuous basis. The Company shall use its commercially reasonable efforts to cause the Shelf to become effective as soon as practicable after such filing, but in no event later than 90 days after the initial filing thereof (or 120 days after the initial filing thereof if the Commission notifies the Company that it will “review” the Shelf) or such other earlier date as required in accordance with any Non-Redemption Agreement. The Shelf shall provide for the resale of the Registrable Securities included therein pursuant to any method or

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combination of methods legally available to, and requested by, any Holder. The Company shall maintain the Shelf in accordance with the terms hereof, and shall prepare and file with the SEC such amendments, including post-effective amendments, and supplements as may be necessary to keep such Shelf continuously effective, available for use and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. In the event the Company files a Form S-1 Shelf, the Company shall use its reasonable best efforts to convert the Form S-1 Shelf (and any Subsequent Shelf Registration) to a Form S-3 Shelf as soon as practicable after the Company is eligible to use Form S-3.

2.1.2 Subsequent Shelf Registration. If any Shelf ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, the Company shall, subject to Section 4.4, use its reasonable best efforts to as promptly as is reasonably practicable cause such Shelf to again become effective under the Securities Act (including obtaining the prompt withdrawal of any order suspending the effectiveness of such Shelf), and shall use its reasonable best efforts to as promptly as is reasonably practicable amend such Shelf in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or file an additional registration statement as a Shelf Registration (a “Subsequent Shelf Registration”) registering the resale of all Registrable Securities (determined as of two Business Days prior to such filing), and pursuant to any method or combination of methods legally available to, and requested by, any Holder. If a Subsequent Shelf Registration is filed, the Company shall use its reasonable best efforts to (a) cause such Subsequent Shelf Registration to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration shall be an Automatic Shelf Registration Statement if the Company is a Well-Known Seasoned Issuer) and (b) keep such Subsequent Shelf Registration continuously effective, available for use and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. Any such Subsequent Shelf Registration shall be on Form S-3 to the extent that the Company is eligible to use such form. Otherwise, such Subsequent Shelf Registration shall be on another appropriate form. In the event that any Holder holds Registrable Securities that are not registered for resale on a delayed or continuous basis, the Company, upon request of a Holder shall promptly use its reasonable best efforts to cause the resale of such Registrable Securities to be covered by either, at the Company’s option, the Shelf or a Subsequent Shelf Registration and cause the same to become effective as soon as practicable after such filing and such Shelf or Subsequent Shelf Registration shall be subject to the terms hereof.

2.1.3 Requests for Underwritten Shelf Takedowns. At any time and from time to time after the Shelf has been declared effective by the Commission, a Holder or a group of Holders (in such case, each, a “Demanding Holder”) may request to sell all or any portion of its Registrable Securities in an Underwritten Offering that is registered pursuant to the Shelf (each, an “Underwritten Shelf Takedown”); provided that the Company shall only be obligated to effect an Underwritten Shelf Takedown if such offering shall include Registrable Securities proposed to be sold by the Demanding Holder(s) with a total offering price reasonably expected to exceed, in the aggregate, $50,000,000 (the “Minimum Takedown Threshold”). All requests for Underwritten Shelf Takedowns shall be made by giving written notice to the Company, which shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown and the expected price range (net of underwriting discounts and commissions) of such Underwritten Shelf Takedown. The Demanding Holder(s) that requested such Underwritten Shelf Takedown shall have the right to select the Underwriters for such offering (which shall consist of one or more reputable nationally recognized investment banks), subject to the initial Demanding Holder’s prior approval (which shall not be unreasonably withheld, conditioned or delayed), and to agree to the pricing and other terms of such offering. The Company is not obligated to effect more than (A) for the Management Holders, acting individually or together, three Underwritten Shelf Takedowns pursuant to this subsection 2.1.3 in any 12-month period and (B) for Sponsor, one Underwritten Shelf Takedown pursuant to this subsection 2.1.3 in any 12-month period; provided that, the Company shall not be obligated to effect any Underwritten Shelf Takedowns for Sponsor during the 12-month period beginning on the Closing Date. Notwithstanding anything to the contrary in this Agreement, the Company may effect any Underwritten Offering pursuant to any then effective Registration Statement, including a Form S-3, that is then available for such offering.

2.1.4 Reduction of Underwritten Shelf Takedown. If the managing Underwriter or Underwriters in an Underwritten Shelf Takedown, in good faith, advise the Company, the Demanding Holders and the Holders requesting piggyback rights pursuant to this Agreement with respect to such Underwritten Shelf Takedown (the “Requesting Holders”) (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other equity securities that the Company desires to sell and all other equity securities, if any, that have been requested to be

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sold in such Underwritten Offering pursuant to separate written contractual piggyback registration rights held by any other shareholders, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, as follows: At all times (a) first, the Registrable Securities of the Demanding Holders and the Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Demanding Holder and Requesting Holder (if any) has requested be included in such Underwritten Shelf Takedown) that can be sold without exceeding the Maximum Number of Securities; (b) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (a), the equity securities that the Company desires to sell that can be sold without exceeding the Maximum Number of Securities; and (c) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (a) and (b) such other equity securities of other persons or entities that the Company is obligated to include in such Underwritten Shelf Offering pursuant to separate written contractual arrangements with such persons and that can be sold without exceeding the Maximum Number of Securities.

2.1.5 Withdrawal. Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used for marketing such Underwritten Shelf Takedown, any Demanding Holder initiating an Underwritten Shelf Takedown shall have the right to withdraw from such Underwritten Shelf Takedown for any or no reason whatsoever upon written notification (a “Withdrawal Notice”) to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Shelf Takedown; provided that any Demanding Holder (to the extent they are not withdrawing) may elect to have the Company continue an Underwritten Shelf Takedown if the Minimum Takedown Threshold would still be satisfied by the Registrable Securities proposed to be sold in the Underwritten Shelf Takedown by such Demanding Holders, as applicable or if such Underwritten Shelf Takedown would be made with respect to all of the Registrable Securities of such Holder. If withdrawn, a demand for an Underwritten Shelf Takedown shall constitute a demand for an Underwritten Shelf Takedown for purposes of subsection 2.1.3, unless either (a) such withdrawal occurs during a period the Company has deferred taking action pursuant to Section 4.4 hereof or (b) the withdrawing Demanding Holder reimburses the Company for all Registration Expenses with respect to such Underwritten Shelf Takedown; provided that, if a Holder elects to continue an Underwritten Shelf Takedown pursuant to the proviso in the immediately preceding sentence, such Underwritten Shelf Takedown shall count as an Underwritten Shelf Takedown demanded by such Holder, as applicable, for purposes of subsection 2.1.3. Following the receipt of any Withdrawal Notice, the Company shall promptly forward such Withdrawal Notice to any other Holders that had elected to participate in such Underwritten Shelf Takedown. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with an Underwritten Shelf Takedown prior to its withdrawal under this subsection 2.1.5, other than if a Demanding Holder elects to pay such Registration Expenses pursuant to the second sentence of this subsection 2.1.5.

2.2 Piggyback Registration.

2.2.1 Piggyback Rights. If the Company (for its own account or for the account of persons or entities other than the Holders of Registrable Securities) or any Holder proposes to conduct a registered offering of, or if the Company proposes to file a Registration Statement under the Securities Act with respect to the Registration of equity securities of the Company, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities of the Company, for its own account or for the account of shareholders of the Company (or by the Company and by the shareholders of the Company including, without limitation, an Underwritten Shelf Takedown pursuant to Section 2.1 hereof), other than a Registration Statement (or any registered offering with respect thereto) (a) filed in connection with any employee stock option or other benefit plan, (b) pursuant to a Registration Statement on Form S-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto), (c) for an exchange offer or offering of securities solely to the Company’s existing shareholders, (d) for an offering of debt that is convertible into equity securities of the Company or (e) for a dividend reinvestment plan, then the Company shall give written notice of such proposed offering to all of the Holders of Registrable Securities as soon as practicable but not less than ten days before the anticipated filing date of such Registration Statement or, in the case of an Underwritten Offering pursuant to a Shelf Registration, the launch date of such offering, which notice shall (i) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any and if known, in such offering, and (ii) offer to all of the Holders of Registrable Securities the opportunity to include in such registered offering such number of

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Registrable Securities as such Holders may request in writing within five days after receipt of such written notice (such registered offering, a “Piggyback Registration”). The Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and, if applicable, shall use its reasonable best efforts to cause the managing Underwriter or Underwriters of such Piggyback Registration to permit the Registrable Securities requested by the Holders pursuant to this subsection 2.2.1 to be included therein on the same terms and conditions as any similar securities of the Company included in such registered offering and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. The inclusion of any Holder’s Registrable Securities in a Piggyback Registration shall be subject to such Holder’s agreement to abide by the terms of Section 4.3 below.

2.2.2 Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Offering that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of the equity securities that the Company desires to sell, taken together with (a) the Registrable Securities, if any, as to which Registration has been requested pursuant to Section 2.2 hereof and (b) the equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual registration rights of other shareholders of the Company, exceeds the Maximum Number of Securities, then:

(i) If the Registration or registered offering is undertaken for the Company’s account, the Company shall include in any such Registration or registered offering (A) first, the equity securities that the Company desires to sell that can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1 hereof, pro rata based on the respective number of Registrable Securities that each Holder has requested be included in such Registration, that can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the equity securities, if any, as to which Registration or a registered offering has been requested pursuant to written contractual piggyback registration rights of other shareholders of the Company, that can be sold without exceeding the Maximum Number of Securities;

(ii) If the Registration or registered offering is pursuant to a request by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration or registered offering (A) first, the equity securities of such requesting persons or entities that can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1, pro rata based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering, that can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the equity securities that the Company desires to sell that can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the equity securities for the account of other persons or entities that the Company is obligated to register pursuant to separate written contractual piggyback arrangements with such persons or entities that can be sold without exceeding the Maximum Number of Securities.

(iii) If the Registration or registered offering is pursuant to a request by Holder(s) of Registrable Securities pursuant to Section 2.1 hereof, then the Company shall include in any such Registration or registered offering securities pursuant to subsection 2.1.4.

2.2.3 Piggyback Registration Withdrawal. Any Holder of Registrable Securities (other than a Demanding Holder, whose right to withdraw from an Underwritten Shelf Takedown, and related obligations, shall be governed by subsection 2.1.5) shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration or, in the case of a Piggyback Registration pursuant to a Shelf Registration, the filing of the applicable “red herring” prospectus or prospectus supplement with respect to such Piggyback Registration used for marketing such transaction. The Company (whether on its

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own good faith determination or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration (which, in no circumstance, shall include the Shelf) at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement (other than subsection 2.1.5), the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this subsection 2.2.3.

2.2.4 Unlimited Piggyback Registration Rights; For purposes of clarity, subject to subsection 2.1.5, any Piggyback Registration effected pursuant to Section 2.2 hereof shall not be counted as a demand for an Underwritten Shelf Takedown under subsection 2.1.3 hereof.

2.3 Restrictions on Transfer. In connection with any Underwritten Offering of equity securities of the Company, each Holder participating in such Underwritten Offering agrees that it shall not Transfer any Company Ordinary Shares (other than those included in such offering pursuant to this Agreement), without the prior written consent of the Company, during the seven days prior (to the extent notice of such Underwritten Offering has been provided) to, and the 30-day period beginning on, the date of pricing of such offering, except in the event the Underwriter managing the offering otherwise agrees to a shorter period by written consent. Each Holder agrees to execute a customary lock-up agreement in favor of the Underwriters to such effect (in each case on substantially the same terms and conditions as all such Holders). Notwithstanding the foregoing, with respect to an Underwritten Offering, a Holder shall not be subject to this Section 2.3 with respect to an Underwritten Offering unless each shareholder of the Company that (together with their Affiliates) holds at least 10% of the issued and outstanding Company Ordinary Shares (on a fully-exchanged basis after giving effect to the exchange of all Common Units for Company Ordinary Shares) and each of the Company’s directors and executive officers have agreed to a lock-up on terms at least as restrictive with respect to such Underwritten Offering as requested of the Holders. A Holder’s obligations under the second sentence of this Section 2.3 shall only apply for so long as such Holder (together with its Affiliates) holds at least 10% of the issued and outstanding Company Ordinary Shares (on a fully-exchanged basis after giving effect to the exchange of all Common Units for Company Ordinary Shares).

Article III
LOCK-UP

3.1 Lock-Up

3.1.2 Each of the Management Holders, Terra OpCo Quotaholders and Sponsor (the “Locked-Up Holders”), severally, and not jointly, agrees with the Company not to effect any Transfer, or make a public announcement of any intention to effect such Transfer, of any Lock-Up Shares Beneficially Owned or otherwise held by such Locked-Up Holder during the Lock-Up Period (such restrictions, the “Lock-Up”); provided that the Lock-Up shall not apply to Transfers permitted pursuant to Section 3.2; provided, further, that any waiver of the Lock-Up shall require the approval of a majority of the independent directors of the Board; provided, further, that any such waiver must apply to an equal proportionate share of the Lock-Up Shares held by each Locked-Up Holder. “Lock-Up Shares” means the equity securities of the Company held by the Locked-Up Holders, directly or indirectly, as of the Closing Date.

3.1.3 During the Lock-Up Period, any purported Transfer of Lock-Up Shares other than in accordance with this Agreement shall be null and void, and the Company shall refuse to recognize any such Transfer for any purpose.

3.1.4 The Locked-Up Holders acknowledge and agree that, notwithstanding anything to the contrary contained in this Agreement, the equity securities of the Company Beneficially Owned by such Locked-Up Holder shall remain subject to any restrictions on Transfer under applicable securities Laws of any Governmental Authority, including all applicable holding periods under the Securities Act and other rules of the Commission.

3.2 Permitted Transfers. Notwithstanding anything to the contrary contained in this Agreement, during the Lock-Up Period applicable to any Lock-Up Shares of a Locked-Up Holder, such Locked-Up Holder may Transfer, without the consent of the Company, any of such Lock-Up Shares to (a) any of such Locked-Up Holder’s Permitted Transferees, upon written notice to the Company or (b)(i) a charitable organization, upon written notice to the Company, (ii) in the case of an individual, by virtue of Laws of descent and distribution upon death of the individual, (iii) in the case of an individual, pursuant to a qualified domestic relations order or (iv) pursuant to any

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liquidation, merger, stock exchange or other similar transaction which results in all of the Company’s shareholders having the right to exchange their Company Ordinary Shares for cash, securities or other property subsequent to the Business Combination; provided that in connection with any Transfer of such Lock-Up Shares pursuant to clause (b)(ii) or clause (b)(iii), (A) the restrictions and obligations contained in Section 3.1 and this Section 3.2 will continue to apply to such Lock-Up Shares after any Transfer of such Lock-Up Shares and (B) the Transferee of such Lock-Up Shares shall have no rights under this Agreement, unless, for the avoidance of doubt, such Transferee is a Permitted Transferee in accordance with this Agreement. Any Transferee of Lock-Up Shares that is a Permitted Transferee of the Transferor shall be required, at the time of and as a condition to such Transfer, to become a party to this Agreement, by executing and delivering a joinder to this Agreement, whereupon such Transferee will be treated as a Holder (with the same rights and obligations as the Transferor) for all purposes of this Agreement. Notwithstanding anything to the contrary, and for the avoidance of doubt, the Sponsor shall be permitted to forfeit any portion of its Lock-Up Shares pursuant to the Sponsor Support Agreement.

3.3 Other Lock-Up Restrictions. Each of the Company and the Sponsor hereby acknowledge and agree that this Article III supersedes Section 5 of the Sponsor Support Agreement in all respects, and, upon execution of this Agreement by each of the Company and the Sponsor, the Sponsor Support Agreement shall be deemed amended to remove Section 5 of the Sponsor Support Agreement.

Article IV
COMPANY PROCEDURES

4.1 General Procedures. In connection with effecting any Shelf Registration, Shelf Takedown and/or other disposition of Registrable Securities pursuant to a registration statement contemplated herein (to the extent applicable), the Company shall use its reasonable best efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as expeditiously as possible:

4.1.1 prepare and file with the Commission as soon as practicable a Registration Statement with respect to such Registrable Securities and use its reasonable best efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities have ceased to be Registrable Securities;

4.1.2 prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by any Holder that holds at least 5% of the Registrable Securities registered on such Registration Statement or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

4.1.3 prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may request to facilitate the disposition of the Registrable Securities owned by such Holders;

4.1.4 prior to any public offering of Registrable Securities, use its reasonable best efforts to (a) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request (or provide evidence satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification) and (b) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other Governmental Authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be

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required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

4.1.5 cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed;

4.1.6 provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

4.1.7 advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

4.1.8 at least five days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus or any document that is to be incorporated by reference into such Registration Statement or Prospectus (or such shorter period of time as may be necessary in order to comply with the Securities Act, the Exchange Act, and the rules and regulations promulgated under the Securities Act or Exchange Act, as applicable), furnish, without charge, a copy thereof to each seller of such Registrable Securities or its counsel (excluding any exhibits thereto and any filing made under the Exchange Act that is to be incorporated by reference therein);

4.1.9 notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, as applicable, and then to correct such Misstatement as set forth in Section 4.4 hereof;

4.1.10 permit representatives of the Holders, the Underwriters or other financial institutions facilitating each transaction, if any, and any attorney, consultant or accountant retained by such Holders or Underwriter to participate, at each such person’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, financial institution, attorney, consultant or accountant in connection with the Registration; provided, however, that such representatives, Underwriters or financial institutions agree to confidentiality arrangements reasonably satisfactory to the Company, prior to the release or disclosure of any such information;

4.1.11 obtain a “cold comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Offering or other disposition pursuant to a registration statement contemplated herein that is facilitated by a financial institution which the participating Holders may rely on, in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;

4.1.12 on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the Holders, the placement agent or sales agent, if any, and the Underwriters or financial institution, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the Holders, placement agent, sales agent, Underwriter or financial institution may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to a majority in interest of the participating Holders;

4.1.13 in the event of any Underwritten Offering or other disposition pursuant to a registration statement contemplated herein that is facilitated by a financial institution or similar agent, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter of such offering or such applicable financial institution;

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4.1.14 make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least 12 months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission);

4.1.15 with respect to an Underwritten Offering pursuant to subsection 2.1.3, use its reasonable best efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in such Underwritten Offering; and

4.1.16 otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with such Registration.

4.2 Registration Expenses. The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders selling any Registrable Securities in an offering shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders, in each case, as mutually agreed amongst such Holders.

4.3 Requirements for Participation in Underwritten Offerings. Notwithstanding anything in this Agreement to the contrary, if any Holder does not provide the Company with its requested Holder Information, the Company may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if the Company determines, based on the advice of counsel, that such information is necessary to effect the registration and such Holder continues thereafter to withhold such information. No Holder may participate in any Underwritten Offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such Holder (a) agrees to sell such Holder’s securities on the basis provided in any underwriting and other arrangements approved by the Company and (b) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements. Subject to the minimum thresholds set forth in subsections 2.1.3 and 4.1.15 of this Agreement, the exclusion of a Holder’s Registrable Securities as a result of this Section 4.3 shall not affect the registration of the other Registrable Securities to be included in such Registration.

4.4 Suspension of Sales; Adverse Disclosure; Restrictions on Registration Rights.

4.4.1 Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, as applicable, each Holder shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting such Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until it is advised in writing by the Company that the use of the Prospectus may be resumed.

4.4.2 If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would require the Company to make an Adverse Disclosure, and the majority of the Board concludes as a result that it is essential to defer such filing, initial effectiveness or continued use at such time (a “Suspension Event”), the Company may, upon giving prompt written notice of such action to the Holders (a “Suspension Notice”), delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time, but in no event more than 45 days for a single Suspension Event, determined in good faith by the Company to be necessary for such purpose (a “Suspension Period”); provided that the Company shall not declare more than two Suspension Events in any 12-month period; provided further, that no Suspension Event shall be declared within the 30 days following the conclusion of a prior Suspension Period; provided further, that the total Suspension Period in any consecutive 12-month period shall not exceed an aggregate of 90 days. In the event the Company exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities. The Company shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this Section 4.4 (an “End of Suspension Notice”).

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4.4.3 (a) During the period starting with the date [60] days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date [120] days after the effective date of, a Company-initiated Registration and provided that the Company continues to actively employ, in good faith, all reasonable efforts to maintain the effectiveness of the applicable Shelf Registration Statement, or (b) if, pursuant to subsection 2.1.3, a Demanding Holder has requested an Underwritten Shelf Takedown and the Company and such Demanding Holder are unable to obtain the commitment of Underwriters to firmly underwrite such offering, the Company may, upon giving prompt written notice of such action to the Holders, delay any other registered offering pursuant to subsection 2.1.3.

4.5 Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings; provided that any documents publicly filed or furnished with the Commission pursuant to the Electronic Data Gathering, Analysis and Retrieval System shall be deemed to have been furnished or delivered to the Holders pursuant to this Section 4.5.

4.6 Other Obligations. In connection with a sale or transfer of Registrable Securities exempt from Section 5 of the Securities Act or through any broker-dealer transactions described in the plan of distribution set forth within the Prospectus and pursuant to the Registration Statement of which such Prospectus forms a part, the Company shall, subject to the receipt of any customary documentation reasonably required from the applicable Holders and/or their broker(s) in connection therewith, (a) promptly instruct its transfer agent to remove any restrictive legends applicable to the Registrable Securities being sold or transferred and (b) cause its legal counsel to deliver the necessary legal opinions, if any, to the transfer agent in connection with the instruction under subclause (a). In addition, the Company shall cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with the aforementioned sales or transfers; provided, however, that the Company shall have no obligation to participate in any “road shows” or assist with the preparation of any offering memoranda or related documentation with respect to any sale or transfer of Registrable Securities in any transaction that does not constitute an Underwritten Offering.

Article V
INDEMNIFICATION AND CONTRIBUTION

5.1 Indemnification.

5.1.1 The Company agrees to indemnify, to the extent permitted by law, each Holder, its officers and directors and each person who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses (including reasonable attorneys’ fees) caused by any (a) Misstatement contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto, as applicable, or (b) any violation or alleged violation by the Company of the Securities Act or any other applicable federal or state securities laws or any rule or regulation promulgated thereunder application and relating to action or inaction required of the Company in connection with any such registration, qualification or compliance, except, in each case, insofar as the same are caused by or contained in any information or affidavit furnished in writing to the Company by or on behalf of such Holder expressly for use therein.

5.1.2 In connection with any Registration Statement in which a Holder is participating, such Holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus (the “Holder Information”) and, to the extent permitted by law, shall indemnify the Company, its directors and officers and agents and each person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including without limitation reasonable and documented, out-of-pocket attorneys’ fees) resulting from any Misstatement contained in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto, as applicable, but only to the extent that such Misstatement is contained in any information or affidavit so furnished in writing by such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders, and the liability of each such Holder shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement.

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5.1.3 Any person entitled to indemnification herein shall (a) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (b) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

5.1.4 The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and shall survive the transfer of securities. The Company and each Holder participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

5.1.5 If the indemnification provided under this Section 5.1 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this subsection 5.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in subsections 5.1.1, 5.1.2 and 5.1.3 above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this subsection 5.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this subsection 5.1.5. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this subsection 5.1.5 from any person who was not guilty of such fraudulent misrepresentation.

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Article VI
MISCELLANEOUS

6.1 Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or electronic mail or postage prepaid mail (registered or certified) or nationally recognized overnight courier service and shall be deemed given when so delivered by hand or electronic mail, or if mailed, three days after mailing (one Business Day in the case of overnight courier service), as follows:

(a) If to the Company, to:

Terra Innovatum
Via Matteo Trenta 117
Lucca, Italy
Attention: Alessandro Petruzzi, CEO
Email: a.petruzzi@terrainnovatum.com

with a copy to:

Loeb & Loeb LLP
345 Park Avenue
New York, NY 10154
Attention: Mitchell S. Nussbaum; Tahra Wright; Rima Moawad
Email: mnussbaum@loeb.com/twright@loeb.com/rmoawad@loeb.com

(b) If to GSR III, to:

GSR III Acquisition Corp.
5900 Balcones Drive, Suite 100
Austin, TX 78731
Attention: Co-Chief Executive Officers
Email: gus@gsrspac.com; lew@gsrspac.com

with copies (which shall not constitute notice) to:

Latham & Watkins
LLP 10250 Constellation Blvd., Suite 1100
Los Angeles, CA 90067
Attention: Steven Stokdyk; Brian Duff
Email: Steven.Stokdyk@lw.com; Brian.Duff@lw.com

If to any other Holder, at such Holder’s address or facsimile number as set forth in the Company’s books and records.

Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective 10 days after delivery of such notice as provided in this Section 6.1.

6.2 Assignment; No Third Party Beneficiaries.

6.2.1 This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.

6.2.2 Prior to the expiration of the Lock-Up Period with respect to any Lock-Up Shares of a Locked-Up Holder, such Holder may not assign or delegate such Locked-Up Holder’s rights, duties or obligations under this Agreement in connection with a Transfer of such Locked-Up Holder’s Registrable Securities, in whole or in part, except in connection with a Transfer pursuant to Section 3.2.

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6.2.3 After the expiration of the Lock-Up Period with respect to Lock-Up Shares held by a Locked-Up Holder, and, at any time with respect to Registrable Securities held by any other Holder, each such Holder may assign or delegate its rights, duties or obligations under this Agreement in connection with a Transfer of such Holder’s Registrable Securities, in whole or in part, to (a) any of such Holder’s Permitted Transferees, provided, that each such Permitted Transferee holds, after giving effect to such assignment or delegation, at least 2% of the then-outstanding Company Ordinary Shares, (b) an Affiliate of such Holder, (c) direct and/or indirect equity holders of any Holder pursuant to a distribution as described in Section 6.14 of this Agreement or (d) with the prior written consent of the Company, any other entity or person.

6.2.4 This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders.

6.2.5 Other than as expressly set forth herein, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing in this Agreement expressed or implied shall give or be construed to give to any person or entity, other than the parties hereto and such successors and permitted assigns, any legal or equitable rights under this Agreement.

6.2.6 No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (a) written notice of such assignment as provided in Section 6.1 hereof and (b) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 6.2 shall be null and void.

6.3 Execution of Agreement. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party. Facsimile or electronic mail transmission of counterpart signatures to this Agreement shall be acceptable and binding.

6.4 Governing Law; Venue.

6.4.1 This Agreement and all disputes, claims or controversies relating to, arising out of, or in connection with this Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to contracts executed in and to be performed in the State of Delaware, without giving effect to any choice of law or conflict of laws, rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

6.4.2 Any proceeding or Action based upon, arising out of or related to this Agreement must be brought in the Court of Chancery of the State of Delaware (or, to the extent such Court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such proceeding or Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the proceeding or Action shall be heard and determined only in any such court, and agrees not to bring any proceeding or Action arising out of or relating to this Agreement in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence Legal Proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action, suit or proceeding brought pursuant to this subsection 6.4.2.

6.5 Waiver of Jury Trial. Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably, unconditionally and voluntarily waives any right such party may have to a trial by jury in respect of any Action, suit or proceeding directly or indirectly arising out of or relating to this Agreement.

6.6 Amendments and Waivers. Only upon the written consent of the Company and the Holders of at least a majority in interest of the total Registrable Securities at the time in question as determined in good faith by the Company, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder, solely

Annex D-16

in its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No provision of this Agreement may be waived unless such waiver is in writing and signed by the party or parties against whom such waiver is to be effective. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder.

6.7 Other Registration Rights. Other than the registration rights set forth in the Original Agreement, [the subscribers who have registration rights pursuant to the transactions contemplated by that certain PIPE Agreement, dated [ ], 2025, by and among, among others, the Company and the subscribers set forth therein], the Company represents and warrants that no person, other than a Holder of Registrable Securities hereunder, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration Statement filed by the Company for the sale of securities for its own account or for the account of any other person. The Company shall not hereafter enter into any agreement with respect to its securities which is inconsistent with or violates the rights granted to any Holder of Registrable Securities in this Agreement, including any agreement that would allow such current or future holder to require the Company to include securities in any registration statement filed by the Company for such holders on a basis other than pari passu with, or expressly subordinate to, the registration rights of the Holders hereunder provided. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail. Notwithstanding any other rights and remedies the Holders may have in respect of the Company pursuant to this Agreement, if the Company enters into any other registration rights or similar agreement with respect to any of its securities that contains provisions that violate this Section 6.7, the terms and conditions of such agreement shall immediately be deemed to have been amended without further action by the Company or any Holder, so that such Holders shall each be entitled to the benefit of any such more favorable or less restrictive terms or conditions, as the case may be.

6.8 Rule 144. With a view to making available to the Holders the benefits of Rule 144 promulgated under the Securities Act, the Company covenants that it will (a) make available information necessary to comply with Rule 144, if available with respect to resales of the Registrable Securities under the Securities Act, at all times, and (b) cooperate with any Holder and take such further action as the Holders may reasonably request, all to the extent required from time to time to enable such Holders to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (if available with respect to resales of the Registrable Securities), as such rule may be amended from time to time. Upon the reasonable request of any Holder, the Company will deliver to it a written statement as to whether they have complied with such information requirements, and, if not, the specific reasons for non-compliance. This Section 6.8 shall survive the termination of the Agreement so long as any Holder continues to hold Registrable Securities.

6.9 Term. This Agreement shall terminate with respect to any Holder on the date that such Holder no longer holds any Registrable Securities, except as otherwise provided herein. The provisions of Section 4.5 and Article V shall survive any termination.

6.10 Holder Information. Each Holder agrees, if requested in writing, to represent to the Company the total number of Registrable Securities held by such Holder for the Company to make determinations hereunder, including, without limitation, for purposes of Section 6.8 hereof.

6.11 Severability. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

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6.12 Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Company shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by a Holder and to enforce specifically the terms and provisions hereof.

6.13 Entire Agreement; Restatement. This Agreement constitutes the full and entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter. Upon the Closing Date, the Original Agreement and all of the respective rights and obligations of the parties thereunder are terminated in their entirety and shall no longer be of any force or effect. Upon any amendment or restatement, this Agreement shall no longer be of any force or effect.

6.14 Distributions. In the event that any Holder distributes, or has distributed, any of its Registrable Securities to its direct and/or indirect equity holders, such distributees shall be treated as the applicable Holder hereunder; provided that only the holders of a majority-in-interest of the Registrable Securities held by all such distributees, as determined in good faith by the Company, shall be entitled to take any action under this Agreement that such Holder is entitled to take, provided, further, that such distributees, taken as a whole, shall not be entitled to rights in excess of those conferred to the applicable Holder, as if it remained a single entity party to this Agreement.

6.15 Adjustments. If, and as often as, there are any changes in the Registrable Securities by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or sale, or by any other means, appropriate adjustment shall be made in the provisions of this Agreement, as may be required, so that the rights, privileges, duties and obligations hereunder shall continue with respect to the Registrable Securities as so changed.

6.16 Further Assurances. From time to time, at another party’s request and without further consideration (but at the requesting party’s reasonable cost and expense), each party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

6.17 Opt-Out Notices. Any Holder may deliver written notice (an “Opt-Out Notice”) to the Company requesting that such Holder not receive notice from the Company of the proposed filing or withdrawal of any Shelf Registration Statement or Piggyback Registration, or any event that would lead to a Suspension Event as contemplated by Section 4.4; provided, however, that such Holder may later revoke any such Opt-Out Notice in writing. Following receipt of an Opt-Out Notice from a Holder (unless subsequently revoked), the Company shall not deliver any notice to such Holder pursuant to Sections 2.1, 2.2 or 4.4, as applicable, and such Holder shall no longer be entitled to the rights associated with any such notice. Each time prior to a Holder’s intended use of an effective Shelf Registration Statement, such Holder will notify the Company in writing at least two Business Days in advance of such intended use. If a Suspension Notice was previously delivered (or would have been delivered but for the provisions of this Section 6.17) and the Suspension Event remains in effect, the Company will so notify such Holder, within one Business Day of such Holder’s notification to the Company, by delivering to such Holder a copy of such previous notice of such Suspension Event, and thereafter will provide such Holder with the related End of Suspension Notice immediately upon its availability.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

GSR III:
By:
Name:
Title:

[Signature Page to Amended and Restated Registration Rights Agreement]

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HOLDERS:
By:
Name:
Title:

[Signature Page to Amended and Restated Registration Rights Agreement]

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HOLDERS:
GSR III Sponsor, LLC
By:
Name:
Title:

[Signature Page to Amended and Restated Registration Rights Agreement]

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MANAGEMENT HOLDERS:
By:
Name:
Address:
Email:

[Signature Page to Amended and Restated Registration Rights Agreement]

Annex D-22

Annex E

Opinion of EntrepreneurShares LLC, dated April 7, 2025

Private and Confidential	April 08, 2025

GSR III Acquisition Corp.
Attention: Board of Directors
5900 Balcones Drive, Suite 100
Austin, Texas 78731

Fairness Opinion Letter

We understand that GSR III Acquisition Corp. (“GSRT”), entered into a non-binding Letter of Intent (“LOI”) dated December 24, 2024, by and among Terra Innovatum s.r.l. (“Terra Innovatum” or the “Company”) and GSRT, in connection with a proposed business combination of GSRT and Terra Innovatum (the “Transaction”) based on a pre-money Enterprise Value of $475 Million. After giving effect to the Transaction, GSRT and Terra Innovatum will be wholly owned subsidiaries of a newly formed publicly listed company (“NewCo”).

The Board of Directors of GSRT (“you”) have engaged EntrepreneurShares LLC (“ERShares Valuation Services” or “us”) to render an opinion (this “Opinion”) as to the fairness, from a financial point of view to GSRT and to the shareholders of GSRT (other than GSR III Sponsor LLC (the “Sponsor”) or any of its affiliates, of the Transaction Consideration to be issued or paid to such shareholders in the Transaction.

This Opinion is furnished solely to be utilized by the Board of Directors of GSRT as only one input to consider in its process of analyzing the Transaction and it does not constitute a recommendation to any member of the Board of Directors, any stockholder of GSRT, or any other person as to how such person should vote or act with respect to the Transaction. This Opinion is delivered to the Board of Directors of GSRT subject to the conditions, scope of engagement, limitations and understanding set forth in this Opinion. Furthermore, no officer, director, employee or shareholder of ERShares Valuation Services shall be subjected to any personal liability whatsoever (other than for fraud, gross negligence, willful misconduct or bad faith) to any person, nor will any such claim be asserted by or on behalf of you or your affiliates against such person with respect to this Opinion other than against ERShares Valuation Services.

We have not been asked to opine on, and this Opinion does not express any views on, (i) any other terms of the Transaction (except as expressly addressed herein), (ii) GSRT’s underlying business decision to proceed with or effect the Transaction, (iii) the merits of the Transaction relative to any alternative transaction or business strategy that may be available to GSRT, (iv) the amount or nature of the compensation to any officer, director or employee, or any class of such persons relative to the compensation to be received by the holders of any class of securities, creditors or other constituencies of GSRT or the Company in the Transaction, or relative to or in comparison with the Transaction Consideration, (v) the fairness of the Transaction to any particular group or class of securities, creditors, or other constituencies of GSRT, other than those set forth in this Opinion, or (vi) the solvency, creditworthiness or fair value of the Company or any other participant in the Transaction under any applicable laws relating to bankruptcy, insolvency or similar matters.

In the course of our analyses for rendering this Opinion, we have made such reviews, analyses, and inquiries as we have deemed necessary and appropriate under the circumstances, including, without limitation:

1)      We have reviewed the following documents and sources of information in items (a) through (j):

a.      Executed Non-Binding Letter of Intent dated December 24, 2024;

b.      Draft of the Business Combination Agreement, by and among GSRT and Terra Innovatum (the “Business Combination Agreement”);

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c.      Terra Innovatum s.r.l. financial statement for the years ended December 31, 2023 and 2022;

d.      Reactor Unit Economics (Feb 2025) for which we have no reason to dispute the underlying assumptions;

e.      Terra Innovatum’s Investor Presentations;

f.       Terra Innovatum’s Global Total Accessible Market Study for which we have no reason to dispute the underlying assumptions;

g.      Terra Innovatum’s SOLO Regulatory Engagement Plan for which we have no reason to dispute the underlying assumptions;

h.      Terra Innovatum’s publicly traded comparable companies outlined in the management presentation;

i.        Various Terra Innovatum organizational and administrative documents we deemed necessary and appropriate to our analysis; and

j.       Publicly available financial information of GSRT, including GSRT’s filings with the U.S. Securities and Exchange Commission (the “SEC”).

2)      We met or otherwise communicated electronically with certain members of GSRT’s and Terra Innovatum’s senior and operating management to discuss Terra Innovatum’s operations, historical financial results related to their entities, future prospects, and projected operations and performance;

3)      We considered publicly available data and stock market performance data of public companies we deem comparable to Terra Innovatum and reviewed the industry and geography in which Terra Innovatum operates;

4)      We considered, to the extent publicly available, the financial terms of certain other transactions which we considered relevant in evaluating the Transaction; and

5)      We conducted such other studies, analyses, inquiries, and investigations as we deemed appropriate, including economic, industry, geographical and Company- specific information.

The primary method used was a Market Method – Guideline Public Traded Companies as the basis for the fairness opinion assessment. These public comps were independently obtained by us. The Guideline Publicly Traded Companies method involves selecting a subset of companies within the same GICS category that operate in a similar industry and share comparable characteristics. Management also provided comparable companies that were reviewed as secondary comparison and found overlaps while conducting the fairness opinion assessment.

We also used a Guideline Transaction Method to support the fairness opinion assessment. These were independently obtained and examined by us. Additional details of the analysis performed can be found in the associated proxy statement.

In the course of our investigation, we have assumed and relied upon the accuracy and completeness of the financial statements, forecasts related to the unit level economics and regulatory approval plan, and other information provided to us by GSRT and the Company and we have further relied upon the assurances of management that they were unaware of any facts that would make the information provided to us incomplete or misleading in any material

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respect for the purposes of this Opinion. We have not assumed any responsibility for independent verification of such information or assurances. With respect to the Terra Innovatum company outlook, we have been advised by Terra Innovatum, and have assumed, that they have been reasonably prepared on bases reflecting the good faith judgement of the management of Terra Innovatum as to the future financial performance of Terra Innovatum.

Given GSRT’s nature as a special purpose acquisition company, for purposes of our opinion and with GSRT’s consent, we have assumed a value of $10.00 per share in calculating the value of the ordinary shares to be issued as the Transaction Consideration under the Business Combination Agreement, with such $10.00 value being based on GSRT’s initial public offering price, and GSRT’s approximate Trust Account cash per outstanding share of GSRT Class A Ordinary Shares (excluding, for the avoidance of doubt, the dilutive impact of the GSRT Class B Shares or any warrants issued by GSRT). In rendering our opinion, we do not express any view or opinion as to what the value of any ordinary shares will be when issued pursuant to the Transaction or the price or range of prices at which any shares of GSRT Class A Ordinary Shares or other securities and financial instruments of or relating to GSRT may trade or otherwise be transferable at any time before or after announcement or consummation of the Transaction.

In arriving at our opinion, we have not performed any independent appraisal, or physical inspection, of the assets of the Company. Our analysis does not constitute an examination, review of, or compilation of prospective financial statements in accordance with standards established by the American Institute of Certified Public Accountants (“AICPA”). We do not express an opinion or any other form of assurance on the reasonableness of the underlying assumptions or whether any of the prospective financial statements, if used, are presented in conformity with AICPA presentation guidelines. We have also assumed that neither GSRT nor the Company are currently involved in any material transaction other than the Transaction, and those activities undertaken in the ordinary course of conducting their businesses. We are not responsible for conclusions based on erroneous or incomplete information provided to us.

Our Opinion is predicated on our assumption that the final executed version of the Business Combination Agreement will not differ in any material respect from the draft Business Combination Agreement and LOI we have examined, that the conditions to the Transaction as set forth in the Business Combination Agreement and LOI will be satisfied, and that the Transaction will be consummated on a timely basis in the manner contemplated by the Business Combination Agreement. We have also assumed, that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Transaction, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, will be imposed that would have an adverse effect on Terra Innovatum or the contemplated benefits of the Transaction.

Our Opinion is necessarily based on business, economic, market, and other conditions as they exist and can be evaluated by us at the date of this Opinion letter. It should be noted that although subsequent developments may affect this Opinion, we do not have any obligation to update, revise, or reaffirm our Opinion.

During the two years preceding the date of ERShares Valuation Services’ engagement with respect to this Opinion, we have not provided financial advisory services to the Company. ERShares Valuation Services may provide financial advisory services to parties in the Transaction in the future, for which ERShares Valuation Services may receive compensation.

We acknowledge and agree that this Opinion and a summary thereof may be filed with or included in or with any registration or proxy statement required to be filed by GSRT with the SEC and delivered to the holders of GSRT’s or Terra Innovatum’s securities in connection with the Transaction.

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We have been retained by GSRT to provide this Opinion in connection with the Transaction and will receive a fixed fee for our services, a portion of which became payable to us upon our engagement by GSRT and a portion of which is payable upon delivery of this Opinion to the Board of Directors of GSRT. Our fee is not contingent upon, or related to, the size of the Transaction Consideration or the outcome of the Fairness Opinion Assessment.

Conclusion

Based on the work performed by us, and on the statements above, we are of the opinion that, as of the date of this Opinion, the Transaction Consideration to be issued or paid to the shareholders of GSRT is fair from a financial point of view to GSRT and the shareholders of GSRT, other than the Sponsor and any of its affiliates.

Yours Sincerely,
Dr. Joel Shulman Ph.D., CFA CEO EntrepreneurShares LLC

Annex E-4

Annex F

Form of Amended and Restated Memorandum and Articles of Association of PubCo

ARTICLES OF ASSOCIATION:

CHAPTER I — DEFINITIONS AND INTERPRETATION

Definitions

In these Articles of Association the following words shall have the following meanings:

Annual Accounts: the Company’s annual accounts as referred to in Section 2:361 DCC;

Articles of Association: these articles of association;

Auditor: an auditor as referred to in Section 2:393 DCC, or an organization in which auditors referred to in Section 2:393 DCC work together;

BCA: the business combination agreement entered into on the twenty-first day of April two thousand twenty-five by and among GSR III Acquisition Corp. and Terra Innovatum s.r.l., and such other parties that will sign joinders to this business combination agreement, as amended from time to time or completely readopted, and which contains contractual arrangements between the aforementioned parties in respect of, among others, the conversion of Preferred Shares into Ordinary Shares;

Board: the Company’s board of directors;

Board Regulations: the written rules and regulations adopted by the Board as referred to in Article 22.4;

Class Meeting: the meeting of holders of Shares of a specific class, and if a specific class is added it means the meeting of that specific class;

Class Meeting Preferred Shares: the meeting of holders of Preferred Shares;

Company: the Company to which these Articles of Association pertain;

Conversion Confirmation: has the meaning assigned thereto in Article 7.4;

Conversion Request: has the meaning assigned thereto in Article 7.2;

DCC: the Dutch Civil Code;

DCGC: the Dutch Corporate Governance Code, as amended from time to time;

Director: an Executive Director or a Non-Executive Director;

Executive Director: a member of the Board appointed as executive director;

General Meeting: the corporate body of the Company consisting of Shareholders and all other Persons with Meeting Right or a meeting of Shareholders and other Persons with Meeting Right, as the case may be;

Group Company: a group company of the Company as referred to in Section 2:24b DCC;

in writing: by letter, by e-mail, or by a legible and reproducible message otherwise electronically sent, provided that the identity of the sender can be sufficiently established;

Management Report: the Company’s management report as referred to in Section 2:391 DCC;

Meeting Right: the right, either in person or by proxy authorized in writing, to attend and address the General Meeting;

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Non-Executive Director: a member of the Board appointed as non-executive director;

Ordinary Share: an ordinary share in the Company’s share capital;

Persons with Meeting Right: Shareholders, holders of a usufruct with Meeting Right and holders of a right of pledge with Meeting Right;

Persons with Voting Rights: Shareholders with voting rights, holders of a usufruct with voting rights and holders of a right of pledge with voting rights in the General Meeting;

Preferred Share: a convertible preferred share in the Company’s share capital;

Record Date: the twenty-eighth (28th) calendar day prior to the date of a General Meeting;

Share: a share in the Company’s share capital; unless the contrary is expressed this shall include each Ordinary Share and each Preferred Share;

Shareholder: a holder of one or more Shares, unless the contrary is expressed this shall include each holder of Ordinary Shares and each holder of Preferred Shares;

Special Dividend Reserve: has the meaning assigned thereto in Article 35.1;

Subsidiary: a subsidiary of the Company as referred to in Section 2:24a DCC;

Trading Day: a day on which all of the stock exchanges, on which the Ordinary Shares upon the request of, or on behalf of, the Company have been (conditionally or unconditionally) admitted to trading from time to time, are open for trading;

Construction

References to Articles shall be deemed to refer to articles of these Articles of Association, unless the contrary is apparent.

Any reference to a gender includes all genders.

CHAPTER II — NAME, REGISTERED OFFICE AND OBJECTS

Name and registered office

The Company’s name is Terra Innovatum Global N.V.

The registered office of the Company is in Amsterdam, the Netherlands.

Objects

The objects of the Company are:

•        to design, develop and market micromodular nuclear reactors directly or through its Group Companies;

•        to provide technical and scientific services in various fields of engineering, including energy (also based on nuclear fission), mechanical engineering, transportation, waste management, and environmentally sustainable systems and infrastructures, directly or through its Group Companies;

•        to incorporate, to participate in any way whatsoever in, to manage, to supervise businesses and companies;

•        to finance businesses and companies;

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•        to borrow, to lend and to raise funds, including the issue of bonds, promissory notes or other securities or evidence of indebtedness, as well as to enter into agreements in connection with aforementioned activities;

•        to render advice and services to Group Companies and to third parties;

•        to grant guarantees, to bind the Company and to pledge its assets for obligations of the Company, Group Companies and/or third parties;

•        to acquire, alienate, manage and exploit registered property and items of property in general;

•        to trade in currencies, securities and items of property in general;

•        to develop and trade in patents, trade marks, licenses, know-how and other intellectual and industrial property rights; and

•        to perform any and all activities of an industrial, financial or commercial nature,

and to do all that is connected therewith or may be conducive thereto, all to be interpreted in the broadest sense.

CHAPTER III — SHARE CAPITAL

Authorized capital

The authorized capital of the Company amounts to five million eight hundred four thousand euro (EUR 5,804,000).

The authorized capital of the Company is divided into five hundred million (500,000,000) Ordinary Shares, with a nominal value of one eurocent (EUR 0.01) each and eight thousand forty (8,040) Preferred Shares, with a nominal value of one hundred euro (EUR 100) each.

Upon the conversion of one or more Preferred Shares into Ordinary Shares referred to in Article 7, the authorized capital shall decrease with the number of Preferred Shares so converted and shall increase with the number of Ordinary Shares into which such Preferred Shares were converted.

Within eight (8) calendar days after a conversion of one or more Preferred Shares into Ordinary Shares, the Board shall (i) file a notification thereof with the Dutch trade register, which notification must at least include the authorized capital following the conversion, and (ii) register the conversion in the shareholders’ register as referred to in Article 7.

No share certificates shall be issued.

Shareholders’ register

The Board must keep a shareholders’ register; the Board may appoint a registrar to keep the register on its behalf. The register must be regularly updated. The shareholders’ register may be kept in several copies and in several places. Part of the register may be kept outside the Netherlands to comply with applicable local law or pursuant to stock exchange rules.

Each Shareholder’s name, address and further information as required by law or considered appropriate by the Board are recorded in the shareholders’ register. Shareholders shall provide the Board with the necessary particulars in a timely fashion. Any consequences of not, or incorrectly, notifying such particulars will be the responsibility of the Shareholder concerned.

If a Shareholder so requests, the Board shall provide the Shareholder, free of charge, with written evidence of the information in the shareholders’ register concerning the Shares registered in the Shareholder’s name.

The Articles 6.2 and 6.3 shall apply by analogy to holders of a usufruct or right of pledge on one or more Shares, with the exception of a holder of a right of pledge created without acknowledgement by or service of notice upon the Company.

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Conversion of Preferred Shares into Ordinary Shares

Each Preferred Share can be converted into ten thousand (10,000) Ordinary Shares, subject to the provisions of this Article 7.

Upon fulfilment of the contractual conversion conditions as included in the BCA as determined by the Board (i) voluntarily or (ii) at the request of a holder of Preferred Shares (Conversion Request), the Board shall convert the Preferred Shares held by the Shareholders into Ordinary Shares in the ratio as set out in Article 7.1.

The Conversion Request shall be made in writing and shall specify the number and numbering of Preferred Shares to be converted.

The conversion of one or more Preferred Shares will only take effect upon the issuance by the Board of a confirmation that the contractual conversion conditions as included in the BCA are met (Conversion Confirmation).

The conversion of a Preferred Share shall take place as of the date of the issuance of a Conversion Confirmation, or on such later date as the Board shall indicate in the Conversion Confirmation.

Upon the conversion of a Preferred Share, a proportionate part of the Special Dividend Reserve attached to that Preferred Share will be reallocated to the respective reserve(s) attached to the Ordinary Shares that the Preferred Share is being converted into.

Issuance of Shares

Shares shall be issued pursuant to a resolution of the Board if the Board has been designated thereto by the General Meeting for a specific period and with due observance of applicable statutory provisions. Such designation by the General Meeting must state the number of Shares that may be issued. The designation may be extended by specific consecutive periods with due observance of applicable statutory provisions. Unless otherwise stipulated at its grant, the designation may not be withdrawn.

If and insofar as the Board is not designated by the General Meeting, Shares shall be issued pursuant to a resolution of the General Meeting. The General Meeting shall, in addition to the Board, remain authorized to issue Shares if such is specifically stipulated in the resolution authorizing the Board to issue Shares as described in Article 8.1.

The Articles 8.1 and 8.2 shall apply by analogy to the granting of rights to subscribe for Shares, but shall not apply to an issue of Shares to a person exercising a previously granted right to subscribe for Shares.

If the resolution of the General Meeting to issue Shares or to designate the authority to issue Shares to the Board as referred to in Article 8.1 is detrimental to the rights of holders of a specific class of Shares, the validity of such resolution of the General Meeting requires a prior or simultaneous approval by the group of holders of such class of Shares.

A resolution of the General Meeting as referred to in this Article 7 can only be adopted at the proposal of the Board.

Pre-emptive rights

Each holder of Ordinary Shares shall have a pre-emptive right on any issuance of Ordinary Shares in proportion to the aggregate amount of its Ordinary Shares. This pre-emptive right does not apply to:

(a)      Ordinary Shares issued to employees of the Company or a Group Company;

(b)      Ordinary Shares that are issued against payment other than in cash; and

(c)      Ordinary Shares issued to a person exercising a previously granted right to subscribe for Ordinary Shares.

Holders of Preferred Shares shall have no pre-emptive right on any issuance of Ordinary Shares and no Shareholder shall have a pre-emptive right on any issuance of Preferred Shares.

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Pre-emptive rights may be limited or excluded by a resolution of the Board if the Board has been designated thereto by the General Meeting for a specific period and with due observance of applicable statutory provisions, and the Board has also been designated to issue Shares in accordance with Article 8.1. The designation may be extended by specific consecutive periods with due observance of applicable statutory provisions. Unless otherwise stipulated at its grant, the designation may not be withdrawn.

If and insofar as the Board is not designated by the General Meeting, pre-emptive rights may be limited or excluded by a resolution of the General Meeting. The General Meeting shall, in addition to the Board, remain authorized to limit or exclude pre-emptive rights if such is specifically stipulated in the resolution authorizing the Board to limit or exclude pre-emptive rights as described in Article 9.2.

A resolution of the General Meeting to limit or exclude pre-emptive rights and a resolution to designate the Board thereto, can only be adopted at the proposal of the Board and shall require a majority of at least two-thirds (2/3) of the votes cast if less than half of the issued capital of the Company is represented at the General Meeting.

When adopting a resolution to issue Ordinary Shares, the General Meeting or the Board shall determine how and during which period these pre-emptive rights may be exercised, subject to Section 2:96a DCC.

This Article 9.1 shall apply by analogy to the granting of rights to subscribe for Shares.

Payment on Shares

Shares may only be issued against payment in full of the amount at which such Shares are issued and with due observance of the provisions of the Sections 2:80, 2:80a and 2:80b DCC.

Payment on Shares must be made in cash if no alternative contribution has been agreed. Payment other than in cash must be made in accordance with the provisions of Section 2:94b DCC. Payment in a currency other than euro may only be made with the consent of the Company and with due observance of the provisions of Section 2:93a DCC.

Ordinary Shares issued to (i) current or former employees of the Company or a Group Company, (ii) current or former Directors under an equity compensation plan of the Company and (iii) holders of a right to subscribe for Ordinary Shares granted in accordance with Article 8.3 may be paid-up at the expense of the reserves of the Company, notwithstanding the provisions of Article 35.

The Board may perform legal acts as referred to in Section 2:94 DCC without the prior approval of the General Meeting.

CHAPTER IV — OWN SHARES AND CAPITAL REDUCTION

Share repurchase and disposal of Shares

The Company may repurchase fully paid-up Shares (i) for no consideration or (ii) against consideration if and insofar as the Board has been authorized thereto by the General Meeting for a specific period and with due observance of applicable statutory provisions. The General Meeting shall determine in its authorization how many Shares the Company may repurchase, in what manner and at what price range.

The authorization by the General Meeting is not required if the Company repurchases fully paid-up Shares for the purpose of transferring these Shares to employees of the Company or a Group Company under any applicable equity compensation plan, provided that those Shares are quoted on an official list of a stock exchange.

Any disposal of Shares by the Company shall require a resolution of the Board. Such resolution shall also stipulate any conditions of the disposal.

Capital reduction

The General Meeting may only at the proposal of the Board resolve to reduce the Company’s issued capital by (i) reducing the nominal value of Shares through amendment of the Articles of Association or (ii) cancelling Shares held by the Company itself.

Annex F-5

A resolution of the General Meeting to reduce the Company’s issued capital, shall require a majority of at least two-thirds (2/3) of the votes cast if less than half of the issued capital of the Company is represented at the General Meeting.

A resolution of the General Meeting to reduce the Company’s issued capital by cancelling all Preferred Shares, shall require a prior or simultaneous approval by the Class Meeting Preferred Shares.

If the resolution of the General Meeting to reduce the Company’s issued capital by reducing the nominal value of Shares through amendment of these Articles of Association, as referred to above, is detrimental to the rights of holders of a specific class of Shares, the validity of such resolution of the General Meeting requires a prior or simultaneous approval by the group of holders of such class of Shares.

CHAPTER V — TRANSFER OF SHARES

Transfer of Shares

The transfer of Shares shall require a deed executed for that purpose and, save in the event the Company itself is a party to such legal act, written acknowledgement by the Company of the transfer. Service of notice of such deed to the Company or of a true copy or extract of such deed will be the equivalent of such acknowledgement.

Article 13.1 shall apply mutatis mutandis to the creation of a right of pledge or usufruct on a Share, provided that a right of pledge may also be created without acknowledgement by or service of notice upon the Company, in which case Section 3:239 DCC applies and the acknowledgement by or service of notice upon the Company shall replace the announcement as referred to in Section 3:239(3) DCC.

If and as long as one or more Ordinary Shares are admitted to trading on the NASDAQ Stock Market, the Board may resolve that the laws of the State of New York, United States of America, shall apply to the property law aspects of the Ordinary Shares, as a result of which the articles 13.1 and 13.2 shall not apply to the Ordinary Shares. Such resolution and the revocation thereof shall be made available for inspection on the Company’s website and at the Dutch trade register.

Transfer restrictions

A transfer of Shares is not subject to any transfer restrictions under these Articles of Association.

CHAPTER VI — LIMITED RIGHTS TO SHARES

Right of pledge on Shares

Ordinary Shares can be pledged. Preferred Shares cannot be pledged.

If an Ordinary Share is encumbered with a right of pledge, the voting rights attached to that Ordinary Share shall vest in the Shareholder, unless at the creation of the right of pledge the voting rights were granted to the pledgee. A pledgee with voting rights shall have Meeting Right.

A Shareholder who as a result of a right of pledge does not have voting rights, shall have Meeting Right. A pledgee without voting rights shall not have Meeting Right.

Usufruct on Shares

If a usufruct is created on a Ordinary Share, the voting rights attached to that Ordinary Share shall vest in the Shareholder, unless at the creation of the usufruct the voting rights were granted to the usufructuary. A usufructuary with voting rights shall have Meeting Right.

If a usufruct is created on a Preferred Share, the voting rights attached to that Preferred Share shall vest in the Shareholder. The voting rights attached to a Preferred Share may not be granted to the usufructuary.

A Shareholder who as a result of a usufruct does not have voting rights, shall have Meeting Right. A usufructuary without voting rights shall not have Meeting Right.

Annex F-6

Depositary receipts

The Company shall not cooperate with the issuance of depositary receipts for Shares.

CHAPTER VII — MANAGEMENT AND SUPERVISION

Board: composition, appointment, suspension and dismissal

The Company shall be managed by the Board. The Board shall consist of one (1) or more Executive Directors and two (2) or more Non-Executive Directors. The number of Executive Directors and the number of Non-Executive Directors shall be determined by the Board. Only individuals may be Directors.

The Executive Directors and Non-Executive Directors shall be appointed as such by the General Meeting at the binding nomination of the Board. A nomination by the Board shall state whether a person is nominated for appointment as Executive Director or Non-Executive Director. The person so nominated is appointed by a resolution adopted by the General Meeting with a simple majority of the votes cast.

The General Meeting may at all times overrule the binding nomination for appointment of a Director by a simple majority of the votes cast, representing at least one/third (1/3) of the issued capital of the Company. If the nomination comprises one (1) candidate for a vacancy, a resolution concerning the nomination shall result in the appointment of the candidate, unless the nomination is overruled. If the binding nomination for appointment of a Director is overruled, a new binding nomination may be made.

A Director shall be appointed for a maximum period of one (1) year, provided that his term of office shall lapse immediately after the close of the annual General Meeting held in the year after his appointment. A Director may be reappointed with due observance of the preceding sentence. A Non-Executive Director may be in office for a period not exceeding twelve (12) years, which period may or may not be interrupted, unless at the proposal of the Board the General Meeting resolves otherwise.

The General Meeting may at all times suspend or dismiss any Director. A resolution of the General Meeting to suspend or dismiss a Director other than at the proposal of the Board requires a two-thirds (2/3) majority of the votes cast. The Board may at all times suspend an Executive Director.

A suspension may be extended one or more times, but may not last longer than three (3) months in aggregate. If at the end of that period, no decision has been taken on termination of the suspension or on dismissal, the suspension shall end. A suspension can be terminated by the General Meeting at any time.

Board: vacancy or inability

If the seat of an Executive Director is vacant or upon the inability of an Executive Director, the remaining Executive Directors shall temporarily be entrusted with the executive management of the Company, provided that the Board may provide for a temporary replacement. If the seats of all Executive Directors are vacant or upon the inability of all Executive Directors, the executive management of the Company shall temporarily be entrusted to the Non-Executive Directors, provided that the Board may provide for one or more temporary replacements.

If the seat of a Non-Executive Director is vacant or upon inability of a Non-Executive Director, the remaining Non-Executive Directors shall temporarily be entrusted with the performance of the duties and the exercise of the authorities of that Non-Executive Director, provided that the Board may provide for a temporary replacement. If the seats of all Non-Executive Directors are vacant or upon inability of all Non-Executive Directors, the General Meeting shall be authorized to temporarily entrust the performance of the duties and the exercise of the authorities of the Non-Executive Directors to one or more other individuals.

A Director shall in any event be unable to act within the meaning of the Articles 19.1 and 19.2:

(a)      during the period for which the Director has claimed inability in writing;

(b)      during the Director’s suspension; or

Annex F-7

(c)      during periods when the Company has not been able to contact the Director (including as a result of illness), provided that such period lasted longer than five (5) consecutive calendar days (or such other period as reasonably determined by the Board).

Board: CEO, chairperson of the Board and other titles

The Board shall designate an Executive Director as CEO.

The Board shall designate a Non-Executive Director as chairperson of the Board. The Board may designate a Non-Executive Director as vice-chairperson.

The Board may also grant other titles to Directors.

Board: remuneration

The Company has a policy in respect of the remuneration of Executive Directors and Non-Executive Directors. The remuneration policy is adopted by the General Meeting at the proposal of the Board. A resolution to adopt the remuneration policy requires a simple majority of the votes cast.

The remuneration of the Executive Directors shall be determined by the Board with observance of the remuneration policy adopted by the General Meeting. The Executive Directors shall not participate in the deliberations and decision-making regarding the determination of the remuneration of the Executive Directors.

The remuneration of the Non-Executive Directors shall be determined by the Board with observance of the remuneration policy adopted by the General Meeting.

A proposal with respect to remuneration schemes in the form of Shares or rights to subscribe for Shares shall be submitted by the Board to the General Meeting for its approval. Such proposal shall state at least the maximum number of Shares or rights to subscribe for Shares that may be granted to Directors and the criteria for making or amending such grants.

Board: tasks and duties

The Board shall be entrusted with the management of the Company and shall for such purpose have all the powers within the limits of the law that are not granted by these Articles of Association to others. In the performance of their tasks, the Directors shall be guided by the interests of the Company and the enterprise connected with it.

The Executive Directors are primarily responsible for all day-to-day operations of the Company. The Non-Executive Directors supervise (i) the Executive Directors’ policy and performance of duties and (ii) the Company’s general affairs and its business, and render advice and direction to the Executive Directors. The Executive Directors shall timely provide the Non-Executive Directors with the information they need to carry out their duties.

The Directors furthermore perform any duties allocated to them under or pursuant to the law or these Articles of Association.

With due observance of these Articles of Association, the Board shall adopt Board Regulations dealing with its internal organization, the manner in which decisions are taken, any quorum requirements, the composition, duties and organization of committees and any other matters concerning the Board, the Executive Directors, the Non-Executive Directors and committees established by the Board.

The Board may allocate its duties and powers among the Directors pursuant to the Board Regulations or otherwise in writing, provided that the following duties and powers may not be allocated to the Executive Directors:

(a)      supervising the performance of the Executive Directors;

(b)      making a nomination for the appointment of Directors;

Annex F-8

(c)      determining an Executive Director’s remuneration; and

(d)      instructing an auditor to audit the Annual Accounts.

Without prejudice to any other provisions of these Articles of Association, the Board shall require the approval of the General Meeting for resolutions regarding a significant change in the identity or nature of the Company or the enterprise connected with it, including in any event:

(a)      the transfer of the business enterprise, or practically the entire business enterprise, to a third party;

(b)      concluding or cancelling any long-lasting cooperation of the Company or a Subsidiary with any other legal person or company or as a fully-liable general partner in a partnership, provided that such cooperation or cancellation thereof is of material significance to the Company; and

(c)      acquiring or disposing of a participating interest in the share capital of a company with a value of at least one-third (1/3) of the Company’s assets, as shown in the consolidated balance sheet with explanatory notes thereto according to the last adopted Annual Accounts, by the Company or a Subsidiary.

Board: decision-making

Resolutions of the Board shall be adopted by a simple majority of the votes cast, unless these Articles of Association or the Board Regulations provide for a qualified majority. Each Director shall have one (1) vote. If there is a tie vote, the proposal shall be rejected.

At a meeting of the Board, a Director may only be represented by another Director holding a proxy in writing.

Meetings of the Board may be held by means of an assembly of Directors in person or by telephone, video conference or any other means of electronic communication, provided that all Directors participating in such meeting are able to communicate with each other simultaneously. Participation in a meeting held in any of the foregoing ways shall constitute presence at such meeting.

A document stating that one or more resolutions have been adopted by the Board and signed by the chairperson of the Board or by the chairperson and secretary of the particular meeting constitutes valid proof of those resolutions.

The Board may also adopt resolutions outside of a meeting, provided that such resolutions are recorded in writing or otherwise and that none of the Directors entitled to vote objects to this manner of decision-making.

A Director shall not participate in deliberations and the decision-making process in the event of a direct or indirect personal conflict of interest between that Director and the Company and the enterprise connected with it, or in the event of being involved in a related party transaction within the meaning of Section 2:169(4) DCC. If the Board is unable to adopt a resolution as a result of all Directors being unable to participate in the deliberations and decision-making process due to such a conflict of interest, or due to all Directors being involved in a related party transaction within the meaning of Section 2:169(4) DCC, the decision shall nevertheless be taken by the Board.

The Board may determine pursuant to the Board Regulations or otherwise in writing that one or more Directors can lawfully adopt resolutions concerning matters belonging to their duties within the meaning of Section 2:129a(3) DCC.

Board: indemnification

The Company shall indemnify each current or former Director in any anticipated or pending action, suit, proceeding or investigation for any claim against that Director that such Director may derive from exercising his respective duties as a Director for any and all:

(a)      costs and expenses, including but not limited to substantiated attorneys’ fees, reasonably incurred in relation to that Director’s defenses in the relevant action, suit, proceeding or investigation or a settlement thereof;

Annex F-9

(b)      liabilities, losses, damages, fines, penalties and other claims and/or financial effects of judgements against that Director, excluding any reputational damages and (other) immaterial damages; and

(c)      payments by that Director and/or any other financial effects resulting from a settlement of such action, suit, proceeding or investigation, excluding any reputational damages and (other) immaterial damages, subject to prior written approval of such settlement by the Company (such approval not to be unreasonably withheld), provided he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company or out of his mandate, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Any indemnification by the Company referred to in Article 24.1 shall be made only upon a determination by the Board that indemnification of the Director is proper under the circumstances because he had met the applicable standard of conduct set forth in Article 24.1.

Indemnified amounts referred to in Article 24.1 under (a) until (c) inclusive may be paid by the Company in advance of the final disposition of the relevant anticipated or pending action, suit or proceeding against that Director, upon a resolution of the Board with respect to the specific case.

A Director, current or former, shall not be entitled to any indemnification as mentioned in this Article 24, if and to the extent:

(a)      Dutch law would not permit such indemnification;

(b)      a competent court, a judicial tribunal or, in case of an arbitration, an arbitrator or arbitral panel has established by final judgement that is not open to challenge or appeal, that the acts or omissions of the current or former Director can be considered intentional, fraudulent, grossly negligent, willfully reckless or seriously culpable, unless this would in the given circumstances be unacceptable according to the standards of reasonableness and fairness;

(c)      the costs or the decrease in assets of the current or former Director are/is covered by an insurance and the insurer started payment of the costs or the decrease in assets; or

(d)      the Company and/or a Group Company brought the procedure in question up before the relevant court, judicial tribunal or, in case of an arbitration, arbitrator or arbitral panel,

in which event he shall immediately repay any amount paid to him (in advance, as the case may be) by the Company under this Article 24.

Representation

The Company shall be represented by the Board. Any Executive Director shall also be authorized to represent the Company.

The Board may appoint officers with general or limited power to represent the Company. Each officer shall be competent to represent the Company, subject to the restrictions imposed on him. The Board shall determine each officer’s title. Such officers may be registered with the Dutch trade register, indicating the scope of their power to represent the Company.

CHAPTER VIII — GENERAL MEETING

General Meeting

General Meetings can be held in Amsterdam, Rotterdam or Haarlemmermeer (including Schiphol Airport).

The annual General Meeting shall be held each year within six (6) months after the end of the Company’s financial year. Other General Meetings shall be held as often as the Board or the chairperson of the Board necessary.

Annex F-10

General Meeting: convocation

General Meetings are convened by the Board or the chairperson of the Board.

One or more Shareholders and/or other Persons with Meeting Right who individually or jointly represent at least the part of the Company’s issued capital prescribed by law for this purpose, may request the Board in writing to convene a General Meeting setting out in detail the matters to be discussed. If the Board has not taken the steps necessary to ensure that the General Meeting could be held within the relevant statutory period after the request, the requesting Shareholders and/or other Persons with Meeting Right may at their request be authorized by the preliminary relief judge of the district court to convene a General Meeting.

General Meeting: notice and agenda

The notice of a General Meeting shall be given by the Board by means of an announcement with due observance of the statutory notice period and in accordance with the law.

The notice of a General Meeting shall state the items to be dealt with, the items to be discussed and which items to be voted on, the place and time of the meeting, the procedure for participating at the meeting whether or not by written proxy-holder, the address of the website of the Company and, if applicable, the procedure for participating at the meeting and exercising one’s right to vote by electronic means of communication as referred to in Article 29.4, with due observance of the relevant provisions of the law.

The notice of a General Meeting shall also state the Record Date and the manner in which the Persons with Meeting Right may procure their registration and exercise their rights.

A subject for discussion which has been requested in writing by one or more Shareholders and/or other Persons with Meeting Right who individually or jointly represent at least the part of the Company’s issued capital prescribed by law for this purpose, shall be included in the notice of the General Meeting or shall be notified in the same manner as the other subjects for discussion, provided the Company has received the request (including the reasons for such request) not later than sixty (60) calendar days before the day of the meeting. Such written requests must comply with the conditions stipulated by the Board as published on the Company’s website.

General Meeting: admittance

Those Persons with Meeting Right and those Persons with Voting Rights who are listed on the Record Date for a General Meeting as such in a register designated for that purpose by the Board, are deemed Persons with Meeting Right or Persons with Voting Rights, respectively, for that General Meeting, regardless of who is entitled to the Shares at the date of the General Meeting.

In order for a person to be able to exercise Meeting Right and the right to vote in a General Meeting, that person must notify the Company in writing of his intention to do so no later than on the date and in the manner mentioned in the notice convening the General Meeting.

The Board may determine in the notice of a General Meeting that any vote cast prior to the meeting by means of electronic communication or by means of a letter, shall be deemed to be a vote cast in the meeting. Such a vote may not be cast prior to the Record Date for the General Meeting.

The Board may determine that each Person with Meeting Right has the right, in person or represented by a written proxy, to take part in, address and, to the extent applicable, to vote at the General Meeting by means of electronic communication, provided that such person can be identified via the same electronic means and is able to directly observe the proceedings and, to the extent applicable, to vote at the meeting. The Board may attach conditions to the use of the electronic communication, provided that these conditions are reasonable and necessary for the identification of the Person with Meeting Right and for the reliability and security of the communication. The conditions must be included in the notice of a General Meeting and be published on the Company’s website.

The Directors are authorized to attend the General Meeting and shall, as such, have an advisory vote at the General Meeting.

Annex F-11

The chairperson of the General Meeting decides on all matters relating to admission to the General Meeting. The chairperson of the General Meeting may admit third parties to the General Meeting.

The Company may direct that any person, before being admitted to a General Meeting, identifies himself by means of a valid passport or other means of identification and/or should be submitted to such security arrangements as the Company may consider to be appropriate under the given circumstances.

The General Meeting may be conducted in Dutch or English as determined by the chairperson of the General Meeting.

General Meeting: chairperson, secretary and minutes

The General Meeting shall be presided over by the chairperson of the Board or another Director designated for that purpose by the Board. If the chairperson of the Board is not present at the meeting and no other Director has been designated by the Board to preside over the General Meeting, the General Meeting itself shall appoint a chairperson.

The chairperson of the General Meeting shall appoint a secretary of the General Meeting.

Minutes of the proceedings at a General Meeting shall be kept by the secretary, unless a notarial record of the General Meeting is prepared at the request of the Board. The minutes shall be adopted by the chairperson and the secretary of the General Meeting and shall be signed by them as evidence thereof. A document stating that one or more resolutions have been adopted by the General Meeting and signed by the chairperson and secretary of the particular meeting constitutes valid proof of those resolutions.

General Meeting: decision-making

Each Ordinary Share confers the right to cast one (1) vote at the General Meeting. Each Preferred Share confers the right to cast ten thousand (10,000) votes at the General Meeting.

To the extent the law or these Articles of Association do not require a qualified majority, all resolutions of the General Meeting shall be adopted by a simple majority of the votes cast.

The chairperson of the General Meeting shall decide on the method of voting.

Abstentions, blank votes and invalid votes shall not be counted as votes.

The ruling by the chairperson of the General Meeting on the outcome of a vote shall be decisive.

All disputes concerning voting for which neither the law nor these Articles of Association provide a solution are decided by the chairperson of the General Meeting.

No votes may be cast at the General Meeting for a Share held by the Company or a Subsidiary, nor for any Share for which the Company or a Subsidiary holds the depositary receipts. The Company or a Subsidiary may not cast a vote in respect of a Share on which it holds a right of pledge or a usufruct. However, holders of a right of pledge or a usufruct on Shares held by the Company or a Subsidiary are not excluded from voting, if the right of pledge or the usufruct was created before the Share belonged to the Company or a Subsidiary.

When determining how many votes are cast by Shareholders, how many Shareholders are present or represented, or which part of the Company’s issued capital is represented at the General Meeting, no account shall be taken of Shares for which, pursuant to the law or these Articles of Association, no vote can be cast.

Annex F-12

Class Meetings

The provisions of these Articles of Association with respect to General Meetings, save for the Articles 26.2 and 29.5, shall apply mutatis mutandis to a Class Meeting Preferred Shares and other persons entitled to attend such meeting, provided that the applicable meeting shall appoint its own chairperson, and furthermore provided that for as long as Preferred Shares are not admitted to listing and trading on a stock exchange with the cooperation of the Company:

•        notice of a meeting as referred to in this Article shall be given no later than on the fifteenth (15th) day before the date of the meeting and the convocation notice shall be sent to the addresses as included in the shareholders’ register;

•        resolutions may be adopted in writing without holding a meeting as referred to in this Article, provided such resolutions are adopted by the unanimous vote of all holders of Preferred Shares entitled to vote; and

•        valid resolutions may be adopted if the formalities for convening and holding of meetings as referred to in this Article have not been complied with, if adopted by unanimous vote in a meeting at which all issued and outstanding Preferred Shares are represented.

CHAPTER IX — FINANCIAL YEAR, ANNUAL ACCOUNTS AND AUDITOR

Financial year and annual accounts

The Company’s financial year shall be the calendar year.

Annually, within the term set by law, the Board shall prepare the Annual Accounts. The Annual Accounts must be accompanied by a statement of the auditor as referred to in Article 34.2, the Management Report, and the additional information to the extent that this information is required.

The Annual Accounts shall be signed by the Directors; if one or more of their signatures is lacking, this shall be stated, giving the reasons therefor.

The Annual Accounts shall be adopted by the General Meeting.

Auditor

The General Meeting shall instruct an Auditor to audit the Annual Accounts. If the General Meeting fails to issue the instructions to an Auditor, the Board shall be authorized to do so. The Executive Directors shall not participate in the deliberations and decision-making regarding instructing an Auditor to audit the Annual Accounts.

The instructions issued to the Auditor may only be revoked by the General Meeting and, if the Board issued the instructions, by the Board, for valid reasons and in accordance with Section 2:393(2) DCC.

The Auditor shall report the findings of the audit to the Board and present the results of the audit in a statement on the true and fair view provided by the Annual Accounts.

CHAPTER X — RESERVES, PROFITS AND DISTRIBUTIONS

Reserves, profits and distributions

The Company shall maintain a separate dividend reserve for the Preferred Shares (Special Dividend Reserve). The Preferred Shares shall not carry any entitlement to any other reserve of the Company. Any distribution out of the Special Dividend Reserve or the partial or full release of such reserve will require a prior proposal from the Board and a subsequent resolution of the Class Meeting Preferred Shares.

Distribution of profits shall be made after adoption of the Annual Accounts from which it appears that the same is permitted.

Annex F-13

Distributions may be made only to the extent the Company’s equity exceeds the sum of its paid up and called up part of its issued capital and the reserves which must be maintained pursuant to the law or these Articles of Association.

The Board may determine which part of the profits shall be reserved, with due observance of the Company’s policy on reserves and dividends. The Company may have a policy on reserves and dividends to be determined and amended by the Board.

The profits remaining after reservation in accordance with Article 35.4 shall first be applied to allocate and add to the Special Dividend Reserve an amount equal to one percent (1%) of the aggregate nominal value of all outstanding Preferred Shares minus any amount added to the Special Dividend Reserve pursuant to application of Article 35.9 in respect of any interim distributions made during the financial year to which the Annual Accounts from which the profits appear relate. The calculation of the amount to be allocated and added to the Special Dividend Reserve shall occur on a time-proportionate basis. If Preferred Shares are issued during the financial year to which the allocation and addition pertains, then the amount to be allocated and added to the Special Dividend Reserve in respect of these newly issued Preferred Shares shall be calculated as from the date on which such Preferred Shares were issued until the last day of the financial year concerned. The Preferred Shares shall not carry any other entitlement to the profits.

The General Meeting may resolve to distribute any part of the profits remaining after application of the Articles 35.4 and 35.5. If the General Meeting does not resolve to distribute these profits in whole or in part, such profits (or any profits remaining after distribution) shall also be reserved.

The General Meeting may only resolve to distribute to the Shareholders a dividend in kind or in the form of Shares at the proposal of the Board.

The Board, or the General Meeting at the proposal of the Board, may resolve to make distributions from the share premium reserve or other distributable reserves maintained by the Company.

The Board may resolve to make interim distributions on Shares, provided that (i) an interim statement of assets and liabilities drawn up in accordance with the statutory requirements shows that the requirement of Article 35.2 has been fulfilled, (ii) an amount equal to one percent (1%) of the aggregate nominal value of all outstanding Preferred Shares, determined as at the dividend record date determined by the Board for such interim distribution, is added to the Special Dividend Reserve before the interim distribution is made, and (iii) any (other) applicable statutory provisions pertaining to such interim distribution have been observed. The amount to be added to the Special Dividend Reserve in accordance with the foregoing sentence shall be reduced, but never below zero (0), by any amount added to the Special Dividend Reserve pursuant to application of this Article 35.9 in respect of any interim distributions made during that same financial year.

The Board, or the General Meeting at the proposal of the Board, may resolve that a distribution on Shares shall not be paid in whole or in part in cash but in kind or in the form of Shares, or decide that Shareholders shall be given the option to receive the distribution in cash or in kind and/or in the form of Shares (and with due observance of Articles 7 and 9), and may determine the conditions under which such option can be given to the Shareholders.

In calculating the amount of any distribution on Shares, Shares held by the Company shall be disregarded, unless such Shares are encumbered with a usufruct or right of pledge.

Notices and payments

The date on which dividends and other distributions shall be made payable shall be announced in accordance with the law and published on the Company’s website.

Distributions shall be payable on the date determined by the Board.

The persons entitled to a distribution shall be the relevant Shareholders, holders of a usufruct on Shares and holders of a right of pledge on Shares, at a date to be determined by the Board for that purpose. This date shall not be earlier than the date on which the distribution was announced.

Annex F-14

Distributions which have not been claimed upon the expiry of five (5) years and one (1) day after the date when they became payable will be forfeited to the Company and will be carried to the reserves.

The Board may determine that distributions on Shares will be made payable either in euro or in another currency.

CHAPTER XI – AMENDMENT OF THE ARTICLES OF ASSOCIATION, DISSOLUTION AND LIQUIDATION

Amendment of the Articles of Association

The General Meeting may resolve to amend these Articles of Association at the proposal of the Board.

If a proposal to amend these Articles of Association is to be submitted to the General Meeting, the notice of such meeting must state so and a copy of the proposal, including the verbatim text thereof, shall be deposited and kept available at the Company’s office for inspection by, and must be made available free of charge to Shareholders and other Persons with Meeting Right, until the conclusion of the meeting. An amendment of these Articles of Association shall be laid down in a notarial deed.

Dissolution and liquidation

The General Meeting may resolve to dissolve the Company at the proposal of the Board.

If the Company is dissolved pursuant to a resolution of the General Meeting, the Directors shall become liquidators of the dissolved Company’s property. The General Meeting may decide to appoint other persons as liquidators.

During liquidation, to the extent possible these Articles of Association shall continue to apply.

The balance remaining after payment of the debts of the dissolved Company shall be transferred pro rata in proportion to the number of Ordinary Shares and Preferred Shares held by each Shareholder.

*    *    *

Annex F-15

Annex G

EQUITY INCENTIVE PLAN

[• TERRA INNOVATUM GLOBAL N.V.]

Annex G-1

1.              Article 1. General

1.1           Plan Purpose. The purpose of this [• Terra Innovatum Global N.V.] [• 2025] Equity Incentive Plan (the “Plan”) is to help [• Terra Innovatum Global N.V.] a public liability company (naamloze vennootschap), having its official seat in [• Amsterdam], the Netherlands and registered with the Dutch trade register under number • (the “Company”) to secure and retain the services of Employees, Directors and Consultants, to provide incentives for such persons to exert maximum efforts for the success of the Company and any Affiliate and to provide a means by which such persons may be given an opportunity to benefit from increases in value of the Ordinary Shares through the granting of Awards.

1.2           Effective Date. No Award may be granted prior to the date of filing of the Company’s registration statement on Form S-8 under the United States Securities Act of 1933 to register Ordinary Shares that may be acquired under the Plan (the “Effective Date”).

2.              Article 2. Definitions

2.1            As used in the Plan, the following definitions apply to the capitalized terms indicated below:

a.        “Affiliate” means, at the time of determination, any company which is connected to the Company in a “group” as referred to in Section 2:24b of the Dutch Civil Code. The Board may determine the time or times at which “group” status is determined within the foregoing definition.

b.        “Applicable Law” means any applicable securities, federal, state, foreign, material local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, listing rule, regulation, judicial decision, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (including under the authority of any applicable self-regulating organization).

c.        “Award” means individually or collectively, Option, Performance Share Unit, Retention Restricted Share Unit, cash or other property granted under the Plan.

d.        “Award Agreement” means a written agreement between the Company and the Participant with respect to an Award, setting forth the terms and conditions of the Award, as amended.

e.        “Board” means the Board of Directors of the Company.

f.         “Capitalization Adjustment” means any change that is made in, or other events that occur with respect to, the Ordinary Shares subject to the Plan or subject to any Award after the Effective Date through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, nonrecurring cash dividend, stock split, reverse stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or any similar equity restructuring transaction. Notwithstanding the foregoing, the conversion of any convertible securities of the Company will not be treated as a Capitalization Adjustment.

g.        “Change of Control” means, except as otherwise provided in an Award Agreement, (i) for a Participant who is a party to a service agreement with the Company or an Affiliate which agreement defines “Change of Control” (or a similar term), “Change of Control” shall have the same meaning as provided for in such agreement, or (ii) for a Participant who is not a party to such an agreement, “Change of Control” means the satisfaction of any one or more of the following conditions (and the “Change of Control” shall be deemed to have occurred as of the first day that any one or more of the following conditions shall have been satisfied):

i.         any person (as such term is used in paragraphs 13(d) and 14(d)(2) of the Exchange Act, hereinafter in this definition, “Person”), other than the Company or an Affiliate or an employee benefit plan of the Company or an Affiliate, becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of the ownership or control of more than fifty percent (50%) of the ownership interest or voting power at the General Meeting or the rights or ability to (i) appoint or remove or (ii) direct the appointment or removal of, such number of members of the Board with decisive voting power;

Annex G-2

ii.        the closing of a merger, consolidation or other business combination (a “Business Combination”) other than a Business Combination in which holders of the Ordinary Shares immediately prior to the Business Combination have substantially the same proportionate ownership of the Ordinary Shares, as applicable, of the surviving corporation immediately after the Business Combination as immediately before;

iii.       the closing of an agreement for the sale or disposition of all or substantially all of the Company’s assets to any entity that is not an Affiliate;

iv.       the approval by the holders of the General Meeting of a plan of complete liquidation of the Company, other than a merger of the Company into any subsidiary or a liquidation as a result of which persons who were stockholders of the Company immediately prior to such liquidation have substantially the same proportionate ownership of Ordinary Shares, as applicable, of the surviving corporation immediately after such liquidation as immediately before; or

v.        within any twenty four (24) month period, the Incumbent Directors shall cease to constitute at least a majority of the Board or the board of directors of any successor to the Company; provided, however, that any director elected to the Board, or nominated for election, by a majority of the Incumbent Directors then still in office, shall be deemed to be an Incumbent Director for purposes of this paragraph (v), but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of an individual, entity or “group” other than the Board (including, but not limited to, any such assumption that results from paragraphs (i), (ii), (iii), or (iv) of this definition).

vi.       Notwithstanding the foregoing, solely for purposes of determining the timing of any payments pursuant to any Award constituting “deferred compensation” subject to Code Section 409A, a “Change of Control” shall be limited to a “change in the ownership of the Company,” a “change in the effective control of the Company,” or a “change in the ownership of a substantial portion of the assets of the Company” as such terms are defined in Section 1.409A-3(i)(5) of the U.S. Treasury Regulations.

h.        “Code” means the Internal Revenue Code of 1986, as amended, and any successor thereto. Reference in the Plan to any section of the Code shall be deemed to include any regulations or other interpretative guidance under such section, and any amendments or successor provisions to such section, regulations or guidance.

i.         “Committee” means the Remuneration Committee of the Board comprised of two (2) or more members of the Board who are selected by the Board or any other individual to whom authority has been delegated by the Board or Remuneration Committee of the Board in accordance with the Plan.

j.         “Company” has the meaning given in Article 1 of this Plan.

k.        “Consultant” means any person, including an advisor, who is engaged by the Company or an Affiliate to render consulting or advisory services and is compensated for such services. Service solely as a Director, or payment of a fee for such service, will not cause a Director to be considered a “Consultant” for purposes of the Plan. Notwithstanding the foregoing, a person is treated as a Consultant under this Plan only if a Form S-8 Registration Statement under the Securities Act is available to register either the offer or the sale of the Company’s securities to such person.

l.         “Control” means, with respect to the relevant person, (i) the direct or indirect ownership or control of more than 50% (fifty per cent) of the (a) ownership interest or (b) voting power at the general meeting or a similar body, of that person, or (ii) the rights or ability to (a) appoint or remove or (b) direct the appointment or removal of, such number of members of the management board or a similar body of that person with decisive voting power in such body.

Annex G-3

m.       “Data Protection Laws” means the GDPR and the Dutch GDPR Implementation Act (Uitvoeringswet Algemene Verordening Gegevensbescherming).

n.        “Director” means a member of the Board or a member of the board of directors of an Affiliate.

o.        “EEA” means the European Economic Area.

p.        “Effective Date” has the meaning given in Article 1 of this Plan.

q.        “Employee” means any person employed by the Company or an Affiliate. Service solely as a Director, or payment of a fee for such services, will not cause a Director to be considered an “Employee” for purposes of the Plan.

r.         “Exchange Act” means the United States of America Securities Exchange Act of 1934, as amended.

s.        “Fair Market Value” means, as of any date, unless otherwise determined by the Board, the value of the Ordinary Shares (as determined on a per share or aggregate basis, as applicable) determined as follows:

i.         If the Ordinary Shares are listed on any established stock exchange or traded on any established market, the Fair Market Value will be the closing sales price for such shares as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Ordinary Shares) on the date of determination, as reported by a source the Board deems reliable.

ii.        If there is no closing sales price for the Ordinary Shares on the date of determination, then the Fair Market Value will be the closing selling price on the last preceding date for which such quotation exists.

iii.       In the absence of such markets for the Ordinary Shares, or if otherwise determined by the Board, the Fair Market Value will be determined by the Board in good faith and in a manner that complies with Applicable Law.

iv.       Notwithstanding the foregoing, the determination of Fair Market Value in all cases shall be in accordance with the requirements set forth under Section 409Aof the Code to the extent necessary for an Award to comply with, or be exempt from, Section 409Aof the Code.

t.         “GDPR” means the General Data Protection Regulation.

u.        “Governmental Body” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or regulatory body, or quasi-governmental body of any nature (including any governmental division, department, administrative agency or bureau, commission, authority, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or entity and any court or other tribunal, and for the avoidance of doubt, any Tax authority) or other body exercising similar powers or authority; or (d) self-regulatory organization.

v.        “Incentive Stock Option” means an Option which is designated by the Plan Administrator as an “incentive stock option” and conforms to the applicable provisions of Section 422 of the Code.

w.       “Incumbent Director” means, with respect to any period of time specified under the Plan for purposes of determining whether or not a Change of Control has occurred, the individuals who were members of the Board at the beginning of such period.

x.        “Non-qualified Stock Option” means an Option which is not designated by the Plan Administrator as an Incentive Stock Option.

y.        “Option” means an Award granted under Article 6 of the Plan of an option to purchase Ordinary Shares and shall include both Incentive Stock Options and Non-qualified Stock Options.

Annex G-4

z.        “Ordinary Shares” means the ordinary shares in the capital of the Company, having a nominal value of EUR 0.01 each.

aa.      “Participant” means an Employee, Director or Consultant to whom an Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Award.

bb.      “Performance Criteria” means the criteria selected by the Plan Administrator for purposes of establishing the Performance Goal(s) for a Participant for a Performance Period.

cc.      “Performance Goals” means, for a Performance Period, the written goal or goals established by the Plan Administrator for the Performance Period based upon the Performance Criteria, which may be related to the performance of the Participant, the Company or an Affiliate.

dd.      “Performance Period” means one or more periods of time, which may be of varying and overlapping durations, selected by the Plan Administrator, over which the attainment of the Performance Goals shall be measured for purposes of determining a Participant’s right to, and the payment of an Award.

ee.      “Performance Share Unit” means an Award granted under Article 8 of the Plan under which, upon the satisfaction of predetermined Performance Goals, Ordinary Shares are paid to the Participant.

ff.        “Permitted Transferee” means, with the prior consent of the Company which consent shall not be unreasonably withheld, conditioned, or delayed, in relation to a Participant, ((i) in relation to any person, any entity which is Controlled by, Controls or is under common Control with such person, for so long as it remains Controlled by, Controlling, or under Common Control with such person; or (ii) in relation to a natural person, his first- and second-degree relatives (whether by blood or marriage), the trustees, acting in their capacity as such, of any trust of which he or any of his first- or second-degree relatives is a beneficiary, or, in the case of a discretionary trust, is a potential beneficiary; and any person of which he or his first- or second-degree relatives have Control, in each case from time to time, , ; provided that (A) following such transfer or assignment such Participant shall continue to be subject to the withholding requirements provided for under Article 11 hereof, to the extent required under tax laws applicable from time to time, and (B) such Participant and such transferees shall be jointly and severally liable for any and all obligations of such transferees under this Plan and any applicable Award Agreement.

gg.      “Plan” has the meaning given in Article 1 of this Plan.

hh.      “Plan Administrator” means the person, persons, and/or third-party administrator designated by the Company to administer the day-to-day operations of the Plan.

ii.        “Retention Restricted Share Unit” means an Award granted under Article 7 of the Plan of Ordinary Shares, the transferability of which by the Participant is subject to Restrictions.

jj.        “Restriction Period” means the period of time for which Ordinary Shares subject to a Retention Restricted Share Unit shall be subject to Restrictions, as set forth in the applicable Award Agreement.

kk.      “Restrictions” means the forfeiture, transfer and/or other restrictions applicable to Ordinary Shares awarded to an Employee, Director or Consultant under the Plan pursuant to a Retention Restricted Share Unit and set forth in an Award Agreement.

ll.        “Rule 16b-3” means Rule 16b-3 promulgated by the Securities and Exchange Commission under the Exchange Act, as such may be amended from time to time, and any successor rule, regulation or statute fulfilling the same or a substantially similar function.

mm.    “Section 409A” means Section 409A of the Code, as amended from time to time, and the regulations and other guidance thereunder and successor provisions, guidance and regulations thereto.

Annex G-5

nn.      “Securities Act” means the Securities Act of 1933, as amended from time to time, including the guidance, rules and regulations promulgated thereunder and successor provisions, guidance, rules and regulations thereto.

oo.      “Share Reserve” means the number of shares available for issuance (i.e., the issuance of new Ordinary Shares) and/or transfer (i.e., the transfer of Ordinary Shares already issued) under the Plan as set forth in Article 4.1 of the Plan.

pp.      “Ten Percent Stockholder” means an Employee who, at the time an Option is granted to him or her, owns shares possessing more than ten percent (10%) of the total combined voting power of all classes of shares of the Company or of any parent corporation or subsidiary corporation thereof (both as defined in Section 424 of the Code), within the meaning of Section 422(b)(6) of the Code.

qq.      “Termination of Service” means, unless otherwise defined in an applicable Award Agreement, that a Participant is no longer an Employee or Director of the Company or any Affiliate, as the case may be. A Participant shall also be deemed to incur Termination of Service if an Affiliate by which he is employed or engaged as an Employee ceases to be such an Affiliate, and the Participant does not immediately thereafter become an Employee or Director of the Company or another Affiliate. Temporary absences because of illness, vacation or leave of absence and transfers among the Company and its Affiliates shall not be considered a Termination of Service. In the event Termination of Service shall constitute a payment event with respect to any Award subject to Code Section 409A, Termination of Service shall only be deemed to occur upon a “separation from service” as such term is defined under Code Section 409A and applicable authorities.

3.              Article 3. Administration

3.1           Administration by Board. The Board will administer the Plan.

3.2           Powers of Board. The Board will have the power, subject to, and within the limitations of, the express provisions of the Plan and Dutch law:

(a)      To determine from time to time: (i) which of the persons eligible under the Plan will be granted Awards; (ii) when and how each Award will be granted; (iii) the provisions of each Award granted (which need not be identical), including the time or times when a person will be permitted to acquire Ordinary Shares, or receive other payment pursuant to an Award; (iv) the Restrictions under a Retention Restricted Share Unit; (v) the number of Ordinary Shares with respect to which an Award will be granted to each such person; (vi) Performance Goals applicable to any Award and certification of the achievement of such goals, and (vii) the waiver of any Restrictions or Performance Goals.

(b)      To construe and interpret the Plan and Awards granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board may correct any defect, omission or inconsistency in the Plan or in any Award Agreement in a manner and to the extent it deems necessary or expedient to make the Plan or Award fully effective.

(c)      To settle all controversies regarding the Plan and Awards granted under it.

(d)      To accelerate the time at which an Award may first be exercised or the time during which an Award or any part thereof will vest.

(e)      To amend the Plan in any respect the Board deems necessary or advisable; provided, however, that shareholder approval will be required for any amendment to the extent required by Applicable Law.

(f)       To approve forms of Award Agreement for use under the Plan.

(g)      To adopt such regulations, procedures and sub-plans as are necessary or appropriate to permit and facilitate participation in the Plan by, or take advantage of specific tax treatment for Awards granted to, Employees, Directors or Consultants in different jurisdictions.

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3.3           Delegation to Committee. The Board may delegate some or all of the administration of the Plan to the Committee, to the extent permitted by Applicable Law. If necessary, in the Board’s discretion, to comply with Rule 16b-3 under the Exchange Act or relevant securities exchange or inter-dealer quotation service, the Committee shall consist solely of two (2) or more Directors who are each (i) “non-employee directors” within the meaning of Rule 16b-3 and (ii) “independent” for purposes of any applicable listing requirements;. If a member of the Committee shall be eligible to receive an Award under the Plan, such Committee member shall have no authority hereunder with respect to his or her own Award. If administration of the Plan is delegated to the Committee, the Committee will have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to another Committee or a subcommittee of the Committee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board will thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board and to the extent permitted by Applicable Law.

3.4           Effect of Board’s Decision. All determinations, interpretations and constructions made by the Board or the Committee (or their delegees) in good faith will not be subject to review by any person and will be final, binding and conclusive on all persons.

3.5           Delegation to an Employee. The Board or any Committee may delegate to one or more Employees the authority, to the extent permitted by Applicable Law, to determine the number of Ordinary Shares to be subject to Awards granted to Employees; provided, however, that the resolutions or charter adopted by the Board or any Committee evidencing such delegation will specify the total number of Ordinary Shares that may be subject to the Awards granted by such Employee and that such Employee may not grant an Award to himself or herself. Any such Awards will be granted on the applicable form of Award Agreement most recently approved for use by the Board or the Committee, unless otherwise provided in the resolutions approving the delegation authority.

Article 4. Ordinary Share subject to the Plan

4.1           Share Reserve. Subject to adjustment in accordance with Article 4.2 of the Plan and any adjustments as necessary to implement any Capitalization Adjustments, the aggregate number of Ordinary Shares that may be acquired pursuant to Awards will not exceed the sum of [•] shares. In addition, subject to any Capitalization Adjustment as necessary, such aggregate number of Ordinary Shares will automatically increase on January 1 of each year for a period of ten years commencing on January 1, 2026 and ending on (and including) January 1, 2036, in an amount equal to 5% of the total number of Ordinary Shares outstanding on December 31 of the preceding year (the “Determination Date”); provided, however, that if on any Determination Date, the total number of Ordinary Shares include Ordinary Shares issued during the calendar year in which such Determination Date occurs upon conversion of convertible preferred shares in the Company’s share capital (such Ordinary Shares, the “Conversion Shares”), then on the next following January 1, the aggregate number of Ordinary Shares will automatically increase in an amount equal to the greater of (i) 5% of the total number of Ordinary Shares outstanding on the Determination Date and (ii) 10% of the total number of such Conversion Shares; and provided further, however, that (i) the Board may act prior to January 1st of a given year to provide that the increase for such year will be a lesser number of Ordinary Shares and (ii) the aggregate number of Ordinary Shares that may be acquired pursuant to Awards may never exceed the number of Ordinary Shares for which the Board has been granted the authority to issue Ordinary Shares in accordance with Dutch law.

4.2           Aggregate Incentive Stock Option Limit. Notwithstanding anything to the contrary in Section 4.1, and subject to any Capitalization Adjustment, the aggregate number of Ordinary Shares that may be issued pursuant to the exercise of Incentive Stock Options is [•]shares.

4.3           Share Reserve Operation.

(a)      Actions that Do Not Reduce Share Reserve. The following actions do not reduce the number of shares subject to the Share Reserve and available for Participants to acquire under the Plan: (i) the expiration or termination of any portion of an Award without the shares covered by such portion of the Award having been acquired; (ii) the settlement of any portion of an Award in cash; or (iii) the withholding of shares that would otherwise be issued and/or transferred by the Company to satisfy

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a tax withholding obligation in connection with an Award. Shares may be issued and/or transferred in connection with a merger or acquisition, and such issuance and/or transfer of shares will not reduce the number of shares available for issuance and/or transfer under the Plan.

(b)      Reversion of Previously Issued and/or Transferred Ordinary Shares to Share Reserve. The following Ordinary Shares previously acquired pursuant to an Award and accordingly initially deducted from the Share Reserve will be added back to the Share Reserve and again become available for Participants to acquire under the Plan: (i) any shares that are forfeited back to or repurchased by the Company because of a failure to meet a contingency or condition required for the vesting of such shares; (ii) any shares that are reacquired by the Company to satisfy a tax withholding obligation in connection with an Award; and (iii) any shares that are clawed back by the Company in accordance with any clawback policy that the Company is required to adopt pursuant to the listing standards of any securities exchange or association on which the Company’s securities are listed or as is otherwise required by Applicable Law and any clawback policy that the Company otherwise adopts, to the extent applicable and permissible under Applicable Law.

Article 5. Eligibility and limitations; awards

5.1           Eligible Award Recipients. Subject to the terms of the Plan and the limitations of Dutch law, Employees, Directors and Consultants selected by the Board are eligible to receive Awards provided that any such individual is eligible under General Instruction A.1(a) to Form S-8.

5.2           Director Compensation. Notwithstanding Article 5.1 of the Plan, any compensation for Directors must be determined in accordance with Dutch law and with due observance of the Company’s remuneration policy as adopted by the general meeting of the Company at the proposal of the Board. Any proposal with respect to remuneration schemes in the form of shares or rights to subscribe for shares shall be submitted by the Board to the general meeting of the Company for its approval. Such proposal shall state at least the maximum number of shares or rights to subscribe for shares that may be granted to Directors and the criteria for making or amending such grants.

5.3           Awards. Awards under the Plan shall be in the form of a right to receive, to the extent established by the terms and conditions of the applicable Award, free Ordinary Shares, cash or other property granted under the Plan, as determined by the Board. Each Award will have such terms and conditions (e.g., performance conditions and continuous service requirements) as determined by the Board; provided that any Options will be subject to the requirements set forth in Article 6 of the Plan.

5.4           Capitalization Adjustments. In the event of a Capitalization Adjustment, the Board shall appropriately and proportionately adjust: (a) the class(es) and maximum number of shares of Ordinary Shares subject to the Plan and (b) the class(es) and number of securities subject to outstanding Awards. The Board shall make such adjustments, and its determination shall be final, binding and conclusive. Notwithstanding the foregoing, no fractional shares or rights for fractional shares of Ordinary Shares shall be issued or created in order to implement any Capitalization Adjustment. The Board shall determine an equivalent benefit for any fractional shares or fractional shares that might be created by the adjustments referred to in the preceding provisions of this Article 5.4 of the Plan.

Article 6. Options

6.1           Option Period. The term of each Option shall be as specified in the Award Agreement; provided, however, that except as set forth in Section 6.3, no Option shall be exercisable after the expiration of ten (10) years from the date of its grant. If the Option would expire at a time when the exercise of the Option would violate applicable securities laws, the expiration date applicable to the Option will be automatically extended to a date that is 30 calendar days following the date such exercise would no longer violate applicable securities laws (so long as such extension shall not violate Section 409A); provided, that in no event shall such expiration date be extended beyond the expiration of the option period.

6.2           Limitations on Exercise of Option. An Option shall be exercisable in whole or in such instalments and at such times as specified in the Award Agreement

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6.3           Special Limitations on Incentive Stock Options. To the extent that the aggregate Fair Market Value (determined at the time the respective Incentive Stock Option is granted) of Ordinary Shares with respect to which Incentive Stock Options are exercisable for the first time by an individual during any calendar year under all plans of the Company and any parent corporation or subsidiary corporation thereof (both as defined in Section 424 of the Code) which provide for the grant of Incentive Stock Options exceeds One Hundred Thousand Dollars ($100,000) (or such other individual limit as may be in effect under the Code on the date of grant), the portion of such Incentive Stock Options that exceeds such threshold shall be treated as Non-qualified Stock Options. The Committee shall determine, in accordance with applicable provisions of the Code, Treasury Regulations and other administrative pronouncements, which of a Participant’s Options, which were intended by the Committee to be Incentive Stock Options when granted to the Participant, will not constitute Incentive Stock Options because of such limitation, and shall notify the Participant of such determination as soon as practicable after such determination. No Incentive Stock Option shall be granted to an Employee if, at the time the Incentive Stock Option is granted, such Employee is a Ten Percent Stockholder, unless (i) at the time such Incentive Stock Option is granted the Option price is at least one hundred ten percent (110%) of the Fair Market Value of the Ordinary Shares subject to the Incentive Stock Option, and (ii) such Incentive Stock Option by its terms is not exercisable after the expiration of five (5) years from the date of grant. No Incentive Stock Option shall be granted more than ten (10) years from the earlier of the Effective Date or date on which the Plan is approved by the Company’s stockholders. The designation by the Committee of an Option as an Incentive Stock Option shall not guarantee the Participant that the Option will satisfy the applicable requirements for “incentive stock option” status under Section 422 of the Code.

6.4           Award Agreement. Each Option shall be evidenced by an Award Agreement in such form and containing such provisions not inconsistent with the other provisions of the Plan as the Committee from time to time shall approve, including, but not limited to, provisions intended to qualify an Option as an Incentive Stock Option. An Award Agreement may provide for the payment of the Option price, in whole or in part, by the delivery of a number of Ordinary Shares (plus cash if necessary) that have been owned by the Participant for at least six (6) months and having a Fair Market Value equal to such Option price, or such other forms or methods as the Committee may determine from time to time, in each case, subject to such rules and regulations as may be adopted by the Committee. Each Award Agreement shall specify the effect of Termination of Service on the exercisability of the Option. Moreover, without limiting the generality of the foregoing, a Non-qualified Stock Award Agreement may provide for a “cashless exercise” of the Option, in whole or in part, by (a) establishing procedures whereby the Participant, by a properly-executed written notice, directs (i) an immediate market sale or margin loan as to all or a part of Ordinary Shares to which he is entitled to receive upon exercise of the Option, pursuant to an extension of credit by the Company to the Participant of the Option price, (ii) the delivery of the Ordinary Shares from the Company directly to a brokerage firm and (iii) the delivery of the Option price from sale or margin loan proceeds from the brokerage firm directly to the Company, or (b) reducing the number of Ordinary Shares to be issued upon exercise of the Option by the number of such Ordinary Shares having an aggregate Fair Market Value equal to the Option price (or portion thereof to be so paid) as of the date of the Option’s exercise. An Award Agreement may also include provisions relating to: (i) subject to the provisions hereof, accelerated vesting of Options, including but not limited to, upon the occurrence of a Change of Control, (ii) tax matters (including provisions covering any applicable Employee wage withholding requirements) and (iii) any other matters not inconsistent with the terms and provisions of the Plan that the Committee shall in its sole discretion determine. The terms and conditions of the respective Award Agreements need not be identical.

6.5           Option Price and Payment. The price at which a Ordinary Share may be purchased upon exercise of an Option shall be determined by the Committee; provided, however, that such Option price (i) shall not be less than the Fair Market Value of a Share on the date such Option is granted (or 110% of Fair Market Value for an Incentive Stock Option held by Ten Percent Stockholder, as provided in Section 6.3), and (ii) shall be subject to Capitalization Adjustments. The Option or portion thereof may be exercised by delivery of an irrevocable notice of exercise to the Company. The Option price for the Option or portion thereof shall be paid in full in the manner prescribed by the Committee as set forth in the Plan and the applicable Award Agreement, which manner, with the consent of the Committee, may include the

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withholding of Ordinary Shares otherwise issuable in connection with the exercise of the Option. Separate share certificates shall be issued by the Company for those Ordinary Shares acquired pursuant to the exercise of an Incentive Stock Option and for those Ordinary Shares acquired pursuant to the exercise of a Non-qualified Stock Option.

6.6           Stockholder Rights and Privileges. The Participant of an Option shall be entitled to all the privileges and rights of a stockholder of the Company solely with respect to such Ordinary Shares as have been purchased under the Option and for which share certificates have been registered in the Participant’s name.

6.7           Options and Rights in Substitution for Stock or Options Granted by Other Corporations. Options may be granted under the Plan from time to time in substitution for stock options held by individuals employed by entities who become Employees, Directors or Consultants as a result of a merger or consolidation of the employing entity with the Company or any Affiliate, or the acquisition by the Company or an Affiliate of the assets of the employing entity, or the acquisition by the Company or an Affiliate of stock or shares of the employing entity with the result that such employing entity becomes an Affiliate. Any substitute Awards granted under this Plan shall not reduce the number of Ordinary Shares authorized for grant under the Plan.

6.8           Prohibition Against Repricing. Except to the extent (i) approved in advance by holders of a majority of the shares of the Company entitled to vote generally in the election of directors, or (ii) as a result of any Change of Control or any Capitalization Adjustment, the Committee shall not have the power or authority to reduce, whether through amendment or otherwise, the exercise price under any outstanding Option, or to grant any new Award or make any payment of cash in substitution for or upon the cancellation of Options previously granted.

Article 7. Retention Restricted Share Units

7.1           Award. A Retention Restricted Share Unit shall constitute a promise to grant Ordinary Shares (or cash equal to the Fair Market Value of Shares) to the Participant at the end of a specified vesting schedule. At the time a Retention Restricted Share Unit is made, the Committee shall establish the vesting schedule applicable to such Award. Each Retention Restricted Share Unit may have a different vesting schedule, in the discretion of the Committee. A Retention Restricted Share Unit shall not constitute an equity interest in the Company and shall not entitle the Participant to voting rights, dividends or any other rights associated with ownership of Ordinary Shares prior to the time the Participant shall receive a distribution of Ordinary Shares pursuant to Section 7.3.

7.2           Terms and Conditions. At the time any Award is made under this Article 7, the Company and the Participant shall enter into a Award Agreement setting forth each of the matters contemplated thereby and such other matters as the Committee may determine to be appropriate. Award Agreement shall set forth the individual service-based vesting requirement which the Participant would be required to satisfy before the Participant would become entitled to distribution pursuant to Section 7.3 and the number of Units awarded to the Participant. Such conditions shall be sufficient to constitute a “substantial risk of forfeiture” as such term is defined under Section 409A. At the time of such Award, the Committee may, in its sole discretion, prescribe additional terms and conditions or restrictions relating to Retention Restricted Share Unit in the Award Agreement, including, but not limited to, rules pertaining to the effect of Termination of Service prior to expiration of the applicable vesting period. The terms and conditions of the respective Award Agreements need not be identical.

7.3           Distributions of Ordinary Shares. The Participant of a Retention Restricted Share Unit shall be entitled to receive Ordinary Shares or a cash payment equal to the Fair Market Value of a Ordinary Share, or one Ordinary Share, as determined in the sole discretion of the Committee and as set forth in the Award Agreement, for each Retention Restricted Share Unit subject to such Retention Restricted Share Unit, if the Participant satisfies the applicable vesting requirement. Such distribution shall be made no later than by the fifteenth (15th) day of the third (3rd) calendar month next following the end of the calendar year in which the Retention Restricted Share Unit first becomes vested (i.e., no longer subject to a “substantial risk of forfeiture”).

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Article 8. Performance Share Units

8.1            Award. A Performance Share Unit shall constitute a promise to grant Shares (or cash equal to the Fair Market Value of Shares) to the Participant at the end of a specified Performance Period subject to achievement of specified Performance Goals. At the time a Performance Share Unit is made, the Committee shall establish the Performance Period and applicable Performance Goals based on selected Performance Criteria. Each Performance Share Unit may have different Performance Goals, in the discretion of the Committee. A Performance Share Unit shall not constitute an equity interest in the Company and shall not entitle the Participant to voting rights, dividends or any other rights associated with ownership of Ordinary Shares unless and until the Participant shall receive a distribution of Ordinary Shares pursuant to Section 8.3.

8.2           Terms and Conditions. At the time any Award is made under this Article 8, the Company and the Holder shall enter into a Award Agreement setting forth each of the matters contemplated thereby and such other matters as the Committee may determine to be appropriate. The Committee shall set forth in the applicable Award Agreement the Performance Period, selected Performance Criteria and Performance Goals which the Participant and/or the Company would be required to satisfy before the Participant would become entitled to the receipt of Ordinary Shares pursuant to such Participant’s Performance Share Unit and the number of Ordinary Shares subject to such Performance Share Unit. Such distribution shall be subject to a “substantial risk of forfeiture” under Section 409A. If such Performance Goals are achieved, the distribution of Ordinary Shares (or the payment of cash, as determined in the sole discretion of the Committee), shall be made in accordance with Section 8.3, below. At the time of such Award, the Committee may, in its sole discretion, prescribe additional terms and conditions or restrictions relating to Performance Share Unit, including, but not limited to, rules pertaining to the effect of the Participant’s Termination of Service prior to the expiration of the applicable performance period. The terms and conditions of the respective Award Agreement need not be identical.

8.3           Distributions of Ordinary Shares. The Participant of a Performance Share Unit shall be entitled to receive a cash payment equal to the Fair Market Value of a Ordinary Share, or one Ordinary Share, as determined in the sole discretion of the Committee, for each Performance Share Unit subject to such Award Agreement, if the Participant satisfies the applicable vesting requirement. Such distribution shall be made no later than by the fifteenth (15th) day of the third (3rd) calendar month next following the end of the Company’s fiscal year to which such Performance Goals and objectives relate.

Article 9. Data Protection

9.1            The Participant acknowledges that in the context of the Plan and/or the Award Agreement, the Company will for contractual, legitimate interest and legal purposes collect, hold and process certain personal data within the meaning of the Data Protection Laws.

9.2            The personal data being processed in the context of the Plan and/or the Award Agreement related to the Participant’s employment, the nature and amount of the Participant’s compensation and the fact and conditions of the Participant’s participation in the Plan, e.g., his or her name and signature, home address, telephone number and e-mail address, date of birth, national identification number, salary, bank account details, nationality, job title, any equity or directorships held in the Company and details of all options or any other entitlement to equity awarded, canceled, exercised, vested, unvested or outstanding in his or her favor, and will be processed for the purpose of the implementation, management and administration of the Award Agreement and/or the Plan.

9.3           The Participant hereby acknowledges that the following legal bases and purposes shall apply with respect to the processing of personal data by the Company in the context of the Plan and/or the Award Agreement: the (i) processing is necessary for the performance of the Company’s contractual obligations under the Plan and/or the Award Agreement, e.g. to enter into and execute the Plan and/or Award Agreement to which the Participant is party, (ii) processing is necessary for compliance with the Company’s legal obligations, and (iii) processing is necessary for the purpose of the Company’s legitimate interest in relation to implementing, administering and managing the Participant’s participation in the Plan and in the context of the establishment, exercise or defence of a legal claim in relation to the Award Agreement and/or the Plan.

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9.4           The Company shall take reasonable measures to keep the Participant’s personal data private, confidential, accurate and current and shall ensure that the Participant’s personal data is treated as private and confidential and will not be disclosed or used other than for the purposes. The Participant shall notify the Company of any changes to his or her personal data.

9.5           The Participant understands that the personal data may be transferred by the Company to a third party, such as a payroll or other service provider, external advisors, consultants, competent authorities, the courts and other relevant third parties insofar as this is necessary for the purposes for which the personal data is processed by the Company.

9.6           The Participant understands that the data will be kept by the Company only as long as necessary for the purposes for which the personal data is processed. Only where the Company is legally obliged to (either on Dutch laws or applicable foreign laws), or where this is necessary for the Company for defending its interests in the context of judicial proceedings, the Company will store the personal data for longer periods.

9.7           The Company may transfer personal data to recipients located outside of the EEA, subject to applicable laws. In the event that the Company transfers the Participant’s personal data outside the EEA, the transfer will be based on appropriate safeguards, such as (i) an adequacy decision from the European Commission, (ii) the standard contractual clauses as drafted and adopted by the European Commission, (iii) another valid transfer mechanism pursuant to the GDPR. You may always request a copy of the safeguards that apply to the international transfers of your personal data.

9.8           The Participant acknowledges that he/she may, at any time, exercise the rights granted to him/her under the Data Protection Laws, including the right to make, where applicable, a request to access or be provided with a copy of his or her personal data, request additional information about the storage and processing of the personal data, request to receive the personal data in a structured, commonly used and machine-readable format and have such data transmitted to another party, request that the processing of personal data is restricted, request that the personal data is erased or otherwise object to its processing by the Company, require any necessary corrections to it or withdraw any consents provided by Participant in writing by contacting the Company, and that these rights are subject to legal restrictions. The above rights can be exercised by contacting in writing by the Chief Financial Officer of the Company In addition, the Participant acknowledges that it has the right to lodge a complaint with the competent data protection authority, such as the Dutch Data Protection Authority (Autoriteit Persoonsgegevens) in the Netherlands.

9.9           The Participant acknowledges that without the Company’s use of its personal data it may not be practicable to administer the Participant’s participation in the Company in a timely fashion or at all, and this may be detrimental to the Participant and may result in the possible exclusion of the Participant from continued participation or any future rights under the Plan and the Award Agreement.

Article 10. Miscellaneous

10.1         Termination of Service. The Award Agreements will contain leaver provisions in accordance with local law requirements as determined in the absolute discretion by the Board.

10.2         No Employment or Other Service Rights. Nothing in the Plan, any Award Agreement or any other instrument executed thereunder or in connection with any Award granted pursuant thereto will confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Award was granted or any other capacity, or affect the right of the Company or an Affiliate to terminate the employment or service of the Participant. The grant of an Award under the Plan and the Participant’s participation in the Plan will not be interpreted to form an employment contract or employment relationship with the Company or any Affiliate.

10.3         Extraordinary Item of Compensation. The Awards granted under the Plan and any right or benefit in relation thereto are extraordinary items of compensation outside the scope of the Participant’s employment agreement or service agreement, and are not part of the Participant’s normal or expected compensation or (pensionable) salary for any purpose, including, but not limited to, calculating any severance payment,

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resignation payment, termination payment, payment in lieu of notice, redundancy payment, end of service payments, bonuses, holiday allowance, long-service awards, pension or retirement benefits or any other benefits or perks.

10.4         No Right to Damages. The Participant will not be entitled to any compensation for any loss of any right or benefit or prospective right or benefit in relation to the Award, whether such compensation is claimed by way of a fair compensation, damages for wrongful dismissal, breach of contract, compensation for loss of employment or service, or otherwise.

10.5         No Further Rights and Obligations. The Awards granted under the Plan confer no further rights and obligations on the Participant than contained in this Plan or the Award Agreement. The Awards granted under the Plan do not imply a right to be granted any award in the future. For the avoidance of doubt, this Plan and the Award Agreement do not qualify as an employment condition and the single or partial exercise or any right under the Plan and the Award Agreement shall not create any right or obligation for the further or any future exercise thereof.

10.6         Electronic Delivery and Participation. By accepting any Award the Participant consents to receive documents by electronic delivery and to participate in the Plan through any on-line electronic system established and maintained by the Plan Administrator or another third party selected by the Plan Administrator. The manner in which the acquirement of Ordinary Shares shall be evidenced (e.g., a stock certificate or electronic entry evidencing such shares) shall be determined by the Company.

10.7         Adjustment. All Awards granted under the Plan will be decreased or eliminated in accordance with any policy that the Company is required to adopt pursuant to the listings standards of any securities exchange or association on which the Company’s securities are listed or as is otherwise required by Applicable Law and any policy that the Company otherwise adopts, to the extent applicable and permissible under Applicable Law.

10.8         Clawback/Recovery. All Awards granted under the Plan will be subject to recoupment in accordance with any clawback policy that the Company is required to adopt pursuant to the listing standards of any securities exchange or association on which the Company’s securities are listed or as is otherwise required by Applicable Law and any clawback policy that the Company otherwise adopts, to the extent applicable and permissible under Applicable Law. In particular, these policies and/or provisions shall include, without limitation, (i) any Company policy established to comply with applicable laws (including, without limitation, Section 304 of the Sarbanes-Oxley Act and Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act), and/or (ii) the rules and regulations of the applicable securities exchange or inter-dealer quotation system on which the shares of stock or other securities are listed or quoted, and these requirements shall be deemed incorporated by reference into all outstanding Award Agreements.

10.9         Condition to Acquiring Shares. A Participant will not acquire any shares in respect of an Award unless the Company determines that the issuance and/or transfer of shares would comply with Applicable Law.

10.10       Transfer or Assignment of Awards; Issued Shares. The Awards granted under the Plan cannot be transferred or assigned by the Participant other than to a Permitted Transferee. After the Ordinary Shares subject to an Award have been issued and have vested, the holder of such shares is free to assign, hypothecate, donate, encumber or otherwise dispose of any interest in such shares provided that any such actions are in compliance with the provisions herein, the terms of any trading policy established by the Company as in effect at that time if applicable, any contractual lock-up or other terms to which Participant is subject and Applicable Law.

10.11       Section 409A. Unless otherwise expressly provided for in an Award Agreement, the Plan and Award Agreements will be interpreted to the greatest extent possible in a manner that makes the Plan and the Awards granted hereunder exempt from Section 409A, and, to the extent not so exempt, in compliance with the requirements of Section 409A. The Plan shall be construed and interpreted in accordance with such intent. Each payment under an Award shall be treated as a separate payment for purposes of Section 409A. Notwithstanding anything to the contrary in this Plan (and unless the Award Agreement specifically provides otherwise), if a Participant holding an Award that constitutes “deferred compensation” under Section 409A is a “specified employee” for purposes of Section 409A, no distribution or payment of any

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amount that is due because of a “separation from service” (as defined in Section 409A without regard to alternative definitions thereunder) will be issued or paid before the date that is six months and one day following the date of such Participant’s “separation from service” or, if earlier, the date of the Participant’s death, unless such distribution or payment can be made in a manner that complies with Section 409A, and any amounts so deferred will be paid in a lump sum on the day after such six month period elapses, with the balance paid thereafter on the original schedule.

10.12       Choice of Law. This Plan and any controversy arising out of or relating to this Plan shall be governed by, and construed in accordance with, the internal laws of the Netherlands, without regard to conflict of law principles that would result in any application of any law other than the law of the Netherlands.

Article 11. Taxes

Any withholding for tax, social security or similar levies or deductions required by applicable law in connection with this Plan will be borne exclusively by the Participant. Any such taxes, social security, levies and deductions will be withheld by the Company (and its Affiliates, if applicable) by (i) withholding from Participant’s wages or other compensation paid to the Participant by the Company (or any parent or subsidiary), (ii) withholding from proceeds of the sale of Awards acquired pursuant to this Plan, including through a sell-to-cover arrangement, or (iii) corresponding a cashless bonus to the Participant in order to fund the Company (and its Affiliates, if applicable) with the amount needed to pay the amount of taxes due by the Participant in relation to the Award, or (iv) such other method as determined by the Company. The choice of one of the methods under sub (i) to sub (iv) must be made in accordance with the Participant.

Article 12. Severability

If all or any part of the Plan or any Award Agreement is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of the Plan or such Award Agreement not declared to be unlawful or invalid. Any Article of the Plan or any Award Agreement (or part of such a Article) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Article or part of an Article to the fullest extent possible while remaining lawful and valid.

Article 13. Termination of the Plan

The Board may suspend or terminate the Plan at any time. No Awards may be granted after the tenth anniversary of the Effective Date. No Awards may be granted under the Plan while the Plan is suspended or after it is terminated but the suspension or termination of the Plan will not affect any outstanding Award that was granted before such suspension or termination.

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PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, civil fraud or the consequences of committing a crime. The Cayman Constitutional Documents provided for indemnification of GSR III’s officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect.

GSR III has entered into agreements with GSR III’s officers and directors to provide contractual indemnification in addition to the indemnification provided for in the Cayman Constitutional Documents. GSR III has purchased a policy of directors’ and officers’ liability insurance that insures GSR III’s officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances, and insures us against GSR III’s obligations to indemnify GSR III’s officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, GSR III has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 21. Exhibits and Financial Statement Schedules.

(a)     Exhibits

See the Exhibit Index on the page immediately following the signature page for a list of exhibits filed as part of this registration statement on Form S-4, which Exhibit Index is incorporated herein by reference.

(b)    Financial Statement Schedules

Item 22. Undertakings.

(1)    The undersigned Registrant hereby undertakes:

(a)     To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)     To include any prospectus required by section 10(a)(3) of the Securities Act of 1933; and

(ii)    To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(b)    To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

(c)     That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment that contains a form of prospectus will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(d)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(e)     That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, will be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(f)     That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)     Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)   The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)   Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(2)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by them is against public policy, as expressed in the Securities Act of 1933, and will be governed by the final adjudication of such issue.

(3)    The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(4)    The registrant undertakes that every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(5)    The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first-class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

(6)    The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

EXHIBIT INDEX

Exhibit No.	Description
2.1†

Business Combination Agreement, dated as of April 21, 2025, by and among GSR III Acquisition Corp., Terra Innovatum s.r.l and such other parties that will sign joinders to the Agreement (included as Annex A to the proxy statement/prospectus forming part of this registration statement)

2.2**	Form of Plan of Merger by and between GSR III Acquisition Corp. and Terra Innovatum s.r.l. (included as Annex B to the proxy statement/prospectus forming part of this registration statement)
3.1**

English translation of the Form of Articles of Association of Terra Innovatum Global s.r.l.to become effective at the time of the Conversion (included as Annex F to the proxy statement/prospectus forming part of this registration statement)

3.2

Amended and Restated Memorandum and Articles of Association of GSR III Acquisition Corp. (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed on November 14, 2024).

4.1	Specimen Unit Certificate (incorporated by reference to Exhibit 4.1 of the GSR III Acquisition Corp.’s Registration Statement on Form S-1 filed on October 25, 2024).
4.2	Specimen Class A Ordinary Share Certificate (incorporated by reference to Exhibit 4.2 of the Company’s Registration Statement on Form S-1 filed on October 25, 2024).
4.3	Specimen Rights Certificate (included in Exhibit 4.4)
4.4

Rights Agreement, dated November 7, 2024, between GSR III Acquisition Corp. and Continental Stock Transfer & Trust Company, as Rights agent (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K filed on November 14, 2024).

5.1**	Opinion of Loyens & Loeff N.V.
8.1**	Tax Opinion of Latham & Watkins LLP.
10.1	Form of Amended and Restated Registration Rights Agreement (included as Annex D to the proxy statement/prospectus forming part of this registration statement)
10.2

Sponsor Support Agreement, dated as of April 21, 2025, by and among GSR III Acquisition Corp., Terra Innovatum s.r.l, and GSR III Sponsor LLC (included as Annex C to the proxy statement/prospectus forming part of this registration statement)

10.3

Promissory Note, dated June 6, 2024, by and between GSR III Acquisition Corp. and GSR III Sponsor LLC (incorporated by reference to Exhibit 10.1 of the Company’s Registration Statement on Form S-1 filed on July 16, 2024).

10.4	Securities Subscription Agreement (incorporated by reference to Exhibit 10.2 of GSR III Acquisition Corp.’s Registration Statement on Form S-1 filed on July 16, 2024).
10.5

Letter Agreement, dated November 7, 2024, among GSR III Acquisition Corp., its officers and directors, the Sponsor and SPAC Advisory Partners, LLC (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed on November 14, 2024).

10.6

Registration Rights Agreement, dated November 7, 2024, among the Company, the Sponsor, SPAC Advisory Partners, LLC and certain security holders named therein (incorporated by reference to Exhibit 10.3 of the Company’s Current Report on Form 8-K filed on November 14, 2024).

10.7

Private Placement Unit Purchase Agreement, dated November 7, 2024, between the Company and the Sponsor (incorporated by reference to Exhibit 10.4 of the Company’s Current Report on Form 8-K filed on November 14, 2024).

Exhibit No.	Description
10.8

Private Placement Unit Purchase Agreement, dated November 7, 2024, between the Company and SPAC Advisory Partners, LLC (incorporated by reference to Exhibit 10.4 of the Company’s Current Report on Form 8-K filed on November 14, 2024).

10.9

Administrative Services Agreement, dated November 7, 2024, between the Company and the Sponsor (incorporated by reference to Exhibit 10.6 of the Company’s Current Report on Form 8-K filed on November 14, 2024).

10.10

Investment Management Trust Agreement, dated November 7, 2024, between the Company and Continental Stock Transfer & Trust Company, as trustee (incorporated by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K filed on November 14, 2024).

10.11**	Form of Letter Agreement between Terra Innovatum S.R.L. and lenders (10% coverage).
10.12**	Form of Letter Agreement between Terra Innovatum S.R.L. and lenders (50% coverage).
10.13**	Form of Letter Agreement between Terra Innovatum S.R.L. and lenders (100% coverage).
10.14**	Form of Letter Agreement between Terra Innovatum S.R.L. and lenders (alternative).
10.15**	Form of Letter Agreement Amendment between Terra Innovatum S.R.L. and lenders.
10.16**	Form of Terra Innovatum Global s.r.l. 2025 Equity Incentive Plan (included as Annex G to the proxy statement/prospectus forming part of this registration statement).
10.17**	Form of Relationship Agreement between Terra Innovatum Global S.R.L. and certain directors and officers.
10.18**	Memorandum of Understanding, dated September 3, 2025, by and between Terra Innovatum s.r.l. and Admiral Parkway, Inc. on behalf of the Rock City Site.
21.1**	List of Subsidiaries of GSR III Acquisition Corp.
21.2**	List of Subsidiaries of Terra Innovatum Global s.r.l.
23.1**	Consent of MaloneBailey, LLP, independent registered public accounting firm of GSR III Acquisition Corp.
23.2**	Consent of MaloneBailey, LLP, independent registered public accounting firm of Terra Innovatum s.r.l.
23.3**	Consent of MaloneBailey, LLP, independent registered public accounting firm of Terra Innovatum Global s.r.l.
24.1	Power of Attorney (see signature page)
99.1*	Consent of EntrepreneurShares Valuation Services
99.2**	Preliminary Proxy Card.
99.3*	Consent of Rex Jackson
99.4**	Consent of Martha Crawford
99.5**	Consent of Katherine Williams
99.6**	Consent of Michael Howard
99.7**	Consent of Peter Hastings
107**	Filing Fee Table

____________

†        Certain of the exhibits and schedules to this exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The Registrant agrees to furnish supplementally a copy of all omitted exhibits and schedules to the SEC upon its request.

*        Previously filed.

**      Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Lucca, Italy on September 3, 2025.

Terra Innovatum Global S.R.L.
By:	/s/ Alessandro Petruzzi
Name:	Alessandro Petruzzi
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on September 3, 2025.

Signature	Title
/s/ Alessandro Petruzzi	Chief Executive Officer; Director
Alessandro Petruzzi	(Principal Executive Officer)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the co-Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York on September 3, 2025.

GSR III Acquisition Corp.
By:	/s/ Gus Garcia
Name:	Gus Garcia
Title:	Co-Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on September 3, 2025.

Signature	Title
/s/ Gus Garcia	Co-Chief Executive Officer and Director
Gus Garcia	(Principal Executive Officer)
/s/ Lewis Silberman	Co-Chief Executive Officer and Director
Lewis Silberman	(Principal Executive Officer)
/s/ Anantha Ramamurti	Chief Financial Officer, President and Director
Anantha Ramamurti	(Principal Financial and Accounting Officer)
/s/ Jonathan Cole
Jonathan Cole	Director
/s/ Susie Kuan
Susie Kuan	Director
/s/ Jody Sitkoski
Jody Sitkoski	Director

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the co-Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Lucca, Italy on September 3, 2025.

Terra Innovatum s.r.l.
By:	/s/ Alessandro Petruzzi
Name:	Alessandro Petruzzi
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on September 3, 2025.

Signature	Title
/s/ Alessandro Petruzzi	Chief Executive Officer; Director
Alessandro Petruzzi	(Principal Executive Officer)
/s/ Guillaume Moyen	Chief Financial Officer
Guillaume Moyen	(Principal Financial Officer)
/s/ Marco Cherubini
Marco Cherubini	Director
/s/ Cesare Frepoli
Cesare Frepoli	Director